Form 10-K, Exhibit 13
period 1993-12-31
ALLEGHANY CORP /DE
filed 1994-03-29
CIK 775368

TO OUR STOCKHOLDERS


In 1993 Alleghany Corporation's net earnings reached a record level for the second consecutive year: $97.5 million, or $14.66 per share, compared with $72.8 million, or $10.94 a share, in 1992. Financial highlights of both years are summarized in the first table on page 5 of this report.
         The excellent 1993 results are due primarily to Alleghany's principal operating unit, Chicago Title and Trust Company, whose title insurance and investment management operations established new records of their own for both earnings and revenues. Chicago Title's results owed much to a striking revival of residential resales and commercial real-estate transactions, as well as a record level of refinancing transactions. Less obvious, but quite significant, factors in the company's success were economies of scale realized as a result of the Ticor and Security Union acquisitions of recent years, and cost reductions achieved by Project Nimble Leader, a company-wide program to improve the efficiency of staff support functions.
         Two other Alleghany operating units, Sacramento Savings Bank (consumer banking) and World Minerals Inc. (industrial minerals), recorded 1993 earnings well below their past levels of achievement, despite commendable efforts by their capable managements. Sacramento Savings continued to suffer from adverse economic conditions (including depressed real estate values) in northern California, as well as from lower loan production and narrower interest margins than in 1992, but comfortably maintained its status as a "well capitalized" institution under stringent federal banking laws and its enviable franchise as the premier thrift institution in the principal markets it serves. In the first part of 1993, World Minerals suffered from a combination of lackluster sales and excessive costs; in the year's final months it appeared to have overcome the latter, and it is making concentrated efforts to overcome the former. Despite these difficulties, both Sacramento Savings and World Minerals ended 1993 with fourth-quarter earnings well exceeding those of the previous year.

Common Stockholders'
Equity at Year-end
(in dollars)

                          STOCKHOLDERS' EQUITY GRAPH

            Old            New
         Alleghany      Alleghany       Cyclops        Armco        Cash        Total
         ---------      ---------       -------        -----        ----        -----
1967     15.61              -              -             -          0.20        15.81
1968     20.03              -              -             -          0.40        20.43
1969     15.02              -              -             -          0.67        15.69
1970     15.47              -              -             -          0.87        16.34
1971     17.68              -              -             -          1.07        18.75
1972     18.12              -              -             -          1.35        19.47
1973     15.95              -              -             -          1.71        17.66
1974     21.60              -              -             -          2.16        23.76
1975     21.38              -              -             -          2.66        24.04
1976     22.71              -              -             -          3.41        26.12
1977     24.34              -              -             -          4.46        28.80
1978     26.59              -              -             -          5.51        32.10
1979     30.55              -              -             -          6.56        37.11
1980     33.38              -              -             -          7.64        41.02
1981     37.32              -              -             -          8.72        46.04
1982     42.56              -              -             -          9.80        52.36
1983     46.91              -              -             -         10.88        57.79
1984     75.47              -              -             -         10.88        86.35
1985     88.72              -              -             -         10.88        99.60
1986      -                81.11           -             -         55.67       136.78
1987      -                85.71           -             -         55.67       141.38
1988      -                93.49           5.28          -         55.67       154.44
1989      -               105.77          11.00          -         55.67       172.44
1990      -               116.57          10.55          -         55.67       182.79
1991      -               130.09           4.50          -         55.67       190.26
1992      -               142.74           -             2.68      67.34       212.76
1993      -               165.15           -             -         67.34       232.49

         The comparative contributions to Alleghany's earnings before income taxes made by these operating units - as well as by Alleghany's other major unit, Underwriters Reinsurance Company (acquired by Alleghany on October 7,
1993), and by Alleghany's parent-company operations - were as follows (in millions):


- ---------------------------------------------------------------------------------------------------------------
                                               Year Ended December 31                 Quarter Ended December 31
- ---------------------------------------------------------------------------------------------------------------
                                                 1993            1992                  1993                1992
- ---------------------------------------------------------------------------------------------------------------
Chicago Title                                   $ 88.6        $ 85.8                  $27.3               $17.3
Sacramento Savings                                29.3          33.8                    5.9                 4.1
Underwriters Reinsurance                           3.0          --                      3.0                --
World Minerals                                     8.2          11.6                    1.7                 1.3
Parent company                                   (10.0)        (11.6)                  (4.3)               (5.2)
- ---------------------------------------------------------------------------------------------------------------
     Earnings before income taxes               $119.1        $119.6                  $33.6               $17.5
===============================================================================================================

         In addition to earnings from ongoing business operations, three significant items of a non-recurring nature are reflected in the table above:

* in the 1992 first quarter, a credit of $9.1 million, or $1.37 a share, reflecting the cumulative effect of a change in accounting for income taxes brought about by Alleghany's adoption of the Financial Accounting Standards Board's Statement No. 109;

* in the 1992 second quarter, a credit of $22.6 million, or $1.98 a share, representing Chicago Title's share of a recovery in a lawsuit against California Canadian Bank; and

* in the 1993 first quarter, a credit of $20 million, or $3.00 a share, resulting from adjustment of Alleghany's tax reserves.

         The first two of these non-recurring items were explained in greater detail in our 1992 Annual Report to Stockholders. The third represents the culmination of tax proceedings begun almost four years ago, when the Internal Revenue Service proposed to assess substantial tax deficiencies against Alleghany, relating chiefly to the sale of Alleghany's former wholly owned subsidiary Investors Diversified Services, Inc. to American Express Company in January 1984. During the years following this IRS action, Alleghany made charges to its earnings in order to create appropriate balance-sheet reserves with respect to these potential tax liabilities. In early 1993, the major tax issues relating to the sale of IDS were resolved in Alleghany's favor; consequently, an adjustment of Alleghany's tax reserves was required, resulting in a credit to 1993 first-quarter earnings of $20.0 million, or $3.00 a share.

         The second table on page 5 breaks down the earnings contributions of our principal operating units on a per-share, after-tax basis, showing the impact of each of these three non-recurring items.
         One of the significant accomplishments of 1993 was our acquisition, on October 7, of Underwriters Reinsurance Company, which marked an important milestone in our ongoing program to redeploy Alleghany's liquid assets into well-managed operating businesses. At the closing, Alleghany paid cash totalling about $201 million and received, in exchange, about 93 percent of the equity of a new holding company that owns Underwriters Reinsurance. The remaining seven percent of the new holding company's equity was acquired by Underwriters Reinsurance management.

Market Value of
Stock and Cash
at Year-end
(in dollars)
                              MARKET VALUE GRAPH

            Old            New
         Alleghany      Alleghany       Cyclops        Armco        Cash        Total
         ---------      ---------       -------        -----        ----        -----
1967     13.75              -              -             -          0.20        13.95
1968     23.50              -              -             -          0.40        23.90
1969     13.25              -              -             -          0.67        13.92
1970     11.50              -              -             -          0.87        12.37
1971     13.62              -              -             -          1.07        14.69
1972     14.37              -              -             -          1.35        15.72
1973      9.75              -              -             -          1.71        11.46
1974      6.62              -              -             -          2.16         8.78
1975      7.50              -              -             -          2.66        10.16
1976     12.87              -              -             -          3.41        16.28
1977     15.25              -              -             -          4.46        19.71
1978     21.50              -              -             -          5.51        27.01
1979     27.00              -              -             -          6.56        33.56
1980     33.00              -              -             -          7.64        40.64
1981     48.50              -              -             -          8.72        57.22
1982     49.62              -              -             -          9.80        59.42
1983     63.87              -              -             -         10.88        74.75
1984     77.62              -              -             -         10.88        88.50
1985     90.14              -              -             -         10.88       101.02
1986      -                70.23           -             -         55.67       125.90
1987      -                76.94          26.80          -         55.67       159.41
1988      -                76.85          24.81          -         55.67       157.33
1989      -               101.02          33.96          -         55.67       190.65
1990      -                95.86          11.94          -         55.67       163.47
1991      -               127.50          20.43          -         55.67       203.60
1992      -               156.71           -            14.25      67.34       238.30
1993      -               171.50           -            12.93      67.34       251.77

THIS GRAPH AND THE GRAPH ON PAGE 2 ILLUSTRATE THE EXPERIENCE OF A HYPOTHETICAL INVESTOR WHO PURCHASED "OLD" ALLEGHANY COMMON STOCK IN 1967 AND, THROUGHOUT THE PERIOD 1967-93, RETAINED HIS INVESTMENT TOGETHER WITH ALL DIVIDENDS AND OTHER DISTRIBUTIONS RECEIVED AS A RESULT OF THE INVESTMENT. ALTHOUGH VALUES ARE SHOWN ON A PER-SHARE BASIS (I.E., PER SHARE OF OLD ALLEGHANY COMMON STOCK ACQUIRED IN
1967), IT IS ASSUMED THAT THE INVESTOR'S HOLDINGS WERE SUCH THAT ALL DISTRIBUTIONS OF STOCK WERE RECEIVED IN WHOLE SHARES (WITHOUT CASH IN LIEU OF FRACTIONS). THE DISTRIBUTIONS REFLECTED IN THE GRAPHS CONSIST OF (1) CASH DIVIDENDS PAID FROM 1967 THROUGH 1983, (2) ANNUAL 2% STOCK DIVIDENDS PAID FROM 1985 THROUGH 1993, (3) CASH DISTRIBUTED UPON THE LIQUIDATION OF OLD ALLEGHANY ON DECEMBER 31, 1986, (4) COMMON STOCK OF NEW ALLEGHANY DISTRIBUTED IN THE SAME TRANSACTION, (5) COMMON STOCK OF CYCLOPS INDUSTRIES, INC., WHICH WAS SPUN OFF TO NEW ALLEGHANY'S STOCKHOLDERS IN 1987, AND (6) CASH AND COMMON STOCK OF ARMCO INC. DISTRIBUTED UPON THE MERGER OF CYCLOPS INTO A WHOLLY OWNED SUBSIDIARY OF ARMCO IN 1992. THE GRAPHS DO NOT REFLECT ANY EARNINGS RESULTING FROM REINVESTMENT OF CASH DISTRIBUTIONS.

CHICAGO TITLE AND TRUST COMPANY

REVIEW OF OPERATIONS

         CT&T, headquartered in Chicago, is engaged in the sale and underwriting of title insurance through the CT&T Family of Title Insurers, which consists of Chicago Title Insurance Company, Security Union Title Insurance Company and Ticor Title Insurance Company and their respective subsidiaries. The CT&T Family of Title Insurers also offers services related to title insurance, including abstracting, searches, and escrow, closing and disbursement services in connection with real estate transactions.
         The CT&T Family of Title Insurers is the largest title insurance organization in the world, with approximately 200 full-service offices, 8,500 employees and 3,500 policy-issuing agents in 49 states, Puerto Rico, the Virgin Islands and Canada. CT&T's 1993 accomplishments include these highlights:

* CT&T's 1993 pre-tax earnings were a record $88.6 million on record revenues of $1.4 billion. Exclusive of one-time gains, CT&T's 1993 pre-tax earnings rose 40 percent, from $63.2 million in 1992.

* Title insurance loss reserves in 1993 were at their strongest historic level, $532.1 million, reflecting a significant reduction in claims due to more stringent underwriting standards.

* Combined statutory premium reserves, as reflected in insurance regulatory filings, totalled $365.6 million in 1993, compared with $354.5 million in 1992 and $343.4 million in 1991.

         The $88.6 million of pre-tax earnings contributed by CT&T on revenues of $1.4 billion in 1993 compares with $85.8 million on revenues of $1.3 billion in 1992, and $30.2 million on revenues of $1.0 billion in 1991. CT&T's 1992 contribution included a one-time gain of $22.6 million, representing its share of a recovery in litigation against California Canadian Bank. (The beneficial effect of this recovery on Alleghany's net earnings was almost entirely offset by tax provisions and other previously anticipated charges.)
         Closely linked to real estate activity, the title industry was adversely affected by the recession and severely depressed real estate markets in 1991. However, interest rates began to drop in 1992, and in 1993 reached new thirty-year lows. Driven by first-time buyers enticed into the market by the low interest rates, home sales increased 11.1 percent in 1992 and 3.4 percent in 1993. Despite housing markets that continued to be depressed on both the East and West Coasts and a scarcity of more affluent buyers in the market nationwide, the 1993 home sales figures came within 5 percent of the all-time high recorded in 1978. Low interest rates also resulted in a high volume of refinancing orders in the last two years, including a record number of such orders in the last three quarters of 1993.
         In addition to an active residential market, CT&T title operations benefited from the beginnings of a recovery in the commercial sector in 1993. Though traditional commercial lenders remained on the sidelines, renewed interest in real estate-related investment vehicles, such as real estate investment trusts (REITs) and real estate mortgage investment conduits (REMICs), brought new sources of funds to the market and contributed to the first upturn in activity in the commercial sector since 1989.

         Approximately 70.5 percent of the revenues of the CT&T Family of Title Insurers in 1993 are estimated to have been generated by residential real estate activity, consisting of resales (43.1 percent), refinancings (16.2 percent) and new housing (11.2 percent). Commercial and industrial real estate activity is estimated to account for the remaining 29.5 percent of 1993 revenues, attributable to initial sales and resales (21.6 percent) and refinancings (7.9 percent).
         CT&T has been able to take advantage of economies of scale with the acquisition of Ticor Title in 1991 and Security Union in 1987. The high fixed costs which are associated with the title insurance industry (as contrasted with other insurance underwriters) were reduced in consolidation and spread over a greater revenue base. Also contributing to the gains were initial savings from streamlining support staff activities through Project Nimble Leader, which was initiated in 1992.
         In 1993, CT&T's 21 National Business Group offices, which provide one-stop title services to national commercial customers, began to see the benefits of renewed investor interest in the commercial sector, recording a 13 percent increase in revenues over 1992. The Group's National Accounts Unit, a one-stop source for national residential lenders and low-liability commercial accounts, posted a 350 percent increase in revenues over 1992, its first full year of operation. Orders at SAFETRANS, a one-stop service for executive relocation firms, were up 57 percent over 1992.

The rotunda of the Chicago Title and
Trust Center, a
Chicago landmark.

[PHOTO -- SEE EDGAR APPENDIX]

         In 1993, CT&T initiated a customer-focused product quality project entitled Quest for Excellence. This project seeks to identify issues that are important to CT&T's customers in their business relationships with CT&T, and to provide training and support to CT&T's personnel to enable them to be more responsive to their customers' title insurance needs. CT&T plans an aggressive schedule of implementation in branch offices in 1994 and 1995.
         The financial strength of title insurers has become an increasingly important factor in title insurance purchase decisions, particularly in multi-site transactions and - with the growing market for real estate-related investment vehicles such as REITs and REMICs - in investment decisions. CT&T's principal title insurance subsidiaries each carry a claims-paying ability rating of "A-" from Standard & Poor's Corporation. The companies of the CT&T Family are one of only two title underwriting organizations in the entire industry to have their claims-paying ability rated by Standard & Poor's.

         Despite unusually large cash dividends to Alleghany totalling $235.5 million in 1993 (most of which was used for Alleghany's acquisition of Underwriters Reinsurance Company), combined cash and marketable securities, as reflected in insurance regulatory filings, were $655.2 million at 1993 year-end, representing a decline of only about $140 million from $794.6 million at 1992 year-end, and a decline of less than $25 million from $680.1 million at 1991 year-end. The strong results posted by CT&T in 1992 and 1993 helped to minimize the decline in cash and marketable securities, which produce investment income that mitigates the cyclical nature of title operations.
         In addition to title insurance, CT&T conducts a general financial services business through its Financial Services Group, which comprises four businesses:

* The institutional investment management group manages equity and fixed income institutional assets in excess of $3.0 billion, primarily for employee benefit plans, foundations and insurance companies.

* The employee benefits services group offers profit sharing plans, matching savings plans, money purchase pensions and consulting services, and has become one of the leading providers of 401(k) salary deferral plans to mid-sized companies in the upper Midwest.

* The personal trust and investment services group, with approximately $1.1 billion under management, provides investment management and trust and estate planning services primarily for accounts in the $250,000 to $15 million range.

* The real estate trust services group offers land trusts which permit real estate to be conveyed to a trustee while reserving to the beneficiaries the full management and control of the property. This group also facilitates tax-deferred exchanges of income-producing real property.

         In December 1993, CT&T received clearance from the Securities and Exchange Commission to establish a new management company, CT&T Funds, to offer four no-load, open-end mutual funds to the general public: the CT&T Growth and Income Fund, the CT&T Intermediate Fixed Income Fund, the CT&T Intermediate Municipal Bond Fund and the CT&T Money Market Fund. Initially, the new funds will be marketed to individual investors to attract rollover funds from existing 401(k) and pension fund programs managed by CT&T.
         CT&T's Financial Services Group posted revenues of $26.5 million in 1993, compared with $26.0 million in 1992 and $23.3 million in 1991. At 1993 year-end, assets held by the Financial Services Group totalled approximately $5.0 billion, substantially unchanged from 1992 year-end. Of this amount, $4.0 billion were actively managed.
         CT&T's performance in 1993 was proof that CT&T was well positioned to take advantage of improving business conditions. The positive trends in the residential and commercial real estate markets in late 1993 bode well for 1994. Despite expectations that refinancings will diminish as interest rates rise, CT&T anticipates increases in new residential construction and continued momentum in the commercial sector. A sustained economic recovery is also expected to herald the return of the affluent buyer to the residential real estate market together with improvements in the northeastern and California real estate markets.

SACRAMENTO SAVINGS BANK

         Founded in 1874, Sacramento Savings is the leading thrift institution in northern California, with headquarters in Sacramento and 45 branch offices in 14 counties in the north central part of the state. The area has experienced strong economic and population growth in recent years and is expected to resume doing so as the northern California economy recovers.
         In 1993, Sacramento Savings contributed pre-tax earnings of $29.3 million on revenues of $209.8 million, compared with $33.8 million on revenues of $239.1 million in 1992 and $26.2 million on revenues of $261.6 million in 1991.
         Giving effect to indebtedness incurred in refinancing Alleghany's acquisition of Sacramento Savings and to the operations of three ancillary companies, Sacramento Savings contributed pre-tax earnings of $23.1 million on revenues of $207.5 million in 1993, $26.0 million on revenues of $237.9 million in 1992 and $20.0 million on revenues of $261.9 million in 1991.
         In 1992 and 1993, northern California continued to experience the effects of a local real estate recession that began in 1991. Sacramento Savings' non-performing assets increased from $77.4 million at 1991 year-end to $92.0 million at 1992 year-end and to $100.1 million, or 3.5 percent of Sacramento Savings' average total assets, at 1993 year-end. In addition, Sacramento Savings had non-earning real estate investments with an aggregate net book value of $37.6 million at 1993 year-end. However, additions to reserves for loan losses and foreclosed property losses were only $10.3 million in 1993 compared with $14.8 million in 1992, reflecting Sacramento Savings' belief that real estate values in its market are stabilizing. In 1991, such additions were $8.1 million.

Offices in Cameron
Park, CA, scheduled to
be opened jointly by
Sacramento Savings and
Chicago Title in 1994.

[ARTWORK -- SEE EDGAR APPENDIX]

         Aside from the adverse effect of its additions to reserves, Sacramento Savings' operating results in 1993 continued to be strong, reflecting net interest margins that remained favorable (although declining somewhat from 1992) due to low short-term interest rates on most deposits, as well as continued control of general and administrative expenses. Sacramento Savings reached an important milestone in 1993, surpassing the $3 billion mark in assets.
         The decline in revenues since 1991 is due to a combination of factors. Interest rates began to drop in 1992, and in 1993 reached their lowest point in decades. A substantial amount of Sacramento Savings' loan portfolio was refinanced at these lower rates, generating reduced revenues. In addition, Sacramento Savings experienced a fall-off in mortgage loan production in 1993, as a result of the depressed real estate market in northern California. Sacramento Savings' loan portfolio totalled $2.1 billion at year-end 1993, compared with $2.2 billion at year-end 1992 and $2.1 billion at 1991 year-end. Although the 1992 amount reflects a record $829.5 million in new loans that year, a substantial portion of that amount represents refinancings at lower interest rates. Increasing its total loan portfolio with an emphasis on mortgage loans on single family homes, without compromising its high lending standards, is one of Sacramento Savings' most important goals in 1994.



Capital Position
at December 31, 1993

                            CAPITAL POSITION GRAPH

                       TANGIBLE CAPITAL              RISK BASED CAPITAL

MINIMUM REQUIREMENT     $ 59,953,000                   $131,369,000

SACRAMENTO SAVINGS
  BANK:
  EXCESS CAPITAL        $ 98,215,000                   $ 44,790,000
                        ------------                   ------------
SACRAMENTO SAVINGS
  BANK:
  TOTAL CAPITAL         $158,168,000                   $176,159,000
                        ============                   ============

  In addition to easily exceeding acceptable capital requirements, Sacramento Savings Bank has attained the status of a "well capitalized" institution as defined under the Federal Deposit Insurance Corporation Improvement Act of 1991.


         Deposits in 1993 grew by $168.0 million to $2.8 billion, despite lower yields offered on certificates of deposit at all maturity ranges. Part of the growth resulted from the acquisition of deposits from institutions contracting their operations under regulatory pressure. Among all banking institutions in the 14-county region constituting Sacramento Savings' primary deposit market, Sacramento Savings has over 10 percent of all deposits, ranking third in deposits both in the 14 counties overall and in Sacramento County itself. Sacramento Savings ranks first in deposits among all savings institutions in Sacramento County, with a market share of more than 40 percent.
         Sacramento Savings administers over sixty approved deferred compensation plans pursuant to which state and local government employees deposit a portion of their compensation in order to defer taxes and build savings. These deposits are long-term in nature, and have both fixed and variable interest rates. As of 1993 year-end, such deposits totalled $448 million. However, $190 million of this amount, which is in one plan established many years ago, earns a fixed rate of interest of 10 percent, substantially higher than current market rates. Until this rate expires at 1994 year-end, it will adversely affect Sacramento Savings' earnings.
         An area of weakness, due to depressed real estate values and federal regulatory restrictions, has been Sacramento Savings' real estate investments. Sacramento Savings is distinguished from many savings institutions that have pursued real estate activities by the strict policy constraints that have guided its activities. It has consistently limited the scope of its real estate activities so that such investments have never exceeded 5 percent of assets, and are currently 1.24 percent of assets. As of December 31, 1993, Sacramento Savings held real estate investments with an aggregate net book value (based on generally accepted accounting principles) of $37.6 million, representing 18.8 percent of its total capital.
         As a California-licensed savings association whose deposits are federally insured, Sacramento Savings is subject to broad state and federal regulation and oversight of its operations, including its real estate activities. The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA) has imposed significant restrictions on such activities, mandating that thrift institutions divest all real estate investments no later than July 1, 1994 and that, until their divestiture, such investments must be phased out of capital calculations. In accordance with its divestiture plan as approved by the Federal Deposit Insurance Corporation (FDIC), Sacramento Savings added $13.5 million to reserves in respect of such investments in 1991. Sacramento Savings entered into negotiations with the FDIC in late 1992 for relief from the write-off requirements in its divestiture plan, and no comparable addition to reserves was made in that year. In 1993 Sacramento Savings reached an understanding with the FDIC, pursuant to which the write-off requirements were rescinded. In lieu thereof, Sacramento Savings is required to make quarterly charges to its regulatory capital in an amount equal to such write-off requirements. In 1993, Sacramento Savings booked direct charges to its regulatory capital of $23.1 million in accordance with this understanding. It is expected that, if none of its real estate investments are divested, Sacramento Savings will make additional charges of $15 million to its regulatory capital in the first half of 1994. By July 1, 1994, Sacramento Savings will have fully written off its real estate investments for regulatory purposes.
         Despite the charges made and to be made to Sacramento Savings' regulatory capital as a result of FIRREA's restrictions on its real estate investment activities, Sacramento Savings has maintained a strong capital position since its acquisition by Alleghany in late 1989. The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) established five new capital categories and, as implemented by federal banking regulatory agencies, established new "relevant capital measures" for those new capital categories. As of December 31, 1993, Sacramento Savings met the requirements for inclusion in the highest, or "well capitalized," category, which is reserved for institutions that significantly exceed the required minimum level for each of three specified capital measures. Sacramento Savings' capital ratios at December 31, 1993, compared with such measures for an "adequately capitalized" institution (describing an institution which meets only the required minimum level) and a "well capitalized" institution, were as follows:


- ---------------------------------------------------------------------------------------------
                              Federal Requirement       Federal Requirement
                     for "Adequately Capitalized"    for "Well Capitalized"        Sacramento
                                      Institution               Institution           Savings
- ---------------------------------------------------------------------------------------------
Risk-Based
   Capital Ratio                             8.0%                     10.0%             10.7%
Tier 1 Risk-Based
   Capital Ratio                             4.0%                      6.0%              9.6%
Tangible Capital Ratio                       2.0%                      5.0%              5.3%
- ---------------------------------------------------------------------------------------------

         Sacramento Savings' short-term liquidity ratio (the ratio of short-term liquid assets to withdrawable accounts) was 7.31 percent on December 31, 1993, far exceeding the federal requirement of 1 percent.

UNDERWRITERS REINSURANCE COMPANY

         Underwriters, a New Hampshire corporation headquartered in Woodland Hills, California, provides reinsurance to property and casualty insurers and reinsurers. Although it writes many lines of business, Underwriters concentrates on coverages requiring specialized underwriting expertise. Underwriters is licensed or authorized to engage in business in 41 states, the District of Columbia and Canada, and has branch offices in Atlanta, Chicago, Houston, Woodland Hills and New York. According to the Reinsurance Association of America, there were fifty-four domestic professional reinsurers at 1993 year-end, and Underwriters was the nation's sixteenth-largest in terms of net premiums written.
         Underwriters is currently rated "A (Excellent)" by A.M. Best Company, Inc., an independent insurance industry rating organization. Best's publications indicate that this rating is assigned to companies which Best's believes have achieved excellent overall performance and have a strong ability to meet their obligations over a long period of time.

Underwriters provides
coverage to clients
with casualty exposures
in industries such as
transportation.

[PHOTO -- SEE EDGAR APPENDIX]

         To capitalize on advantageous market conditions and on Underwriters' expertise in specialized coverages, Underwriters established Commercial Underwriters Insurance Company, a California corporation, at the end of 1992. Commercial Underwriters is a property and casualty insurance company that focuses on specialized insurance lines.

         Reinsurance is an agreement between two insurance companies in which one company, the "reinsurer," agrees to indemnify the other company, the "reinsured" or "ceding company," for all or part of the insurance risks underwritten by the reinsured. Reinsurance provides reinsureds with three major benefits: it reduces net liability on individual risks, protects against catastrophic losses and helps to maintain acceptable surplus and reserve ratios.
         The financial condition of property and casualty insurers and reinsurers is subject to volatile and unpredictable natural disasters such as hurricanes, windstorms, earthquakes, floods, fires and periods of severely cold weather. Between 1989 and 1993, the worldwide reinsurance industry experienced unusual catastrophic losses, in terms of both frequency and severity, from a variety of natural disasters, including Hurricanes Hugo, Andrew and Iniki. This extended period of unusual catastrophic losses has caused many reinsurers to reduce significantly the amount of property catastrophe reinsurance they are prepared to write. The significant reduction in capacity has led to increased rates for such catastrophe coverage. Underwriters has increased its writings and retentions of this business because it believes that substantial increases in premium rates for property catastrophe coverage, combined, in certain instances, with higher deductibles retained by reinsureds, have significantly improved the risk/reward relationship on such coverage.
         Underwriters writes most of its business through reinsurance brokers and only a small portion of its business directly with ceding companies. Since it works primarily through brokers, Underwriters does not need to maintain a large sales organization which, during periods of reduced premium volume, could comprise a significant and non-productive part of overhead. In addition, Underwriters believes that submissions from the broker market, including certain targeted specialty coverages, are more numerous and diverse than would be available through a salaried sales organization, and Underwriters is able to exercise greater selectivity than would be possible in dealing directly with ceding companies.
         Underwriters maintains a disciplined underwriting strategy with a focus on generating profitable business rather than on increasing market share. In response to the increased competition and lower premium rates which have characterized the industry in recent years, Underwriters has maintained a defensive underwriting posture by no longer writing lines of business that it considers to be inadequate in terms of pricing or contract terms.
         Another important element of Underwriters' underwriting strategy is to seek to respond quickly to market opportunities (such as increased demand or more favorable pricing) by adjusting the mix of business it writes. Recently, Underwriters has taken advantage of such market opportunities by increasing its writings of marine and aviation, property catastrophe, clash coverages and certain excess and surplus lines programs.

         The specialized coverages on which Underwriters concentrates, which require a relatively high degree of underwriting and actuarial analysis, include certain excess and surplus lines programs, umbrella liability and directors' and officers' liability. Underwriters believes that these risks offer greater potential for favorable results than more general risks.
         A reinsurer often reinsures some of its business with other reinsurers pursuant to retrocession agreements, and cedes to such reinsurers a portion of the premiums it receives. Underwriters' has retrocessional agreements with a number of domestic and international reinsurance companies.
         After its acquisition by Alleghany on October 7, 1993, Underwriters contributed $3.0 million to Alleghany's 1993 pre-tax earnings on revenues of $40.7 million. Underwriters' operating results were not materially impacted by any unusual or non-recurring events during this period. Due to purchase accounting adjustments related to the acquisition, these results are not comparable to Underwriters' results in periods prior to the acquisition. After Alleghany's acquisition of Underwriters, Alleghany, through a new holding company which owns Underwriters, contributed approximately $51 million to the capital of Underwriters, which increased Underwriters' statutory surplus to $247.7 million as of 1993 year-end. Underwriters' management currently owns about 5.4 percent of the capital stock of the new holding company which owns Underwriters.

Reinsurance for clients
with property exposures
is another type of cov-
erage provided by
Underwriters.

[PHOTO -- SEE EDGAR APPENDIX]

WORLD MINERALS INC.

         World Minerals, headquartered in Lompoc, California, conducts a worldwide industrial minerals business through its subsidiaries Celite Corporation and Harborlite Corporation.

CELITE
CORPORATION

         Celite is believed to be the world's largest producer of diatomite, a silica-based mineral consisting of the fossilized remains of microscopic freshwater or marine plants. Diatomite is used as a filter aid in the production of beer, food, juice, wine, water, sweeteners, fats and oils, pharmaceuticals, chemicals, lubricants and petroleum; it is also used as a filler, mainly in paints, and as an anti-block agent in plastic film.
         Celite is also a producer of calcium and magnesium silicate products, which are used to convert liquid, semi-solid and sticky ingredients into dry, free-flowing powders in the production of rubber, sweeteners, flavorings and pesticides.

HARBORLITE
CORPORATION

         Harborlite is a world leader in the production and sale of perlite, a volcanic mineral. Harborlite sells perlite to companies that expand it and use it primarily in the manufacture of roofing board, formed pipe insulation and acoustical ceiling tile. Harborlite also expands perlite in its own expansion plants in the United States and Europe. Most of Harborlite's expanded perlite is sold as a filter aid to companies in the brewing, food, wine, sweetener, pharmaceutical, chemical and lubricant industries, or as a filler and insulating medium to companies in the construction industry.

In 1993, World Minerals
invested $5 million in
new mining equipment
at Lompoc, CA.

[PHOTO -- SEE EDGAR APPENDIX]

         World Minerals contributed pre-tax earnings of $8.2 million on revenues of $149.5 million in 1993, compared with $11.6 million on revenues of $141.1 million in 1992. The increase in revenues was entirely attributable to the acquisition in late 1992 of Harborlite's domestic filter-aid perlite business. World Minerals' pre-tax earnings in 1993 were adversely affected by a $1.3 million charge related to the downsizing of its workforce to increase productivity, lower gross margins related in part to higher costs early in the year, and an increase of $0.9 million in interest costs due to higher debt levels.
         World Minerals' operations in 1992 and 1993 generally have been adversely affected by the sluggish economy, which has slowed activity in a number of World Minerals' markets, such as the consumable products and construction industries. Foreign operations generated about 31 percent and 36 percent of World Minerals' revenues in 1993 and 1992, respectively; and the poor worldwide economy, particularly in Europe and Japan, together with falling European currency values, contributed to World Minerals' lackluster results. However, results improved toward the end of the year, reflecting the benefits of increased revenues and reduced costs and expenses. Maintaining and building on these improvements will be the primary focus for World Minerals in 1994.
         Most of the businesses currently conducted by World Minerals were acquired by Alleghany on July 31 and September 16, 1991, and those businesses contributed pre-tax earnings of $6.1 million on revenues of $53.0 million in the remainder of that year.
         Since its acquisition by Alleghany, World Minerals has made important structural changes to position itself for improved profitability over the long term. It has consolidated its international and domestic operations into a single, centrally managed worldwide business, and has assembled a new and highly capable management team. Management has established new financial systems and controls, and has focused on strengthening sales through a synergistic consolidation of the Celite and Harborlite sales forces, all in an effort to improve efficiency and productivity over the long term. World Minerals continues to pursue possible acquisitions and joint ventures, and to expand its business internally through opportunities discovered by means of product research and development.

HEADS AND THREADS

         Though a relatively small part of the Alleghany family of companies, the Heads and Threads division of Alleghany, headquartered in Northbrook, Illinois, is believed to be the nation's leading distributor of imported steel fasteners. Nuts, bolts, screws and washers imported by Heads and Threads are resold to fastener manufacturers and distributors through a network of sales offices and warehouses located in fourteen states. The strength of Heads and Threads lies in its five major warehouses and thirteen regional satellite warehouses, and its long years of association with suppliers and customers.
         Heads and Threads has been consistently profitable since its acquisition by Alleghany in 1974, despite the cyclical nature of its business and changing market conditions. Its earnings contribution to Alleghany increased in each of the years 1991, 1992 and 1993. The contribution in 1993 was the highest since 1988, and resulted from higher sales and lower operating costs than in 1992 and 1991.
         Since Heads and Threads imports virtually all of its fasteners, its costs are subject to foreign currency fluctuations and increases in import duties. Costs may also be impacted by rules that have been proposed to implement the Fastener Quality Assurance Act, which became law in late 1990.

Alleghany Corporation and Subsidiaries
SELECTED FINANCIAL DATA
(in thousands, except share and per share amounts)


- -----------------------------------------------------------------------------------------------------------------------
                                                                          Years Ended December 31
- -----------------------------------------------------------------------------------------------------------------------
                                                        1993          1992           1991           1990           1989
- -----------------------------------------------------------------------------------------------------------------------
OPERATING DATA

Revenues from continuing operations               $1,908,452    $1,788,424     $1,406,612     $1,224,329     $  999,619
=======================================================================================================================
Earnings from continuing operations               $   97,552    $   63,692     $   21,725     $   65,062     $   46,977
Earnings from discontinued operations                     --            --         42,248          3,529          8,006
Cumulative effect of accounting change                    --         9,145             --             --             --
- -----------------------------------------------------------------------------------------------------------------------
Net earnings                                      $   97,552    $   72,837     $   63,973     $   68,591     $   54,983
=======================================================================================================================
Earnings per share of common stock:*
Continuing operations                             $    14.66    $     9.57     $     3.27     $     9.46     $     6.75
Discontinued operations                                   --            --           6.35            .51           1.15
Cumulative effect of accounting change                    --          1.37             --             --             --
- -----------------------------------------------------------------------------------------------------------------------
Net earnings                                      $    14.66    $    10.94     $     9.62     $     9.97     $     7.90
=======================================================================================================================
Average number of shares of common stock*          6,655,998     6,658,617      6,651,045      6,878,158      6,962,711
=======================================================================================================================


                                                                                December 31
- -----------------------------------------------------------------------------------------------------------------------
                                                        1993          1992           1991           1990           1989
- -----------------------------------------------------------------------------------------------------------------------
BALANCE SHEET

Total assets                                      $6,284,940    $4,856,444     $4,539,221     $3,946,029     $3,720,409
=======================================================================================================================
Long-term debt                                    $  406,938    $  353,710     $  391,687     $  363,787     $  342,611
=======================================================================================================================
Common stockholders' equity                       $  915,734    $  796,268     $  724,184     $  648,241     $  616,971
=======================================================================================================================
Common stockholders' equity per share
   of common stock*                               $   138.19    $   119.44     $   108.85     $    97.54     $    88.50
=======================================================================================================================

The Company acquired Sacramento Savings Bank on November 1, 1989, Ticor Title Insurance Company of California on March 8, 1991, most of the businesses of World Minerals Inc. on July 31, 1991, and URC Holdings Corp. on October 7, 1993. The Company sold The Shelby Insurance Company on December 31, 1991; accordingly, the operations of Shelby have been classified as discontinued operations.
* Restated to reflect subsequent common stock dividends.


DIVIDENDS, MARKET PRICES AND RELATED SECURITY HOLDER MATTERS


As of December 31, 1993, there were approximately 2,800 holders of record of Alleghany common stock. The following table indicates quarterly high and low prices of the common stock in 1993 and 1992 on the New York Stock Exchange. Alleghany's ticker symbol is Y.


- ----------------------------------------------------------------------
                           1993                         1992
- ----------------------------------------------------------------------
Quarter Ended      High           Low             High           Low
- -----------------------------------------------------------------------
March 31          $142          $131            $125 1/2       $108 1/2
June 30            148 1/2       125             129            119
September 30       152           133 7/8         126            118 3/4
December 31        153 1/2       136 1/2         133 3/4        117 1/2
- -----------------------------------------------------------------------

In each of 1992, 1993 and 1994, Alleghany's Board of Directors declared, as Alleghany's dividend on its common stock for that year, a stock dividend consisting of one share of Alleghany common stock for every fifty shares outstanding. The 1992 and 1993 stock dividends were paid in April of each of those years.
         Alleghany's ability to pay cash dividends is restricted by the terms of a revolving credit loan agreement. At December 31, 1993, this agreement permitted the payment of dividends aggregating approximately $270 million. At that date about $752 million of Alleghany's consolidated common stockholders' equity of $916 million was unavailable for dividends or advances to Alleghany from its subsidiaries, due to limitations imposed by statutes and agreements with regulators and lenders to which those subsidiaries are subject.

FINANCIAL CONDITION

         In recent years, Alleghany has followed a policy of maintaining a relatively liquid financial condition, in the form of cash and cash equivalents, available credit lines and minimal amounts of debt at the parent company, to enable it to take advantage of opportunities to expand its operations through internal growth at its subsidiaries and through operating-company acquisitions.
         In October 1993, Alleghany acquired Underwriters Reinsurance Company for a purchase price of about $201 million in cash. The acquisition of Underwriters marked an important milestone in Alleghany's ongoing program to redeploy its liquid assets into well-managed operating companies. After the acquisition, Alleghany, through a new holding company which owns Underwriters, contributed approximately $51 million to the capital of Underwriters, which increased Underwriters' statutory surplus to $247.7 million as of 1993 year-end.
         The cash purchase price for the acquisition of Underwriters, and a portion of the funds used for the capital contribution to Underwriters, were provided by cash resources generated by CT&T or previously contributed by Alleghany to CT&T; CT&T paid cash dividends to Alleghany in an aggregate amount of $235.5 million in 1993 out of these funds. At December 31, 1993, about $164 million of the equity of Alleghany's subsidiaries was available for dividends or advances to Alleghany. At that date about $752 million of Alleghany's equity of $916 million was unavailable for dividends or advances to Alleghany from its subsidiaries, due to limitations imposed by statutes and agreements with regulators and lenders to which those subsidiaries are subject. These limitations have not affected Alleghany's ability to meet its obligations.
         Alleghany gives high priority to maintaining its financial strength and, accordingly, the quality of its financial assets. These efforts were recognized by The Value Line Investment Survey, which gave Alleghany a ranking of "A" for financial strength in 1992 and 1993. Alleghany also received Value Line's highest ranking of "1" for safety, the only financial services company to be so ranked in those years. Alleghany's strategy is illustrated by the following:

         * Alleghany, CT&T, Underwriters, World Minerals and Heads and Threads have no significant passive real estate investments.

         * Alleghany has declared stock dividends in lieu of cash dividends every year since 1987, which have helped to conserve Alleghany's financial strength and, in particular, the liquid assets available to finance internal growth and operating-company acquisitions. On April 26, 1994, Alleghany will pay to stockholders of record on April 1, as its dividend on its common stock for 1994, a dividend of one share of Alleghany common stock for every 50 shares outstanding.

         In addition to its liquid financial assets, Alleghany has a revolving credit agreement with a bank which provides a commitment for revolving credit loans in an aggregate principal amount of $200 million. Borrowings are repaid promptly in order to keep the facility available for future acquisitions. From time to time, this facility has been used to provide financing for acquisitions made by various subsidiaries of Alleghany, but such borrowings have been repaid with proceeds of bank borrowings made directly by such subsidiaries without recourse to Alleghany. No amounts were outstanding under Alleghany's credit agreement at 1993 year-end.
         Alleghany has announced that it may purchase shares of its common stock in open market transactions from time to time. In 1993, Alleghany purchased an aggregate of 55,200 shares of its common stock for about $7.9 million, at an average cost of about $143 per share. In 1992, Alleghany purchased an aggregate of 10,500 shares of its common stock for about $1.2 million, at an average cost of about $118 per share.
         Financial strength is also a high priority of Alleghany's subsidiaries, whose assets stand behind their financial commitments to their customers. The financial strength of CT&T is illustrated by the following statistics from its insurance regulatory filings. Despite CT&T's cash dividends to Alleghany totalling $235.5 million in 1993, its combined surplus as regards policyholders was $150.4 million in 1993, a decline of about $180 million from $332.9 million in 1992. Combined cash and marketable securities were $655.2 million in 1993, representing a decline of only about $140 million from 1992 levels and a decline of less than $25 million from 1991 levels. The strong results posted by CT&T in 1992 and 1993 helped to minimize the impact of the dividends to Alleghany. Unaffected by such dividends, CT&T's combined statutory premium reserves increased to $365.6 million in 1993 from $354.5 million in 1992.
         As of December 31, 1993, CT&T's two largest title insurance subsidiaries -- Chicago Title Insurance Company and Ticor Title Insurance Company -- had a statutory liquidity ratio of 1.0 or more, indicating that each company's statutory premium reserves and surplus as regards policyholders were more than covered by its cash and marketable securities.
         Confirming the financial strength of the CT&T Family of Title Insurers, each of CT&T's principal title insurance subsidiaries was assigned a claims-paying ability of "A-" by Standard & Poor's Corporation in 1992 and again in 1993.
         On December 30, 1993, CT&T entered into a loan agreement with several banks, pursuant to which it refinanced borrowings originally made for the acquisi-tion of Security Union Title Insurance Company in 1987 and Ticor Title Insurance Company of California in 1991. As of December 31, 1993, $71 million was outstanding under this agreement. Pursuant to an interest rate swap agreement, the interest rate on $42 million of the outstanding loan is fixed at
8.73 percent until December 1997; the remaining $29 million carries a floating interest rate currently based on a LIBOR rate. The loan calls for annual principal payments, with final maturity in December 2000.
         Despite charges made and to be made to Sacramento Savings' regulatory capital as a result of its real estate activities, Sacramento Savings has maintained a strong capital position since its acquisition by Alleghany in 1989. As of December 31, 1993, Sacramento Savings met the requirements for inclusion in the highest of five capital categories established by FDICIA, enacted in 1991. As a "well capitalized" institution, Sacramento Savings significantly exceeds the required minimum level with respect to each of three capital measures: risk-based capital ratio (the ratio of total capital to risk-weighted assets), Tier 1 risk-based capital ratio (the ratio of Tier 1 capital, or core capital, to risk-weighted assets), and tangible capital ratio (the ratio of total capital to adjusted total assets).
         Sacramento Savings' short-term liquidity ratio (the ratio of short-term liquid assets to withdrawable accounts) was 7.31 percent on December 31, 1993, far exceeding the federal requirement of 1 percent.
         At December 31, 1993, Sacramento Savings had total deposits of $2.8 billion, none of which were brokered deposits. Its deposits are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation.
         FIRREA, enacted in 1989, mandated that thrift institutions divest all real estate investments no later than July 1, 1994 and that, until their divestiture, such investments must be phased out of capital calculations. Sacramento Savings is required to make quarterly charges to its regulatory capital which will have the effect of fully writing off Sacramento Savings' real estate investments by July 1, 1994 for regulatory purposes; such charges totalled $23.1 million in 1993. It is expected that, if none of its real estate investments are divested, Sacramento Savings will make additional charges of $15 million to its regulatory capital in the first half of 1994.
         Sacramento Savings had an unused line of credit with the Federal Home Loan Bank totalling about $99 million (based on the amount of collateral pledged) as of December 31, 1993. As of that date, Sacramento Savings also had a $40 million line of credit available under the FHLB's short-term lending program.
         Underwriters' investment portfolio emphasizes quality and liquidity, consisting primarily of fixed-maturity securities. As of December 31, 1993, Underwriters' entire portfolio of long-term fixed-maturity securities was rated investment grade by Moody's. In addition, between December 31, 1987 and December 31, 1993, Underwriters decreased its outstanding long-term indebtedness from $160 million to $79 million.
         Underwriters is currently rated "A (Excellent)" by A.M. Best Company, Inc., an independent insurance industry rating organization. Best's publications indicate that this rating is assigned to companies which Best's believes have achieved excellent overall performance and have a strong ability to meet their obligations over a long period of time.
         On October 7, 1993, Underwriters entered into an amended credit agreement with several banks. As of December 31, 1993, $79 million was outstanding under this agreement, at floating rates of interest currently based on LIBOR rates. The principal amount outstanding is required to be reduced periodically, with final maturity in December 1998.
         World Minerals, its immediate parent and Celite have a credit facility with three banks providing for borrowings and/or letters of credit totalling up to $70 million. As of December 31, 1993, $65.0 million of indebtedness and $4.5 million of letters of credit were outstanding under this facility. Pursuant to two interest rate swap agreements, the interest rate is fixed at 8.15 percent on $60 million of indebtedness through December 1996. During 1997 and 1998, the interest rate is fixed at 8.27 percent on $30 million of indebtedness, with the balance, if any, at a floating rate based on a choice of standard rates, including a LIBOR rate and a prime rate. The loan will mature in December 1998.

         Heads and Threads has a credit facility with a bank providing for letters of credit totalling up to $20 million.

         As a result of the merger of Cyclops Industries, Inc. into a wholly owned subsidiary of Armco Inc. on April 24, 1992, Alleghany's 825,807 shares of Cyclops common stock were converted into $9.1 million in cash and 1,643,355 shares of Armco common stock. As of March 1, 1994, Alleghany and its subsidiaries owned 5,643,355 shares of Armco common stock, or 5.4 percent of the outstanding common stock of Armco. In the merger, Alleghany acquired $30 million aggregate principal amount of Armco's 12.75% Senior Notes maturing on June 15, 1994 in exchange for its 12.75% cumulative preferred stock of a subsidiary of Cyclops. These notes were sold in a private placement in 1992 for
99.5 percent of face value, plus interest.
         Alleghany management believes that Alleghany and its subsidiaries have and will have adequate internally generated funds, cash resources and unused credit facilities to provide for the currently foreseeable needs of its and their businesses. Alleghany and its subsidiaries have no material commitments for capital expenditures.

Alleghany Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
December 31, 1993 and 1992



- ----------------------------------------------------------------------------------------------------------------------
(in thousands, except share amounts)                                                            1993              1992
- ----------------------------------------------------------------------------------------------------------------------
ASSETS
Investments
  Fixed maturities:
     Held to maturity (fair value: 1993 $267,605; 1992 $425,182)                          $  267,010        $  422,757
     Available for sale (amortized cost: 1993 $1,730,148; fair value: 1992 $773,949)       1,742,797           763,532
- ----------------------------------------------------------------------------------------------------------------------
                                                                                           2,009,807         1,186,289
  Equity securities: (cost: 1993 $113,078; fair value: 1992 $142,475)                        144,616           114,928
- ----------------------------------------------------------------------------------------------------------------------
                                                                                           2,154,423         1,301,217
- ----------------------------------------------------------------------------------------------------------------------
Cash                                                                                         163,748            81,750
Notes receivable                                                                              91,536            91,536
Loans receivable, less allowances                                                          2,072,596         2,167,429
Accounts and other receivables, less allowances                                              193,573           117,003
Title records and indexes                                                                    155,121           159,511
Real estate                                                                                   96,808            97,316
Property and equipment - at cost, less accumulated depreciation and amortization             257,753           240,191
Reinsurance receivable                                                                       353,903                --
Other assets                                                                                 385,942           286,217
Assets pledged to secure trust and escrow deposits                                           359,537           314,274
- ----------------------------------------------------------------------------------------------------------------------
                                                                                          $6,284,940        $4,856,444
======================================================================================================================

LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Deposits                                                                                  $2,750,573        $2,581,647
Title losses and other claims                                                                533,190           512,452
Property and casualty losses and loss adjustment expenses                                    861,204                --
Other liabilities                                                                            464,287           299,590
Long-term debt of parent company                                                              59,600            59,600
Long-term debt of subsidiaries                                                               347,338           294,110
Trust and escrow deposits secured by pledged assets                                          353,014           312,777
- ----------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                        5,369,206         4,060,176
Commitments and contingent liabilities
Common stockholders' equity (common shares issued
  and outstanding: 1993 - 6,626,610; 1992 - 6,666,730)                                       915,734           796,268
- ----------------------------------------------------------------------------------------------------------------------
                                                                                          $6,284,940        $4,856,444
======================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

Alleghany Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS
Year Ended December 31,


- -----------------------------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)                                            1993          1992             1991
- -----------------------------------------------------------------------------------------------------------------------
REVENUES
Title premiums, escrow and trust fees                                         $1,379,463    $1,252,843       $  970,781
Net reinsurance premiums earned                                                   32,703            --               --
Interest on loans receivable                                                     170,075       203,232          223,970
Interest, dividend and other income                                              160,170       183,972          158,507
Net mineral and filtration sales                                                 148,719       139,951           52,839
Net gain on investment transactions                                               17,322         8,426              515
- -----------------------------------------------------------------------------------------------------------------------
  Total revenues                                                               1,908,452     1,788,424        1,406,612
- -----------------------------------------------------------------------------------------------------------------------

COSTS AND EXPENSES
Salaries, commissions and other employee benefits                              1,000,604       899,259          713,000
Administrative, selling and other operating expenses                             369,159       377,262          318,018
Provisions for title losses and other claims                                     126,329       114,119           88,428
Property and casualty losses and loss adjustment expenses                         25,131            --               --
Interest on deposits                                                             114,096       131,788          163,327
Cost of mineral and filtration sales                                             107,846        98,805           37,871
Interest expense                                                                  29,263        32,602           35,519
Corporate administration                                                          16,897        14,956           14,049
- -----------------------------------------------------------------------------------------------------------------------
  Total costs and expenses                                                     1,789,325     1,668,791        1,370,212
- -----------------------------------------------------------------------------------------------------------------------
  Earnings from continuing operations, before income taxes                       119,127       119,633           36,400
Income taxes                                                                      21,575        55,941           14,675
- -----------------------------------------------------------------------------------------------------------------------
  Earnings from continuing operations                                             97,552        63,692           21,725

DISCONTINUED OPERATIONS
Earnings from discontinued operations                                                 --            --           11,180
Gain on sale of Shelby, net of tax                                                    --            --           31,068
- -----------------------------------------------------------------------------------------------------------------------
  Earnings before cumulative effect of a change in
     accounting for income taxes                                                  97,552        63,692           63,973
Cumulative effect on prior years of a change in
  accounting for income taxes                                                         --         9,145               --
- -----------------------------------------------------------------------------------------------------------------------
  Net earnings                                                                $   97,552    $   72,837       $   63,973
=======================================================================================================================
Earnings per share of common stock:*
  Continuing operations                                                       $    14.66    $     9.57       $    03.27
  Discontinued operations                                                             --            --            06.35
  Cumulative effect of accounting change                                              --          1.37               --
- -----------------------------------------------------------------------------------------------------------------------
Net earnings                                                                  $    14.66    $    10.94       $     9.62
=======================================================================================================================

* Restated to reflect subsequent common stock dividends.
See accompanying Notes to Consolidated Financial Statements.

Alleghany Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY
Three Years Ended December 31, 1993


- ----------------------------------------------------------------------------------------------------------------------------------
                                                                      Unrealized                                             Total
                                                                    Appreciation                         Cumulative         Common
                                             Common  Contributed   (Depreciation)   Treasury  Retained  Translation  Stockholders'
(in thousands, except share amounts)          Stock      Capital   of Securities       Stock  Earnings   Gain (Loss)        Equity
- ----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1990                 $6,638     $424,370         $(8,881)  $ (29,758) $255,872      $    --       $648,241
(7,044,020 shares of common
  stock issued; 398,297 in treasury)*

ADD (DEDUCT):
Net earnings                                     --           --              --          --    63,973           --         63,973
Performance share plan distributions             --           93              --         461        --           --            554
Common stock dividend                            --        2,045              --       9,885   (12,036)          --           (106)
Stock purchase plan distributions                --           32              --         165        --           --            197
Cumulative translation gain                      --           --              --          --        --        2,500          2,500
Change in unrealized appreciation
  (depreciation) of equity securities, net       --           --           8,825          --        --           --          8,825
- ----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1991                  6,638      426,540             (56)    (19,247)  307,809        2,500        724,184
(6,905,902 shares of common
  stock issued; 252,966 in treasury)*

ADD (DEDUCT):
Net earnings                                     --           --              --          --    72,837           --         72,837
Purchase of treasury shares                      --           --              --      (1,240)       --           --         (1,240)
Performance share plan distributions             --          685              --       1,402        --           --          2,087
Common stock dividend                            --        6,032              --      10,102   (16,261)          --           (127)
Stock purchase plan distributions                --           15              --         601        --           --            616
Cumulative translation loss                      --           --              --          --        --       (3,291)        (3,291)
Change in unrealized appreciation
  (depreciation) of equity securities, net       --           --           1,202          --        --           --          1,202
- ----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1992                  6,638      433,272           1,146      (8,382)  364,385         (791)       796,268
(6,770,492 shares of common
  stock issued; 103,762 in treasury)*

ADD (DEDUCT):
Net earnings                                     --           --              --          --    97,552           --         97,552
Purchase of treasury shares                      --           --              --      (7,897)       --           --         (7,897)
Performance share plan distributions             --          322              --         966        --           --          1,288
Common stock dividend                           130       17,450              --          --   (17,716)          --           (136)
Stock purchase plan distributions                --           51              --         550        --           --            601
Cumulative translation loss                      --           --              --          --        --       (2,042)        (2,042)
Change in unrealized appreciation
  (depreciation) of available for sale
  and equity securities, net**                   --           --          30,100          --        --           --         30,100
- ----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1993                 $6,768     $451,095         $31,246   $ (14,763) $444,221      $(2,833)      $915,734
(6,767,518 shares of common
  stock issued; 140,908 in treasury)
==================================================================================================================================

*  Adjusted to reflect subsequent common stock dividends.
** Includes the effects of the adoption of FAS 115, "Accounting For Certain Investments in Debt and Equity Securities," of $30,249, net.
See accompanying Notes to Consolidated Financial Statements.

Alleghany Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Years Ended December 31, 1993


- ------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                                              1993           1992           1991
- ------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Earnings from continuing operations                                                  $    97,552    $    63,692    $    21,725
Adjustments to reconcile earnings from continuing operations to cash provided by (used in) continuing operations:
Depreciation and amortization                                                             45,288         56,509         31,988
Provision for estimated loan and real estate losses                                       13,150         23,015         21,648
Amortization and accretion of discounts and premiums                                      (6,761)        (7,106)       (10,277)
Net gain on investment transactions                                                      (17,322)        (8,426)          (515)
Other charges to continuing operations, net                                               (2,667)        (7,569)       (23,351)
(Increase) decrease in accounts and other receivables                                     (1,280)         5,497          9,264
Decrease in reinsurance receivable                                                         9,614             --             --
Increase (decrease) in title losses and other claims                                      20,738          9,316         (9,705)
Decrease in property and casualty loss and loss adjustment expenses                      (10,040)            --             --
Increase in other assets                                                                  (4,536)        (7,584)       (49,456)
Increase in other liabilities                                                             46,282         18,367          6,410
(Decrease) increase in net assets pledged to secure trust and escrow deposits             (5,026)         6,977             80
- ------------------------------------------------------------------------------------------------------------------------------
Net adjustments                                                                           87,440         88,996        (23,914)
- ------------------------------------------------------------------------------------------------------------------------------
Cash provided by (used in) continuing operations                                         184,992        152,688         (2,189)
Cash provided by discontinued operations                                                      --             --         11,180
- ------------------------------------------------------------------------------------------------------------------------------
Cash provided by operations                                                              184,992        152,688          8,991
- ------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments                                                               (1,931,830)    (1,243,120)    (1,586,300)
Maturities of investments                                                                808,314      0,503,195      1,011,462
Sales of investments                                                                   1,023,465        605,828        606,157
Net decrease (increase) in loans receivable                                               76,935        (62,574)      (102,599)
Net decrease in loans held for sale                                                        2,480            176         26,247
Purchase of real estate                                                                   (5,874)          (108)          (685)
Sales of real estate                                                                      21,589         22,134          9,514
Purchases of property and equipment                                                      (41,787)       (34,648)       (20,610)
Disposition of property and equipment                                                      2,279          7,788          8,312
Net sales (purchases) of title records and indexes                                         4,390        (25,381)         1,949
Sale of Shelby                                                                                --             --        125,000
Purchase of Ticor Title                                                                       --             --        (59,738)
Purchase of World Minerals                                                                    --             --       (144,386)
Purchase of Underwriters Re                                                             (203,865)            --             --
Cash of purchased subsidiaries                                                            10,159             --          6,760
Purchase of other subsidiaries, net of cash acquired                                          --        (18,669)       (10,000)
- -------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                $  (233,745)   $  (245,379)   $  (128,917)
- -------------------------------------------------------------------------------------------------------------------------------

Alleghany Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS  (continued)
Three Years Ended December 31, 1993


- ------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                                              1993           1992           1991
- ------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Decrease (increase) in notes receivable                                              $        --     $    1,156    $    (1,228)
Principal payments on long-term debt                                                     (33,081)       (59,795)      (225,775)
Proceeds of long-term debt                                                                 1,050         21,818        245,564
Net increase in deposits                                                                 168,926        108,040        149,358
Purchase of treasury shares                                                               (7,897)        (1,240)            --
Common stock distributions                                                                 1,753            489            645
- ------------------------------------------------------------------------------------------------------------------------------
  Net cash provided by financing activities                                              130,751         70,468        168,564
- ------------------------------------------------------------------------------------------------------------------------------
  Net increase (decrease) in cash                                                         81,998        (22,223)        48,638
Cash at beginning of year                                                                 81,750        103,973         55,335
- ------------------------------------------------------------------------------------------------------------------------------
Cash at end of year                                                                  $   163,748    $    81,750    $   103,973
==============================================================================================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest                                                                           $   142,669    $   163,987    $   192,663
  Income taxes                                                                       $    55,539    $    56,127    $    10,615
- ------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITY
Transfer of loans to facilitate the sale of real estate                              $    31,963    $    18,014    $    20,067
- ------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Alleghany Corporation and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

A. PRINCIPLES OF FINANCIAL STATEMENT PRESENTATION.
Alleghany Corporation, a Delaware corporation ("Alleghany" or together with its subsidiaries, the "Company") owns Chicago Title and Trust Company ("CT&T") whose principal subsidiaries are Chicago Title Insurance Company ("CTI"), Security Union Title Insurance Company ("Security Union") and Ticor Title Insurance Company ("Ticor Title"); Alleghany Financial Inc. ("AFI") whose principal subsidiary is Sacramento Savings Bank ("Sacramento Savings"); Alleghany Funding Corporation ("AFC"); World Minerals Inc. ("World Minerals"); and URC Holdings Corp. ("Underwriters Re") whose principal subsidiary is Underwriters Reinsurance Company ("Underwriters Reinsurance"). The Shelby Insurance Company ("Shelby") was sold on December 31, 1991 and accordingly its operations are shown as discontinued operations for that year. See Note 3.
         The accompanying consolidated financial statements include the accounts of Alleghany and its subsidiaries. All significant intercompany items have been eliminated in consolidation.

B. INVESTMENTS.
Marketable investment securities at December 31, 1993 consist of U.S. Treasury securities, mortgage-backed securities, corporate debt securities, certificates of deposit, and equity securities. The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" at December 31, 1993. Under Statement No. 115, the Company classifies its debt and marketable equity securities into one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. The Company has no trading securities as of December 31, 1993. Held to maturity securities are those fixed maturity securities which the Company has the ability and intent to hold until maturity. Securities held for indefinite periods of time which may not be held to maturity are classified as available for sale.
         Available for sale securities are recorded at fair value. Held to maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized.
         A decline in the fair value of an available for sale or a held to maturity security below cost that is deemed other than temporary is charged to earnings.
         Marketable investment securities at December 31, 1992 are carried at amortized historical cost and classified as held for investment if the Company has the intent and ability at the time of purchase to hold such securities until maturity. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at the lower of aggregate cost or market value.
         At December 31, 1992, equity securities, which include common stocks and non-redeemable preferred stocks, except those held by insurance subsidiaries, were carried at the lower of aggregate cost or market value. Net unrealized depreciation, if any, on fixed maturities available for sale and equities carried at the lower of aggregate cost or market value, is shown as a separate component of stockholders' equity, net of deferred taxes, and is not included in the determination of net income, except in the case of Sacramento Savings where any unrealized depreciation is a component of net income. Equity securities held by insurance subsidiaries are carried at market value and unrealized gains or losses, net of deferred taxes, are included as a separate component of stockholders' equity and are not included in the determination of net income. Gains or losses on the revaluation or sale of trading account securities at Sacramento Savings are included in other income.

C. PROPERTY AND EQUIPMENT.
Depreciation of buildings and equipment and amortization of leasehold improvements are principally calculated using the straight-line method over the estimated useful lives of the respective assets or the life of the lease, whichever is less.

D. REAL ESTATE.
Real estate acquired for investment or development is carried at the lower of cost or fair value. Development costs, interest, and certain other holding costs are capitalized during the development period. A provision for loss is established for any amounts in excess of fair value. Revenues from the sales of such real estate are recognized at the time title is conveyed to the buyer at the close of escrow, minimum down payment requirements are met, the terms of any notes received satisfy

Alleghany Corporation and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)


continuing payment requirements and there are no requirements for continuing involvement with the properties.
         Sacramento Savings is a partner in and advances purchase and development funds to several real estate development joint ventures. Sacramento Savings does not have a controlling financial interest in these entities and accounts for them on the equity basis. A provision for loss is established for investments and advances in joint ventures that are believed to be in excess of estimated fair value of Sacramento Savings' share of joint venture property. Interest income on advances related to Sacramento Savings' percentage ownership in a joint venture is deferred until the properties are sold to third parties.
         Real estate acquired through foreclosure is initially recorded and thereafter carried at the lower of the unpaid loan balance at the date of foreclosure plus foreclosure and certain other costs, or fair value.
         Collateral that has been "in-substance" foreclosed is reported in the consolidated financial statements as other real estate owned, regardless of whether the collateral has been formally foreclosed.

E. TITLE RECORDS AND INDEXES.
Title records and indexes are recorded at cost. The cost is not being amortized and, in the opinion of management, has not diminished in value. Costs of maintaining title records and indexes are expensed in the year incurred.

F. TITLE LOSSES AND OTHER CLAIMS.
Liabilities for title losses and other claims are estimated based on the title insurance subsidiaries' experience. These amounts include both case-basis evaluations and formula calculations and represent the estimated net cost of all unpaid losses. In the opinion of management, reserves for title losses and other claims are adequate.

G. PROPERTY AND CASUALTY LOSSES AND LOSS ADJUSTMENT EXPENSES.
The liability for outstanding losses and loss adjustment expenses includes estimated provisions for all reported and unreported claims incurred and is reduced by allowances for salvage and subrogation. In the opinion of management, reserves for property and casualty losses and loss adjustment expenses are adequate.

H. PROVISION FOR ESTIMATED LOSSES AND UNCOLLECTED INTEREST.
Sacramento Savings adopted the provisions of Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of Loans," on December 31, 1993. The effects of adopting Statement No. 114 had an insignificant impact on the Company's financial statements.
         In determining the provision for estimated losses related to specific major loans, management evaluates its allowance on an individual loan basis, including an analysis of the credit worthiness, cash flows and financial status of the borrower, and the condition and the estimated value of the collateral. Specific valuation allowances for secured loans are determined by the excess of recorded investment in the loan over the fair market value or net realizable value, where appropriate, of the collateral. In determining overall general valuation allowances to be maintained and the loan loss allowance ratio, management evaluates many factors including prevailing and forecasted economic conditions, regular reviews of the quality of loans, industry experience, historical loss experience, composition and geographic concentrations of the loan portfolio, the borrowers' ability to repay and repayment performance and estimated collateral values.
         In the opinion of management, the present allowance is considered adequate to absorb reasonable, foreseeable loan losses. Additions to the allowance are reflected in current operations. Chargeoffs to the allowance are made when the loan is considered uncollectible or is transferred to real estate owned. Recoveries are credited to the allowance.
         Accrued interest on loans that are contractually more than sixty days past due is reversed and charged against interest income. Income is subsequently recognized only to the extent cash payments are received and the principal balance is expected to be recovered. Such loans are restored to an accrual status only if the loan is brought contractually current and the borrower has demonstrated the ability to make future payments of principal and interest.

I. REVENUE RECOGNITION.
Title insurance premiums are recognized as revenues principally at the time of the real estate closing. Escrow and trust fees are recognized principally when billed.
         Loan origination and commitment fees and certain direct loan origination and commitment costs are deferred and recognized over the lives of the related loans or the commitment period using the level-yield method. Sacramento Savings defers fees and permissible costs and calculates the level yield on a loan-by-loan basis.

         Property and casualty insurance premiums are reflected in income generally on a daily pro rata basis for facultative business and as reported by the ceding company for treaty business.

J. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS.
Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 106 "Employers' Accounting for Postretirement Benefits Other than Pensions." Statement No. 106 requires that the expected cost of postretirement benefits, other than pensions, be charged to expense during the period that the employee renders service. Previously, these costs were recognized by expensing, at the time of retirement, the amount necessary to fund the estimated cost of these benefits. The adoption of Statement No. 106 had an insignificant impact on the Company's financial position and results of operations.
         Effective January 1, 1993, the Company adopted Statement of Financial Accounting No. 112 "Employers' Accounting for Postemployment Benefits," which, similar to Statement No. 106, requires accrual of a liability representing the cost of certain benefits earned by employees over their employment period. Statement No. 112 applies to vested benefits provided to former or inactive employees, their beneficiaries and covered dependents, after employment but before retirement. The adoption of Statement No. 112 had an insignificant impact on the Company's financial position and results of operations.

K. FAIR VALUE DISCLOSURES.
Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used. As such, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Furthermore, the Company generally intends to hold the financial instrument until maturity. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.
         Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
         Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.

L. INCOME TAXES.
The Company files a consolidated federal income tax return with its domestic subsidiaries. Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" and has separately reported in 1992 the cumulative effect of the change in the method of accounting for income taxes. Statement No. 109 required a change from the deferred method of accounting for income taxes under Accounting Principles Board Opinion No. 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequence attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         Pursuant to the deferred method under APB Opinion No. 11, which was applied in 1991 and prior years, deferred income taxes were recognized for income and expense items that were reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable in the year of calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.

Alleghany Corporation and Subsidiaries
Notes to Consolidated Financial Statements  (continued)


M. ACQUISITION COSTS.
Acquisition costs related to unearned property and casualty reinsurance premiums are deferred by major underwriting lines and amortized over the period in which the premiums are earned. The method followed in computing the deferred acquisition costs consists of deferring only those variable acquisition costs, such as commissions and brokerage fees, which relate directly to the production of business, and limiting the amount of those costs deferred to their net realizable value after allowing for anticipated investment income.

N. REINSURANCE.
Underwriters Re follows the provisions of statement of Financial Accounting Standard No. 113, "Accounting and Reporting for Reinsurance for Short-Duration and Long-Duration Contracts." Reinsurance receivables (including amounts related to claims incurred but not reported) and prepaid reinsurance premiums are reported as assets. Reinsurance contracts that do not result in a reasonable possibility that the reinsurer may realize a significant loss from the insurance risk assumed generally do not meet the conditions for reinsurance accounting and are accounted for as deposits.

O. CASH.
For purposes of the consolidated statements of cash flows, cash includes only funds on deposit which are available for immediate withdrawal.

2. ACQUISITIONS

A. UNDERWRITERS RE
On October 7, 1993, the Company acquired approximately 93% of the issued and outstanding capital stock of a new holding company which owns all of the issued and outstanding capital stock of Underwriters Reinsurance, a New Hampshire corporation headquartered in California, which provides reinsurance to property and casualty insurers and reinsurers. Underwriter Reinsurance also owns a recently formed property and casualty insurance subsidiary, Commercial Underwriters Insurance Company, which concentrates on specialized insurance lines. The purchase price was approximately $204 million, including capitalized costs.
         The acquisition of Underwriters Reinsurance was effective for accounting purposes as of October 1, 1993, and has been accounted for by the purchase method of accounting. Accordingly, the accounts of Underwriters Reinsurance, after adjustment to reflect fair values assigned to assets and liabilities, have been included in the consolidated financial statements of the Company after the effective date of the acquisition.
         The net assets of Underwriters Reinsurance, at their acquisition date, after adjustment to reflect fair value assigned to assets and liabilities, are presented below (in millions):


- ---------------------------------------------------------------------------------
Cash, investment securities, and other receivables                         $  781
Reinsurance receivable                                                        364
Other assets (including goodwill)                                             134
Property and casualty losses and loss adjustment expenses                   $(871)
Long-term debt and other liabilities (including minority interest)           (204)
- ---------------------------------------------------------------------------------
Net assets acquired                                                        $  204
=================================================================================

         The unaudited pro forma results of operations for the years ended December 31, 1993 and 1992, presented as if the acquisition of Underwriters Reinsurance was made at the beginning of 1992, are as follows (in millions, except per share data):


- ---------------------------------------------------------------------------------
                                                            1993             1992
- ---------------------------------------------------------------------------------
Total revenues                                            $2,092           $1,987
=================================================================================
Earning before cumulative effect of a change
   in accounting for income tax                           $   87           $   83
=================================================================================
Net earnings                                              $   87           $  100
=================================================================================
Net earnings per share of common stock                    $13.10           $15.09
=================================================================================

         The unaudited pro forma results of operations do not purport to be indicative of results that actually would have been obtained had the operations been consolidated during these periods. The above amounts primarily reflect adjustments for the income effect of revaluation of the assets and liabilities of the purchased businesses, and decreased investment income resulting from the financing of such acquisitions.

B. TICOR TITLE.
On March 8, 1991, the Company, through its wholly owned subsidiary CT&T, acquired Ticor Title Insurance Company of California and an ancillary company from Westwood Equities Corporation for an adjusted cash purchase price of approximately $60 million including capitalized costs.

C. WORLD MINERALS.
On July 31, 1991, a holding company subsidiary of Alleghany acquired from Manville Corporation all of its diatomaceous earth and perlite businesses. The purchase price was approximately $144 million including capitalized costs.
         On September 16, 1991, a diatomaceous earth mine and plant in the state of Washington was acquired for approximately $10 million, and on November 16, 1992, a privately owned perlite filter aid company was acquired for approximately $16 million. These acquisitions had an immaterial effect on 1992 and 1991 earnings.
         The acquisitions of Ticor Title Insurance Company of California and most of the present businesses of World Minerals were effective for accounting purposes as of March 31, 1991 and July 31, 1991, respectively, and have been accounted for by the purchase method of accounting. Accordingly, the accounts of Ticor Title Insurance Company of California and World Minerals, after adjustment to reflect fair values assigned to assets and liabilities, have been included in the accompanying consolidated financial statements after the respective effective dates of such acquisitions.

3. SALE OF SHELBY
On December 31, 1991, Alleghany sold its wholly owned property, casualty, life and annuity subsidiary, The Shelby Insurance Company, to The Associated Group for a cash purchase price of approximately $125 million. The operations of Shelby are presented as discontinued operations in the accompanying consolidated financial statements.
         Condensed information relating to discontinued operations are as follows (in thousands):


- ---------------------------------------------------------------------------------
                                                                             1991
- ---------------------------------------------------------------------------------
Revenues                                                                 $198,215
=================================================================================
Pre-tax earnings from discontinued operations                            $ 11,180
Income taxes                                                                   --
- ---------------------------------------------------------------------------------
Earnings from discontinued operations, net                                 11,180
Gain on sale of Shelby, net of tax of $2,000                               31,068
- ---------------------------------------------------------------------------------
Earnings from discontinued operations                                    $ 42,248
=================================================================================

4. INVESTMENTS
Investments at December 31, 1993 and 1992 are summarized as follows (in thousands):


- ---------------------------------------------------------------------------------------------------------------
                                                                                    1993
- ---------------------------------------------------------------------------------------------------------------
                                                             Amortized
                                                                  Cost                Fair             Carrying
CONSOLIDATED                                                   or Cost               Value                Value
- ---------------------------------------------------------------------------------------------------------------
FIXED MATURITIES
Held to maturity:
  U.S. Government,
  government agency
  and municipal obligations                                 $  265,975          $  266,570           $  265,975
  Certificates of deposit                                        1,035               1,035                1,035
- ---------------------------------------------------------------------------------------------------------------
                                                               267,010             267,605              267,010
Available for sale:
  U.S. Government,
  government agency
    and municipal obligations                                1,134,897           1,144,090            1,144,090
  Certificates of deposit                                        2,243               2,243                2,243
  Commercial paper                                             140,552             140,552              140,552
  Securities purchased under
  agreements to resell                                          75,091              75,091               75,091
  Bonds, notes and other                                       377,365             380,821              380,821
- ---------------------------------------------------------------------------------------------------------------
                                                             1,730,148           1,742,797            1,742,797
EQUITY SECURITIES                                              113,078             144,616              144,616
- ---------------------------------------------------------------------------------------------------------------
                                                            $2,110,236          $2,155,018           $2,154,423
===============================================================================================================

INDUSTRY SEGMENT
- ---------------------------------------------------------------------------------------------------------------
Title, trust and escrow                                     $  642,310          $  655,390           $  655,390
Property and casualty reinsurance                              770,240             770,092              770,092
Banking                                                        634,434             635,494              634,899
Mining and filtration                                            6,562               6,562                6,562
Corporate activities                                            56,690              87,480               87,480
- ---------------------------------------------------------------------------------------------------------------
                                                            $2,110,236          $2,155,018           $2,154,423
===============================================================================================================




- ---------------------------------------------------------------------------------------------------------------
                                                                                                1992
- ---------------------------------------------------------------------------------------------------------------
                                                                                  Carrying                 Fair
CONSOLIDATED                                                                         VALUE                VALUE
- ---------------------------------------------------------------------------------------------------------------
FIXED MATURITIES
Held for investment:
  U.S. Government, government agency
    and municipal obligations                                                   $  387,617           $  390,042
  Certificates of deposit                                                              190                  190
  Securities purchased under agreements
    to resell                                                                       34,950               34,950
- ---------------------------------------------------------------------------------------------------------------
                                                                                   422,757              425,182
Available for sale:
  U.S. Government, government agency
    and municipal obligations                                                      399,960              406,877
  Certificates of deposit                                                           51,568               51,568
  Commercial paper                                                                 135,912              135,912
  Bonds, notes and other                                                           176,092              179,592
- ---------------------------------------------------------------------------------------------------------------
                                                                                   763,532              773,949
Equity securities                                                                  114,928              142,475
- ---------------------------------------------------------------------------------------------------------------
                                                                                $1,301,217           $1,341,606
===============================================================================================================

Alleghany Corporation and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)


- ---------------------------------------------------------------------------------------------------------------
                                                                                                1992
- ---------------------------------------------------------------------------------------------------------------
                                                                                  Carrying                 Fair
INDUSTRY SEGMENT                                                                     Value                Value
- ---------------------------------------------------------------------------------------------------------------
Title, trust and escrow                                                         $  777,162           $  790,054
Banking                                                                            422,567              424,992
Mining and filtration                                                                3,207                3,207
Corporate activities                                                                98,281              123,353
- ---------------------------------------------------------------------------------------------------------------
                                                                                $1,301,217           $1,341,606
===============================================================================================================

         The amortized cost and estimated fair values of debt securities at December 31, 1993 and 1992 are summarized as follows (in thousands):


- ---------------------------------------------------------------------------------------------------------------
                                             Gross               Gross                Gross
                                         Amortized          Unrealized          Unrealized                 Fair
                                              Cost               Gains              Losses                Value
- ---------------------------------------------------------------------------------------------------------------
1993
- ---------------------------------------------------------------------------------------------------------------
Held to maturity:
   U.S. Government,
      government agency and
      municipal obligations             $  265,975             $ 1,690              $(1,095)         $  266,570
===============================================================================================================
Available for sale:
   U.S. Government,
      government agency and
      municipal obligations             $1,134,897             $14,786              $(5,593)         $1,144,090
   Commercial paper                        140,552                  --                  --              140,552
   Bonds, notes and other                  353,741               6,123               (2,666)            357,198
- ---------------------------------------------------------------------------------------------------------------
                                        $1,629,190             $20,909              $(8,259)         $1,641,840
1992
- ---------------------------------------------------------------------------------------------------------------
Held for investment:
   U.S. Government,
      government agency and
      municipal obligations             $  387,617             $ 3,397               $ (972)         $  390,042
===============================================================================================================
Available for sale:
   U.S. Government,
      government agency and
      municipal obligations             $  399,960             $ 8,085              $(1,168)         $  406,877
   Commercial paper                        135,912                  --                  --              135,912
   Bonds, notes and other                  146,511               3,786                 (286)            150,011
- ---------------------------------------------------------------------------------------------------------------
                                        $  682,383             $11,871              $(1,454)         $  692,800
===============================================================================================================

         The amortized cost and estimated fair value of debt securities classified as available for sale and held to maturity at December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


===============================================================================================================
                                                                                 Amortized            Estimated
                                                                                      Cost           Fair Value
- ---------------------------------------------------------------------------------------------------------------
Available for sale:
  Due in one year or less                                                        $  308,380          $  310,092
  Due after one year through five years                                             501,120             506,400
  Due after five years through ten years                                            199,192             199,966
  Due after ten years                                                               336,207             341,042
  Mortgage-backed securities                                                        284,291             284,340
- ---------------------------------------------------------------------------------------------------------------
                                                                                 $1,629,190          $1,641,840
===============================================================================================================
Held to maturity:
  Mortgage-backed securities                                                     $  265,975          $  266,570
===============================================================================================================

         The proceeds from sales and maturities of investments in debt securities were $925 million, $453 million, and $479 million in 1993, 1992, and 1991, respectively.
         Gross realized gains and gross realized losses on sales of investments in debt securities were $5.5 million and $2.6 million, $3.9 million and $0.7 million, and $5.0 million and $0.5 million, respectively, in 1993, 1992, and 1991.
         During 1993, Alleghany had equity investments that were trading below cost. The Company determined that these declines were other than temporary and, accordingly, recorded a loss provision of approximately $4.6 million for these investments. During 1992, no loss provisions were recorded.
         At December 31, 1993 and 1992, investments totalling approximately $366 million and $354 million, respectively, were pledged principally to secure unearned title insurance premium liabilities computed under statutory insurance regulations, as required by law. Also, at December 31, 1993 and 1992, securities totalling approximately $81 million and $11 million, respectively, were pledged principally to secure public agency deposits.
         Assets pledged to secure trust and escrow deposits at December 31, 1993, carried at fair value, and 1992, carried at amortized cost, which approximates fair value as follows (in thousands):


- ---------------------------------------------------------------------------------------------------------------
                                                                                      1993                 1992
- ---------------------------------------------------------------------------------------------------------------
Cash                                                                               $ 68,392            $139,538
U.S. Government and municipal obligations                                           191,076             174,722
Certificates of deposit                                                              22,000                  14
Equity securities                                                                    10,050                  --
Money market funds                                                                   68,019                  --
- ---------------------------------------------------------------------------------------------------------------
                                                                                   $359,537            $314,274
===============================================================================================================

         Additionally, Alleghany's title insurance subsidiaries administer escrow deposits generally related to customers' real estate transactions. The funds are not considered assets and liabilities of the Company and, accordingly, amounts aggregating approximately $791 million and $755 million are excluded from the accompanying consolidated balance sheets at December 31, 1993 and 1992, respectively.

5. LOANS RECEIVABLE
Loans receivable, less allowances, at December 31, 1993 and 1992, are summarized as follows (in thousands):


- ---------------------------------------------------------------------------------------------------------------
                                                                                       1993                1992
- ---------------------------------------------------------------------------------------------------------------
Residential real estate                                                          $1,650,660          $1,674,751
Commercial real estate                                                              323,746             350,288
Construction real estate                                                            124,884             190,923
Less:  Undisbursed portion of loans in process                                      (36,838)            (59,777)
- ---------------------------------------------------------------------------------------------------------------
                                                                                  2,062,452           2,156,185
Other                                                                                40,647              43,227
- ---------------------------------------------------------------------------------------------------------------
                                                                                  2,103,099           2,199,412
Less:  Allowance for estimated loan losses                                          (22,442)            (22,798)
  Unamortized loan fees                                                              (8,061)             (9,185)
- ---------------------------------------------------------------------------------------------------------------
                                                                                 $2,072,596          $2,167,429
===============================================================================================================

         At December 31, 1993 and 1992, approximately 98% of outstanding loans were secured by real estate, primarily in the state of California. No individual loan is material to the portfolio.
         Sacramento Savings normally only lends funds up to a certain percentage of the collateral's value as stated in Sacramento Savings' underwriting policies based on the type of real estate. The different types of real estate collateral securing Sacramento Savings' loan portfolio are 1-4 family residences, apartment complexes, office buildings, shopping centers, undeveloped land, and other real estate.
         At December 31, 1993 and 1992, loans totalling approximately $355 million and $509 million, respectively, were pledged to secure public agency and deferred compensation deposits, a Federal Home Loan Bank of San Francisco ("FHLB") advance, an unused line of credit, and a note payable. See Note 7.
         The following is a summary of the activity in the allowance for estimated loan losses for the years ended December 31, 1993, 1992, and 1991, respectively (in thousands):


- --------------------------------------------------------------------------------------------------------------
                                                                  1993                1992                1991
- --------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                   $22,798             $18,323             $18,458
Provision for loan losses                                        4,945               9,082               1,988
Allowance acquired in acquisition                                   --                 200                  --
Net charge-offs                                                 (5,301)             (4,807)             (2,123)
- --------------------------------------------------------------------------------------------------------------
Balance at end of year                                         $22,442             $22,798             $18,323
==============================================================================================================

         Non-accrual and renegotiated loans, for which interest has been reduced, totalled approximately $64.0 million and $57.5 million at December 31, 1993 and 1992, respectively. Sacramento Savings is not committed to lend additional funds to debtors whose loans have been modified. Management does not expect any material loss in the collection of these loans. Interest income of approximately $3.5 million, $2.7 million, and $1.5 million for the years ended December 31, 1993, 1992, and 1991, respectively, would have been recorded if non-accrual and past due loans had been current. Management considers $67 million to be the total value of impaired loans at December 31, 1993, which includes non-accrual and renegotiated loans. Interest income of approximately $1.6 million, $2.3 million, and $2.6 million for the years ended December 31, 1993, 1992, and 1991, respectively, has been recorded for non-accrual and past due loans. Sacramento Savings had loans held for sale of $21.2 million at December 31, 1993.
         Sacramento Savings was servicing loans sold totalling approximately $191.9 million and $195.1 million at December 31, 1993 and 1992, respectively, the balances of which are not included in the accompanying consolidated balance sheets. All sales of loans were made without recourse.

6. REAL ESTATE
Real estate investments, joint ventures and other real estate owned at December 31, 1993 and 1992 are summarized as follows (in thousands):


- ---------------------------------------------------------------------------------------------------------------
                                                                                       1993                1992
- ---------------------------------------------------------------------------------------------------------------
Real estate purchased for investment                                               $ 18,636            $ 23,750
Investments in and advances to joint ventures                                        34,524              54,875
Loans accounted for as real estate                                                       --              23,344
Real estate acquired through foreclosures                                            50,084              21,447
- ---------------------------------------------------------------------------------------------------------------
                                                                                   $103,244            $123,416
Less:  Allowance for estimated real estate losses                                    (6,436)            (26,100)
- ---------------------------------------------------------------------------------------------------------------
                                                                                   $ 96,808            $ 97,316
===============================================================================================================

The following is a summary of the activity in the allowance for estimated real estate losses for the years ended December 31, 1993, 1992 and 1991 (in thousands):


- --------------------------------------------------------------------------------------------------------------
                                                                  1993                1992                1991
- --------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                  $ 26,100            $ 25,189            $  7,137
Provision for losses                                             8,205              13,933              19,660
Net charge-offs                                               $(27,869)           $(13,022)             (1,608)
- --------------------------------------------------------------------------------------------------------------
Balance at end of year                                        $  6,436            $ 26,100            $ 25,189
==============================================================================================================

Alleghany Corporation and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)


7. DEPOSITS
Deposits and the weighted average interest rates at December 31, 1993 and 1992 are summarized as follows (in thousands):


- -------------------------------------------------------------------------------------------------------------------------
                                                               1993                                  1992
- ---------------------------------------------------------------------------------      ----------------------------------
                                                     Weighted                                Weighted
                                                      Average                                 Average
                                               Interest Rates              Amount      Interest Rates              Amount
- -------------------------------------------------------------------------------------------------------------------------
CHECKING ACCOUNTS
Interest bearing                                        1.11%          $  223,394               1.78%          $  229,138
Non-interest bearing                                     -- %              27,139                 --%               7,347
- -------------------------------------------------------------------------------------------------------------------------
                                                        0.99%             250,533               1.72%             236,485
- -------------------------------------------------------------------------------------------------------------------------
SAVINGS ACCOUNTS
Tiered savings
   (interest bearing)                                   2.16%          $  242,190               2.72%          $  214,732
Tiered savings
   (non-interest bearing)                                 --%                 739                 --%                  --
Insured money market
   accounts                                             2.34%             212,091               2.88%             231,566
CERTIFICATES OF DEPOSIT
0 to 3 months                                                             491,737                                 496,253
Over  3 to 11 months                                                      884,216                                 715,822
Over 11 to 23 months                                                      361,472                                 207,126
Over 23 to 35 months                                                      125,407                                 298,099
Over 35 to 47 months                                                      127,728                                  64,323
Over 47 to 59 months                                                       51,427                                 104,382
Over 59 months                                                              3,033                                  12,859
- -------------------------------------------------------------------------------------------------------------------------
                                                        4.43%           2,500,040               4.80%           2,345,162
- -------------------------------------------------------------------------------------------------------------------------
                                                        4.11%          $2,750,573               4.52%          $2,581,647
=========================================================================================================================

         Accounts in denominations of $100,000 or more totalled approximately $523 million and $605 million at December 31, 1993 and 1992, respectively. A summary of interest on deposits is as follows (in thousands):


- --------------------------------------------------------------------------------------------------------------
                                                                  1993                1992                1991
- --------------------------------------------------------------------------------------------------------------
Checking accounts                                             $  3,402            $  5,737            $  8,796
Tiered savings accounts                                          5,745               6,763               7,940
Insured money market accounts                                    5,908               7,866               7,542
Certificates of deposit                                         99,364             111,730             139,399
Less:  Early withdrawal penalties                                 (323)               (308)               (350)
- --------------------------------------------------------------------------------------------------------------
                                                              $114,096            $131,788            $163,327
==============================================================================================================

         Accrued interest payable on deposits at December 31, 1993 and 1992 was $0.9 million and $1.2 million, respectively.

8. REINSURANCE
In the ordinary course of business, Underwriters Reinsurance assumes and cedes reinsurance for purposes of risk diversification and limiting maximum loss exposure of catastrophic events. If such assuming reinsurers are unable to meet the obligations assumed under these agreements, Underwriters Reinsurance would remain liable. Reinsurance receivables at December 31, 1993 consist of the following (in thousands):


- -------------------------------------------------------------------------------------------
                                                                                       1993
- -------------------------------------------------------------------------------------------
Reinsurance recoverable on paid losses                                             $  2,074
- -------------------------------------------------------------------------------------------
Ceded outstanding losses and loss adjustment expenses                              $351,829
===========================================================================================

For the three months ended December 31, 1993, Underwriters Reinsurance ceded losses and loss adjustment expenses of $19.6 million. The following table indicates premiums assumed and ceded for the three months ended December 31, 1993 (in thousands):


- -------------------------------------------------------------------------------------------
                                                                Written              Earned
- -------------------------------------------------------------------------------------------
Premiums assumed                                                $36,435             $38,479
Premiums ceded                                                  $ 6,166             $19,994
===========================================================================================

         Effective January 1, 1988, Underwriters Reinsurance on behalf of Underwriters Re purchased for $57.5 million two excess of loss reinsurance contracts, ("the reinsurance contracts") from Continental Re. Under the reinsurance contracts, Continental Re will assume the risk of losses incurred by Underwriters Re to the extent that Underwriters Re's net ultimate incurred losses, including unrecoverable reinsurance, for pre-1987 business exceed the aggregate deductible as defined subject to a limit of $200 million. The limit was fully utilized prior to October, 1993. It is expected that the recovery of paid losses covered by the reinsurance contracts will begin in 1994.
         Loss reserves ceded under the reinsurance contracts must be secured by a trust fund or other acceptable security. As of December 31, 1993, loss reserves ceded are secured by $120.6 million deposited in a trust fund and letters of credit totalling $82.1 million.

9. LONG-TERM DEBT
Long-term debt at December 31, 1993 and 1992 is summarized as follows (in thousands):


- -------------------------------------------------------------------------------------------
                                                                  1993                 1992
- -------------------------------------------------------------------------------------------
ALLEGHANY
Debentures at 6.50%, due 2014, exchangeable for
  common shares of American Express at an
  exchange rate of 22.8833 common shares per
  $1,000 principal amount of debentures                       $ 59,600             $ 59,600
AFC
Notes payable at 4.23% due 1999                                 80,000               80,000
AFI
Note payable at 12.65%, due through 1997                        39,210               46,094
CT&T
Capital lease obligations at 10.90% to 13.90%,
  less amounts representing interest of $9 in 1993
  and $10 in 1992, due through 1996                                 72                   62
Bank borrowings at 3.88% to 8.73%,
  due through 2000                                              71,000               88,000
Other loans payable at 5.00% to 9.00%,
  due through 1996                                               3,894                6,503
UNDERWRITERS RE
Notes payable at 5.00%, due through 1998                        79,000                   --
SACRAMENTO SAVINGS
Notes payable at 10.00%, due through 1996                        1,635                1,635
WORLD MINERALS
Notes payable at 8.15% to 8.27%, due through 1998               65,000               64,000
Foreign bank borrowings at
  10.00% to 23.60%, due through 1995                                --                  432
Harborlite redeemable preferred stock                            7,527                7,384
- -------------------------------------------------------------------------------------------
                                                              $406,938             $353,710
===========================================================================================

         Under the terms of a revolving credit loan agreement dated July 9, 1991 with a bank, Alleghany may borrow up to $200 million until July 1995. At Alleghany's option, borrowings bear interest at a rate based on the purchase of negotiable certificates of deposit, prevailing rates for dollar deposits in the London interbank market or the greatest of the Federal funds rate, the bank's prime rate or a specified certificate of deposit rate. No amounts were outstanding under this agreement at December 31, 1993 or 1992. A commitment fee of 1/4 of 1% per annum of the unused commitment is charged. In July 1995, or at such earlier date as Alleghany requests, any amounts outstanding will be converted to a term loan payable in 12 quarterly installments. The revolving credit agreement, among other things, requires Alleghany to maintain tangible net worth not less than $500 million, limits the amount of certain other indebtedness and contains restrictions with respect to mortgaging or pledging any of Alleghany's assets and consolidation or merger with any other corporation.
         AFC notes are primarily secured by a $91.5 million installment note receivable. AFC has entered into a related interest rate swap agreement which provides that AFC shall pay the interest received on the installment note, which is based on the commercial paper rate, and in return AFC shall receive an amount which is based on the LIBOR rate. AFC is exposed to market risk in the unlikely event of nonperformance of the swap counterparty.
         The loan agreement between AFI and The Chase Manhattan Bank, among other things, contains certain restrictive and minimum covenants for the operation of AFI and Sacramento Savings. The note is secured by all of the outstanding shares of capital stock of Sacramento Savings, subject to the rights of the Office of Thrift Supervision ("OTS") pursuant to a voting and disposition rights/dividend agreement.
         On March 28, 1991, CT&T borrowed $42 million, without recourse to Alleghany, to repay bridge financing used for the Ticor Title Insurance Company of California acquisition. On May 2, 1991, CT&T entered into an interest rate swap agreement which effectively fixed the loan's interest rate at 8.855% until its maturity in 1997. During 1993, the interest rate swap agreement was renegotiated which effectively fixed the loan's interest rate at 8.73%. CT&T is exposed to market risk in the unlikely event of nonperformance of the swap counterparty.
         Under the terms of the bank loan agreement, CT&T is required to maintain certain financial ratios and balances and is limited on the amount of additional indebtedness or future mergers and acquisitions except as permitted by the agreements. The agreements also contain restrictions with respect to the mortgaging or pledging of assets.
         On December 20, 1991, World Minerals entered into a bank loan agreement, providing for borrowings of up to $70 million, pursuant to which it borrowed $50 million, without recourse to Alleghany. The loan proceeds were used to repay part of an acquisition-related advance from Alleghany. In January 1992, World Minerals entered into two interest rate swap agreements which effectively fixed the loan's interest rate at 8.15% for the first five years of the loan's seven-year term. World Minerals is exposed to market risk, in the unlikely event of nonperformance of the swap counterparty.
         At December 31, 1993 and 1992, Sacramento Savings had pledged real estate loans of approximately $150 million and $168 million, respectively, together with its investment in FHLB stock of approximately $17.9 million and $16.8 million, respectively, included

Alleghany Corporation and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)


in other assets, as collateral for FHLB advances and an unused line of credit. The available line of credit is based on the collateral pledged. At December 31, 1993, Sacramento Savings' unused line of credit totalled approximately $99 million.
         Sacramento Savings also has a $40 million line of credit available under the FHLB's short-term lending program. The line of credit has no fee or commitment period and can be drawn on by delivering federally backed securities to the FHLB. Advances are available for terms of up to 180 days at market rates, with principal and interest due at maturity. No amounts were drawn on this line of credit as of December 31, 1993.
         On November 16, 1992, Underwriters Re entered into a six-year $100 million reducing revolving bank credit agreement (the credit agreement). Under the terms of the credit agreement, Underwriters Re may borrow up to the maximum commitment available, which is reduced quarterly. Underwriters Re is required to make principal payments so the total loan balance is no greater than the maximum commitment available. In addition to the mandatory payments, Underwriters Re may permanently reduce the aggregate commitment in whole or in part at its sole discretion. At December 31, 1993, the maximum commitment available was $90 million. Amounts borrowed bear interest at either the LIBOR rate plus 1.75% or the higher of (a) the Corporate Base Rate of the bank or (b) the Federal funds effective rate plus .5%. The credit agreement also contains covenants relating to, among other things, restrictions on debt, mergers, acquisitions, disposition of assets, capital expenditures, paying dividends, liens and investments. Additionally, the credit agreement requires Underwriters Re to maintain certain financial ratios and minimum levels of consolidated tangible net worth, statutory surplus and pretax statutory income. The credit agreement is secured primarily by a pledge of the capital stock of Underwriters Reinsurance.
         Scheduled aggregate annual maturities of long-term debt for each of the next five years and thereafter are as follows (in thousands):


- ---------------------------------------------------------
1994                                             $029,658
1995                                               47,681
1996                                               49,762
1997                                               61,000
1998                                               52,667
Thereafter                                        166,170
- ---------------------------------------------------------
                                                 $406,938
=========================================================

10. INCOME TAXES
As discussed in Note 1, the Company adopted Statement No. 109 as of January 1, 1992. The cumulative effect of this change in accounting for income taxes, as determined as of January 1, 1992, approximated $9.1 million, and is separately reported in the 1992 statement of earnings. As a result of applying Statement No. 109 in 1992, earnings from continuing operations, before income taxes, increased $1.5 million for the year ended December 31, 1992, due to the effects of adjustments for prior purchase business combination. Prior years' financial statements have not been restated to apply the provisions of Statement No. 109.
         Income tax expense (benefit) from continuing operations consists of the following (in thousands):


- --------------------------------------------------------------------------------------------------------------
                                          Federal                State             Foreign               Total
- --------------------------------------------------------------------------------------------------------------
1993
Current                                  $ 26,855              $ 4,403              $2,306            $ 33,564
Deferred                                  (12,044)                (100)                155             (11,989)
- --------------------------------------------------------------------------------------------------------------
                                         $ 14,811              $ 4,303              $2,461            $ 21,575
==============================================================================================================
1992
Current                                  $ 38,506              $ 6,930              $1,657            $ 47,093
Deferred                                    9,430              $(1,339)                 31               8,122
Charge equivalent to
  income taxes                                 --                   --                 726                 726
- --------------------------------------------------------------------------------------------------------------
                                         $ 47,936              $ 5,591              $2,414            $ 55,941
==============================================================================================================
1991
Current                                  $ 20,077              $ 4,991              $  546            $ 25,614
Deferred                                 $(10,336)                (636)                 33             (10,939)
- --------------------------------------------------------------------------------------------------------------
                                         $  9,741              $ 4,355              $  579            $ 14,675
==============================================================================================================

         The 1992 charge equivalent to income taxes relates to the utilization of World Minerals' preacquisition net operating loss carryforwards. Utilization of the net operating loss carryforwards results in a reduction of World Minerals' goodwill.
         The difference between the federal income tax rate and the effective income tax rate on continuing operations is as follows:


- --------------------------------------------------------------------------------------------------------------
                                                                1993                 1992                 1991
- --------------------------------------------------------------------------------------------------------------
Federal income tax rate                                        35.0%                34.0%                34.0%
Goodwill amortization                                            1.2                  3.4                  2.5
Income subject to dividends-
  received deduction                                            (0.4)                (0.9)                (3.9)
State taxes, net of federal tax benefit                          2.0                  3.2                   7.7
Tax-exempt interest income                                      (3.0)                (1.0)                (5.9)
Bad debt deduction                                                --                   --                  5.3
Reversal of previously accrued
  tax expenses                                                 (16.8)                  --                   --
Other, net                                                       0.1                  8.1                  0.6
- --------------------------------------------------------------------------------------------------------------
                                                               18.1%                46.8%                40.3%
==============================================================================================================

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 and 1992 are as follows (in thousands):


- -------------------------------------------------------------------------------------------
                                                                  1993                 1992
- -------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS
Title losses, trust, and other claim reserves                 $160,183             $144,401
Property and casualty loss reserves                             53,231                   --
Net operating loss carryforwards                                35,124               37,425
Reserves for impaired assets                                    28,962               24,802
Expenses deducted for tax purposes when paid                    31,487               29,051
Other                                                            8,173                9,311
- -------------------------------------------------------------------------------------------
  Total gross deferred tax assets                              317,160              244,990
===========================================================================================

DEFERRED TAX LIABILITIES
Unearned premium reserves                                       76,719               74,767
Deferred revenues and gains                                     87,909               60,052
Title plant                                                     28,355               27,544
Tax over book depreciation                                      27,351               20,110
Other                                                           18,079               10,219
- -------------------------------------------------------------------------------------------
  Total gross deferred tax liabilities                         238,413              192,692
===========================================================================================
  Net deferred tax asset                                      $ 78,747             $ 52,298
===========================================================================================

         The tax effects of the principal timing differences between taxable income and pre-tax accounting income from continuing operations for the year ended December 31, 1991 are as follows (in thousands):


- -------------------------------------------------------------------------------------------
                                                                                       1991
- -------------------------------------------------------------------------------------------
Expenses deducted for tax purposes when paid                                       $ (1,221)
Equity securities revalued to reflect impairment                                     (3,529)
Loan fees deferred for tax purposes                                                   1,790
Real estate losses deferred for tax purposes                                         (5,575)
Title insurance losses deferred for tax purposes                                     (3,986)
Unearned premium reserves                                                               735
Tax over book depreciation                                                              685
Deferred compensation expense                                                        (1,318)
Pension income                                                                          435
LIFO inventory writeup                                                                1,142
Other, net                                                                              (97)
- -------------------------------------------------------------------------------------------
                                                                                   $(10,939)
===========================================================================================

         A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management believes the deferred tax assets will be fully realized in the future.
         The amount of operating loss and tax credit carryforwards available to offset future federal taxable income is approximately $100 million, expiring through 2005.
         A deferred tax liability has not been recognized for Sacramento Savings' bad debt reserves of approximately $32 million that arose in tax years beginning before December 31, 1987. This temporary difference is not expected to reverse in the foreseeable future.
         The Internal Revenue Service had examined Alleghany's federal income tax returns through 1985. The 1986, 1987, and 1988 tax years have closed without examination.
         The Internal Revenue Service asserted substantial federal income tax deficiencies for the years 1984 and 1985. During 1993, the issues were settled resulting in a credit to earnings for previously accrued tax expenses of $20 million. Tax years 1984 and 1985 are now closed.

11. STOCKHOLDERS' EQUITY
The total number of shares of all classes of capital stock which Alleghany has authority to issue is 30,000,000, of which 8,000,000 shares are preferred stock, par value of $1.00, and 22,000,000 shares are common stock, par value of $1.00.
         Stockholders' equity and surplus of CT&T, CTI, Security Union and Ticor Title are governed by borrowing agreements and statutory limitations as to payment of dividends. At December 31, 1993 approximately $155 million was available for dividends to Alleghany.
         Stockholder's equity and surplus of Underwriters Re is also governed by borrowing agreements and statutory limitations as to payment of dividends. At December 31, 1993 approximately $1 million was available for dividends to Alleghany. Underwriters Reinsurance statutory surplus at December 31, 1993 was $248 million and statutory net income for the three months ended December 31, 1993 was $12 million. Stockholders' equity of World Minerals is governed by a borrowing agreement as to payment of dividends. At December 31, 1993 substantially all of World Minerals stockholders' equity was restricted as to dividend payment to Alleghany. Sacramento Savings must comply with certain OTS regulations which limit the amount of dividends Sacramento Savings may pay. However, the limit can be exceeded with approval from the OTS. Management believes that Sacramento Savings is in compliance with such dividend regulations. At December 31, 1993 all of AFI's and Sacramento Savings' stockholder's equity was restricted as to dividend payment to Alleghany.

Alleghany Corporation and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)


Additionally, payments of dividends (other than stock dividends) by Alleghany to its stockholders are limited by the terms of the revolving credit loan agreement which stipulates that Alleghany can pay dividends up to the sum of cumulative net earnings after 1990, proceeds from the issuance of stock after 1990 and $35 million, provided that Alleghany maintains certain financial ratios as defined in the agreement. At December 31, 1993 approximately $270 million of capital was available for dividends.
         The following schedule presents the prescribed minimum capital requirements for Sacramento Savings, the actual amount of capital, and the amount of excess at December 31, 1993 (in thousands):


- -------------------------------------------------------------------------------------------
                                      Minimum                  Actual
                                      -------                  ------
                                                                                     Excess
                                  Amount   Percent         Amount   Percent          Amount
- -------------------------------------------------------------------------------------------
Risk-based                     $ 131,369      8.0%       $176,159     10.7%         $44,790
Core                           $  89,930      3.0%       $158,168      5.3%         $68,238
Tangible                       $  59,953      2.0%       $158,168      5.3%         $98,215
===========================================================================================

         The actual amount of capital above differs from Sacramento Savings' capital as calculated in accordance with generally accepted accounting principles because of adjustments required for goodwill, investments in real estate, and general loan valuation reserves.
         In addition, state chartered savings associations may no longer acquire any equity investment not permissible for federally chartered savings associations. Equity investments include Sacramento Savings' real estate investments and joint ventures. Complete divestiture of these investments is required by July 1, 1994.
         In April 1993, stockholders of Alleghany approved a Long-Term Incentive Plan effective as of January 1, 1993 ("Incentive Plan"). The Incentive Plan replaces the 1983 Long-Term Incentive Plan which terminated by its terms on December 31, 1992. The Incentive Plan is substantially similar to the 1983 Long-Term Incentive Plan. A maximum of 300,000 shares of Alleghany common stock can be paid to participants under the Incentive Plan through December 31, 2002 (subject to anti-dilution and other adjustments).
         The incentive plans permit Alleghany to provide incentive compensation of the types commonly known as restricted stock, stock options, stock appreciation rights, performance shares, performance units, and phantom stock, as well as other types of incentive compensation. Awards may include, but are not limited to, cash and/or shares of Alleghany's common stock, rights to receive cash and/or shares of common stock and options to purchase shares of common stock including options intended to qualify as incentive stock options under the Internal Revenue Code and options not intended to qualify. The number of performance shares awarded under these plans to employees of the Company were 14,689 in 1993, 16,412 in 1992, and 20,337 in 1991 (as adjusted for stock dividends).
         Under the incentive plans, participants are entitled, at the end of a four-year award period, to the fair value of an equal number of shares of Alleghany's common stock (adjusted for anti-dilution from date of award), based on market value on the payment date and normally payable half in cash and half in stock, provided defined levels of performance are achieved. As of December 31, 1993 (for all award periods through the award period 1993), approximately 184,000 performance shares were granted, of which 113,000 have been paid out, none have expired, and 71,000 have not matured. The amounts charged to the Company's earnings with respect to this and the prior plan were $3.3 million in 1993, $3.5 million in 1992, and $2.2 million in 1991.
         In April 1993, the Board of Directors adopted, subject to approval by the stockholders at the 1994 Annual Meeting, a stock option plan under which options to purchase a maximum of 75,000 shares (subject to anti-dilution and other adjustments) of Alleghany's common stock are awarded to non-employee directors. The plan replaces a substantially similar plan which terminated in April 1993. The plans provide for the automatic grant of non-qualified stock options to purchase 1,000 shares of common stock in each year after 1987 to each non-employee director. Options to purchase 7,000 shares at the then fair market value of $147.00 were granted in 1993. Through December 31, 1993, as adjusted for stock dividends, 46,000 options were granted, 13,000 options have been exercised, and 33,000 options remain outstanding. Alleghany has reserved 70,244 shares at December 31, 1993 for the satisfaction of exercises of options (as adjusted for stock dividends).
         The Board of Directors has authorized the purchase from time to time of additional shares of common stock for the treasury. During 1993 and 1992, Alleghany repurchased 55,200 and 10,500 shares of its common stock at a cost of $7.9 million and $1.2 million, respectively. During 1991, Alleghany did not repurchase any shares of its common stock.

12. NET EARNINGS PER SHARE OF COMMON STOCK
Net earnings per share of common stock are based on the average number of shares of Alleghany common stock outstanding during the years ended December 31, 1993, 1992, and 1991, respectively, as adjusted for stock dividends. The average number of shares of common stock outstanding, as adjusted for stock dividends, were 6,655,998 in 1993, 6,658,617 in 1992, and 6,651,045 in 1991.

13. RETIREMENT PLANS
The Company has profit sharing and several noncontributory defined benefit pension plans covering substantially all of its employees. The defined benefits are based on years of service and the employee's average compensation generally during the last five years of employment. The Company's funding policy is to contribute annually the amount necessary to satisfy the Internal Revenue Service's funding standards. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. CT&T is a qualified trust company and, as such, serves as trustee for the assets of certain of the pension plans.
         The following table sets forth the defined benefit plans' funded status at December 31, 1993 and 1992 (in millions):


- -------------------------------------------------------------------------------------------
                                                                 1993                  1992
- -------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations
Vested benefit obligation                                      $116.7                $100.6
===========================================================================================
Accumulated benefit obligation                                 $128.1                $107.8
===========================================================================================
Projected benefit obligation                                   $149.0                $125.0
Plan assets at fair value                                       122.9                 115.5
- -------------------------------------------------------------------------------------------
Projected benefit obligation, more
  than plan assets                                              (26.1)                 (9.5)
Unrecognized net loss                                            49.8                  31.5
Unrecognized prior service cost                                   5.8                   6.7
Unrecognized net asset                                           (9.0)                (12.0)
- -------------------------------------------------------------------------------------------
Pension asset recognized in the balance sheet                  $ 20.5                $ 16.7
===========================================================================================
Net pension cost for 1993 and 1992 included the
  following expense (income) components
Service cost - benefits earned during the year                 $  6.7                $  6.2
Interest cost on projected benefit obligation                     9.9                   9.7
Actual return on plan assets                                     (7.2)                 (6.0)
Net amortization and deferral                                    (1.5)                 (3.2)
===========================================================================================
Net periodic pension cost included in cost
and expenses                                                   $  7.9                $  6.7
===========================================================================================
Assumptions used in computing the funded
  status of the plans are as follows
Range of rates for increases in
  compensation levels                                      4.5%-10.0%            5.0%-10.0%
Range of weighted average discount rates                    6.0%-7.5%             6.5%-8.2%
Range of expected long-term rates of return                 4.0%-9.0%            4.0%-10.0%
===========================================================================================

         Alleghany and its subsidiaries also provide supplemental retirement benefits through deferred compensation programs and profit sharing plans for certain of its officers and employees for which earnings were charged $17.6 million and 1993, $13.3 million in 1992, and $5.8 million in 1991.

14. COMMITMENTS AND CONTINGENCIES
The Company leases certain facilities, furniture and equipment under long-term lease agreements. In addition, certain land, office space and equipment are leased under noncancelable operating leases which expire at various dates through 2049. Rent expense was $66.6 million in 1993, $61.0 million in 1992, and $67.3 million in 1991.
         The aggregate minimum payments under operating leases with initial or remaining terms of more than one year are $46 million, $39 million, $31 million, $25 million, $21 million, and $146 million in 1994, 1995, 1996, 1997, 1998 and thereafter, respectively.
         The Company's subsidiaries and division are parties to pending litigation and claims in connection with the ordinary course of their businesses. Each such operating unit makes provisions for estimated losses to be incurred in such litigation and claims, including legal costs. In the opinion of management, based in part on advice of counsel, such provision is adequate.

15. FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK
Sacramento Savings is a party to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include commitments to extend credit, standby letters of credit and commitments to sell loans. These instruments involve, to varying degrees, elements of credit risk. Sacramento Savings' exposure to credit loss is the contractual amount funded.
         The contractual amount of financial instruments at December 31, 1993 and 1992 is summarized as follows (in thousands):


- -------------------------------------------------------------------------------------------
                                                                  1993                 1992
- -------------------------------------------------------------------------------------------
Commitments to extend credit                                   $40,547              $28,126
Standby letters of credit                                      $ 5,295              $ 4,736
Commitments to sell loans                                      $17,695              $19,124
===========================================================================================

         Sacramento Savings uses the same credit policies in making commitments to extend credit as it does for on-balance sheet instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the

Alleghany Corporation and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)


contract. Commitments generally have fixed expiration dates or termination clauses. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Sacramento Savings evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral, if any, obtained by Sacramento Savings is based on management's evaluation of the customer.
         Standby letters of credit are conditional commitments issued by Sacramento Savings to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to a customer. Sacramento Savings uses the same underwriting policies as if a loan were made. The amount of collateral, if any, obtained by Sacramento Savings is based on management's evaluation of the customer.
         Commitments to sell loans are agreements to sell loans originated or purchased by Sacramento Savings to another party if certain conditions are met. Sacramento Savings only sells loans to third parties without recourse. Sacramento Savings is not exposed to credit loss if the borrower fails to perform according to the promissory note as long as Sacramento Savings has fulfilled its obligations as stated in the sale commitment. Sacramento Savings may or may not retain servicing of the loans.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS
The estimated fair values of the Company's financial instruments are as follows (in thousands):


- -------------------------------------------------------------------------------------------
                                                                                 Calculated
                                                              Carrying                 Fair
                                                                Amount                Value
- -------------------------------------------------------------------------------------------
Assets
Notes receivable                                            $   91,536           $   91,536
Loans receivable, less allowances                           $2,072,596           $2,097,384
Liabilities
Deposits                                                    $2,750,573           $2,784,769
Long-term debt                                              $  406,938           $  411,549
Unrecognized financial instruments
Commitments to extend credit                                $   40,547           $   40,547
Standby letters of credit                                   $    5,295           $    5,295
Commitments to sell loans                                   $   17,695           $   17,695
- -------------------------------------------------------------------------------------------

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value:
         NOTES RECEIVABLE: The carrying amount approximates fair value because interest rates approximate market rates.
         LOANS RECEIVABLE, less allowances: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are substantially equal to carrying values. The fair values for loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.
         DEPOSITS: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposits approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.
         LONG-TERM DEBT: The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on current rates offered to the Company for debt of the same remaining maturities.
         COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT AND COMMITMENTS TO SELL LOANS: The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

17. SEGMENTS OF BUSINESS
Information concerning the Company's continuing operations by industry segment as of and for the years ended December 31, 1993, 1992, and 1991, respectively, is summarized as follows (in thousands):


- ---------------------------------------------------------------------------------------------------------------
                                                                  1993                1992                 1991
- ---------------------------------------------------------------------------------------------------------------
REVENUES
Title, trust and escrow                                     $1,440,151          $1,345,724           $1,036,860
Property and casualty reinsurance*                              40,712                  --                   --
Banking                                                        209,766             239,135              261,615
Mining and filtration                                          149,545             141,072               52,997
Corporate activities                                            68,278              62,493               55,140
- ---------------------------------------------------------------------------------------------------------------
  Total                                                     $1,908,452          $1,788,424           $1,406,612
===============================================================================================================
EARNINGS FROM CONTINUING OPERATIONS,
  BEFORE INCOME TAXES
Title, trust and escrow                                     $   98,171          $   96,489           $   39,779
Property and casualty reinsurance*                               4,058                  --                   --
Banking                                                         29,440              36,079               28,624
Mining and filtration                                           13,745              16,504                6,128
Corporate activities                                            19,873              18,119               11,437
- ---------------------------------------------------------------------------------------------------------------
                                                               165,287             167,191               85,968
Interest expense                                                29,263              32,602               35,519
Corporate administration                                        16,897              14,956               14,049
- ---------------------------------------------------------------------------------------------------------------
  Total                                                     $  119,127          $  119,633           $   36,400
===============================================================================================================
IDENTIFIABLE ASSETS AT DECEMBER 31
Title, trust and escrow                                     $1,515,746          $1,611,136           $1,403,051
Property and casualty reinsurance                            1,339,824                  --                   --
Banking                                                      3,024,157           2,827,700            2,699,487
Mining and filtration                                          208,377             194,840              185,939
Corporate activities                                           196,836             222,768              250,744
- ---------------------------------------------------------------------------------------------------------------
  Total                                                     $6,284,940          $4,856,444           $4,539,221
===============================================================================================================
CAPITAL EXPENDITURES
Title, trust and escrow                                     $   12,350          $   24,026           $   13,888
Property and casualty reinsurance*                                 199                  --                   --
Banking                                                          3,538               4,372                4,187
Mining and filtration                                           25,457               5,967                8,910
Corporate activities                                               243                 283                   88
- ---------------------------------------------------------------------------------------------------------------
  Total                                                     $   41,787          $   34,648           $   27,073
===============================================================================================================
DEPRECIATION AND AMORTIZATION
Title, trust and escrow                                     $   29,161          $   42,084           $   24,999
Property and casualty reinsurance*                               2,201                  --                   --
Banking                                                          6,372               4,732                3,264
Mining and filtration                                            6,823               8,202                2,949
Corporate activities                                               731               1,491                  776
- ---------------------------------------------------------------------------------------------------------------
  Total                                                     $   45,288          $   56,509           $   31,988
===============================================================================================================

*Includes results of operations from October 1, 1993.

18. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
Selected quarterly financial data for 1993 and 1992 are presented below (in thousands, except per share amounts):


- ----------------------------------------------------------------------------------------------------------------
                                                                      Quarter Ended
                                                                      -------------
1993                                       Mar. 31             Jun. 30             Sep. 30              Dec. 31
- ---------------------------------------------------------------------------------------------------------------
Revenues from continuing
   operations                            $419,332             $451,407            $480,713             $557,000
===============================================================================================================
Net earnings                             $ 33,343             $ 21,327            $ 20,364             $ 22,518
===============================================================================================================
Net earnings per share of
   common stock                          $   5.00             $   3.20            $   3.06             $   3.40
===============================================================================================================

1992
- ---------------------------------------------------------------------------------------------------------------
Revenues from continuing
   operations                            $399,887             $478,784            $437,312             $472,441
===============================================================================================================
Earnings from continuing
   operations                            $ 12,208             $ 21,845            $ 18,541             $ 11,098
Cumulative effect of
   accounting change                        9,145                   --                  --                   --
- ---------------------------------------------------------------------------------------------------------------
Net earnings                             $ 21,353             $ 21,845            $ 18,541             $ 11,098
===============================================================================================================
Net earnings per share of
   common stock:*
Continuing operations                    $   1.84             $   3.28            $   2.78             $   1.67
Cumulative effect of
   accounting change                         1.37                   --                  --                   --
- ---------------------------------------------------------------------------------------------------------------
Net earnings                             $   3.21             $   3.28            $   2.78             $   1.67
===============================================================================================================

* Restated to reflect subsequent stock dividends.

Alleghany Corporation and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (continued)


19. OTHER INFORMATION
a. Other assets shown in the consolidated balance sheets at December 31, 1993 and 1992 include goodwill, net of accumulated amortization, as follows (in thousands):


- -------------------------------------------------------------------------------------------
                                                                               Amortization
                                              1993                 1992              Period
- -------------------------------------------------------------------------------------------
CT&T                                       $ 56,166             $57,675         10-40 years
Underwriters Re                              54,046                  --            20 years
Sacramento Savings                           17,367              17,055         14-25 years
World Minerals                               15,389               7,725            40 years
- -------------------------------------------------------------------------------------------
                                           $142,968             $82,455
===========================================================================================

As a result of applying Statement No. 109, goodwill has been reduced by approximately $39.2 million in 1992.

b. Other liabilities shown in the consolidated balance sheets at December 31, 1993 and 1992 include $84.7 million and $69.1 million, respectively, of accounts payable. For December 31, 1993, other liabilities also includes $49 million of unearned premiums.

c. The consolidated statements of earnings include charges to operations for repairs and maintenance in the amount of $26.1 million in 1993, $24.4 million in 1992, and $15.3 million in 1991, and for taxes other than payroll and income of $25.1 million in 1993, $27.6 million in 1992, and $20.1 million in 1991.

d. Property and equipment, net of accumulated depreciation and amortization at December 31, 1993 and 1992, is as follows (in thousands):


- ---------------------------------------------------------
                                         1993        1992
- ---------------------------------------------------------
Land                                $ 40,508     $ 41,693
Buildings and improvements            87,452       79,786
Furniture and equipment              171,695      156,224
Leasehold improvements                27,545       25,495
- ---------------------------------------------------------
                                     327,200      303,198
Less:  Accumulated depreciation
   and amortization                  (69,447)     (63,007)
- ---------------------------------------------------------
                                    $257,753     $240,191
=========================================================

e. Other assets shown in the consolidated balance sheet at December 31, 1993 includes $10.4 million of deferred acquisition costs. Amortization of deferred acquisition costs included in the 1993 statement of earnings was $1.2 million.

INDEPENDENT AUDITOR'S REPORT

[KPMG PEAT MARWICK LOGO]

Certified Public Accountants
345 Park Avenue
New York, NY 10154
The Board of Directors and Stockholders
Alleghany Corporation:

We have audited the accompanying consolidated balance sheets of Alleghany Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of earnings, changes in common stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements, appearing on pages 24 through 44, are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alleghany Corporation and subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles.
         As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and No. 109, "Accounting for Income Taxes" at December 31, 1993 and in 1992, respectively.


                                        /s/ KPMG Peat Marwick

                                        KPMG Peat Marwick
February 23, 1994

                                                  APPENDIX
                                                  --------


Page                          Narrative Description of Graphic or Image Material
- ----                          --------------------------------------------------

  2                           A table of common stockholders' equity at year-end appears in the electronic format version, replacing a bar chart that appears in the paper format version.

  3                           A table of market value of stock and cash at year-end appears in the electronic format version, replacing a bar chart that appears in the paper format version.

  7                           A photograph of the rotunda of the Chicago Title and Trust Center appears in the paper format version.

  9                           A rendering of an office building in Cameron Park, California, scheduled to be opened jointly by Sacramento Savings Bank and Chicago Title and Trust Company in 1994, appears in the paper format version.

 10                           A table of Sacramento Savings Bank's capital position at December 31, 1993 appears in the electronic format version, replacing a bar chart that appears in the paper format version.

 12                           A photograph of a truck appears in the paper format version.

 14                           A photograph of a building appears in the paper format version.

 15                           A photograph of mining equipment and a part of World Minerals Inc.'s diatomite mine in
                              Lompoc, California appears in the paper format version.