Form 10-K, Exhibit 13
period 1994-12-31
ALLEGHANY CORP /DE
filed 1995-03-17
CIK 775368

                                                                Exhibit 13


                             TO OUR STOCKHOLDERS

In 1994 Alleghany Corporation's net earnings reached a record level for the third consecutive year: $137.5 million, or $20.12 per share, compared with $97.6 million, or $14.37 a share, in 1993. Financial highlights of both years are summarized in the first table on page 5 of this report.

     The excellent 1994 results are due in large part to the sale in October of Alleghany's retail banking subsidiary, Sacramento Savings Bank, for $331 million in cash. Net earnings in 1994 included $69.1 million, or $10.12 per share, representing the gain on the sale (net of transaction-related expenses, taxes and provisions related to real estate assets retained by Alleghany), and Sacramento Savings' earnings prior to the sale. Net earnings in 1993 reflect a credit of $20 million, or $2.94 a share, resulting from an adjustment of Alleghany's tax reserves. This adjustment was explained in detail in our 1993 Annual Report to Stockholders.

     Alleghany's principal operating unit, Chicago Title and Trust Company, recorded pre-tax earnings in 1994 that were the second highest in its history. However, those earnings represent a 26 percent drop from 1993's record established with the help of a record level of refinancings. Beginning in February 1994, the Federal Reserve Board implemented a series of increases in short-term interest rates, bringing to an abrupt end one of the longest refinancing surges in history. While the decline in refinancing activity was partially offset by a healthy increase in conventional sales and resales and by a modest improvement in commercial real estate activity, the overall industry-wide decline in revenues and volume of orders from 1993 to 1994 was the steepest downturn the industry experienced since it began keeping those statistics in the early 1960's. Interest rates have continued to rise, further depressing real estate markets. Thus far in 1995, title



These graphs illustrate the experience of a hypothetical investor who purchased "old" Alleghany common stock in 1967 and, throughout the period 1967-94, retained his investment together with all dividends and other distributions received as a result of the investment. Although values are shown on a per-share basis (i.e., per share of old Alleghany common stock acquired in 1967), it is assumed that the investor's holdings were such that all distributions of stock were received in whole shares (without cash in lieu of fractions). The distributions reflected in the graphs consist of (1) cash dividends paid from 1967 through 1983, (2) annual 2% stock dividends paid from 1985 through 1994, (3) cash distributed upon the liquidation of old Alleghany on December 31, 1986, (4) common stock of new Alleghany distributed in the same transaction, (5) common stock of Cyclops Industries, Inc., which was spun off to new Alleghany's stockholders in 1987, and (6) cash and common stock of Armco Inc. distributed upon the merger of Cyclops into a wholly owned subsidiary of Armco in 1992. The graphs do not reflect any earnings resulting from reinvestment of cash distributions or taxes payable with respect thereto.

                         COMMON STOCKHOLDERS' EQUITY
                      PER SHARE AT YEAR-END (IN DOLLARS)

           Old              New
         Alleghany       Alleghany             Cyclops              Armco              Cash            Total
         ---------       ---------             -------              -----              -----           ------
1967      15.61             --                   --                   --                0.20            15.81
1968      20.03             --                   --                   --                0.40            20.43
1969      15.02             --                   --                   --                0.67            15.69
1970      15.47             --                   --                   --                0.87            16.34
1971      17.68             --                   --                   --                1.07            18.75
1972      18.12             --                   --                   --                1.35            19.47
1973      15.95             --                   --                   --                1.71            17.66
1974      21.60             --                   --                   --                2.16            23.76
1975      21.38             --                   --                   --                2.66            24.04
1976      22.71             --                   --                   --                3.41            26.12
1977      24.34             --                   --                   --                4.46            28.80
1978      26.59             --                   --                   --                5.51            32.10
1979      30.55             --                   --                   --                6.56            37.11
1980      33.38             --                   --                   --                7.64            41.02
1981      37.32             --                   --                   --                8.72            46.04
1982      42.56             --                   --                   --                9.80            52.36
1983      46.91             --                   --                   --               10.88            57.79
1984      75.47             --                   --                   --               10.88            86.35
1985      88.72             --                   --                   --               10.88            99.60
1986       --              81.11                 --                   --               55.67           136.78
1987       --              85.71                 --                   --               55.67           141.38
1988       --              93.49                 5.28                 --               55.67           154.44
1989       --             105.77                11.00                 --               55.67           172.44
1990       --             116.57                10.55                 --               55.67           182.79
1991       --             130.09                 4.50                 --               55.67           190.26
1992       --             142.74                 --                   2.68             67.34           212.76
1993       --             165.15                 --                   --               67.34           232.49
1994       --             180.24                 --                   --               67.14           247.38


                        MARKET VALUE OF STOCK AND CASH
                           AT YEAR-END (IN DOLLARS)

           Old              New
         Alleghany       Alleghany             Cyclops              Armco              Cash            Total
         ---------       ---------             -------              -----              -----           ------
1967      13.75             --                   --                   --                0.20            13.95
1968      23.50             --                   --                   --                0.40            23.90
1969      13.25             --                   --                   --                0.67            13.92
1970      11.50             --                   --                   --                0.87            12.37
1971      13.62             --                   --                   --                1.07            14.69
1972      14.37             --                   --                   --                1.35            15.72
1973       9.75             --                   --                   --                1.71            11.46
1974       6.62             --                   --                   --                2.16             8.78
1975       7.50             --                   --                   --                2.66            10.16
1976      12.87             --                   --                   --                3.41            16.28
1977      15.25             --                   --                   --                4.46            19.71
1978      21.50             --                   --                   --                5.51            27.01
1979      27.00             --                   --                   --                6.56            33.56
1980      33.00             --                   --                   --                7.64            40.64
1981      48.50             --                   --                   --                8.72            57.22
1982      49.62             --                   --                   --                9.80            59.42
1983      63.87             --                   --                   --               10.88            74.75
1984      77.62             --                   --                   --               10.88            88.50
1985      90.14             --                   --                   --               10.88           101.02
1986       --              70.23                 --                   --               55.67           125.90
1987       --              76.94                26.80                 --               55.67           159.41
1988       --              76.85                24.81                 --               55.67           157.33
1989       --             101.02                33.96                 --               55.67           190.65
1990       --              95.86                11.94                 --               55.67           163.47
1991       --             127.50                20.43                 --               55.67           203.60
1992       --             156.71                 --                  14.25             67.34           238.30
1993       --             171.50                 --                  12.93             67.34           251.77
1994       --             185.29                 --                  13.99             67.14           266.42

orders and activity have been at low levels and, absent an improvement in real estate markets, Chicago Title's 1995 first quarter earnings are likely to be materially lower than the record established in the first quarter of 1994; 1995 full year results are also expected to be lower than in 1994. Management of Chicago Title will have a real challenge to keep costs in line with this reduced volume of available business.

     Alleghany's other major operating businesses - Underwriters Reinsurance Company and World Minerals Inc. - recorded higher pre-tax earnings in 1994 than in the prior year. Underwriters completed its first full year as part of the Alleghany group of companies with pre-tax earnings of $8.6 million. These results reflect modest increases in written premiums despite highly competitive reinsurance markets, and commendable underwriting discipline by Underwriters' management.

     World Minerals deserves special mention. After struggling with sluggish demand in 1992 and 1993, World Minerals more than doubled its pre-tax earnings contribution to Alleghany in 1994. These results reflect not only stronger economic activity in the markets served by World Minerals, but also the benefits of strategic acquisitions and capital spending projects, an intense focus on marketing and customer service and rigorous efforts to improve production efficiencies and achieve other cost reductions.

     The comparative contributions to Alleghany's earnings from continuing operations before income taxes made by these operating units and by Alleghany's parent-company operations were as follows (in millions):


- -------------------------------------------------------------------------------
                                     Year Ended               Quarter Ended
                                     December 31               December 31
- -------------------------------------------------------------------------------
                                 1994           1993        1994       1993
- -------------------------------------------------------------------------------
Chicago Title                   $65.7          $88.6       $16.1      $27.3
Underwriters                      8.6            3.0         5.7        3.0
World Minerals                   18.2            8.2         5.2        1.7
Parent company                    0.5          (10.3)       (7.9)      (4.4)
- -------------------------------------------------------------------------------
Earnings from
 continuing operations,
 before income taxes            $93.0          $89.5       $19.1      $27.6
===============================================================================

     Sacramento Savings, founded in 1874, had been a valuable contributor to Alleghany's results since its acquisition in 1989. While struggling in recent years with the effects of a local real estate recession and with increasingly burdensome regulatory restrictions, Sacramento Savings maintained its premier franchise in northern California. First Interstate Bank of California saw the strategic value of this unique franchise, and proposed a transaction that we concluded was in Alleghany's best interests. We extend our sincere gratitude to William G. Hegg, who served as President, David L. Crespi, who served as Executive Vice President, the other members of the management team and all of the employees of Sacramento Savings for their dedicated service to Sacramento Savings and cooperation in completing the sale.

     For the ten months that Sacramento Savings was part of Alleghany in 1994, Sacramento Savings contributed to Alleghany pre-tax earnings of $11.3 million on revenues of $150.3 million, compared with $29.6 million on revenues of $210.3 million in 1993 and $34.1 million on revenues of $239.6 million in 1992.

     Returning to its roots in the railroad industry, in 1994 Alleghany acquired a substantial investment position in Santa Fe Pacific Corporation, totalling 18.1 million shares, or about 11.8 percent of Santa Fe's outstanding common stock, as of March 1, 1995. Santa Fe stock represented, in our view, a unique long-term investment opportunity, and this was validated by a contest waged during the fall and winter between Burlington Northern Inc. and Union Pacific Corp. to acquire Santa Fe.

     Burlington Northern won the contest and stockholders of Burlington Northern and Santa Fe approved the proposed merger in February. It is awaiting approval by the Interstate Commerce Commission. Based on its current holdings, Alleghany would own about 4.8 percent of the combined companies upon consummation of the merger. Alleghany supported the Santa Fe/Burlington Northern merger proposal because it saw an attractive opportunity to participate in the long-term growth of Santa Fe and the enhanced value of a combined Santa Fe/ Burlington Northern. Our Santa Fe shares were acquired at a cost of $251.3 million and, on March 1, 1995, had a market value of $381.6 million.

     Another significant accomplishment in 1994 was the enhancement of Underwriters' financial strength with Alleghany's contribution of $100 million in shares of Santa Fe. As of December 31, 1994, Underwriters' statutory surplus was $361 million, making Underwriters the twelfth largest domestic professional reinsurer in terms of statutory surplus at 1994 year-end, according to the Reinsurance Association of America. This augmented financial strength is particularly important to Underwriters in light of the trend toward consolidation in the reinsurance market.

     After many years of dedicated service to Alleghany, John E. Conway, Vice President, Secretary and Treasurer, and Theodore E. Somerville, Vice President and General Counsel, retired in the past year. Robert M. Hart, a partner of the law firm of Donovan Leisure Newton & Irvine who has worked closely with Alleghany for over two decades, became Senior Vice President, General Counsel and Secretary. Peter R. Sismondo, Vice President, Controller and Assistant Secretary, took on the additional role of Treasurer. We also added two Vice
Presidents: Benson J. Chapman, previously a partner with KPMG Peat Marwick LLP, and Jefferson W. Kirby, formerly director of corporate development of Alleghany.

     Alleghany common stockholders' equity per share was $147.86 at 1994 year-end. Common stockholders' equity per share at 1993 year-end was $135.48, after adjustment to reflect dividends paid in common stock.

     We had another excellent year in 1994 thanks in large measure to the dedicated efforts of people at all levels of our organization. To all of the directors, officers and employees of the Alleghany family of companies, we express sincere thanks for their many contributions in 1994.

Yours sincerely,

/s/ John J. Burns, Jr.                            /s/ F.M. Kirby
President                                         Chairman of the Board

March 15, 1995


JOHN J. BURNS, JR., PRESIDENT                     F.M. KIRBY, CHAIRMAN

[PHOTO -- SEE EDGAR APPENDIX]                     [PHOTO -- SEE EDGAR APPENDIX]

                  CHICAGO TITLE AND TRUST COMPANY

Headquartered in Chicago, CT&T is engaged in the sale and underwriting of title insurance through the CT&T Family of Title Insurers, consisting of Chicago Title Insurance Company, Security Union Title Insurance Company and Ticor Title Insurance Company and their respective subsidiaries. The CT&T Family of Title Insurers is the largest title insurance organization in the world, with approximately 250 full-service offices, 7,650 employees and more than 3,500 policy-issuing agents in 49 states, Puerto Rico, the Virgin Islands and Canada.

     CT&T contributed pre-tax earnings of $65.7 million on revenues of $1.35 billion in 1994, the second best year in CT&T's history despite a 26 percent drop in pre-tax earnings from 1993's record of $88.6 million on record revenues of $1.4 billion. CT&T's pre-tax earnings in 1992 totalled $85.8 million on revenues of $1.35 billion, but included a one-time gain of $22.6 million representing its share of a recovery in litigation against California Canadian Bank. (The beneficial effect of this recovery on Alleghany's net earnings was almost entirely offset by tax provisions and other previously anticipated charges.)

BELOW: CHICAGO TITLE, TICOR TITLE AND SECURITY UNION BELONG TO THE CT&T FAMILY OF TITLE INSURERS.

                    POLICYHOLDERS' PROTECTION ($ IN MILLIONS)


                    SURPLUS PLUS STATUTORY PREMIUM RESERVE
                 OF TEN TITLE INSURERS AT SEPTEMBER 30, 1994

Chicago Title              $382.2
First American              336.5
Commonwealth                280.7
Lawyers                     256.0
Stewart                     221.3
Old Republic                194.8
Ticor Title                 172.3
Transamerica                100.8
Fidelity National            86.3
Security Union               66.4

     Beginning in February 1994, the Federal Reserve Board implemented a series of increases in short-term interest rates in an effort to forestall inflation. This action brought to an abrupt end one of the longest refinancing surges in history. Such refinancings accounted for about 13 percent of title revenues in 1994 (mostly in the first quarter), compared with 26 percent in 1993 and 21 percent in 1992. While the decline in refinancing activity in 1994 was partially offset by a 10.1 percent increase from 1993 in revenues from conventional sales and resales and by a modest improvement in commercial real estate activity, the overall industry-wide decline in revenues and volume of orders from 1993 to 1994 was the steepest downturn the industry experienced since it began keeping those statistics in the early 1960's.

     CT&T's 1994 revenues included a larger contribution from its agency operations (as distinguished from its company-owned offices) than in prior years, and the resulting increase in agents' commission expenses caused a significant decrease in profit margins. Although CT&T experienced a 26 percent drop in pre-tax earnings in 1994 compared with 1993, this was by far the smallest year-to-year earnings drop of any of CT&T's principal competitors. CT&T's substantial investment in automation enabled it to handle the surge in refinancings with a more modest increase in staffing levels. CT&T also benefitted from a more even geographic distribution of its business, and was well positioned to exploit the modest improvement in commercial activity.

     CT&T has responded quickly to bring costs into line with its reduced revenues. In particular, CT&T's workforce levels have been reduced by 12 percent from the peak levels reached in March 1994, and are now at their lowest point since the acquisition of Ticor Title Insurance Company in March 1991.

     Interest rates have continued to rise in 1995, further depressing real estate markets. Thus far in 1995, title orders have been at a low level and, absent an improvement in real estate markets, CT&T's 1995 first quarter earnings are likely to be materially lower than the record established in the first quarter of 1994; 1995 full year earnings are also expected to be lower than in 1994. The first priority of CT&T's management in 1995 will be to keep costs in line with the anticipated reduced volume of title business.

     As CT&T's title insurance operations have grown, CT&T has sought to improve the effectiveness and efficiency of the company as a whole. One initiative was the development and implementation of Quest for Excellence, a customer-focused assessment of product quality. This project identified issues that are important to CT&T's customers in their relationships with CT&T, and provided training and support to CT&T's personnel to enable them to be more responsive to their customers' title insurance needs.

     In late 1994, CT&T's title insurance operations were realigned to improve CT&T's service to customers at both the local and national levels. The CT&T Family of Title Insurers' nationwide network of branch office and agency operations was restructured into eight geographic areas: the Northeast, Southeast, Great Lakes, Southwest, Chicago Central, Chicago Metro and Pacific Northwest regions, and the Western division.

     CT&T also restructured its national operations organization in 1994 to address emerging market trends reflecting the increasing importance of national residential lenders, and regional and



THE CT&T FAMILY OF TITLE INSURERS IS THE LARGEST TITLE INSURANCE ORGANIZATION IN THE WORLD, WITH APPROXIMATELY 250 FULL-SERVICE OFFICES AND MORE THAN 3,500 POLICY-ISSUING AGENTS IN 49 STATES, PUERTO RICO, THE VIRGIN ISLANDS AND CANADA.

[MAP -- SEE EDGAR APPENDIX]

                                 CT&T LOCATIONS


Corporate headquarters:                                   Chicago, IL


Principal offices:                                        Chicago, IL
                                                          New York, NY
                                                          Portland, OR
                                                          Rosemead, CA


Regional offices:                                         Chicago, IL
                                                          Cleveland, OH
                                                          Dallas, TX
                                                          New York, NY
                                                          Seattle, WA
                                                          West Palm Beach, FL


Western division office:                                  Rosemead, CA


Area offices:                                             Buffalo, NY
                                                          Riverhead, NY
                                                          Iselin, NJ
                                                          Boston, MA
                                                          McLean, VA
                                                          Phoenix, AZ
                                                          San Francisco, CA
                                                          Irvine, CA
                                                          Rosemead, CA
                                                          Fresno, CA
                                                          Sacramento, CA
                                                          San Luis Obispo, CA


Field offices:*                                    Alabama
                                                          Birmingham

                                                   Arizona
                                                          Tucson

                                                   California
                                                          Bakersfield
                                                          Bishop
                                                          Cameron Park
                                                          El Centro
                                                          Fairfield
                                                          Hanford

- --------------------
* Some locations have more than one office for CTI, Ticor Title and/or Security Union.


                                                   California (continued)
                                                          Hayward
                                                          Los Angeles
                                                          Madera
                                                          Mammoth Lakes
                                                          Merced
                                                          Modesto
                                                          Napa
                                                          Quincy
                                                          Red Bluff
                                                          Redding
                                                          Redwood City
                                                          Riverside
                                                          Roseville
                                                          Salinas
                                                          San Bernardino
                                                          San Diego
                                                          San Jose
                                                          Santa Barbara
                                                          Santa Rosa
                                                          Stockton
                                                          Susanville
                                                          Ventura
                                                          Visalia
                                                          Walnut Creek
                                                          West Sacramento

                                                   Connecticut
                                                          Danbury
                                                          Hartford
                                                          Stamford

                                                   Delaware
                                                          Dover
                                                          Wilmington

                                                   Florida
                                                          Ft. Lauderdale
                                                          Ft. Myers
                                                          Jacksonville
                                                          Kissimmee
                                                          Madeira Beach
                                                          Merritt Island
                                                          Miami
                                                          Orlando
                                                          Sarasota
                                                          Stuart
                                                          Tampa
                                                          West Palm Beach

                                                   Georgia
                                                          Atlanta

                                                   Idaho
                                                          Boise

                                                   Illinois
                                                          Arlington Heights
                                                          Aurora
                                                          Belleville
                                                          Champaign
                                                          Chicago
                                                          Crystal Lake
                                                          Edwardsville
                                                          Geneva
                                                          Hillside
                                                          Joliet
                                                          Libertyville
                                                          Mt. Vernon
                                                          Naperville
                                                          Northbrook
                                                          Oak Brook
                                                          Oak Forest
                                                          Oak Lawn
                                                          Orland Park
                                                          Park Ridge
                                                          Peoria
                                                          Schaumburg
                                                          Skokie
                                                          South Holland
                                                          Springfield
                                                          St. Charles
                                                          Sycamore
                                                          Vernon Hills
                                                          Waukegan
                                                          Wheaton
                                                          Woodstock
                                                          Yorkville

                                                   Indiana
                                                          Crown Point
                                                          Franklin
                                                          Indianapolis
                                                          Michigan City
                                                          Valparaiso

                                                   Kansas
                                                          Olathe

                                                   Kentucky
                                                          Louisville

                                                   Maryland
                                                          Baltimore
                                                          Rockville
                                                          Towson

                                                   Michigan
                                                          Southfield

                                                   Minnesota
                                                          Boon Rapids
                                                          Bloomington
                                                          Eden Prairie
                                                          Minneapolis

                                                   Missouri
                                                          Kansas City
                                                          Liberty

                                                   Montana
                                                          Billings
                                                          Great Falls

                                                   New Hampshire
                                                          Bedford

                                                   New Jersey
                                                          East Brunswick
                                                          Freehold
                                                          Hackensack
                                                          Morristown
                                                          Northfield
                                                          Roseland
                                                          Toms River
                                                          Union

                                                   New York
                                                          Albany
                                                          Bath
                                                          Lockport
                                                          Lyons
                                                          Mineola
                                                          Oswego
                                                          Rochester
                                                          Syracuse
                                                          White Plains

                                                   North Carolina
                                                          Charlotte
                                                          Greensboro
                                                          Raleigh
                                                          Winston-Salem

                                                   Ohio
                                                          Akron
                                                          Cincinnati
                                                          Cleveland
                                                          Columbus
                                                          Dayton
                                                          Dublin
                                                          Hesterville
                                                          Painesville

                                                   Oregon
                                                          Astoria
                                                          Blackamas
                                                          Coos Bay
                                                          Covallis
                                                          Dallas
                                                          McMinnville
                                                          Oregon City
                                                          Portland
                                                          Salem
                                                          Seaside
                                                          St. Helens
                                                          Tillamook

                                                   Pennsylvania
                                                          Philadelphia
                                                          Pittsburgh

                                                   Rhode Island
                                                          Providence

                                                   South Carolina
                                                          Columbia

                                                   Tennesee
                                                          Memphis
                                                          Nashville

                                                   Texas
                                                          Amarillo
                                                          Dallas
                                                          El Paso
                                                          Houston
                                                          San Antonio

                                                   Virginia
                                                          Arlington
                                                          Newport News
                                                          Richmond

                                                   Washington
                                                          Bellingham
                                                          Ephrata
                                                          Everett
                                                          Kennewick
                                                          Longview
                                                          Ritzville
                                                          Seattle
                                                          Tacoma
                                                          Vancouver

                                                   Wisconsin
                                                          Milwaukee
                                                          Waukesha

                                                   Washington, DC


national players in the commercial market. Among these trends is the preference among national residential lenders for bundled services from suppliers as a means of reducing costs and enhancing efficiency. Accordingly, a new national Mortgage Services Unit was established to develop and provide a range of ancillary mortgage services including appraisals, flood plain certifications, and credit reports.

     To meet more effectively the needs of national commercial customers, the National Business Unit and National Title Services offices were restructured and now report centrally to an expanded corporate marketing operation. These offices, which serve as a one-stop source of title services for both single-site and multi-site commercial and industrial real estate ventures, generated $55.5 million in revenues in 1994, up 20 percent from 1993. Other business components of the national operations organization include the National Accounts Unit, a one-stop source for national residential lenders and low liability commercial accounts, which more than doubled its revenues in 1994 to $6.6 million; and SAFETRANS, which provides one-stop title services to employee relocation firms and which posted 1994 revenues of $5.0 million in 1994, representing a 20 percent increase from 1993.

     CT&T's title insurance operations in the state of California have inaugurated Action'95, an ambitious program to create a customer-focused organization that better insulates CT&T's California operation from market cycles, while enhancing the operation's profitability and competitive position.

     The financial strength of title insurers has become an increasingly important factor in title insurance purchase decisions, particularly in multi-site transactions and in investment decisions regarding real estate-related investment vehicles such as real estate investment trusts and real estate mortgage investment conduits. CT&T's principal title insurance subsidiaries each carry a claims-paying ability rating of "A-" from Standard & Poor's Corporation and a rating of "A" from Duff & Phelps Credit Rating Co.

     CT&T paid cash dividends to Alleghany totalling $235.5 million in 1993 (most of which was used for Alleghany's acquisition of Underwriters) and $66.5 million in 1994. Combined cash and marketable securities, as reflected in insurance regulatory filings, were $620.1 million at 1994 year-end, representing a decline of about $35 million from $655.2 million at 1993 year-end, and a decline of about $174.5 million from $794.6 million at 1992 year-end. The strong results posted by CT&T in 1993 and 1994 helped to minimize the decline in cash and marketable securities, which produce investment income that mitigates the cyclical nature of title operations. CT&T's combined statutory premium reserves, as reflected in insurance regulatory filings, totalled $376 million in 1994, compared with $365.6 million in 1993 and $354.5 million in 1992.

     As of December 31, 1994, CT&T's largest title insurance subsidiary - Chicago Title Insurance Company - had a statutory liquidity ratio of more than 1.0, indicating that its statutory premium reserves and surplus as regards policyholders were more than covered by its cash and marketable securities.

     Title insurance loss reserves at 1994 year-end were at their strongest level ever, $536.1 million (based on generally accepted accounting principles). More than seven times the estimated amount of claims then in process, these reserves reflect continued conservatism in CT&T's reserving methods, as well as a significant decline in claims payments resulting from more stringent underwriting standards and quality controls over the past several years.

CT&T'S FINANCIAL SERVICES GROUP

CT&T is a qualified Illinois trust company and conducts certain other financial services businesses through its Financial Services Group. This group includes Montag & Caldwell, Inc., an Atlanta-based investment counseling firm acquired by Alleghany in July 1994 and subsequently contributed to CT&T.

     The Financial Services Group comprises six businesses:

- - The institutional investment management group manages equity and fixed income institutional assets primarily for employee benefit plans, foundations and insurance companies.

- - The employee benefits services group offers profit sharing plans, matching savings plans, money purchase pensions and consulting services, and 401(k) salary deferral plans to mid-sized companies in the upper Midwest and South.

- - The personal trust and investment services group provides investment management and trust and estate planning services primarily for accounts in the $250,000 to $15 million range.

- - The real estate trust services group offers land trusts which permit real estate to be conveyed to a trustee while reserving to the beneficiaries the full management and control of the property. This group also facilitates tax-deferred exchanges of income-producing real property.

- - Montag & Caldwell, founded in 1945, manages equity, fixed income and balanced portfolios for institutional, corporate and individual investors. As of December 31, 1994, Montag & Caldwell managed assets totalling $3.22 billion.

- - In December 1993, CT&T received clearance from the Securities and Exchange Commission to establish a new investment management company, CT&T Funds. Currently, CT&T Funds offers seven no-load, open-end mutual funds to the general public: the CT&T Growth and Income Fund, the Montag & Caldwell Growth Fund, the CT&T Talon Fund, the Montag & Caldwell Balanced Fund, the CT&T Intermediate Fixed Income Fund, the CT&T Intermediate Municipal Bond Fund, and the CT&T Money Market Fund. While available to the general public, fund marketing is focused on attracting rollover funds from existing clients in CT&T's 401(k) and pension fund programs, and marketing to title insurance policyholders and other company affinity groups.

CT&T also owns Security Trust Company, a California corporation, which is a full-service trust company offering a wide array of fiduciary and financial services including tax-deferred exchanges, title holding trusts, personal investments and retirement plan services.

     CT&T's Financial Services Group posted revenues of $31.7 million in 1994, compared with $26.5 million in 1993 and $26.0 million in 1992. As of December 31, 1994, CT&T and Montag & Caldwell together managed $7.06 billion in assets.

                             CT&T BOND RESULTS VS.
                            LEHMAN AGGREGATE INDEX


                           ANNUALIZED RATES OF RETURN
                         FOR THE PERIOD ENDING 12/31/94


                              1 YEAR      3 YEARS       5 YEARS       10 YEARS
                              ------      -------       -------       --------
CT&T Bond Composite           -2.0%         5.8%          8.5%          10.7%

Lehman Aggregate Index        -2.9%         4.6%          7.7%          10.0%


                     MONTAG & CALDWELL EQUITY RESULTS VS.
                              THE S&P 500 INDEX

                                Growth of $100

           Montag &
           Caldwell      S&P 500
           --------      -------
1988        $100.00      $100.00

1989         126.60       131.70

1990         129.89       127.49

1991         189.90       166.37

1992         207.94       179.01

1993         232.48       197.09

1994         232.48       200.00


                        UNDERWRITERS REINSURANCE COMPANY

Underwriters, a New Hampshire corporation headquartered in Woodland Hills, California, provides reinsurance to property and casualty insurers and reinsurers. Although it writes many lines of business, Underwriters concentrates on coverages requiring specialized underwriting expertise and a high degree of actuarial analysis. Underwriters is licensed in 37 states, Puerto Rico and the District of Columbia, is authorized to engage in business in three additional states and Canada, and has branch offices in Atlanta, Chicago, Houston, New York and Woodland Hills.

     Property and casualty reinsurance comprised about 24 percent and 69 percent, respectively, of Underwriters' net premiums written in 1994, with primary property and casualty insurance comprising the remainder.

     Underwriters provides reinsurance coverages on both a treaty basis (pursuant to a standing agreement with a reinsured to reinsure a specified amount of all risks originally underwritten by the reinsured) and a facultative basis (pursuant to a contract issued to cover specific risks). Treaty operations represented 76 percent of 1994 net reinsurance premiums written and were conducted primarily by the headquarters staff; facultative underwriting, most of which was done at the branch offices, accounted for the remaining 24 percent.

     To capitalize on advantageous market conditions for certain primary insurance business lines and on Underwriters' expertise in specialized coverages, Underwriters established Commercial Underwriters Insurance Company, a California corporation, at the end of 1992, and acquired Underwriters Insurance Company (formerly known as Pinnacle Property and Casualty Insurance Company), a Nebraska corporation, in December 1994. Commercial Underwriters is a property and casualty insurance company that focuses on specialized primary insurance lines in California on an admitted basis and in other states on an approved non-admitted basis. Underwriters Insurance is a property and casualty insurance company licensed in 31 states and the District of Columbia that will focus primarily on specialized primary insurance lines outside California.


BELOW: COMBINED RATIO IS A MEASURE OF UNDERWRITING EFFICIENCY. IT RELATES LOSS AND EXPENSE TO PREMIUM. OPERATING RATIO IS A MEASURE OF OVERALL PROFITABILITY. IT IS THE RESULT OF DEDUCTING INVESTMENT INCOME FROM THE COMBINED RATIO.

                  STATUTORY COMBINED RATIOS


                           1990                1991                1992                 1993              1994
                          ------------------------------------------------------------------------------------
   Underwriters           108.3%              108.7%              107.5%               107.0%           107.0%

   Reinsurers in
   general                106.1%              106.5%              117.4%               107.3%           106.7%


                          Underwriters 5-year average - 107%
                          Reinsurers in general 5-year Average - 111%



                  STATUTORY OPERATING RATIOS


                           1990                1991                1992                 1993              1994
                          ------------------------------------------------------------------------------------
   Underwriters            62.6%               65.4%               74.9%                82.1%            84.1%

   Reinsurers in
   general                 80.4%               81.6%               84.2%               87.5%             87.0%

     Underwriters contributed pre-tax earnings of $8.6 million on revenues of $225.4 million in 1994. After its acquisition by Alleghany on October 7, 1993, Underwriters contributed pre-tax earnings of $3.0 million on revenues of $40.7 million in the remaining three months of 1993. Underwriters has continued to show modest increases in written premiums despite highly competitive reinsurance markets. Investment income totalled $41.2 million in 1994 compared with $10.4 million for the three months ended December 31, 1993. The 1994 results reflect a charge (before reinsurance recoveries and taxes) of about $5.0 million for estimated losses associated with the earthquake in Northridge, California in January of that year. In addition, Underwriters recorded pre-tax losses of $6.1 million on sales of fixed-maturity investments during 1994, compared with $2.4 million for the three months ended December 31, 1993. Most of the losses in 1994 were due to portfolio restructurings in the first and third quarters to respond to changes in interest rates and to capitalize on a more favorable tax-exempt market.

     To enhance Underwriters' financial strength, Alleghany, through the holding company which owns Underwriters, contributed to the capital of Underwriters approximately $51 million in cash and shares of Armco Inc.
common stock in 1993 and $100 million in shares of Santa Fe Pacific Corporation common stock in 1994. As of December 31, 1994, Underwriters' statutory surplus was $361 million, making Underwriters the twelfth largest domestic professional reinsurer in terms of statutory surplus at 1994 year-end, according to the Reinsurance Association

[MAP -- SEE EDGAR APPENDIX]

                             UNDERWRITERS LOCATIONS


Headquarters:   Woodland Hills, CA

Branch offices: Atlanta, GA
                Chicago, IL
                Houston, TX
                New York, NY
                Woodland Hills, CA

Underwriters is licensed in the following jurisdictions:

Arizona
Arkansas
California
Colorado
Connecticut
Delaware
Florida
Georgia
Idaho
Illinois
Indiana
Iowa
Kansas
Kentucky
Louisiana
Maryland
Michigan
Mississippi
Montana
Nebraska
Nevada
New Hampshire
New Jersey
New Mexico
New York
North Dakota
Ohio
Oklahoma
Oregon
Pennsylvania
Rhode Island
Tennessee
Texas
Utah
Washington
Wisconsin
Wyoming
District of Columbia
Puerto Rico
of America. Underwriters' enhanced financial strength will allow it to benefit from the recent trend toward consolidation in the domestic reinsurance market, resulting from the tendency of reinsurance buyers to purchase coverage from larger and more financially secure reinsurers.

     Underwriters writes most of its business through reinsurance brokers and only a small portion of its business directly with reinsureds. As a result, Underwriters does not need to maintain a large sales organization which, during periods of reduced premium volume, could comprise a significant and non-productive part of overhead. In addition, Underwriters believes that submissions from the broker market, including certain targeted specialty coverages, are more numerous and diverse than would be available through a salaried sales organization, and Underwriters is able to exercise greater selectivity than would usually be possible in dealing directly with reinsureds.

     Underwriters maintains a disciplined underwriting strategy with a focus on generating profitable business rather than on increasing market share. An important element of this strategy is to respond quickly to market opportunities (such as increased demand or more favorable pricing) by adjusting the mix of the different lines of property and casualty business it writes. As an example, between 1989 and 1994 the worldwide reinsurance industry experienced unusual catastrophic losses, in terms of both frequency and severity, from a variety of natural disasters, including Hurricanes Hugo, Andrew and Iniki and the Northridge earthquake. This extended period of unusual catastrophic losses has caused many reinsurers to reduce the amount of property catastrophe coverage they are prepared to write, which has led to improved terms available in the reinsurance market for such risks. Underwriters has increased its writings and retentions of this business because it believes that substantial increases in premium rates for property catastrophe coverage, combined, in certain instances, with higher deductibles retained by reinsureds, have improved the risk/reward relationship on such coverage. Underwriters also writes certain unusual professional, environmental and directors and officers' liability risks, again in the belief that these risks offer greater potential for favorable results than more general risks, based upon current premium rates. Underwriters has maintained a defensive underwriting posture by withdrawing from certain other lines of business that it considers to offer inadequate contract terms.

     Underwriters is currently rated "A (Excellent)" by A.M. Best Company, Inc., an independent insurance industry rating organization. Best's publications indicate that this rating is assigned to companies which Best's believes have achieved excellent overall performance and have a strong ability to meet their obligations over a long period of time. Commercial Underwriters and Underwriters Insurance are also rated "A (Excellent)" by Best's.



                      STATUTORY SURPLUS ($ IN MILLIONS)


                     1990                       $164.7

                     1991                        171.4

                     1992                        180.7

                     1993                        247.7

                     1994                        361.5

                             WORLD MINERALS, INC.

World Minerals, headquartered in Lompoc, California, conducts a worldwide industrial minerals business through its subsidiaries, Celite Corporation and Harborlite Corporation.

     Celite is believed to be the world's largest producer of filter-grade diatomite, a silica-based mineral consisting of the fossilized remains of microscopic freshwater or marine plants.

[MAP -- SEE EDGAR APPENDIX]


                          WORLD MINERALS LOCATIONS

World headquarters:                      Lompoc, California

European headquarters:                   Rueil, France

Diatomite mines and plants:              Alicante, Spain
                                         Arica, Chile
                                         Guadalajara, Mexico
                                         Lompoc, California
                                         Murat, France
                                         Myvatn, Iceland
                                         Quincy, Washington


Perlite plants:                          Escondido, California
                                         Fort Worth, Texas
                                         Green River, Wyoming
                                         Hessle, England
                                         LaPorte, Texas
                                         Quincy, Florida
                                         Reserve, Louisiana
                                         Vicksburg, Michigan
                                         Wissembourg, France


Perlite mines and mills:                 Antonito, Colorado/
                                           No Agua, New Mexico
                                         Superior, Arizona




Sales offices:                           Atlanta, Georgia
                                         Burr Ridge, Illinois
                                         Hessle, England
                                         Husavik, Iceland
                                         Lompoc, California
                                         Mexico City, Mexico
                                         Milan, Italy
                                         Rueil, France
                                         Santiago, Chile
                                         Toronto, Canada

Diatomite is used as a filter aid in the production of beer, food, juice, wine, water, sweeteners, fats and oils, pharmaceuticals, chemicals, lubricants and petroleum; it is used as a filler, mainly in paints, and as an anti-block agent in plastic film.

     Celite is also a producer of calcium and magnesium silicate products, which are used to convert liquid, semi-solid and sticky ingredients into dry, free-flowing powders in the production of rubber, sweeteners, flavorings and pesticides.

     World Minerals believes that Harborlite is one of the world's leading producers of perlite filter aids and a significant producer of perlite ore, a volcanic rock containing a small amount of water that causes the ore to "pop" when heated, expanding it up to twenty times its original volume. Harborlite sells perlite ore to companies that expand it for use primarily in the manufacture of roofing board, formed pipe insulation and acoustical ceiling tile. Harborlite also expands perlite in its own expansion plants in the United States and Europe. Most of Harborlite's expanded perlite is sold as a filter aid to companies in the brewing, food, wine, sweetener, pharmaceutical, chemical and lubricant industries, or as a filler and insulating medium to companies in the construction industry.

     World Minerals contributed pre-tax earnings of $18.2 million on revenues of $162.6 million in 1994, compared with $8.2 million on revenues of $149.5 million in 1993, and $11.6 million on revenues of $141.1 million in 1992. The increase in revenues was due to stronger domestic perlite volume, improved European diatomite shipments and generally better economic conditions in markets served by World Minerals. Pre-tax earnings in 1994 were favorably impacted not only by higher sales volume, but also improved production efficiencies and other cost reduction measures at most locations.

     In contrast to 1992 and especially 1993, which were characterized by sluggish demand in virtually all market sectors, 1994 was a period of resurgent economic activity in the United States, Europe and Latin America. This occurred at a time when World Minerals was positioned to take advantage of economic growth as a result of programs instituted by management from 1991 through 1993 that strengthened the organization. Domestic and international operations are now consolidated into a single, centrally managed worldwide business under the direction of a highly capable management team. Financial systems and controls have been upgraded, and the Celite and Harborlite sales forces have been consolidated to improve efficiency and take advantage of synergies.

     World Minerals has enhanced its position in the diatomaceous earth mining business through the strategic acquisition by Celite of additional mining and processing facilities in the United States and Chile. World Minerals' position in the perlite business has been enhanced by the acquisition by Harborlite of three additional expansion plants and additional ore reserves in the United States.

     Celite owns a diatomite mine and processing plant in Mexico through a Mexican subsidiary. The decline in value of the Mexican peso, which began in late December 1994, did not have any significant impact on World Minerals' 1994 earnings, and is not expected to have a significant impact on 1995 earnings primarily because almost half of the customers of the Mexican subsidiary are billed in United States dollars.


                      EARNINGS BEFORE TAXES ($ IN MILLIONS)


                     1992                       $11.6

                     1993                         8.2

                     1994                        18.2

                               HEADS AND THREADS

Though a relatively small part of the Alleghany family of companies, the Heads and Threads division of Alleghany, headquartered in Northbrook, Illinois, is believed to be the nation's leading distributor of imported steel fasteners. Nuts, bolts, screws and washers imported by Heads and Threads are resold to fastener manufacturers and distributors through a network of sales offices and warehouses located in sixteen states. The strength of Heads and Threads lies in its five major warehouses and fourteen regional satellite warehouses, and its long years of association with suppliers and customers.

     Heads and Threads has been consistently profitable since its acquisition by Alleghany in 1974, despite the cyclical nature of its business and changing market conditions. Its earnings contribution to Alleghany increased in each of the years 1992, 1993 and 1994. The contribution in 1994 was the highest since 1979, and resulted from higher sales and lower operating costs than in 1993 and 1992.

     Since Heads and Threads imports virtually all of its fasteners, its costs are subject to foreign currency fluctuations and increases in import duties. The earthquake in Japan in January 1995, coupled with indigenous material cost increases, have caused Taiwanese manufacturers, the main source of supply for Heads and Threads, to increase their prices. Some shortages have also developed. These are expected to be offset by other marketing factors. Costs may also be impacted by rules that have been proposed to implement the Fastener Quality Assurance Act, which became law in 1990 but has not yet gone into effect.

[MAP -- SEE EDGAR APPENDIX]

                    HEADS AND THREADS DISTRIBUTION CENTERS

Headquarters and
  major facility:       Northbrook, IL

Major facilities:       Brooklyn Heights, OH
                        College Point, GA
                        Los Angeles, CA
                        Woodside, NY

Satellite facilities:   Charlotte, NC
                        Cherry Hill, NJ
                        Earth City, MO
                        Edina, MN
                        Grand Prairie, TX
                        Houston, TX
                        Medley, FL
                        Oak Park, MI
                        Phoenix, AZ
                        Pittsburgh, PA
                        Portland, OR
                        Sharonville, OH
                        So. San Francisco, CA
                        Stoughton, MA

                            SELECTED FINANCIAL DATA


(in thousands, except share and per share amounts)
- -------------------------------------------------------------------------------------------------------------------------
                                                                           Years Ended December 31
- -------------------------------------------------------------------------------------------------------------------------
                                                        1994           1993           1992            1991           1990
- -------------------------------------------------------------------------------------------------------------------------
OPERATING DATA
Revenues from continuing operations               $1,827,105     $1,698,147     $1,548,820      $1,144,794     $  964,052
=========================================================================================================================
Earnings from continuing operations               $   68,372     $   80,849     $   44,366      $    8,100     $   39,430
Earnings from discontinued operations                 69,134         16,703         20,255          55,873         29,161
Cumulative effect of accounting change                    --             --          8,216              --             --
- -------------------------------------------------------------------------------------------------------------------------
Net earnings                                      $  137,506     $   97,552     $   72,837      $   63,973     $   68,591
=========================================================================================================================
Earnings per share of common stock:*
  Continuing operations                           $    10.00     $    11.91     $     6.53      $     1.19     $     5.62
  Discontinued operations                              10.12           2.46           2.98            8.24           4.16
  Cumulative effect of accounting change                  --             --           1.21              --             --
- -------------------------------------------------------------------------------------------------------------------------
Net earnings                                      $    20.12     $    14.37     $    10.72      $     9.43     $     9.78
=========================================================================================================================
Average number of shares of common stock*          6,834,751      6,789,118      6,791,789       6,784,066      7,015,721
=========================================================================================================================

                                                                                 December 31
- ------------------------------------------------------------------------------------------------------------------------
                                                        1994           1993           1992            1991           1990
- -------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET
Total assets                                      $3,587,891     $3,469,123     $2,226,637      $2,018,474     $1,576,508
=========================================================================================================================
Long-term debt                                    $  335,073     $  405,303     $  352,075      $  357,431     $  313,474
=========================================================================================================================
Common stockholders' equity                       $1,021,193     $  915,734     $  796,268      $  724,184     $  648,241
=========================================================================================================================
Common stockholders' equity per share
  of common stock*                                $   147.86     $   135.48     $   117.10      $   106.72     $    95.63
=========================================================================================================================

The Company acquired Ticor Title Insurance Company of California on March 8, 1991, most of the businesses of World Minerals Inc. on July 31, 1991, and Underwriters Reinsurance Company on October 7, 1993. The Company sold The Shelby Insurance Company on December 31, 1991 and Sacramento Savings Bank on October 31, 1994; accordingly, the operations of Shelby and Sacramento Savings have been classified as discontinued operations.

* Restated to reflect subsequent common stock dividends.


          DIVIDENDS, MARKET PRICES AND RELATED SECURITY HOLDER MATTERS

As of December 31, 1994, there were approximately 2,400 holders of record of Alleghany common stock. The following table indicates quarterly high and low prices of the common stock in 1994 and 1993 on the New York Stock Exchange. Alleghany's ticker symbol is Y.

- --------------------------------------------------------------------------------------------------------------
                                                         1994                                     1993
- --------------------------------------------------------------------------------------------------------------
QUARTER ENDED                                 High                 Low                High                 Low
- --------------------------------------------------------------------------------------------------------------
March 31                                      $146 1/2             $136 3/4            $142               $131
June 30                                        150                  138 1/2             148 1/2            125
September 30                                   152                  141                 152                133 7/8
December 31                                    152 7/8              142 1/2             153 1/2            136 1/2
- --------------------------------------------------------------------------------------------------------------

In each of 1993, 1994 and 1995, Alleghany's Board of Directors declared, as Alleghany's dividend on its common stock for that year, a stock dividend consisting of one share of Alleghany common stock for every fifty shares outstanding. The 1993 and 1994 stock dividends were paid in April of each of those years.

     Alleghany's ability to pay cash dividends is restricted by the terms of a revolving credit loan agreement. At December 31,1994, this agreement permitted the payment of dividends aggregating approximately $408 million. At that date about $896 million of Alleghany's consolidated common stockholders' equity of $1.021 billion was unavailable for dividends or advances to Alleghany from its subsidiaries, due to limitations imposed by statutes and agreements with regulators and lenders to which those subsidiaries are subject.

                              FINANCIAL CONDITION

In recent years, Alleghany has followed a policy of maintaining a relatively liquid financial condition, in the form of cash and cash equivalents, available credit lines and minimal amounts of debt at the parent company. This has permitted Alleghany to expand its operations through internal growth at its subsidiaries and through acquisitions or substantial investments in well-managed operating companies.

     On October 31, 1994, Alleghany completed the sale of Sacramento Savings Bank ("Sacramento Savings") and an ancillary company to First Interstate Bank of California for $331 million in cash.

     During 1994 and early 1995, with temporary borrowings under Alleghany's revolving credit agreement, the proceeds from the sale of Sacramento Savings and cash on hand, Alleghany and its subsidiaries acquired a substantial number of shares of common stock of Santa Fe Pacific Corporation ("Santa Fe"). As of March 1, 1995, Alleghany and its subsidiaries owned about 18.1 million shares, or 11.8 percent of the outstanding common stock of Santa Fe, at a cost of $251.3 million and a market value of $381.6 million.

     Santa Fe is a party to a merger agreement with Burlington Northern Inc. ("Burlington"), pursuant to which shareholders of Santa Fe would receive a minimum of 0.40 shares of Burlington common stock for each share of Santa Fe common stock. As of March 1, 1995, the market price of Burlington common stock was $56.125 per share. The merger is conditioned, among other matters, upon the approval of the Interstate Commerce Commission.

     On July 31, 1994, Alleghany acquired Montag & Caldwell, Inc. ("Montag & Caldwell"), a privately held investment counseling firm based in Atlanta, Georgia. The transaction was effected through an exchange of stock, and was accounted for by Alleghany as a pooling of interests. After the acquisition, Alleghany contributed Montag & Caldwell to CT&T.

     In October 1993, Alleghany acquired Underwriters for a purchase price of about $201 million in cash. After the acquisition, Alleghany, through the holding company which owns Underwriters, contributed to the capital of Underwriters approximately $51 million in cash and shares of Armco Inc. common stock in 1993 and $100 million in shares of Santa Fe common stock in 1994. As of December 31, 1994, Underwriters' statutory surplus was $361 million.

     At December 31, 1994, about $125 million of the equity of Alleghany's subsidiaries was available for dividends or advances to Alleghany. At that date about $896 million of Alleghany's equity of $1.021 billion was unavailable for dividends or advances to Alleghany from its subsidiaries, due to limitations imposed by statutes and agreements with regulators and lenders to which those subsidiaries are subject. These limitations have not affected Alleghany's ability to meet its obligations.

     Alleghany gives high priority to maintaining its financial strength. These efforts were recognized by The Value Line Investment Survey, which gave Alleghany a ranking of "A" for financial strength in 1993 and 1994. Alleghany also received Value Line's highest ranking of "1" for safety in those years.

     Alleghany has declared stock dividends in lieu of cash dividends every year since 1987, which have helped to conserve Alleghany's financial strength and, in particular, the liquid assets available to finance internal growth and operating-company acquisitions and investments. On April 26, 1995, Alleghany will pay to stockholders of record on April 3, as its dividend on its common stock for 1995, a dividend of one share of Alleghany common stock for every 50 shares outstanding.

     In addition to its liquid financial assets, Alleghany has a revolving credit agreement with a bank which provides a commitment for revolving credit loans in an aggregate principal amount of $200 million. Borrowings have been repaid promptly in order to keep the facility available for future acquisitions. No amounts were outstanding under this facility at 1993 or 1994 year-end. This agreement expires in July 1995; any amounts outstanding at that time will be converted into a term loan. Alleghany has initiated discussions looking toward the renewal or extension of this agreement.

     Alleghany has announced that it may purchase shares of its common stock in open market transactions from time to time. In 1994, Alleghany purchased an aggregate of 69,509 shares of its common stock for about $10.1 million, at an average cost of about $146 per share. In 1993, Alleghany purchased an aggregate of 55,200 shares of its common stock for about $7.9 million, at an average cost of about $143 per share.

     Financial strength is also a high priority of Alleghany's subsidiaries, whose assets stand behind their financial commitments to their customers and vendors. The financial strength of CT&T is illustrated by the following statistics from its insurance regulatory filings. CT&T's combined statutory premium reserves increased to $376 million in 1994 from $365.6 million in 1993. Incurred claims were $80.6 million in 1994, representing a decline of 6 percent from the preceding year. CT&T's combined surplus as regards policyholders was $156.7 million in 1994, an increase of approximately $6.3 million from $150.4 million in 1993. Combined cash and marketable securities were $620.1 million in 1994, representing a decline of about $35 million from 1993 levels.

     CT&T paid cash dividends to Alleghany totalling $235.5 million in 1993 (most of which was used for Alleghany's acquisition of Underwriters) and $66.5 million in 1994. The strong results posted by CT&T in 1993 and 1994, CT&T's two best years ever, helped to minimize the impact of the dividends to Alleghany.

     As of December 31, 1994, CT&T's largest title insurance subsidiary -- Chicago Title Insurance Company -- had a statutory liquidity ratio of 1.0 or more, indicating that its statutory premium reserves and surplus as regards policyholders were more than covered by its cash and marketable securities.

     Title insurance loss reserves at 1994 year-end totalled $536.1 million (based on generally accepted accounting principles), the highest level ever and more than seven times the estimated amount of claims then in process.

     At December 31, 1994, CT&T's investment portfolio had a market value of $848.6 million and consisted primarily of short and intermediate maturity investment grade rated debt securities. Modest investment is made in preferred stocks, convertible and lower quality bonds, and publicly traded equity securities, including 200,000 shares of Santa Fe common stock with a market value of $4.2 million at March 1, 1995. A relatively short average portfolio maturity is maintained so that investment income responds to changes in the level of interest rates, offsetting to some degree the cyclicality of title insurance operations. Overall portfolio quality is maintained at a Moody's rating of Aa3 or higher, with over 97 percent of all securities rated investment grade by Moody's and less than one percent in derivative instruments as of 1994 year-end.

     Confirming the financial strength of the CT&T Family of Title Insurers, each of CT&T's principal title insurance subsidiaries was assigned a claims-paying ability of "A-" by Standard & Poor's Corporation in 1993 and again in 1994. These subsidiaries were rated by Duff & Phelps Credit Rating Co. for the first time in 1994 and were assigned a claims-paying ability of "A".

     As of December 31, 1994, $60.5 million was outstanding under a loan agreement among CT&T and several banks. The loan calls for annual principal payments, with final maturity in December 2000.

     At December 31, 1994, Underwriters' investment portfolio had a market value of $812 million and consisted primarily of high quality fixed-maturity securities and a limited number of publicly traded equity securities, including about six million shares of Santa Fe common stock with a market value of $127.1 million at March 1, 1995. Underwriters' entire portfolio of long-term fixed-maturity securities was rated investment grade by Moody's as of December 31, 1994. Underwriters' portfolio contains no investments of a derivative nature.

     Underwriters is currently rated "A (Excellent)" by A.M. Best Company, Inc., an independent insurance industry rating organization. Best's publications indicate that this rating is assigned to companies which Best's believes have achieved excellent overall performance and have a strong ability to meet their obligations over a long period of time. Commercial Underwriters and Underwriters Insurance are also rated "A (Excellent)" by Best's.

     During 1994, Underwriters decreased its long-term indebtedness under a credit agreement with several banks from $79 million to $66 million. The principal amount outstanding is required to be reduced periodically, with final maturity in December 1998.

     World Minerals has a credit facility with three banks providing for borrowings and/or letters of credit totalling up to $64 million. As of December 31, 1994, $57.0 million of indebtedness and $4.7 million of letters of credit were outstanding under this facility. In March 1995, the facility was amended to increase the combined borrowing and letter of credit limit from $64 million to $117 million, to lower the effective borrowing rate, and to incorporate less stringent debt covenant requirements.

     As part of the sale of Sacramento Savings, Alleghany, through its wholly owned subsidiary Alleghany Properties, Inc. ("API"), purchased real estate and real estate-related assets of Sacramento Savings for about $116 million. Alleghany's intention with respect to such assets, the bulk of which is raw land, is to dispose of them in an orderly fashion, which may take several years. Based on Alleghany's liquidation plan and anticipated higher carrying costs for such assets, Alleghany expects to realize less than $116 million. Accordingly, and in recognition that no general loss reserves of Sacramento Savings were transferred, Alleghany reduced the carrying value of such assets by about $20 million, net of related tax benefits. API is Alleghany's only subsidiary holding substantial passive real estate investments. On February 23, 1995, API issued $50 million aggregate principal amount of 8.62 percent senior notes due 2000 (the "Notes"). The Notes will be repaid in five equal annual principal amortization payments beginning on the first anniversary of the issue of the Notes in amounts sufficient to retire the Notes in full upon maturity. A portion of the proceeds from the sale of the Notes was used to pay a dividend of $37 million to Alleghany and to repay outstanding indebtedness to a subsidiary in the amount of $8 million; the balance will be used for API's working capital.

     Heads and Threads has a credit facility with a bank providing for letters of credit totalling up to $25 million.

     As of March 1, 1995, Alleghany and its subsidiaries owned 5,643,355 shares of Armco common stock, or 5.3 percent of the outstanding common stock of Armco.

     Alleghany management believes that Alleghany and its subsidiaries have and will have adequate internally generated funds, cash resources and unused credit facilities to provide for the currently foreseeable needs of its and their businesses. Alleghany and its subsidiaries have no material commitments for capital expenditures.

                          CONSOLIDATED BALANCE SHEETS

December 31, 1994 and 1993
- -------------------------------------------------------------------------------------------------------------------------
(in thousands, except share and per share amounts)                                               1994                1993
- -------------------------------------------------------------------------------------------------------------------------
ASSETS
Investments
  Fixed maturities:
    Available for sale (amortized cost: 1994 $1,655,437; 1993 $1,642,623)                  $1,578,514          $1,656,003
  Equity securities (cost: 1994 $262,292; 1993: $120,390)                                     357,220             154,666
- -------------------------------------------------------------------------------------------------------------------------
                                                                                            1,935,734           1,810,669
- -------------------------------------------------------------------------------------------------------------------------
Cash                                                                                          107,942             109,166
Notes receivable                                                                               91,536              91,536
Funds held, accounts and other receivables                                                    211,451             177,669
Title records and indexes                                                                     156,293             155,121
Property and equipment -- at cost, less accumulated depreciation
  and amortization                                                                            202,918             205,042
Reinsurance receivable                                                                        422,683             353,903
Other assets                                                                                  459,334             364,416
Net assets of discontinued business                                                                --             201,601
- -------------------------------------------------------------------------------------------------------------------------
                                                                                           $3,587,891          $3,469,123
=========================================================================================================================

LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Title losses and other claims                                                                 537,073             533,190
Property and casualty losses and loss adjustment expenses                                     940,527             861,204
Other liabilities                                                                             436,180             400,678
Long-term debt of parent company                                                               59,600              59,600
Long-term debt of subsidiaries                                                                275,473             345,703
Trust and escrow deposits secured by pledged assets                                           317,845             353,014
- -------------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                         2,566,698           2,553,389
Commitments and contingent liabilities
Common stockholders' equity
  (common shares issued and outstanding: 1994 -- 6,906,281; 1993 -- 6,759,142)              1,021,193             915,734
- -------------------------------------------------------------------------------------------------------------------------
                                                                                           $3,587,891          $3,469,123
=========================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

                      CONSOLIDATED STATEMENTS OF EARNINGS

Year Ended December 31,
- -------------------------------------------------------------------------------------------------------------------------
(in thousands, except share and per share amounts)                          1994                 1993                1992
- -------------------------------------------------------------------------------------------------------------------------
REVENUES
Title premiums, escrow and trust fees                                 $1,306,708           $1,379,463          $1,252,843
Net reinsurance premiums earned                                          190,279               32,703                  --
Interest, dividend and other income                                      158,950              122,009             148,752
Net mineral and filtration sales                                         162,427              148,719             139,951
Net gain on investment transactions                                        8,741               15,253               7,274
- -------------------------------------------------------------------------------------------------------------------------
  Total revenues                                                       1,827,105            1,698,147           1,548,820
- -------------------------------------------------------------------------------------------------------------------------

COSTS AND EXPENSES
Salaries, commissions and other employee benefits                        982,324              973,172             873,630
Administrative, selling and other operating expenses                     339,078              330,441             331,950
Provisions for title losses and other claims                              98,185              126,329             114,119
Property and casualty losses and loss adjustment expenses                153,056               25,131                  --
Cost of mineral and filtration sales                                     109,433              107,846              98,805
Interest expense                                                          29,285               28,828              29,845
Corporate administration                                                  22,750               16,897              14,956
- -------------------------------------------------------------------------------------------------------------------------
  Total costs and expenses                                             1,734,111            1,608,644           1,463,305
- -------------------------------------------------------------------------------------------------------------------------
  Earnings from continuing operations, before income taxes                92,994               89,503              85,515
Income taxes                                                              24,622                8,654              41,149
- -------------------------------------------------------------------------------------------------------------------------
  Earnings from continuing operations                                     68,372               80,849              44,366

DISCONTINUED OPERATIONS
Earnings from discontinued operations, net of tax                          6,265               16,703              20,255
Gain on sale of Sacramento Savings, net of tax                            62,869                   --                  --
- -------------------------------------------------------------------------------------------------------------------------
  Earnings before cumulative effect of a change in
    accounting for income taxes                                          137,506               97,552              64,621
Cumulative effect on prior years of a change in
  accounting for income taxes                                                 --                   --               8,216
- -------------------------------------------------------------------------------------------------------------------------
  Net earnings                                                        $  137,506           $   97,552          $   72,837
=========================================================================================================================
EARNINGS PER SHARE OF COMMON STOCK:*
  Continuing operations                                               $    10.00           $    11.91          $     6.53
  Discontinued operations                                                   0.92                 2.46                2.98
  Gain on sale of Sacramento Savings                                        9.20                   --                  --
  Cumulative effect of accounting change                                      --                   --                1.21
- -------------------------------------------------------------------------------------------------------------------------
Net earnings                                                          $    20.12           $    14.37          $    10.72
=========================================================================================================================

* Restated to reflect subsequent common stock dividends.

See accompanying Notes to Consolidated Financial Statements.

                       CONSOLIDATED STATEMENTS OF CHANGES
                         IN COMMON STOCKHOLDERS' EQUITY


Three Years Ended December 31, 1994
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                     Unrealized
                                                                   Appreciation                                              Total
                                                                 (Depreciation)                           Cumulative        Common
                                             Common  Contributed             of   Treasury     Retained  Translation Stockholders'
(in thousands, except share amounts)          Stock      Capital     Securities      Stock     Earnings  Gain (Loss)        Equity
- ----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1991                 $6,638     $426,540        $   (56)  $(19,247)    $307,809      $ 2,500    $  724,184
(7,044,020 shares of common
  stock issued; 258,025 in treasury)*
ADD (DEDUCT):
Net earnings                                     --           --             --         --       72,837           --        72,837
Purchase of treasury shares                      --           --             --     (1,240)          --           --        (1,240)
Performance share plan distributions             --          685             --      1,402           --           --         2,087
Common stock dividend                            --        6,032             --     10,102      (16,261)          --          (127)
Stock purchase plan distributions                --           15             --        601           --           --           616
Cumulative translation loss                      --           --             --         --           --       (3,291)       (3,291)
Change in unrealized appreciation
  of equity securities, net                      --           --          1,202         --           --           --         1,202
- ----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1992                  6,638      433,272          1,146     (8,382)     364,385         (791)      796,268
(6,905,902 shares of common
  stock issued; 105,837 in treasury)*
ADD (DEDUCT):
Net earnings                                     --           --             --         --       97,552           --        97,552
Purchase of treasury shares                      --           --             --     (7,897)          --           --        (7,897)
Performance share plan distributions             --          322             --        966           --           --         1,288
Common stock dividend                           130       17,450             --         --      (17,716)          --          (136)
Stock purchase plan distributions                --           51             --        550           --           --           601
Cumulative translation loss                      --           --             --         --           --       (2,042)       (2,042)
Change in unrealized appreciation of
  investments, net**                             --           --         30,100         --           --           --        30,100
- ----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993                  6,768      451,095         31,246    (14,763)     444,221       (2,833)      915,734
(6,902,868 shares of common
  stock issued; 143,726 in treasury)
ADD (DEDUCT):
Shares issued in pooling                        212          850             --         --          838           --         1,900
Net earnings                                     --           --             --         --      137,506           --       137,506
Purchase of treasury shares                      --           --             --    (10,127)          --           --       (10,127)
Performance share plan distributions             --           24             --        620           --           --           644
Common stock dividend                            --        4,601             --     13,834      (18,556)          --          (121)
Stock purchase plan distributions                --           12             --         34           --           --            46
Cumulative translation loss                      --           --             --         --           --       (4,849)       (4,849)
Change in unrealized appreciation of
  investments, net                               --           --        (19,540)        --           --           --       (19,540)
- ----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                 $6,980     $456,582        $11,706   $(10,402)    $564,009      $(7,682)   $1,021,193
(6,980,284 shares of common
  stock issued; 74,003 in treasury)
==================================================================================================================================

 * Adjusted to reflect subsequent common stock dividends.

** Includes the effect of the adoption of FAS 115, "Accounting for Certain
   Investments in Debt and Equity Securities," of $30,249, net.

See accompanying Notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

Three Years Ended December 31,
- ---------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                              1994                  1993                 1992
- ---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Earnings from continuing operations                                    $  68,372            $   80,849          $    44,366
Adjustments to reconcile earnings from continuing operations to cash provided by (used in) continuing operations:
Depreciation and amortization                                             44,778                38,916               53,085
Net gain on investment transactions                                       (8,741)              (15,253)              (7,274)
Other charges to continuing operations, net                                6,827                 5,582                5,918
Increase in funds held, accounts and other receivables                   (29,193)               (3,644)             (18,112)
(Increase) decrease in reinsurance receivable                            (68,780)                9,614                   --
Increase in title losses and other claims                                  3,883                20,738                9,316
Increase (decrease) in property and casualty loss and
  loss adjustment expenses                                                79,323               (10,040)                  --
(Increase) decrease in other assets                                      (11,428)                1,202                2,417
Increase in other liabilities                                              5,527                29,198               36,759
(Decrease) increase in trust and escrow deposits                         (35,169)               40,237               95,360
- ---------------------------------------------------------------------------------------------------------------------------
Net adjustments                                                          (12,973)              116,550              177,469
- ---------------------------------------------------------------------------------------------------------------------------
Cash provided by continuing operations                                    55,399               197,399              221,835
Cash provided by discontinued operations                                   5,502                 6,095                9,177
- ---------------------------------------------------------------------------------------------------------------------------
Cash provided by operations                                               60,901               203,494              231,012
- ---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments                                                 (929,961)          $(1,531,866)         $(1,320,905)
Maturities of investments                                                139,156               326,283              478,242
Sales of investments                                                     634,385             1,201,956              704,466
Purchases of property and equipment                                      (30,541)              (38,249)             (30,276)
Disposition of property and equipment                                      4,397                 2,023                5,241
Net (purchases) sales of title records and indexes                        (1,172)                4,390              (25,381)
Proceeds from sale of Sacramento Savings, net of expenses                316,348                    --                   --
Purchase of real estate and real estate related assets                  (116,089)                   --                   --
Net assets acquired in pooling                                             1,900                    --                   --
Purchase of Underwriters Re                                                   --              (203,865)                  --
Cash of purchased subsidiaries                                                --                10,159                   --
Purchase of other subsidiaries, net of cash acquired                          --                    --              (18,669)
- ---------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities                    $  18,423           $  (229,169)         $  (207,282)
===========================================================================================================================

Three Years Ended December 31, 1994
- -------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                              1994                 1993                1992
- -------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Decrease in notes receivable                                           $      --          $        --         $     1,156
Principal payments on long-term debt                                    (379,818)             (33,081)            (23,674)
Proceeds of long-term debt                                               309,472                1,050              21,818
Purchase of treasury shares                                              (10,127)              (7,897)             (1,240)
Common stock distributions                                                   (75)               1,753                 489
- -------------------------------------------------------------------------------------------------------------------------
  Net cash used in financing activities                                  (80,548)             (38,175)             (1,451)
- -------------------------------------------------------------------------------------------------------------------------
  Net (decrease) increase in cash                                         (1,224)             (63,850)             22,279
Cash at beginning of year                                                109,166              173,016             150,737
- -------------------------------------------------------------------------------------------------------------------------
Cash at end of year                                                    $ 107,942          $   109,166         $   173,016
- -------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
  Interest                                                             $  28,038          $    28,139         $    28,661
  Income taxes                                                         $  49,526          $    55,539         $    56,127
- -------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

a. PRINCIPLES OF FINANCIAL STATEMENT PRESENTATION

Alleghany Corporation, a Delaware corporation ("Alleghany" or together with its subsidiaries, the "Company") owns Chicago Title and Trust Company ("CT&T") whose principal subsidiaries are Chicago Title Insurance Company ("CTI"), Security Union Title Insurance Company ("Security Union") and Ticor Title Insurance Company ("Ticor Title"); Alleghany Funding Corporation ("AFC"); World Minerals Inc. ("World Minerals"); URC Holdings Corp. ("Underwriters Re") whose principal subsidiaries are Underwriters Reinsurance Company ("Underwriters Reinsurance"), Commercial Underwriters Insurance Company ("CUIC") and Underwriters Insurance Company ("UIC"); Alleghany Capital Corporation; and Alleghany Properties Inc. ("API"). Sacramento Savings Bank ("Sacramento Savings") was sold on October 31, 1994, respectively, and accordingly its operations are shown as discontinued operations for all periods presented.
See Note 3.

     The accompanying consolidated financial statements include the accounts of Alleghany and its subsidiaries. All significant intercompany items have been eliminated in consolidation.

b. INVESTMENTS

Marketable investment securities at December 31, 1994 and 1993 consist of U.S. Treasury securities, U.S. government agencies, municipal obligations, mortgage-backed securities, corporate debt securities, certificates of deposit, and equity securities. The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" at December 31, 1993. Under Statement No. 115, the Company classifies its debt and marketable equity securities into one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. The Company has no trading securities as of December 31, 1994 and 1993. Held to maturity securities are those fixed maturity securities which the Company has the ability and intent to hold until maturity. Securities held for indefinite periods of time which may not be held to maturity are classified as available for sale.

     Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. A decline in the fair value of an available for sale security below cost that is deemed other than temporary is charged to earnings.

     Realized gains and losses on investments are determined on the specific identification method.

c. PROPERTY AND EQUIPMENT

Depreciation of buildings and equipment and amortization of leasehold improvements are principally calculated using the straight-line method over the estimated useful lives of the respective assets or the life of the lease, whichever is less.

d. TITLE RECORDS AND INDEXES

Title records and indexes are recorded at cost. The cost is not being amortized and, in the opinion of management, has not diminished in value. Costs of maintaining title records and indexes are expensed in the year incurred.

e. TITLE LOSSES AND OTHER CLAIMS

Liabilities for title losses and other claims are estimated based on the title insurance subsidiaries' experience. These amounts include both case-basis evaluations and formula calculations and represent the estimated net cost of all unpaid losses. In the opinion of management, reserves for title losses and other claims are adequate.

f. PROPERTY AND CASUALTY LOSSES AND LOSS ADJUSTMENT EXPENSES

The liability for outstanding losses and loss adjustment expenses includes estimated provisions for all reported and unreported claims incurred and is reduced by allowances for salvage and subrogation. In the opinion of management, reserves for property and casualty losses and loss adjustment expenses are adequate.

g. REVENUE RECOGNITION

Title insurance premiums are recognized as revenues principally at the time of the real estate closing. Escrow and trust fees are recognized principally when billed.

     Property and casualty reinsurance premiums are reflected in income generally on a daily pro rata basis for facultative business and as reported by the ceding company for treaty business.

h. POST-RETIREMENT AND POST-EMPLOYMENT BENEFITS

Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-retirement Benefits Other than Pensions." Statement No. 106 requires that the expected cost of post-retirement benefits, other than pensions, be charged to expense during the period that the employee renders service. Previously, these costs were recognized by expensing, at the time of retirement, the amount necessary to fund the estimated cost of these benefits. The adoption of Statement No. 106 had an insignificant impact on the Company's financial position and results of operations.

     Effective January 1, 1993, the Company adopted Statement of Financial Accounting No. 112, "Employers' Accounting for Post-employment Benefits," which, similar to Statement No. 106, requires accrual of a liability representing the cost of certain benefits earned by employees over their employment period. Statement No. 112 applies to vested benefits provided to former or inactive employees, their beneficiaries and covered dependents, after employment but before retirement. The adoption of Statement No. 112 had an insignificant impact on the Company's financial position and results of operations.

i. DERIVATIVES

In October 1994, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments." This Statement amends Statement of Financial Accounting Standards No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet-Risk and Financial Instruments with Concentrations of Credit Risk" and Statement No. 107 and provides specific disclosure requirements for derivative financial instruments. Statement No. 119 is effective for financial statements issued for fiscal years ending after December 15, 1994. This Statement applies to interest rate swap agreements ("swaps") entered into by the Company. The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. The Company enters into interest rate swaps for purposes of converting variable interest rate exposure to a fixed rate and to match interest expense with interest income. Interest rate swaps are accounted for as a hedge of the obligation. Interest expense is recorded using the revised interest rate.

j. INCOME TAXES

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

k. FUNDS HELD, ACCOUNTS AND OTHER RECEIVABLES

Funds held, accounts and other receivables consists of funds held under reinsurance contracts and accounts and other receivables, net of allowances.

l. ACQUISITION COSTS

Acquisition costs related to unearned property and casualty reinsurance premiums are deferred by major underwriting lines and amortized over the period in which the premiums are earned. The method fol-lowed in computing the deferred acquisition costs consists of deferring only those variable acquisition costs, such as commissions and brokerage fees, which relate directly to the production of business, and limiting the amount of those costs deferred to their net realizable value after allowing for anticipated investment income.

m. REINSURANCE

Underwriters Re follows the provisions of statement of Financial Accounting Standard No. 113, "Accounting and Reporting for Reinsurance for Short-Duration and Long-Duration Contracts." Reinsurance receivables (including amounts related to claims incurred but not reported) and prepaid reinsurance premiums are reported as assets. Reinsurance contracts that do not result in a reasonable possibility that the reinsurer may realize a significant loss from the insurance risk assumed and that do not provide for the transfer of significant insurance risk generally do not meet the conditions for reinsurance accounting and are accounted for as deposits.

n. CASH

For purposes of the consolidated statements of cash flows, cash includes only funds on deposit which are available for immediate withdrawal.

o. NET EARNINGS PER SHARE OF COMMON STOCK

Net earnings per share of common stock are based on the average number of shares of Alleghany common stock outstanding during the years ended December 31, 1994, 1993, and 1992, respectively, as adjusted for stock dividends. The average number of shares of common stock outstanding, as adjusted for stock dividends, were 6,834,751 in 1994, 6,789,118 in 1993, and 6,791,789 in 1992.

p. RECLASSIFICATION

Certain prior year amounts have been reclassified to conform to the 1994 presentation.

2. ACQUISITIONS

a. MONTAG & CALDWELL, INC.

On July 31, 1994, the Company acquired Montag & Caldwell, Inc., a privately held investment counseling firm based in Atlanta, in an exchange of stock whereby the Company issued 212,757 shares of its common stock. Montag & Caldwell currently manages assets exceeding $3 billion for clients that include institutional as well as individual investors. The acquisition was accounted for as a pooling of interests; the consolidated financial statements of Alleghany for prior periods were not restated because the effect is immaterial.

b. UNDERWRITERS RE

On October 7, 1993, the Company acquired approximately 93% of the issued and outstanding capital stock of a new holding company which owned all of the issued and outstanding capital stock of Underwriters Reinsurance, a New Hampshire corporation headquartered in California, which provides reinsurance to property and casualty insurers and reinsurers. Underwriters Reinsurance also owned a recently formed property and casualty insurance subsidiary, Commercial Underwriters Insurance Company, which concentrates on specialized insurance lines. The purchase price was approximately $204 million, including capitalized costs.

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

     The net assets of Underwriters Reinsurance, at their acquisition date, after adjustment to reflect fair value assigned to assets and liabilities, are presented below (in millions):

- --------------------------------------------------------------------------------------------------------------------------
Cash, investment securities, and other receivables                                                                   $ 781
Reinsurance receivable                                                                                                 364
Other assets (including goodwill)                                                                                      134
Property and casualty losses and loss adjustment expenses                                                             (871)
Long-term debt and other liabilities
(including minority interest)                                                                                         (204)
- --------------------------------------------------------------------------------------------------------------------------
Net assets acquired                                                                                                  $ 204
==========================================================================================================================

     The unaudited pro forma results of operations for the years ended December 31, 1993 and 1992, presented as if the acquisition of Underwriters Reinsurance was made at the beginning of 1992, are as follows (in millions, except per share data):

- --------------------------------------------------------------------------------------------------------------------------
                                                                                                  1993                1992
- --------------------------------------------------------------------------------------------------------------------------
Total revenues                                                                                  $2,092              $1,987
==========================================================================================================================
Earning before cumulative effect of a change
  in accounting for income taxes                                                                $   87              $   83
==========================================================================================================================
Net earnings                                                                                    $   87              $  100
==========================================================================================================================
Net earnings per share of common stock                                                          $12.84              $14.79
==========================================================================================================================

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

     During 1994, Underwriters Reinsurance acquired an inactive North Carolina insurance company for $10 million, which represented the approximate carrying value of its investment portfolio and other intangible assets, with licenses to write primary property and casualty insurance in 31 states and the District of Columbia. The company was renamed Underwriters Insurance Company. A capital contribution of $100 million, consisting principally of five million shares of Santa Fe common stock was made to UIC, which increased UIC's statutory surplus to $107.5 million at 1994 year end.

3. SALE OF SACRAMENTO SAVINGS

On October 31, 1994, Alleghany sold its wholly owned retail banking subsidiary, Sacramento Savings, and an ancillary company, to First Interstate Bank of California for a cash purchase price of approximately $331 million in cash. The operations of Sacramento Savings and the ancillary company are presented as discontinued operations in the accompanying consolidated financial statements. Alleghany Financial Inc. ("AFI"), the holding company of Sacramento Savings and ancillary companies, was dissolved prior to the sale.

     Net proceeds from the sale were used to repay borrowings under Alleghany's revolving credit loan agreement which had been drawn on to purchase investment securities and to repay an AFI note payable.

     Condensed information relating to discontinued operations is as follows (in thousands):

- --------------------------------------------------------------------------------------------------------------------------
                                                                              1994                1993                1992
- --------------------------------------------------------------------------------------------------------------------------
Revenues                                                                  $150,277            $210,305            $239,604
==========================================================================================================================
Pre-tax earnings from
   discontinued operations                                                $ 11,305            $ 29,624            $ 34,118
Income taxes                                                                 5,040              12,921              14,792
- --------------------------------------------------------------------------------------------------------------------------
Earnings from discontinued
   operations, net                                                           6,265              16,703              19,326
Gain on sale of Sacramento
   Savings, net of tax of $31,946                                           62,869                  --                  --
Cumulative effect on prior years
   of a change in accounting for
   income taxes                                                                 --                  --                 929
- --------------------------------------------------------------------------------------------------------------------------
Earnings from discontinued
   operations                                                             $ 69,134            $ 16,703            $ 20,255
==========================================================================================================================

     The net assets of the discontinued operations at December 31, 1993 were $201.6 million consisting of $2,072.6 million in loans receivable, $634.9 million in investments, $309.9 million in other assets, and $2,815.8 million in deposits and other liabilities.

     Additionally, as part of the transaction, the Company purchased real estate and real estate related assets for about $116 million. These assets were contributed to a newly formed subsidiary, API. The Company intends to dispose of the assets in an orderly fashion, which may take several years. Based on the Company's liquidation plan and anticipated higher carrying costs for the real estate and real estate related assets, the Company expects to realize less than $116 million. Accordingly, and in recognition that no general loss reserves of Sacramento Savings were transferred to the Company, the carrying value of the assets was reduced by about $20 million, net of tax. This charge is reflected in the gain on sale of Sacramento Savings.

4. INVESTMENTS

Investments at December 31, 1994 and 1993 are summarized as follows (in thousands):

- --------------------------------------------------------------------------------------------------------------------------
         1994
- --------------------------------------------------------------------------------------------------------------------------
                                                                                             Amortized
                                                                                                  Cost                Fair
CONSOLIDATED                                                                                   or Cost               Value
- --------------------------------------------------------------------------------------------------------------------------
Available for sale:
   U.S. Government,
      government agency and
      municipal obligations                                                                 $1,063,523          $1,006,421
   Certificates of deposit                                                                      64,832              64,832
   Commercial paper                                                                             42,250              42,250
      Bonds, notes and other                                                                   484,832             465,011
- --------------------------------------------------------------------------------------------------------------------------
                                                                                             1,655,437           1,578,514
Equity securities                                                                              262,292             357,220
- --------------------------------------------------------------------------------------------------------------------------
                                                                                            $1,917,729          $1,935,734
==========================================================================================================================

INDUSTRY SEGMENT
- --------------------------------------------------------------------------------------------------------------------------
Title, trust and escrow                                                                     $  863,494          $  848,566
Property and casualty reinsurance                                                              838,490             812,083
Mining and filtration                                                                              468                 468
Corporate activities                                                                           215,277             274,617
- --------------------------------------------------------------------------------------------------------------------------
                                                                                            $1,917,729          $1,935,734
==========================================================================================================================

- --------------------------------------------------------------------------------------------------------------------------
         1993
- --------------------------------------------------------------------------------------------------------------------------
                                                                                             Amortized
                                                                                                  Cost                Fair
CONSOLIDATED                                                                                   or Cost               Value
- --------------------------------------------------------------------------------------------------------------------------
Available for sale:
   U.S. Government,
      government agency and
      municipal obligations                                                                 $1,031,409          $1,041,333
   Certificates of deposit                                                                      93,297              93,297
   Commercial paper                                                                            140,552             140,552
   Bonds, notes and other                                                                      377,365             380,821
- --------------------------------------------------------------------------------------------------------------------------
                                                                                             1,642,623           1,656,003
Equity securities                                                                              120,390             154,666
- --------------------------------------------------------------------------------------------------------------------------
                                                                                            $1,763,013          $1,810,669
==========================================================================================================================

INDUSTRY SEGMENT
- --------------------------------------------------------------------------------------------------------------------------
Title, trust and escrow                                                                     $  929,521          $  946,534
Property and casualty reinsurance                                                              770,240             770,092
Mining and filtration                                                                            6,562               6,562
Corporate activities                                                                            56,690              87,481
- --------------------------------------------------------------------------------------------------------------------------
                                                                                            $1,763,013          $1,810,669
==========================================================================================================================


     The amortized cost and estimated fair values of debt securities at December 31, 1994 and 1993 are summarized as follows (in thousands):

- --------------------------------------------------------------------------------------------------------------------------
                                                           Gross             Gross               Gross
                                                       Amortized        Unrealized          Unrealized                Fair
                                                            Cost             Gains              Losses               Value
- --------------------------------------------------------------------------------------------------------------------------
1994
- --------------------------------------------------------------------------------------------------------------------------
Available for sale
  U.S. Government,
     government agency
     and municipal
     obligations                                      $1,063,523           $ 1,238            $(58,340)         $1,006,421
  Commercial paper                                        42,250                --                  --              42,250
  Bonds, notes and other                                 387,158               301             (20,123)            367,336
- --------------------------------------------------------------------------------------------------------------------------
                                                      $1,492,931           $ 1,539            $(78,463)         $1,416,007
==========================================================================================================================

1993
- --------------------------------------------------------------------------------------------------------------------------
Available for sale
  U.S. Government,
     government agency
     and municipal
     obligations                                      $1,031,409           $15,059            $ (5,135)         $1,041,333
  Commercial paper                                       140,552                --                  --             140,552
  Bonds, notes and other                                 353,741             6,123              (2,666)            357,198
- --------------------------------------------------------------------------------------------------------------------------
                                                      $1,525,702           $21,182            $ (7,801)         $1,539,083
==========================================================================================================================

     The amortized cost and estimated fair value of debt securities classified as available for sale at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

- --------------------------------------------------------------------------------------------------------------------------
                                                                                             Amortized                Fair
                                                                                                  Cost               Value
- --------------------------------------------------------------------------------------------------------------------------
Available for sale
  Due in one year or less                                                                   $  309,648          $  308,010
  Due after one year through five years                                                        340,426             331,062
  Due after five years through ten years                                                       207,754             192,009
  Due after ten years                                                                          278,142             251,338
  Mortgage-backed securities                                                                   356,961             333,588
- --------------------------------------------------------------------------------------------------------------------------
                                                                                            $1,492,931          $1,416,007
==========================================================================================================================

     The proceeds from sales of available for sale securities were $634 million, $1,202 million, and $704 million, respectively, which included the proceeds from sales of investments in debt securities of $476 million, $792 million, and $419 million, in 1994, 1993, and 1992, respectively.

     Gross realized gains and gross realized losses of available for sale investments were $24.3 million and $15.6 million, $22.8 million and $7.5 million, and $8.1 million and $0.8 million, respectively, in 1994, 1993, and 1992. These amounts include gross realized gains and gross realized losses on sales of investments in debt securities of $0.9 million and $10.7 million, $3.4 million and $2.6 million, and $2.8 million and $0.7 million, respectively, in 1994, 1993, and 1992.

     During 1994 and 1993, Alleghany had equity investments that were trading below cost. The Company determined that these declines were other than temporary and, accordingly, recorded a loss provision of approximately $3.1 million and $4.6 million, respectively, for these investments.

     The Company owns 13,494,000 shares of Santa Fe Pacific Corporation at December 31, 1994 with a cost basis of $166.5 million and a fair value of $236.1 million.

     At December 31, 1994 and 1993, investments totalling approximately $376 million and $366 million, respectively, were pledged principally to secure unearned title insurance premium liabilities computed under statutory insurance regulations, as required by law.

     Assets pledged to secure trust and escrow deposits at December 31, 1994 and 1993, carried at fair value, as follows (in thousands):

- --------------------------------------------------------------------------------------------------------------------------
                                                                                                  1994                1993
- --------------------------------------------------------------------------------------------------------------------------
Cash                                                                                          $ 60,445            $ 68,392
U.S. Government and municipal obligations                                                      196,538             191,076
Certificates of deposit                                                                         59,522              22,000
Equity securities                                                                                9,520              10,050
Money market funds                                                                                  --              68,019
- --------------------------------------------------------------------------------------------------------------------------
                                                                                              $326,025            $359,537
==========================================================================================================================

     Additionally, Alleghany's title insurance subsidiaries administer escrow deposits generally related to customers' real estate transactions. The funds are not considered assets and liabilities of the Company and, accordingly, amounts aggregating approximately $832 million and $791 million are excluded from the accompanying consolidated balance sheets at December 31, 1994 and 1993, respectively.

5. REINSURANCE

In the ordinary course of business, Underwriters Reinsurance assumes and cedes reinsurance for purposes of risk diversification and limiting maximum loss exposure of catastrophic events. If such assuming reinsurers are unable to meet the obligations assumed under these agreements, Underwriters Reinsurance would remain liable. Reinsurance receivable at December 31, 1994 and 1993 consist of the following (in thousands):

- --------------------------------------------------------------------------------------------------------------------------
                                                                                                  1994                1993
- --------------------------------------------------------------------------------------------------------------------------
Reinsurance recoverable on paid losses                                                        $ 18,473            $  2,074
==========================================================================================================================
Ceded outstanding losses and loss
  adjustment expenses                                                                         $404,210            $351,829
==========================================================================================================================

     For the year 1994 and the three months ended December 31, 1993, Underwriters Reinsurance ceded losses and loss adjustment expenses of $51.4 million and $19.6 million, respectively.

     The following table indicates premiums assumed and ceded for the year 1994 and the three months ended December 31, 1993 (in thousands):

- --------------------------------------------------------------------------------------------------------------------------
                                                                                               Written              Earned
- --------------------------------------------------------------------------------------------------------------------------
1994
- --------------------------------------------------------------------------------------------------------------------------
Premiums assumed                                                                              $254,832            $250,757
Premiums ceded                                                                                $ 64,493            $ 69,299
==========================================================================================================================

1993
- --------------------------------------------------------------------------------------------------------------------------
Premiums assumed                                                                              $ 36,435            $ 38,479
Premiums ceded                                                                                $  6,166            $  9,994
==========================================================================================================================

     Effective January 1, 1988, Underwriters Reinsurance, on behalf of Underwriters Re, purchased for $57.5 million two excess of loss reinsurance contracts ("the reinsurance contracts") from Continental Re. Under the reinsurance contracts, Continental Re will assume the risk of losses incurred by Underwriters Re to the extent that Underwriters Re's net ultimate incurred losses, including unrecoverable reinsurance, for pre-1987 business which exceeds the aggregate deductible as defined, subject to a limit of $200 million. The limit was fully utilized prior to October 1993. During 1994, approximately $12 million was received under these reinsurance contracts and the remaining $188 million is included in the reinsurance receivable balance as of December 31, 1994.

     Loss reserves ceded under the reinsurance contracts must be secured by a trust fund or other acceptable security. As of December 31, 1994 and 1993, loss reserves ceded are secured by $151.7 million and $120.6 million, respectively, deposited in a trust fund and letters of credit totalling $155.4 million and $82.1 million, respectively.

6. LIABILITY FOR UNPAID CLAIMS AND
CLAIM ADJUSTMENT EXPENSES

Activity in the liability for unpaid claims and claim adjustment expenses is summarized as follows:


- --------------------------------------------------------------------------------------------------------------------------
                                                                              1994                1993                1992
- --------------------------------------------------------------------------------------------------------------------------
TITLE LOSSES
- --------------------------------------------------------------------------------------------------------------------------
Balance at January 1                                                      $532,123            $511,455            $509,091
Less reinsurance recoverables                                                   --                  --                  --
- --------------------------------------------------------------------------------------------------------------------------
Net balance at January 1                                                   532,123             511,455             509,091
- --------------------------------------------------------------------------------------------------------------------------
Incurred related to:
Current year                                                                94,845             121,864             109,235
Prior years                                                                     --                  --                  --
- --------------------------------------------------------------------------------------------------------------------------
Total incurred                                                              94,845             121,864             109,235
- --------------------------------------------------------------------------------------------------------------------------
Paid related to:
Current year                                                                 3,105               2,866               3,301
Prior years                                                                 87,795              98,330             103,570
- --------------------------------------------------------------------------------------------------------------------------
Total paid                                                                  90,900             101,196             106,871
- --------------------------------------------------------------------------------------------------------------------------
Net balance at December 31                                                 536,068             532,123             511,455
Plus reinsurance recoverables                                                   --                  --                  --
- --------------------------------------------------------------------------------------------------------------------------
Balance at December 31                                                    $536,068            $532,123            $511,455
==========================================================================================================================

- --------------------------------------------------------------------------------------------------------------------------
                                                                                                  1994                1993
- --------------------------------------------------------------------------------------------------------------------------
PROPERTY AND CASUALTY LOSSES
  AND LOSS ADJUSTMENT EXPENSES
- --------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1994
  and October 1, 1993                                                                         $861,204            $871,244
Less reinsurance recoverables                                                                  351,829             359,124
- --------------------------------------------------------------------------------------------------------------------------
Net balance at January 1, 1994
  and October 1, 1993                                                                          509,375             512,120
- --------------------------------------------------------------------------------------------------------------------------
Incurred related to:
Current year                                                                                   146,426              23,826
Prior years                                                                                      6,630               1,305
- --------------------------------------------------------------------------------------------------------------------------
Total incurred                                                                                 153,056              25,131
- --------------------------------------------------------------------------------------------------------------------------
Paid related to:
Current year                                                                                    13,826               3,056
Prior years                                                                                    112,288              24,820
- --------------------------------------------------------------------------------------------------------------------------
Total paid                                                                                     126,114              27,876
- --------------------------------------------------------------------------------------------------------------------------
Net balance at December 31                                                                     536,317             509,375
Plus reinsurance recoverables                                                                  404,210             351,829
- --------------------------------------------------------------------------------------------------------------------------
Balance at December 31                                                                        $940,527            $861,204
==========================================================================================================================

     The above reserves for title losses excludes trust and escrow reserves of $1.0 million, $1.1 million, and $1.0 million in 1994, 1993, and 1992, respectively.

     Underwriters' reserve for unpaid losses and loss adjustment expenses include $112.6 million and $95.0 million gross reserves and $95.6 and $88.4 million net reserves at December 31, 1994 and 1993, respectively, for various liability coverages related to asbestos and environmental impairment claims that arose from general liability and certain commercial multiple-peril coverages. Restrictive asbestos and environmental impairment exclusions were introduced in late 1986 on both primary and reinsurance contracts, significantly reducing these exposures for accidents occurring after 1986. Reserves for asbestos and environmental impairment claims cannot be estimated with traditional loss reserving techniques because of uncertainties that are greater than those associated with other types of claims. Factors contributing to those uncertainties include a lack of historical data, the significant periods of time that often elapse between the occurrence of an insured loss and the reporting of that loss to the ceding company and the reinsurer, uncertainty as to the number and identity of insureds with potential exposure to such risks, unresolved legal issues regarding policy coverage, and the extent and timing of any such contractual liability. Such uncertainties are not likely to be resolved in the near future, and therefore management believes it is not possible at this time to determine the ultimate losses in this area or develop a meaningful range of such losses.

     For both asbestos and environmental excess of loss reinsurance claims, Underwriters Reinsurance establishes case reserves by applying reinsurance contract terms to losses reported by ceding companies, analyzing from the first dollar of loss incurred by the primary insurer. In establishing the liability for claims for asbestos related liability and for environmental impairment claims, management considers facts currently known and the current state of the law and coverage litigation. Additionally, ceding companies often report potential losses on a precautionary basis to protect their rights under the reinsurance arrangement, which generally call for prompt notice to the reinsurer. Ceding companies, at the time they report such potential losses, advise Underwriters Reinsurance of the ceding companies' current estimate of the extent of such loss. Underwriters Reinsurance's claims department reviews each of the precautionary claims notices and, based upon current information, assesses the likelihood of loss to Underwriters Reinsurance. Such assessment is one of the factors used in determining the adequacy of bulk reserves.

7. LONG-TERM DEBT

Long-term debt at December 31, 1994 and 1993 is summarized as follows (in thousands):

- --------------------------------------------------------------------------------------------------------------------------
                                                                                                  1994                1993
- --------------------------------------------------------------------------------------------------------------------------
ALLEGHANY
Debentures at 6.50%, due 2014, exchangeable for
  common shares of American Express at an
  exchange rate of 22.8833 common shares per
  $1,000 principal amount of debentures                                                       $ 59,600            $ 59,600
AFC
Notes payable at 4.10% to 6.41% due 1999                                                        80,000              80,000
AFI
Note payable at 12.65%                                                                              --              39,210
CT&T
Capital lease obligations at 10.49% to 13.90%,
  less amounts representing interest of $18
  in 1994 and $9 in 1993, due through 1996                                                         115                  72
Bank borrowings at 3.88% to 8.73%,
  due through 2000                                                                              60,500              71,000
Other loans payable at 5.00% to 9.50%,
  due through 1997                                                                               3,826               3,894
UNDERWRITERS RE
Notes payable at 4.50% to 7.49%,
  due through 1998                                                                              66,000              79,000
WORLD MINERALS
Notes payable at 8.15% to 8.27%,
  due through 1998                                                                              57,000              65,000
Capital lease obligations at 8.15%, less
  amounts representing interest of $43
  in 1994, due through 1998                                                                        389                  --
Harborlite redeemable preferred stock                                                            7,643               7,527
- --------------------------------------------------------------------------------------------------------------------------
                                                                                              $335,073            $405,303
==========================================================================================================================

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Under the terms of a revolving credit loan agreement dated July 9, 1991 with a bank, Alleghany may borrow up to $200 million until July 1995. At Alleghany's option, borrowings bear interest at a rate based on the purchase of negotiable certificates of deposit, prevailing rates for dollar deposits in the London interbank market or the greatest of the Federal funds rate, the bank's prime rate or a specified certificate of deposit rate. No amounts were outstanding under this agreement at December 31, 1994 or 1993. A commitment fee of 1/4 of 1% per annum of the unused commitment is charged. In July 1995, or at such earlier date as Alleghany requests, any amounts outstanding will be converted to a term loan payable in 12 quarterly installments. The revolving credit agreement, among other things, requires Alleghany to maintain tangible net worth not less than $500 million, limits the amount of certain other indebtedness and contains restrictions with respect to mortgaging or pledging any of Alleghany's assets and consolidation or merger with any other corporation.

     AFC notes are primarily secured by a $91.5 million installment note receivable. AFC has entered into a related interest rate swap agreement with a notional amount of $88 million for the purpose of matching interest expense with interest income. This swap is pay variable, receive variable. Alleghany pays a variable rate equal to the one month commercial paper rate plus 0.125% and receives a variable rate equal to the three month LIBOR rate plus 0.85%. The swap matures on January 20, 1999. AFC is exposed to credit risk in the unlikely event of nonperformance of the swap counterparty.

     On March 28, 1991, CT&T borrowed $42 million, without recourse to Alleghany, to repay bridge financing used for the Ticor Title acquisition. On May 2, 1991, CT&T entered into a swap agreement with a notional amount of $42 million for the purpose of converting variable interest rate exposure to a fixed rate. The notional amount was reset on December 31, 1994 at $31.5 million. This swap is pay fixed, receive variable. The fixed rate is 8.73% and the variable rate is equal to the three month LIBOR rate. The swap matures on December 31, 1997. CT&T is exposed to credit risk in the unlikely event of nonperformance of the swap counterparty.

     Under the terms of the bank loan agreement, CT&T is required to maintain certain financial ratios and balances and is limited on the amount of additional indebtedness or future mergers and acquisitions except as permitted by the agreements. The agreements also contain restrictions with respect to the mortgaging or pledging of assets.

     On November 16, 1992, Underwriters Re entered into a six-year, $100 million reducing revolving bank credit agreement ("the credit agreement") without recourse to Alleghany. Under the terms of the credit agreement, Underwriters Re may borrow up to the maximum commitment available, which is reduced quarterly. Underwriters Re is required to make principal payments so the total loan balance is no greater than the maximum commitment available. In addition to the mandatory payments, Underwriters Re may permanently reduce the aggregate commitment in whole or in part at its sole discretion. At December 31, 1994 and 1993, the maximum commitment available was $75 million and $90 million, respectively. Amounts borrowed bear interest at either the LIBOR rate plus 1.75% or the higher of (a) the Corporate Base

Rate of the bank or (b) the Federal funds effective rate plus .5%. The credit agreement also contains covenants relating to, among other things, restrictions on debt, mergers, acquisitions, disposition of assets, capital expenditures, paying dividends, liens and investments. Additionally, the credit agreement requires Underwriters Re to maintain certain financial ratios and minimum levels of consolidated tangible net worth, statutory surplus and pre-tax statutory income. The credit agreement is secured primarily by a pledge of the capital stock of Underwriters Reinsurance.

     On December 20, 1991, World Minerals entered into a bank loan agreement, providing for borrowings of up to $70 million, pursuant to which it borrowed $50 million, without recourse to Alleghany. The loan proceeds were used to repay part of an acquisition-related advance from Alleghany. In January 1992, World Minerals entered into two interest rate swap agreements each with a notional amount of $30 million. These swaps mature on January 15, 1997 and January 15, 1999. These swaps were entered into for the purpose of converting variable interest rate exposure to a fixed rate. One such swap was entered into as a condition of a related variable rate loan agreement which required that hedging or interest rate protection agreements be maintained with respect to not less than 50% of the variable rate borrowing commitment. World Minerals is exposed to credit risk, in the unlikely event of nonperformance of the swap counterparty.

     Regarding the Company's interest rate swaps, there were no deferred gains or losses related to terminated interest rate swap contracts as of the end of the last three fiscal years. The impact of Alleghany's hedging activities has been to increase the weighted average borrowing rates by 0.86%, 0.97%, and 0.86% and to increase reported interest expense by $3.2 million, $3.7 million, and $3.1 million for the years ending 1994, 1993, and 1992, respectively.

     Scheduled aggregate annual maturities of long-term debt for each of the next five years and thereafter are as follows (in thousands):

- --------------------------------------------------------------------------------------------------------------------------
1995                                                                                                              $ 30,293
1996                                                                                                                41,958
1997                                                                                                                43,244
1998                                                                                                                41,697
1999                                                                                                               100,971
Thereafter                                                                                                          76,910
- --------------------------------------------------------------------------------------------------------------------------
                                                                                                                  $335,073
==========================================================================================================================

8. INCOME TAXES

As discussed in Note 1, the Company adopted Statement No. 109 as of January 1, 1992. The cumulative effect of this change in accounting for income taxes, as determined as of January 1, 1992, approximated $8.2 million, and is separately reported in the 1992 statement of earnings. Pre-tax earnings from continuing operations include $11.5 million from foreign operations.

     Income tax expense (benefit) from continuing operations consists of the following (in thousands):

- --------------------------------------------------------------------------------------------------------------------------
                                                         Federal             State             Foreign               Total
- --------------------------------------------------------------------------------------------------------------------------
1994
- --------------------------------------------------------------------------------------------------------------------------
Current                                                  $11,719            $  837              $3,665             $16,221
Deferred                                                   7,846               572                 (17)              8,401
- --------------------------------------------------------------------------------------------------------------------------
                                                         $19,565            $1,409              $3,648             $24,622
==========================================================================================================================
1993
- --------------------------------------------------------------------------------------------------------------------------
Current                                                  $14,365            $1,091              $2,306             $17,762
Deferred                                                  (9,158)             (105)                155              (9,108)
- --------------------------------------------------------------------------------------------------------------------------
                                                         $ 5,207            $  986              $2,461             $ 8,654
==========================================================================================================================
1992
- --------------------------------------------------------------------------------------------------------------------------
Current                                                  $23,464            $1,123              $1,657             $26,244
Deferred                                                  13,566               582                  31              14,179
Charge equivalent to
  income taxes                                                --                --                 726                 726
- --------------------------------------------------------------------------------------------------------------------------
                                                         $37,030            $1,705              $2,414             $41,149
==========================================================================================================================

     The 1992 charge equivalent to income taxes relates to the utilization of World Minerals' pre-acquisition net operating loss carryforwards. Utilization of the net operating loss carryforwards results in a reduction of World Minerals' goodwill.

     The difference between the federal income tax rate and the effective income tax rate on continuing operations is as follows:

- --------------------------------------------------------------------------------------------------------------------------
                                                                              1994                1993                1992
- --------------------------------------------------------------------------------------------------------------------------
Federal income tax rate                                                       35.0%               35.0%               34.0%
Goodwill amortization                                                          2.0                 1.3                 4.4
Income subject to dividends-received
  deduction                                                                   (1.6)               (0.5)               (1.3)
State taxes, net of federal tax benefit                                        0.9                 0.2                 1.5
Tax-exempt interest income                                                    (8.8)               (4.0)               (1.4)
Reversal of previously accrued
  tax expenses                                                                  --               (22.3)                 --
Other, net                                                                    (1.0)                 --                10.9
- --------------------------------------------------------------------------------------------------------------------------
                                                                              26.5%                9.7%               48.1%
==========================================================================================================================

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are as follows (in thousands):

- --------------------------------------------------------------------------------------------------------------------------
                                                                                                  1994                1993
- --------------------------------------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS
  Title losses, trust, and other claim reserves                                               $165,362            $160,183
  Property and casualty loss reserves                                                           52,375              53,231
  Net operating loss carryforwards                                                               8,184              34,515
    Reserves for impaired assets                                                                29,846               7,488
  Expenses deducted for tax purposes
    when paid                                                                                   35,794              31,577
  Other                                                                                          6,976               2,158
- --------------------------------------------------------------------------------------------------------------------------
                                                                                               298,537             289,152
==========================================================================================================================
  Valuation allowance                                                                            4,360                  --
- --------------------------------------------------------------------------------------------------------------------------
  Total deferred tax assets                                                                    294,177             289,152
- --------------------------------------------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES
  Unearned premium reserves                                                                     77,948              76,719
  Deferred revenues and gains                                                                   51,594              67,570
  Title plant                                                                                   29,085              28,355
  Tax over book depreciation                                                                    20,389              20,746
  Other                                                                                         15,799              15,236
- --------------------------------------------------------------------------------------------------------------------------
  Total gross deferred tax liabilities                                                         194,815             208,626
- --------------------------------------------------------------------------------------------------------------------------
  Net deferred tax asset*                                                                     $ 99,362            $ 80,526
==========================================================================================================================

 *   Included in Other assets on the Consolidated Balance Sheet.

     A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. The Company has established a valuation allowance of $4.4 million, for certain deferred state tax assets which it believes will not be realizable.


             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The amount of operating loss and tax credit carryforwards available to offset future federal taxable income is approximately $23.4 million, expiring through 2005. The Company utilized approximately $76.6 million of operating loss and tax credit carryforwards during 1994.

     The Internal Revenue Service had examined Alleghany's federal income tax returns through 1990.

     The Internal Revenue Service asserted substantial federal income tax deficiencies for the years 1984 and 1985. During 1993, the issues were settled resulting in a credit to earnings for previously accrued tax expenses of $20 million. Tax years 1984 and 1985 are now closed.

9. STOCKHOLDERS' EQUITY

The total number of shares of all classes of capital stock which Alleghany has authority to issue is 30,000,000, of which 8,000,000 shares are preferred stock, par value of $1.00, and 22,000,000 shares are common stock, par value of $1.00.

     Stockholder's equity and surplus of CT&T, CTI, Security Union and Ticor Title are restricted by borrowing agreements and statutory limitations as to payment of dividends. At December 31, 1994 approximately $116.5 million was available for dividends to Alleghany. CT&T's statutory surplus at December 31, 1994 and 1993 was $157 million and $150 million, respectively, and statutory net income for the years ending December 31, 1994, 1993, and 1992 was $51 million, $71 million, and $47 million, respectively.

     Stockholders' equity and surplus of Underwriters Re is also restricted by borrowing agreements and statutory limitations as to payment of dividends. At December 31, 1994 approximately $1.2 million was available for dividends to Alleghany. Underwriters Reinsurance statutory surplus at December 31, 1994 and 1993 was $361 million and $248 million, respectively, and statutory net income for the year ended December 31, 1994 and the three months ended December 31, 1993 was $24 million and $12 million, respectively. Stockholders' equity of World Minerals is restricted by a borrowing agreement as to payment of dividends. At December 31, 1994 $7.5 million of World Minerals stockholders' equity was available for dividend payment to Alleghany. Additionally, payments of dividends (other than stock dividends) by Alleghany to its stockholders are limited by the terms of the revolving credit loan agreement which stipulates that Alleghany can pay dividends up to the sum of cumulative net earnings after 1990, proceeds from the issuance of stock after 1990 and $35 million, provided that Alleghany maintains certain financial ratios as defined in the agreement. At December 31, 1994 approximately $408 million of capital was available for dividends.

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

     The incentive plans permit Alleghany to provide incentive compensation of the types commonly known as restricted stock, stock options, stock appreciation rights, performance shares, performance units, and phantom stock, as well as other types of incentive compensation. Awards may include, but are not limited to, cash and/or shares of Alleghany's common stock, rights to receive cash and/or shares of common stock and options to purchase shares of common stock including options intended to qualify as incentive stock options under the Internal Revenue Code and options not intended to qualify. The number of performance shares awarded under these plans to employees of the Company were 42,355 in 1994, 14,983 in 1993, and 16,741 in 1992 (as adjusted for stock dividends).

     Under the incentive plans, participants are entitled, at the end of a four-year award period, to the fair value of an equal number of shares of Alleghany's common stock (adjusted for anti-dilution from date of award), based on market value on the payment date and normally payable half in cash and half in stock, provided defined levels of performance are achieved. As of December 31, 1994 (for all award periods through the award period 1994), approximately 239,000 performance shares were granted, of which 116,000 have been paid out, none have expired, and 123,000 have not matured. The amounts charged to the Company's earnings with respect to this and the prior plan were $4.5 million in 1994, $3.3 million in 1993, and $3.5 million in 1992.

     In April 1994, stockholders of Alleghany approved a stock option plan effective in April 1993 under which options to purchase a maximum of 75,000 shares (subject to anti-dilution and other adjustments) of Alleghany's common stock are awarded to non-employee directors. The plan replaces a substantially similar plan which terminated in April 1993. The plans provide for the automatic grant of non-qualified stock options to purchase 1,000 shares of common stock in each year after 1987 to each non-employee director. Options to purchase 7,000 shares at the then fair market value of $141.75 were granted in 1994. Options to purchase 7,000 shares at the then fair market value of $147.00 were granted in 1993. Through December 31, 1994, as adjusted for stock dividends, 54,000 options were granted, 13,000 options have been exercised, and 41,000 options remain outstanding. Alleghany has reserved 71,649 shares at December 31, 1994 for the satisfaction of exercises of options (as adjusted for stock dividends).

     The Board of Directors has authorized the purchase from time to time of additional shares of common stock for the treasury. During 1994, 1993, and 1992, Alleghany repurchased 69,509 shares, 55,200 shares, and 10,500 shares of its common stock at a cost of $10.1 million, $7.9 million, and $1.2 million, respectively.

10. PERMITTED STATUTORY ACCOUNTING PRACTICES

The Company's insurance subsidiaries are required to file annual statutory statements with insurance regulatory authorities which are prepared on an accounting basis prescribed or permitted by such authorities. Prescribed statutory accounting principles include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future. The Company's insurance subsidiaries have prepared their annual statutory statements using the following permitted statutory accounting practices, which differ from prescribed accounting practices, but which have been approved by their respective states of domicile:

- - CTI is permitted to include a deferred tax asset attributable to net operating loss carryforwards of a merged affiliate company as an admitted asset. Under prescribed statutory accounting practices, deferred tax assets are not recognized as admitted assets and would be charged off to surplus as regards policyholders. The inclusion of this deferred tax asset as an admitted asset increased CTI's surplus as regards policyholders by $9.2 million as of December 31, 1994.

- - CTI's Statutory Premium Reserve ("SPR") is determined by a formula as prescribed by regulations of the state of Missouri, its domiciliary state. The formula prescribes a calculation which requires use of policy liability statistics. The Company's operating systems capture the appropriate liability statistics on approximately 85% of all policies written. The remaining information is not yet available. Accordingly, CTI has calculated the required provision to be SPR on the remaining 15% of written policies via an interpolation model. CTI has been granted permission to continue to use this interpolation model until all liabilities statistics become available. We are unable to quantify the effect on surplus as regards policy holders which results from using the interpolation model versus actual liability statistics.

- - CTI's SPR includes amounts attributable to former affiliate companies which were merged into CTI in 1992. With the approval of CTI's regulators, CTI has recorded annual drawdowns of the reserves attributable to the merged entities using the SPR formulas formerly used by those entities as prescribed by their domiciliary states. These formulas differ from the SPR formula as prescribed by the State of Missouri. Management is unable to quantify the effect on surplus as regards policyholders which results from this permitted practice.

- - Ticor has a co-insurance agreement with its New York domiciled subsidiary company. As a result, Ticor calculates its SPR using the formula prescribed by the state of New York rather than the SPR formula prescribed by the state of California, Ticor's domiciliary state. The New York SPR formula results in a higher provision and reserve. This practice has been acknowledged by regulators from the state of California. The amount of the difference between the SPR as determined under the New York and California formulas is not known, but use of the California SPR formula would have significantly increased Ticor's surplus as regards policyholders.

- - Underwriters Reinsurance has no permitted statutory accounting practices that individually or in the aggregate materially affect statutory surplus.

11. RETIREMENT PLANS

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

     The following table sets forth the defined benefit plans' funded status at December 31, 1994 and 1993 (in millions):

- --------------------------------------------------------------------------------------------------------------------------
                                                                                                  1994                1993
- --------------------------------------------------------------------------------------------------------------------------
ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS
Vested benefit obligation                                                                       $107.6              $116.7
==========================================================================================================================
Accumulated benefit obligation                                                                  $114.6              $128.1
==========================================================================================================================
Projected benefit obligation                                                                    $130.6              $149.0
Plan assets at fair value                                                                        114.4               122.9
- --------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation, more than
  plan assets                                                                                    (16.2)              (26.1)
Unrecognized net loss                                                                             26.5                49.8
Unrecognized prior service cost                                                                    6.1                 5.8
Unrecognized net asset                                                                            (4.5)               (9.0)
- --------------------------------------------------------------------------------------------------------------------------
Pension asset recognized in the balance sheet                                                   $ 11.9              $ 20.5
==========================================================================================================================
                                                                              1994                1993                1992
- --------------------------------------------------------------------------------------------------------------------------
NET PENSION COST FOR 1994, 1993 AND 1992 INCLUDED
  THE FOLLOWING EXPENSE (INCOME) COMPONENTS
Service cost - benefits earned during the year                                $  7.9              $  6.7             $ 6.2
Interest cost on projected benefit obligation                                   10.9                 9.9               9.7
Actual return on plan assets                                                     1.9                (7.2)             (6.0)
Net amortization and deferral                                                   (8.9)               (1.5)             (3.2)
==========================================================================================================================
Net periodic pension cost included in cost
  and expenses                                                                $ 11.8              $  7.9             $ 6.7
==========================================================================================================================
                                                                                                  1994                1993
- --------------------------------------------------------------------------------------------------------------------------
ASSUMPTIONS USED IN COMPUTING THE FUNDED
  STATUS OF THE PLANS ARE AS FOLLOWS
Range of rates for increases in
  compensation levels                                                                        4.5%-5.0%          4.5%-10.0%
Range of weighted average
  discount rates                                                                             8.0%-8.8%           6.0%-7.5%
Range of expected long-term rates
  of return                                                                                  4.0%-9.0%           4.0%-9.0%
==========================================================================================================================

     Alleghany and its subsidiaries also provide supplemental retirement benefits through deferred compensation programs and profit sharing plans for certain of its officers and employees for which earnings were charged $12.5 million in 1994, $17.3 million in 1993, and $13.0 million in 1992.

12. COMMITMENTS AND CONTINGENCIES

The Company leases certain facilities and equipment under long-term lease agreements. In addition, certain land, office space and equipment are leased under noncancelable operating leases which expire at various dates through 2049. Rent expense was $66.5 million in 1994, $65.7 million in 1993, and $60.0 million in 1992.

     The aggregate minimum payments under operating leases with initial or remaining terms of more than one year are $41 million, $34 million, $29 million, $25 million, $20 million, and $136 million in 1995, 1996, 1997, 1998, 1999 and thereafter, respectively.

     The Company's subsidiaries and division are parties to pending litigation and claims in connection with the ordinary course of their businesses. Each such operating unit makes provisions for estimated losses to be incurred in such litigation and claims, including legal costs. In the opinion of management, based in part on advice of counsel, such provision is adequate.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments are as follows (in thousands):

- --------------------------------------------------------------------------------------------------------------------------
                                                                                                                Calculated
                                                                                              Carrying                Fair
                                                                                                Amount               Value
- --------------------------------------------------------------------------------------------------------------------------
Assets
Notes receivable                                                                              $ 91,536            $ 91,536
Liabilities
Long-term debt                                                                                $335,073            $334,819
==========================================================================================================================

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value:

     NOTES RECEIVABLE: The carrying amount approximates fair value because interest rates approximate market rates.

     LONG-TERM DEBT: The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on current rates offered to the Company for debt of the same remaining maturities. The fair value includes the effects of the interest rate swaps.

14. SEGMENTS OF BUSINESS

Information concerning the Company's continuing operations by industry segment as of and for the years ended December 31, 1994, 1993, and 1992, respectively, is summarized as follows (in thousands):

- --------------------------------------------------------------------------------------------------------------------------
                                                                              1994                1993                1992
- --------------------------------------------------------------------------------------------------------------------------
REVENUES
Title, trust and escrow                                                 $1,352,646          $1,440,151          $1,345,724
Property and casualty
  reinsurance*                                                             225,390              40,712                  --
Mining and filtration                                                      162,636             149,545             141,072
Corporate activities                                                        86,433              67,739              62,024
- --------------------------------------------------------------------------------------------------------------------------
  Total                                                                 $1,827,105          $1,698,147          $1,548,820
==========================================================================================================================
EARNINGS FROM CONTINUING
  OPERATIONS, BEFORE INCOME TAXES
Title, trust and escrow                                                 $   72,510          $   98,171          $   96,489
Property and casualty
  reinsurance*                                                              12,504               4,058                  --
Mining and filtration                                                       23,539              13,745              16,504
Corporate activities                                                        36,476              19,527              17,758
- --------------------------------------------------------------------------------------------------------------------------
                                                                           145,029             135,501             130,751
Interest expense                                                            29,285              29,101              30,280
Corporate administration                                                    22,750              16,897              14,956
- --------------------------------------------------------------------------------------------------------------------------
  Total                                                                 $   92,994          $   89,503          $   85,515
==========================================================================================================================
IDENTIFIABLE ASSETS AT
  DECEMBER 31
Title, trust and escrow                                                 $1,407,840          $1,515,746          $1,611,136
Property and casualty
  reinsurance*                                                           1,510,335           1,339,824                  --
Mining and filtration                                                      215,204             208,377             194,840
Corporate activities                                                       454,512             405,176             420,661
- --------------------------------------------------------------------------------------------------------------------------
  Total                                                                 $3,587,891          $3,469,123          $2,226,637
==========================================================================================================================
CAPITAL EXPENDITURES
Title, trust and escrow                                                 $   19,427          $   12,350          $   24,026
Property and casualty
  reinsurance*                                                               1,396                 199                  --
Mining and filtration                                                        9,501              25,457               5,967
Corporate Activities                                                           217                 243                 283
- --------------------------------------------------------------------------------------------------------------------------
  Total                                                                 $   30,541          $   38,249          $   30,276
==========================================================================================================================
DEPRECIATION AND AMORTIZATION
Title, trust and escrow                                                 $   25,540          $   29,161          $   42,084
Property and casualty
  reinsurance *                                                              8,916               2,201                  --
Mining and filtration                                                        9,657               6,823               8,202
Corporate activities                                                           665                 731               1,491
- --------------------------------------------------------------------------------------------------------------------------
  Total                                                                 $   44,778          $   38,916          $   51,777
==========================================================================================================================

* Includes results of operations from October 1, 1993.

15. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

Selected quarterly financial data for 1994 and 1993 are presented below (in thousands, except per share amounts):

- --------------------------------------------------------------------------------------------------------------------------
                                                                                  Quarter Ended
                                                       -------------------------------------------------------------------
                                                         Mar. 31           Jun. 30             Sep. 30             Dec. 31
- --------------------------------------------------------------------------------------------------------------------------
1994
- --------------------------------------------------------------------------------------------------------------------------
Revenues from continuing
  operations                                            $479,983          $468,170            $447,642            $431,310
==========================================================================================================================
Earnings from continuing
  operations                                            $ 16,989          $ 16,330            $ 21,195            $ 13,858
Earnings from discontinued
  operations                                               2,950             2,275               1,040                  --
Gain on sale of Sacramento
  Savings, net                                                --            16,800                  --              46,069
- --------------------------------------------------------------------------------------------------------------------------
Net earnings                                            $ 19,939          $ 35,405            $ 22,235            $ 59,927
==========================================================================================================================
Net earnings per share of
  common stock:*
Continuing operations                                   $   2.51          $   2.42            $   3.04            $   2.00
Discontinued operations                                      .44               .33                 .16                  --
Gain on sale of Sacramento
  Savings, net                                                --              2.49                  --                6.66
- --------------------------------------------------------------------------------------------------------------------------
Net earnings                                            $   2.95          $   5.24            $   3.20            $   8.66
==========================================================================================================================
1993
- --------------------------------------------------------------------------------------------------------------------------
Revenues from continuing
  operations                                            $365,987          $396,900            $428,355            $506,905
==========================================================================================================================
Earnings from continuing
  operations                                            $ 29,163          $ 16,355            $ 16,187            $ 19,144
Earnings from discontinued
  operations                                               4,180             4,972               4,177               3,374
- --------------------------------------------------------------------------------------------------------------------------
Net earnings                                            $ 33,343          $ 21,327            $ 20,364            $ 22,518
==========================================================================================================================
Net earnings per share of common stock: *
Continuing operations                                   $   4.28          $   2.41            $   2.38            $   2.83
Discontinued operations                                      .62               .73                 .62                 .50
- --------------------------------------------------------------------------------------------------------------------------
Net earnings                                            $   4.90          $   3.14            $   3.00            $   3.33
==========================================================================================================================

* Restated to reflect subsequent stock dividends.

     The $16.8 million gain on sale of Sacramento Savings recognized in the second quarter of 1994 represents a tax benefit which reflected the excess of the Company's tax basis in Sacramento Savings over its book basis.

     The sum of the four quarters of the net earnings per share for 1994 presented above do not agree to the total net earnings per share for 1994. This difference is due to the distribution of 212,757 shares of Alleghany common stock on July 31, 1994 in connection with the acquisition of Montag & Caldwell, Inc.

16. OTHER INFORMATION

a. Other assets shown in the consolidated balance sheets at December 31, 1994 and 1993 include goodwill, net of accumulated amortization, as follows (in thousands):

- --------------------------------------------------------------------------------------------------------------------------
                                                                                                              Amortization
                                                                              1994                1993              Period
- --------------------------------------------------------------------------------------------------------------------------
CT&T                                                                      $ 55,770            $ 56,166         10-40 years
Underwriters Re                                                             51,880              54,046            20 years
World Minerals                                                              16,784              15,389            40 years
- --------------------------------------------------------------------------------------------------------------------------
                                                                          $124,434            $125,601
==========================================================================================================================

     Goodwill is reviewed for impairment whenever events or circumstances provide evidence that suggests that the carrying amount of the asset may not be recoverable.

     In addition, other assets shown at December 31, 1994 and 1993 includes $11.3 million and $10.4 million, respectively, of deferred acquisition costs. Amortization of deferred acquisition costs included in the 1994 and 1993 statement of earnings were $ 1.0 million and $1.2 million, respectively.

     b. Other liabilities shown in the consolidated balance sheets at December 31, 1994 and 1993 include $88.5 million and $82.6 million, respectively, of accounts payable and $ 52.8 million and $49.1 million, respectively, of unearned premiums.

c. Property and equipment, net of accumulated depreciation and amortization at December 31, 1994 and 1993, is as follows (in thousands):

- --------------------------------------------------------------------------------------------------------------------------
                                                                                                  1994                1993
- --------------------------------------------------------------------------------------------------------------------------
Land                                                                                          $ 21,403            $ 23,035
Buildings and improvements                                                                      62,349              59,450
Furniture and equipment                                                                        174,010             158,781
Leasehold improvements                                                                          25,187              23,920
- --------------------------------------------------------------------------------------------------------------------------
                                                                                               282,949             265,186
Less: Accumulated depreciation
  and amortization                                                                             (79,966)            (60,144)
- --------------------------------------------------------------------------------------------------------------------------
                                                                                              $202,983            $205,042
==========================================================================================================================

                          INDEPENDENT AUDITORS' REPORT

(LOGO)

KPMG Peat Marwick LLP
Certified Public Accountants
345 Park Avenue
New York, NY 10154


THE BOARD OF DIRECTORS AND STOCKHOLDERS
ALLEGHANY CORPORATION:

We have audited the accompanying consolidated balance sheets of Alleghany Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, changes in common stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements, appearing on pages 22 through 40, are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alleghany Corporation and subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and No. 109, "Accounting for Income Taxes" at December 31, 1993 and in 1992, respectively.

                                                      /S/ KPMG PEAT MARWICK LLP
                                                          KPMG Peat Marwick LLP

February 28, 1995


                  Member Firm of
                  Klynveld Peat Marwick Goerdeler

                                    APPENDIX
                                    --------


Page        Narrative Description of Graphic or Image Material
- ----        --------------------------------------------------

  2 A table of common stockholders' equity per share at year-end for the years 1967-94 appears in the electronic format version, replacing a bar chart that appears in the paper format version.

  2         A table of market value of stock and cash at year-end for the years
            1967-94 appears in the electronic format version, replacing a bar chart that appears in the paper format version.

  4         Photographs of John J. Burns, Jr., President, and F.M. Kirby,
            Chairman, appear in the paper format version.

  6 A table of surplus plus statutory premium reserve of ten title insurers at September 30, 1994 appears in the electronic format version, replacing a bar chart that appears in the paper format version.

  7 A list of CT&T locations in the United States appears in the electronic format version, replacing a map that appears in the paper format version.

  9         A table of CT&T bond results as compared with the Lehman Aggregate
            Index, based on annualized rates of return for the one-year, three-year, five-year and ten-year periods ending December 31, 1994, appears in the electronic format version, replacing a chart that appears in the paper format version.

  9         A table of Montag & Caldwell equity results as compared with the S&P
            500 Index, based on growth of $100 during the years 1988-94, appears in the electronic format version, replacing a chart that appears in the paper format version.

 10 A table of statutory combined ratios of Underwriters as compared with reinsurers in general at year-end for the years 1990-94 appears in the electronic format version, replacing a chart that appears in the paper format version.






Page        Narrative Description of Graphic or Image Material
- ----        --------------------------------------------------

 10 A table of statutory operating ratios of Underwriters compared with reinsurers in general at year-end for the years 1990-94 appears in the electronic format version, replacing a chart that appears in the paper format version.

 11 A list of Underwriters locations in the United States appears in the electronic format version, replacing a map that appears in the paper format version.

 12 A table of statutory surplus of Underwriters for the years 1990-94 appears in the electronic format version, replacing a bar chart that appears in the paper format version.

 13 A list of World Minerals locations in North America, South America and Europe appears in the electronic format version, replacing a map that appears in the paper format version.

 14         A table of earnings before taxes of World Minerals for the years
            1992-94 appears in the electronic format version, replacing a bar chart that appears in the paper format version.

 15         A list of Heads and Threads distribution centers in the United
            States appears in the electronic format version, replacing a map that appears in the paper format version.








                                      -2-