Form 10-K, Exhibit 13
period 1995-12-31
ALLEGHANY CORP /DE
filed 1996-03-22
CIK 775368

                                                                      EXHIBIT 13

TO OUR STOCKHOLDERS

In 1995 Alleghany Corporation's net earnings were $85.3 million, or $12.07 per share, compared with $137.5 million, or $19.72 per share, in 1994. Net earnings from continuing operations were $85.3 million, or $12.07 per share, in 1995, compared with $68.4 million, or $9.80 per share, in 1994. Financial highlights of both years are summarized in the first table on page 4 of this report.

     Net earnings in 1995 included $23.6 million, or $3.33 per share, representing net gains in connection with Alleghany's redemption in the fourth quarter of its 6-1/2% Subordinated Exchangeable Debentures due 2014, and the disposition of common shares of American Express Company into which such Debentures were exchangeable. Net earnings in 1994 included $69.1 million, or $9.92 per share, representing the gain on the sale of Alleghany's retail banking subsidiary, Sacramento Savings Bank, for $331 million in cash (net of transaction-related expenses, taxes and provisions related to real estate assets retained by Alleghany), and Sacramento Savings' earnings prior to the sale.

    Alleghany's principal operating unit, Chicago Title and Trust Company, recorded pre-tax earnings in 1995 of $46.2 million. This represents a 30 percent drop from 1994, reflecting a severe decline in real estate markets caused by sharp increases in interest rates that began in February 1994. The increase in interest rates in 1994 ended one of the longest refinancing surges in history and precipitated in 1995 one of the strongest downturns in year-to-year title industry revenue and orders since the industry began keeping those statistics. While Chicago Title moved to bring its costs into line with reduced revenues, its efforts were insufficient to avert a pre-tax loss of $12 million in the first quarter of 1995. The real estate market in general began to improve in the second quarter of 1995 and continued to improve thereafter with declining interest rates. Nevertheless, some geographic areas, notably Southern California, have not improved as strongly as other regions. A commendable effort by Chicago Title to reduce expenses, including salary cuts and salary increase deferrals for highly compensated employees in 1995, together with strong levels of investment income and exceptional performance by Chicago Title's financial services businesses, enabled Chicago Title to end the year with a satisfactory level of earnings. Although market conditions have in general rebounded, Chicago Title remains committed to reducing its permanent overhead expenses in order to assure its ability to respond profitably to changing market conditions and competitive challenges.

[GRAPH -- SEE EDGAR APPENDIX]

STOCKHOLDERS' EQUITY PER SHARE

(in dollars) - Adjusted for 2% stock dividends
    '95         $186.12
    '94          144.97
    '93          132.82
    '92          114.80
    '91          104.62
    '90           93.75
    '89           85.07
    '88           75.19
    '87           68.94
    '86           65.23

    During the fourth quarter of 1995, the claims-paying ability rating of each of Chicago Title's principal title insurance subsidiaries - Chicago Title Insurance Company, Security Union Title Insurance Company and Ticor Title Insurance Company - was raised from "A-" to "A" by Standard & Poor's Corporation. These companies also maintained their "A" rating by Duff & Phelps Credit Rating Co.

    During 1995, Chicago Title restructured its financial services businesses under a new Chicago Title subsidiary named Alleghany Asset Management, Inc., in order to foster the independent development of this fast growing part of its business. In this connection, the financial services businesses formerly conducted directly by Chicago Title were transferred to a recently acquired trust company renamed The Chicago Trust Company. Alleghany Asset Management and its subsidiaries, including The Chicago Trust Company and Montag & Caldwell, Inc. (which was acquired in July 1994), comprise Chicago Title's Financial Services Group. The Financial Services Group contributed pre-tax earnings of $11.5 million to Chicago Title in 1995, an increase of 40 percent over 1994, and ended the year with approximately $10.3 billion of assets under management.

[GRAPH -- SEE EDGAR APPENDIX]

YEAR-END CLOSING STOCK PRICES

(in dollars)
   '95          $198.00
   '94           149.02
   '93           137.92
   '92           126.03
   '91           102.55
   '90            77.09
   '89            81.25
   '88            61.81
   '87            61.88
   '86            56.48

    Alleghany's other major operating businesses - Underwriters Reinsurance Company and World Minerals Inc. - recorded significantly higher pre-tax earnings for 1995 than in the prior year. Underwriters contributed pre-tax earnings of $24.8 million in 1995, almost three times its 1994 pre-tax earnings, reflecting increased business and an absence of significant catastrophe losses. Underwriters' enhanced financial strength as a result of capital contributions by Alleghany in 1994 helped to attract additional business and aided in the improvement of Underwriters' rating by A.M. Best Company, Inc. from "A (Excellent)" to "A+ (Superior)." As of December 31, 1995, Underwriters' statutory surplus was $458 million, making Underwriters the eleventh largest domestic professional reinsurer in terms of statutory surplus at 1995 year-end, according to the Reinsurance Association of America.

     World Minerals contributed pre-tax earnings of $26.1 million in 1995, representing an increase of more than 40 percent from its 1994 pre-tax earnings. World Minerals' improved results in 1995 reflect strong economic activity in the markets it serves, as well as the benefits of price increases, strategic acquisitions and capital spending, in addition to ongoing management attention to improving production efficiency, customer service and cost reductions.

    The comparative contributions to Alleghany's earnings from continuing operations before income taxes made by these operating units and by Alleghany's parent-company operations were as follows (in millions):

--------------------------------------------------------------------------------
                                           Year Ended       Quarter Ended
                                          December 31         December 31
--------------------------------------------------------------------------------
                                       1995      1994      1995      1994
--------------------------------------------------------------------------------
Chicago Title                        $ 46.2     $65.7     $22.3     $16.1
Underwriters                           24.9       8.6       4.1       5.7
World Minerals                         26.1      18.2       7.3       5.2
Parent company                         23.9       0.5      32.7      (7.9)
--------------------------------------------------------------------------------
Earnings from
   continuing
   operations, before
   income taxes                      $121.1     $93.0     $66.4     $19.1
================================================================================

    On September 22, 1995, Santa Fe Pacific Corporation and Burlington Northern Inc. merged under a new holding company named Burlington Northern Santa Fe Corporation. As a result of the merger, 18.06 million shares of Santa Fe Pacific Corporation beneficially owned by Alleghany were converted into about 7.43 million shares of BNSF, or about 5.2 percent of BNSF's outstanding common stock. As of March 1, 1996, such 7.43 million shares had an aggregate market value of approximately $593.6 million, or $79.875 per BNSF share. The aggregate cost of such shares was approximately $253.7 million, or $34.15 per BNSF share.

    After twenty-five years of dedicated service as a director of Alleghany, S. Arnold Zimmerman has decided to retire from the Board of Directors when his term expires at the 1996 Annual Meeting. We extend our sincere thanks to Arnold for his contributions to Alleghany over the years and our best wishes for his future endeavors.

    Alleghany common stockholders' equity per share was $186.12 at 1995 year-end, an increase of 28.4 percent over common stockholders' equity per share at 1994 year-end of $144.97, after adjustment to reflect the 2 percent dividend paid in common stock in 1995.


[PHOTO -- SEE EDGAR APPENDIX]
Photo Caption:
Standing, John J. Burns, Jr., President.
Seated, F.M. Kirby, Chairman of the Board.

    Overall, we feel the year 1995, while not without its challenges, was a very satisfactory one for Alleghany Corporation.


Yours sincerely,



/s/ John J. Burns, Jr.     /s/ F.M. Kirby
    --------------------       ---------------------
    President                  Chairman of the Board

March 19, 1996

Alleghany Corporation and Subsidiaries
SELECTED FINANCIAL DATA
(in thousands, except share and per share amounts)

---------------------------------------------------------------------------------------------------------------
                                                                   Year Ended December 31
---------------------------------------------------------------------------------------------------------------
                                                   1995          1994          1993          1992          1991
---------------------------------------------------------------------------------------------------------------
Operating Data
Revenues from continuing operations          $1,784,810    $1,827,105    $1,698,147    $1,548,820    $1,144,794
===============================================================================================================
Earnings from continuing operations          $   85,300    $   68,372    $   80,849    $   44,366    $    8,100
Earnings from discontinued operations                --        69,134        16,703        20,255        55,873
Cumulative effect of accounting change               --            --            --         8,216            --
---------------------------------------------------------------------------------------------------------------
Net earnings                                 $   85,300    $  137,506    $   97,552    $   72,837    $   63,973
===============================================================================================================
Earnings per share of common stock:*
   Continuing operations                     $    12.07    $     9.80    $    11.68    $     6.40    $     1.17
   Discontinued operations                           --          9.92          2.41          2.92          8.07
   Cumulative effect of accounting change            --            --            --          1.19            --
---------------------------------------------------------------------------------------------------------------
Net earnings                                 $    12.07    $    19.72    $    14.09    $    10.51    $     9.24
===============================================================================================================
Average number of shares of common stock*     7,069,226     6,971,446     6,924,900     6,927,625     6,919,747
===============================================================================================================

                                                                         December 31
---------------------------------------------------------------------------------------------------------------
                                                   1995          1994          1993          1992          1991
---------------------------------------------------------------------------------------------------------------
Balance Sheet
Total assets                                 $4,122,514    $3,587,891    $3,469,123    $2,226,637    $2,018,474
===============================================================================================================
Long-term debt                               $  331,689    $  335,073    $  405,303    $  352,075    $  357,431
===============================================================================================================
Common stockholders' equity                  $1,320,643    $1,021,193    $  915,734    $  796,268    $  724,184
===============================================================================================================
Common stockholders' equity per share
   of common stock*                          $   186.12    $   144.97    $   132.82    $   114.80    $   104.62
===============================================================================================================

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


DIVIDENDS, MARKET PRICES AND RELATED SECURITY HOLDER MATTERS
As of December 31, 1995, there were approximately 2,300 holders of record of Alleghany common stock. The following table indicates quarterly high and low prices of the common stock in 1995 and 1994 on the New York Stock Exchange. Alleghany's ticker symbol is Y.

--------------------------------------------------------------------------------
                                       1995                         1994
--------------------------------------------------------------------------------
Quarter Ended                    High            Low            High        Low
--------------------------------------------------------------------------------
March 31                     $158           $146 1/8        $146 1/2   $136 3/4
June 30                       159 3/4        154 3/4         150        138 1/2
September 30                  172 1/2        158 1/4         152        141
December 31                   199 1/2        171 3/4         152 7/8    142 1/2
--------------------------------------------------------------------------------

In each of 1994, 1995 and 1996, Alleghany's Board of Directors declared, as Alleghany's dividend on its common stock for that year, a stock dividend consisting of one share of Alleghany common stock for every fifty shares outstanding. The 1994 and 1995 stock dividends were paid in April of each of those years.

    Alleghany's ability to pay cash dividends is restricted by the terms of a revolving credit loan agreement. At December 31, 1995, this agreement permitted the payment of dividends aggregating approximately $135 million. At that date about $1.172 billion of Alleghany's consolidated common stockholders' equity of $1.320 billion was unavailable for dividends or advances to Alleghany from its subsidiaries, due to limitations imposed by statutes and agreements with lenders to which those subsidiaries are subject.

CHICAGO TITLE AND TRUST COMPANY

Headquartered in Chicago, CT&T, through its subsidiaries, is engaged in the sale and underwriting of title insurance, and in the real estate-related services and financial services businesses. The CT&T Family of Title Insurers, consisting of Chicago Title Insurance Company, Security Union Title Insurance Company and Ticor Title Insurance Company and their respective subsidiaries, is the largest title insurance organization in the world, with approximately 250 full-service offices, 7,500 employees and more than 3,500 policy-issuing agents in 49 states, Puerto Rico, the Virgin Islands, Guam and Canada.

[PHOTO -- SEE EDGAR APPENDIX]

Photo Caption:
Chicago Title and Trust Company's headquarters (center) stands out prominently in one of its major market areas, downtown Chicago.

    CT&T contributed pre-tax earnings of $46.2 million on revenues of $1.17 billion in 1995, a 30 percent drop in pre-tax earnings from 1994's pre-tax earnings of $65.7 million on revenues of $1.35 billion. 1994 was the second best year in CT&T's history, although 26 percent less than 1993's record pre-tax earnings of $88.6 million on record revenues of $1.44 billion.

    In the first quarter of 1994, CT&T contributed pre-tax earnings of $23.3 million, the best first quarter results in its history, reflecting record levels of home mortgage refinancings. Then, beginning in February 1994, the Federal Reserve Board implemented a series of increases in short-term interest rates in an effort to forestall inflation, resulting in a significant reduction in the volume of real estate transactions and bringing to an abrupt end one of the longest refinancing surges in history. Based on branch office operations, it is estimated that refinancings accounted for about 10 percent of title revenues in 1995, 13 percent of title revenues in 1994 (mostly in the first quarter), and 26 percent in 1993. The overall industry-wide decline in revenues and volume of orders from 1993 to 1994 was the steepest downturn the industry experienced since it began keeping those statistics in the early 1960's. While total industry-wide results for 1995 have not been tabulated, it appears that the decline from 1994 to 1995 may have been even steeper. Real estate market conditions started improving in the second quarter of 1995 and continued to show improvement throughout the year, but have not yet returned to 1993 levels, and some areas, notably Southern California, have not improved as strongly as other regions.

    While CT&T responded quickly in 1994 and 1995 to bring costs into line with its declining revenues, including reduction of staff, deferral of pay increases and pay cuts for highly compensated employees, such actions were insufficient to avoid a pre-tax loss in the first quarter of 1995 of $12 million. CT&T has continued its efforts to reduce costs, including further staff cuts, consolidation of operations and re-engineering of various of its operations. The benefits of expense reductions in 1995 were offset somewhat by severance benefits of $2.6 million paid to terminated employees.

    Agency revenues are recognized by CT&T when reported by the agent and typically lag two or three months from the time realized by the agent, as compared with branch office operations, which are recognized upon receipt of payment or the closing of the real estate transaction. Thus, CT&T started to recognize increased agency revenues in the fourth quarter of 1995 reflecting improved conditions prevailing in the third quarter of 1995. Similarly, CT&T's 1994 revenues included a larger contribution from its agency operations than in prior years, reflecting the carryforward from 1993.

    In 1995, CT&T's title insurance operations launched a program to redesign its internal operations to better focus on customer needs and to achieve greater operational and cost efficiencies. Title plant and production facilities are being consolidated in certain markets to provide greater product consistency, reduce turnaround times and reduce expenses. Technology investments are being made to streamline workflow and to secure competitive advantages through automation. New training programs are being developed to help agents and employees sharpen their problem solving abilities and to heighten their responsiveness to customer needs. Implementation of these initiatives, which is expected in 1996, will result in a better, more cost effective alignment of the internal operations of CT&T's title insurance operations with marketplace demands.

    Investment income totalled $58.4 million in 1995, compared with $51.4 million in 1994 and $53.6 million in 1993, reflecting higher short-term interest rates in 1995. CT&T also recorded a pre-tax gain of $3.7 million on investment transactions in 1995, compared with a pre-tax loss of $5.4 million in 1994 and a pre-tax gain of $7.1 million in 1993.

    The financial strength of title insurers has become an increasingly important factor in title insurance purchase decisions, particularly in multi-site transactions and in investment decisions regarding real estate-related investment vehicles such as real estate investment trusts and real estate mortgage investment conduits. CT&T's principal title insurance subsidiaries each carries a claims-paying ability rating of "A" (an upgrade as of October 1995 from "A-") from Standard & Poor's Corporation and a rating of "A" from Duff & Phelps Credit Rating Co.

Real Estate-Related Services

Beginning in 1994, CT&T restructured its national operations organization to address the increasing importance of national residential lenders and regional and national players in the commercial market. In recent years, mortgage lenders have made significant investments in technology to drive down costs and to shorten the time necessary to originate a mortgage loan. Increasingly, they are seeking cost efficiencies by requiring vendors to provide a bundle of services and to deliver them in an electronic format which is compatible with their automated systems. Such services include not only the traditional title insurance and escrow services provided by CT&T, but new services such as flood certifications, credit information and appraisals.

    Two acquisitions were completed in 1995 that expanded CT&T's real estate-related services business and improved its ability to service mortgage lenders. In May 1995, CT&T acquired National Flood Information Services, Inc. NFIS is based in Arlington, Texas and has provided flood certification services since 1987. In August 1995, Alleghany acquired Credit Data Reporting Services, Inc. in an exchange of stock, and subsequently contributed the stock of CDRS to CT&T. CDRS is headquartered in Kingston, New York and has been in the credit reporting business since 1941.

    Federal law requires that lenders check flood maps maintained by the Federal Emergency Management Agency to determine whether a parcel of real property pledged to secure a loan is in a flood hazard zone. NFIS has the ability to check the flood zone status of any property located in the United States. In 1995, Congress instituted a new requirement that lenders monitor the flood zone status of a mortgaged property for the life of the loan, significantly increasing the demand for the services of flood zone determination companies. To efficiently handle the increased demand, NFIS recently developed a proprietary system which can determine the flood zone status of many properties on an automated basis.

[DIAGRAM -- SEE EDGAR APPENDIX]

PROPERTY TRANSACTION

Qualification
Credit Report
Appraisal
Flood Certification
Title Search
Escrow
Insurance
Closing

Diagram Caption:
Chicago Title and Trust is now able to provide under one roof a range of real estate transaction services that previously required customers to deal with a number of independent agencies.

    Mortgage credit reporting is a specialized task in that the secondary market requires the obtaining and merging of credit information from at least two of the three nationally recognized repositories of such information. CDRS has developed a state-of-the-art proprietary system which can receive an order; obtain, edit and merge credit information from each of the three national repositories; and report back to the lending institution in a matter of seconds without human intervention. CDRS can also perform the investigative work required to verify items appearing on a borrower's mortgage loan application (e.g., employment, financial assets and disputed credit items).

    In addition to these two new businesses, CT&T's National Mortgage Services unit maintains a network of 750 state-licensed contract appraisers covering all 50 states. Through this network, NMS offers a full array of property appraisal products for first and second mortgage residential loans. Property appraisals for commercial properties are also available on a limited basis.

    To meet the demands of the marketplace for new real estate-related services, in 1995 CT&T formed a separate business unit, which includes NFIS, CDRS and NMS. This business unit has responsibility for coordinating the production and delivery of flood certifications, credit information and appraisals on a nationwide basis.


Financial Services
CT&T's Financial Services Group was restructured during 1995 under a new CT&T subsidiary named Alleghany Asset Management, Inc. The financial services businesses conducted directly by CT&T were transferred to a recently acquired Illinois trust company renamed The Chicago Trust Company, which became a subsidiary of Alleghany Asset Management. Also transferred to Alleghany Asset Management were Montag & Caldwell,

Inc., an Atlanta-based investment counseling firm acquired in July 1994, and The Chicago Deferred Exchange Corporation, which facilitates certain tax-deferred property exchanges.

    The following are the significant lines of business within the Financial Services Group:

    Institutional Investment Management - manages equity, fixed income, and balanced accounts primarily for employee benefit plans, foundations, endowments, corporations, insurance companies and Taft-Hartley plans.

    Retirement Trust Resources - administers 401(k) plans, profit sharing plans, matching savings plans and money purchase pensions, and provides consulting services, for mid-sized companies primarily in the Midwest and South.

    Personal Trust and Investment Services - provides investment management and trust and estate planning services primarily for accounts in the $250,000 to $50 million range.

    Real Estate Trust Services - offers land trusts, which permit real estate to be conveyed to a trustee while reserving to the beneficiaries the full management and control of the property. This group also facilitates tax-deferred exchanges of income-producing real property.

[DIAGRAM -- SEE EDGAR APPENDIX]

Chicago Title and Trust Company
  Financial Services:
    Alleghany Asset Management, Inc.
      The Chicago Trust Company
      Montag & Caldwell
      Chicago Deferred Exchange Corporation

  Title Operations:
    Chicago Title
    Ticor Title
    Security Union

    CT&T Funds - a mutual fund family which offers the following eight no-load, open-end mutual funds to the general public:

- Chicago Trust Growth and Income Fund
- Montag & Caldwell Growth Fund
- Chicago Trust Talon Fund
- Montag & Caldwell Balanced Fund
- Chicago Trust Bond Fund
- Chicago Trust Municipal Bond Fund
- Chicago Trust Money Market Fund
- Chicago Trust Asset Allocation Fund

    CT&T's Financial Services Group, which includes Montag & Caldwell results commencing August 1994, posted pre-tax earnings of $11.5 million on revenues of $42.9 million in 1995, compared with pre-tax earnings of $8.2 million on revenues of $31.7 million in 1994, and pre-tax earnings of $7.6 million on revenues of $26.5 million in 1993. As of December 31, 1995, Alleghany Asset Management, through its subsidiaries, managed approximately $10.3 billion in assets.

UNDERWRITERS REINSURANCE COMPANY

Underwriters, headquartered in Woodland Hills, California, provides reinsurance to property and casualty insurers and reinsurers. Although it writes many lines of business, Underwriters concentrates on coverages requiring specialized underwriting expertise and a high degree of actuarial analysis. Underwriters is licensed in 37 states, Puerto Rico and the District of Columbia, is authorized to engage in business in three additional states and Canada, and has branch offices in Atlanta, Chicago, Houston, New York and Woodland Hills.

[PHOTO -- SEE EDGAR APPENDIX]

Photo Caption:
Transportation by air, land and sea is a major market for Underwriters. Underwriters also provides coverages for professionals, municipalities and manufacturers of consumer products.

    Underwriters contributed pre-tax earnings of $24.8 million on revenues of $322.2 million in 1995 compared with $8.6 million on revenues of $225.4 million in 1994. After its acquisition by Alleghany on October 7, 1993, Underwriters contributed pre-tax earnings of $3.0 million on revenues of $40.7 million in the remaining three months of 1993. Underwriters' results in 1995 reflect increased business, including a 61 percent, or $87 million, increase in treaty net written premiums from 1994, without a proportional increase in operating expenses, and an absence of significant catastrophe losses. Underwriters believes the increase in premiums is at least partly attributable to the increase in its surplus level and upgraded rating, as described below, enabling it to attract a broader range of reinsurance opportunities. Investment income totalled $50.2 million in 1995, compared with $41.2 million in 1994 and $10.4 million for the three months ended December 31, 1993, reflecting an increase in invested assets. The 1994 results reflect a charge (before reinsurance recoveries and taxes) of about $5.0 million for estimated losses associated with the earthquake in Northridge, California in January of that year. In addition, Underwriters recorded pre-tax losses of $5.5 million on investment transactions during 1995, compared with $6.1 million for 1994 and $2.4 million for the three months ended December 31, 1993. Most of the losses in 1995 and 1994 were due to portfolio restructurings to respond to changes in interest rates and the writedown in the fourth quarter of 1995 of the carrying value of an investment which was downgraded.

    To enhance Underwriters' financial strength, Alleghany, through the holding company which owns Underwriters, contributed to the capital of Underwriters approximately $51 million in cash and shares of Armco Inc. common stock in 1993 and $100 million in shares of Santa Fe Pacific Corporation common stock in 1994 (now Burlington Northern Santa Fe Corporation). As of December 31, 1995, Underwriters' statutory surplus was $458 million, making Underwriters the eleventh largest domestic professional reinsurer in terms of statutory surplus at 1995 year-end, according to the Reinsurance Association of America.

     In 1995, in recognition of Underwriters' enhanced financial strength and consistent performance, A.M. Best Company, Inc. upgraded Underwriters' rating from "A (Excellent)" to "A+ (Superior)." Underwriters also received an initial claims-paying ability rating of "AA- (Excellent)" from Standard & Poor's in 1995.

    Underwriters' enhanced financial strength has allowed it to benefit from the continuing trend toward consolidation in the domestic reinsurance market, resulting from the tendency of reinsurance buyers to purchase coverage from larger and more financially secure reinsurers.

    Underwriters provides reinsurance coverages on both a treaty basis (pursuant to a standing agreement with a reinsured to reinsure a specified amount of all risks originally underwritten by the reinsured) and a facultative basis (pursuant to a contract issued to cover specific risks). Treaty operations, conducted primarily by headquarters staff, represented 83 percent of 1995 net reinsurance premiums written; facultative underwriting, most of which was done at the branch offices, accounted for the balance.

    Underwriters writes a significant portion of its reinsurance business through brokers and the remainder of its business directly with reinsureds. As a result, Underwriters does not need to maintain a large sales organization which, during periods of reduced premium volume, could comprise a significant and non-productive part of overhead. In addition, Underwriters believes that submissions from the broker market, particularly certain targeted specialty coverages, are more numerous and diverse than would be available through a salaried sales organization, and Underwriters is able to exercise greater selectivity than would usually be possible in dealing directly with reinsureds.

     Underwriters maintains a disciplined underwriting strategy with a focus on generating profitable business rather than on increasing market share. An important element of this strategy is to respond quickly to market opportunities (such as increased demand or more favorable pricing) by adjusting the mix of the different lines of property and casualty business it writes. Underwriters writes certain unusual professional, environmental, directors and officers' liability and catastrophe coverages, again in the belief that these coverages offer greater potential for favorable results than more general coverages, based upon current premium rates. Underwriters has maintained a defensive underwriting posture by withdrawing from certain other lines of business that it considers offer inadequate contract terms.

    To capitalize on advantageous market conditions for certain primary insurance business lines and on Underwriters' expertise in specialized coverages, Underwriters established Commercial Underwriters Insurance Company in late 1992, and acquired Underwriters Insurance Company in late 1994. Commercial Underwriters is a property and casualty insurance company that focuses on specialized primary insurance lines in California on an admitted basis and in other states on an approved non-admitted basis. Underwriters Insurance is a property and casualty insurance company licensed in 33 states and the District of Columbia that will initially focus on primary and umbrella liability policies for medium- to large-sized businesses. Commercial Underwriters and Underwriters Insurance are also rated "A+ (Superior)" by Best's.

[GRAPH -- SEE EDGAR APPENDIX]

REVENUES AND PRE-TAX EARNINGS ($ in millions)

Year                             Revenues                Pre-tax Earnings
----                             --------                ----------------
'95                              $322.2                        24.8
'94                               225.4                         8.6
'93 (results for three months)     40.7                         3.0

[GRAPH -- SEE EDGAR APPENDIX]

POLICY HOLDER SURPLUS ($ in millions)

'95                    $458.0
'94                     361.0
'93                     250.0


    To capitalize on the considerable expertise of certain individuals in handling specialized classes of primary business, Underwriters established The Underwriting Center, Inc. in 1995. The Underwriting Center will underwrite business on behalf of Commercial Underwriters, Underwriters Insurance and, to a lesser extent, non-affiliated insurers. Underwriters will reinsure a significant portion of the primary insurance written by The Underwriting Center.

    Property and casualty reinsurance comprised about 28 percent and 63 percent, respectively, of Underwriters' net premiums written in 1995, with primary property and casualty insurance comprising the remainder.

WORLD MINERALS INC.
World Minerals, headquartered in Lompoc, California, conducts a worldwide industrial minerals business through its subsidiaries, Celite Corporation, Harborlite Corporation and Europerlite Acquisition Corporation.

    World Minerals contributed pre-tax earnings of $26.1 million on revenues of $178.7 million in 1995, compared with $18.2 million on revenues of $162.6 million in 1994 and $8.2 million on revenues of $149.5 million in 1993. The increase in revenues in 1995 was due to strong economic activity in markets served by World Minerals, the benefits of price increases, and strategic acquisitions, which accounted for just over one-half of such revenue increase. Pre-tax earnings in 1995 were favorably impacted not only by higher sales, but also by improved production efficiencies and other cost reduction measures at most locations.

[PHOTO -- SEE EDGAR APPENDIX]

Photo Caption:
    World Minerals' surface-mining operation at Lompoc, California, is the world's largest diatomite mine.

    In contrast to 1993, which was characterized by sluggish demand in virtually all market sectors, 1994 and 1995 were periods of resurgent economic activity in the United States, Europe and Latin America. This occurred at a time when World Minerals was positioned to take advantage of economic growth as a result of programs instituted by management from 1991 through 1993 that strengthened the organization. Financial systems and controls have been upgraded, and the Celite, Harborlite and Europerlite sales forces have been consolidated to improve efficiency and to take advantage of synergies.

    Celite is believed to be the world's largest producer of filter-aid grade diatomite, a silica-based mineral consisting of the fossilized remains of microscopic freshwater or marine plants. Diatomite is used as a filter aid in the production of beer, food, juice, wine, water, sweeteners, fats and oils, pharmaceuticals, chemicals, lubricants and petroleum; it is used as a filler, mainly in paints, and as an anti-block agent in plastic film.

Celite is also a producer of calcium and magnesium silicate products, which are used to convert liquid, semi-solid and sticky ingredients into dry, free-flowing powders in the production of rubber, sweeteners, flavorings and pesticides.

    World Minerals believes that Harborlite and Europerlite together constitute the world's largest producer of perlite filter aids and that Harborlite, which is also engaged in the business of selling perlite ore, is the world's largest merchant producer of perlite ore, a volcanic rock containing a small amount of water that causes the ore to "pop" when heated, expanding it up to twenty times its original volume. Harborlite sells perlite ore to companies that expand it for use primarily in the manufacture of roofing board, formed pipe insulation, acoustical ceiling tile and filter aids. Harborlite and Europerlite also expand perlite in their own expansion plants in the United States and Europe. Most of this expanded perlite is sold as a filter aid to companies in the brewing, food, wine, sweetener, pharmaceutical, chemical and lubricant industries, or as a filler and insulating medium to companies in the construction industry.

    World Minerals enhanced its position in the diatomaceous earth mining business during 1995 through the strategic investment by Celite in mining, processing and distribution facilities in China and South Korea. Its China operations consist of controlling interests through various subsidiaries of Celite in three joint ventures which are engaged in the mining and processing of diatomite in Jilin Province, China. Two of the joint ventures are in the start-up phase of production and the third is under construction; World Minerals does not expect them to add significantly to revenues in 1996.

    During 1995, World Minerals' position in the perlite business was enhanced by the acquisition by Harborlite of perlite ore reserves in Dikili, Turkey, the construction of a new expansion plant in Youngsville, North Carolina, and the acquisition by Europerlite of perlite expansion plants in Barcelona, Spain and Milan, Italy.

    World Minerals conducts its business on a worldwide basis, with mining or processing operations in ten countries. While World Minerals believes that the international scope of its operations gives it unique competitive advantages, international operations can be subject to additional risks, such as currency fluctuations, changes in foreign legal requirements and political instability. World Minerals closely monitors its methods of operating in each country and adopts strategies responsive to changing economic and political environments.

    World Minerals minimizes its exposure to the risk of foreign currency fluctuation by, among other things, having its foreign subsidiaries declare and pay dividends whenever feasible and invoice their export customers in United States dollars or other "hard currencies."

[GRAPH -- SEE EDGAR APPENDIX]
REVENUES ($ in millions)

'95                           $178.7
'94                            162.6
'93                            149.5
'92                            141.1
'91 (results for five months)   53.0

[GRAPH -- SEE EDGAR APPENDIX]
PRE-TAX EARNINGS ($ in millions)

'95                            $26.1
'94                             18.2
'93                              8.2
'92                             11.6
'91 (results for five months)    6.1

    During 1995, World Minerals' largest domestic customer began installing centrifuges in its breweries, which will decrease its use of diatomite as a filter aid for the brewing of beer. Many beer producers in the United States use centrifuges in the filtration of beer. World Minerals believes that new business opportunities and new product applications will more than offset this expected future loss of business.

HEADS AND THREADS
The Heads and Threads division of Alleghany, headquartered in Northbrook, Illinois, is believed to be the nation's leading distributor of imported steel fasteners. Nuts, bolts, screws, washers and other fasteners are imported and resold to fastener manufacturers and distributors through a network of sales offices and warehouses located in sixteen states. The strength of Heads and Threads lies in its five major warehouses and fourteen regional satellite warehouses, and its long years of association with suppliers and customers.

    Heads and Threads has been consistently profitable since its acquisition by Alleghany in 1974, despite the cyclical nature of its business and changing market conditions. Its earnings contribution to Alleghany increased in each of the years 1993 and 1994, with the latter year being the highest since 1979. The contribution in 1995 was lower than 1994's record level due to LIFO inventory adjustments and, to a lesser extent, lower sales.

    Since Heads and Threads imports virtually all of its fasteners, its costs are subject to fluctuations in foreign currency and import duties. Costs will also be impacted by regulations implementing the Fastener Quality Act, which are to become effective in 1996.



BURLINGTON NORTHERN SANTA FE CORPORATION

Alleghany became the second largest shareholder of Burlington Northern Santa Fe Corporation on September 22, 1995, when the merger of Burlington Northern Inc. and Santa Fe Pacific Corporation became effective. Alleghany currently owns approximately 7.43 million common shares of BNSF.

    Because of its end-to-end nature, the merger that created BNSF provides shippers with extended single-line service, while creating new market opportunities for their products. BNSF's diverse product mix, extensive geographic coverage and cost-saving opportunities ensure that it is well-positioned to meet the needs of shippers who require greater transportation value.

    BNSF, which employs about 45,000 people, owns the largest rail network in North America, providing transportation services to shippers throughout the western two-thirds of the United States as well as to Canada and Mexico.

                          [MAP -- SEE EDGAR APPENDIX]

    BNSF has a strong portfolio with a diversified, balanced traffic mix. About 25 percent of its combined revenues are derived from transporting coal. In 1995, a record 204 million tons of coal were carried, most of it low-sulphur coal from the Powder River Basin of Wyoming and Montana. Another 25 percent of revenues come from intermodal shipments. More than 2.5 million trailers and containers, another record, were moved in 1995. About 15 percent of revenues are derived from transporting agricultural commodities, primarily corn, wheat and soybeans, and in 1995, a record 663,000 carloads were moved. Shipment of automobiles, foods, beverages, forest products, chemicals, minerals and metals accounted for the remaining 35 percent of revenues.

    For 1995, BNSF generated $1.576 billion in combined operating income, excluding unusual items, 32 percent better than 1994. The combined operating ratio, a standard measure used by railroads of operating expenses divided by revenues, improved 3.8 points to 80.7 in 1995.

    In 1996, BNSF expects to have a capital program approaching $1.7 billion to support its efforts to increase revenues and reduce operating costs. Of this, about $1.1 billion will be spent to maintain and upgrade the BNSF franchise, and more than $500 million is slated for capacity expansion projects at key locations across the network.

    A copy of the Burlington Northern Santa Fe Corporation 1995 Annual Report may be obtained free of charge by written request to the Secretary of Alleghany Corporation, 375 Park Avenue, New York, NY 10152.

FINANCIAL CONDITION

In recent years, Alleghany has followed a policy of maintaining a relatively liquid financial condition, in the form of cash, marketable securities, available credit lines and minimal amounts of debt at the parent company. This has permitted Alleghany to expand its operations through internal growth at its subsidiaries and through acquisitions or substantial investments in well-managed operating companies.

    On November 6, 1995, Alleghany redeemed its $59.6 million aggregate principal amount of 6-1/2% Subordinated Exchangeable Debentures due 2014 and disposed of common shares of American Express Company into which such Debentures were exchangeable, resulting in net gains to Alleghany of $23.6 million.

    During 1994 and early 1995, with temporary borrowings under Alleghany's revolving credit agreement, the proceeds from the sale of Sacramento Savings Bank, as described below, and cash on hand, Alleghany and its subsidiaries acquired about 18.06 million shares, or 11.8 percent of the outstanding common stock of Santa Fe Pacific Corporation ("Santa Fe"). On September 22, 1995, Santa Fe and Burlington Northern Inc. merged under a new holding company named Burlington Northern Santa Fe Corporation ("BNSF"). As a result of the merger,
18.06 million shares of Santa Fe beneficially owned by Alleghany were converted into about 7.43 million shares of BNSF, or about 5.2 percent of BNSF's outstanding common stock. As of March 1, 1996, such 7.43 million shares had an aggregate market value of approximately $593.6 million, or $79.875 per BNSF share. The aggregate cost of such shares was approximately $253.7 million, or $34.15 per BNSF share.

    As of March 1, 1996, Alleghany and its subsidiaries owned about 5.64 million shares of Armco Inc., or about 5.3 percent of Armco's outstanding common stock.

    Alleghany has declared stock dividends in lieu of cash dividends every year since 1987, which have helped to conserve Alleghany's financial strength and, in particular, the liquid assets available to finance internal growth and operating company acquisitions and investments. On April 26, 1996, Alleghany will pay to stockholders of record on April 1, as its dividend on its common stock for 1996, a dividend of one share of Alleghany common stock for every 50 shares outstanding.

    In addition to its liquid financial assets, Alleghany has a revolving credit agreement with a bank which provides a commitment for revolving credit loans in an aggregate principal amount of $200 million. Borrowings have been repaid promptly in order to keep the facility available for future acquisitions. No amounts were outstanding under this facility at 1995 or 1994 year-end. This agreement was renewed in June 1995 and will mature in July 2000.

    Alleghany has announced that it may purchase shares of its common stock in open market transactions from time to time. In 1995, Alleghany purchased an aggregate of 44,523 shares of its common stock for about $7.6 million, at an average cost of about $171 per share. In 1994, Alleghany purchased an aggregate of 69,509 shares of its common stock for about $10.1 million, at an average cost of about $146 per share.

    At December 31, 1995, about $148 million of the equity of Alleghany's subsidiaries was available for dividends or advances to Alleghany. CT&T's availability of funds for dividends, however, may be further restricted by limitations imposed by statutes to which its subsidiaries are subject. At that date about $1.172 billion of Alleghany's equity of $1.320 billion was unavailable for dividends or advances to Alleghany from its subsidiaries, due to limitations imposed by statutes and agreements with lenders to which those subsidiaries are subject. These limitations have not affected Alleghany's ability to meet its obligations.

CT&T

Financial strength is also a high priority of Alleghany's subsidiaries, whose assets stand behind their financial commitments to their customers and vendors. The financial strength of CT&T is illustrated by the following statistics from its insurance regulatory filings. CT&T's combined statutory premium reserves increased to $377.4 million in 1995 from $376.0 million in 1994. Incurred claims were $75.2 million in 1995, representing a decline of 7.0 percent from the preceding year. CT&T's combined surplus as regards policyholders was $159.6 million in 1995, an increase of $2.9 million from $156.7 million in 1994. Combined cash and marketable securities were $568.8 million in 1995, representing a decrease of about $51.3 million from 1994 levels.

    CT&T paid cash dividends to Alleghany totalling $29.5 million in 1995 and $66.5 million in 1994.

    Title insurance loss reserves at 1995 year-end totalled $529.9 million (based on generally accepted accounting principles), the highest level ever and eight times the estimated amount of claims then in process. In this regard, CT&T is reviewing its reserves to determine whether they should be reduced.
Any reduction in reserves would result in an increase in CT&T's net earnings.

    At December 31, 1995, CT&T's investment portfolio had a market value of $832.3 million and consisted primarily of short and intermediate maturity investment grade rated debt securities. Modest investment is made in preferred stocks, convertible and lower quality bonds, and publicly traded equity securities, including 82,286 shares of BNSF common stock with a market value of $6.6 million at March 1, 1996. A relatively short average portfolio maturity is maintained so that investment income responds to changes in the level of interest rates, offsetting to some degree the cyclicality of title insurance operations. Overall portfolio quality is maintained at a Moody's rating of Aa3 or higher, with over 97 percent of all securities rated investment grade by Moody's and less than one percent in derivative instruments as of 1995 year-end.


    As of December 31, 1995, $50 million was outstanding under a loan agreement among CT&T and several banks. The loan calls for annual principal payments, with final maturity in December 2000.

Underwriters
In October 1993, Alleghany acquired Underwriters for a purchase price of about $201 million in cash. After the acquisition, Alleghany, through the holding company which owns Underwriters, contributed to the capital of Underwriters approximately $51 million in cash and shares of Armco common stock in 1993 and $100 million in shares of Santa Fe common stock in 1994 (now BNSF). As of December 31, 1995, Underwriters' statutory surplus was $458 million.

    At December 31, 1995, Underwriters' investment portfolio had a market value of $1.1 billion and consisted primarily of high quality fixed-maturity securities and about 2.5 million shares of BNSF common stock with a market value of $197.5 million at March 1, 1996.

    Over 98 percent of Underwriters' portfolio of long-term fixed-maturity securities was rated investment grade by Moody's as of December 31, 1995. Underwriters' portfolio contains no investments of a derivative nature.

    During 1995, Underwriters decreased its long-term indebtedness under a credit agreement with several banks from $66 million to $50 million. The principal amount outstanding is required to be reduced periodically, with final maturity in December 1998.


World Minerals
In March 1995, World Minerals amended its credit facility with three banks to increase the combined borrowing and letter of credit limit from $64 million to $117 million, to lower the effective borrowing rate, and to incorporate less stringent debt covenant requirements. As of December 31, 1995, $88 million of indebtedness and $6.2 million of letters of credit were outstanding. The principal amount outstanding is required to be reduced periodically, with final maturity in December 1999.

    During 1995, Alleghany, through the holding company which owns World Minerals, contributed $30 million to the capital of World Minerals. Aided by such contribution, World Minerals, through its subsidiary Celite, made strategic investments in diatomaceous earth mining and processing facilities in China and, through its subsidiary Europerlite, acquired perlite expansion plants in Spain and Italy.

API
On October 31, 1994, Alleghany completed the sale of Sacramento Savings Bank ("Sacramento Savings") and an ancillary company to First Interstate Bank of California for $331 million in cash.

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

    On February 23, 1995, API issued $50 million aggregate principal amount of
8.62 percent senior notes due 2000 (the "Notes"). The Notes will be repaid in five equal annual principal amortization payments beginning on the first anniversary of the issuance of the Notes. A portion of the proceeds from the sale of the Notes was used to pay a dividend of $37 million to Alleghany and to repay outstanding indebtedness of a subsidiary of API in the amount of $8 million; the balance was used for API's working capital. On February 23, 1996, API made its first principal payment on the Notes, including interest accrued thereon, in the amount of $12.2 million.

    As of December 31, 1995, API held 57 loans and properties having a total book value of approximately $80.1 million, as compared to 89 loans and properties having a total book value of approximately $90.1 million as of October 31, 1994 (the date the assets were purchased by API).

Heads and Threads
Heads and Threads has a credit facility with a bank providing for letters of credit totalling up to $25 million.

    Alleghany management believes that Alleghany and its subsidiaries have and will have adequate internally generated funds, cash resources and unused credit facilities to provide for the currently foreseeable needs of its and their businesses. Alleghany and its subsidiaries have no material commitments for capital expenditures.

Alleghany Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
December 31, 1995 and 1994

--------------------------------------------------------------------------------------------------------
(in thousands, except share amounts)                                                 1995        1994
--------------------------------------------------------------------------------------------------------
Assets
Available for sale securities
  Fixed maturities (amortized cost: 1995 $1,677,476; 1994 $1,655,437)             $1,699,782  $1,578,514
  Equity securities (cost: 1995 $308,210; 1994 $262,292)                             637,956     357,220
--------------------------------------------------------------------------------------------------------
                                                                                   2,337,738   1,935,734
--------------------------------------------------------------------------------------------------------
Cash                                                                                 178,068     107,942
Notes receivable                                                                      91,536      91,536
Funds held, accounts and other receivables                                           301,290     211,451
Title records and indexes                                                            155,170     156,293
Property and equipment - at cost, less accumulated depreciation and amortization     272,289     202,918
Reinsurance receivable                                                               399,783     422,683
Net deferred tax asset                                                                    --      99,362
Other assets                                                                         386,640     359,972
--------------------------------------------------------------------------------------------------------
                                                                                  $4,122,514  $3,587,891
========================================================================================================

Liabilities and Common Stockholders' Equity
Title losses and other claims                                                        530,986     537,073
Property and casualty losses and loss adjustment expenses                          1,014,000     940,527
Other liabilities                                                                    538,750     436,180
Long-term debt of parent company                                                          --      59,600
Long-term debt of subsidiaries                                                       331,689     275,473
Net deferred tax liability                                                            21,659          --
Trust and escrow deposits secured by pledged assets                                  364,787     317,845
--------------------------------------------------------------------------------------------------------
   Total liabilities                                                               2,801,871   2,566,698
Commitments and contingent liabilities
Common stockholders' equity
   (common shares  authorized: 1995 and 1994 - 22,000,000;
   common shares issued and outstanding: 1995 - 7,095,646; 1994 - 7,044,407)       1,320,643   1,021,193
--------------------------------------------------------------------------------------------------------
                                                                                  $4,122,514  $3,587,891
========================================================================================================

See accompanying Notes to Consolidated Financial Statements.

Alleghany Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS
Year Ended December 31,

------------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)                              1995          1994          1993
------------------------------------------------------------------------------------------------------
Revenues
Title premiums, escrow and trust fees                           $1,110,540    $1,306,708    $1,379,463
Net reinsurance premiums earned                                    277,507       190,279        32,703
Interest, dividend and other income                                183,516       158,950       122,009
Net mineral and filtration sales                                   177,185       162,427       148,719
Net gain on investment transactions                                 36,062         8,741        15,253
------------------------------------------------------------------------------------------------------
   Total revenues                                                1,784,810     1,827,105     1,698,147
------------------------------------------------------------------------------------------------------


Costs and expenses
Salaries, commissions and other employee benefits                  859,839       982,324       973,172
Administrative, selling and other operating expenses               350,341       339,078       330,441
Provisions for title losses and other claims                        87,076        98,185       126,329
Property and casualty loss and loss adjustment expenses            203,108       153,056        25,131
Cost of mineral and filtration sales                               113,149       109,433       107,846
Interest expense                                                    28,982        29,285        28,828
Corporate administration                                            21,239        22,750        16,897
------------------------------------------------------------------------------------------------------
    Total costs and expenses                                     1,663,734     1,734,111     1,608,644
------------------------------------------------------------------------------------------------------
    Earnings from continuing operations, before income taxes       121,076        92,994        89,503
Income taxes                                                        35,776        24,622         8,654
------------------------------------------------------------------------------------------------------
    Earnings from continuing operations                             85,300        68,372        80,849
Discontinued operations
Earnings from discontinued operations, net of tax                       --         6,265        16,703
Gain on sale of Sacramento Savings, net of tax                          --        62,869            --
------------------------------------------------------------------------------------------------------
    Net earnings                                                $   85,300    $  137,506    $   97,552
------------------------------------------------------------------------------------------------------
Earnings per share of common stock:*
    Continuing operations                                       $    12.07    $     9.80    $    11.68
    Discontinued operations                                             --          0.90          2.41
    Gain on sale of Sacramento Savings                                  --          9.02            --
------------------------------------------------------------------------------------------------------
Net earnings                                                    $    12.07    $    19.72    $    14.09
------------------------------------------------------------------------------------------------------

*Restated to reflect subsequent common stock dividends.
See accompanying Notes to Consolidated Financial Statements.

Alleghany Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY
Three Years Ended December 31, 1995

------------------------------------------------------------------------------------------------------------------------------
                                                                 Unrealized
                                                               Appreciation                                              Total
                                                              (Depreciation)                         Cumulative         Common
                                       Common   Contributed              of    Treasury  Retained   Translation   Stockholders'
(in thousands, except share amounts)    Stock       Capital      Securities       Stock  Earnings    Gain (Loss)        Equity
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992           $6,638      $433,272        $  1,146   $ (8,382)  $364,385    $     (791)     $  796,268
(7,044,020 shares of common
  stock issued; 107,954 in treasury)*
Add (deduct):
Net earnings                               --            --              --         --     97,552            --          97,552
Purchase of treasury shares                --            --              --     (7,897)        --            --          (7,897)
Performance share plan distributions       --           322              --        966         --            --           1,288
Common stock dividend                     130        17,450              --         --    (17,716)           --            (136)
Stock purchase plan distributions          --            51              --        550         --            --             601
Cumulative translation loss                --            --              --         --         --        (2,042)         (2,042)
Change in unrealized appreciation of
  investments, net**                       --            --          30,100         --         --            --          30,100
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993            6,768       451,095          31,246    (14,763)   444,221        (2,833)        915,734
(7,040,926 shares of common
  stock issued; 146,601 in treasury)*
Add (deduct):
Shares issued in pooling                  212           850              --         --        838            --           1,900
Net earnings                               --            --              --         --    137,506            --         137,506
Purchase of treasury shares                --            --              --    (10,127)        --            --         (10,127)
Performance share plan distributions       --            24              --        620         --            --             644
Common stock dividend                      --         4,601              --     13,834    (18,556)           --            (121)
Stock purchase plan distributions          --            12              --         34         --            --              46
Cumulative translation loss                --            --              --         --         --        (4,849)         (4,849)
Change in unrealized appreciation of
  investments, net                         --            --         (19,540)        --         --            --         (19,540)
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994            6,980       456,582          11,706    (10,402)   564,009        (7,682)      1,021,193
(7,119,890 shares of common
stock issued; 75,483 in treasury)*
Add (deduct):
Shares issued in pooling                   79         4,401              --         --         --            --           4,480
Net earnings                               --            --              --         --     85,300            --          85,300
Purchase of treasury shares                --            --              --     (7,605)        --            --          (7,605)
Performance share plan distributions       --           260              --      2,279         --            --           2,539
Common stock dividend                     100        16,400              --      5,318    (21,939)           --            (121)
Stock purchase plan distributions          --            29              --        236         --            --             265
Cumulative translation loss                --            --              --         --         --        (2,536)         (2,536)
Change in unrealized appreciation of
  investments, net                         --            --         217,128         --         --            --         217,128
-------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995           $7,159      $477,672        $228,834   $(10,174)  $627,370    $  (10,218)     $1,320,643
(7,159,256 shares of common
  stock issued; 63,610 in treasury)
===============================================================================================================================

*Adjusted to reflect subsequent common stock dividends.

**Includes the effect of the adoption of FAS 115, "Accounting for Certain Investments in Debt and Equity Securities," of $30,249, net.

See accompanying Notes to Consolidated Financial Statements.

Alleghany Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Years Ended December 31,

----------------------------------------------------------------------------------------------------------
(in thousands)                                                       1995          1994               1993
----------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Earnings from continuing operations                             $  85,300     $  68,372        $    80,849
Adjustments to reconcile earnings from continuing operations to cash provided by (used in) continuing operations:
Depreciation and amortization                                      44,148        44,778             38,916
Net gain on investment transactions                               (36,062)       (8,741)           (15,253)
Other charges to continuing operations, net                         1,836         6,827              5,582
Increase in funds held, accounts and other receivables            (89,839)      (29,193)            (3,644)
Decrease (increase) in reinsurance receivable                      22,900       (68,780)             9,614
(Decrease) increase in title losses and other claims               (6,087)        3,883             20,738
Increase (decrease) in property and casualty loss and
  loss adjustment expenses                                         73,473        79,323            (10,040)
Increase (decrease) in other assets                                75,210       (11,428)             1,202
Increase in other liabilities                                       1,011         5,527             29,198
Increase (decrease) in trust and escrow deposits                   46,942       (35,169)            40,237
----------------------------------------------------------------------------------------------------------
Net adjustments                                                   133,532       (12,973)           116,550
----------------------------------------------------------------------------------------------------------
Cash provided by continuing operations                            218,832        55,399            197,399
Cash provided by discontinued operations                               --         5,502              6,095
----------------------------------------------------------------------------------------------------------
Cash provided by operations                                       218,832        60,901            203,494
----------------------------------------------------------------------------------------------------------
Cash flows from investing activities
Purchase of investments                                          (718,751)     (929,961)        (1,531,866)
Maturities of investments                                         208,809       139,156            326,283
Sales of investments                                              468,683       634,385          1,201,956
Purchases of property and equipment                               (41,469)      (30,541)           (38,249)
Disposition of property and equipment                               5,727         4,397              2,023
Net sales (purchases) of title records and indexes                  1,123        (1,172)             4,390
Proceeds from sale of Sacramento Savings, net of expenses              --       316,348                 --
Purchase of real estate and real estate related assets                 --      (116,089)                --
Net assets acquired in pooling                                      4,480         1,900                 --
Purchase of mining operations and other acquisitions              (82,043)           --                 --
Purchase of Underwriters Re                                            --            --           (203,865)
Cash of purchased subsidiaries                                     15,580            --             10,159
----------------------------------------------------------------------------------------------------------
Net cash (used in) provided by investing activities            $ (137,861)    $  18,423        $  (229,169)
----------------------------------------------------------------------------------------------------------

Alleghany Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
Three Years Ended December 31,

---------------------------------------------------------------------------------------------
(in thousands)                                                1995          1994         1993
---------------------------------------------------------------------------------------------
Cash flows from financing activities
Principal payments on long-term debt                     $(167,274)    $(379,818)   $ (33,081)
Proceeds of long-term debt                                 163,890       309,472        1,050
Purchase of treasury shares                                 (7,605)      (10,127)      (7,897)
Common stock distributions                                     144           (75)       1,753
---------------------------------------------------------------------------------------------
   Net cash used in financing activities                   (10,845)      (80,548)     (38,175)
---------------------------------------------------------------------------------------------
   Net increase (decrease) in cash                          70,126        (1,224)     (63,850)
Cash at beginning of year                                  107,942       109,166      173,016
---------------------------------------------------------------------------------------------
Cash at end of year                                      $ 178,068     $ 107,942    $ 109,166
=============================================================================================
Supplemental disclosures of cash flow information
Cash paid during the year for:
   Interest                                              $  26,943     $  28,038    $  28,139
   Income taxes                                          $  19,161     $  49,526    $  55,539
---------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Alleghany Corporation and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Principles

a.  Principles of Financial Statement Presentation.

Alleghany Corporation, a Delaware corporation ("Alleghany" or together with its subsidiaries, the "Company") owns Chicago Title and Trust Company ("CT&T") whose principal subsidiaries are Chicago Title Insurance Company ("CTI"), Security Union Title Insurance Company ("Security Union"), Ticor Title Insurance Company ("Ticor Title"), and Alleghany Asset Management, Inc.; Alleghany Funding Corporation ("AFC"); World Minerals Inc. ("World Minerals"); URC Holdings Corp. ("Underwriters Re") whose principal subsidiaries are Underwriters Reinsurance Company ("Underwriters Reinsurance"), Commercial Underwriters Insurance Company ("CUIC") and Underwriters Insurance Company ("UIC"); and Alleghany Properties Inc. ("API"). Sacramento Savings Bank ("Sacramento Savings") was sold on October 31, 1994, and accordingly its operations are shown as discontinued operations for all periods presented. See Note 3.

    The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of Alleghany and its subsidiaries. All significant intercompany items have been eliminated in consolidation.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Such estimates and assumptions include those associated with estimating title insurance loss reserves which involve interpretations of varying real estate laws and inherent uncertainties primarily due to the long-term nature of the business. Estimates and assumptions associated with property and casualty loss reserves include inherent uncertainties primarily due to the long-term nature of most reinsurance business, the diversity of development patterns among different lines of business and types of reinsurance, and the necessary reliance on the ceding company for information regarding claims. Actual results could differ from those estimates.

b.  Investments.

Marketable investment securities at December 31, 1995 and 1994 consist of U.S. Treasury securities, obligations of U.S. government agencies, municipal obligations, mortgage-backed securities, corporate debt securities, certificates of deposit, and equity securities. The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" at December 31, 1993. Under Statement No. 115, the Company classifies its debt and marketable equity securities into one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are those fixed maturity securities which the Company has the ability and intent to hold until maturity. Securities held for indefinite periods of time which may not be held to maturity are classified as available for sale.

    All securities are classified as available for sale securities and recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. A decline in the fair value of an available for sale security below cost that is deemed other than temporary is charged to earnings.

    Realized gains and losses on investments are determined on the specific identification method.

c.  Property and Equipment.

Depreciation of buildings and equipment and amortization of leasehold improvements are principally calculated using the straight-line method over the estimated useful lives of the respective assets or the life of the lease, whichever is less.

d.  Title Records and Indexes.

Title records and indexes are recorded at cost. The cost is not being amortized and, in management's opinion, has not diminished in value. Costs of maintaining title records and indexes are expensed in the year incurred.

e.  Title Losses and Other Claims.

Liabilities for title losses and other claims are estimated based on the title insurance subsidiaries' experience. These amounts include both case-basis evaluations and formula calculations and represent the estimated net cost of all unpaid losses. In management's opinion, reserves for title losses and other claims are adequate.

f.  Property and Casualty Losses and Loss Adjustment Expenses.

The liability for outstanding losses and loss adjustment expenses includes estimated provisions for all reported and unreported claims incurred and is reduced by allowances for salvage and subrogation. In management's opinion, reserves for property and casualty losses and loss adjustment expenses are adequate.

g.  Revenue Recognition.

Title insurance premiums are recognized as revenues principally at the time of the real estate closing. Escrow and trust fees are recognized principally when billed.

    Property and casualty insurance premiums are reflected in income generally on a daily pro rata basis for facultative business and as reported by the ceding company for treaty business.

h.  Post-employment Benefits.

Effective January 1, 1993, the Company adopted Statement of Financial
Accounting Standards No. 112, "Employers' Accounting for Post-employment Benefits." Statement No. 112 requires accrual of a liability representing the cost of certain benefits earned by employees over their employment period. Statement No. 112 applies to vested benefits provided to former or inactive employees, their beneficiaries and covered dependents, after employment but before retirement. The adoption of Statement No. 112 had an insignificant impact on the Company's financial position and results of operations.

i.  Derivative Financial Instruments.

In October 1994, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments." This Statement amends Statement of Financial Accounting Standards No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet-Risk and Financial Instruments with Concentrations of Credit Risk" and Statement of Financial Accounting Standards No. 107,"Disclosure about Fair Value of Financial Instruments" and provides specific disclosure requirements for derivative financial instruments. Statement No. 119 is effective for financial statements issued for fiscal years ending after December 15, 1994. This Statement applies to interest rate swap agreements ("swaps") entered into by the Company. The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. The Company enters into interest rate swaps for purposes of converting variable interest rate exposure to a fixed rate and to match interest expense with interest income. Interest rate swaps are accounted for as a hedge of the obligation. Interest expense is recorded using the revised interest rate.

j.  Income Taxes.

The Company files a consolidated federal income tax return with its domestic subsidiaries. The Company follows the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

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

k.  Funds Held, Accounts, and Other Receivables

Funds held, accounts, and other receivables consists of funds held under reinsurance contracts and accounts and other receivables, net of allowances.

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

m.  Reinsurance.

Underwriters Re follows the provisions of Statement of Financial Accounting Standards No. 113, "Accounting and Reporting for Reinsurance for Short-Duration and Long-Duration Contracts." Reinsurance receivables (including amounts related to claims incurred but not reported) and prepaid reinsurance premiums are reported as assets. Reinsurance contracts that do not result in a reasonable possibility that the reinsurer may realize a significant loss from the insurance risk assumed and that do not provide for the transfer of significant insurance risk generally do not meet the conditions for reinsurance accounting and are accounted for as deposits.

n.  Cash.

For purposes of the consolidated statements of cash flows, cash includes only funds on deposit which are available for immediate withdrawal.

o.  Net Earnings Per Share of Common Stock.

Net earnings per share of common stock are based on the average number of shares of Alleghany common stock outstanding during the years ended December 31, 1995, 1994, and 1993, respectively, as adjusted for stock dividends. The average number of shares of common stock outstanding, as adjusted for stock dividends, was 7,069,226 in 1995, 6,971,446 in 1994, and 6,924,900 in 1993.

p.  Recent Accounting Pronouncements.

In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Statement No. 121 provides guidance for recognition and measurement of impairment of long-lived assets, certain identifiable intangibles and goodwill related both to assets to be held and used and assets to be disposed of. Statement No. 121 is effective for financial statements issued for fiscal years beginning after December 15, 1995. Management is currently reviewing the impact of Statement No. 121, however, management does not expect it to have a material impact on the Company's financial position or results of operations.

    In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Statement No. 123 establishes accounting and reporting standards for stock-based employee compensation plans. This statement allows companies to choose between the "fair value based method of accounting" as defined in this statement and the "intrinsic value based method of accounting" as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Statement No. 123 is effective for fiscal years beginning after December 15, 1995, though it may be adopted earlier. The Company intends to continue to follow the accounting guidance provided by APB 25 as permitted in its 1996 consolidated financial statements.

2. Acquisitions

a. 1995 Acquisitions

CT&T acquired National Flood Information Services, Inc., a provider of flood certification services, for $12 million and accounted for the acquisition by the purchase method of accounting.

    Alleghany acquired Credit Data Reporting Services, Inc. ("Credit Data"), a mortgage credit reporting business, by an exchange of stock whereby the Company issued 78,972 shares of its common stock. Alleghany subsequently contributed the stock of Credit Data to CT&T. The acquisition of Credit Data was accounted for as a pooling of interests.

    World Minerals acquired several mining related operations at a total cost of approximately $70 million. These acquisitions consisted primarily of perlite expansion plants in Spain and Italy, mining, processing and distribution facilities in China and South Korea, and perlite ore reserves in Turkey. All acquisitions were accounted for by the purchase method of accounting.

    The aggregate effect of these transactions was immaterial to the Company's 1995 financial position and results of operations. Therefore, prior period financial information was not restated and proforma financial information is not presented.

b.  1994 Acquisitions

The Company acquired Montag & Caldwell, Inc., a privately held investment counseling firm, in an exchange of stock whereby the Company issued 212,757 shares of its common stock. Montag & Caldwell, Inc. was subsequently contributed to CT&T. The acquisition was accounted for as a pooling of interests; the consolidated financial statements of Alleghany for prior periods were not restated because the effect was immaterial.

    Underwriters Reinsurance acquired an inactive insurance company for $10 million, which represented the approximate carrying value of its investment portfolio and other intangible assets, with licenses to write primary property and casualty insurance in 31 states and the District of Columbia. The company was renamed Underwriters Insurance Company. A capital contribution of $100 million, consisting principally of five million shares of Santa Fe common stock was made to UIC. UIC's statutory surplus was $112.1 million at 1994 year end.

c.  1993 Acquisition

On October 7, 1993, the Company acquired approximately 93% of the capital stock of a new holding company which owned all of the capital stock of Underwriters Reinsurance, a New Hampshire corporation headquartered in California, which provides reinsurance to property and casualty insurers and reinsurers. Underwriters Reinsurance also owned a recently formed property and casualty insurance subsidiary, Commercial Underwriters Insurance Company, which concentrates on specialized insurance lines. The purchase price was approximately $204 million, including capitalized costs.

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

3. Sale of Sacramento Savings

On October 31, 1994, Alleghany sold its wholly owned retail banking subsidiary, Sacramento Savings and an ancillary company, to First Interstate Bank of California for a cash purchase price of approximately $331 million. The operations of Sacramento Savings and the ancillary company are presented as discontinued operations in the accompanying consolidated financial statements. Alleghany Financial Inc. ("AFI"), the holding company of Sacramento Savings and ancillary companies, was dissolved prior to the sale.

    Net proceeds from the sale were used to repay borrowings under Alleghany's revolving credit loan agreement which had been drawn on to purchase investment securities and to repay an AFI note payable.

    Condensed information relating to discontinued operations is as follows (in thousands):

------------------------------------------------------------
                                             1994       1993
------------------------------------------------------------
Revenues                                 $150,277   $210,305
============================================================
Pre-tax earnings from
  discontinued operations                $ 11,305   $ 29,624
Income taxes                                5,040     12,921
------------------------------------------------------------
Earnings from discontinued
  operations, net                           6,265     16,703
Gain on sale of Sacramento
   Savings, net of tax of $31,946          62,869        --
------------------------------------------------------------
Earnings from discontinued
   operations                            $ 69,134   $ 16,703
============================================================

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

    The original reserve of $30 million ($20 million on an after tax basis) has since been partially utilized and $25 million remains at December 31, 1995.

4.  Investments

Available for sale securities at December 31, 1995 and 1994 are summarized as follows (in thousands):


------------------------------------------------------------------------------------------------
1995
------------------------------------------------------------------------------------------------
                                    Amortized              Gross           Gross
                                         Cost         Unrealized      Unrealized            Fair
Consolidated                          or Cost              Gains          Losses           Value
------------------------------------------------------------------------------------------------
Fixed maturities:
  U.S. Government,
    government agency
    and municipal
    obligations                    $1,019,799         $   20,865         $(3,352)     $1,037,312
  Certificates of deposit              20,587                 --              --          20,587
  Commercial paper                     70,315                 --              --          70,315
  Bonds, notes and other              566,775              6,690          (1,897)        571,568
------------------------------------------------------------------------------------------------
                                    1,677,476             27,555          (5,249)      1,699,782
Equity securities                     308,210            331,825          (2,079)        637,956
------------------------------------------------------------------------------------------------
                                   $1,985,686         $  359,380         $(7,328)     $2,337,738
================================================================================================
Industry Segment
------------------------------------------------------------------------------------------------
Title, trust and escrow            $  809,426         $   26,017         $(3,102)     $  832,341
Property and casualty
    reinsurance                       937,453            129,899          (3,716)      1,063,636
Mining and filtration                   6,961                --               --           6,961
Corporate activities                  231,846            203,464            (510)        434,800
------------------------------------------------------------------------------------------------
                                   $1,985,686         $  359,380         $(7,328)     $2,337,738
================================================================================================
------------------------------------------------------------------------------------------------
1994
------------------------------------------------------------------------------------------------
                                    Amortized              Gross           Gross
                                         Cost         Unrealized      Unrealized            Fair
Consolidated                          or Cost              Gains          Losses           Value
------------------------------------------------------------------------------------------------
Fixed maturities:
  U.S. Government,
    government agency
    and municipal
    obligations                 $  1,063,523            $  1,238        $(58,340)     $1,006,421
  Certificates of deposit             64,832                  --              --          64,832
  Commercial paper                    42,250                  --              --          42,250
  Bonds, notes and other             484,832                 302         (20,123)        465,011
------------------------------------------------------------------------------------------------
                                   1,655,437               1,540         (78,463)      1,578,514
Equity securities                    262,292              96,502          (1,574)        357,220
------------------------------------------------------------------------------------------------
                                $  1,917,729            $ 98,042        $(80,037)     $1,935,734
================================================================================================

Industry Segment
------------------------------------------------------------------------------------------------
Title, trust and escrow         $    863,494            $  6,106        $(21,034)     $  848,566
Property and casualty
  reinsurance                        838,490              32,422         (58,829)        812,083
Mining and filtration                    468                  --              --             468
Corporate activities                 215,277              59,514            (174)        274,617
------------------------------------------------------------------------------------------------
                                $  1,917,729            $ 98,042        $(80,037)     $1,935,734
================================================================================================

    The amortized cost and estimated fair value of fixed maturities at December 31, 1995, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


-------------------------------------------------------------------
                                            Amortized          Fair
                                                 Cost         Value
-------------------------------------------------------------------
Fixed maturities:
   Due in one year or less                 $  429,714    $  430,572
   Due after one year through five years      407,471       412,868
   Due after five years through ten years     220,097       222,453
   Due after ten years                        182,333       188,624
   Mortgage-backed securities                 437,861       445,265
-------------------------------------------------------------------
                                           $1,677,476    $1,699,782
===================================================================

    The proceeds from sales of available for sale securities were $469 million, $634 million, and $1.2 billion, which included the proceeds from sales of fixed maturities of $382 million, $476 million, and $792 million in 1995, 1994, and 1993, respectively.

    Gross realized gains and gross realized losses of available for sale securities were $42.6 million and $6.6 million, $24.3 million and $15.6 million, and $22.8 million and $7.5 million, respectively, in 1995, 1994, and 1993.

    These amounts include gross realized gains and gross realized losses on sales of fixed maturities of $1.7 million and $6.3 million, $0.9 million and $10.7 million, and $3.4 million and $2.6 million, respectively, in 1995, 1994, and 1993.

    During 1995, 1994 and 1993, Alleghany had fixed maturity and equity investments that were trading below cost. The Company determined that these declines were other than temporary and, accordingly, recorded a loss provision of approximately $2.3 million, $3.1 million and $4.6 million, respectively, for these investments.

    The Company owned 7,429,000 shares of Burlington Northern Santa Fe Corporation at December 31, 1995 with a cost basis of $254 million and a fair value of $579 million.

    At December 31, 1995 and 1994, investments totalling approximately $377 million and $376 million, respectively, were pledged principally to secure unearned title insurance premium liabilities computed under statutory insurance regulations, as required by law.

   At December 31, 1995 and 1994, investments totalling approximately $25 million and $19 million, respectively, were on deposit with various states or governmental departments to comply with property and casualty insurance laws.

   Assets pledged to secure trust and escrow deposits at December 31, 1995 and 1994, carried at fair value, were as follows (in thousands):

---------------------------------------------------------------
                                                1995       1994
---------------------------------------------------------------
Cash                                        $122,893   $ 60,445
U.S. Government and municipal obligations    218,116    196,538
Certificates of deposit                       16,405     59,522
Commercial paper                              30,000         --
Equity securities                             10,209      9,520
Other                                            224         --
---------------------------------------------------------------
                                            $397,847   $326,025
===============================================================


    Additionally, Alleghany's title insurance subsidiaries administer escrow deposits generally related to customers' real estate transactions. The funds are not considered assets and liabilities of the Company and, accordingly, amounts aggregating approximately $1,215 million and $832 million are excluded from the accompanying consolidated balance sheets at December 31, 1995 and 1994, respectively.

5. Reinsurance

In the ordinary course of business, Underwriters Reinsurance assumes and cedes reinsurance for purposes of risk diversification and limiting maximum loss exposure of catastrophic events. If such assuming reinsurers are unable to meet the obligations assumed under these agreements, Underwriters Reinsurance would remain liable. Reinsurance receivable at December 31, 1995 and 1994 consist of the following (in thousands):


------------------------------------------------------------------
                                              1995            1994
------------------------------------------------------------------
Reinsurance recoverable on paid losses    $ 14,203        $ 18,473
------------------------------------------------------------------
Ceded outstanding losses and loss
  adjustment expenses                     $385,580        $404,210
==================================================================

   For the years ended December 31, 1995 and 1994 and the three months ended December 31, 1993, Underwriters Reinsurance ceded losses and loss adjustment expenses of $49.5 million, $51.4 million and $19.6 million, respectively.

   The following table indicates premiums assumed and ceded for the years ended December 31, 1995 and 1994 and the three months ended December 31, 1993 (in thousands):

------------------------------------------------
                         Written          Earned
------------------------------------------------
1995
------------------------------------------------
Premiums assumed        $330,435        $320,328
Premiums ceded          $ 92,478        $ 85,234
================================================
1994
------------------------------------------------
Premiums assumed        $254,832        $250,757
Premiums ceded          $ 64,493        $ 69,299
================================================
1993
------------------------------------------------
Premiums assumed        $ 36,435        $ 38,479
Premiums ceded          $  6,166        $  9,994
================================================

    Effective January 1, 1988, Underwriters Reinsurance, on behalf of Underwriters Re, purchased for $57.5 million two excess of loss reinsurance contracts ("the reinsurance contracts") from Continental Re. Under the reinsurance contracts, Continental Re assumes the risk of losses incurred by Underwriters Re to the extent that Underwriters Re's net ultimate incurred losses, including unrecoverable reinsurance, for pre-1987 business exceeds the aggregate deductible as defined, subject to a limit of $200 million. The limit was fully utilized prior to October 1993. During 1995 and 1994, approximately $39 million and $12 million, respectively, were received under these reinsurance contracts and the remaining $149 million is included in the reinsurance receivable balance as of December 31, 1995.

    Loss reserves ceded under the reinsurance contracts must be secured by a trust fund or other acceptable security. As of December 31, 1995 and 1994, loss reserves ceded are secured by $179.2 million and $151.7 million, respectively, deposited in a trust fund and letters of credit totalling $133.3 million and $155.4 million, respectively.

6. Liability for Unpaid Claims and Claim Adjustment Expenses

Activity in the liability for unpaid claims and claim adjustment expenses is summarized as follows:

--------------------------------------------------------------------------
                                      1995            1994            1993
--------------------------------------------------------------------------
Title Losses
--------------------------------------------------------------------------
Balance at January 1              $536,068        $532,123        $511,455
Less reinsurance recoverables           --              --              --
--------------------------------------------------------------------------
Net balance at January 1           536,068         532,123         511,455
--------------------------------------------------------------------------
Incurred related to:
Current year                        81,385          94,845         121,864
Prior years                             --              --              --
--------------------------------------------------------------------------
Total incurred                      81,385          94,845         121,864
--------------------------------------------------------------------------
Paid related to:
Current year                         2,829           3,105           2,866
Prior years                         84,709          87,795          98,330
--------------------------------------------------------------------------
Total paid                          87,538          90,900         101,196
--------------------------------------------------------------------------
Net balance at December 31         529,915         536,068         532,123
Plus reinsurance recoverables           --              --              --
--------------------------------------------------------------------------
Balance at December 31            $529,915        $536,068        $532,123
==========================================================================


The above reserves for title losses excludes trust and escrow reserves of $1.1 million, $1.0 million, and $1.1 million, in 1995, 1994, and 1993, respectively.


----------------------------------------------------------------------
                                        1995         1994         1993
----------------------------------------------------------------------
Property and Casualty Losses
  and Loss Adjustment Expenses
----------------------------------------------------------------------
Balance at January 1, 1995
  and 1994 and October 1, 1993    $  940,527     $861,204     $871,244
Less reinsurance recoverables        404,210      351,829      359,124
----------------------------------------------------------------------
Net balance at January 1, 1995
  and 1994 and October 1, 1993       536,317      509,375      512,120
----------------------------------------------------------------------
Incurred related to:
Current year                         199,783      146,426       23,826
Prior years                            3,325        6,630        1,305
----------------------------------------------------------------------
Total incurred                       203,108      153,056       25,131
----------------------------------------------------------------------
Paid related to:
Current year                           9,239       13,826        3,056
Prior years                          101,766      112,288       24,820
----------------------------------------------------------------------
Total paid                           111,005      126,114       27,876
----------------------------------------------------------------------
Net balance at December 31           628,420      536,317      509,375
Plus reinsurance recoverables        385,580      404,210      351,829
----------------------------------------------------------------------
Balance at December 31            $1,014,000     $940,527     $861,204
======================================================================


    Underwriters' reserve for unpaid losses and loss adjustment expenses includes $103.2 million and $112.6 million gross reserves and $66.5 and $62.1 million net reserves at December 31, 1995 and 1994, respectively, for various liability coverages related to asbestos and environmental impairment claims that arose from general liability and certain commercial multiple-peril coverages. Restrictive asbestos and environmental impairment exclusions were introduced in late 1986 on both primary and reinsurance contracts, significantly reducing these exposures for accidents occurring after 1986. Reserves for asbestos and environmental impairment claims cannot be estimated with traditional loss reserving techniques because of uncertainties that are greater than those associated with other types of claims. Factors contributing to those uncertainties include a lack of historical data, the significant periods of time that often elapse between the occurrence of an insured loss and the reporting of that loss to the ceding company and the reinsurer, uncertainty as to the number and identity of insureds with potential exposure to such risks, unresolved legal issues regarding policy coverage, and the extent and timing of any such contractual liability. Such uncertainties are not likely to be resolved in the near future, and therefore management believes it is not possible at this time to determine the ultimate losses in this area or develop a meaningful range of such losses.

    For both asbestos and environmental excess of loss reinsurance claims, Underwriters Reinsurance establishes case reserves by applying reinsurance contract terms to losses reported by ceding companies, analyzing from the first dollar of loss incurred by the primary insurer. In establishing the liability for claims for asbestos related liability and for environmental impairment claims, management considers facts currently known and the current state of the law and coverage litigation. Additionally, ceding companies often report potential losses on a precautionary basis to protect their rights under the reinsurance arrangement, which generally call for prompt notice to the reinsurer. Ceding companies, at the time they report such potential losses, advise Underwriters Reinsurance of the ceding companies' current estimate of the extent of such loss. Underwriters Reinsurance's claims department reviews each of the precautionary claims notices and, based upon current information, assesses the likelihood of loss to Underwriters Reinsurance. Such assessment is one of the factors used in determining the adequacy of the recorded asbestos and environmental reserves.

7.  Long-Term Debt

    Long-term debt at December 31, 1995 and 1994 is summarized as follows (in thousands):

--------------------------------------------------------------------------
                                                        1995          1994
--------------------------------------------------------------------------
Alleghany
Debentures at 6.5%, due 2014, exchangeable for
  common shares of American Express at an
  exchange rate of 22.8833 common shares per
  $1,000 principal amount of debentures            $     --      $  59,600
API
Senior notes at 8.62%, due 2000                      50,000             --
AFC
Notes payable at 4.1% to 7.1% due 1999               80,000         80,000
CT&T
Bank borrowings at 6.3% to 8.7%,
  due through 2000                                   50,000         60,500
Other loans payable at 5.0% to 10.0%,
  due through 1997                                    4,970          3,826
Capital lease obligations at 10.5% to 12.0%,
  less amounts representing interest of $11
  in 1995 and $18 in 1994, due through 1996              73            115
Underwriters Re
Notes payable at 4.5% to 7.5%,
  due through 1998                                   50,000         66,000
World Minerals
Notes payable at 8.2% to 8.3%,
  due through 1998                                   88,000         57,000
Harborlite redeemable preferred stock                 7,825          7,643
Term Loan at 12.1%, due 1997                            102             --
Capital lease obligations at 8.2%, less
  amounts representing interest of $29
  in 1995 and $43 in 1994, due through 1998             719             389
---------------------------------------------------------------------------
                                                   $331,689        $335,073
===========================================================================

    Under the terms of a revolving credit loan agreement dated June 14, 1995, with a bank, Alleghany may borrow up to $200 million until July 2000. At Alleghany's option, borrowings bear interest at a rate based on the purchase of negotiable certificates of deposit, prevailing rates for dollar deposits in the London interbank market or the greatest of the Federal funds rate, the bank's prime rate or a specified certificate of deposit rate. No amounts were outstanding under this agreement or a prior similar agreement at December 31, 1995 or 1994. A commitment fee of 1/4 of 1% per annum of the unused commitment is charged. The revolving credit agreement, among other things, requires Alleghany to maintain tangible net worth not less than $750 million, limits the amount of certain other indebtedness and contains restrictions with respect to mortgaging or pledging any of Alleghany's assets and consolidation or merger with any other corporation.

    In November 1995, the Company redeemed its exchangeable debentures at a redemption price of 102.6 percent of principal. Proceeds from the sale of American Express common shares were used to redeem the exchangeable debentures.

    In February 1995, API issued $50 million of senior notes. Proceeds were used to repay short term borrowings and to make a dividend to Alleghany. The senior notes will be repaid in five equal annual installments beginning in 1996.

    AFC notes are primarily secured by a $91.5 million installment note receivable. AFC has entered into a related interest rate swap agreement with a notional amount of $88 million for the purpose of matching interest expense with interest income. This swap is pay variable, receive variable. Alleghany pays a variable rate equal to the one month commercial paper rate plus 0.125% and receives a variable rate equal to the three month LIBOR rate plus 0.85%. The swap matures on January 20, 1999. AFC is exposed to credit risk in the unlikely event of nonperformance by the swap counter party.

    On March 28, 1991, CT&T borrowed $42 million, without recourse to Alleghany, to repay bridge financing used for the Ticor Title acquisition. On May 2, 1991, CT&T entered into a swap agreement with a notional amount of $42 million for the purpose of converting variable interest rate exposure to a fixed rate. The notional amount was reset on December 31, 1995 at $21 million. This swap is pay fixed, receive variable. The fixed rate is 8.10% and the variable rate is equal to the three month LIBOR rate. The swap matures on December 31, 1997. CT&T is exposed to credit risk in the unlikely event of nonperformance by the swap counter party.

    Under the terms of the bank loan agreement, CT&T is required to maintain certain financial ratios and balances and is limited on the amount of additional indebtedness or future mergers and acquisitions except as permitted by the agreements. The agreements also contain restrictions with respect to the mortgaging or pledging of assets.

    On November 16, 1992, Underwriters Re entered into a six-year, $100 million reducing revolving bank credit agreement ("the credit agreement") without recourse to Alleghany. Under the terms of the credit agreement, Underwriters Re may borrow up to the maximum commitment available, which is reduced quarterly. Underwriters Re is required to make principal payments so the total loan balance is no greater than the maximum commitment available. In addition to the mandatory payments, Underwriters Re may permanently reduce the aggregate commitment in whole or in part at its sole discretion. At December 31, 1995 and 1994, the maximum commitment available was $57.5 million and $75.0 million, respectively. Amounts borrowed bear interest at either the LIBOR rate plus 1.75% or the higher of (a) the Corporate Base Rate of the bank or (b) the Federal funds effective rate plus 0.5%. The credit agreement also contains covenants relating to, among other things, restrictions on debt, mergers, acquisitions, dispositions of assets, capital expenditures, paying dividends, liens and investments. Additionally, the credit agreement requires

Underwriters Re to maintain certain financial ratios and minimum levels of consolidated tangible net worth, statutory surplus and pre-tax statutory income. The credit agreement is secured primarily by a pledge of the capital stock of Underwriters Reinsurance.

    On December 20, 1991, World Minerals entered into a bank loan agreement, providing for borrowings of up to $70 million, pursuant to which it borrowed $50 million, without recourse to Alleghany. The loan proceeds were used to repay part of an acquisition-related advance from Alleghany. On March 10, 1995, the bank loan agreement was renegotiated to provide borrowing up to $117 million. During 1995, World Minerals borrowed an additional $31 million to fund a number of small acquisitions and joint ventures. In January 1992, World Minerals entered into two interest rate swap agreements each with a notional amount of $30 million. These swaps mature on January 15, 1997 and January 15, 1999. These swaps were entered into for the purpose of converting variable interest rate exposure to a fixed rate. One such swap was entered into as a condition of a related variable rate loan agreement which required that hedging or interest rate protection agreements be maintained with respect to not less than 50% of the variable rate borrowing commitment. World Minerals is exposed to credit risk in the unlikely event of nonperformance by the swap counterparty.

    Regarding the Company's interest rate swaps, there were no deferred gains or losses related to terminated interest rate swap contracts as of the end of the last three fiscal years. The impact of Alleghany's hedging activities has been to increase the weighted average borrowing rates by 0.48%, 0.86%, and 0.97%, and to increase reported interest expense by $1.6 million, $3.2 million, and $3.7 million for the years ending 1995, 1994, and 1993, respectively.

    Scheduled aggregate annual maturities of long-term debt for each of the next five years and thereafter are as follows (in thousands):

--------------------------
1996              $ 44,016
1997                53,665
1998                54,089
1999               151,927
2000                19,917
Thereafter           8,075
--------------------------
                  $331,689
==========================


8.  Income Taxes

Income tax expense (benefit) from continuing operations consists of the following (in thousands):

------------------------------------------------------
              Federal      State   Foreign       Total
------------------------------------------------------
1995
------------------------------------------------------
Current       $27,380     $2,636    $4,938     $34,954
Deferred           43        600       179         822
------------------------------------------------------
              $27,423     $3,236    $5,117     $35,776
======================================================
1994
------------------------------------------------------
Current       $11,719     $  837    $3,665     $16,221
Deferred        7,846        572       (17)      8,401
------------------------------------------------------
              $19,565     $1,409    $3,648     $24,622
======================================================
1993
------------------------------------------------------
Current       $14,365     $1,091    $2,306     $17,762
Deferred       (9,158)      (105)      155      (9,108)
------------------------------------------------------
              $ 5,207     $  986    $2,461     $ 8,654
======================================================

    Pre-tax earnings from continuing operations includes $16.1 million, $11.5 million, and $7.3 million from foreign operations in 1995, 1994, and 1993, respectively.

    The difference between the federal income tax rate and the effective income tax rate on continuing operations is as follows:

------------------------------------------------------------------------
                                                1995      1994      1993
------------------------------------------------------------------------
Federal income tax rate                        35.0 %    35.0 %    35.0 %
Goodwill amortization                           1.6       2.0       1.3
Income subject to dividends-received
  deduction                                    (0.9)     (1.6)     (0.5)
State taxes, net of federal tax benefit         0.7       0.9       0.2
Tax-exempt interest income                     (6.3)     (8.8)     (4.0)
Reversal of previously accrued
  tax expenses                                   --        --     (22.3)
Other, net                                     (0.6)     (1.0)       --
-----------------------------------------------------------------------
                                               29.5 %    26.5 %     9.7 %
=======================================================================

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are as follows (in thousands):

---------------------------------------------------------------------------
                                                       1995            1994
---------------------------------------------------------------------------
Deferred tax assets
  Title losses, trust, and other claim reserves   $ 167,472       $ 165,362
  Property and casualty loss reserves                55,150          52,375
  Net operating loss and alternative
    minimum tax carryforwards                         7,566           8,184
  Reserves for impaired assets                       23,522          29,846
  Expenses deducted for tax purposes
    when paid                                        34,502          35,794
  Other                                               7,966           6,976
---------------------------------------------------------------------------
                                                    296,178         298,537
---------------------------------------------------------------------------
  Valuation allowance                                 3,840           4,360
---------------------------------------------------------------------------
  Total deferred tax assets                         292,338         294,177
---------------------------------------------------------------------------
Deferred tax liabilities
  Unearned premium reserves                         (81,398)        (77,948)
  Deferred revenues and gains                      (160,398)        (51,594)
  Title plant                                       (29,085)        (29,085)
  Tax over book depreciation                        (23,155)        (20,389)
  Other                                             (19,963)        (15,799)
---------------------------------------------------------------------------
  Total deferred tax liabilities                   (313,997)       (194,815)
---------------------------------------------------------------------------
  Net deferred tax (liability) asset              $ (21,659)      $  99,362
---------------------------------------------------------------------------

    A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. At December 31, 1995 and 1994, the Company has established a valuation allowance of $3.8 million and $4.4 million, respectively, for certain deferred state tax assets which it believes will not be realized.

    The amount of operating loss and tax credit carryforwards available to offset future federal taxable income is approximately $21.6 million, expiring through 2005. The Company utilized approximately $1.8 million and $76.6 million, respectively, of operating loss and tax credit carryforwards during 1995 and 1994.

    The Internal Revenue Service has examined Alleghany's federal income tax returns for 1991 and 1992 and has asserted federal income tax deficiencies. Management is contesting such proposed deficiencies and believes that any such proposed deficiencies will be resolved for amounts, net of existing reserves, that are not material to the Company's financial position or results of operations.

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

     Stockholder's equity and surplus of CT&T, CTI, Security Union and Ticor Title are restricted by borrowing agreements and statutory limitations as to payment of dividends. At December 31, 1995 approximately $146.4 million was available from CT&T for dividends to Alleghany. CT&T's availability of funds for dividends, however, may be further restricted by limitations imposed by statutes to which its subsidiaries are subject. CT&T's statutory surplus at December 31, 1995 and 1994 was $160 million and $157 million, respectively, and statutory net income for the years ended December 31, 1995, 1994, and 1993 was $45 million, $51 million, and $71 million, respectively.

    Stockholders' equity and surplus of Underwriters Re is also restricted by borrowing agreements and statutory limitations as to payment of dividends. At December 31, 1995 approximately $1.5 million was available for dividends to Alleghany. Underwriters Reinsurance statutory surplus at December 31, 1995 and 1994 was $458 million and $361 million, respectively, and statutory net income for the years ended December 31, 1995 and 1994 and the three months ended December 31, 1993 was $23 million and $24 million and $12 million, respectively.

    Stockholders' equity of World Minerals is restricted by a borrowing agreement as to payment of dividends. At December 31, 1995, substantially all of World Minerals stockholders' equity was restricted as to dividend payment to Alleghany.

    Additionally, payments of dividends (other than stock dividends) by Alleghany to its stockholders are limited by the terms of the revolving credit loan agreement which stipulates that Alleghany can pay dividends up to the sum of cumulative net earnings after 1994, proceeds from the issuance of stock after 1994 and $50 million, provided that Alleghany maintains certain financial ratios as defined in the agreement. At December 31, 1995 approximately $135 million of capital was available for dividends.

    In April 1993, stockholders of Alleghany approved a Long-Term Incentive Plan effective as of January 1, 1993. The incentive plan replaces the 1983 Long-Term Incentive Plan which terminated by its terms on December 31, 1992. The incentive plan is substantially similar to the 1983 Long-Term Incentive Plan. A maximum of 300,000 shares of Alleghany common stock can be paid to participants under the incentive plan through December 31,

2002 (subject to anti-dilution and other adjustments). The incentive plan permits Alleghany to provide incentive compensation of the types commonly known as restricted stock, stock options, stock appreciation rights, performance shares, performance units, and phantom stock, as well as other types of incentive compensation. Awards may include, but are not limited to, cash and/or shares of Alleghany's common stock, rights to receive cash and/or shares of common stock and options to purchase shares of common stock including options intended to qualify as incentive stock options under the Internal Revenue Code and options not intended to qualify. The number of performance shares awarded under the incentive plan and its predecessor to employees of the Company were 30,997 in 1995, 43,202 in 1994, and 15,283 in 1993 (as adjusted for stock dividends).

    Under the incentive plans, participants are entitled, at the end of a four-year award period, to the fair value of an equal number of shares of Alleghany's common stock (adjusted for anti-dilution from date of award), based on market value on the payment date and normally payable half in cash and half in stock, provided defined levels of performance are achieved. As of December 31, 1995 (for all award periods through the award period 1995), approximately 273,000 performance shares were granted, of which 129,000 have been paid out, none have expired, and 144,000 have not matured. The amounts charged to the Company's earnings with respect to the plans were $6.2 million in 1995, $4.5 million in 1994, and $3.3 million in 1993.

    In April 1994, stockholders of Alleghany approved an amended and restated stock option plan effective in April 1993 under which options to purchase a maximum of 75,000 shares (subject to anti-dilution and other adjustments) of Alleghany's common stock are awarded to non-employee directors. The plan replaces the Directors' Stock Option Plan which terminated in April 1993. The stock option plan provides for the automatic grant of non-qualified stock options to purchase 1,000 shares of common stock in each year after 1987 to each non-employee director. Options to purchase 7,000 shares at the then fair market value of $155.25 were granted in 1995. Options to purchase 7,000 shares at the then fair market value of $141.75 were granted in 1994. Through December 31, 1995, pursuant to the plans and as adjusted for stock dividends, 62,000 options were granted, 13,000 options have been exercised, and 49,000 options remain outstanding. Alleghany has reserved 74,000 shares (as adjusted for stock dividends) at December 31, 1995 for the satisfaction of exercises of options.

    The Board of Directors has authorized the purchase from time to time of additional shares of common stock for the treasury. During 1995, 1994, and 1993, Alleghany repurchased 44,523 shares, 69,509 shares, and 55,200 shares of its common stock at a cost of $7.6 million, $10.1 million, and $7.9 million, respectively.

10. Employee Benefit Plans

The Company has several noncontributory defined benefit pension plans covering substantially all of its employees. The defined benefits are based on years of service and the employee's average compensation generally during the last five years of employment. The Company's funding policy is to contribute annually the amount necessary to satisfy the Internal Revenue Service's funding standards. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. CT&T is a qualified trust company and, as such, serves as trustee for the assets of certain of the pension plans.

    The following tables set forth the defined benefit plans' funded status at December 31, 1995 and 1994 (in millions except percentages):


--------------------------------------------------------------------------------
                                      1995       1994
--------------------------------------------------------------------------------
Actuarial present value of
  benefit obligations
Vested benefit obligation           $126.7     $107.6
================================================================================
Accumulated benefit obligation      $134.2     $114.6
================================================================================
Projected benefit obligation        $155.9     $130.6
Plan assets at fair value            130.9      114.4
--------------------------------------------------------------------------------
Projected benefit obligation,
  more than plan assets              (25.0)     (16.2)
Unrecognized net loss                 42.4       26.5
Unrecognized prior service cost        5.4        6.1
Unrecognized net asset                (4.1)      (4.5)
--------------------------------------------------------------------------------
Pension asset recognized in
  the balance sheet                 $ 18.7     $ 11.9
================================================================================
--------------------------------------------------------------------------------
                                             1995    1994    1993
--------------------------------------------------------------------------------
Net pension cost included the following
  expense (income) components
Service cost - benefits earned
  during the year                          $  5.6   $ 7.9   $ 6.7
Interest cost on projected
  benefit obligation                         11.2    10.9     9.9
Actual return on plan assets                (18.0)    1.9    (7.2)
Net amortization and deferral                 7.4    (8.9)   (1.5)
================================================================================
Net periodic pension cost included
  in costs and expenses                    $  6.2   $11.8   $ 7.9
================================================================================
--------------------------------------------------------------------------------
                                            1995            1994
--------------------------------------------------------------------------------
Assumptions used in computing
  the funded status of the plans
  are as follows
Range of rates for increases in
  compensation levels                   4.5%-5.0%       4.5%-5.0%
Range of weighted average
  discount rates                        6.5%-7.8%       8.0%-8.8%
Range of expected long-term
  rates of return                       4.0%-9.0%       4.0%-9.0%
================================================================================

    The Company provides supplemental retirement benefits through deferred compensation programs and profit sharing plans for certain of its officers and employees for which earnings were charged $8.2 million in 1995, $12.5 million in 1994, and $17.3 million in 1993.

    The Company also provides certain healthcare and life insurance benefits for retired employees. The cost of these benefits is accrued during the period that employees render service. The accrued postretirement benefit obligation was $33.4 million and $31.5 million at December 31, 1995 and 1994, respectively. The postretirement healthcare and life insurance costs recognized were $3.2 million, $3.1 million, and $3.0 million for 1995, 1994, and 1993, respectively.

11. Commitments and Contingencies

The Company leases certain facilities, furniture and equipment under long-term lease agreements. In addition, certain land, office space and equipment are leased under noncancelable operating leases which expire at various dates through 2012. Rent expense was $69.1 million in 1995, $66.5 million in 1994, and $65.7 million in 1993.

    The aggregate minimum payments under operating leases with initial or remaining terms of more than one year are $43.6 million, $36.2 million, $30.4 million, $24.7 million, $19.6 million, and $131.0 million in 1996, 1997, 1998,
1999, 2000, and thereafter, respectively.

    The Company's subsidiaries and division are parties to pending litigation and claims in connection with the ordinary course of their businesses. Each such operating unit makes provisions for estimated losses to be incurred in such litigation and claims, including legal costs. In the opinion of management, based in part on advice of counsel, such provision is adequate.

12. Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments are as follows (in thousands):

----------------------------------------------------------------------------------
                                              1995                            1994
----------------------------------------------------------------------------------
                                        Calculated                      Calculated
                          Carrying            Fair        Carrying            Fair
                            Amount           Value          Amount           Value
----------------------------------------------------------------------------------
Assets
Investments             $2,337,738      $2,337,738      $1,935,734      $1,935,734
Notes receivable        $   91,536      $   91,536      $   91,536      $   91,536
Liabilities
Long-term debt          $  331,689      $  334,317      $  335,073      $  334,819
==================================================================================

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value:

    Investments: The fair value of fixed maturities and equity securities are based upon quoted market prices. The fair value of short term investments approximates amortized cost.

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

13. Segments of Business

    Information concerning the Company's continuing operations by industry segment as of and for the years ended December 31, 1995, 1994, and 1993, respectively, is summarized as follows (in thousands):

-----------------------------------------------------------------------
                                1995           1994             1993
-----------------------------------------------------------------------
Revenues
Title, trust and escrow      $1,172,627      $1,352,646      $1,440,151
Property and casualty
  reinsurance*                  322,204         225,390          40,712
Mining and filtration           178,686         162,636         149,545
Corporate activities            111,293          86,433          67,739
-----------------------------------------------------------------------
        Total                $1,784,810      $1,827,105      $1,698,147
=======================================================================
Earnings from continuing
  operations, before
  income taxes
Title, trust and escrow      $   52,660      $   72,510      $   98,171
Property and casualty
  reinsurance*                   28,998          12,504           4,058
Mining and filtration            31,407          23,539          13,745
Corporate activities             58,232          36,476          19,527
-----------------------------------------------------------------------
                                171,297         145,029         135,501
Interest expense                 28,982          29,285          29,101
Corporate administration         21,239          22,750          16,897
-----------------------------------------------------------------------
        Total                $  121,076      $   92,994      $   89,503
=======================================================================
Identifiable assets at
  December 31
Title, trust and escrow      $1,402,217      $1,407,840      $1,515,746
Property and casualty
  reinsurance                 1,750,008       1,510,335       1,339,824
Mining and filtration           315,074         215,204         208,377
Corporate activities            655,215         454,512         405,176
-----------------------------------------------------------------------
        Total                $4,122,514      $3,587,891      $3,469,123
=======================================================================
Capital expenditures
Title, trust and escrow      $   17,045      $   19,427      $   12,350
Property and casualty
  reinsurance*                    1,292           1,396             199
Mining and filtration            22,749           9,501          25,457
Corporate activities                383             217             243
-----------------------------------------------------------------------
        Total                $   41,469      $   30,541      $   38,249
=======================================================================
Depreciation and
  amortization
Title, trust and escrow      $   24,825      $   25,540      $   29,161
Property and casualty
  reinsurance*                    7,180           8,916           2,201
Mining and filtration            11,590           9,657           6,823
Corporate activities                553             665             731
-----------------------------------------------------------------------
        Total                $   44,148      $   44,778      $   38,916
=======================================================================

* Includes results of operations from October 1, 1993.

14. Quarterly Results of Operations (unaudited)

    Selected quarterly financial data for 1995 and 1994 are presented below (in thousands, except per share amounts):

--------------------------------------------------------------------------------------------
                                                           Quarter Ended
                                    --------------------------------------------------------
                                     Mar. 31         Jun. 30         Sep. 30         Dec. 31
--------------------------------------------------------------------------------------------
1995
--------------------------------------------------------------------------------------------
Revenues from
  continuing operations             $397,052        $415,176        $447,890        $524,692
--------------------------------------------------------------------------------------------
Net earnings from
  continuing operations             $    793        $ 17,189        $ 23,417        $ 43,901
--------------------------------------------------------------------------------------------
Net earnings per share
  of common stock*                  $   0.11        $   2.44        $   3.31        $   6.18
--------------------------------------------------------------------------------------------
1994
--------------------------------------------------------------------------------------------
Revenues from
  continuing operations             $479,983        $468,170        $447,642        $431,310
--------------------------------------------------------------------------------------------
Earnings from
  continuing operations             $ 16,989        $ 16,330        $ 21,195        $ 13,858
Earnings from
  discontinued operations              2,950           2,275           1,040              --
Gain on sale of
  Sacramento Savings, net                 --          16,800              --          46,069
--------------------------------------------------------------------------------------------
Net earnings                        $ 19,939        $ 35,405        $ 22,235        $ 59,927
--------------------------------------------------------------------------------------------
Net earnings per share of
  common stock:*
Continuing operations               $   2.46        $   2.37        $   2.98        $   1.96
Discontinued operations                  .43             .33             .16              --
Gain on sale of
  Sacramento Savings, net                 --            2.44              --            6.53
--------------------------------------------------------------------------------------------
Net earnings                        $   2.89        $   5.14        $   3.14        $   8.49
============================================================================================

* Restated to reflect subsequent stock dividends.

     The $16.8 million gain on the sale of Sacramento Savings recognized in the second quarter of 1994 represents a tax benefit which reflected the excess of the Company's tax basis in Sacramento Savings over its book basis.

     The sum of four quarters of the net earnings per share for 1995 and 1994 presented above do not agree to the total net earnings per share for 1995 and 1994. This difference is due to the distribution of 78,972 shares and 212,757 shares of Alleghany common stock in August 1995 and July 1994 in connection with the acquisition of Credit Data and Montag & Caldwell, Inc., respectively.

15.  Other Information

a. Other assets shown in the consolidated balance sheets at December 31, 1995 and 1994 include goodwill, net of accumulated amortization, as follows (in thousands):

----------------------------------------------------
                                        Amortization
                      1995       1994         Period
----------------------------------------------------
CT&T              $ 72,832   $ 55,770     5-40 years
Underwriters Re     49,113     51,880       20 years
World Minerals      28,139     16,784       40 years
----------------------------------------------------
                  $150,084   $124,434
----------------------------------------------------


     Goodwill is reviewed for impairment whenever events or circumstances provide evidence that suggests that the carrying amount of the asset may not be recoverable.

     In addition, other assets shown at December 31, 1995 and 1994 includes $17.0 million and $11.3 million, respectively, of deferred acquisition costs. Amortization of deferred acquisition costs included in the 1995, 1994 and 1993 statement of earnings were $63.6 million, $38.9 million and $6.0 million, respectively.

b. Other liabilities shown in the consolidated balance sheets include the following amounts at December 31, 1995 and 1994 (in millions):

----------------------------------------------------
                              1995          1994
----------------------------------------------------
Accounts payable             $76.6         $88.5
Unearned premiums            $74.6         $52.8
Reinsurance payable          $23.4         $25.5
Funds held for
  reinsurers                 $95.9         $45.4
----------------------------------------------------

c. Property and equipment, net of accumulated depreciation and amortization at December 31, 1995 and 1994, is as follows (in thousands):

--------------------------------------------------------------------
                                                        Depreciation
                               1995            1994           Period
--------------------------------------------------------------------
Land                       $ 26,608        $ 21,403              --
Buildings and
  improvements               90,162          62,349      30-40 years
Furniture and equipment     194,598         163,862       3-20 years
Ore reserves                 25,696          10,148         30 years
Leasehold improvements       24,407          25,122          Various
--------------------------------------------------------------------
                            361,471         282,884
Less: Accumulated
  depreciation
  and amortization          (89,182)        (79,966)
--------------------------------------------------------------------
                           $272,289        $202,918
--------------------------------------------------------------------

Alleghany Corporation and Subsidiaries
INDEPENDENT AUDITORS' REPORT

KPMG LOGO

Certified Public Accountants
345 Park Avenue
New York, NY 10154

The Board of Directors and Stockholders
Alleghany Corporation:

We have audited the accompanying consolidated balance sheets of Alleghany Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, changes in common stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements, appearing on pages 18 through 34, are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alleghany Corporation and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" at December 31, 1993.

                                       /s/ KPMG Peat Marwick LLP
                                       ----------------------------------------
                                           KPMG Peat Marwick LLP

February 22, 1996

Member firm of
Klynveld Peat Marwick Goerdeler

                                    Appendix

Page                       Narrative Description of Graphic or Image Material
----                       --------------------------------------------------

 1                         A table of stockholders' equity per share for the years 1986-95 appears in the electronic format version, replacing a bar graph that appears in the paper format version.

 2                         A table of year-end closing stock prices for the years 1986-95 appears in the electronic format version, replacing a bar graph that appears in the paper format version.

 3                         A photograph of John J. Burns, Jr., President and F.M. Kirby,
                           Chairman, appears in the paper format version.

 6                         A photograph of Chicago Title's headquarters appears in the paper format version.

 8                         A list of the services provided by Chicago Title with respect to a property transaction appears in the electronic format version, replacing a diagram that appears in the paper format version.

 9 A list of the business units comprising the financial services and title operations of Chicago Title appears in the electronic format version, replacing a diagram that appears in the paper format version.

10                         A photograph including an airplane and a truck appears in the paper format version.

11 A table of Underwriters' revenues and pre-tax earnings for the years 1993-95 appears in the electronic format version, replacing a bar graph that appears in the paper format version.

11                         A table of Underwriters' policy holder surplus for the years 1993-95 appears in the electronic format version, replacing a bar graph that appears in the paper format version.

12                         A photograph of World Minerals' diatomite mine appears in the paper format.

Page                       Narrative Description of Graphic or Image Material
----                       --------------------------------------------------
13                         A table of World Minerals' revenues for the years 1991-95 appears in the electronic format version, replacing a bar graph that appears in the paper format version.

13                         A table of World Minerals' pre-tax earnings for the years 1991-95 appears in the electronic format version, replacing a bar graph that appears in the paper format version.

14                         A map illustrating the principal routes of Burlington Northern Santa
                           Fe appears in the paper format.


                                      -2-