Form 10-K, Exhibit 13
period 1996-12-31
ALLEGHANY CORP /DE
filed 1997-03-21
CIK 775368

                                                                      Exhibit 13

To Our Stockholders

In 1996 Alleghany Corporation's net earnings were $87.0 million, or $12.06 per share, compared with $85.3 million, or $11.83 per share, in 1995. Financial highlights of both years are summarized in the first table on page 4 of this report.

Alleghany's principal operating unit, Chicago Title and Trust Company, rebounded strongly from its depressed results in 1995, with pre-tax earnings in 1996 of $79.4 million, representing a 72 percent increase from 1995. The significant improvement reflected active real estate markets and the benefits of expense control efforts undertaken in 1995. The first quarter of 1996 saw an increase in home mortgage refinancings, which declined significantly during the rest of the year, but such decline was offset by an increase in residential resale and commercial transactions. In contrast, the increase in interest rates in 1994 ended one of the longest refinancing surges in history and precipitated in 1995 one of the strongest downturns in title industry revenue and orders since the industry began keeping those statistics.

The stronger 1996, however, also gave rise to increased labor related expenses. The increase in the volume of business by CT&T resulted in additional hires, and increased profitability resulted in higher employee incentive and profit sharing expenses.

Net earnings in 1995 included $23.6 million, or $3.26 per share, representing net gains in connection with Alleghany's redemption in the fourth quarter of its 6-1/2% Subordinated Exchangeable Debentures due 2014 and the disposition of common shares of American Express Company into which such Debentures were exchangeable.

On October 23, 1996, John Rau, formerly dean of the School of Business at Indiana University and president and chief executive officer of LaSalle National Bank, was elected, effective January 1, 1997, president, chief executive officer and director of CT&T and its subsidiary, Chicago Title Insurance Company. Mr. Rau succeeded Richard P. Toft as president and chief executive officer of CT&T and Richard L. Pollay in both roles for Chicago Title Insurance Company. Mr. Toft retains his responsibilities as non-executive chairman of the combined boards of CT&T and Chicago Title Insurance Company and was elected chairman and chief executive officer of CT&T's investment management and advisory services subsidiary, Alleghany Asset Management, Inc. Mr. Pollay retired at year end after 40 years with CT&T and Chicago Title Insurance Company, and continues as vice chairman emeritus of CT&T and as a director of both companies.

CT&T's results also reflect the contribution of its financial services businesses conducted through Alleghany Asset Management and its subsidiaries, The Chicago Trust Company, Montag & Caldwell, Inc. and Chicago Deferred Exchange Corporation. Alleghany Asset Management contributed pre-tax earnings of $13.1 million to CT&T

[GRAPHIC -- SEE EDGAR APPENDIX]
[GRAPH -- SEE EDGAR APPENDIX]

Stockholders' Equity Per Share*
(In dollars)
'87     67.59
'88     73.72
'89     83.40
'90     91.91
'91     102.57
'92     112.55
'93     130.22
'94     142.12
'95     182.47
'96     196.54

*Adjusted for 2% stock dividends
in 1996, an increase of 57 percent over 1995. The improved results of Alleghany Asset Management are primarily due to an increase in assets under management. Assets under management at year-end 1996 totalled $14.5 billion, compared with $10.1 billion at year-end 1995.

While CT&T's business is affected materially by changes in real estate markets, we believe that its strong investment portfolio and heightened focus on expense controls will tend to reduce the severity of decline during depressed periods.

Underwriters Re Group, Inc. also recorded significantly higher pre-tax earnings for 1996 than in the prior year. Underwriters Re Group contributed pre-tax earnings of $37.0 million in 1996, a 49 percent increase over its 1995 pre-tax earnings, reflecting increased business and an absence of significant catastrophe losses. Commissions and brokerage expenses also increased in 1996 over 1995 levels primarily because of the increase in business written and a change in the mix of treaty business having higher ceding commissions paid but lower assumed levels of risk.

Underwriters Re Group took several steps during 1996 to increase its global presence.

Representative offices were established in London, England and Barbados to capitalize on international underwriting opportunities. In addition, Underwriters Re Group made strategic investments in reinsurance and insurance companies in Barbados and Bermuda. As of December 31, 1996, the statutory surplus of Underwriters Re Group's principal subsidiary, Underwriters Reinsurance

[GRAPH -- SEE EDGAR APPENDIX]

Year-End Closing Stock Prices*
(In dollars)
'87     60.67
'88     60.59
'89     79.66
'90     75.59
'91     100.53
'92     123.56
'93     135.22
'94     146.09
'95     194.13
'96     212.0

*Adjusted for 2% stock dividends

Company, was $614 million, making Underwriters Reinsurance the tenth largest domestic professional reinsurer in terms of statutory surplus, according to the Reinsurance Association of America. World Minerals Inc. contributed pre-tax earnings of $18.0 million, representing a decrease of 31 percent from its 1995 pre-tax earnings, but recorded higher revenues in 1996 compared to 1995. The increase in World Minerals' revenues primarily reflects the result of strategic acquisitions since the 1995 second quarter. The decrease in earnings was due to increased debt and related interest expense associated with the strategic acquisitions and joint ventures, higher than expected start-up costs related to World Minerals' Chinese joint ventures, a charge related to the purchase of minority interests in one of its businesses and lower foreign exchange gains in 1996. Although the rapid growth of World Minerals has resulted in increased expenses from higher-than-expected start-up and acquisition-related costs, we believe such costs should prove to be profitable long-term investments in operations.

The comparative contributions to Alleghany's earnings before income taxes made by the operating units and by Alleghany's parent-company operations were as follows (in millions):

                                          Year Ended           Quarter Ended
                                          December 31           December 31
                                        1996       1995       1996       1995
CT&T                                   $ 79.4     $ 46.2      $22.4      $22.3
Underwriters Re Group                    37.0       24.9       13.1        4.1


World Minerals                           18.0       26.1        3.7        7.3
Parent company and other                 (7.3)      23.9       (1.2)      32.7
Earnings before income taxes           $127.1     $121.1      $38.0      $66.4


As of March 3, 1997, Alleghany beneficially owned approximately 7.43 million shares, or 4.8 percent, of the outstanding common stock of Burlington Northern Santa Fe Corporation, which had an aggregate market value on that date of approximately $616.8 million, or $83.00 per share. The aggregate cost of such shares was approximately $253.7 million, or $34.15 per share. BNSF has made remarkable progress in achieving its merger synergies.

Alleghany common stockholders' equity per share was $196.54 at 1996 year-end, an increase of 7.7 percent over common stockholders' equity per share at 1995 year-end of $182.47, after adjustment to reflect the two percent dividend paid in common stock in 1996.

It is with great sadness that we report the passing of our long-time friend and director, John E. Tobin, who served on Alleghany's board for almost thirty years and also as Alleghany's outside counsel. We gratefully acknowledge his outstanding contributions to Alleghany as a director, counselor and advisor.

Overall, we feel the year 1996 was a challenging, albeit satisfactory, year for Alleghany Corporation and a year which set the groundwork to achieve improved results in 1997.


Yours sincerely,



/s/ John J. Burns, Jr.                                  /s/ F.M. Kirby
President                                               Chairman of the Board


March 18, 1997

[PHOTO -- SEE EDGAR APPENDIX]

Photo caption:
Seated, F.M. Kirby, Chairman of the Board.
Standing, John J. Burns, Jr., President.

                            Selected Financial Data
                     Alleghany Corporation and Subsidiaries

(in thousands, except for share and per share amounts)

                                                                        Year Ended December 31
                                                  1996           1995           1994            1993          1992
Operating Data
Revenues from continuing operations            $2,062,165     $1,784,810     $1,827,105     $1,698,147     $1,548,820
Earnings from continuing operations            $   87,048     $   85,300     $   68,372     $   80,849     $   44,366
Earnings from discontinued operations                  --             --         69,134         16,703         20,255
Cumulative effect of accounting change                 --             --             --             --          8,216
Net earnings                                   $   87,048     $   85,300     $  137,506     $   97,552     $   72,837
Earnings per share of common stock:*
Continuing operations                          $    12.06     $    11.83     $     9.62     $    11.45     $     6.28
Discontinued operations                                --             --           9.72           2.36           2.87
Cumulative effect of accounting change                 --             --             --             --           1.16
Net earnings                                   $    12.06     $    11.83     $    19.34     $    13.81     $    10.31
Average number of shares of common stock*       7,216,259      7,210,610      7,110,875      7,063,398      7,066,177

                                                                   December 31
                                       1996           1995           1994           1993            1992
Balance Sheet
Total assets                        $4,500,623     $4,122,514     $3,587,891     $3,469,123     $2,226,637
Long-term debt                      $  447,525     $  331,689     $  335,073     $  405,303     $  352,075
Common stockholders' equity         $1,423,260     $1,320,643     $1,021,193     $  915,734     $  796,268
Common stockholders' equity per
  share of common stock*            $   196.54     $   182.47     $   142.12     $   130.22     $   112.55


The Company acquired Underwriters Reinsurance Company on October 7, 1993. The Company sold Sacramento Savings Bank on October 31, 1994; accordingly, the operations of Sacramento Savings have been classified as discontinued operations.

* Restated to reflect subsequent common stock dividends.

Dividends, Market Prices and Related Security Holder Matters

As of December 31, 1996, there were approximately 2,150 holders of record of Alleghany common stock. The following table indicates quarterly high and low prices of the common stock in 1996 and 1995 on the New York Stock Exchange. Alleghany's ticker symbol is Y.

                          1996                    1995
Quarter Ended       High        Low         High          Low
March 31            $198      $191 7/8      $158         $146 1/8
June 30              197 1/2   187           159 3/4      154 3/4
September 30         209       187           172 1/2      158 1/4
December 31          213       203           199 1/2      171 3/4

In each of 1995, 1996 and 1997, Alleghany's Board of Directors declared, as Alleghany's dividend on its common stock for that year, a stock dividend consisting of one share of Alleghany common stock for every fifty shares outstanding. The 1995 and 1996 stock dividends were paid in April of each of those years.

Alleghany's ability to pay cash dividends is restricted by the terms of a revolving credit loan agreement. At December 31, 1996, this agreement permitted the payment of dividends aggregating approximately $226 million. At that date about $1.201 billion of Alleghany's consolidated common stockholders' equity of $1.423 billion was unavailable for dividends or advances to Alleghany from its subsidiaries, due to limitations imposed by statutes and agreements with lenders to which those subsidiaries are subject.

Chicago Title and Trust Company

Headquartered in Chicago, CT&T, through its subsidiaries, is engaged in the sale and underwriting of title insurance, and in the real estate-related services business. CT&T is also engaged, through its subsidiary, Alleghany Asset Management, Inc., in the financial services business.

CT&T contributed pre-tax earnings of $79.4 million on revenues of $1.38 billion in 1996, representing a 72 percent increase from 1995's pre-tax earnings of $46.2 million on revenues of $1.17 billion. In 1994, CT&T's pre-tax earnings totalled $65.7 million on revenues of $1.35 billion. CT&T's 1996 results included a $4.2 million pre-tax charge to write down the carrying value of title plants and goodwill in connection with the implementation of Financial Accounting Standards Board Statement No. 121, and pre-tax income of $8.0 million in respect of a reduction in title claims reserves. The reduction in reserves reflects the continuing decrease in claims paid and consideration of the assumed lower risk level of the mix of business written between 1993 and 1996.

Title Insurance

The CT&T Family of Title Insurers, consisting of Chicago Title Insurance Company, Security Union Title Insurance Company and Ticor Title Insurance Company and their respective subsidiaries, is the largest title insurance organization in the world (based on 1995 title revenue data), with approximately 300 offices, 7,900 employees and more than 3,700 policy-issuing agents in 49 states, Puerto Rico, the Virgin Islands, Guam, Canada and Mexico.

The title insurance industry is highly sensitive to interest rate levels and to the volume of real estate transactions. Beginning in February 1994, a series of increases in short-term interest rates significantly reduced the volume of real estate transactions and brought to an abrupt end one of the longest refinancing surges in history. The overall industry-wide decline in revenues and volume of orders from 1993 to 1994 and through the first half of 1995 was the steepest downturn the industry experienced since it began keeping those statistics in the early 1960's. This trend began to reverse its course in the second half of 1995 when lower rates again prompted an increase in refinancing and commercial transactions. The refinance volume remained strong in the first quarter of 1996 but diminished as interest rates leveled off. Interest rates remained relatively stable for the remainder of 1996 providing an environment conducive to healthy volumes of real estate construction and resale activity.

[GRAPHICS -- SEE EDGAR APENDIX]

In 1994 and 1995, CT&T undertook to bring costs into line with its declining revenues, including reduction of staff, deferral of pay increases and short-term salary reductions for senior managers. In 1996, CT&T continued its efforts to reduce costs, including consolidation and re-engineering of certain of its operations. The stronger year of 1996, however, also gave rise to increased labor related expenses. The increase in the volume of business by CT&T resulted in additional hires, and increased profitability resulted in higher employee incentive and profit sharing expenses. While title revenues, net of agents' commissions, increased from $704.2 million to $817.7 million, or 16.1 percent, from 1995 to 1996, labor related expenses from title operations increased from $321.2 million to $386.8 million, or 20.4 percent, during the same period. Such total expenses included an increase from $225.4 million to $260.4 million, or
15.5 percent, in base salary, overtime, temporary help and outsourcing expenses, and an increase from $95.8 million to $126.5 million, or 32.0 percent, in employee incentive, profit sharing and other benefit expenses.

As CT&T's title insurance operations have grown, CT&T has sought to improve the effectiveness and efficiency of the company as a whole. CT&T's title insurance operations continue to institute programs to focus better on customer needs and to achieve greater operational and cost efficiencies. Title plant and production facilities are being consolidated in certain markets to provide greater product consistency and to reduce turnaround times and expenses. Technology investments continue to be made to streamline workflow processes and to secure competitive advantages through automation. Agents and employees are being trained to sharpen their problem solving abilities and to heighten their responsiveness to customer needs. Implementation of these initiatives, which continues in 1997, is expected to result in better, more cost-effective alignment of the internal operations of CT&T's title insurance operations with marketplace demands.

Pre-tax investment income totalled $61.8 million in 1996, compared with $58.4 million in 1995 and $51.4 million in 1994, reflecting an increase in invested assets in 1996 offset by lower short-term interest rates. CT&T also recorded a pre-tax gain of $1.4 million on investment transactions in 1996, compared with a pre-tax gain of $3.7 million in 1995 and a pre-tax loss of $5.4 million in 1994.


[GRAPH -- SEE EDGAR APPENDIX]

CT&T Revenues
(Dollars in millions)
'92     1.345.7
'93     1,440.2
'94     1,352.6
'95     1,172.6
'96     1,381.0

CT&T Pre-Tax Earnings
(Dollars in millions)
'92     85.8
'93     88.6
'94     65.7
'95     46.2
'96     79.4

Real Estate-Related Services

Beginning in 1994, CT&T restructured its national operations organization to address the increasing importance of national and regional residential lenders. Increasingly, mortgage lenders are seeking cost efficiencies by requiring vendors to provide a bundle of services and to deliver them in an electronic format. Such services include not only the traditional title insurance and escrow services provided by CT&T, but new services such as flood certifications, credit information and property evaluations, including traditional appraisals.

Between 1995 and 1996, three acquisitions were completed that expanded CT&T's real estate-related services business and improved its ability to service mortgage lenders. In May 1995, CT&T acquired National Flood Information Services, Inc. Based in Arlington, Texas, NFIS has provided flood certification services since 1987. NFIS has the ability to check the flood zone status of any property located in the United States and of many properties on an automated basis. NFIS is neither an issuer nor an underwriter of flood insurance policies.

In August 1995, Credit Data Reporting Services, Inc. was acquired. Headquartered in Kingston, New York, CDRS has been in the credit reporting business since 1941. CDRS has developed a state-of-the-art proprietary system which can receive an order; obtain, edit and merge credit information from the three national repositories; and report back to the lending institution in a matter of seconds. In July 1996, Market Intelligence, Inc. was acquired. Based in Hopkinton, Massachusetts, Market Intelligence has been in the property evaluation business since 1989. Market Intelligence provides real estate information services and alternatives to appraisals nationwide using database research supplemented by a network of real estate agents that verify computer reports through physical property inspections.

CT&T also offers a full array of property appraisal products for residential mortgage loans through a network of 750 state-licensed contract appraisers covering all 50 states.

To integrate CT&T's products and services and to improve the delivery of such products and services to its customers through one source, CT&T introduced in 1996 a new product ordering software system - OrderNET. OrderNET enables customers electronically to transmit orders for credit, appraisal, flood certification and title products from one common system, and to receive automated order confirmations, as well as certain products.

[GRAPH -- SEE EDGAR APPENDIX]

CT&T
Stockholder's Equity
(Dollars in millions)
'92     521.8
'93     354.8
'94     316.5
'95     346.4
'96     360.6

CT&T
Claims Reserves
(Dollars in millions)
'92     512.5
'93     533.2
'94     537.1
'95     531.0
'96     533.7

Alleghany Asset Management, Inc.

     CT&T's financial services group was restructured in 1995 under Alleghany Asset Management, Inc., a newly-formed subsidiary of CT&T. The financial services businesses conducted directly by CT&T were transferred to an Illinois trust company acquired by Alleghany Asset Management and renamed The Chicago Trust Company. Also transferred to Alleghany Asset Management were Montag & Caldwell, Inc., an Atlanta-based investment counseling firm acquired in July 1994, and Chicago Deferred Exchange Corporation, which facilitates certain tax-deferred property exchanges.

The significant lines of business of Alleghany Asset Management are:
Institutional Investment Management - manages equity, fixed income, and balanced accounts primarily for employee benefit plans, foundations, endowments, pension plans and insurance companies; Full Service 401(k) Administration - provides trustee, plan design, investment management and other administrative services for companies primarily in the Midwest and South; Personal Trust and Investment Services - provides investment management and trust and estate planning services; Real Estate Trust Services - facilitates tax-deferred exchanges of income-producing real property and offers land trust services; and CT&T Funds - a mutual fund family which offers eight no-load, open-end mutual funds and had total assets of $1.0 billion at December 31, 1996.

Alleghany Asset Management posted the following results (in millions), which include Montag & Caldwell results commencing August 1994:

                                           1996      1995      1994
Revenues                                  $56.8     $43.2     $31.7
Earnings before taxes*                    $13.1     $ 8.3     $ 4.6
Assets under management (in billions)     $14.5     $10.1     $ 7.0

*1995 and 1994 figures are adjusted to reflect CT&T's recently instituted corporate overhead allocation.

Growth in profitability of Alleghany Asset Management is largely dependent on growth in assets under management, which results from market appreciation of existing assets and new business. Approximately 80 percent of Alleghany Asset Management's assets under management are institutional assets where competition is intense and success is driven principally by investment performance. Both Montag & Caldwell and Chicago Trust have recorded very strong investment results over the past three years and have received high ratings in various consultant and mutual fund data bases. The $4.4 billion growth in assets under management from 1995 to 1996 included new business of approximately $2.5 billion.

[GRAPH -- SEE EDGAR APPENDIX]

Assets Under
Management
(Dollars in millions)
'92     3,933
'93     4,029
'94     6,966
'95     10,114
'96     14,451

Underwriters Re Group, Inc.

Underwriters Re Group, headquartered in Woodland Hills, California, provides reinsurance, through its principal subsidiary, Underwriters Reinsurance Company, to property and casualty insurers and reinsurers. Although it writes many lines of business, Underwriters Reinsurance concentrates on coverages requiring specialized underwriting expertise and a high degree of actuarial analysis.

Underwriters Reinsurance is licensed in 41 states, Puerto Rico and the District of Columbia, is accredited as a reinsurer in seven additional states and Canada, and has branch offices in Atlanta, Chicago, Houston, New York and Woodland Hills.

Underwriters Re Group contributed pre-tax earnings of $37.0 million on revenues of $410.9 million in 1996, compared with $24.8 million on revenues of $322.2 million in 1995 and $8.6 million on revenues of $225.4 million in 1994.

Underwriters Re Group's results in 1996 reflect increased business, including a 23 percent, or $68.3 million, increase in net written premiums from 1995 and an absence of significant catastrophe losses. Underwriters Re Group believes the increase in premiums is attributable, in part, to the increase in its surplus level and high ratings for financial strength and claims-paying ability, as described below, enabling it to attract a broad range of reinsurance opportunities in a highly competitive and soft market, and also to growth in its primary insurance operations. Underwriters Re Group, however, does not expect the current rapid rate of growth in premiums to continue into the future.

Commissions and brokerage expenses also increased in 1996 over 1995 levels primarily because of the increase in business written and a change in the mix of treaty business having higher ceding commissions paid but lower assumed levels of risk.

Underwriters Re Group's increase in premiums is shown below (in millions):

                                         1996       1995       1994
Net written reinsurance premiums        $298.9     $257.5     $186.0
Net written insurance premiums          $ 61.4     $ 34.5     $ 14.5
        Net written premiums            $360.3     $292.0     $200.5

[GRAPHIC -- SEE EDGAR APPENDIX]

[GRAPH -- SEE EDGAR APPENDIX]

Underwriters Re Group
Pre-Tax Earnings
(Dollars in millions)


'93*                     3.0*
'94                      8.6
'95                     24.8
'96                     37.0


* 1993 shows results for three months

Pre-tax investment income totalled $63.2 million in 1996, compared with $50.2 million in 1995 and $41.2 million in 1994, reflecting an increase in invested assets. The 1994 results reflect a charge (before reinsurance recoveries and taxes) of about $5.0 million for estimated losses associated with the earthquake in Northridge, California in January of that year. In addition, Underwriters Re Group recorded a pre-tax gain of $910 thousand on investment transactions during 1996, compared with pre-tax losses of $5.5 million in 1995 and $6.1 million in 1994. Most of such losses in 1995 and 1994 were due to portfolio restructurings to respond to changes in interest rates and the writedown in the fourth quarter of 1995 of the carrying value of an investment which was downgraded. Underwriters Reinsurance carries an "A+ (Superior)" rating from A.M. Best Company, Inc. and a claims-paying ability rating of "AA-" from Standard & Poor's. As of December 31, 1996, the statutory surplus of Underwriters Reinsurance was $614 million, making Underwriters Reinsurance the tenth largest domestic professional reinsurer in terms of statutory surplus, according to the Reinsurance Association of America.

Brokers are the principal source of the reinsurance business of Underwriters Reinsurance; the remainder of its business is obtained directly from ceding companies. By working primarily through brokers, Underwriters Reinsurance does not need to maintain a large sales organization which, during periods of reduced premium volume, could result in significant non-productive overhead. In addition, Underwriters Reinsurance believes that submissions from the broker market, including those for certain targeted specialty coverages, are more numerous and diverse than would be available through a salaried sales organization. Consequently, Underwriters Reinsurance is able to exercise greater selectivity than would usually be possible in dealing directly with ceding companies.

Underwriters Reinsurance maintains a disciplined underwriting program with a focus on generating profitable business rather than on increasing market share. An important element of this program is to respond quickly to market opportunities (such as increased demand resulting in more favorable pricing) by adjusting the mix of property and casualty business it writes. Underwriters Reinsurance writes certain professional, environmental, directors and officers' liability and catastrophe coverages, in the belief that these coverages, which require high levels of underwriting and actuarial expertise, offer greater potential for favorable results than more general coverages, based upon current market conditions. Underwriters Reinsurance has maintained a defensive underwriting posture by reducing writings in lines of business offering inadequate contract terms.

[GRAPH -- SEE EDGAR APPENDIX]

Underwriters Re Group
Revenues
(Dollars in millions)
'93*    40.7
'94    225.4
'95    322.2
'96    410.9
* 1993 shows results for three months

To capitalize on advantageous market conditions for certain primary insurance business lines and on its expertise in specialized coverages, Underwriters Re Group established Commercial Underwriters Insurance Company at the end of 1992, acquired an inactive Nebraska insurance company which was renamed Underwriters Insurance Company in 1994, and established Newmarket Underwriters Insurance Company in 1996. Commercial Underwriters and Underwriters Insurance are rated "A+ (Superior)" by Best's because Underwriters Reinsurance reinsures a significant share of their business. Similarly, Underwriters Reinsurance will reinsure a significant share of the business of Newmarket Underwriters and, therefore, assignment of the same rating is expected.

Commercial Underwriters, Underwriters Insurance and Newmarket Underwriters are property and casualty insurance companies. Commercial Underwriters focuses on specialized primary insurance lines in California and New York on an admitted basis and in 40 other states and Guam and the District of Columbia on an approved nonadmitted basis. Underwriters Insurance, licensed in 42 states and the District of Columbia, focuses on primary and umbrella liability policies for medium- to large-sized businesses, and Newmarket Underwriters will focus on general liability and umbrella excess liability policies for medium- to large-sized businesses in New Hampshire on an admitted basis and in other states on an approved nonadmitted basis.

Underwriters Re Group also established The Center Insurance Services, Inc. (previously known as
The Underwriting Center, Inc.) in 1995. The Center acts as agent and underwrites business on behalf of Commercial Underwriters, Underwriters Insurance and non-affiliated insurers, and will underwrite business on behalf of Newmarket Underwriters.

To capitalize on international underwriting opportunities, Underwriters Re Group established representative offices in Barbados at the end of 1995 and in London, England in 1996. In addition, Underwriters Re Group made strategic investments in reinsurance and insurance companies in Barbados and Bermuda.

[GRAPH -- SEE EDGAR APPENDIX]

Underwriters Reinsurance
Policy Holders Surplus
(Dollars in millions)
'93        250.0
'94        361.0
'95        458.0
'96        614.0

World Minerals Inc.

World Minerals, which recently relocated its headquarters to Santa Barbara, California, conducts a worldwide industrial minerals business through its own operations and those of its subsidiaries, Celite Corporation, Harborlite Corporation and Europerlite Acquisition Corporation.

World Minerals contributed pre-tax earnings of $18.0 million on revenues of $198.5 million in 1996, compared with $26.1 million on revenues of $178.7 million in 1995 and $18.2 million on revenues of $162.6 million in 1994. The increase in revenues primarily reflects the result of strategic acquisitions since the 1995 second quarter. Pre-tax earnings declined in 1996 due to increased debt and related interest expense associated with strategic acquisitions and joint ventures, start-up costs related to World Minerals' joint ventures in China, a charge related to the purchase of minority interests in Harborlite, severance costs, expenses related to the relocation of World Minerals' headquarters, and lower foreign exchange gains. The rapid growth of World Minerals has resulted in increased expenses from higher-than-expected start-up and acquisition-related costs, but management believes such costs should prove to be profitable long-term investments in operations.

The period from 1994 through 1996 was one of resurgent economic activity in world markets, especially the United States, Europe and Latin America. World Minerals was positioned to take advantage of this economic growth as a result of programs instituted by management from 1991 through 1993 that strengthened the organization. Since 1993, financial systems and controls have been upgraded and the Celite, Harborlite and Europerlite sales, operations and financial groups have been consolidated to improve efficiency and to take advantage of synergies.

In addition, World Minerals enhanced its position in both of its core businesses during 1995 and 1996 through acquisitions and strategic investments. Celite invested in diatomaceous earth mining, processing, distribution and/or sales facilities in China, South Korea, Peru, Japan and Brazil. Its China operations consist of controlling interests through various subsidiaries of Celite in three joint ventures which are engaged in the mining and processing of diatomite in Jilin Province, China.

With respect to World Minerals' perlite business, Harborlite acquired perlite ore reserves in Dikili, Turkey, and built a new perlite expansion plant in Youngsville, North Caroline; Europerlite acquired perlite expansion plants in Barcelona, Spain and Milan, Italy; and World Minerals acquired minority interest in Harborlite.
[GRAPHICS -- SEE EDGAR APPENDIX]
                                       15

Celite is believed to be the world's largest producer of filter-aid grade diatomite, a silica-based mineral consisting of the fossilized remains of microscopic freshwater or marine plants. Diatomite is used as a filter aid in the production of beer, fruit juice, wine, water, sweeteners, fats and oils, pharmaceuticals, chemicals, lubricants and petroleum; it is used as a filler, mainly in paints, and as an anti-block agent in plastic film.

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

World Minerals conducts its business on a worldwide basis, with mining or processing operations in ten countries. While World Minerals believes that the international scope of its operations gives it unique competitive advantages, international operations can be subject to additional risks, such as currency fluctuations, changes in foreign legal requirements and political instability. World Minerals minimizes its exposure to the risk of foreign currency fluctuation by, among other things, having its subsidiaries declare and pay dividends whenever feasible and having its foreign subsidiaries invoice their export customers in United States dollars or other "hard currencies." World Minerals closely monitors its methods of operating in each country and adopts strategies responsive to changing economic and political environments.
[GRAPH -- SEE EDGAR APPENDIX]
                                 World Minerals
                              (Dollars in millions)


          Pre-tax Earnings  Revenues      Cash Flow*
          ----------------  --------      ----------
1992           $11.6         $141.1         $15.8
1993             8.2          149.5          14.4
1994            18.2          162.6          22.1
1995            26.1          178.7          27.6
1996            18.0          198.5          27.6


* Net earnings after tax, plus depreciation and amortization.

Heads and Threads

The Heads and Threads division of Alleghany, headquartered in Northbrook, Illinois, is believed to be one of the nation's leading importers and distributors of steel fasteners. Nuts, bolts, screws, washers and other fasteners are imported and resold to fastener manufacturers and distributors through a network of sales offices and warehouses located in sixteen states. The strength of Heads and Threads lies in its five major warehouses and fourteen regional satellite warehouses, and its long years of association with suppliers and customers.

Heads and Threads has been consistently profitable since its acquisition by Alleghany in 1974, despite the cyclical nature of its business and changing market conditions. Its earnings contribution to Alleghany has been steady with 1994's contribution being the highest since 1979. The contributions in 1995 and 1996 declined from 1994's record level due to LIFO inventory adjustments and lower sales.

Since Heads and Threads imports virtually all of its fasteners, its costs are subject to fluctuations in foreign currency and import duties. Costs will also be impacted by regulations implementing the Fastener Quality Act, the effective date of which has been postponed to 1997.
[GRAPHICS -- SEE EDGAR APPENDIX]

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

During 1994 and early 1995, with temporary borrowings under Alleghany's revolving credit agreement, the proceeds from the sale of Sacramento Savings Bank, as described below, and cash on hand, Alleghany and its subsidiaries acquired about 18.06 million shares, or 11.8 percent, of the outstanding common stock of Santa Fe Pacific Corporation ("Santa Fe"). On September 22, 1995, Santa Fe and Burlington Northern Inc. merged under a new holding company named Burlington Northern Santa Fe Corporation ("BNSF"). As a result of the merger, the shares of Santa Fe beneficially owned by Alleghany were converted into about 7.43 million shares, or about 4.8 percent, of BNSF's currently outstanding common stock. As of March 3, 1997, such 7.43 million shares held by Alleghany and its subsidiaries had an aggregate market value of approximately $616.8 million, or $83 per share. The aggregate cost of such shares was approximately $253.7 million, or $34.15 per share.

As of March 3, 1997, Alleghany and its subsidiaries owned about 5.64 million shares, or about 5.3 percent, of the outstanding common stock of Armco Inc.

Alleghany has declared stock dividends in lieu of cash dividends every year since 1987, which have helped to conserve Alleghany's financial strength and, in particular, the liquid assets available to finance internal growth and operating company acquisitions and investments. On April 25, 1997, Alleghany will pay to stockholders of record on April 1, as its dividend on its common stock for 1997, a dividend of one share of Alleghany common stock for every 50 shares outstanding.

In addition to its liquid financial assets, Alleghany has a revolving credit agreement with a bank which provides a commitment for revolving credit loans in an aggregate principal amount of $200 million. Borrowings have been repaid promptly in order to keep the facility available for future acquisitions. No amounts were outstanding under this facility at 1996 or 1995 year-end. This agreement was renewed in June 1995 and will mature in July 2000.

Alleghany has announced that it may purchase shares of its common stock in open market transactions from time to time. In 1995, Alleghany purchased an aggregat of 44,523 shares of its common stock for about $7.6 million, at an average cost of about $171 per share. In 1996, Alleghany purchased an aggregate of 92,700 shares of its common stock for about $18.0 million, at an average cost of about $194 per share, and from January 1, 1997 to March 3, 1997, Alleghany purchased an aggregate of 151,652 shares of its common stock for about $31.9 million, at an average cost of about $210.11 per share.

At December 31, 1996, about $222 million of the equity of Alleghany's subsidiaries was available for dividends or advances to Alleghany. CT&T's availability of funds for payout of its permitted dividends, however, may be further restricted by limitations imposed by statutes to which its subsidiaries are subject. At that date about $1.201 billion of Alleghany's equity of $1.423 billion was unavailable for dividends or advances to Alleghany from its subsidiaries, due to limitations imposed by statutes and agreements with lender to which those subsidiaries are subject. These limitations have not adversely affected Alleghany's ability to meet its obligations.

CT&T

Financial strength is also a high priority of Alleghany's subsidiaries, whose assets stand behind their financial commitments to their customers and vendors. The financial strength of CT&T is illustrated by the following statistics from its insurance regulatory filings. CT&T's combined statutory surplus as regards policyholders was $181.0 million in 1996, an increase of $21.4 million from $159.6 million in 1995. Combined cash and marketable securities were $602.5 million in 1996, an increase of about $33.7 million from 1995 levels. Title insurance loss reserves at 1996 year-end totalled $533.7 million (based on generally accepted accounting principles), almost nine times the estimated amount of claims then in process.

CT&T's principal title insurance subsidiaries each carries a claims-paying ability rating of "A" from Standard & Poor's Corporation and from Duff & Phelps Credit Rating Co. In addition, Moody's Investors Service has assigned insurance financial strength ratings of "A2" to Chicago Title Insurance Company, "A3" to Ticor Title Insurance Company and "Baa1" to Security Union Title Insurance Company.

CT&T paid cash dividends to Alleghany totalling $30 million in 1996 and $29.5 million in 1995.


At December 31, 1996, CT&T's investment portfolio had a fair value of $866.6 million and consisted primarily of short and intermediate maturity investment grade rated debt securities. Modest investment is made in preferred stocks, convertible and lower quality bonds, and publicly traded equity securities. A relatively short average portfolio maturity and effective duration of 3.2 years and 2.2 years, respectively, are maintained so that investment income may more readily respond to changes in the level of interest rates, offsetting to some degree the cyclicality of title insurance operations. Effective duration measures a portfolio's sensitivity to change in interest rates; a change within a range of plus or minus 1% in interest rates would be expected to result in an inverse change of approximately 2.2% in the value of CT&T's portfolio. Overall portfolio quality is maintained at a Moody's rating of Aa3 or higher, with over 97 percent of all securities rated investment grade by Moody's and less than one percent in derivative instruments as of 1996 year-end.

As of December 31, 1996, $39.5 million was outstanding under a loan agreement among CT&T and several banks. The loan calls for annual principal payments, with final maturity in December 2000.

Underwriters Re Group

After its acquisition of Underwriters Re Group in October 1993, Alleghany contributed to the capital of Underwriters Re Group approximately $51 million in cash and shares of Armco common stock in 1993 and $100 million in shares of BNSF common stock in 1994.

On June 25, 1996, the parent company of Underwriters Reinsurance issued $200 million principal amount of 7-7/8% Senior Notes due 2006. Of the net proceeds of the offering, $120 million was contributed to the capital of Underwriters Reinsurance, $50 million was used to repay indebtedness under the parent company's credit agreement, and the remainder is being used for general corporate purposes. As of December 31, 1996, the statutory surplus of Underwriters Reinsurance was $614 million.

At December 31, 1996, Underwriters Re Group's investment portfolio had a fair value of $1.373 billion, an average maturity of 5.3 years, an effective duration of 3.6 years, and consisted primarily of high quality short term fixed-maturity securities and about 2.5 million shares of BNSF common stock with a market value of $205.4 million at March 3, 1997. Overall portfolio quality is maintained at a Moody's rating of Aa3 or higher, with over 98 percent of all securities rated investment grade by Moody's as of December 31, 1996. Underwriters Re Group's portfolio contains no investments of a derivative nature.

In October 1996, the parent company of Underwriters Reinsurance entered into a new credit agreement with several banks which provides for a commitment for revolving credit loans in an aggregate principal amount of $50 million, at interest rates tied to the parent company's then-current debt rating. No amounts were outstanding under this facility at 1996 year-end.

World Minerals

As of December 31, 1996, $86 million of indebtedness and $1.8 million of letters of credit were outstanding under World Mineral's credit facility. The amount available under the facility is required to be reduced periodically, with final maturity in December 1999. The aggregate available borrowing and letter of credit amount as of December 31, 1996 was $100 million.

During 1995, Alleghany contributed $30 million to the capital of World Minerals. Aided by such contribution, World Minerals, through its subsidiary Celite, made strategic investments in diatomaceous earth mining and processing facilities in China and, through its subsidiary Europerlite, acquired perlite expansion plants in Spain and Italy.

API

On October 31,1994, Alleghany completed the sale of Sacramento Savings Bank ("Sacramento Savings") and an ancillary company to First Interstate Bank of California for $331 million in cash. As part of the sale of Sacramento Savings, Alleghany, through its wholly owned subsidiary Alleghany Properties, Inc. ("API"), purchased real estate and real estate-related assets of Sacramento Savings for about $116 million. Alleghany's intention with respect to such assets, the bulk of which is raw land, is to dispose of them in an orderly fashion, which may take several years. Accordingly, and in recognition that no general loss reserves of Sacramento Savings were transferred, Alleghany reduced the carrying value of such assets by about $20 million, net of related tax benefits. API is Alleghany's only subsidiary holding substantial passive real estate investments.

On February 23, 1995, API issued $50 million aggregate principal amount of 8.62 percent senior notes due 2000 (the "Notes"). The Notes are being repaid in five equal annual principal amortization payments beginning on the first anniversary of the issuance of the Notes. A portion of the proceeds from the sale of the Notes was used to pay a dividend of $37 million to Alleghany and to repay outstanding indebtedness of a subsidiary of API in the amount of $8 million; the balance is used for API's working capital. On February 24, 1997, API made its second principal payment on the Notes, including interest accrued thereon, in the amount of $11.7 million, reducing the outstanding principal to $30.0 million.

As of December 31, 1996, API held 44 loans and properties having a total book value of approximately $79.2 million, as compared with 57 loans and properties having a total book value of approximately $80.1 million as of December 31, 1995, and 89 loans and properties having a total book value of approximately $90.1 million as of October 31, 1994 (the date the assets were purchased by API).

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

                                          Alleghany Corporation and Subsidiaries

Consolidated Balance Sheets

December 31, 1996 and 1995
(in thousands, except share amounts)                                   1996               1995
                                                                    ----------        ----------
Assets
Available for sale securities
Fixed maturities
  (amortized cost: 1996 $1,990,536; 1995 $1,677,476)                $1,999,249        $1,699,782
         Equity securities (cost: 1996 $328,444; 1995 $308,210)        714,868           637,956
                                                                    ----------        ----------
                                                                     2,714,117         2,337,738
Cash                                                                    59,954            55,175
Cash pledged to secure trust and escrow deposits                       118,066           122,893
Notes receivable                                                        91,536            91,536
Funds held, accounts and other receivables                             285,895           301,290
Title records and indexes                                              152,291           155,170
Property and equipment - at cost, less accumulated
  depreciation and amortization                                        287,177           272,289
Reinsurance receivable                                                 392,210           399,783
Other assets                                                           399,377           386,640
                                                                    ----------        ----------
                                                                    $4,500,623        $4,122,514
                                                                    ==========        ==========
Liabilities and Common Stockholders' Equity

Title losses and other claims                                       $  533,738        $  530,986
Property and casualty losses and loss adjustment expenses            1,110,020         1,014,000
Other liabilities                                                      569,599           538,750
Long-term debt of subsidiaries                                         447,525           331,689
Net deferred tax liability                                              38,941            21,659
Trust and escrow deposits secured by pledged assets                    377,540           364,787
                                                                    ----------        ----------
         Total liabilities                                           3,077,363         2,801,871

Commitments and contingent liabilities

Common stockholders' equity
  (common shares  authorized: 1996 and 1995 - 22,000,000;
  common shares issued and outstanding:
  1996 - 7,241,502; 1995 - 7,237,559)                                 1,423,260         1,320,643
                                                                     ----------        ----------
                                                                     $4,500,623        $4,122,514
                                                                     ==========        ==========

See accompanying Notes to Consolidated Financial Statements.

                                          Alleghany Corporation and Subsidiaries

Consolidated Statements of Earnings

Years Ended December 31,
(in thousands, except per share amounts)

                                                                          1996            1995            1994
                                                                       ----------      ----------      ----------
Revenues

Title premiums, escrow and trust fees                                  $1,317,719      $1,110,540      $1,306,708
Net property and casualty premiums earned                                 346,777         277,507         190,279
Interest, dividend and other income                                       193,747         183,516         158,950
Net mineral and filtration sales                                          198,179         177,185         162,427
Net gain on investment transactions                                         5,743          36,062           8,741
                                                                       ----------      ----------      ----------
         Total revenues                                                 2,062,165       1,784,810       1,827,105

Costs and expenses

Commissions and brokerage expenses                                        573,247         484,172         589,408
Salaries, administrative and other operating expenses                     853,319         726,008         731,994
Provisions for title losses and other claims                               83,719          87,076          98,185
Property and casualty loss and loss adjustment expenses                   243,725         203,108         153,056
Cost of mineral and filtration sales                                      128,681         113,149         109,433
Interest expense                                                           32,139          28,982          29,285
Corporate administration                                                   20,253          21,239          22,750
                                                                       ----------      ----------      ----------
         Total costs and expenses                                       1,935,083       1,663,734       1,734,111

Earnings from continuing operations, before income taxes                  127,082         121,076          92,994
Income taxes                                                               40,034          35,776          24,622
                                                                       ----------      ----------      ----------
         Earnings from continuing operations                               87,048          85,300          68,372

Discontinued operations

Earnings from discontinued operations, net of tax                            --              --             6,265
Gain on sale of Sacramento Savings, net of tax                               --              --            62,869
         Net earnings                                                  $   87,048      $   85,300      $  137,506
                                                                       ==========      ==========      ==========
Earnings per share of common stock:*
         Continuing operations                                         $    12.06      $    11.83      $     9.61
         Discontinued operations                                             --              --              0.88
         Gain on sale of Sacramento Savings                                  --              --              8.84
                                                                       ----------      ----------      ----------
Net earnings                                                           $    12.06      $    11.83      $    19.33
                                                                       ==========      ==========      ==========


*Adjusted to reflect subsequent common stock dividends.

See accompanying Notes to Consolidated Financial Statements.

                                          Alleghany Corporation and Subsidiaries


Consolidated Statements of Changes in Common Stockholders' Equity

Three Years Ended December 31, 1996
(in thousands, except share amounts)
                                                                 Unrealized
                                                                Appreciation                              Cumulative       Total
                                       Common    Contributed   (Depreciation)  Treasury       Retained    Translation  Stockholders'
                                        Stock       Capital     of Securities    Stock        Earnings    Gain (Loss)      Equity
                                       ------    -----------   --------------  --------       --------    -----------   ------------
Balance at December 31, 1993           $6,768       $451,095       $31,246      $(14,763)     $444,221       $(2,833)     $915,734

(7,181,745 shares of common
  stock issued; 149,533 in treasury)*
Add (deduct):
 Net earnings                              --             --           --             --       137,506            --       137,506
 Common stock dividend                     --          4,601           --         13,834       (18,556)           --          (121)
 Cumulative translation loss               --             --           --             --            --        (4,849)       (4,849)
 Change in unrealized appreciation
 of investments, net                       --             --      (19,540)            --            --            --       (19,540)
Other, net                                212            886           --         (9,473)          838            --        (7,537)
                                       ------       --------      -------      ---------      --------      --------    ----------
Balance at December 31, 1994            6,980        456,582       11,706        (10,402)      564,009        (7,682)    1,021,193

(7,262,288 shares of common
 stock issued; 76,993 in treasury)*
Add (deduct):
 Net earnings                              --             --           --             --        85,300            --        85,300
 Common stock dividend                    100         16,400           --          5,318       (21,939)           --          (121)
 Cumulative translation loss               --             --           --             --            --        (2,536)       (2,536)
 Change in unrealized appreciation
 of investments, net                       --             --      217,128             --            --            --       217,128
Other, net                                 79          4,690           --         (5,090)           --            --          (321)
                                       ------       --------     --------      ---------      --------      --------     ---------
Balance at December 31, 1995            7,159        477,672      228,834        (10,174)      627,370       (10,218)    1,320,643

(7,302,441 shares of common
 stock issued; 64,882 in treasury)*
Add (deduct):
 Net earnings                              --             --           --             --        87,048            --        87,048
 Common stock dividend                     75         15,756           --         11,792       (27,766)           --          (143)
 Cumulative translation loss               --             --           --             --            --        (1,357)       (1,357)
 Change in unrealized appreciation
 of investments, net                       --             --       28,003             --            --            --        28,003
Other, net                                 69          1,508           --        (12,511)           --            --       (10,934)
                                       ------       --------     --------       --------      --------      --------     ---------
Balance at December 31, 1996           $7,303       $494,936     $256,837       $(10,893)     $686,652      $(11,575)   $1,423,260
                                       ======       ========   ==========       ========      ========      ========    ==========
(7,303,065 shares of common
 stock issued; 61,563 in treasury)

*Adjusted to reflect subsequent common stock dividends.
See accompanying Notes to Consolidated Financial Statements.

                                          Alleghany Corporation and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31,
(in thousands)                                                                   1996           1995             1994
                                                                                 ----           ----             ----

Cash flows from operating activities
Earnings from continuing operations                                          $  87,048       $  85,300       $  68,372
Adjustments to reconcile earnings from continuing operations to cash provided by (used in) continuing operations:
Depreciation and amortization                                                   51,582          44,148          44,778
Net gain on investment transactions                                             (5,743)        (36,062)         (8,741)
Other charges to continuing operations, net                                       (345)          1,836           6,827
Decrease (increase) in funds held, accounts and other receivables               15,395         (89,839)        (29,193)
Decrease (increase) in reinsurance receivable                                    7,573          22,900         (68,780)
Increase (decrease) in title losses and other claims                             2,752          (6,087)          3,883
Increase in property and casualty loss and loss adjustment expenses             96,020          73,473          79,323
(Decrease) increase in other assets                                            (28,401)         75,210         (11,428)
Increase in other liabilities                                                   30,849           1,011           5,527
Decrease (increase) in cash pledged to secure trust and escrow deposits          4,827         (62,448)          7,947
Increase (decrease) in trust and escrow deposits                                12,753          46,942         (35,169)
Net adjustments                                                                187,262          71,084          (5,026)
Cash provided by continuing operations                                         274,310         156,384          63,346
Cash provided by discontinued operations                                          --              --             5,502
Cash provided by operations                                                    274,310         156,384          68,848
Cash flows from investing activities
Purchase of investments                                                       (761,229)       (718,751)       (929,961)
Maturities of investments                                                      186,762         208,809         139,156
Sales of investments                                                           244,072         468,683         634,385
Purchases of property and equipment                                            (52,230)        (41,469)        (30,541)
Proceeds from sale of Sacramento Savings, net of expenses                         --              --           316,348
Purchase of real estate and real estate related assets                            --              --          (116,089)
Purchase of mining operations and other acquisitions                              --           (82,043)           --
Other, net                                                                       4,239          26,910           5,125
Net cash (used in) provided by investing activities                          $(378,386)      $(137,861)      $  18,423

                                       25

                                          Alleghany Corporation and Subsidiaries

Years Ended December 31,
(in thousands)                                                       1996               1995              1994
                                                                     ----               ----              ----
Cash flows from financing activities
Principal payments on long-term debt                              $(172,505)        $(167,274)        $(379,818)
Proceeds of long-term debt                                          297,632           163,890           309,472
Other, net                                                          (16,272)           (7,461)          (10,202)
         Net cash provided by (used in) financing activities        108,855           (10,845)          (80,548)
         Net increase in cash                                         4,779             7,678             6,723
Cash at beginning of year                                            55,175            47,497            40,774
Cash at end of year                                                 $59,954           $55,175           $47,497
Supplemental disclosures of cash flow information
Cash paid during the year for:
         Interest                                                   $32,063           $26,943           $28,038
         Income taxes                                               $64,286           $19,161           $49,526

See accompanying Notes to Consolidated Financial Statements.

                     Alleghany Corporation and Subsidiaries

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Principles

a. Principles of Financial Statement Presentation.

Alleghany Corporation, a Delaware corporation ("Alleghany", or together with its subsidiaries, the "Company"), owns Chicago Title and Trust Company ("CT&T") whose principal subsidiaries are Chicago Title Insurance Company ("CTI"), Security Union Title Insurance Company ("Security Union"), Ticor Title Insurance Company ("Ticor Title"), and Alleghany Asset Management, Inc.; Alleghany Funding Corporation ("AFC"); World Minerals Inc. ("World Minerals"); Underwriters Re Group, Inc., formerly known as URC Holdings Corp. ("Underwriters Re Group"), whose principal subsidiaries are Underwriters Reinsurance Company ("Underwriters Reinsurance"), Commercial Underwriters Insurance Company ("CUIC") and Underwriters Insurance Company ("UIC"); and Alleghany Properties Inc. ("API"). Sacramento Savings Bank ("Sacramento Savings") was sold on October 31, 1994, and accordingly its operations are shown as discontinued operations for all periods presented. See Note 2.

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Company. All significant intercompany items have been eliminated in consolidation.

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

b. Investments.

Marketable investment securities at December 31, 1996 and 1995 consist of U.S. Treasury securities, obligations of U.S. government agencies, municipal obligations, mortgage-backed securities, corporate debt securities, certificates of deposit, and equity securities. The Company classifies its debt and marketable equity securities into one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are those fixed maturity securities which the Company has the ability and intent to hold until maturity. Securities held for indefinite periods of time which may not be held to maturity are classified as available for sale.

At December 31, 1996 and 1995, securities are classified as available for sale securities and recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. A decline in the fair value of an available for sale security below its cost that is deemed other than temporary is charged to earnings.

Realized gains and losses on investments are determined on the specific identification method.

c. Property and Equipment.

Depreciation of buildings and equipment and amortization of leasehold improvements are principally calculated using the straight-line method over the estimated useful life of the respective assets or the life of the lease, whichever is less.

d. Title Records and Indexes.

Title records and indexes are recorded at cost. The cost is not being amortized and, in management's opinion, has not materially diminished in value. Costs of maintaining title records and indexes are expensed in the year incurred.

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

h. Derivative Financial Instruments.

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

i. Income Taxes.

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

j. Funds Held, Accounts and Other Receivables.

Funds held, accounts, and other receivables consists of funds held under reinsurance contracts and accounts and other receivables, net of allowances.

k. Acquisition Costs.

Acquisition costs related to unearned property and casualty premiums are deferred by major underwriting lines and amortized over the period in which the premiums are earned. The method followed in computing the deferred acquisition costs consists of deferring only those variable acquisition costs, such as commissions and brokerage fees, which relate directly to the production of business, and limiting the amount of those costs deferred to their net realizable value after allowing for anticipated investment income.

l. Reinsurance.

Underwriters Re Group follows the provisions of Statement of Financial Accounting Standards No. 113, "Accounting and Reporting for Reinsurance for Short-Duration and Long-Duration Contracts." Reinsurance receivables (including amounts related to claims incurred but not reported) and prepaid reinsurance premiums are reported as assets. Reinsurance contracts that do not result in a reasonable possibility that the reinsurer may realize a significant loss from the insurance risk assumed and that do not provide for the transfer of significant insurance risk generally do not meet the conditions for reinsurance accounting and are accounted for as deposits.

m. Cash.

For purposes of the consolidated statements of cash flows, cash includes only funds on deposit which are available for immediate withdrawal.

n. Net Earnings Per Share of Common Stock.

Net earnings per share of common stock are based on the average number of shares of Alleghany common stock outstanding during the years ended December 31, 1996, 1995, and 1994, respectively, as adjusted for stock dividends. The average number of shares of common stock outstanding, as adjusted for stock dividends, was 7,216,259 in 1996, 7,210,610 in 1995, and 7,110,875 in 1994.

o. Impairment of Long-Lived Assets.

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Statement No. 121 provides guidance for recognition and measurement of impairment of long-lived assets, certain identifiable intangibles and goodwill related both to assets to be held and used and assets to be disposed of. The adoption of Statement No. 121 did not have a material impact on the Company's financial position or results of operations.

p. Stock Option Plans.

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Statement No. 123 establishes accounting and reporting standards for stock-based employee compensation plans. This statement allows companies to choose between the "fair value based method of accounting" as defined in this statement and the "intrinsic value based method of accounting" as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has elected to continue to follow the accounting guidance provided by APB 25 as permitted in its 1996 consolidated financial statements.

The pro forma effect of Statement No. 123 was immaterial to the Company's net earnings and earnings per share. Therefore, the pro forma disclosure provisions of Statement No. 123 are not presented.

q. Reclassification.

Certain prior year amounts have been reclassified to conform to the 1996 presentation.

Alleghany Corporation and Subsidiaries


2. Sale of Sacramento Savings

On October 31, 1994, Alleghany sold its wholly owned retail banking subsidiary, Sacramento Savings, and an ancillary company to First Interstate Bank of California for a cash purchase price of approximately $331 million. The operations of Sacramento Savings and the ancillary company are presented as discontinued operations in the accompanying consolidated financial statements. Condensed information relating to discontinued operations is as follows (in thousands):

                                                                  1994
Revenues                                                        $150,277
Pre-tax earnings from discontinued operations                   $ 11,305
Income taxes                                                       5,040
Earnings from discontinued operations, net of tax                  6,265
Gain on sale of Sacramento Savings, net of tax of $31,946         62,869
------------------------------------------------------------------------
Earnings from discontinued operations                           $ 69,134
------------------------------------------------------------------------

3. Investments

Available for sale securities at December 31, 1996 and 1995 are summarized as follows (in thousands):

----------------------------------------------------------------------------------------------------------
1996
----------------------------------------------------------------------------------------------------------
                                          Amortized         Gross              Gross
                                          Cost            Unrealized        Unrealized        Fair
Consolidated                              or Cost            Gains             Losses         Value
----------------------------------------------------------------------------------------------------------
Fixed maturities:
         U.S. Government,
                  government agency
                  and municipal
                  obligations              $1,235,632        $  14,490        $  (6,974)        $1,243,148
         Certificates of deposit               11,363               --               --             11,363
         Commercial paper                     148,666               --               --            148,666
         Bonds, notes and other               594,875            5,735           (4,538)           596,072
----------------------------------------------------------------------------------------------------------
                                            1,990,536           20,225          (11,512)         1,999,249
Equity securities                             328,444          394,808           (8,384)           714,868
----------------------------------------------------------------------------------------------------------
                                           $2,318,980        $ 415,033        $ (19,896)        $2,714,117
----------------------------------------------------------------------------------------------------------
Industry Segment
----------------------------------------------------------------------------------------------------------
Title, trust and escrow                    $  857,876        $  18,304        $  (9,597)        $  866,583
Property and casualty
         reinsurance                        1,231,801          149,969           (8,995)         1,372,775
Mining and filtration                           2,278               --               --              2,278
Corporate activities                          227,025          246,760           (1,304)           472,481
----------------------------------------------------------------------------------------------------------
                                           $2,318,980        $ 415,033        $ (19,896)        $2,714,117
----------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------
1995
-----------------------------------------------------------------------------------------------------------
                                          Amortized         Gross             Gross
                                             Cost           Unrealized        Unrealized        Fair
Consolidated                                or Cost           Gains           Losses            Value
-----------------------------------------------------------------------------------------------------------
Fixed maturities:

         U.S. Government,
                  government agency
                  and municipal
                  obligations              $1,019,799        $  20,865        $  (3,352)        $1,037,312
         Certificates of deposit               20,587               --               --             20,587
         Commercial paper                      70,315               --               --             70,315
         Bonds, notes and other               566,775            6,690           (1,897)           571,568
----------------------------------------------------------------------------------------------------------
                                            1,677,476           27,555           (5,249)         1,699,782
Equity securities                             308,210          331,825           (2,079)           637,956
----------------------------------------------------------------------------------------------------------
                                           $1,985,686        $ 359,380        $  (7,328)        $2,337,738
----------------------------------------------------------------------------------------------------------
Industry Segment
----------------------------------------------------------------------------------------------------------
Title, trust and escrow                    $  809,426        $  26,017        $  (3,102)        $  832,341
Property and casualty reinsurance             937,453          129,899           (3,716)         1,063,636
Mining and filtration                           6,961               --               --              6,961
Corporate activities                          231,846          203,464             (510)           434,800
----------------------------------------------------------------------------------------------------------
                                           $1,985,686        $ 359,380        $  (7,328)        $2,337,738
----------------------------------------------------------------------------------------------------------

The amortized cost and estimated fair value of fixed maturities at December 31, 1996, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

-----------------------------------------------------------------------------------
                                                          Amortized            Fair
                                                           Cost               Value
-----------------------------------------------------------------------------------
Fixed maturities:
         Due in one year or less                       $  450,831        $  451,299
         Due after one year through five years            566,575           570,326
         Due after five years through ten years           291,037           290,680
         Due after ten years                              199,843           201,563
         Mortgage-backed securities                       482,250           485,381
-----------------------------------------------------------------------------------
                                                       $1,990,536        $1,999,249
-----------------------------------------------------------------------------------



The proceeds from sales of available for sale securities were $244 million, $469 million, and $634 million, which included the proceeds from sales of fixed maturities of $231 million, $382 million, and $476 million in 1996, 1995, and 1994, respectively.

Gross realized gains and gross realized losses of available for sale securities were $5.9 million and $0.2 million, $42.6 million and $6.6 million, $24.3 million and $15.6 million, respectively, in 1996, 1995, and 1994. These amounts include gross realized gains and gross realized losses on sales of fixed maturities of $1.5 million and $0.2 million, $1.7 million and $6.3 million, $0.9 million and $10.7 million, respectively, in 1996, 1995, and 1994.

During 1995 and 1994, Alleghany had fixed maturity and equity investments that were trading below cost. The Company determined that these declines were other than temporary and, accordingly, recorded a loss provision of approximately $2.3 million, and $3.1 million, respectively, for these investments.

The Company owned 7,431,414 shares of Burlington Northern Santa Fe Corporation at December 31, 1996, with a cost basis of $254 million and a fair value of $642 million.

At December 31, 1996 and 1995, investments, carried at fair value, totalling approximately $386 million and $377 million, respectively, were pledged principally to secure unearned title insurance premium liabilities computed under statutory insurance regulations, as required by law.

At December 31, 1996 and 1995, investments, carried at fair value, totalling approximately $30 million and $25 million, respectively, were on deposit with various states or governmental departments to comply with property and casualty insurance laws.

Assets pledged to secure trust and escrow deposits at December 31, 1996 and 1995, carried at fair value, were as follows (in thousands):

                                                   1996            1995
-------------------------------------------------------------------------
Cash                                             $118,066        $122,893

U.S. Government and municipal obligations         243,959         218,116
Certificates of deposit                             7,082          16,405

Commercial paper                                   23,000          30,000

Equity securities                                  10,140          10,209

Other                                                 230             224

                                                 $402,477        $397,847



Additionally, Alleghany's title insurance subsidiaries administer escrow deposits generally related to customers' real estate transactions. These funds are not considered assets and liabilities of the Company and, accordingly, amounts aggregating approximately $1.3 billion and $1.2 billion are excluded from the accompanying consolidated balance sheets at December 31, 1996 and 1995, respectively.

4. Reinsurance

In the ordinary course of business, Underwriters Reinsurance assumes and cedes reinsurance for purposes of risk diversification and limiting maximum loss exposure to catastrophic events. If such assuming reinsurers are unable to meet the obligations assumed under these agreements, Underwriters Reinsurance would remain liable. Reinsurance receivable at December 31, 1996 and 1995 consists of the following (in thousands):

                                                               1996            1995
Reinsurance recoverable on paid losses                       $ 14,646        $ 14,203

Ceded outstanding losses and loss adjustment expenses        $377,564        $385,580

For the years ended December 31, 1996, 1995 and 1994, Underwriters Reinsurance ceded losses and loss adjustment expenses of $86.5 million, $49.5 million and $51.4 million, respectively.

The following table indicates property and casualty premiums written and earned for the years ended December 31, 1996, 1995, and 1994 (in thousands):

                        Written          Earned
1996

Premiums direct         $105,053        $ 85,437

Premiums assumed        $328,604        $327,308

Premiums ceded          $ 73,352        $ 65,968

1995

Premiums direct         $ 54,038        $ 42,413

Premiums assumed        $330,435        $320,328

Premiums ceded          $ 92,478        $ 85,234

1994

Premiums direct         $ 10,257        $  8,821

Premiums assumed        $254,832        $250,757

Premiums ceded          $ 64,493        $ 69,299

The reinsurance receivable balance as of December 31, 1996 and 1995 includes $111 million and $149 million, respectively, from Continental Reinsurance under reinsurance contracts entered into prior to 1993.

As of December 31, 1996 and 1995, loss reserves ceded are secured by deposits in a trust fund totalling $57.4 million and $179.2 million, respectively, and letters of credit totalling $104.3 million and $133.3 million, respectively.

5. Liability for Unpaid Claims and
   Claim Adjustment Expenses

Activity in the liability for unpaid claims and claim adjustment expenses is summarized as follows (in thousands):

                                       1996            1995            1994
Title Losses
Balance at January 1                 $529,915        $536,068        $532,123
Less reinsurance recoverables              --              --              --
Net balance at January 1              529,915         536,068         532,123
Incurred related to:
Current year                           83,023          81,385          94,845
Prior years                                --              --              --
Total incurred                         83,023          81,385          94,845
Paid related to:
Current year                            3,071           2,829           3,105
Prior years                            76,944          84,709          87,795
Total paid                             80,015          87,538          90,900
Net balance at December 31            532,923         529,915         536,068
Plus reinsurance recoverables              --              --              --
Balance at December 31               $532,923        $529,915        $536,068

Alleghany Corporation and Subsidiaries

The above reserves for title losses excludes trust and escrow reserves of $0.8 million, $1.1 million, and $1.0 million, in 1996, 1995, and 1994, respectively.

                                                 1996              1995            1994
Property and Casualty Losses
         and Loss Adjustment Expenses
Balance at January 1                         $1,014,000        $  940,527        $861,204
Less reinsurance recoverables                   385,580           404,210         351,829
Net balance at January 1                        628,420           536,317         509,375
Incurred related to:
Current year                                    242,332           199,783         146,426
Prior years                                       1,393             3,325           6,630
Total incurred                                  243,725           203,108         153,056
Paid related to:
Current year                                     23,341             9,239          13,826
Prior years                                     116,348           101,766         112,288
Total paid                                      139,689           111,005         126,114
Net balance at December 31                      732,456           628,420         536,317
Plus reinsurance recoverables                   377,564           385,580         404,210
Balance at December 31                       $1,110,020        $1,014,000        $940,527

Underwriters Reinsurance's reserve for unpaid losses and loss adjustment expenses includes $87.6 million, $96.9 million and $112.6 million gross reserves and $67.5 million, $66.5 million, and $62.1 million net reserves at December 31, 1996, 1995 and 1994, respectively, for various liability coverages related to asbestos and environmental impairment claims that arose from general liability and certain commercial multiple-peril coverages. Restrictive asbestos and environmental impairment exclusions were introduced in late 1986 on both insurance and reinsurance contracts, significantly reducing these exposures for accidents occurring after 1986. Reserves for asbestos and environmental impairment claims cannot be estimated with traditional loss reserving techniques because of uncertainties that are greater than those associated with other types of claims. Factors contributing to those uncertainties include a lack of historical data, the significant periods of time that often elapse between the occurrence of an insured loss and the reporting of that loss to the ceding company and the reinsurer, uncertainty as to the number and identity of insureds with potential exposure to such risks, unresolved legal issues regarding policy coverage, and the extent and timing of any such contractual liability. Such uncertainties are not likely to be resolved in the near future and, therefore, management believes it is not possible at this time to determine the ultimate losses in this area or develop a meaningful range of such losses.

For both asbestos and environmental excess of loss reinsurance claims, Underwriters Reinsurance establishes case reserves by applying reinsurance contract terms to losses reported by ceding companies, analyzing from the first dollar of loss incurred by the primary insurer. In establishing the liability for claims for asbestos related liability and for environmental impairment claims, management considers facts currently known and the current state of the law and coverage litigation. Additionally, ceding companies often report potential losses on a precautionary basis to protect their rights under the reinsurance arrangement, which generally calls for prompt notice to the reinsurer. Ceding companies, at the time they report such potential losses, advise Underwriters Reinsurance of the ceding companies' current estimate of the extent of such loss. Underwriters Reinsurance's claims department reviews each of the precautionary claims notices and, based upon current information, assesses the likelihood of loss to Underwriters Reinsurance. Such assessment is one of the factors used in determining the adequacy of the recorded asbestos and environmental reserves.

6. Long-Term Debt

Long-term debt at December 31, 1996 and 1995 is summarized as follows (in thousands):

                                                               1996            1995
API

Senior notes  at 8.6%, due through 2000                      $ 40,000        $ 50,000

AFC

Notes payable at 6.4% to 6.5% due 1999                         80,000          80,000

CT&T

Bank borrowings at 6.0% to 8.7%, due through 2000              39,500          50,000

Other loans payable at 6.0% to 9.3%, due through 2005           3,782           4,970

Capital lease obligations                                          --              73

Underwriters Re Group

Senior notes at 7.9%, due 2006                                197,116              --

Notes payable at 4.5% to 7.5%                                      --          50,000

World Minerals
Notes payable at 6.0% to 7.0%, due through 1999                86,000          88,000

Harborlite redeemable preferred stock                              --           7,825

Other loans at 6.8% to 11.2%, due 1997                            618             102

Capital lease obligations                                         509             719

                                                             $447,525        $331,689

Under the terms of a revolving credit loan agreement dated June 14, 1995 with a bank, Alleghany may borrow up to $200 million until July 2000. At Alleghany's option, borrowings bear interest at a rate based on the purchase of negotiable certificates of deposit, prevailing rates for dollar deposits in the London interbank market or the greatest of the Federal funds rate, the bank's prime rate or a specified certificate of deposit rate. No amounts were outstanding under this agreement at December 31, 1996 or 1995. A commitment fee of 1/4 of 1% per annum of the unused commitment is charged. The revolving credit agreement, among other things, requires Alleghany to maintain tangible net worth not less than $750 million, limits the amount of certain other indebtedness and contains restrictions with respect to mortgaging or pledging any of Alleghany's assets and consolidation or merger with any other corporation.

In February 1995, API issued $50 million of senior notes. Proceeds were used to repay short-term borrowings and to make a dividend to Alleghany. The senior notes are being repaid in five equal annual installments which began in 1996.

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

On March 28, 1991, CT&T borrowed $42 million, without recourse to Alleghany. On May 2, 1991, CT&T entered into a swap agreement with a notional amount of $42 million for the purpose of converting variable interest rate exposure to a fixed rate. The notional amount was reset on December 31, 1996 at $10.5 million. This swap is pay fixed, receive variable. The fixed rate is 8.73% and the variable rate is equal to the three month LIBOR rate. The swap matures on December 31, 1997. CT&T is exposed to credit risk in the unlikely event of nonperformance by the swap counter party.

On June 25, 1996, Underwriters Re Group issued, without recourse to Alleghany, $200 million principal amount of 7.875% Senior Notes due 2006. Of the net proceeds of the offering, $120 million was contributed to the capital of Underwriters Reinsurance, $50 million was used to repay indebtedness under Underwriters Re Group's credit agreement and the remainder is being used for general corporate purposes.

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

In June and August 1996, World Minerals repurchased from the minority interest shareholders in its subsidiary, Harborlite, all of the redeemable preferred stock for a total of $7.8 million.

Regarding the Company's interest rate swaps, there were no deferred gains or losses related to terminated interest rate swap contracts as of the end of each of the last three fiscal years. The impact of Alleghany's hedging activities has been to increase its weighted average borrowing rates by 0.25%, 0.48% and 0.86% and to increase reported interest expense by $1.0 million, $1.6 million, and $3.2 million for the years ended 1996, 1995, and 1994, respectively.

Scheduled aggregate annual maturities of long-term debt for each of the next five years and thereafter are as follows (in thousands):

1997         $ 32,242

1998           34,810

1999          162,257

2000           20,108

2001              448

Thereafter    197,660

             $447,525


7. Income Taxes

Income tax expense (benefit) from continuing operations consists of the following (in thousands):

                         Federal        State          Foreign           Total
1996
Current                 $28,363        $ 2,761         $  6,415         $37,539
Deferred                  2,854           (286)             (73)          2,495
                        $31,217        $ 2,475         $  6,342         $40,034

1995
Current                 $27,380        $ 2,636         $  4,938         $34,954
Deferred                     43            600              179             822
                        $27,423        $ 3,236         $  5,117         $35,776

1994
Current                 $11,719        $   837         $  3,665         $16,221
Deferred                  7,846            572              (17)          8,401
                        $19,565        $ 1,409         $  3,648         $24,622



Pre-tax earnings from continuing operations includes $15.7 million, $16.1 million, and $11.5 million from foreign operations in 1996, 1995, and 1994, respectively.

The difference between the federal income tax rate and the effective income tax rate on continuing operations is as follows:

                                                 1996            1995            1994
Federal income tax rate                          35.0%           35.0%           35.0%
Goodwill amortization                             1.9             1.6             2.0
Income subject to dividends-received
deduction                                        (2.2)           (0.9)           (1.6)
State taxes, net of federal tax benefit           1.5             0.7             0.9
Tax-exempt interest income                       (5.6)           (6.3)           (8.8)
Other, net                                        0.6            (0.6)           (1.0)
                                                 31.2%           29.5%           26.5%


Alleghany Corporation and Subsidiaries

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are as follows (in thousands):

                                                                1996            1995
Deferred tax assets
         Title losses, trust, and other claim reserves        $169,185        $167,472
         Property and casualty loss reserves                    58,951          55,150
         Net operating loss and alternative minimum
                  tax carryforwards                              6,393           7,566
         Reserves for impaired assets                           19,515          23,522
         Expenses deducted for tax purposes when paid           36,084          34,502
         Other                                                   7,734           7,966
                                                               297,862         296,178
         Valuation allowance                                     4,211           3,840
         Total deferred tax assets                             293,651         292,338
Deferred tax liabilities



Unearned premium reserves               (81,906)          (81,398)
Deferred revenues and gains            (175,227)         (160,398)
Title plant                             (29,085)          (29,085)
Tax over book depreciation              (24,510)          (23,155)
Other                                   (21,864)          (19,961)
Total deferred tax liabilities         (332,592)         (313,997)
Net deferred tax liability            $ (38,941)        $ (21,659)

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. At December 31, 1996 and 1995, the Company has established a valuation allowance of $4.2 million and $3.8 million, respectively, for certain deferred state tax assets which it believes may not be realized.

The amount of operating loss and tax credit carryforwards available to offset future federal taxable income is approximately $18.3 million, expiring through 2005. The Company utilized approximately $3.4 million and $1.8 million, respectively, of operating loss and tax credit carryforwards during 1996 and 1995.

The Internal Revenue Service has examined Alleghany's federal income tax returns for 1991 and 1992 and has asserted federal income tax deficiencies. Management is contesting such proposed deficiencies and believes that any such proposed deficiencies will be resolved for amounts, net of existing reserves, that are not material to the Company's financial position or results of operations.

8. Stockholders'  Equity

The total number of shares of all classes of capital stock which Alleghany has authority to issue is 30,000,000, of which 8,000,000 shares are preferred stock, par value of $1.00, and 22,000,000 shares are common stock, par value of $1.00.

Stockholder's equity and surplus of CT&T, CTI, Security Union and Ticor Title are restricted by borrowing agreements and statutory limitations as to payment of dividends. At December 31, 1996 approximately $160.6 million was available from CT&T for dividends to Alleghany. CT&T's availability of funds for dividends, however, may be further restricted by limitations imposed by statutes to which its subsidiaries are subject. CT&T's combined statutory surplus at December 31, 1996 and 1995 was $181 million and $160 million, respectively, and statutory net income for the years ended December 31, 1996, 1995, and 1994 was $49 million, $45 million, and $51 million, respectively.

Stockholders' equity and surplus of Underwriters Re Group is not restricted as relates to payment of dividends. However, Underwriters Re Group's availability of funds for dividends is restricted by limitations imposed by statutes to which its subsidiaries are subject. Underwriters Reinsurance statutory surplus at December 31, 1996 and 1995 was $614 million and $458 million, respectively, and statutory net income for the years ended December 31, 1996 and 1995 was $29 million and $23 million, respectively.

Stockholders' equity of World Minerals is restricted by a borrowing agreement as to payment of dividends. At December 31, 1996, substantially all of World Minerals Stockholders' equity was restricted as to dividend payment to Alleghany.

Additionally, payments of dividends (other than stock dividends) by Alleghany to its stockholders are limited by the terms of its revolving credit loan agreement which provides that Alleghany can pay dividends up to the sum of cumulative net earnings after 1994, proceeds from the issuance of stock after 1994 and $50 million, provided that Alleghany maintains certain financial ratios as defined in the agreement. At December 31, 1996 approximately $226 million of capital was available for dividends.

Alleghany provides, through its 1993 Long-Term Incentive Plan, for incentive compensation of the types commonly known as restricted stock, stock options, stock appreciation rights, performance shares, performance units, and phantom stock, as well as other types of incentive compensation. Awards may include, but are not limited to, cash and/or shares of Alleghany's common stock, rights to receive cash and/or shares of common stock and options to purchase shares of common stock including options intended to qualify as incentive stock options under the Internal Revenue Code and options not intended to qualify. The number of performance shares awarded under the incentive plan to employees of the Company were 37,814 in 1996, 31,617 in 1995, and 44,066 in 1994 (as adjusted for stock dividends).

Under the incentive plan, participants are entitled, at the end of a four-year award period, to the fair value of the number of shares of Alleghany's common stock (adjusted for anti-dilution from date of award), equal to the number of performance shares issued to them based on market value on the payment date and normally payable half in cash and half in stock, provided defined levels of performance are achieved. As of December 31, 1996 (for all award periods through the award period 1996), approximately 118,000 performance shares were outstanding. The amounts charged to the Company's earnings with respect to the plan was $6.9 million in 1996, $6.2 million in 1995, and $4.5 million in 1994.

Alleghany also provides, through its Directors' Stock Option Plan, for the automatic grant of non-qualified stock options to purchase 1,000 shares of common stock in each year after 1987 to each non-employee director. Options to purchase 7,000 shares at the then fair market value of $194.69 were granted in 1996. Options to purchase 7,000 shares at the then fair market value of $155.25 were granted in 1995. At December 31, 1996, 49,000 options were outstanding, of which 35,000 options were fully vested at an average option price of $102.

The Board of Directors has authorized the purchase from time to time of additional shares of common stock for the treasury. During 1996, 1995, and 1994, Alleghany repurchased 92,700 shares, 44,523 shares, and 69,509 shares of its common stock at a cost of $17.9 million, $7.6 million, and $10.1 million, respectively.

9. Employee Benefit Plans

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

The following tables set forth the defined benefit plans' funded status at December 31, 1996 and 1995 (in millions, except percentages):

                                                              1996            1995
Actuarial present value of benefit obligations
Vested benefit obligation                                  $ 122.2         $ 126.7
Accumulated benefit obligation                             $ 134.6         $ 134.2
Projected benefit obligation                               $ 151.8         $ 155.9
Plan assets at fair value                                    128.9           130.9
Projected benefit obligation, more than plan assets          (22.9)          (25.0)
Unrecognized net loss                                         37.3            42.4
Unrecognized prior service cost                                7.6             5.4
Unrecognized net asset                                        (2.8)           (4.1)
Pension asset recognized in the balance sheet              $  19.2         $  18.7


                                                        1996            1995            1994
Net pension cost included the following
         expense (income) components
Service cost-benefits earned during the year         $   6.6         $   5.6         $   7.9
Interest cost on projected benefit obligation           11.6            11.2            10.9
Actual return on plan assets                           (13.9)          (18.0)            1.9
Net amortization and deferral                            5.6             7.4            (8.9)
Net periodic pension cost included in costs
         and expenses                                $   9.9         $   6.2         $  11.8


                                                     1996             1995
Assumptions used in computing the funded
        status of the plans are as follows
Range of rates for increases in
compensation levels                                4.5%-5.5%        4.5%-5.0%
Range of weighted average discount rates           7.0%-8.0%        6.5%-7.8%
Range of expected long-term rates of return        4.0%-9.0%        4.0%-9.0%

The Company provides supplemental retirement benefits through deferred compensation programs and profit sharing plans for certain of its officers and employees for which earnings were charged $19.6 million in 1996, $8.2 million in 1995, and $12.5 million in 1994.

The Company also provides certain healthcare and life insurance benefits for retired employees. The cost of these benefits is accrued during the period that employees render service. The accrued postretirement benefit obligation was $33.4 million at December 31, 1996 and 1995. The postretirement healthcare and life insurance costs recognized were $1.9 million, $3.2 million and $3.1 million for 1996, 1995 and 1994, respectively.

10. Commitments and Contingencies

The Company leases certain facilities, furniture and equipment under long-term lease agreements. In addition, certain land, office space and equipment are leased under noncancelable operating leases which expire at various dates through 2012. Rent expense was $66.4 million, $69.1 million, and $66.5 million in 1996, 1995, and 1994, respectively.

The aggregate minimum payments under operating leases with initial or remaining terms of more than one year are $41.6 million, $39.7 million, $32.6 million, $26.3 million, $83.8 million, and $69.9 million in 1997, 1998, 1999, 2000, 2001, and thereafter, respectively.

Alleghany Corporation and Subsidiaries

The Company's subsidiaries and division are parties to pending litigation and claims in connection with the ordinary course of their businesses. Each such operating unit makes provisions for estimated losses to be incurred in such litigation and claims, including legal costs. In the opinion of management, based in part on advice of counsel, such provisions are adequate.

11. Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments are as follows (in thousands):

                                    1996                                 1995
                                 Calculated                          Calculated
                        Carrying            Fair            Carrying           Fair
                         Amount             Value            Amount            Value
Assets
Investments             $2,714,117        $2,714,117        $2,337,738        $2,337,738
Notes receivable        $   91,536        $   91,536        $   91,536        $   91,536
Liabilities



Long-term debt          $  447,525        $  448,489        $  331,689        $  334,317

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

12. Segments of Business

Information concerning the Company's continuing operations by industry segment as of and for the years ended December 31, 1996, 1995, and 1994, respectively, is summarized as follows (in thousands):

                                            1996              1995              1994
Revenues
Title, trust and escrow                  $1,380,963        $1,172,627        $1,352,646
Property and casualty reinsurance           410,867           322,204           225,390
Mining and filtration                       198,518           178,686           162,636
Corporate activities                         71,817           111,293            86,433
         Total                           $2,062,165        $1,784,810        $1,827,105

Earnings from continuing
         operations, before
         income taxes
Title, trust and escrow                  $   84,984        $   52,660        $   72,510
Property and casualty reinsurance            46,755            28,998            12,504
Mining and filtration                        24,559            31,407            23,539
Corporate activities                         23,176            58,232            36,476
                                            179,474           171,297           145,029


Interest expense                             32,139            28,982            29,285
Corporate administration                     20,253            21,239            22,750
         Total                           $  127,082        $  121,076        $   92,994

Identifiable assets at
         December 31
Title, trust and escrow                  $1,447,777        $1,402,217        $1,407,840
Property and casualty reinsurance         2,053,101         1,750,008         1,510,335
Mining and filtration                       310,444           315,074           215,204
Corporate activities                        689,301           655,215           454,512
         Total                           $4,500,623        $4,122,514        $3,587,891

Capital expenditures
Title, trust and escrow                  $   34,243        $   17,045        $   19,427
Property and casualty reinsurance             1,270             1,292             1,396
Mining and filtration                        16,379            22,749             9,501
Corporate activities                            338               383               217
         Total                           $   52,230        $   41,469        $   30,541

Depreciation and
         amortization
Title, trust and escrow                  $   28,476        $   24,825        $   25,540
Property and casualty reinsurance             6,018             7,180             8,916
Mining and filtration                        16,307            11,590             9,657
Corporate activities                            781               553               665
         Total                           $   51,582        $   44,148        $   44,778

 Alleghany Corporation and Subsidiaries


13. Quarterly Results of Operations (unaudited)

Selected quarterly financial data for 1996 and 1995 are presented below (in thousands, except per share amounts):

                                                           Quarter Ended

                                      Mar. 31         Jun. 30         Sep. 30         Dec. 31
1996
Revenues from
         continuing operations        $468,093        $525,043        $538,728        $530,301
Net earnings                          $ 16,811        $ 22,798        $ 19,904        $ 27,535
Net earnings per share of
         common stock*                $   2.33        $   3.17        $   2.76        $   3.80

1995
Revenues from
         continuing operations        $397,052        $415,176        $447,890        $524,692
Net earnings                          $    793        $ 17,189        $ 23,417        $ 43,901
Net earnings per share of
         common stock: *              $   0.11        $   2.39        $   3.25        $   6.06


* Adjusted to reflect subsequent stock dividends.

Earnings per share by quarter may not equal the amount for the year due to the timing of share transactions and rounding.

14. Other Information

a. Other assets shown in the consolidated balance sheets at December 31, 1996 and 1995 include goodwill, net of accumulated amortization, are as follows (in thousands):

                                                             Amortization
                                1996            1995            Period
CT&T                         $ 71,093        $ 72,832        5-40 years

Underwriters Re Group          46,344          49,113          20 years

World Minerals                 28,991          28,139          40 years

                             $146,428        $150,084


Goodwill is reviewed for impairment whenever events or circumstances provide evidence that suggests that the carrying amount of the asset may not be recoverable.

In addition, other assets shown at December 31, 1996 and 1995 includes $20.8 million and $17.0 million, respectively, of deferred acquisition costs. Amortization of deferred acquisition costs included in the 1996, 1995, and 1994 statement of earnings were $88.9 million, $63.6 million, and $38.9 million, respectively.

b. Other liabilities shown in the consolidated balance sheets include the following amounts at December 31, 1996 and 1995 (in millions):

                                   1996           1995
Accounts payable                 $  80.5        $  76.6
Unearned premiums                $  95.5        $  74.6
Reinsurance payable              $  24.0        $  23.4
Funds held for reinsurers        $  87.1        $  95.9



c. Property and equipment, net of accumulated depreciation and amortization at December 31, 1996 and 1995, are as follows (in thousands):

                                                                         Depreciation
                                         1996              1995              Period
Land                                  $  25,685         $  26,608                  --
Buildings and improvements               84,979            90,162         30-40 years
Furniture and equipment                 220,620           194,598          3-20 years
Ore reserves                             31,714            25,696            30 years
Leasehold improvements                   25,828            24,407             Various
                                        388,826           361,471

Less: Accumulated depreciation
         and amortization              (101,649)          (89,182)
                                      $ 287,177         $ 272,289

Independent Auditors' Report
Alleghany Corporation and Subsidiaries

KPMG LOGO
Certified Public Accountants
345 Park Avenue
New York, NY 10154



The Board of Directors and Stockholders
Alleghany Corporation:


We have audited the accompanying consolidated balance sheets of Alleghany Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, changes in common stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements, appearing on pages 22 through 36, are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alleghany Corporation and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


         /s/ KPMG Peat Marwick LLP

         KPMG Peat Marwick LLP


February 19, 1997


Member Firm of
Klynveld Peat Marwick Goerdeler

                                   APPENDIX


Page            Narrative Description of Graphic or Image Material
  1             A logo of Alleghany Corporation appears in the paper
                format version.

  1             A table of stockholders' equity per share for the years
                1987-96 appears in the electronic format version, replacing a bar graph that appears in the paper format version.

  2 A table of year-end closing stock prices for the years 1987-96 appears in the electronic format version, replacing a bar graph that appears in the paper format version.

  3             A photograph of John J. Burns, Jr., President and F.M. Kirby,
                Chairman, appears in the paper format version.

  8             Logos of Chicago Title and Trust Company, The Chicago Trust
                Company, Ticor Title Insurance Company, Market Intelligence,
                Inc., Montag & Caldwell, Inc., Credit Data Reporting Services,
                Inc., National Flood Information Services, Inc. and Security
                Union Title Insurance Company appear in the paper format version.

  9 A table of CT&T's revenues and a table of CT&T's pre-tax earnings, each for the years 1992-1996 appear in the electronic format version, replacing bar graphs that appear in the paper format version.

 10 A table of CT&T's stockholder's equity and a table of CT&T's claims reserves, each for the years 1992-1996 appear in the electronic format version, replacing bar graphs that appear in the paper format version.

 11 A table of Alleghany Asset Management's assets under management for the years 1992-1996 appears in the electronic format version, replacing a bar graph that appears in the paper format version.

 12             A logo of Underwriters Re appears in the paper format version.



Page                    Narrative Description of Graphic or Image Material
----                    --------------------------------------------------

12 A table of Underwriters Re Group's pre-tax earnings for the years 1993-96 appears in the electronic format version, replacing a bar graph that appears in the paper format version.

13 A table of Underwriters Re Group's revenues for the years 1993-96 appears in the electronic format version, replacing a bar graph that appears in the paper format version.

14 A table of Underwriters Reinsurance's policy holder surplus for the years 1993-96 appears in the electronic format version, replacing a bar graph that appears in the paper format version.

15                      Logos of World Minerals Inc., Harborlite Corporation and
                        Celite Corporation and a globe illustrating locations in which World Minerals is engaged in business appear in the paper format version.

16 A table of World Minerals' pre-tax earnings, revenues and cash flow for the years 1992-96 appears in the electronic format version, replacing a line graph that appears in the paper format version.

17 A logo of Heads and Threads and a graphic depicting samples of steel fasteners appear in the paper format version






                                      -2-