Form 10-K, Exhibit 13
period 1997-12-31
ALLEGHANY CORP /DE
filed 1998-03-19
CIK 775368

                                                                      Exhibit 13
TO OUR STOCKHOLDERS

1997 was a successful year for Alleghany Corporation.

   Our net earnings were $105.7 million, or $14.50 per share, in 1997 compared with $87.0 million, or $11.82 per share, in 1996. Financial highlights of both years are summarized in the first table on page 5 of this report. All of our operating units reported increased earnings over the prior year. Chicago Title and Trust Company, Alleghany Asset Management, Inc., Underwriters Re Group, Inc. and World Minerals Inc. experienced record earnings.

   Of particular significance to our stockholders, on December 17, 1997, we announced our intention to establish the title insurance and real estate-related services business now conducted by CT&T as an independent, publicly traded company. This is to be accomplished by a spin-off to Alleghany stockholders of shares of a newly formed holding company for CT&T to be called Chicago Title Corporation. The spin-off, which is expected to occur in the second quarter of 1998, is subject to receipt of an IRS ruling to the effect that the spin-off will not be taxable. The common stock of the new Chicago Title Corporation is expected to be listed on the New York Stock Exchange. The financial services business conducted through Alleghany Asset Management, currently a subsidiary of CT&T, will not be part of the distribution and will remain with Alleghany.

   The title insurance industry is undergoing a period of consolidation and rapid change. We believe that establishing CT&T as an independent company will enhance its ability to focus on operating efficiencies and strategic initiatives that are required to respond to a changing marketplace. Moreover, in the current competitive environment, it is more important than ever to foster development of an entrepreneurial culture at CT&T. As an independent public company, CT&T will be able to provide equity-based compensation and incentives that should enable it to retain and recruit senior management and motivate employees throughout the organization. After the distribution, the new Chicago Title Corporation will continue under its current management.

   In light of the proposed spin-off of CT&T, Alleghany is required to classify the operation to be spun-off as a "discontinued operation." Accordingly, our financial statements will report the results of such business as a single net number. More detailed information on CT&T's results is included in Note 2 to the Consolidated Financial Statements.

   CT&T (excluding Alleghany Asset Management) contributed net earnings of $54.3 million, representing a 16.5 percent increase from 1996's net earnings contribution of $46.5 million. The improved results reflect exceptionally strong activity in commercial real estate markets and an increase in residential purchase and refinancings in the second half of 1997.

   In 1997, CT&T undertook a major analysis of its operations, resulting in a realignment of its strategy, to focus on three distinct markets: core local business requiring flexibility and respon-

[GRAPH -- SEE EDGAR APPENDIX]

Year-End Closing Stock Prices* (in dollars)
      1988      59.40
      1989      78.10
      1990      74.11
      1991      98.56
      1992     121.14
      1993     132.57
      1994     143.23
      1995     190.32
      1996     207.84
      1997     284.75

*Adjusted for 2% stock dividends
siveness, institutional residential lenders requiring efficient title production centers that can handle high-volume orders at competitive prices, and commercial and industrial businesses requiring nationwide service. Execution of the new strategy will be a high priority of the new Chicago Title Corporation in 1998.

   Alleghany Asset Management and its subsidiaries, The Chicago Trust Company, Montag & Caldwell, Inc. and Chicago Deferred Exchange Corporation, contributed pre-tax earnings of $19.8 million in 1997, an increase of 104 percent over 1996. The improved results of Alleghany Asset Management primarily are due to an increase in assets under management, largely at Montag & Caldwell reflecting the strong performance record of Montag & Caldwell in managing equity investments. Assets under management at year-end 1997 totalled $23.1 billion, compared with $14.5 billion at year-end 1996.

   Underwriters Re Group, Inc. contributed pre-tax earnings of $44.4 million in 1997, a 20 percent increase over its 1996 pre-tax earnings, reflecting increased business, including a 15 percent, or $53.9 million, increase in net written premiums over 1996 along with a corresponding growth in investment income resulting from an increase in invested assets.

   In a highly competitive and soft market, Underwriters Re Group continues to focus on coverages requiring specialized underwriting expertise or a high degree of actuarial analysis, as well as its primary insurance business conducted through its insurance subsidiaries and underwriting centers. We are pleased that Underwriters Re Group continues to concentrate on generating profitable business rather than on increasing market share. As of December 31, 1997, the statutory surplus of Underwriters Re Group's principal subsidiary, Underwriters Reinsurance Company, was $659 million, making Underwriters Reinsurance the ninth-largest domestic professional reinsurer in terms of statutory surplus, according to the Reinsurance Association of America.

   World Minerals contributed pre-tax earnings of $27.5 million, representing an increase of 52 percent from its 1996 pre-tax earnings. Recovering from a disappointing first quarter, 1997 proved to be a record year in terms of both revenues and earnings due to strong performance from World Minerals' non-Asian diatomite operations partially offset by continuing high costs related to World Minerals' Chinese joint ventures and the continued strength of the dollar which lowered the results of foreign operations.

   The earnings contribution of the Heads and Threads division of Alleghany continued to be steady in 1997 despite doing business in a highly competitive market in the last several years. Alleghany Properties, Inc. continued to benefit from improved real estate conditions in California, which resulted in an increase in the value of its properties.

[GRAPH -- SEE EDGAR APPENDIX]

STOCKHOLDERS' EQUITY PER SHARE*
1988      72.27
1989      81.76
1990      90.11
1991     100.56
1992     110.34
1993     127.67
1994     139.33
1995     178.89
1996     192.69
1997     213.22

*Adjusted for 2% stock dividends

   Alleghany's 1997 results included net losses on investment transactions from continuing operations before taxes totalling $10.3 million, compared with net gains of $4.3 million in 1996. The losses in 1997 principally resulted from the write-down by Alleghany of certain investment securities.

   The comparative contributions to Alleghany's earnings made by Alleghany's operating units, parent-company operations and discontinued operations were as follows (in millions):

                                                   Year Ended                    Quarter Ended
                                                   December 31                    December 31
                                           ------------------------      ------------------------
                                                1997           1996           1997           1996
                                           ---------      ---------      ---------      ---------
Underwriters Re Group                      $    44.4      $    37.0      $    12.7      $    13.1
World Minerals                                  27.5           18.1            9.2            3.7
Alleghany Asset Management                      19.8            9.7            5.2            2.0
Parent company and other
   Operations                              $   (15.2)     $   (10.8)     $    (7.8)     $    (4.6)
   Security transactions                       (11.3)           3.4           (8.0)           3.4
                                           $   (26.5)     $    (7.4)     $   (15.8)     $    (1.2)
Earnings from continuing operations,
   before income taxes                     $    65.2      $    57.4      $    11.3      $    17.6
                                           ---------      ---------      ---------      ---------
Earnings from continuing
   operations, net                         $    51.4      $    40.5      $    13.3      $    13.6
Earnings from discontinued
   operations, net (CT&T)                       54.3           46.5           15.5           13.9
                                           ---------      ---------      ---------      ---------
   Net earnings                            $   105.7      $    87.0      $    28.8      $    27.5
                                           =========      =========      =========      =========


   As of March 2, 1998, Alleghany beneficially owned approximately 7.43 million shares, or 4.8 percent, of the outstanding common stock of Burlington Northern Santa Fe Corporation, which had an aggregate market value on that date of approximately $745.9 million, or $100.375 per share. The aggregate cost of such shares was approximately $253.7 million, or $34.15 per share. Having experienced a difficult first quarter as a result of severe winter weather, the performance of BNSF steadily improved over the remainder of 1997, although record volumes moved by BNSF in the fourth quarter caused it to incur additional costs, in part because of the congestion on rail lines throughout the West. BNSF continues to invest record sums ($2.0 billion in each of the years 1996, 1997 and 1998) in its railroad properties to handle the large amount of freight being tendered by its customers. A continuance of the strong earnings record experienced since 1995 should result from these expenditures.

[PHOTO -- SEE EDGAR APPENDIX]
Photo Caption:
Seated, F.M. Kirby, Chairman of the Board.
Standing, John J. Burns, Jr., President.

   Alleghany common stockholders' equity per share was $213.22 at 1997 year-end, an increase of 10.5 percent over common stockholders' equity per share at 1996 year-end of $192.69, after adjustment to reflect the two percent dividend paid in common stock in 1997. Giving effect to the spin-off, Alleghany common stockholders' equity will be reduced by the common stockholder's equity of CT&T, which at December 31, 1997 was $52.32 per share.

   Overall, we believe 1997 was a successful year for Alleghany, as we confidently plan for the launching of the new Chicago Title Corporation as an independent company. Your management has set challenging and difficult goals for Alleghany for the year 1998 and beyond.

Yours sincerely,
/s/John J. Burns, Jr.                       /s/F.M. Kirby
President                                   Chairman of the Board

March 17, 1998

CHICAGO TITLE AND TRUST COMPANY

   Headquartered in Chicago, CT&T provides, through its subsidiaries, title insurance and real estate-related services which facilitate residential and commercial real estate transactions.

   On December 17, 1997, Alleghany announced its intention to establish the title insurance and real estate-related services business conducted by CT&T as an independent, publicly traded company. This is to be accomplished by a spin-off to Alleghany stockholders of shares of a newly formed holding company for CT&T to be called Chicago Title Corporation. The spin-off is subject to receipt of an IRS ruling to the effect that the spin-off will not be taxable. The common stock of the new Chicago Title Corporation is expected to be listed on the New York Stock Exchange. The financial services business conducted through Alleghany Asset Management, currently a subsidiary of CT&T, will not be part of the spin-off and will remain with Alleghany.

   The spin-off will give Alleghany stockholders a direct investment in CT&T in addition to their existing investment in Alleghany. It is currently expected that owners of Alleghany common stock as of the close of business on the record date, to be determined, will receive three shares of common stock of the new Chicago Title Corporation for each share of Alleghany common stock that they own. No Alleghany stockholder action is required, and Alleghany stockholders do not need to surrender any shares of Alleghany common stock to receive the common stock of the new Chicago Title Corporation. Alleghany stockholders will continue to hold the same number of shares of Alleghany common stock after the spin-off.

   As discussed above, CT&T (excluding Alleghany Asset Management) is classified as a "discontinued operation" and the financial statements presented herein report the results of its business as a single net number. More detailed information on CT&T's results is included below and in Note 2 to the Consolidated Financial Statements.

   Highlights of CT&T (excluding Alleghany Asset Management) are as follows (in millions, except for shares and per share amounts):

                                                                                   YEAR ENDED DECEMBER 31
                                                                                 ---------------------------
OPERATING DATA                                                                      1997              1996
                                                                                 ---------         ---------
Revenues                                                                     $     1,465.2     $     1,327.7
                                                                                 ---------         ---------
Earnings before income taxes                                                 $        81.4     $        69.7
                                                                                 ---------         ---------
Net earnings                                                                 $        54.3     $        46.5
                                                                                 ---------         ---------
Net basic earnings per share of Alleghany common stock*
   Operations                                                                $        7.32     $        6.19
   Security gains                                                                     0.13              0.13
                                                                             $        7.45     $        6.32
                                                                                 ---------         ---------
Average number of shares of Alleghany common stock*                              7,287,459         7,360,584
                                                                                 =========         =========

*Adjusted to reflect dividends of common stock declared in 1996 and 1997.


                                                              DECEMBER 31
BALANCE SHEET                                        ---------------------------
                                                        1997              1996
                                                     ---------         ---------
Total assets                                         $ 1,683.3         $ 1,467.3
                                                     ---------         ---------
Long-term debt                                       $    32.4         $    43.3
                                                     ---------         ---------
Common stockholder's equity                          $   385.5         $   344.8
                                                     ---------         ---------
Common stockholder's equity per
   share of Alleghany common stock                   $   52.32         $   46.68
                                                     =========         =========

   The title insurance industry is undergoing a period of consolidation and rapid change, and Alleghany believes that establishing CT&T as an independent company will enhance its ability to focus on operating efficiencies and strategic initiatives that are required to respond to a changing marketplace. The new Chicago Title Corporation will be able to tie more closely compensation incentives for senior management and employees to the performance of its common stock. Upon the spin-off, it is expected that stock and option awards will be granted to employees in respect of about 7 percent of the new Chicago Title Corporation stock.

[GRAPH -- SEE EDGAR APPENDIX]

           CT&T                                CT&T
           Revenues                            Pre-Tax Earnings
           (Dollars in millions)               (Dollars in millions)

           1993       1,416.3                  1993              82.8
           1994       1,323.4                  1994              59.0
           1995       1,132.4                  1995              36.8
           1996       1,327.7                  1996              69.7
           1997       1,465.2                  1997              81.4


   CT&T (excluding Alleghany Asset Management) contributed net earnings of $54.3 million in 1997, representing a 16.5 percent increase from 1996's net earnings of $46.5 million. In 1995, CT&T's net earnings totalled $24.9 million. The improved results reflect exceptionally strong activity in commercial real estate markets and an increase in residential purchase and refinancings in the second half of 1997. CT&T's 1996 results included a $4.2 million pre-tax charge to write down the carrying value of title plants and goodwill in connection with the implementation of Financial Accounting Standards Board Statement No. 121 and pre-tax income of $8.0 million in respect of a reduction in title claims reserves. The reduction in reserves reflected the continuing decrease in claims paid and consideration of the assumed lower risk level of the mix of business written between 1993 and 1996.

   CT&T's title insurance subsidiaries, consisting of Chicago Title Insurance Company, Security Union Title Insurance Company and Ticor Title Insurance Company and their respective subsidiaries, comprise one of the largest title insurance organizations in the world with approximately 300 full-service offices, 8,100 employees and more than 3,800 policy-issuing agents in 49 states, Puerto Rico, the Virgin Islands, Guam and Canada.

   The title insurance industry is highly dependent upon the volume of real estate transactions, which is highly sensitive to interest rate levels and general economic conditions. Because these factors can be very volatile, revenue levels for the title industry also can be very volatile. High short-term interest rates reduced the volume of real estate transactions in the first half of 1995. Lower interest rates in the second half of 1995 prompted an increase in refinancing and commercial transactions. The refinance volume remained strong in the first quarter of 1996 but diminished as interest rates leveled off. Interest rates remained relatively stable for the remainder of 1996 resulting in an increase in the volume of real estate construction and resale activity. 1997, particularly the second half of the year, was marked by low inflation, unemployment rates and interest rates in the United States resulting in exceptional growth in the commercial and industrial segment and a resurgence in the second half of 1997 in residential purchase and refinancing transactions.

   The stronger year of 1996, however, also gave rise to increased labor related expenses. The increase in the volume of business by CT&T resulted in additional hires, and increased profitability resulted in higher employee incentive and profit sharing expenses. In 1997, labor related expenses increased in line with the increase in business.

[GRAPH -- SEE EDGAR APPENDIX]

                    CT&T                          CT&T
                    Stockholders' Equity          Closing Reserves
                    (Dollars in millions)         (Dollars in millions)
                    1993            349.6         1993            532.1
                    1994            308.8         1994            536.1
                    1995            329.1         1995            530.0
                    1996            344.8         1996            533.1
                    1997            385.5         1997            564.5

   CT&T is proud of its investment portfolio, which backs its title loss reserves and provides a growing stream of investment income. Pre-tax investment income totalled $67.9 million in 1997, compared with $60.8 million in 1996 and $57.2 million in 1995, reflecting an increase in invested assets in 1997 offset by lower short-term interest rates. CT&T also recorded a pre-tax gain of $1.5 million on investment transactions in 1997, compared with a pre-tax gain of $1.4 million in 1996 and $3.7 million in 1995.

   As CT&T's title insurance operations have grown, CT&T has sought to improve the effectiveness and efficiency of the company as a whole. In 1997, CT&T realigned its strategy to focus on three distinct markets: core local business requiring flexibility and responsiveness, institutional residential lenders requiring efficient title production centers that can handle high-volume orders at competitive prices, and commercial and industrial businesses requiring nationwide service. As part of its strategy, CT&T is in the process of developing an "electronic spine" or customer interface to allow customers to order and receive electronically all of CT&T's products from any location.

   These enhancements are designed to meet the needs of mortgage lenders seeking cost efficiencies by requiring vendors to provide many different services related to real estate transactions in an electronic format. Such services include not only the traditional title insurance and escrow services provided by CT&T and its subsidiaries, but new services such as flood certifications, credit information, property valuations, appraisals and inspections, and foreclosure and reconveyance services.

   CT&T also has expanded its real estate-related services through a number of acquisitions. Most recently in 1998, CT&T acquired Chicago Title Field Services Inc. (formerly Universal Mortgage Services, Inc.), a field inspection services business, and Consolidated Reconveyance Company, a foreclosure and reconveyance services business.

   In 1997, CT&T created the CastleLink(SM) division to market CT&T's title and real estate-related products and services, allowing customers to order title, credit, flood, property valuation, escrow and closing services through a single source.

ALLEGHANY ASSET MANAGEMENT, INC.

   Alleghany Asset Management conducts a financial services business through its subsidiaries, The Chicago Trust Company, a Chicago-based independent investment firm with trust powers, Montag & Caldwell, Inc., an Atlanta-based investment counseling firm, and Chicago Deferred Exchange Corporation, which facilitates certain tax-deferred property exchanges.

   As described above, Alleghany Asset Management and its subsidiaries will not be part of the spin-off of CT&T and will remain with Alleghany.

   Alleghany Asset Management posted the following results (in millions):

                                                     1997           1996          1995
                                                   -------        -------        ------
Revenues                                           $  78.8        $  53.3        $ 40.3
Earnings before taxes                              $  19.8        $   9.7        $  9.4
Assets under management (in billions)              $  23.1        $  14.5        $ 10.1
                                                   =======        =======        ======



   Growth in profitability of Alleghany Asset Management is largely dependent on growth in assets under management, which results from market appreciation of existing assets and new business. Approximately 80 percent of Alleghany Asset Management's assets under management are for institutional clients where competition is intense and success is driven by investment performance. Both Montag & Caldwell and Chicago Trust have strong investment records and have received high ratings in various consultant and mutual fund informational service data bases. The $8.6 billion growth in assets under management from 1996 to 1997 included new business of approximately $4.2 billion.

[GRAPH -- SEE EDGAR APPENDIX]

                            Assets Under Management
                             (Dollars in millions)


                    Montag & Caldwell*                 Chicago Trust+
                    ------------------                 --------------
1993                     3.1                             4.0
1994                     5.0                             3.8
1995                     8.4                             5.1
1996                    15.4                             6.1
1997                                                     7.7

*Montag & Caldwell was acquired by Alleghany in July 1994.

+Business conducted by the financial services group of CT&T.




   Alleghany Asset Management provides distribution and marketing services to its investment managers through the 401(k) services offered by Chicago Trust and the Alleghany Funds (formerly CT&T Funds), a mutual fund family offering eight no-load mutual funds. Chicago Trust's full service 401(k) administration group provides trustee, plan design, investment management and other administrative services to companies primarily in the Midwest and South. Such services are marketed through internal sales forces in Chicago and Atlanta as well as consultants and brokerage sources. The Alleghany Funds had approximately $1.9 billion in assets under management at December 31, 1997. The mutual funds are marketed primarily through registered investment advisers, broker-dealers and direct sales to institutional clients.

MONTAG & CALDWELL

Founded in 1945, Montag & Caldwell, one of the Southeast's oldest investment management firms, concentrates on managing large capitalization growth equity and balanced portfolios for institutional, mutual fund and high net worth clients. Montag & Caldwell believes that success in the institutional investment business is dependent upon a disciplined and consistently applied investment process translating into outstanding investment results. Montag & Caldwell's equity results have consistently placed the firm among the top money managers in its category.

   Montag & Caldwell's assets under management have increased significantly driven by excellent equity returns and strong new business activity. At year-end 1997, Montag & Caldwell had assets under management of $15.45 billion, compared to $8.39 billion at year-end 1996 and $5.01 billion at year-end 1995.

   Montag & Caldwell targets separate accounts of $40 million and higher, accessed through independent consultants or direct calls to prospective clients. Its investment expertise is also available through the Alleghany Funds. Montag & Caldwell advises two of the Alleghany Funds' mutual funds with approximately $950 million in assets under management at year-end 1997.

CHICAGO TRUST

Chicago Trust, and its predecessors, has managed assets for investors since 1887. Chicago Trust is an independent investment firm with full trust powers and is engaged in the following lines of business: institutional investment management, full service 401(k) administration, personal trust and investment services and administration of the Alleghany Funds.

   Chicago Trust manages about $4.5 billion in institutional equity and fixed income accounts of which about $2.2 billion comprise the investment portfolios of CT&T and Underwriters Re Group. Chicago Trust specializes in fixed income money management for institutional clients. Chicago Trust's fixed income results have consistently placed Chicago Trust among the top money managers in its category. Chicago Trust markets its fixed income and equity products through pension consultants and directly to plan sponsors. Chicago Trust also advises six of the Alleghany Funds' mutual funds with approximately $900 million in assets under management at year-end 1997.

   Chicago Trust's personal trust and investment services business serves the investment and estate planning needs of individuals and families, mainly in the greater Chicago area, and had about $1.5 billion in assets under management at year-end 1997. Chicago Trust believes that the business is well-positioned to benefit from growth in family wealth and the demographics of an aging baby boom generation.

   Chicago Trust also provides through its San Diego-based subsidiary, Security Trust Company, trust and tax-deferred property exchange services (as described below) in California.

CHICAGO DEFERRED EXCHANGE

Chicago Deferred Exchange was established in 1989 and facilitates, with the assistance of Chicago Trust, tax-deferred exchanges of like-kind property. In 1997, Chicago Deferred Exchange facilitated more than 2,000 exchanges. Chicago Deferred Exchange acts as a qualified intermediary, holding and investing the cash proceeds from the sale of property relinquished by a taxpayer in a qualified trust account, of which Chicago Trust acts as trustee, until replacement property is acquired.

UNDERWRITERS RE GROUP, INC.

   Underwriters Re Group, headquartered in Woodland Hills, California, provides reinsurance through its principal subsidiary, Underwriters Reinsurance Company, to property and casualty insurers and reinsurers. Although it writes many lines of business, Underwriters Reinsurance concentrates on coverages requiring specialized underwriting expertise or a high degree of actuarial analysis. Underwriters Reinsurance operates throughout the United States, including Puerto Rico and the District of Columbia, and Canada, either as a licensed carrier or accredited reinsurer, and has branch offices in Chicago, Houston, New York and Woodland Hills. Underwriters Re Group also provides primary insurance through its insurance subsidiaries and underwriting centers.

   Underwriters Re Group contributed pre-tax earnings of $44.4 million on revenues of $453.1 million in 1997, compared with $37.0 million on revenues of $410.9 million in 1996 and $24.8 million on revenues of $322.2 million in 1995.

   Underwriters Re Group's results in 1997 reflect increased business (including a 15 percent, or $53.9 million, increase in net written premiums over 1996) along with a corresponding growth in investment income resulting from an increase in invested assets. The increase in premiums is attributable to growth in its insurance subsidiaries. Results for 1997 reflect a slowing in growth; Underwriters Re Group recorded in 1996 a 23 percent, or $68.3 million, increase in net written premiums from 1995. The rate of increase is expected to decline in 1998 and 1999. Commissions and brokerage expenses increased in line with the increase in business written. In addition, the increasing emphasis placed on the growth of its primary insurance business increased other insurance expenses during 1997.

   Underwriters Re Group posted the following results (in millions):

                                                     1997           1996          1995
                                                   -------        -------       -------
Net written premiums of the reinsurance company    $ 369.0        $ 335.0       $ 275.7
Net written premiums of the insurance companies       45.2           25.3          16.3
                                                   -------        -------       -------
   Net written premiums                            $ 414.2        $ 360.3       $ 292.0
                                                   =======        =======       =======


   Pre-tax investment income totalled $75.6 million in 1997, compared with $63.2 million in 1996 and $50.2 million in 1995, reflecting the increase in invested assets. In addition, Underwriters Re Group recorded a pre-tax gain of $932 thousand on investment transactions during 1997, compared with a pre-tax gain of $910 thousand in 1996 and a pre-tax loss of $5.5 million in 1995. 1997 results reflect a pre-tax gain of $1.8 million on a sale of an equity investment offset by the write-down in the fourth quarter of the carrying value of an investment. Most of the losses in 1995 were due to portfolio restructurings to respond to changes in interest rates and the write-down of the carrying value of an investment.

REINSURANCE

Underwriters Reinsurance carries an "A+ (Superior)" rating from A.M. Best Company, Inc. and a claims-paying ability rating of "AA-" from Standard & Poor's. As of December 31, 1997, the statutory surplus of Underwriters Reinsurance was $659 million, making Underwriters Reinsurance the ninth-largest domestic professional reinsurer in terms of statutory surplus, according to the Reinsurance Association of America.

   Brokers are the principal source of the reinsurance business of Underwriters Reinsurance; the remainder of its reinsurance business is obtained directly from ceding companies. By working primarily through brokers, Underwriters Reinsurance does not need to maintain a large sales organization which, during periods of reduced premium volume, could result in significant non-productive overhead. In addition, Underwriters Reinsurance believes that submissions from the broker market, including those for certain targeted specialty coverages, are more numerous and diverse than would be available through a salaried sales organization. Consequently, Underwriters Reinsurance is able to exercise greater selectivity than usually would be possible in dealing directly with ceding companies.

[GRAPH -- SEE EDGAR APPENDIX]

   Underwriters Re Group                 Underwriters Reinsurance
        Revenues                          Policy Holders Surplus
   (Dollars in millions)                   (Dollars in millions)
1993                 40.7                1993                250.0
1994                225.4                1994                361.0
1995                322.2                1995                458.0
1996                410.9                1996                614.0
1997                453.1                1997                659.0

*1993 shows results for three months


   Underwriters Reinsurance maintains a disciplined underwriting program with a focus on generating profitable business rather than on increasing market share. An important element of this program is to respond quickly to market opportunities (such as increased demand or more favorable pricing) by adjusting the mix of property and casualty business it writes.

   Underwriters Reinsurance concentrates on coverages which require a high degree of underwriting or actuarial expertise. Such expertise is also required for certain business that Underwriters Reinsurance has developed in nontraditional areas, such as providing capital in combination with reinsurance and providing reinsurance to alternative risk markets, including risk retention groups, captives, underwriting syndicates and self-insured funds and associations. Nontraditional reinsurance also may refer to reinsurance contracts which limit exposure to loss through the use of aggregate loss limits, loss ratio caps or other loss containment features. Underwriters Reinsurance believes that coverages which require high levels of underwriting or actuarial expertise offer greater potential for favorable results than more general coverages, based on current market conditions.

   Representative offices were established in Barbados at the end of 1995 and in London in 1996 to capitalize on international underwriting opportunities. In addition, Underwriters Re Group made investments in reinsurance and insurance companies in Barbados and Bermuda.

PRIMARY INSURANCE

Underwriters Re Group established Commercial Underwriters Insurance Company at the end of 1992, acquired an inactive Nebraska insurance company which was renamed Underwriters Insurance Company in 1994, and established Newmarket Underwriters Insurance Company in 1996 to capitalize on advantageous market conditions for certain primary insurance business lines. Commercial Underwriters, Underwriters Insurance and Newmarket Underwriters are rated "A+ (Superior)" by Best's because Underwriters Reinsurance reinsures a significant share of their business.

   Commercial Underwriters, Underwriters Insurance and Newmarket Underwriters are property and casualty insurance companies. Commercial Underwriters focuses on specialized primary insurance lines in California and New York on an admitted basis and in 44 other states and Guam and the District of Columbia on an approved nonadmitted basis. Underwriters Insurance, licensed in 48 states and the District of Columbia, focuses on marine insurance, primary liability policies for medium- to large-sized businesses and certain professional liability coverages. Newmarket Underwriters, licensed in New Hampshire and qualified on a nonadmitted basis in New York and California, will focus on general liability policies for medium- to large-sized businesses.

   The Center Insurance Services, Inc. was also established in 1995. The Center acts as agent and underwrites business on behalf of Commercial Underwriters, Underwriters Insurance and Newmarket Underwriters and at present, to a lesser extent, non-affiliated insurers. Business underwritten by The Center includes marine insurance, products liability insurance and general liability insurance for certain insureds with self-insured retentions.

WORLD MINERALS INC.

   World Minerals, headquartered in Santa Barbara, California, conducts a worldwide industrial minerals business through its own operations and those of its subsidiaries, Celite Corporation, Harborlite Corporation and Europerlite Acquisition Corporation.

   World Minerals contributed pre-tax earnings of $27.5 million on revenues of $203.3 million in 1997, compared with $18.1 million on revenues of $198.5 million in 1996 and $26.1 million on revenues of $178.7 million in 1995. Recovering from a disappointing first quarter, 1997 proved to be a record year in terms of both revenues and earnings for World Minerals. Revenues and pre-tax earnings increased in 1997 from the prior year due to increased sales and profit margins achieved by Celite's non-Asian diatomite operations. Improved results in 1997 from the diatomite operations were partially offset by continuing high costs related to Celite's Chinese joint ventures and the continued strength of the dollar which lowered the results of foreign operations. Results in 1996 included a charge related to the purchase of a minority interest in Harborlite, severance costs and expenses related to the relocation of World Minerals' headquarters which, in aggregate, totalled approximately $4.0 million.

[PHOTO -- SEE EDGAR APPENDIX]
Photo caption:
Above: Actual diatoms magnified 1,000 times.
Below: The Research and Development group emphasizes new product development.

   The period from 1994 through 1997 was one of resurgent economic activity in most world markets, especially the United States and Latin America. World Minerals was positioned to take advantage of this economic growth as a result of programs instituted by management that strengthened the organization. Since 1993, financial systems and controls have been upgraded and the Celite, Harborlite and Europerlite sales, operations and financial groups have been consolidated to improve efficiency and to take advantage of synergies.

   In addition, World Minerals enhanced its position in both of its core businesses, diatomite and perlite, during 1995, 1996 and 1997 through acquisitions and strategic investments. Celite invested in diatomaceous earth mining, processing, distribution and/or sales facilities in China, South Korea, Peru, Japan and Brazil. Its China operations consist of controlling interests through various subsidiaries of Celite in three joint ventures which are engaged in the mining and processing of diatomite in Jilin Province, China.

   With respect to World Minerals' perlite business, Harborlite acquired perlite ore reserves in Turkey and Mexico, and built a new perlite expansion plant in Youngsville, North Carolina; Europerlite acquired perlite expansion plants in Spain and Italy; and World Minerals acquired minority interests in Harborlite.

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

[GRAPH -- SEE EDGAR APPENDIX]

                    World Minerals -- Dollars in millions

              Pre-Tax Earnings          Revenues       Cash Flow*
              ----------------          --------       ----------
1993             $ 8.2                    $149.5         $14.7
1994              18.2                     162.6          22.8
1995              26.1                     178.7          28.6
1996              18.1                     198.5          28.2
1997              27.5                     203.3          34.8

*Net earnings after taxes, plus depreciation and amortization


   World Minerals believes that Harborlite and Europerlite together constitute the world's largest producer of perlite filter aids and that Harborlite, which is also engaged in the business of selling perlite ore, is one of the world's largest merchant producers of perlite ore, a volcanic rock containing a small amount of water that causes the ore to "pop" when heated, expanding it up to twenty times its original volume. Harborlite sells perlite ore to companies that expand it for use primarily in the manufacture of roofing board, formed pipe insulation, acoustical ceiling tile and filter aids. Harborlite and Europerlite also expand perlite in their own expansion plants in the United States and Europe. Most of this expanded perlite is sold as a filter aid to companies in the brewing, food, wine, sweetener, pharmaceutical, chemical and lubricant industries, or as a filler and insulating medium to companies in the construction industry.

   World Minerals focuses on customer and technical service. World Minerals' Research and Development group uses state of the art analytical instrumentation and techniques to seek ways to put the unique properties of its industrial minerals to work in new applications, as well as to refine minerals processing methods to yield higher purity and more consistent finished products. The Technical Services group helps identify the best possible grade of industrial minerals for each customer process and assists in optimizing the customer's manufacturing process to achieve the highest possible value from World Minerals' products.

   World Minerals conducts its business on a worldwide basis, with mining or processing operations in eleven countries. While World Minerals believes that the international scope of its operations gives it some competitive advantages, international operations can be subject to additional risks, such as currency fluctuations, changes in foreign legal requirements and political instability. World Minerals minimizes its exposure to the risk of foreign currency fluctuation by closely monitoring its methods of operating in each country and adopts strategies responsive to changing economic and political environments. It is not currently expected that the recent currency turmoil in Asia will have a material adverse impact on World Minerals' earnings in 1998.

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

   Heads and Threads has been consistently profitable since its acquisition by Alleghany in 1974, despite the cyclical nature of its business and changing market conditions. Its earnings contribution to Alleghany has been steady despite a highly competitive market in the last several years.

[PHOTO -- SEE EDGAR APPENDIX]

   Heads and Threads took a number of steps in 1997 to position itself for future growth. Heads and Threads is in the process of a complete restructuring of its computer systems, which may result in lower earnings in 1998 due to the cost of the systems. In addition, Heads and Threads hired additional management to help provide a strong base upon which to build a larger and more profitable wholesale distribution business.

   Since Heads and Threads imports virtually all of its fasteners, its costs are subject to fluctuations in foreign currency and import duties. Costs also will be impacted by regulations implementing the Fastener Quality Act, the effective date of which has been postponed to 1998.


ALLEGHANY PROPERTIES, INC.

   Headquartered in Sacramento, California, Alleghany Properties and its subsidiary own and manage, among other real estate and real estate-related assets, 30 properties in fee in California. Such properties are comprised primarily of improved and unimproved commercial land (office, retail and industrial), and improved and unimproved commercial and residential lots. A major portion of Alleghany Properties' real estate assets are located in North Natomas, the only large undeveloped area in the City of Sacramento. Development in the area has been delayed by flood plain zoning and wildlife habitat issues, both of which appear to be close to resolution.

SELECTED FINANCIAL DATA                   Alleghany Corporation and Subsidiaries


(in thousands, except for share and per share amounts)

                                                                                  YEARS ENDED DECEMBER 31
                                                        1997           1996             1995            1994            1993
                                                   -----------       ---------       ---------       ---------        --------
OPERATING DATA
Revenues from continuing operations                $   796,654       $ 734,482       $ 652,444       $ 503,669        $281,844
                                                   ===========       =========       =========       =========        ========
Earnings from continuing operations                $    51,400       $  40,470       $  60,366       $  28,236        $ 24,339
Earnings from discontinued operations                   54,267          46,578          24,934         109,270          73,213
                                                   -----------       ---------       ---------       ---------        --------
Net earnings                                       $   105,667       $  87,048       $  85,300       $ 137,506        $ 97,552
                                                   ===========       =========       =========       =========        ========
Basic earnings per share of common stock:*
Continuing operations                              $      7.05       $    5.50       $    8.21       $    3.89        $   3.38
Discontinued operations                                   7.45            6.32            3.39           15.06           10.16
                                                   -----------       ---------       ---------       ---------        --------
Net earnings                                       $     14.50       $   11.82       $   11.60       $   18.95        $  13.54
                                                   ===========       =========       =========       =========        ========
Average number of shares of common stock*            7,287,459       7,360,584       7,354,822       7,253,093       7,204,666
                                                   -----------       ---------       ---------       ---------        --------


                                                                                   DECEMBER 31
                                                       1997            1996             1995            1994            1993
                                                    ----------       ---------       ---------       ---------        --------
BALANCE SHEET
Total assets                                        $3,700,376      $3,448,433      $3,023,583      $2,515,332      $2,324,963
                                                    ----------       ---------       ---------       ---------        --------
Long-term debt                                      $  389,641      $  404,244      $  276,646      $  270,632      $  330,337
                                                    ----------       ---------       ---------       ---------        --------
Common stockholders' equity                         $1,570,935      $1,423,260      $1,320,643      $1,021,193      $  915,734
                                                    ----------       ---------       ---------       ---------        --------
Common stockholders' equity per
   share of common stock*                           $   213.22      $   192.69      $   178.89      $   136.60      $   122.71
                                                    ==========      ==========      ==========      ==========      ==========

The Company acquired Underwriters Re Group on October 7, 1993. The Company sold Sacramento Savings Bank on October 31, 1994 and the Company announced in 1997 its intention to spin-off to Alleghany stockholders shares of a newly-formed holding company for Chicago Title and Trust Company; accordingly, the operations of Sacramento Savings have been classified as discontinued operations for the years 1993 and 1994 and certain operations of the Chicago Title and Trust Company have been classified as discontinued operations for each of the 5 years ended in 1997.

* Restated to reflect subsequent common stock dividends and the adoption of Statement of Financial Accounting Standards No. 128, "Earnings per Share."


DIVIDENDS, MARKET PRICES AND RELATED SECURITY HOLDER MATTERS

As of December 31, 1997, there were approximately 2,000 holders of record of Alleghany common stock. The following table indicates quarterly high and low prices of the common stock in 1997 and 1996 on the New York Stock Exchange. Alleghany's ticker symbol is Y.

QUARTER ENDED             1997                          1996
                   ------------------              ---------------
                   HIGH           LOW              HIGH        LOW
                   ----          ----              ----        ----
March 31           $210 25/32    $203 59/64        $198        $191 7/8
June 30             220           206 1/2           197 1/2     187
September 30        256           218 1/2           209         187
December 31        $290          $254              $213        $203


   In each of 1996 and 1997, Alleghany's Board of Directors declared, as Alleghany' s dividend on its common stock for that year, a stock dividend consisting of one share of Alleghany common stock for every fifty shares outstanding. The 1996 and 1997 stock dividends were paid in April of each of those years. In light of the spin-off of CT&T in the second quarter, no stock dividend has been declared for 1998.

   Alleghany's ability to pay cash dividends is restricted by the terms of a revolving credit loan agreement. At December 31, 1997, this agreement permitted the payment of dividends aggregating approximately $250 million. Such limitation will be modified in connection with the spin-off. At that date about $1.120 billion of Alleghany's consolidated common stockholders' equity of $1.186 billion was unavailable for dividends or advances to Alleghany from its subsidiaries, due to limitations imposed by statutes and agreements with lenders to which those subsidiaries are subject.

[INDEX TO FINANCIAL STATEMENTS]


Financial Condition............................. 19

Consolidated Balance Sheets..................... 22

Consolidated Statements of Earnings............. 23

Consolidated Statements of Changes in
  Common Stockholders' Equity................... 24

Consolidated Statements of Cash Flows........... 25

Notes to Consolidated Financial Statements...... 26

Independent Auditors' Report.................... 38

Combining Balance Sheet......................... 39

Combining Statement of Earnings
  from Continuing Operations,
  before Income Taxes........................... 39


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

   On October 20, 1997, Alleghany Funding Corporation, a wholly owned subsidiary of Alleghany, redeemed its secured notes due 1999 in the aggregate principal amount of $80 million. The 1999 Notes were primarily secured by a $91.5 million installment note issued by Merrill Lynch, Pierce, Fenner & Smith Incorporated, which Alleghany transferred to Alleghany Funding in 1990 in exchange for the common stock of Alleghany Funding. The 1999 Notes were redeemed with the proceeds from the issuance by Alleghany Funding on October 20, 1997 of secured notes due 2007 in the aggregate principal amount of $80 million. The 2007 Notes were privately placed with several institutions and are primarily secured by the installment note, the maturity of which was extended to 2007.

   As of March 2, 1998, Alleghany and its subsidiaries owned about 7.43 million shares, or about 4.8 percent, of the outstanding common stock of Burlington Northern Santa Fe Corporation ("BNSF") having an aggregate market value as of such date of approximately $745.9 million, or $100.375 per share. The aggregate cost of such shares was approximately $253.7 million, or $34.15 per share.

   As of March 2, 1998, Alleghany and its subsidiaries owned about 5.64 million shares, or about 5.3 percent, of the outstanding common stock of Armco Inc.

   Alleghany has declared stock dividends in lieu of cash dividends every year since 1987, which have helped to conserve Alleghany's financial strength and, in particular, the liquid assets available to finance internal growth and operating company acquisitions and investments. In light of the spin-off of CT&T in the second quarter, no stock dividend has been declared for 1998.

   In addition to its liquid financial assets, Alleghany has a revolving credit agreement with a bank which provides a commitment for revolving credit loans in an aggregate principal amount of $200 million. Borrowings have been repaid promptly in order to keep the facility available for future acquisitions. $16 million in borrowings were outstanding under this facility at 1997 year-end and no amounts were outstanding at 1996 year-end. This agreement will mature in July 2000.

   Alleghany has announced that it may purchase shares of its common stock in open market transactions from time to time. In 1997, Alleghany purchased an aggregate of 157,174 shares of its common stock for about $33.1 million, at an average cost of about $210.47 per share. In 1996, Alleghany purchased an aggregate of 92,700 shares of its common stock for about $18.0 million, at an average cost of about $194 per share.

   At December 31, 1997, about $66 million of the equity of Alleghany's subsidiaries (other than CT&T) was available for dividends or advances to Alleghany. Underwriters Re Group's available funds for payout of its permitted dividends, however, may be further restricted by limitations imposed by statutes to which its subsidiaries are subject. At that date about $1.120 billion of $1.186 billion of Alleghany's equity (not including CT&T) was unavailable for dividends or advances to Alleghany from its subsidiaries, due to limitations imposed by statutes and agreements with lenders to which those subsidiaries are subject. These limitations have not affected Alleghany's ability to meet its obligations.

   Each of Alleghany and its subsidiaries have been conducting a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 issue (i.e., recognizing a date using "00" as the year 1900 rather than the year 2000) and is developing an implementation plan to resolve the issue. Both internal and external resources are being used to identify, correct or reprogram, and test all systems for Year 2000 compliance. It is anticipated that all reprogramming efforts will be complete by December 31, 1998, allowing adequate time for testing. Testing and conversion of system applications is currently expected to cost less than $4.0 million.

   Each of Alleghany and its subsidiaries also is communicating with third parties with which it does business to coordinate action with respect to the Year 2000 issue and to receive confirmations that plans are being developed to address Year 2000 compliance.

   Management believes that the Year 2000 issue will not have a material impact on Alleghany's business, operations or financial condition.

   Financial strength is also a high priority of Alleghany's subsidiaries, whose assets stand behind their financial commitments to their customers and vendors.

ALLEGHANY ASSET MANAGEMENT

The financial services business of Alleghany Asset Management is not a capital intensive business and adequate funds are generated internally to provide for the currently foreseeable needs of its business. Alleghany Asset Management paid cash dividends to CT&T totalling $13.3 million in 1997 and $3.4 million in 1996.

UNDERWRITERS RE GROUP

On June 25, 1996, the parent company of Underwriters Reinsurance issued $200 million principal amount of 7-7/8% Senior Notes due 2006. Of the net proceeds of the offering, $120 million was contributed to the capital of Underwriters Reinsurance, $50 million was used to repay indebtedness under the parent company's credit agreement, and the remainder is being used for general corporate purposes. As of December 31, 1997, the statutory surplus of Underwriters Reinsurance was $659 million.

   At December 31, 1997, Underwriters Re Group's investment portfolio had a fair value of $1.5 billion and consisted primarily of high quality fixed maturity securities with an average maturity of 4.9 years and an effective duration of
3.4 years, and about 2.5 million shares of BNSF common stock with a market value of $248.4 million at March 2, 1998. Effective duration measures a portfolio's sensitivity to change in interest rates; a change within a range of plus or minus 1% in interest rates would be expected to result in an inverse change of approximately 3.4% in the value of the portfolio of Underwriters Re Group. The overall fixed maturity portfolio quality is maintained at a Moody's rating of "Aa3" or higher, with over 98 percent of all securities rated investment grade by Moody's as of December 31, 1997. Underwriters Re Group's portfolio contains no investments of a derivative nature.

   On October 3, 1997, Alleghany exchanged pursuant to an offer by Alleghany shares of common stock of Underwriters Re Group, representing 2.7 percent of the outstanding common stock of Underwriters Re Group, held by ten employees of Underwriters Re Group for shares of Alleghany common stock. Alleghany now owns all of the issued and outstanding shares of common stock of Underwriters Re Group.

   In October 1996, the parent company of Underwriters Reinsurance entered into a credit agreement with several banks which provides for a commitment for revolving credit loans in an aggregate principal amount of $50 million, at interest rates tied to the parent company's debt rating. No amounts have been drawn under this facility.

WORLD MINERALS

As of December 31, 1997, $64 million of indebtedness and $1.3 million of letters of credit were outstanding under World Minerals' long-term credit facility and an additional $2.3 million of short-term debt was outstanding. During 1997, World Minerals repaid $22.0 million of its long-term debt from internally generated cash flow. The amount available under the long-term facility is required to be reduced periodically, with final maturity in December 1999. The aggregate available long-term borrowing and letter of credit amount as of December 31, 1997 was $81 million.

HEADS AND THREADS

Heads and Threads has a credit facility with a bank providing for letters of credit totalling up to $10 million.

ALLEGHANY PROPERTIES

As part of Alleghany's sale of Sacramento Savings Bank, Alleghany, through its wholly owned subsidiary Alleghany Properties, purchased real estate and real estate-related assets of Sacramento Savings for about $116 million. Accordingly, and in recognition that no general loss reserves of Sacramento Savings were transferred, Alleghany reduced the carrying value of such assets by about $20 million, net of related tax benefits. Alleghany Properties is Alleghany's only subsidiary holding substantial real estate investments.

   As of December 31, 1997, Alleghany Properties held 37 loans and properties having a total book value of approximately $61.0 million, as compared to 44 loans and properties having a total book value of approximately $79.2 million as of December 31, 1996, and 89 loans and properties having a total book value of approximately $90.1 million as of October 31, 1994 (the date the assets were purchased by Alleghany Properties).

   On February 23, 1995, Alleghany Properties issued $50 million aggregate principal amount of 8.62 percent senior notes due 2000 (the "Notes"). The Notes will be repaid in five equal annual principal amortization payments beginning on the first anniversary of their issuance. A portion of the proceeds from the sale of the Notes was used to pay a dividend of $37 million to Alleghany and to repay outstanding indebtedness of a subsidiary of Alleghany Properties in the amount of $8 million; the balance is being used for Alleghany Properties' working capital. On February 23, 1998, Alleghany Properties made its third principal payment on the Notes, including interest accrued thereon, in the amount of $11.3 million, reducing the outstanding principal to $20.0 million.

   The capital needs of Alleghany Properties include primarily various development costs relating to its owned properties. Adequate funds are expected to be generated internally to provide for the currently foreseeable needs of its business.


CT&T

Because of the announced spin-off, all CT&T (excluding Alleghany Asset Management) related financial results are reported in this report as discontinued operations. More detailed information on CT&T's results appear in
Note 2 to the Consolidated Financial Statements.

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

   CT&T paid cash dividends to Alleghany totalling $32 million in 1997 and $30 million in 1996. After the spin-off, CT&T will not be a source of future dividends to Alleghany.

   At December 31, 1997, CT&T's investment portfolio had a market value of $1.07 billion and consisted primarily of short and intermediate maturity investment grade rated debt securities. Modest investment is made in preferred stocks, convertible and lower quality bonds, and publicly traded equity securities. A relatively short average portfolio maturity and effective duration of 2.9 years and 2.2 years, respectively, are maintained so that investment income may more readily respond to changes in the level of interest rates, offsetting to some degree the cyclicality of title insurance operations. Overall portfolio quality is maintained at a Moody's rating of "Aa3" or higher, with over 98 percent of all securities rated investment grade by Moody's and less than one percent in derivative instruments as of 1997 year-end.

   As of December 31, 1997, $32.4 million was outstanding under a loan agreement among CT&T and several banks. The loan calls for annual principal payments, with final maturity in December 2000. In light of the spin-off, CT&T is reviewing its existing loan agreement in terms of modifying or replacing it.


   Alleghany management believes that Alleghany and its subsidiaries have and will have adequate internally generated funds, cash resources and unused credit facilities to provide for the currently foreseeable needs of its and their businesses. Alleghany and its subsidiaries have no material commitments for capital expenditures.

CONSOLIDATED BALANCE SHEETS
Alleghany Corporation and Subsidiaries

December 31, 1997 and 1996
(in thousands, except share amounts)                                                              1997                    1996
                                                                                            ----------              ----------
ASSETS
Available for sale securities
   Fixed maturities (amortized cost: 1997 $1,255,081; 1996 $1,181,395)                      $1,277,566              $1,181,811
   Equity securities (cost: 1997 $339,888; 1996 $295,532)                                      783,433                 681,519
                                                                                            ----------              ----------
                                                                                             2,060,999               1,863,330
                                                                                            ----------              ----------
CASH                                                                                            45,772                  36,882
Cash pledged to secure trust and escrow deposits                                                 1,336                  18,674
Notes receivable                                                                                91,536                  91,536
Funds held, accounts and other receivables                                                     255,802                 224,714
Property and equipment - at cost, less accumulated depreciation and amortization               193,304                 193,809
Reinsurance receivable                                                                         387,609                 392,210
Other assets                                                                                   278,567                 282,458
Net assets of discontinued operations                                                          385,451                 344,820
                                                                                            ----------              ----------
                                                                                            $3,700,376              $3,448,433
                                                                                            ==========              ==========
LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Property and casualty losses and loss adjustment expenses                                   $1,159,070              $1,110,020
Other liabilities                                                                              443,259                 379,864
Long-term debt of parent                                                                        16,000                     --
Long-term debt of subsidiaries                                                                 373,641                 404,244
Net deferred tax liability                                                                     133,241                 109,216
Trust and escrow deposits secured by pledged assets                                              4,230                  21,829
                                                                                            ----------              ----------
   Total liabilities                                                                         2,129,441               2,025,173
Commitments and contingent liabilities
Common stockholders' equity
   (common shares authorized: 1997 and 1996 - 22,000,000;
   common shares issued and outstanding: 1997 - 7,367,551; 1996 - 7,386,332)                 1,570,935               1,423,260
                                                                                            ----------              ----------
                                                                                            $3,700,376              $3,448,433
                                                                                            ==========              ==========

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF EARNINGS
Alleghany Corporation and Subsidiaries

Years Ended December 31,
(in thousands, except per share amounts)                                           1997                 1996             1995
                                                                               ---------             --------          -------
REVENUES
Trust fees                                                                     $  77,341             $ 52,259          $39,116
Net property and casualty premiums earned                                        376,672              346,777          277,507
Interest, dividend and other income                                              149,724              132,960          126,271
Net mineral and filtration sales                                                 203,264              198,179          177,185
Net (loss) gain on investment transactions                                       (10,347)               4,307           32,365
                                                                               ---------             --------          -------
   Total revenues                                                                796,654              734,482          652,444
                                                                               ---------             --------          -------
COSTS AND EXPENSES
Commissions and brokerage expenses                                                94,444               88,895           63,617
Salaries, administrative and other operating expenses                            187,049              168,965          144,552
Property and casualty loss and loss adjustment expenses                          261,828              243,725          203,108
Cost of mineral and filtration sales                                             130,555              128,681          113,149
Interest expense                                                                  32,111               26,573           22,526
Corporate administration                                                          25,437               20,253           21,239
                                                                               ---------             --------          -------
   Total costs and expenses                                                      731,424              677,092          568,191
                                                                               ---------             --------          -------
   Earnings from continuing operations, before income taxes                       65,230               57,390           84,253
Income taxes                                                                      13,830               16,920           23,887
                                                                               ---------             --------          -------
   Earnings from continuing operations                                            51,400               40,470           60,366
DISCONTINUED OPERATIONS
Earnings from discontinued operations, net of tax                                 54,267               46,578           24,934
                                                                               ---------             --------          -------
   Net earnings                                                                $ 105,667             $ 87,048          $85,300
                                                                               =========             ========          =======
BASIC EARNINGS PER SHARE OF COMMON STOCK:*
   Continuing operations                                                       $    7.05             $   5.50          $  8.21
   Discontinued operations                                                          7.45                 6.32             3.39
                                                                               ---------             --------          -------
Basic net earnings per share                                                   $   14.50             $  11.82          $ 11.60
                                                                               =========             ========          =======
DILUTED EARNINGS PER SHARE OF COMMON STOCK:*
   Continuing operations                                                       $    6.98             $   5.49          $  8.20
   Discontinued operations                                                          7.37                 6.32             3.38
                                                                               ---------             --------          -------
Diluted earnings per share common stock                                        $   14.35             $  11.81          $ 11.58
                                                                               =========             ========          =======


*Adjusted to reflect subsequent common stock dividends and the adoption of Statement of Financial Accounting Standards No. 128 "Earnings Per Share."

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN
COMMON STOCKHOLDERS' EQUITY               Alleghany Corporation and Subsidiaries




Three Years Ended December 31, 1997

                                                                            UNREALIZED
                                                                          APPRECIATION
                                               COMMON     CONTRIBUTED    (DEPRECIATION)      TREASURY
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)            STOCK         CAPITAL    OF SECURITIES          STOCK
                                          -----------     -----------     -----------     -----------
BALANCE AT DECEMBER 31, 1994              $     6,980     $   456,582     $    11,706     $   (10,402)
(7,407,534 shares of common
   stock issued; 78,533 in treasury)*
ADD (DEDUCT):
Net earnings                                       --              --              --              --
Common stock dividend                             100          16,400              --           5,318
Cumulative translation loss                        --              --              --              --
Change in unrealized appreciation
   of investments, net                             --              --         217,128              --
Other, net                                         79           4,690              --          (5,090)
                                          -----------     -----------     -----------     -----------
BALANCE AT DECEMBER 31, 1995                    7,159         477,672         228,834         (10,174)
(7,448,490 shares of common
   stock issued; 66,180 in treasury)*
ADD (DEDUCT):
Net earnings                                       --              --              --              --
Common stock dividend                              75          15,756              --          11,792
Cumulative translation loss                        --              --              --              --
Change in unrealized appreciation
   of investments, net                             --              --          28,003              --
Other, net                                         69           1,508              --         (12,511)
                                          -----------     -----------     -----------     -----------
BALANCE AT DECEMBER 31, 1996                    7,303         494,936         256,837         (10,893)
(7,449,126 shares of common
   stock issued; 62,794 in treasury)*
ADD (DEDUCT):
Net earnings                                       --              --              --              --
Common stock dividend                              --           1,181              --          28,486
Cumulative translation loss                        --              --              --              --
Change in unrealized appreciation
   of investments, net                             --              --          56,900              --
Other, net                                        110          15,032              --         (26,720)
                                          ===========     ===========     ===========     ===========
BALANCE AT DECEMBER 31, 1997              $     7,413     $   511,149     $   313,737     $    (9,127)

(7,413,140 shares of common
   stock issued; 45,589 in treasury)


(CONTINUED)
Three Years Ended December 31, 1997


                                            CUMULATIVE       CUMULATIVE           TOTAL
                                              RETAINED      TRANSLATION    STOCKHOLDERS'
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)          EARNINGS       GAIN (LOSS)         EQUITY
                                           -----------      -----------      -----------
BALANCE AT DECEMBER 31, 1994               $   564,009      $    (7,682)     $ 1,021,193
(7,407,534 shares of common
   stock issued; 78,533 in treasury)*
ADD (DEDUCT):
Net earnings                                    85,300               --           85,300
Common stock dividend                          (21,939)              --             (121)
Cumulative translation loss                         --           (2,536)          (2,536)
Change in unrealized appreciation
   of investments, net                              --               --          217,128
Other, net                                          --               --             (321)
                                           -----------      -----------      -----------
BALANCE AT DECEMBER 31, 1995                   627,370          (10,218)       1,320,643
(7,448,490 shares of common
   stock issued; 66,180 in treasury)*
ADD (DEDUCT):
Net earnings                                    87,048               --           87,048
Common stock dividend                          (27,766)              --             (143)
Cumulative translation loss                         --           (1,357)          (1,357)
Change in unrealized appreciation
   of investments, net                              --               --           28,003
Other, net                                          --               --          (10,934)
                                           -----------      -----------      -----------
BALANCE AT DECEMBER 31, 1996                   686,652          (11,575)       1,423,260
(7,449,126 shares of common
   stock issued; 62,794 in treasury)*
ADD (DEDUCT):
Net earnings                                   105,667               --          105,667
Common stock dividend                          (29,815)              --             (148)
Cumulative translation loss                         --           (3,166)          (3,166)
Change in unrealized appreciation
   of investments, net                              --               --           56,900
Other, net                                          --               --          (11,578)
                                           ===========      ===========      ===========
BALANCE AT DECEMBER 31, 1997               $   762,504      $   (14,741)     $ 1,570,935

(7,413,140 shares of common
   stock issued; 45,589 in treasury)



*Adjusted to reflect subsequent common stock dividends.

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS     Alleghany Corporation and Subsidiaries

Years Ended December 31,
(in thousands)                                                                      1997                1996             1995
                                                                               ---------             --------          -------
CASH FLOWS FROM CONTINUING OPERATING ACTIVITIES
Earnings from continuing operations                                            $  51,400             $ 40,470          $60,366
Adjustments to reconcile earnings from continuing operations to cash provided by (used in) continuing operations:
Depreciation and amortization                                                     24,178               24,015           20,541
Net loss (gain) on investment transactions                                        10,347               (4,307)         (32,365)
Other charges to continuing operations, net                                         (300)                (683)           1,829
(Increase) decrease in funds held, accounts and other receivables                (31,088)              18,072          (83,603)
Decrease in reinsurance receivable                                                 4,601                7,573           22,900
Increase in property and casualty loss and loss adjustment expenses               49,050               96,020           73,473
(Decrease) increase in other assets                                               (3,175)             (45,231)          89,511
Increase in other liabilities                                                     63,395               30,849            1,011
Decrease (increase) in cash pledged to secure trust and escrow deposits           17,338               (3,041)         (15,633)
(Decrease) increase in trust and escrow deposits                                 (17,599)              26,493           (2,677)
                                                                               ---------             --------          -------
Net adjustments                                                                  116,747              149,760           74,987
                                                                               ---------             --------          -------
Cash provided by continuing operations                                           168,147              190,230          135,353
                                                                               ---------             --------          -------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments                                                         (591,358)            (494,421)        (366,687)
Maturities of investments                                                        210,154               55,257           45,727
Sales of investments                                                             224,717              124,273          268,202
Purchases of property and equipment                                              (16,580)             (23,728)         (32,248)
Purchase of mining operations and other acquisitions                                 --                   --           (82,043)
Other, net                                                                        20,960                8,807          (14,624)
                                                                               ---------             --------          -------
Net cash used in investing activities                                           (152,107)            (329,812)        (181,673)
                                                                               ---------             --------          -------
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on long-term debt                                            (112,000)            (159,000)        (149,824)
Proceeds of long-term debt                                                        97,639              296,082          158,625
Cash provided by discontinued operations                                          18,805               30,000           25,313
Other, net                                                                       (11,594)             (19,161)          (9,048)
                                                                               ---------             --------          -------
   Net cash (used in) provided by financing activities                            (7,150)             147,921           25,066
                                                                               ---------             --------          -------
   Net increase in cash                                                            8,890                8,339          (21,254)
Cash at beginning of year                                                         36,882               28,543           49,797
                                                                               ---------             --------          -------
Cash at end of year                                                            $  45,772             $ 36,882          $28,543
                                                                               =========             ========          =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
   Interest                                                                    $  32,140             $ 26,464          $20,526
   Income taxes                                                                $  44,410             $ 63,646          $18,461
                                                                               =========             ========          =======


See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Alleghany Corporation and Subsidiaries

1. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

a. PRINCIPLES OF FINANCIAL STATEMENT PRESENTATION.

Alleghany Corporation, a Delaware corporation ("Alleghany", or together with its subsidiaries, the "Company"), owns Chicago Title and Trust Company ("CT&T") whose principal subsidiaries are Chicago Title Insurance Company ("CTI"), Security Union Title Insurance Company ("Security Union"), Ticor Title Insurance Company ("Ticor Title"), and Alleghany Asset Management, Inc.; Alleghany Funding Corporation ("AFC"); World Minerals Inc. ("World Minerals"); Underwriters Re Group, Inc., formerly known as URC Holdings Corp. ("Underwriters Re Group"), whose principal subsidiaries are Underwriters Reinsurance Company ("Underwriters Reinsurance"), Commercial Underwriters Insurance Company ("CUIC") and Underwriters Insurance Company ("UIC"); and Alleghany Properties Inc. ("API"). The Company announced in 1997 its intention to spin-off to Alleghany stockholders shares of a newly-formed holding company for Chicago Title and Trust Company, and accordingly its operations are shown as discontinued operations for all periods presented. See Note 2.

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

b. INVESTMENTS.

Marketable investment securities at December 31, 1997 and 1996 consist of U.S. Treasury securities, obligations of U.S. government agencies, municipal obligations, mortgage-backed securities, corporate debt securities, certificates of deposit, and equity securities. The Company classifies its debt and marketable equity securities into one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are those fixed maturity securities which the Company has the ability and intent to hold until maturity. Securities held for indefinite periods of time which may not be held to maturity are classified as available for sale.

   At December 31, 1997 and 1996, securities are classified as available for sale securities and recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. A decline in the fair value of an available for sale security below its cost that is deemed other than temporary is charged to earnings.

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

e. REVENUE RECOGNITION.

Title insurance premiums are recognized as revenues principally at the time of the real estate closing. Escrow and trust fees are recognized principally when billed.

   Property and casualty reinsurance premiums are reflected in income generally on a daily pro rata basis for facultative business and as reported by the ceding company for treaty business.

F. DERIVATIVE FINANCIAL INSTRUMENTS.

The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Alleghany Corporation and Subsidiaries


Company enters into interest rate swaps for purposes of converting variable interest rate exposure to a fixed rate and to match interest expense with interest income. Interest rate swaps are accounted for as a hedge of the obligation. Interest expense is recorded using the revised interest rate.

g. INCOME TAXES.

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

h. FUNDS HELD, ACCOUNTS AND OTHER RECEIVABLES.

Funds held, accounts, and other receivables consists of funds held under reinsurance contracts and accounts and other receivables, net of allowances.

i. ACQUISITION COSTS.

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

j. REINSURANCE.

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

k. CASH.

For purposes of the consolidated statements of cash flows, cash includes only funds on deposit which are available for immediate withdrawal.

l. NET EARNINGS PER SHARE OF COMMON STOCK.

Earnings per share of common stock are based on the average number of shares of Alleghany common stock outstanding during the years ended December 31, 1997, 1996, and 1995, respectively, as adjusted for stock dividends. The average number of shares of common stock outstanding, as adjusted for stock dividends, was 7,287,459 in 1997, 7,360,584 in 1996, and 7,354,822 in 1995.

m. IMPAIRMENT OF LONG-LIVED ASSETS.

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121 (SFAS 121) "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 121 provides guidance for recognition and measurement of impairment of long-lived assets, certain identifiable intangibles and goodwill related both to assets to be held and used and assets to be disposed of. The adoption of SFAS 121 did not have a material impact on the Company's financial position or results of operations.

n. STOCK OPTION PLANS.

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123 (SFAS 123) "Accounting for Stock-Based Compensation." SFAS 123 establishes accounting and reporting standards for stock-based employee compensation plans. This statement allows companies to choose between the "fair value based method of accounting" as defined in this statement and the "intrinsic value based method of accounting" as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has elected to continue to follow the accounting guidance provided by APB 25, as permitted.

o. RECENT ACCOUNTING PRONOUNCEMENTS.

In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128 (SFAS 128) "Earnings per Share" which the Company implemented in 1997. SFAS 128 supersedes Opinion 15 and related accounting interpretations. SFAS 128 replaces the presentation of primary and fully diluted earnings per share with "basic earnings per share" and "diluted earnings per share," respectively. All prior periods presented have been restated to reflect the new requirement.

   In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 (SFAS 130) "Reporting Comprehensive Income." SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Alleghany Corporation and Subsidiaries


purpose financial statements. All items that are required to be recognized under accounting standards as components of comprehensive income are to be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company will implement this statement in 1998. This statement relates to presentation of information and will have no impact on the consolidated statement of earnings or consolidated balance sheets.

   In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 (SFAS 131) "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that selected information about those operating segments be reported in interim financial statements. The Company will implement this statement in 1998. The Company's reportable operating segments are not expected to change as a result of the adoption of SFAS 131.

p. RECLASSIFICATION.

Certain prior year amounts have been reclassified to conform to the 1997 presentation.

2. SPIN-OFF OF CHICAGO TITLE AND TRUST COMPANY

As a result of the proposed spin-off, the Company has classified the operation to be spun-off as a "discontinued operation" in its financial statements. Historical financial information relating to the discontinued operations is as follows (in thousands):

ASSETS                                    1997           1996
                                    ----------     ----------
Investments:
   Fixed                            $1,032,089     $  827,577
   Equities                             34,490         23,209
                                    ----------     ----------
                                     1,066,579        850,786
                                    ----------     ----------
Cash                                    21,219         23,072
Cash pledged                           100,207         99,392
Funds held, accounts receivable         69,519         50,609
Title records                          150,546        152,291
Property and equipment, net             97,223         93,368
Net deferred tax asset                  75,197         70,275
Other assets                           102,821        127,492
                                    ----------     ----------
                                    $1,683,311     $1,467,285
                                    ==========     ==========

LIABILITIES AND EQUITY

Title losses and claims             $  564,453     $  533,139
Other liabilities                      233,411        190,333
Long-term debt                          32,443         43,282
Trust and escrow deposits              467,553        355,711
                                    ----------     ----------
                                     1,297,860      1,122,465
                                    ----------     ----------
Stockholder's equity                   385,451        344,820
                                    ----------     ----------
                                    $1,683,311     $1,467,285
                                    ==========     ==========


REVENUES                                        1997           1996           1995
                                          ----------     ----------     ----------
Title premiums, escrow and trust fees     $1,395,865     $1,265,461     $1,071,424
                                          ----------     ----------     ----------
Interest, dividend and other income           67,897         60,787         57,245
Net gain on investment transactions            1,469          1,436          3,697
                                          ----------     ----------     ----------
   Total revenues                          1,465,231      1,327,684      1,132,366
                                          ==========     ==========     ==========
COSTS AND EXPENSES

Commissions and brokerage expenses           526,324        484,352        420,555
Salaries, administrative and
   other operating expenses                  749,624        684,548        581,495
Provision for title losses
   and other claims                          103,251         83,526         87,037
Interest expense                               4,644          5,566          6,456
                                          ----------     ----------     ----------
   Total costs and expenses                1,383,843      1,257,992      1,095,543
                                          ----------     ----------     ----------
   Earnings before income taxes               81,388         69,692         36,823
Income Taxes                                  27,121         23,114         11,889
                                          ----------     ----------     ----------
   NET EARNINGS                           $   54,267     $   46,578     $   24,934
                                          ==========     ==========     ==========


   The financial information excludes the effects of certain intercompany securities transactions that CT&T and the Company have entered into. In addition, the operations of Alleghany Asset Management will be shown as a discontinued operation in CT&T's stand alone financial statements to be included in CT&T's registration statement on Form 10. Alleghany Asset Management is included in the continuing operations of the Company. Accordingly, the financial information shown above will not agree to CT&T's financial statements prepared on a stand alone basis.

3. INVESTMENTS

Available for sale securities at December 31, 1997 and 1996 are summarized as follows (in thousands):

1997
                                 AMORTIZED                            GROSS            GROSS
                                      COST      UNREALIZED       UNREALIZED             FAIR
CONSOLIDATED                       OR COST           GAINS           LOSSES            VALUE
                               -----------     -----------      -----------      -----------
Fixed maturities:
   U.S. Government,
      government agency
      and municipal
      obligations              $   687,377     $    16,638      $    (1,169)     $   702,846
   Certificates of deposit           2,500              --               --            2,500
   Commercial paper                 46,507              --               --           46,507
   Bonds, notes and other          518,697           8,393           (1,377)         525,713
                               -----------     -----------      -----------      -----------
                                 1,255,081          25,031           (2,546)       1,277,566
Equity securities                  339,888         443,545               --          783,433
                               -----------     -----------      -----------      -----------
                               $ 1,594,969     $   468,576      $    (2,546)     $ 2,060,999
                               ===========     ===========      ===========      ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Alleghany Corporation and Subsidiaries

                            AMORTIZED           GROSS            GROSS
                                 COST      UNREALIZED       UNREALIZED             FAIR
INDUSTRY SEGMENT              OR COST           GAINS           LOSSES            VALUE
                          -----------     -----------      -----------      -----------
Asset management          $    18,205     $       150      $       (25)     $    18,330
Property and casualty
   reinsurance              1,328,273         186,426           (2,521)       1,512,178
Mining and filtration           1,022              --               --            1,022
Corporate activities          247,469         282,000               --          529,469
                          -----------     -----------      -----------      -----------
                          $ 1,594,969     $   468,576      $    (2,546)     $ 2,060,999
                          ===========     ===========      ===========      ===========


1996
CONSOLIDATED
Fixed maturities:
   U.S. Government,
      government agency
      and municipal
      obligations              $   642,749     $     6,569      $    (5,105)     $   644,213
   Certificates of deposit           3,963              --               --            3,963
   Commercial paper                 74,866              --               --           74,866
   Bonds, notes and other          459,817           2,871           (3,919)         458,769
                               -----------     -----------      -----------      -----------
                                 1,181,395           9,440           (9,024)       1,181,811
Equity securities                  295,532         387,312           (1,325)         681,519
                               -----------     -----------      -----------      -----------
                               $ 1,476,927     $   396,752      $   (10,349)     $ 1,863,330
                               ===========     ===========      ===========      ===========

INDUSTRY SEGMENT
Asset management               $    15,823     $        23      $       (50)     $    15,796
Property and casualty
   reinsurance                   1,231,801         149,969           (8,995)       1,372,775
Mining and filtration                2,278              --               --            2,278
Corporate activities               227,025         246,760           (1,304)         472,481
                               -----------     -----------      -----------      -----------
                               $ 1,476,927     $   396,752      $   (10,349)     $ 1,863,330
                               ===========     ===========      ===========      ===========


   The amortized cost and estimated fair value of fixed maturities at December 31, 1997, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               AMORTIZED           FAIR
                                                    COST          VALUE
                                              ----------     ----------
Fixed maturities:
   Due in one year or less                    $  195,274     $  196,114
   Due after one year through five years         275,949        278,516
   Due after five years through ten years        307,983        314,061
   Due after ten years                           147,218        151,634
   Mortgage-backed securities                    328,657        337,241
                                              ----------     ----------
                                              $1,255,081     $1,277,566
                                              ==========     ==========


   The net unrealized appreciation as reported in the Consolidated Statement of Changes in Common Stockholders' Equity does not agree to the amounts shown above due to the exclusion of CT&T discontinued operations and the income tax effect.

   The proceeds from sales of available for sale securities were $225 million, $124 million, and $268 million, which included the proceeds from sales of fixed maturities of $137 million, $111 million, and $201 million in 1997, 1996, and 1995, respectively.

   Gross realized gains and gross realized losses of available for sale securities were $2.4 million and $1.6 million, $4.5 million and $0.2 million, and $38.6 million and $6.2 million, respectively, in 1997, 1996, and 1995. These amounts include gross realized gains and gross realized losses on sales of fixed maturities of $0.5 million and $1.3 million, $0.1 million and $0.2 million, and $0.6 million and $6.2 million, respectively, in 1997, 1996, and 1995.

   During 1997 and 1995, Alleghany had fixed maturity and equity investments that were trading below cost. The Company determined that these declines were other than temporary and, accordingly, recorded a loss provision of approximately $11.2 million and $2.3 million, for these investments. No amounts were recorded in 1996.

   At December 31, 1997 and 1996, investments, carried at fair value, totalling approximately $35 million and $30 million, respectively, were on deposit with various states or governmental departments to comply with property and casualty insurance laws.

   Assets pledged to secure trust and escrow deposits at December 31, 1997 and 1996, carried at fair value, were as follows (in thousands):

                                                             1997           1996
                                                          -------        -------
Cash                                                      $ 1,336        $18,674
U.S. Government and municipal obligations                   4,794          3,202
Certificates of deposit                                     2,000          2,010
                                                          -------        -------
                                                          $ 8,130        $23,886
                                                          =======        =======


4. REINSURANCE

In the ordinary course of business, Underwriters Reinsurance cedes reinsurance for purposes of risk diversification and limiting maximum loss exposure to catastrophic events. If such assuming reinsurers are unable to meet the obligations assumed under these agreements, Underwriters Reinsurance would remain liable. Reinsurance receivable at December 31, 1997 and 1996 consists of the following (in thousands):

                                                            1997            1996
                                                        --------        --------
Reinsurance recoverable on paid losses                  $ 12,808        $ 14,646
                                                        ========        ========
Ceded outstanding losses
   and loss adjustment expenses                         $374,801        $377,564
                                                        ========        ========


   For the years ended December 31, 1997, 1996, and 1995, Underwriters Reinsurance ceded losses and loss adjustment expenses of $58.1 million, $86.5 million, and $49.5 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Alleghany Corporation and Subsidiaries


   The following table indicates property and casualty premiums written and earned for the years ended December 31, 1997, 1996, and 1995 (in thousands):

1997                                                WRITTEN               EARNED
                                                   --------             --------
Premiums direct                                    $139,761             $112,158
Premiums assumed                                   $366,143             $352,930
Premiums ceded                                     $ 91,713             $ 88,416
                                                   ========             ========
1996

Premiums direct                                    $105,053             $ 85,437
Premiums assumed                                   $328,604             $327,308
Premiums ceded                                     $ 73,352             $ 65,968
                                                   ========             ========
1995

Premiums direct                                    $ 54,038             $ 42,413
Premiums assumed                                   $330,435             $320,328
Premiums ceded                                     $ 92,478             $ 85,234
                                                   ========             ========


   The reinsurance receivable balance as of December 31, 1997 and 1996 includes $87.8 million and $111 million, respectively, from Continental Reinsurance under reinsurance contracts entered into prior to 1993.

   As of December 31, 1997 and 1996, loss reserves ceded are secured by deposits in a trust fund totalling $0.1 million and $57.4 million, respectively, and letters of credit totalling $290.3 million and $104.3 million, respectively.

5. LIABILITY FOR UNPAID CLAIMS AND CLAIM

ADJUSTMENT EXPENSES

Activity in the liability for unpaid claims and claim adjustment expenses is summarized as follows (in thousands):

                                           1997             1996            1995
                                    -----------      -----------     -----------
PROPERTY AND CASUALTY LOSSES
   AND LOSS ADJUSTMENT EXPENSES

Balance at January 1                $ 1,110,020      $ 1,014,000     $   940,527
Less reinsurance recoverables           377,564          385,580         404,210
                                    -----------      -----------     -----------
Net balance at January 1                732,456          628,420         536,317
Incurred related to:
Current year                            267,530          242,332         199,783
Prior years                              (5,702)           1,393           3,325
                                    -----------      -----------     -----------
Total incurred                          261,828          243,725         203,108
                                    -----------      -----------     -----------
Paid related to:
Current year                             35,033           23,341           9,239
Prior years                             174,982          116,348         101,766
                                    -----------      -----------     -----------
Total paid                              210,015          139,689         111,005
                                    -----------      -----------     -----------
Net balance at December 31              784,269          732,456         628,420
Plus reinsurance recoverables           374,801          377,564         385,580
                                    -----------      -----------     -----------
Balance at December 31              $ 1,159,070      $ 1,110,020     $ 1,014,000
                                    ===========      ===========     ===========


   Underwriters Reinsurance's reserve for unpaid losses and loss adjustment expenses includes $64.5 million, $87.6 million, and $96.9 million gross reserves and $45.1 million, $67.5 million, and $66.5 million net reserves at December 31, 1997, 1996, and 1995, respectively, for various liability coverages related to asbestos and environmental impairment claims that arose from general liability and certain commercial multiple-peril coverages. Restrictive asbestos and environmental impairment exclusions were introduced in late 1986 on both insurance and reinsurance contracts, significantly reducing these exposures for accidents occurring after 1986. Reserves for asbestos and environmental impairment claims cannot be estimated with traditional loss reserving techniques because of uncertainties that are greater than those associated with other types of claims. Factors contributing to those uncertainties include a lack of historical data, the significant periods of time that often elapse between the occurrence of an insured loss and the reporting of that loss to the ceding company and the reinsurer, uncertainty as to the number and identity of insureds with potential exposure to such risks, unresolved legal issues regarding policy coverage, and the extent and timing of any such contractual liability. Such uncertainties are not likely to be resolved in the near future and, therefore, management believes it is not possible at this time to determine the ultimate losses in this area or develop a meaningful range of such losses.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Alleghany Corporation and Subsidiaries


6. LONG-TERM DEBT

Long-term debt at December 31, 1997 and 1996 is summarized as follows (in thousands):

                                                            1997            1996
                                                        --------        --------
ALLEGHANY
Revolving credit                                        $ 16,000        $      0
API
Senior notes at 8.6%, due through 2000                    30,000          40,000
AFC
Notes payable at 6.2% to 6.7% due 2007                    80,000          80,000
UNDERWRITERS RE GROUP
Senior notes at 7.9%, due 2006                           197,384         197,116
WORLD MINERALS
Notes payable at 6.0% to 7.0%,
   due through 1999                                       64,000          86,000
Other loans at 7.4% to 11.2%, due 1998                     2,257             618
Capital lease obligations                                      0             510
                                                        --------        --------
                                                        $389,641        $404,244
                                                        ========        ========


   Under the terms of a revolving credit loan agreement dated June 14, 1995 with a bank, Alleghany may borrow up to $200 million until July 2000. At Alleghany's option, borrowings bear interest at a rate based on the purchase of negotiable certificates of deposit, prevailing rates for dollar deposits in the London interbank market or the greatest of the Federal funds rate, the bank's prime rate or a specified certificate of deposit rate. $16 million and $0 were outstanding under this agreement at December 31, 1997 and 1996, respectively. A commitment fee of 1/4 of 1% per annum of the unused commitment is charged. The revolving credit agreement, among other things, requires Alleghany to maintain tangible net worth not less than $750 million, limits the amount of certain other indebtedness and contains restrictions with respect to mortgaging or pledging any of Alleghany's assets and consolidation or merger with any other corporation.

   In February 1995, API issued $50 million of senior notes. Proceeds were used to repay short-term borrowings and to make a dividend to Alleghany. The senior notes are being repaid in five equal annual installments which began in 1996.

   AFC notes are primarily secured by a $91.5 million installment note receivable. AFC has entered into a related interest rate swap agreement with a notional amount of $86 million for the purpose of matching interest expense with interest income. This swap is pay variable, receive variable. Alleghany pays a variable rate equal to the one month commercial paper rate plus 0.0625% and receives a variable rate equal to the three month LIBOR rate plus 0.375%. The swap matures on January 22, 2007. AFC is exposed to credit risk in the unlikely event of nonperformance by the swap counter party.

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

   On December 20, 1991, World Minerals entered into a bank loan agreement, providing for borrowings of up to $70 million, pursuant to which it borrowed $50 million, without recourse to Alleghany. On March 10, 1995, the bank loan agreement was renegotiated to provide borrowing up to $117 million. During 1995, World Minerals borrowed an additional $31 million to fund a number of small acquisitions and joint ventures. In January 1992, World Minerals entered into two interest rate swap agreements each with a notional amount of $30 million. These swaps mature on January 15, 1997 and January 15, 1999. The January 15, 1997 swap was not renewed. These swaps were entered into for the purpose of converting variable interest rate exposure to a fixed rate. One such swap was entered into as a condition of a related variable rate loan agreement which required that hedging or interest rate protection agreements be maintained with respect to not less than 50% of the variable rate borrowing commitment. World Minerals is exposed to credit risk in the unlikely event of nonperformance by the swap counter party.

   In June and August 1996, World Minerals repurchased from the minority interest shareholders in its subsidiary, Harborlite, all of the redeemable preferred stock for a total of $7.8 million.

   Regarding the Company's interest rate swaps, there were no deferred gains or losses related to terminated interest rate swap contracts as of the end of each of the last three fiscal years. The impact of Alleghany's hedging activities has been to increase its weighted average borrowing rates by 0.31%, 0.55%, and 0.36% and to increase reported interest expense by $1.2 million, $1.9 million, and $1.0 million for the years ended 1997, 1996, and 1995, respectively.

   Scheduled aggregate annual maturities of long-term debt for each of the next five years and thereafter are as follows (in thousands):

1998                                                                   $ 33,257
1999                                                                     69,000
2000                                                                     10,000
2001                                                                        --
2002                                                                        --
Thereafter                                                              277,384
                                                                       --------
                                                                       $389,641
                                                                       ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Alleghany Corporation and Subsidiaries


7. INCOME TAXES

Income tax expense (benefit) from continuing operations consists of the following (in thousands):

                            FEDERAL         STATE       FOREIGN         TOTAL
                           --------      --------      --------      --------
1997
Current                    $  7,345      $  4,184      $  6,736      $ 18,265
Deferred                     (4,758)           11           312        (4,435)
                           --------      --------      --------      --------
                           $  2,587      $  4,195      $  7,048      $ 13,830
                           ========      ========      ========      ========
1996
Current                    $  8,823      $  2,481      $  6,415      $ 17,719
Deferred                       (440)         (286)          (73)         (799)
                           --------      --------      --------      --------
                           $  8,383      $  2,195      $  6,342      $ 16,920
                           ========      ========      ========      ========
1995
Current                    $ 20,609      $  2,378      $  4,938      $ 27,925
Deferred                     (4,817)          600           179        (4,038)
                           --------      --------      --------      --------
                           $ 15,792      $  2,978      $  5,117      $ 23,887
                           ========      ========      ========      ========


   Pre-tax earnings from continuing operations includes $15.4 million, $15.7 million, and $16.1 million from foreign operations in 1997, 1996, and 1995, respectively.

   The difference between the federal income tax rate and the effective income tax rate on continuing operations is as follows:

                                                1997         1996         1995
                                                ----         ----         ----
Federal income tax rate                         35.0%        35.0%        35.0%
Goodwill amortization                            2.3          2.4          1.3
Income subject to
   dividends-received deduction                 (4.3)        (4.3)        (1.0)
State taxes, net of federal tax benefit          2.7          3.6          2.1
Tax-exempt interest income                      (7.6)        (7.0)        (5.5)
Other, net                                      (6.9)        (0.2)        (3.6)
                                                ----         ----         ----
                                                21.2%        29.5%        28.3%
                                                ====         ====         ====


   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are as follows (in thousands):

                                                            1997            1996
                                                        --------        --------
DEFERRED TAX ASSETS
   Property and casualty loss reserves                  $ 55,610        $ 58,951
   Reserves for impaired assets                           21,253          17,366
   Expenses deducted for
      tax purposes when paid                              21,964          16,672
   Unearned premium reserves                               7,556           4,928
   Other                                                   9,668           2,515
                                                        --------        --------
                                                         116,051         100,432
                                                        --------        --------
   Valuation allowance                                     4,398           4,211
                                                        --------        --------
   Total deferred tax assets                            $111,653        $ 96,221
                                                        ========        ========


                                                         1997              1996
                                                    ---------         ---------
DEFERRED TAX LIABILITIES
   Deferred revenues and gains                      $(196,810)        $(171,263)
   Tax over book depreciation                         (31,382)          (22,700)
   Other                                              (16,702)          (11,474)
                                                    ---------         ---------
   Total deferred tax liabilities                    (244,894)         (205,437)
                                                    ---------         ---------
   Net deferred tax liability                       $(133,241)        $(109,216)
                                                    =========         =========


   A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. At December 31, 1997 and 1996, the Company has established a valuation allowance of $4.4 million and $4.2 million, respectively, for certain deferred state tax assets which it believes may not be realized.

   The Internal Revenue Service has closed its examination of Alleghany's federal income tax returns for 1991 and 1992. The deficiencies were settled for an amount which was not material. The IRS is currently examining the tax returns for the years 1993 through 1995.

8. STOCKHOLDERS' EQUITY

The total number of shares of all classes of capital stock which Alleghany has authority to issue is 30,000,000, of which 8,000,000 shares are preferred stock, par value of $1.00, and 22,000,000 shares are common stock, par value of $1.00.

   Stockholder's equity and surplus of CT&T, CTI, Security Union and Ticor Title are restricted by borrowing agreements and statutory limitations as to payment of dividends. At December 31, 1997 approximately $204 million was available from CT&T for dividends to Alleghany. CT&T's availability of funds for dividends, however, may be further restricted by limitations imposed by statutes to which its subsidiaries are subject. CT&T's combined statutory surplus at December 31, 1997 and 1996 was $222 million and $181 million, respectively, and statutory net income for the years ended December 31, 1997, 1996, and 1995 was $54 million, $49 million, and $45 million, respectively.

   Stockholder's equity and surplus of Underwriters Re Group is not restricted as relates to payment of dividends. However, Underwriters Re Group's availability of funds for dividends is restricted by limitations imposed by statutes to which its subsidiaries are subject. Underwriters Reinsurance statutory surplus at December 31, 1997 and 1996 was $659 million and $614 million, respectively, and statutory net income for the years ended December 31, 1997 and 1996 was $36 million and $29 million, respectively.

   Stockholders' equity of World Minerals is restricted by a borrowing agreement as to payment of dividends. At December 31, 1997,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Alleghany Corporation and Subsidiaries


substantially all of World Minerals stockholders' equity was restricted as to dividend payment to Alleghany.

   Additionally, payments of dividends (other than stock dividends) by Alleghany to its stockholders are limited by the terms of its revolving credit loan agreement which provides that Alleghany can pay dividends up to the sum of cumulative net earnings after 1994, proceeds from the issuance of stock after 1994 and $50 million, provided that Alleghany maintains certain financial ratios as defined in the agreement. At December 31, 1997 approximately $250 million of capital was available for dividends. Such limitation will be modified in connection with the spin-off.

   Alleghany provides, through its 1993 Long-Term Incentive Plan, for incentive compensation of the types commonly known as restricted stock, stock options, stock appreciation rights, performance shares, performance units, and phantom stock, as well as other types of incentive compensation. Awards may include, but are not limited to, cash and/or shares of Alleghany's common stock, rights to receive cash and/or shares of common stock and options to purchase shares of common stock including options intended to qualify as incentive stock options under the Internal Revenue Code and options not intended to qualify. The number of performance shares awarded under the incentive plan to employees of the Company were 13,603 in 1997, 38,570 in 1996, and 32,250 in 1995 (as adjusted for stock dividends).

   Under the incentive plan, participants are entitled, at the end of a four-year award period, to the fair value of the number of shares of Alleghany's common stock (adjusted for anti-dilution from date of award), equal to the number of performance shares issued to them based on market value on the payment date and normally payable half in cash and half in stock, provided defined levels of performance are achieved. As of December 31, 1997 (for all award periods through the award period 1997), approximately 115,000 performance shares were outstanding. The amounts charged to the Company's earnings with respect to the plan was $10.9 million in 1997, $6.9 million in 1996, and $6.2 million in 1995.

   Alleghany also provides, through its Directors' Stock Option Plan, for the automatic grant of non-qualified stock options to purchase 1,000 shares of common stock in each year after 1987 to each non-employee director. Options to purchase 7,000 shares at the then fair market value of $208.75 were granted in 1997. Options to purchase 7,000 shares at the then fair market value of $194.69 were granted in 1996. At December 31, 1997, 45,000 options were outstanding, of which 33,000 options were fully vested at an average option price of $139.

   In August 1997 options outstanding under the 1993 Stock Option Plan of the Underwriters Re Group, Inc. were converted into Alleghany options. The stock options are not exerciseable until one year from the date of grant when 25% are exercisable with an additional 25% becoming exercisable on each subsequent anniversary of the grant date. Options to purchase 7,000 shares at the then weighted average fair market value of $213 were granted in 1997. At December 31, 1997, 174,000 were outstanding, of which 146,000 were fully vested at an average option price of $134.

   The Board of Directors has authorized the purchase from time to time of additional shares of common stock for the treasury. During 1997, 1996, and 1995, Alleghany repurchased 157, 174 shares, 92,700 shares, and 44,523 shares of its common stock at a cost of $33.1 million, $17.9 million, and $7.6 million, respectively.

9. FIXED STOCK OPTION PLAN

The company has two fixed option plans as described in Note 8.

   The fair value of each option grant, including the converted Underwriters Re Group options, is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997, 1996, and 1995, respectively; no cash dividend yield for all years; expected volatility ranged from 16 to 17 percent for all years; risk-free interest rates ranged from 4.7 to 7.0 percent; and expected lives of six and seven years.

   A summary of the status of the Company's fixed option plan as of December 31, 1997, 1996, and 1995 and changes during the years ending on those dates is presented below:

                                                 1997              1996                  1995
                                             WEIGHTED          WEIGHTED               WEIGHTED
                                              AVERAGE           AVERAGE               AVERAGE
                                     SHARES     GRANT  SHARES     GRANT     SHARES      GRANT
                                      (000)     PRICE   (000)     PRICE      (000)      PRICE
                                      -----     -----   -----     -----      -----      -----
Fixed Options
Outstanding, beginning                 255       128      236       121        235        119
Granted                                 14       213       22       200         16        140
Exercised                              (37)      115       (3)       78         (3)       123
Forfeited                              (13)      138        0         0        (12)       124
                                     -----     -----    -----     -----      -----      -----
Outstanding, ending                    219       135      255       128        236        121
                                     =====     =====    =====     =====      =====      =====
Options exercisable
   at year-end                         179                168                  117
Weighted-average
   fair value of
   options granted
   during the year                  $68.26             $65.34               $52.71
                                     =====     =====    =====     =====      =====      =====

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Alleghany Corporation and Subsidiaries




                                                         OPTIONS OUTSTANDING
                                                         -------------------
                                                    WEIGHTED
                                                     AVERAGE        WEIGHTED
                                   NUMBER          REMAINING         AVERAGE
                              OUTSTANDING        CONTRACTUAL        EXERCISE
                              AT 12/31/97       LIFE (YEARS)           PRICE
                              -----------       ------------        --------
Range of Exercise Prices
$ 60 to 85                         11,000                2.0             $74
$112 to 149                       174,000                6.0             125
$191 to 220                        34,000                8.7             205
                                  -------                ---             ---
$60 to 220                        219,000                6.2             135
                                  =======                ===             ===


                                                             OPTIONS EXERCISABLE
                                                             -------------------
                                                                        WEIGHTED
                                                    NUMBER               AVERAGE
                                               EXERCISABLE              EXERCISE
                                               AT 12/31/97                 PRICE
                                               -----------                 -----
Range of Exercise Prices
$ 60 to 85                                          11,000               $    74
$112 to 149                                        162,000                   124
$191 to 220                                          6,000                   200
                                                   -------               -------
$60 to 220                                         179,000                   124
                                                   =======               =======

   The Company applies APB Opinion 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plan. The compensation cost that has been charged against income for its performance-based plan was $10.9, $6.9 and $6.2 million in 1997, 1996 and 1995, respectively. Had compensation cost for the company's two stock-based compensation plans been determined based on the fair value at the grant date for awards under those plans consistent with the method of FASB Statement 123, the Company's net earnings and earnings per share would have been increased to the pro forma amounts indicated below:

                                      1997             1996               1995
                                  --------           -------          --------
Net earnings     As reported      $105,667           $87,048          $ 85,300
                 Pro forma        $107,138           $87,721          $ 86,637
Basic earnings
   per share     As reported      $  14.50           $ 11.82          $  11.60
                 Pro forma        $  14.70           $ 11.92          $  11.78
                                  ========           =======          ========

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

   The following tables set forth the defined benefit plans' funded status at December 31, 1997 and 1996 (in millions, except percentages):

                                                          1997             1996
                                                       ---------      ---------
ACTUARIAL PRESENT VALUE OF
   BENEFIT OBLIGATIONS
Vested benefit obligation                              $    34.3      $    29.5
                                                       =========      =========
Accumulated benefit obligation                         $    39.6      $    35.2
                                                       =========      =========
Projected benefit obligation                           $    45.1      $    40.2
Plan assets at fair value                                   37.2           31.1
                                                       ---------      ---------
Projected benefit obligation,
   more than plan assets                                    (7.9)          (9.1)
Unrecognized net loss                                       (1.8)          (1.8)
Unrecognized prior service cost                              6.7            8.1
Unrecognized net asset                                      (1.5)          (2.0)
                                                       ---------      ---------
Pension asset recognized
   in the balance sheet                                $    (4.5)     $    (4.8)
                                                       =========      =========


                                                 1997          1996          1995
                                            ---------     ---------     ---------
NET PENSION COST INCLUDED THE
   FOLLOWING EXPENSE (INCOME)
   COMPONENTS
Service cost -- benefits earned
   during the year                          $     1.8     $     1.8     $     1.2
Interest cost on projected
   benefit obligation                             2.8           3.0           2.9
Actual return on plan assets                     (4.9)         (3.4)         (5.2)
Net amortization and deferral                     4.2           2.4           4.0
                                            =========     =========     =========
Net periodic pension cost
   included in costs and expenses           $     3.9     $     3.8     $     2.9
                                            =========     =========     =========


                                                           1997            1996
                                                       --------        --------
ASSUMPTIONS USED IN COMPUTING
   THE FUNDED STATUS OF THE PLANS
   ARE AS FOLLOWS
Range of rates for increases in
   compensation levels                                 4.5%-5.5%       4.5%-5.5%
Range of weighted average discount rates               6.5%-7.5%       7.0%-8.0%
Range of expected long-term rates of return            4.0%-9.0%       4.0%-9.0%


 The Company provides supplemental retirement benefits through deferred compensation programs and profit sharing plans for certain of its officers and employees for which earnings were

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Alleghany Corporation and Subsidiaries


charged $6.2 million in 1997, $5.8 million in 1996, and $3.8 million in 1995.

   The Company also provides certain healthcare and life insurance benefits for retired employees. The cost of these benefits is accrued during the period that employees render service. The accrued postretirement benefit obligation was $1.7 and $1.8 million at December 31, 1997 and 1996 respectively. The postretirement healthcare and life insurance costs recognized were $.6 million, $.7 million, and $.7 million for 1997, 1996, and 1995, respectively.

11. EARNINGS PER SHARE

Earnings per share has been computed in accordance with the provisions of SFAS
128. The following is a reconciliation of the income and share data used in the basic and diluted earnings per share computations for the years ended December 31 (in thousands, except per share amounts):

                                              1997           1996           1995
                                        ----------     ----------     ----------
Income from continuing
   operations                           $   51,400     $   40,470     $   60,366
Discontinued operations                     54,267         46,578         24,934
                                        ----------     ----------     ----------
Income available to common
   stockholders for basic earnings
   per share                               105,667         87,048         85,300
                                        ==========     ==========     ==========
   Effect of dilutive securities                 0              0              0
                                        ----------     ----------     ----------
Income available to common
   stockholders for diluted
   earnings per share                   $  105,667     $   87,048     $   85,300
                                        ==========     ==========     ==========
Weighted average common shares
   outstanding applicable to basic
   earnings per share                    7,287,459      7,360,584      7,354,822
                                        ==========     ==========     ==========
   Effect of dilutive securities
   Options                                  72,512         12,456         10,040
                                        ----------     ----------     ----------
Adjusted weighted average common
   shares outstanding applicable to
   diluted earnings per share            7,359,971      7,373,040      7,364,862
                                        ==========     ==========     ==========


   Contingently issuable shares of 57,432, 59,888, and 44,841 were potentially available during 1997, 1996, and 1995, respectively, but were not included in the computation of diluted earnings per share because the impact was anti-dilutive to the earnings per share calculation.

12. COMMITMENTS AND CONTINGENCIES

The Company leases certain facilities, furniture and equipment under long-term lease agreements. In addition, certain land, office space and equipment are leased under noncancelable operating leases which expire at various dates through 2012. Rent expense was $7.9 million, $6.5 million, and $6.3 million in 1997, 1996, and 1995, respectively.

   The aggregate minimum payments under operating leases with initial or remaining terms of more than one year are $7.5 million, $6.5 million, $5.5 million, $4.4 million, $3.3 million, and $8.7 million in 1998, 1999, 2000, 2001,
2002, and thereafter, respectively.

   The Company's subsidiaries and division are parties to pending litigation and claims in connection with the ordinary course of their businesses. Each such operating unit makes provisions for estimated losses to be incurred in such litigation and claims, including legal costs. In the opinion of management, based in part on advice of counsel, such provisions are adequate.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments are as follows (in thousands):

                                              1997                          1996
                                        CALCULATED                    CALCULATED
                           CARRYING           FAIR       CARRYING           FAIR
                             AMOUNT          VALUE         AMOUNT          VALUE
                         ----------     ----------     ----------     ----------
ASSETS
Investments              $2,060,999     $2,060,999     $1,863,330     $1,863,330
Notes receivable         $   91,536     $   91,536     $   91,536     $   91,536
LIABILITIES
Long-term debt           $  389,641     $  391,898     $  404,244     $  404,961
                         ==========     ==========     ==========     ==========

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Alleghany Corporation and Subsidiaries


14. SEGMENTS OF BUSINESS

Information concerning the Company's continuing operations by industry segment as of and for the years ended December 31, 1997, 1996, and 1995, respectively, is summarized as follows (in thousands):


                                              1997           1996           1995
                                        ----------     ----------     ----------
REVENUES
Asset management                        $   78,823     $   53,280     $   40,261
Property and casualty reinsurance          453,135        410,867        322,204
Mining and filtration                      203,295        198,518        178,686
Corporate activities                        61,401         71,817        111,293
                                        ----------     ----------     ----------
   Total                                $  796,654     $  734,482     $  652,444
                                        ==========     ==========     ==========
EARNINGS FROM CONTINUING
   OPERATIONS, BEFORE
   INCOME TAXES
Asset management                        $   19,876     $    9,726     $    9,381
Property and casualty reinsurance           60,405         46,755         28,998
Mining and filtration                       33,178         24,559         31,407
Corporate activities                         9,319         23,176         58,232
                                        ----------     ----------     ----------
                                           122,778        104,216        128,018
Interest expense                            32,111         26,573         22,526
Corporate administration                    25,437         20,253         21,239
                                        ----------     ----------     ----------
   Total                                $   65,230     $   57,390     $   84,253
                                        ==========     ==========     ==========
IDENTIFIABLE ASSETS AT
   DECEMBER 31
Asset management                        $   42,516     $   50,757     $   43,472
Property and casualty reinsurance        2,240,549      2,053,101      1,750,008
Mining and filtration                      302,183        310,444        315,074
Corporate activities                       729,677        689,301        655,215
                                        ----------     ----------     ----------
   Total                                $3,314,925     $3,103,603     $2,763,769
                                        ==========     ==========     ==========
CAPITAL EXPENDITURES
Asset management                        $    1,100     $    1,190     $    1,367
Property and casualty reinsurance            2,472          1,270          1,292
Mining and filtration                       12,057         16,379         22,749
Corporate activities                           951            338            383
                                        ----------     ----------     ----------
   Total                                $   16,580     $   19,177     $   25,791
                                        ==========     ==========     ==========
DEPRECIATION AND
   AMORTIZATION
Asset management                        $    1,157     $      910     $    1,218
Property and casualty reinsurance            6,235          6,018          7,180
Mining and filtration                       16,143         16,307         11,590
Corporate activities                           643            780            553
                                        ----------     ----------     ----------
   Total                                $   24,178     $   24,015     $   20,541
                                        ==========     ==========     ==========


15. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

Selected quarterly financial data for 1997 and 1996 are presented below (in thousands, except per share amounts):

                                                 QUARTERS ENDED
                                  MAR. 31      JUN. 30      SEP. 30      DEC. 31
                                 --------     --------     --------     --------
1997
Revenues from continuing
   operations                    $194,346     $196,309     $204,974     $201,025
                                 ========     ========     ========     ========
Earnings from continuing
   operations                    $  6,980     $ 17,101     $ 13,973     $ 13,346
                                 ========     ========     ========     ========
Earnings from discontinued
   operations                       5,928       16,838       16,039       15,462
                                 ========     ========     ========     ========
Net earnings                     $ 12,908     $ 33,939     $ 30,012     $ 28,808
                                 ========     ========     ========     ========
Basic earnings per share of
   common stock: *
Continuing operations $               .96     $   2.36     $   1.91     $   1.82
                                 ========     ========     ========     ========
Discontinued operations               .81         2.33         2.19         2.11
                                 ========     ========     ========     ========
Basic net earnings               $   1.77     $   4.69     $   4.10     $   3.93
                                 ========     ========     ========     ========

1996
Revenues from continuing
   operations                    $173,038     $189,517     $194,128     $177,799
                                 ========     ========     ========     ========
Earnings from continuing
   operations                    $  8,433     $  8,548     $  9,855     $ 13,634
                                 ========     ========     ========     ========
Earnings from discontinued
   operations                       8,378       14,250       10,049       13,901
                                 ========     ========     ========     ========
Net earnings                     $ 16,811     $ 22,798     $ 19,904     $ 27,535
                                 ========     ========     ========     ========
Basic earnings per share of
   common stock: *
Continuing operations $              1.16     $   1.16     $   1.33     $   1.84
                                 ========     ========     ========     ========
Discontinued operations              1.16         1.94         1.36         1.88
                                 ========     ========     ========     ========
Basic net earnings               $   2.32     $   3.10     $   2.69     $   3.72
                                 ========     ========     ========     ========

* Adjusted to reflect subsequent stock dividends and the adoption of Financial Accounting Standards No.128, "Earnings per Share."

   Earnings per share by quarter may not equal the amount for the year due to the timing of share transactions and rounding.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Alleghany Corporation and Subsidiaries


16. OTHER INFORMATION

a. Other assets shown in the consolidated balance sheets at December 31, 1997 and 1996 include goodwill, net of accumulated amortization, are as follows (in thousands):

                                                                    AMORTIZATION
                                             1997           1996          PERIOD
                                          -------        -------        --------
Underwriters Re Group                     $43,565        $46,344        20 years
World Minerals                             29,790         28,991        40 years
                                          -------        -------        --------
                                          $73,355        $75,335
                                          =======        =======        ========

   Goodwill is reviewed for impairment whenever events or circumstances provide evidence that suggests that the carrying amount of the asset may not be recoverable.

   In addition, other assets shown at December 31, 1997 and 1996 includes $29.6 million and $20.8 million, respectively, of deferred acquisition costs. Amortization of deferred acquisition costs included in the 1997, 1996, and 1995 statement of earnings were $94.4 million, $88.9 million, and $63.6 million, respectively.

b. Other liabilities shown in the consolidated balance sheets include the following amounts at December 31, 1997 and 1996 (in millions):

                                                      1997              1996
                                                   ---------         ---------
Accounts payable                                   $    22.6         $    21.0
Unearned premiums                                  $   136.3         $    95.5
Reinsurance payable                                $    30.9         $    24.0
Funds held for reinsurers                          $    99.3         $    87.1
                                                   =========         =========


c. Property and equipment, net of accumulated depreciation and amortization at December 31, 1997 and 1996, are as follows (in thousands):

                                                                    DEPRECIATION
                                            1997           1996           PERIOD
                                       ---------      ---------      -----------
LAND                                   $  16,575      $  16,911               --

Buildings and improvements                47,656         52,448      30-40 years
Furniture and equipment                  158,151        143,111      3-20 years
Ore reserves                              32,082         31,714      30 years
Leasehold improvements                     2,924          1,924      Various
                                       ---------      ---------      -----------
                                         257,388        246,108
Less: Accumulated depreciation
   and amortization                      (64,084)       (52,299)
                                       ---------      ---------      -----------
                                       $ 193,304      $ 193,809
                                       =========      =========      ===========

INDEPENDENT AUDITORS' REPORT              Alleghany Corporation and Subsidiaries


[KPMG PEAT MARWICK LLP LOGO]


Certified Public Accountants
757 Third Avenue
New York, NY 10017



THE BOARD OF DIRECTORS AND STOCKHOLDERS
ALLEGHANY CORPORATION:

We have audited the accompanying consolidated balance sheets of Alleghany Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, changes in common stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements, appearing on pages 22 through 37, are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alleghany Corporation and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                       /s/ KPMG PEAT MARWICK LLP
                                                           KPMG PEAT MARWICK LLP



February 20, 1998

                                    APPENDIX

Page       Narrative Description of Graphic or Image Material

 1 A table of year-end closing stock prices for the years 1988-97 appears in the electronic format version, replacing a bar graph that appears in the paper format version.

 2 A table of stockholders' equity per share for the years 1988-97 appears in the electronic format version, replacing a bar graph that appears in the paper format version.

 3 A photograph of John J. Burns, Jr., President and F.M. Kirby, Chairman, appears in the paper format version.

 7 A table of CT&T's revenues and a table of CT&T's pre-tax earnings, each for the years 1993-1997 appear in the electronic format version, replacing bar graphs that appear in the paper format version.

 8 A table of CT&T's stockholder's equity and a table of CT&T's claim reserves, each for the years 1993-1997 appear in the electronic format version, replacing bar graphs that appear in the paper format version.

 9 A table of Alleghany Asset Management's assets under management for the years 1993-1997 appears in the paper format version replacing a bar graph that appears in the paper format version.

12 A table of Underwriters Re Group's revenues and a table of Underwriters Re Group's policy holders surplus, each for the years 1993-1997 appear in the electronic format version, replacing bar graphs in the paper format version.

14 Photographs of actual diatoms and the Research and Development group's product development appear in the paper format version.

15 A table of World Minerals' pre-tax earnings, revenues and cash flow for the years 1993-1997 appears in the electronic format version, replacing a line graph that appears in the paper format version.

16 A graphic depicting samples of steel fasteners appears in the paper format version.