Form 10-K, Exhibit 13
period 1998-12-31
ALLEGHANY CORP /DE
filed 1999-03-18
CIK 775368

ALLEGHANY CORPORATION
ANNUAL REPORT 1998

TO OUR STOCKHOLDERS

         The year 1998 was one of significant developments for Alleghany and its stockholders. On June 17, Alleghany completed the tax-free spin-off of Chicago Title Corporation to Alleghany stockholders, thereby creating a major new independent title insurance company with an initial market capitalization in excess of $1.0 billion. As a part of the spin-off, the common stock of Chicago Title was listed on the New York Stock Exchange under the symbol "CTZ."

         The spin-off was of significant benefit to our stockholders, leaving Alleghany a somewhat smaller but more focused company. During 1998, all our other operating units continued to expand through both internal growth and acquisitions. We expect such expansion to continue in 1999.

         Our most significant acquisition in 1998 was the purchase on October 23 of Venton Holdings Ltd. by Underwriters Re Group, Inc. Venton, through its subsidiaries, is a managing agent and provider of corporate capital for syndicates in the Lloyd's insurance market and also has operations in Bermuda. The purchase, made for approximately $190 million principally in cash, will increase both the scale and the scope of Underwriters Re Group's operations in 1999 and beyond. In connection with the purchase, Underwriters Re Group established a letter of credit facility in the amount of $225 million to support the underwriting activities of the Lloyd's syndicates managed by Venton.

         Our net earnings from continuing operations in 1998 were $63.4 million, or $8.74 per share, compared with $51.4 million, or $7.05 per share, in 1997. Net earnings including discontinued operations were $96.1 million, or $13.25 per share, in 1998 compared with $105.7, or $14.50 per share, in 1997. Discontinued operations consist of the spun-off operations of Chicago Title.

         The comparative contributions to Alleghany's earnings made by Alleghany's operating units, parent-company operations and discontinued operations were as follows (in millions):

----------------------------------------------------------------------------------------
                                                Year Ended              Quarter Ended
                                                December 31              December 31
----------------------------------------------------------------------------------------
                                             1998         1997        1998        1997
----------------------------------------------------------------------------------------
Underwriters Re Group                      $  52.4      $  44.4      $ 10.0      $  12.7
Alleghany Asset Management                    35.7         19.8         7.8          5.2
World Minerals                                23.6         27.5         8.7          9.2

Parent company and other
   Other                                   $ (21.0)     $ (15.1)     $ (6.9)     $  (7.8)
   Security transactions                       0.3        (11.3)        --          (8.0)
----------------------------------------------------------------------------------------
                                           $ (20.7)     $ (26.4)     $ (6.9)     $ (15.8)
Earnings from continuing operations,
   before income taxes                     $  91.0      $  65.2      $ 19.6      $  11.3
----------------------------------------------------------------------------------------
Earnings from continuing
   operations, net                         $  63.4      $  51.4      $ 13.4      $  13.3
Earnings from discontinued
   operations, net (Chicago Title)            32.7         54.3         0           15.5
----------------------------------------------------------------------------------------
   Net earnings                            $  96.1      $ 105.7      $ 13.4      $  28.8
========================================================================================

         Underwriters Re Group, Inc. contributed pre-tax earnings of $52.4 million in 1998, an increase of more than 18 percent over 1997 pre-tax earnings, primarily reflecting growth in investment income resulting from an increase in invested assets. Reinsurance premiums remained level with 1997 as reinsurance markets continued to be highly competitive. In such markets, Underwriters Re Group continues to focus on coverages requiring specialized underwriting expertise or a high degree of actuarial analysis, such as property catastrophe exposures, as well as its primary insurance business conducted through its insurance subsidiaries and underwriting centers. In addition, the acquisition of Venton is expected almost to double the premium volume of Underwriters Re Group.


         Underwriters Re Group's 1998 results do not include the results of Venton for the period following its acquisition on October 23, 1998. During 1999, Venton's results will be reported on a one quarter lag due to the complexity of converting Lloyd's accounting information to U.S. accounting principles. Thus, results of Venton for the period from October 23 to December 31, 1998 will be included in the results of Underwriters Re Group for the first quarter of 1999. However, 1998 results of Underwriters Re Group do reflect the loss of investment income on the $185.4 million of its investment securities used to fund the acquisition.

         As of December 31, 1998, the statutory surplus of Underwriters Re Group's principal subsidiary, Underwriters Reinsurance Company, was $602.6 million making Underwriters Reinsurance the tenth-largest domestic professional reinsurer in terms of statutory surplus, according to the Reinsurance Association of America.

         Alleghany Asset Management, Inc. and its subsidiaries, The Chicago Trust Company, Montag & Caldwell, Inc. and Chicago Deferred Exchange Corporation, contributed pre-tax earnings of $35.7 million in 1998, a 79 percent increase over 1997. Having recovered from the turmoil experienced in the U.S. financial markets in August and September 1998, the improved results of Alleghany Asset Management are due primarily to an increase in assets under management, largely at Montag & Caldwell, and reflect its strong long-term performance record in managing equity investments. Assets under management totalled $35.6 billion at year-end 1998, compared with $23.1 billion at year-end 1997.

         In 1998, Alleghany Asset Management also expanded its product line by acquiring a small capitalization value equity manager and a 40 percent interest in a small capitalization growth equity manager, and by entering into a definitive agreement to acquire Blairlogie Capital Management, an Edinburgh, Scotland based investment manager managing approximately $800 million in assets, principally in non-U.S. equities.

         World Minerals Inc. contributed pre-tax earnings of $23.6 million, a decrease of 14 percent from its 1997 pre-tax earnings. These results reflect increased competitive pressure and increased operating costs, primarily at World Minerals' Lompoc, California diatomite operations. Lompoc's operations were affected in early 1998 by severe El Nino storms and rail car shortages on the Union Pacific Railroad. Increased spending was also incurred for research, operations and engineering. We are disappointed with the 1998 results of World Minerals but are optimistic that 1999 will prove to be a better year.

         The results of the Heads and Threads division of Alleghany were affected by the increasingly competitive markets for fastener imports. Heads and Threads has positioned itself for future growth through its acquisition of Gardenbolt International Corp. of Sayreville, New Jersey and a now completed restructuring of its computer systems.

         Alleghany Properties, Inc. continued to benefit from improved real estate conditions in California, which resulted in considerably increased property sales.

         Alleghany's 1998 results included net gains of $0.3 million on investment transactions from continuing operations before taxes, compared with net losses of $11.3 million in 1997 resulting principally from the write-down of certain investment securities.

         As of March 1, 1999, Alleghany beneficially owned approximately 22.29 million shares, or 4.7 percent, of the outstanding common stock of Burlington Northern Santa Fe Corporation, which had an aggregate market value on that date of approximately $723.2 million, or $32.4375 per share. The aggregate cost of such shares was approximately $253.7 million, or $11.38 per share. Burlington Northern's record continues to demonstrate its position as the premier U.S. railroad.

         Alleghany common stockholders' equity per share was $172.51 at year-end 1998, compared with $160.91 at year-end 1997, as adjusted for the Chicago Title spin-off.

         Although we have become a smaller but more focused company in 1998, our goal remains the same: to continue to generate a growing, high quality stream of earnings for our stockholders.


Yours sincerely,


/s/ John J. Burns, Jr.              /s/ F.M. Kirby
-----------------------------       -----------------------------
President                           Chairman of the Board
March 16, 1999

[PHOTO -- SEE EDGAR APPENDIX]
Photo caption
Seated, F.M. Kirby, Chairman of the Board;
Standing, John J. Burns, Jr., President

UNDERWRITERS RE GROUP, INC.

         Underwriters Re Group, headquartered in Calabasas, California, provides reinsurance through its principal subsidiary, Underwriters Reinsurance Company, to property and casualty insurers and reinsurers. Although it writes many lines of business, Underwriters Reinsurance concentrates on coverages requiring specialized underwriting expertise or a high degree of actuarial analysis. Underwriters Reinsurance operates throughout the United States and Canada, either as a licensed carrier or accredited reinsurer, and has branch offices in Chicago, Houston, New York and Calabasas. Underwriters Re Group also provides insurance through its insurance subsidiaries and underwriting centers.

         On October 23, 1998, Underwriters Reinsurance acquired Venton Holdings Ltd. for approximately $181.1 million in cash and Alleghany stock valued at approximately $8.9 million. Venton, through its subsidiaries, is a managing agent and provider of corporate capital for syndicates in the Lloyd's insurance market and also has operations in Bermuda. In connection with the purchase, Underwriters Reinsurance established a letter of credit facility in the amount of $225 million to support the underwriting activities of the Lloyd's syndicates managed by Venton.

         Underwriters Re Group contributed pre-tax earnings of $52.4 million on revenues of $508.6 million in 1998, compared with $44.4 million on revenues of $453.1 million in 1997 and $37.0 million on revenues of $410.9 million in 1996.

         Underwriters Re Group's results in 1998 reflect growth in its primary insurance operations but level reinsurance premiums due to highly competitive reinsurance markets. This resulted in a slowing in the growth of the operations of Underwriters Re Group compared with past years. Underwriters Re Group recorded in 1998 a 5.8 percent, or $24.0 million, increase in net written premiums from 1997 compared with a 15 percent, or $53.9 million, increase in 1997 from 1996 levels and a 23 percent, or $68.3 million, increase in 1996 from 1995 levels. Commissions and brokerage expenses increased primarily because of the change in the mix of treaty business having higher ceding commissions paid but lower assumed levels of risk. Other insurance expenses also increased during 1998 as emphasis was placed on the growth of Underwriters Re Group's primary insurance business.

         Underwriters Re Group's growth in premiums is shown below (in millions):

----------------------------------------------------------------------------
                                          1998          1997          1996
----------------------------------------------------------------------------
Net written reinsurance premiums       $   384.2     $   369.0     $   335.0
Net written insurance premiums              54.0          45.2          25.3
----------------------------------------------------------------------------
   Net written premiums                $   438.2     $   414.2     $   360.3
============================================================================

         Pre-tax investment income totalled $80.4 million in 1998, compared with $75.6 million in 1997 and $63.2 million in 1996, reflecting an increase in invested assets. 1998 investment income was negatively affected by lower interest rates during 1998 compared with the previous year's levels and the use in the fourth quarter of 1998 of $185.4 million in investment securities to acquire Venton. Underwriters Re Group recorded a pre-tax gain of $7.4 million on investment transactions in 1998, compared with a pre-tax gain of $932 thousand in 1997 and a pre-tax gain of $910 thousand in 1996.

         Underwriters Re Group's 1998 results do not include the results of Venton for the period following its acquisition on October 23, 1998. Venton's results will be reported on a one quarter lag due to the complexity of converting Lloyd's accounting information to U.S. accounting principles. Thus, results of Venton for the period from October 23 to December 31, 1998 will be included in the results of Underwriters Re Group for the first quarter of 1999.

REINSURANCE

         Underwriters Reinsurance carries an "A+" (Superior) rating from A.M. Best Company, Inc. and a claims-paying ability rating of "AA-" (Excellent) from Standard & Poor's. As of December 31, 1998, the statutory surplus of Underwriters Reinsurance was $602.6 million making Underwriters Reinsurance the tenth-largest domestic professional reinsurer in terms of statutory surplus, according to the Reinsurance Association of America.

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

         Underwriters Reinsurance concentrates on coverages which require a high degree of underwriting and actuarial expertise. This expertise is also required for certain business that Underwriters Reinsurance has developed in nontraditional areas, such as providing capital in combination with reinsurance and providing reinsurance to alternative risk markets, including risk retention groups, captives, underwriting syndicates and self-insured funds and associations. Nontraditional reinsurance may also refer to reinsurance contracts which limit exposure to loss through the use of aggregate loss limits, loss ratio caps or other loss containment features. Underwriters Reinsurance believes that coverages which require high levels of underwriting and actuarial expertise offer greater potential for favorable results than more general coverages, based on current market conditions.

PRIMARY INSURANCE

         Underwriters Re Group established Commercial Underwriters Insurance Company at the end of 1992, acquired an inactive Nebraska insurance company which was renamed Underwriters Insurance Company in 1994, and established Newmarket Underwriters Insurance Company in 1996 to capitalize on advantageous market conditions for certain primary insurance business lines. Commercial Underwriters, Underwriters Insurance and Newmarket Underwriters are rated "A+" (Superior) by Best's because Underwriters Reinsurance reinsures a significant share of their business.

         Commercial Underwriters, Underwriters Insurance and Newmarket Underwriters are property and casualty insurance companies. Commercial Underwriters focuses on specialized primary insurance lines in California and New York on an admitted basis and in 45 other states, Guam and the District of Columbia on an approved nonadmitted basis. Underwriters Insurance, licensed in 48 states and the District of Columbia, focuses on marine insurance, primary liability policies for medium- to large-sized businesses and certain professional liability coverages. Newmarket Underwriters, licensed in New Hampshire and qualified on a nonadmitted basis in New York and California, focuses on general liability policies for medium- to large-sized businesses.

         The Center Insurance Services, Inc. was established in 1995. The Center acts as agent and underwrites business on behalf of Commercial Underwriters, Underwriters Insurance and Newmarket Underwriters and at present, to a lesser extent, non-affiliated insurers. Business underwritten by The Center includes marine insurance, products liability insurance, general liability insurance for certain insureds with self-insured retentions and vehicle service contracts.

INTERNATIONAL OPERATIONS

         Representative offices were established in Barbados at the end of 1995 and in London in 1996 to capitalize on international underwriting opportunities. In 1995, Underwriters Re Group also made an investment in a reinsurance company in Barbados.

         The acquisition of Venton and its subsidiaries is expected to enhance the competitive position of Underwriters Reinsurance by providing access to the Lloyd's and Bermuda markets, as well as diversifying the group's growth and earnings prospects outside the United States.

         Venton participates in the Lloyd's market through its subsidiaries Venton Underwriting Agencies Ltd. and Venton Underwriting Ltd. Venton Agencies is the managing agency for three Lloyd's syndicates: Syndicate 376 (non-marine), Syndicate 1183 (marine) and Syndicate 1207 (non-marine). For the calendar 1999 year of account, the three syndicates have available capacity of approximately pound sterling 301.8 million (equivalent to a maximum gross premiums written of approximately $645 million). Venton Underwriting and two affiliated companies are corporate names at Lloyd's which provide capital to the syndicates managed by Venton Agencies, including, on an exclusive basis, to Syndicate 1207. For calendar year 1999, Venton Underwriting and the affiliated companies provided approximately pound sterling 234.4 million, or 77.7 percent, of the pound sterling 301.8 million available capacity referred to above.

         The insurance and reinsurance business underwritten by Venton is broad-based with a diversified product mix of property, casualty, marine and other risks. Its risks are located around the world, primarily in the United States, the United Kingdom, Western Europe, Canada and Australia.

ALLEGHANY ASSET MANAGEMENT, INC.

         Alleghany Asset Management conducts a financial services business through its subsidiaries, The Chicago Trust Company, a Chicago-based investment firm with trust powers, Montag & Caldwell, Inc., an Atlanta-based investment counseling firm, Chicago Deferred Exchange Corporation, which facilitates certain tax-deferred property exchanges and Security Trust Company, a San Diego-based trust company.

         Alleghany Asset Management posted the following results (in millions):

----------------------------------------------------------------
                                 1998         1997        1996
----------------------------------------------------------------
Revenues                      $  125.1     $   78.8     $   53.4
Pre-tax earnings              $   35.7     $   19.8     $    9.7
Assets under management       $ 35,600     $ 23,100     $ 14,500
================================================================

         Growth in profitability of Alleghany Asset Management is largely dependent on growth in assets under management, through market appreciation of existing assets and new business (new clients and additional investments from existing clients). Approximately 85 percent of Alleghany Asset Management's assets under management are institutional assets where competition is intense and success is driven primarily by investment performance. Both Montag & Caldwell and Chicago Trust have recorded very strong investment results over the past three years and have received high ratings in various consultant and mutual fund data bases. The $12.5 billion growth in assets under management from 1997 to 1998 included new business of approximately $5.5 billion, compared with the $8.6 billion growth in assets under management from 1996 to 1997, which included new business of approximately $4.2 billion.

         Due to the turmoil in U.S. equity markets in August and September of 1998, assets under management declined by six percent in the third quarter from the second quarter levels, but increased nineteen percent in the fourth quarter from the third quarter of 1998. Future volatility and reduced market valuations could adversely affect assets under management and the future results of Alleghany Asset Management.

         During 1998, Alleghany Asset Management expanded its product line by adding a small capitalization value equity product and acquiring a 40 percent interest in Veredus Asset Management LLC, a Louisville, Kentucky based small capitalization growth equity manager with about $100 million in assets under management. In addition, Alleghany Asset Management entered into a definitive agreement to acquire Blairlogie Capital Management, an Edinburgh, Scotland based investment manager that manages approximately $800 million in assets, principally in non-U.S. equities. Blairlogie would provide Alleghany Asset Management with its first international investment manager.

         Alleghany Asset Management provides distribution and marketing services to its investment managers through the 401(k) services offered by Chicago Trust and the Alleghany Funds, a mutual fund family offering ten no-load mutual funds. Chicago Trust's full service 401(k) administration group provides trustee, plan design, investment management and other administrative services. Such services are marketed through internal sales forces in Chicago and Atlanta as well as consultants and brokerage sources. The Alleghany Funds are marketed primarily through registered investment advisers, broker-dealers and direct sales to institutional clients, as well as through intermediary services, including Schwab and Fidelity.

MONTAG & CALDWELL
Founded in 1945, Montag & Caldwell, one of the Southeast's oldest investment management firms, concentrates on managing large capitalization growth equity and balanced portfolios for institutional, mutual fund and high net worth clients. Montag & Caldwell believes that success in the institutional investment business is dependent upon a disciplined and consistently applied investment process, which has translated into outstanding investment results. Montag & Caldwell's equity results have consistently placed the firm among the top money managers in its category.

         Montag & Caldwell's assets under management have increased significantly, driven by excellent equity returns and strong new business activity. At year-end 1998, Montag & Caldwell had $25.5 billion in assets under management, compared with $15.4 billion at year-end 1997 and $8.4 billion at year-end 1996.

         Montag & Caldwell targets separate accounts of $40 million and higher through pension consultants or direct calls to prospective clients. Its investment expertise is also available through the Alleghany Funds. Montag & Caldwell advises two of the Alleghany Funds' mutual funds, with approximately $2.3 billion in assets under management at year-end 1998.

CHICAGO TRUST
Chicago Trust and its predecessors have managed assets for investors since 1887. Chicago Trust is an investment firm with full trust powers engaged in the following lines of business: institutional investment management, full service 401(k) administration, personal trust and investment services and administration of the Alleghany Funds. At year-end 1998, Chicago Trust had $10.1 billion in assets under management, compared with $7.7 billion at year-end 1997 and $6.1 billion at year-end 1996.

         Chicago Trust manages about $4.4 billion in institutional equity and fixed income accounts of which approximately $1.5 billion comprise the investment portfolio of Underwriters Re Group. Chicago Trust specializes in fixed income and large capitalization equity money management for institutional clients. Its fixed income results have consistently placed Chicago Trust among the top money managers in its category. The fixed income and equity products are marketed through pension consultants and directly to plan sponsors. Chicago Trust also advises seven mutual funds of the Alleghany Funds, with approximately $1.1 billion in assets under management at year-end 1998.

         Chicago Trust's personal trust and investment services business serves the investment and estate planning needs of individuals and families, mainly in the metropolitan Chicago area, and had about $1.8 billion in assets under management at year-end 1998. Chicago Trust believes that the business is well-positioned to benefit from growth in family wealth and the demographics of an aging baby boom generation.

         Chicago Trust's full service 401(k) business administers about $2.9 billion of assets, approximately half of which is invested in the Alleghany Funds and collective funds managed by the subsidiaries of Alleghany Asset Management, and the remainder of which is invested in third-party managed funds.

ALLEGHANY FUNDS
Alleghany Funds had approximately $3.4 billion in assets under management at December 31, 1998, compared with $1.9 billion at year-end 1997. Montag & Caldwell Growth Fund and The Chicago Trust Growth & Income Fund experienced the greatest increase in assets under management from year-end 1997 to year-end 1998, adding a total of $1.3 billion. The ten no-load mutual funds in the Alleghany Funds family consist of five equity funds, two balanced funds, two fixed income funds and a money market fund. Current information with respect to the Alleghany Funds can be found on its website, www.alleghanyfunds.com.

CHICAGO DEFERRED EXCHANGE AND SECURITY TRUST
Chicago Deferred Exchange was established in 1989 and facilitates, with the assistance of Chicago Trust, tax-deferred exchanges of like-kind property. In 1998, Chicago Deferred Exchange facilitated more than 2,200 exchanges with aggregate asset values exceeding $5.0 billion. Chicago Deferred Exchange acts as a qualified intermediary, holding and investing the cash proceeds from the sale of property relinquished by a taxpayer in a qualified trust account, for which Chicago Trust acts as trustee, until replacement property is acquired. Security Trust provides trust, investment and tax-deferred property exchange services in California.

WORLD MINERALS INC.

         World Minerals, headquartered in Santa Barbara, California, conducts a worldwide industrial minerals business through its own operations and those of its subsidiaries, Celite Corporation and Harborlite Corporation.

         World Minerals contributed pre-tax earnings of $23.6 million on revenues of $201.1 million in 1998, compared with $27.5 million on revenues of $203.3 million in 1997 and $18.0 million on revenues of $198.5 million in 1996. The 1998 results reflect increased competitive pressure and increased operating costs, primarily at World Minerals' Lompoc, California diatomite operations. Lompoc's operations were affected in early 1998 by severe El Nino storms and rail car shortages on the Union Pacific Railroad. Increased spending was also incurred for research, operations and engineering. Revenues and pre-tax earnings increased in 1997 from the prior year due to increased sales and profit margins achieved by World Minerals' non-Asian diatomite operations.

         The mid-1990's marked a period of resurgent economic activity in most world markets. During this period, World Minerals enhanced its position in both of its core businesses, diatomite and perlite, through acquisitions of and strategic investments in mining, processing, distribution and sales facilities. World Minerals also acquired the minority interests in Harborlite. In 1998, Celite acquired additional diatomite reserves in Lompoc, California. In addition, World Minerals continued to increase its spending in new product development, seeking ways to put the unique properties of its industrial minerals to work in new applications.

         In 1998, however, economic activity in Asia and Latin America slowed, resulting in a decrease in net sales in and to these areas of the world. This trend, if continued, could have an adverse impact on World Minerals' earnings in 1999. World Minerals expects that its enhanced position in its core businesses will help to offset any decline in sales.

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

         Harborlite is believed to be the world's largest producer of perlite filter aids and, as a seller of perlite ore, is one of the world's largest merchant producers of perlite ore. Perlite ore is a volcanic rock containing a small amount of water that causes the ore to "pop" when heated, expanding it up to twenty times its original volume. Harborlite sells perlite ore to companies that expand it for use primarily in the manufacture of roofing board, formed pipe insulation, acoustical ceiling tile and filter aids. Harborlite also expands perlite in its own expansion plants in the United States and Europe. Most of this expanded perlite is sold as a filter aid to companies in the brewing, food, wine, sweetener, pharmaceutical, chemical and lubricant industries, or as a filler and insulating medium to companies in the construction industry.

         World Minerals focuses on customer and technical service. Its Research and Development group uses state of the art analytical instrumentation and techniques to seek ways to put the unique properties of its industrial minerals to work in new applications, as well as to refine minerals processing methods to yield higher purity and more consistent finished products. The Technical Services group helps to identify the best possible grade of industrial minerals for each customer process and assists in optimizing the customer's manufacturing process to achieve the highest possible value from World Minerals' products.

         World Minerals conducts its business on a worldwide basis, with mining or processing operations in eleven countries. While World Minerals believes that the international scope of its operations gives it some competitive advantages, international operations can be subject to additional risks, such as currency fluctuations, changes in foreign legal requirements and political instability. World Minerals minimizes its exposure to the risk of foreign currency fluctuation by closely monitoring its methods of operating in each country and by adopting strategies responsive to changing economic and political environments. It is not currently expected that any continued currency turmoil in the Far East or Latin America will have a material adverse impact on World Minerals' earnings in 1999.

HEADS AND THREADS

         The Heads and Threads division has been owned by Alleghany since 1974. Headquartered in Northbrook, Illinois, Heads and Threads is believed to be one of the nation's leading importers and distributors of steel fasteners. Nuts, bolts, screws, washers and other fasteners are imported and resold to fastener manufacturers and distributors through a network of sales offices and warehouses in nineteen states. The strength of Heads and Threads lies in its long years of association with suppliers and customers. Although 1998 results were affected by the increasingly competitive market of the fastener importing business and costs relating to the restructuring of its computer systems, Heads and Threads has been consistently profitable since its acquisition by Alleghany, despite the cyclical nature of its business and changing market conditions.

         In 1998, Heads and Threads acquired the assets of Gardenbolt International Corp. of Sayreville, New Jersey, substantially increasing both the size of Heads and Threads and its presence in East Coast markets. In addition, it completed the installation and implementation of a new fully-integrated, enterprise-wide computer system which will enhance the functionality of Heads and Threads' business operations, including order processing, sales and inventory management, transportation services and accounting and finance.

         Since Heads and Threads imports virtually all of its fasteners, its costs are subject to fluctuations in foreign currency and import duties. Costs also will be impacted by regulations implementing the Fastener Quality Act, the effective date of which has been postponed to 1999.



ALLEGHANY PROPERTIES, INC.

         Headquartered in Sacramento, California, Alleghany Properties and its subsidiary own and manage, among other real estate and real estate-related assets, 23 properties in California. Such properties are comprised of improved and unimproved commercial land (office, retail and industrial), and improved and unimproved commercial and residential lots. A major portion of Alleghany Properties' real estate assets are located in North Natomas, the only large undeveloped area in the City of Sacramento. Development in the area had been delayed by flood plain zoning and wildlife habitat issues, both of which have been resolved allowing development to begin.

SELECTED FINANCIAL DATA
Alleghany Corporation and Subsidiaries

(in thousands, except for share and per share amounts)

-------------------------------------------------------------------------------------------------------------------------------
                                                                               Years Ended December 31
-------------------------------------------------------------------------------------------------------------------------------
                                                    1998             1997             1996             1995             1994
-------------------------------------------------------------------------------------------------------------------------------
OPERATING DATA
Revenues from continuing operations              $  918,993       $  796,654       $  734,482       $  652,444       $  503,669
-------------------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations              $   63,381       $   51,400       $   40,470       $   60,366       $   28,236
Earnings from discontinued operations                32,725           54,267           46,578           24,934          109,270
-------------------------------------------------------------------------------------------------------------------------------
Net earnings                                     $   96,106       $  105,667       $   87,048       $   85,300       $  137,506
-------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share of common stock:*
Continuing operations                            $     8.74       $     7.05       $     5.50       $     8.21       $     3.89
Discontinued operations                                4.51             7.45             6.32             3.39            15.06
-------------------------------------------------------------------------------------------------------------------------------
Net earnings                                     $    13.25       $    14.50       $    11.82       $    11.60       $    18.95
-------------------------------------------------------------------------------------------------------------------------------
Average number of shares of common stock*         7,251,238        7,287,459        7,360,584        7,354,822        7,253,093
===============================================================================================================================

--------------------------------------------------------------------------------------------------------------------
                                                                December 31
                                         1998             1997             1996             1995             1994
--------------------------------------------------------------------------------------------------------------------
BALANCE SHEET
Total assets                          $4,282,444       $3,700,376       $3,448,433       $3,023,583       $2,515,332
--------------------------------------------------------------------------------------------------------------------
Long-term debt                        $  439,795       $  389,641       $  404,244       $  276,646       $  270,632
--------------------------------------------------------------------------------------------------------------------
Common stockholders' equity           $1,247,428       $1,570,935       $1,423,260       $1,320,643       $1,021,193
--------------------------------------------------------------------------------------------------------------------
Common stockholders' equity per
   share of common stock*             $   172.51       $   213.22       $   192.69       $   178.89       $   136.60
--------------------------------------------------------------------------------------------------------------------


Alleghany sold Sacramento Savings Bank on October 31, 1994 and spun off to Alleghany stockholders shares of Chicago Title on June 17, 1998; accordingly, the operations of Sacramento Savings have been classified as discontinued operations for 1994 and certain operations of Chicago Title have been classified as discontinued operations for each of the five years ended in 1998.

* Restated to reflect subsequent common stock dividends and the adoption of Statement of Financial Accounting Standards No. 128, "Earnings per Share."



DIVIDENDS, MARKET PRICES AND
RELATED SECURITY HOLDER MATTERS

As of December 31, 1998, there were approximately 1,900 holders of record of Alleghany common stock. The following table indicates quarterly high and low prices of the common stock in 1998 and 1997 on the New York Stock Exchange. The prices have not been adjusted for the spin off. Alleghany's ticker symbol is Y.

-----------------------------------------------------------------
Quarter Ended             1998                      1997
-----------------------------------------------------------------
                   High        Low          High         Low
-----------------------------------------------------------------
March 31          $ 350       $ 278 1/8    $ 216 7/8    $ 206
June 30             378 1/2     220          220          206 1/2
September 30        248         183          256          218 1/2
December 31       $ 205       $ 172        $ 290        $ 254
-----------------------------------------------------------------

         In 1997 and 1999, Alleghany's Board of Directors declared, as Alleghany' s dividend on its common stock for that year, a stock dividend consisting of one share of Alleghany common stock for every fifty shares outstanding. The 1997 stock dividend was paid in April of that year. In light of the spin-off of Chicago Title on June 17, 1998, no stock dividend was declared for 1998. As part of the spin-off, Alleghany distributed three shares of Chicago Title common stock for each share of Alleghany common stock outstanding.

         Alleghany's ability to pay cash dividends is restricted by the terms of a revolving credit loan agreement. At December 31, 1998, this agreement permitted the payment of dividends aggregating approximately $285 million. At that date about $1.161 billion of Alleghany's consolidated common stockholders' equity of $1.247 billion was unavailable for dividends or advances to Alleghany from its subsidiaries, due to limitations imposed by statutes and agreements with lenders to which those subsidiaries are subject.

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

         On June 17, 1998, Alleghany completed the tax-free spin-off of Chicago Title to Alleghany stockholders. Chicago Title and Trust Company paid cash dividends to Alleghany totalling $9 million in 1998 and $32 million in 1997. Since the spin-off, Chicago Title is no longer a source of dividends to Alleghany. Alleghany Asset Management, previously a subsidiary of Chicago Title, was not a part of the spin-off and remains a source of cash dividends to Alleghany.

         As of March 1, 1999, Alleghany and its subsidiaries owned about 22.29 million shares, or about 4.7 percent, of the outstanding common stock of Burlington Northern Santa Fe Corporation ("BNSF") having an aggregate market value as of such date of approximately $723.2 million, or $32.4375 per share. The aggregate cost of such shares is approximately $253.7 million, or $11.38 per share.

         As of March 1, 1999, Alleghany and its subsidiaries owned about 5.64 million shares, or about 5.2 percent, of the outstanding common stock of Armco Inc.

         Alleghany has declared stock dividends in lieu of cash dividends every year since 1987 except 1998, which have helped to conserve Alleghany's financial strength and, in particular, the liquid assets available to finance internal growth and operating company acquisitions and investments. On April 26, 1999, Alleghany will pay to stockholders of record on April 1, as its dividend on its common stock for 1999, a dividend of one share of Alleghany common stock for every 50 shares outstanding.

         In addition to its liquid assets, Alleghany has a revolving credit agreement with a bank which provides a commitment for revolving credit loans in the aggregate principal amount of $200 million. Borrowings have been repaid promptly in order to keep the facility available for future acquisitions. $18.2 million in borrowings were outstanding under this facility at 1998 year-end and $16 million were outstanding under this facility at 1997 year-end. This agreement will mature in July 2000.

         Alleghany has announced that it may purchase shares of its common stock in open market transactions from time to time. In 1998, Alleghany purchased an aggregate of 222,564 shares of its common stock for about $72.0 million, at an average cost of about $324.11 per share. In 1997, Alleghany purchased an aggregate of 157,174 shares of its common stock for about $33.1 million, at an average cost of about $210.47 per share.

         At December 31, 1998, about $86.2 million of the equity of Alleghany's subsidiaries was available for dividends or advances to Alleghany. At that date about $1.161 billion of $1.247 billion of Alleghany's equity was unavailable for dividends or advances to Alleghany from its subsidiaries, due to limitations imposed by statutes and agreements with lenders to which those subsidiaries are subject. These limitations have not affected Alleghany's ability to meet its obligations.

         Financial strength is also a high priority of Alleghany's subsidiaries, whose assets stand behind their financial commitments to their customers and vendors.


UNDERWRITERS RE GROUP

On October 23, 1998, Underwriters Re Group purchased Venton. Venton, through its subsidiaries, is a managing agent and provider of corporate capital for syndicates in the Lloyd's insurance market and also has operations in Bermuda. The purchase was made for approximately $181.1 million cash and Alleghany stock valued at approximately $8.9 million. In connection with the purchase, Underwriters Re Group established a letter of credit facility in the amount of $225 million to support the underwriting activities of the Lloyd's syndicates managed by Venton. About $211 million in letters of credit was issued and outstanding at year-end 1998.

         In 1998, Underwriters Re Group began to pay cash dividends to Alleghany, with dividends totalling $3.8 million for the year.

         At December 31, 1998, Underwriters Re Group's investment portfolio (excluding Venton) had a fair value of $1.5 billion and consisted primarily of high quality fixed maturity securities with an average maturity of 4.5 years and an effective duration of 3.3 years, and about 7.4 million shares of BNSF common stock with a market value of $240.8 million at March 1, 1999. Effective duration measures a portfolio's sensitivity to change in interest rates; a change within a range of plus or minus 1% in interest rates would be expected to result in an inverse change of approximately 3.3% in the value of the portfolio of Underwriters Re Group. The overall fixed maturity portfolio quality is maintained at a Moody's rating of Aa2, with over 97 percent of all securities rated investment grade by Moody's as of December 31, 1998. Underwriters Re Group's portfolio contains no investments of a derivative nature.

         On June 25, 1996, Underwriters Re Group issued $200 million principal amount of 7-7/8% Senior Notes due 2006. Of the net proceeds of the offering, $120 million was contributed to the capital of Underwriters Reinsurance, $50 million was used to repay indebtedness under Underwriters Re Group's credit agreement, and the remainder is being used for general corporate purposes. As of December 31, 1998, the statutory surplus of Underwriters Reinsurance was $602.6 million.

         Effective December 31, 1998, Underwriters Re Group entered into a credit agreement with several banks which provides for a commitment for revolving credit loans in an aggregate principal amount of $43 million, at interest rates tied to Underwriters Re Group's current debt rating. No amounts have been drawn under this facility.

ALLEGHANY ASSET MANAGEMENT

The financial services business of Alleghany Asset Management is not a capital intensive business and adequate funds are generated internally to provide for the currently foreseeable needs of its business. Alleghany Asset Management paid cash dividends to Alleghany totalling $8.4 million in 1998.

WORLD MINERALS

As of December 31, 1998, $71 million of indebtedness and $1.3 million of letters of credit were outstanding under World Minerals' long-term credit facility, and an additional $2.7 million of short-term debt was outstanding. The amount available under the long-term facility is required to be reduced periodically, with final maturity in December 1999. World Minerals is currently renegotiating its long-term credit facility. The aggregate available long-term borrowing and letter of credit amount as of December 31, 1998 was $76 million.

HEADS AND THREADS

As of December 31, 1998, $10.1 million in short-term debt was outstanding. In addition, $2.0 million in irrevocable letters of credit issued to overseas suppliers was outstanding. Heads and Threads has available lines of credit totalling $33.0 million.

ALLEGHANY PROPERTIES

As part of Alleghany's sale of Sacramento Savings Bank in 1994, Alleghany, through its wholly owned subsidiary Alleghany Properties, purchased real estate and real estate-related assets of Sacramento Savings for about $116 million. Accordingly, and in recognition that no general loss reserves of Sacramento Savings were transferred, Alleghany reduced the carrying value of such assets by about $20 million, net of related tax benefits. Alleghany Properties is Alleghany's only subsidiary holding substantial real estate investments.

         As of December 31, 1998, Alleghany Properties held 28 loans and properties having a total book value of approximately $52.9 million, as compared with 37 loans and properties having a total book value of approximately $61.0 million as of December 31, 1997, and 89 loans and properties having a total book value of approximately $90.1 million as of October 31, 1994 (the date the assets were purchased by Alleghany Properties).

         On December 11, 1998, Alleghany Properties issued $40 million aggregate principal amount of 6.83 percent senior notes due 2004 (the "2004 Notes"). The 2004 Notes will be repaid in five equal annual principal amortization payments beginning on the second anniversary of their issuance. The proceeds from the sale of the 2004 Notes were used to pay a dividend of $39.5 million to Alleghany and the balance was used to cover the expenses of the issuance.

         On February 23, 1995, Alleghany Properties issued $50 million aggregate principal amount of 8.62 percent senior notes due 2000 (the "2000 Notes"). On February 23, 1999, Alleghany Properties made its fourth principal payment on the 2000 Notes, including interest accrued thereon, in the amount of $10.9 million, reducing the outstanding principal to $10.0 million.

         The capital needs of Alleghany Properties consist primarily of various development costs relating to its owned properties. Adequate funds are expected to be generated by sales and reimbursements of tax benefits by Alleghany to provide for the currently foreseeable needs of its business.

         Alleghany management believes that Alleghany and its subsidiaries have and will have adequate internally generated funds, cash resources and unused credit facilities to provide for the currently foreseeable needs of its and their businesses. Alleghany and its subsidiaries have no material commitments for capital expenditures.

YEAR 2000

The Year 2000 issue arises from computer programs that use two digits rather than four digits to define the applicable year. This could result in a failure of information technology systems ("IT systems") and other equipment containing imbedded technology ("non-IT systems") to correctly read the year 2000, which could cause significant disruption in business operations. Each of Alleghany and its subsidiaries has undertaken a four-phase program to determine the extent of Year 2000 issues within each of its significant IT systems and non-IT systems and to take appropriate remedial action. The four phases of the program are assessment, planning, execution and testing. The assessment and planning phases were completed in early 1998 and execution and testing began thereafter. Non-compliant systems were reprogrammed or replaced, and then tested. The execution and testing phases were largely completed by year-end 1998, but some testing is continuing into 1999. The cost of remediation (including replacement software and hardware), testing and outside consultant fees is currently expected to total $4.7 million, of which about $3.8 million has been incurred.

         Management has recently engaged an outside consultant to assess the Year 2000 compliance programs of Alleghany and its subsidiaries. Such assessment is expected to be completed during the second quarter of 1999. The consultant's assessment and resulting recommendations will be presented to Alleghany's Board of Directors and implemented as appropriate.

         Management presently believes that it will be able to timely resolve the Year 2000 issues affecting the computer systems of Alleghany and its subsidiaries and that the cost of addressing such matters will not have a material impact on the business, operations or financial condition of Alleghany and its subsidiaries. However, the extent to which third-party computer systems are adversely affected could materially adversely affect the business, operations or financial condition of Alleghany and its subsidiaries.

         The following is a more detailed report of the state of readiness of each of Alleghany's operating units:

UNDERWRITERS RE GROUP

Underwriters Re Group has assessed, remediated, tested and returned to production all of its critical internal IT systems, including internally-developed applications and purchased software. Initial testing of main production computer systems was completed during the 1998 third quarter, and the systems were returned to production. Additional month-end tests will be performed in the 1999 second quarter to run actual data with expiration dates in year 2000.

         Other than third-party long distance telephone and data lines and public utility suppliers of electrical power, Underwriters Re Group's business operations are not heavily dependent on non-IT technology systems. In the event of a broader failure of electrical systems, the current uninterrupted power source of Underwriters Re Group is designed to remain operational long enough to bring all systems down without data loss. In addition, Underwriters Re Group plans to manually back-up and shut down all servers on December 31, 1999. Systems will be restarted when power is available and all critical applications will be tested.

         Underwriters Re Group realizes that non-compliance by third parties could impact its business. The possibility exists that a portion of Underwriters Re Group's distribution channel may not be compliant, that communication with brokers, ceding companies or agents could be disrupted, that underwriting data could be unobtainable or that the claim settling process could be delayed. Underwriters Re Group has contacted its key business partners to determine their status of compliance and to assess the impact of noncompliance to Underwriters Re Group. Underwriters Re Group is working closely with all material business relationships to minimize its exposure to Year 2000 issues, including on-site visits to identify their state of readiness. Underwriters Re Group will continue to monitor third party Year 2000 issue readiness to determine whether additional or alternative measures may be necessary. Such measures may include the selection of alternate third parties or other actions designed to mitigate the effects of a third party's lack of readiness.

         Venton is scheduled to replace its non-compliant IT systems with a new system. The new system has attained Lloyd's markets Year 2000 certification and is scheduled to be put in operation by the end of the 1999 first quarter. In light of production delays, however, Venton is updating its contingency plans to make the existing IT system Year 2000 compliant and to attain Lloyd's certification of such system by June 30, 1999.

         In addition to issues faced by all industries in assuring Year 2000 compliance in their own computer systems and third-party relationships, the insurance industry may also face claims asserted under certain insurance and reinsurance policies for damages incurred by insureds due to Year 2000 computer problems. Underwriters Re Group is evaluating the potential insurance exposures arising from Year 2000 problems. A quantification of the insurance industry's or Underwriters Re Group's potential exposure to Year 2000 losses is not possible, as policy wordings vary and legal interpretations of possible insurance coverage for losses are likely to differ from jurisdiction to jurisdiction.

         Underwriters Re Group, through the use of questionnaires and other methods of determining a client's exposure to Year 2000 losses, has adjusted its current underwriting practices to address potential insurance exposures for Year 2000 losses. Upon evaluation of the responses to these questionnaires and/or other information, Underwriters Re Group may in some instances exclude Year 2000 losses or decline to issue or renew a policy. If the responses are considered appropriate, contracts may be written without express Year 2000 language.

ALLEGHANY ASSET MANAGEMENT

Alleghany Asset Management has assessed, remediated and returned to production all of its critical internal IT systems. The software products in use by Alleghany Asset Management and its subsidiaries are primarily from nationally recognized vendors, which are widely used in the investment and trust businesses. The installed versions of all software critical to the operations of Alleghany Asset Management have been certified by their vendors as Year 2000 compliant. Alleghany Asset Management is in the process of testing all software in use by it, with testing to be completed by June 30, 1999. In addition, Alleghany Asset Management has identified a limited number of network hardware devices that are not Year 2000 compliant, which are scheduled to be replaced by June 30, 1999.

         Other than third-party long distance telephone and data lines and public utility suppliers of electrical power, Alleghany Asset Management's business operations are not heavily dependent on non-IT technology systems. The Chicago based subsidiaries of Alleghany Asset Management have received certifications from the owner of their headquarters building that the building's systems are Year 2000 compliant. The telephone system is third-party administered and maintained, needs upgrades from third-party vendors, and is scheduled to be compliant by June 30, 1999. The Atlanta and San Diego based subsidiaries are moving into new leased premises no later than August 1999, and are obtaining certifications of Year 2000 compliance from the appropriate parties.

         Alleghany Asset Management utilizes four third-party service providers for critical business services, including custody, security receipt and delivery, and income collection services. These providers are nationally recognized vendors of such services, and have supplied Alleghany Asset Management with ongoing information regarding their Year 2000 status. All such providers have certified that their systems are Year 2000 compliant. Due to the integrated, production nature of such services, the providers have informed Alleghany Asset Management that it is not feasible for Alleghany Asset Management to independently test such systems. The vendors have provided proxy test results, which are being reviewed to ensure that they meet the requirements of Alleghany Asset Management. Alleghany Asset Management is preparing contingency plans for each such third-party system, which are to be completed by March 31, 1999. Alleghany Asset Management plans to retrieve customer account data at multiple dates prior to January 1, 2000, and, in the event of a third party failure, will maintain on an interim basis ongoing account activity on internally maintained systems that have been tested as Year 2000 compliant.

         The business operations of Alleghany Asset Management are heavily dependent upon a complex worldwide network of IT systems that contain date fields, including data feeds to Alleghany Asset Management, trading systems, securities transfer agent operations and stock market links. The ability of Alleghany Asset Management to minimize the effects of Year 2000 issues is highly dependent upon the efforts of third parties. The failure of organizations such as securities exchanges, securities clearing organizations, banks, vendors, clients or domestic or foreign governmental regulatory agencies to resolve their own processing issues with respect to Year 2000 in a timely manner could have a materially adverse effect on the business, results of operations or financial condition of Alleghany Asset Management. It is not clear, however, that any adequate contingency plan can be developed for such failures.

WORLD MINERALS

         As of December 31, 1998, all critical internal IT systems of World Minerals have been inventoried and assessed and necessary corrections planned and executed. As a result, all critical non-compliant IT systems have been upgraded, replaced or reprogrammed. World Minerals expects to complete the testing of all of its IT systems by June 30, 1999.

         With respect to its non-IT systems (such as plant and mining equipment containing embedded chips or programmable logic controllers), with the exception of two plant processing systems which are being replaced or upgraded in the 1999 first half, the assessment, planning and execution phases are complete. World Minerals believes that, for all internal IT and non-IT systems, it will have all four phases of its Year 2000 project completed by June 30, 1999.

         World Minerals has also conducted a study as to the Year 2000 compliance of various third parties with which it does business. All material vendors, suppliers and customers have been asked to certify in writing as to the status of their own Year 2000 readiness, and World Minerals has developed, or is in the process of developing, second source suppliers for major purchased items. Such items include component parts necessary for maintenance and repair of plant equipment, as well as products used in production, such as bags, soda ash and pallets. Additionally, second sources have been developed for transportation companies which deliver the company's products to its customers. At this time, World Minerals is not aware of any material suppliers or customers who anticipate difficulty in solving their respective Year 2000 issues.

         While World Minerals expects to have all of its internal systems Year 2000 compliant and fully tested by June 30, 1999, it is possible that unforeseen events could arise, including a failure of the power grid or telecommunications, which would have an adverse effect on the business operations of World Minerals. Notwithstanding the fact that World Minerals has developed second source suppliers for all major purchased items, one or more of its key third-party vendors and/or customers could fail. Although it is impossible to determine the financial impact of such an event, World Minerals does not believe the failure of any single supplier or customer would have a material adverse effect on its business, results of operations or financial condition. World Minerals does not have any single customer which accounts for 5 percent or more of its revenues.

HEADS AND THREADS

Heads and Threads has assessed, planned and executed its internal IT systems and expects to complete the testing of such systems by June 30, 1999. With respect to its non-IT systems, including telephone, time clocks, lift trucks, weighing scales and a generator, Heads and Threads has received written statements from suppliers of such systems assuring their Year 2000 compliance.

         As part of its Year 2000 program, Heads and Threads communicated, by telephone or personal interviews, with its material customers and overseas suppliers and surveyed a broader group of its customers and suppliers to determine their state of readiness. Based on the results of these meetings, telephone calls and surveys, Heads and Threads does not currently believe that its business operations will be adversely affected by the failure of these third parties to address adequately their Year 2000 issues. Heads and Threads has also received written assurances of Year 2000 compliance from its material banking and insurance providers and shipping companies.

         While Heads and Threads expects to have no interruption of operations as a result of internal IT and non-IT systems, it will continue to monitor third parties whose initial response to the communications from Heads and Threads indicated that they were not yet Year 2000 ready. In this regard, Heads and Threads will continue to evaluate its need to develop any contingency plans.

ALLEGHANY PROPERTIES

The business operations of Alleghany Properties do not rely on any critical IT or non-IT systems, other than communication systems, telephone or electrical systems needed to maintain an office. In addition, Alleghany Properties does not have any significant external interfaces or vendors upon which it relies. Nonetheless, Alleghany Properties has engaged an outside consultant to review its Year 2000 compliance and has implemented such consultant's recommendations.


QUANTITATIVE AND QUALITATIVE MARKET RISK DISCLOSURE

Market risk is the risk of loss from adverse changes in market prices and rates, such as interest rates, foreign currency exchange rates and commodity prices. The primary market risk related to Alleghany's non-trading financial instruments is the risk of loss associated with adverse changes in interest rates.

         For fixed maturity securities, short-term liquidity needs and the potential liquidity needs of the business are key factors in managing the portfolio. The portfolio duration relative to the liabilities' duration is primarily managed through cash market transactions. For additional information regarding the fixed maturity portfolio, see the Financial Condition section of the Management's Discussion and Analysis.

         Alleghany and its subsidiaries invest in equities. Such investments include about 22.29 million shares of BNSF common stock, which had an aggregate market value as of March 1, 1999 of approximately $732.2 million, or $32.4375 per share. The aggregate cost of such shares is approximately $253.7 million, or $11.38 per share. Equity securities are subject to declines in market values. Alleghany holds its equity investments as available for sale. Any changes in the market value in these investments, net of tax, would affect Alleghany's stockholders' equity and comprehensive income.

         The primary market risk for the long-term debt of Alleghany and its subsidiaries is interest rate risk at the time of refinancing. Alleghany and its subsidiaries monitor the interest rate environment to evaluate refinancing opportunities. For additional information regarding the long-term debt of Alleghany and its subsidiaries, see the Financial Condition section of the Management's Discussion and Analysis.

         Other than the two interest rate swaps included in the table below, Alleghany currently does not use derivatives to manage market and interest rate risks.

         Alleghany, through World Minerals, conducts certain business activities in foreign countries. World Minerals minimizes its exposure to the risk of foreign currency fluctuation by, among other things, causing its subsidiaries, whenever feasible, to declare and pay dividends and to invoice their export customers in United States dollars or other "hard currencies." World Minerals' foreign operations do not subject Alleghany to a material risk from foreign currency fluctuation.

         The table below provides information about Alleghany's financial instruments that are sensitive to changes in interest rates. For mortgage-backed and asset-backed securities, the timing of the cash flow of the portfolio is based on an average prepayment assumption of 300 PSA, which assumes that the portfolio will prepay at an annual rate of 18 percent. The fixed maturities portfolio does not include money market instruments. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. For interest rate swaps, the table presents notional amounts and weighted average interest rates by expected (contractual) maturity dates. Notional amounts are used to calculate the contractual payments to be exchanged under the contract. The timing and amount of cash flows relating to Alleghany's debt obligations and interest rate swaps are determined by the relevant contractual agreements.

December 31, 1998
--------------------------------------------------------------------------------------------------------------------------
Expected Maturity Date
--------------------------------------------------------------------------------------------------------------------------
(dollars in thousands)                                  1999          2000            2001           2002           2003
--------------------------------------------------------------------------------------------------------------------------
ASSETS
Fixed maturities:
   U.S. Government, government agency, and
   municipal obligations - excluding mortgaged-
   backed securities                                  $ 56,435       $ 53,572       $ 52,713       $ 99,684       $ 67,499
      Average interest rate                               6.37%          5.55%          6.24%          6.27%          6.03%
   Mortgaged-backed U.S. government, government
   agency, and municipal obligations                  $ 38,832       $ 35,452       $ 21,385       $ 16,832       $ 13,511
      Average interest rate                               6.64%          6.60%          6.68%          6.64%          6.64%
   Mortgage/asset-backed securities (all other)       $ 21,764       $ 31,985       $ 17,542       $  8,052       $  2,776
      Average interest rate                                6.8%          6.47%          6.24%          6.83%          6.85%
   Certificates of deposit                            $  1,333           --             --             --             --
      Average interest rate                               6.17%          --             --             --             --
   Commercial paper and bankers' acceptance           $ 49,462           --             --             --             --
      Average interest rate                               5.16%          --             --             --             --
   Corporate bonds                                    $ 46,139       $ 38,777       $ 36,681       $ 34,981       $ 43,305
      Average interest rate                               7.32%          6.53%          6.30%          6.18%          6.10%
   Foreign bonds                                      $    416           --         $  8,605           --             --
      Average interest rate                               6.35%          --             6.49%          --             --

LIABILITIES
Long-term debt:
   Fixed rate                                         $ 15,138       $ 18,039       $  8,042       $  8,027       $  8,000
      Average interest rate                               8.13%          7.82%           6.8%           6.8%          6.83%
   Variable rate                                      $ 96,890           --             --             --             --
      Average interest rate                               6.45%          --             --             --             --

INTEREST RATE DERIVATIVES
Interest rate swaps:
   Variable to fixed (Notional amount)                $ 30,000           --             --             --             --
      Average pay rate                                    7.02%          --             --             --             --
      Average receive rate                                --             --             --             --             --
   Variable to variable                                   --             --             --             --             --
      Pay notional amount                                 --             --             --             --             --
      Average pay rate                                    --             --             --             --             --
      Receive notional amount                             --             --             --             --             --
      Average receive rate                                --             --             --             --             --
==========================================================================================================================


December 31, 1998
-------------------------------------------------------------------------------------------------
Expected Maturity Date
-------------------------------------------------------------------------------------------------
(dollars in thousands)                                 Thereafter            Total     Fair Value
-------------------------------------------------------------------------------------------------
ASSETS
Fixed maturities:
   U.S. Government, government agency, and
   municipal obligations - excluding mortgaged-
   backed securities                                  $   193,038        $ 522,941      $ 537,937
      Average interest rate                                  5.96%            6.07%
   Mortgaged-backed U.S. government, government
   agency, and municipal obligations                  $    50,456        $ 176,468      $ 183,247
      Average interest rate                                  6.48%            6.59%
   Mortgage/asset-backed securities (all other)       $    17,631        $  99,750      $ 101,827
      Average interest rate                                  6.87%            6.61%
   Certificates of deposit                                   --          $   1,333      $   1,333
      Average interest rate                                  --               6.17%
   Commercial paper and bankers' acceptance                  --          $  49,462       $ 49,462
      Average interest rate                                  --               5.16%
   Corporate bonds                                    $   102,519        $ 302,402       $310,282
      Average interest rate                                  6.14%            6.38%
   Foreign bonds                                      $    27,203        $  36,224       $ 35,888
      Average interest rate                                  7.38%            7.16%

LIABILITIES
Long-term debt:
   Fixed rate                                         $   205,658        $ 262,904       $262,904
      Average interest rate                                  7.83%            7.75%
   Variable rate                                      $    80,000        $ 176,890       $176,890
      Average interest rate                                   6.0%            6.24%

INTEREST RATE DERIVATIVES
Interest rate swaps:
   Variable to fixed (Notional amount)                       --         $   30,000
      Average pay rate                                       --               7.02%
      Average receive rate                                   --                --
   Variable to variable                                      --                --
      Pay notional amount                              $   86,232       $   86,232
      Average pay rate                                       5.56%            5.56%
      Receive notional amount                          $   80,000       $   80,000
      Average receive rate                                   6.00%            6.00%
=================================================================================================


FORWARD-LOOKING STATEMENTS

The "Management's Discussion and Analysis of Financial Condition and Results of Operations" (pages 3-5, 7, 9-11, 13-15, 17, 19, 24-28) and "Quantitative and Qualitative Market Risk Disclosure" (pages 28-29) contain disclosures which are forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan" or "continue." These forward-looking statements are based upon Alleghany's current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and anticipated actions and Alleghany's future financial condition and results. The uncertainties and risks include, but are not limited to, those relating to conducting operations in a competitive environment; acquisition activities; the complexity of integrated computer systems; the success and expense of the remediation efforts of Alleghany, its subsidiaries and third parties in achieving Year 2000 compliance and general economic conditions. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of Alleghany.

CONSOLIDATED BALANCE SHEETS
Alleghany Corporation and Subsidiaries

December 31, 1998 and 1997
------------------------------------------------------------------------------------------------------------------
(in thousands, except share amounts)                                                      1998             1997
------------------------------------------------------------------------------------------------------------------
ASSETS
Available for sale securities:
   Fixed maturities (amortized cost: 1998 $1,270,279; 1997 $1,255,081)                 $1,301,707       $1,277,566
   Equity securities (cost: 1998 $317,216; 1997 $339,888)                                 824,326          783,433
------------------------------------------------------------------------------------------------------------------
                                                                                        2,126,033        2,060,999
------------------------------------------------------------------------------------------------------------------
Cash                                                                                       25,441           45,772
Cash pledged to secure trust deposits                                                      56,907            1,336
Notes receivable                                                                           91,536           91,536
Funds held, accounts and other receivables                                                502,721          255,802
Property and equipment - at cost, less accumulated depreciation and amortization          208,698          193,304
Reinsurance receivable                                                                    571,689          387,609
Other assets                                                                              699,419          278,567
Net assets of discontinued operations                                                        --            385,451
------------------------------------------------------------------------------------------------------------------
                                                                                       $4,282,444       $3,700,376
------------------------------------------------------------------------------------------------------------------

LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Property and casualty losses and loss adjustment expenses                              $1,554,818       $1,159,070
Other liabilities                                                                         833,541          443,259
Long-term debt of parent                                                                   18,200           16,000
Long-term debt of subsidiaries                                                            421,595          373,641
Net deferred tax liability                                                                150,218          133,241
Trust deposits secured by pledged assets                                                   56,644            4,230
------------------------------------------------------------------------------------------------------------------
   Total liabilities                                                                    3,035,016        2,129,441
Commitments and contingent liabilities
Common stockholders' equity:
   (common shares authorized: 1998 and 1997 - 22,000,000;
   common shares issued and outstanding: 1998 - 7,231,224; 1997 - 7,367,551)            1,247,428        1,570,935
------------------------------------------------------------------------------------------------------------------
                                                                                       $4,282,444       $3,700,376
------------------------------------------------------------------------------------------------------------------


See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Earnings
Alleghany Corporation and Subsidiaries

Years Ended December 31,
------------------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)                             1998            1997             1996
------------------------------------------------------------------------------------------------------------
REVENUES
Trust fees                                                        $ 122,913       $  77,341        $  52,259
Net property and casualty premiums earned                           420,809         376,672          346,777
Interest, dividend and other income                                 166,737         149,724          132,960
Net mineral and filtration sales                                    200,815         203,264          198,179
Net gain (loss) on investment transactions                            7,719         (10,347)           4,307
------------------------------------------------------------------------------------------------------------
   Total revenues                                                   918,993         796,654          734,482
------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES
Commissions and brokerage expenses                                  113,170          94,444           88,895
Salaries, administrative and other operating expenses               231,970         187,049          168,965
Property and casualty losses and loss adjustment expenses           288,259         261,828          243,725
Cost of mineral and filtration sales                                131,108         130,555          128,681
Interest expense                                                     32,271          32,111           26,573
Corporate administration                                             31,199          25,437           20,253
------------------------------------------------------------------------------------------------------------
   Total costs and expenses                                         827,977         731,424          677,092
------------------------------------------------------------------------------------------------------------
   Earnings from continuing operations, before income taxes          91,016          65,230           57,390
Income taxes                                                         27,635          13,830           16,920
------------------------------------------------------------------------------------------------------------
   Earnings from continuing operations                               63,381          51,400           40,470
DISCONTINUED OPERATIONS
Earnings from discontinued operations, net of tax                    32,725          54,267           46,578
------------------------------------------------------------------------------------------------------------
   Net earnings                                                   $  96,106       $ 105,667        $  87,048
============================================================================================================
BASIC EARNINGS PER SHARE OF COMMON STOCK:*
   Continuing operations                                          $    8.74       $    7.05        $    5.50
   Discontinued operations                                             4.51            7.45             6.32
------------------------------------------------------------------------------------------------------------
Basic net earnings per share                                      $   13.25       $   14.50        $   11.82
============================================================================================================
DILUTED EARNINGS PER SHARE OF COMMON STOCK:*
   Continuing operations                                          $    8.59       $    6.98        $    5.49
   Discontinued operations                                             4.43            7.37             6.32
------------------------------------------------------------------------------------------------------------
Diluted net earnings per share                                    $   13.02       $   14.35        $   11.81
============================================================================================================

*Adjusted to reflect subsequent common stock dividends and the adoption of Statement of Financial Accounting Standards No. 128 "Earnings Per Share."

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN
COMMON STOCKHOLDERS' EQUITY
Alleghany Corporation and Subsidiaries

Three Years Ended December 31, 1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                        Accumulated      Cumulative      Cumulative           Total
                                               Common    Contributed  Comprehensive        Treasury        Retained   Stockholders'
(in thousands, except share amounts)            Stock        Capital   Other Income           Stock        Earnings          Equity
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995              $     7,159    $   477,672    $   218,616     $   (10,174)    $   627,370     $ 1,320,643
(7,448,490 shares of common
   stock issued; 66,180 in treasury)*
ADD (DEDUCT):
Net earnings                                     --             --             --              --            87,048          87,048
Other comprehensive income, net of tax:
   Cumulative translation loss                   --             --           (1,357)           --              --            (1,357)
   Change in unrealized appreciation
      of investments, net                        --             --           28,003            --              --            28,003
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                             --             --           26,646            --            87,048         113,694
------------------------------------------------------------------------------------------------------------------------------------
Common stock dividend                              75         15,756           --            11,792         (27,766)           (143)
Other, net                                         69          1,508           --           (12,511)           --           (10,934)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                    7,303        494,936        245,262         (10,893)        686,652       1,423,260
(7,449,126 shares of common
   stock issued; 62,794 in treasury)*
ADD (DEDUCT):
Net earnings                                     --             --             --              --           105,667         105,667
Other comprehensive income, net of tax:
   Cumulative translation loss                   --             --           (3,166)           --              --            (3,166)
   Change in unrealized appreciation
      of investments, net                        --             --           56,900            --              --            56,900
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                             --             --           53,734            --           105,667         159,401
------------------------------------------------------------------------------------------------------------------------------------
Common stock dividend                            --            1,181           --            28,486         (29,815)           (148)
Other, net                                        110         15,032           --           (26,720)           --           (11,578)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                    7,413        511,149        298,996          (9,127)        762,504       1,570,935
(7,413,140 shares of common
   stock issued; 45,589 in treasury)
ADD (DEDUCT):
Net earnings                                     --             --             --              --            96,106          96,106
Other comprehensive income, net of tax:
   Cumulative translation gain                   --             --            1,022            --              --             1,022
   Change in unrealized appreciation
      of investments, net                        --             --           47,130            --              --            47,130
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                             --             --           48,152            --            96,106         144,258
------------------------------------------------------------------------------------------------------------------------------------
Spin-off of Chicago Title                        --             --          (10,663)           --          (403,104)       (413,767)
Other, net                                         19            152           --           (53,437)           (732)        (53,998)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998              $     7,432    $   511,301    $   336,485     $   (62,564)    $   454,774     $ 1,247,428
(7,432,023 shares of common
   stock issued; 200,799 in treasury)
====================================================================================================================================

*Adjusted to reflect subsequent common stock dividends.
See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Alleghany Corporation and Subsidiaries

Years Ended December 31,
--------------------------------------------------------------------------------------------------------------
(in thousands)                                                              1998          1997          1996
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM CONTINUING OPERATING ACTIVITIES
Earnings from continuing operations                                      $  63,381     $  51,400     $  40,470
Adjustments to reconcile earnings from continuing operations to cash provided by (used in) continuing operations:
Depreciation and amortization                                               18,395        24,178        24,015
Net (gain) loss on investment transactions                                  (7,719)       10,347        (4,307)
Other charges to continuing operations, net                                 (4,800)         (300)         (683)
Decrease (increase) in funds held, accounts and other receivables          (77,417)      (31,088)       18,072
(Increase) decrease in reinsurance receivable                             (100,575)        4,601         7,573
Increase in property and casualty losses and loss adjustment expenses      192,337        49,050        96,020
(Decrease) in other assets                                                 (36,647)       (3,175)      (45,231)
Increase in other liabilities                                               95,411        63,395        30,849
(Increase) decrease  in cash pledged to secure trust deposits              (55,571)       17,338        (3,041)
Increase (decrease) in trust and escrow deposits                            52,414       (17,599)       26,493
--------------------------------------------------------------------------------------------------------------
Net adjustments                                                             75,828       116,747       149,760
--------------------------------------------------------------------------------------------------------------
Cash provided by (used in) continuing operations                           139,209       168,147       190,230
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments                                                   (321,092)     (591,358)     (494,421)
Maturities of investments                                                   53,367       210,154        55,257
Sales of investments                                                       316,692       224,717       124,273
Purchases of property and equipment                                        (29,769)      (16,580)      (23,728)
Acquisition of Venton, net of cash received                               (172,963)         --            --
Other, net                                                                  (4,895)       20,960         8,807
--------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                     (158,660)     (152,107)     (329,812)
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on long-term debt                                       (22,000)     (112,000)     (159,000)
Proceeds of long-term debt                                                  71,484        97,639       296,082
Cash provided by discontinued operations                                     3,903        18,805        30,000
Other, net                                                                 (54,267)      (11,594)      (19,161)
--------------------------------------------------------------------------------------------------------------
   Net cash (used in) provided by financing activities                        (880)       (7,150)      147,921
--------------------------------------------------------------------------------------------------------------
   Net (decrease) increase in cash                                         (20,331)        8,890         8,339
Cash at beginning of year                                                   45,772        36,882        28,543
--------------------------------------------------------------------------------------------------------------
Cash at end of year                                                      $  25,441     $  45,772     $  36,882
--------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
   Interest                                                              $  32,758     $  32,140     $  26,464
   Income taxes                                                          $  34,748     $  44,410     $  63,646
--------------------------------------------------------------------------------------------------------------
Non-cash item:
   Book value of spin-off of Chicago Title and Trust Company             $ 413,767          --            --
==============================================================================================================


See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

ALLEGHANY CORPORATION AND SUBSIDIARIES


1. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

a. PRINCIPLES OF FINANCIAL STATEMENT PRESENTATION.

Alleghany Corporation, a Delaware corporation ("Alleghany", or together with its subsidiaries and division, the "Company"), owns Alleghany Asset Management, Inc.; Alleghany Funding Corporation ("AFC"); World Minerals Inc. ("World Minerals"); Underwriters Re Group, Inc., formerly known as URC Holdings Corp. ("Underwriters Re Group"), whose principal subsidiaries are Underwriters Reinsurance Company ("Underwriters Reinsurance"), Commercial Underwriters Insurance Company ("CUIC") and Underwriters Insurance Company ("UIC"); and Alleghany Properties Inc. ("API"). Heads and Threads currently conducts its business as a division of Alleghany.

      The Company in 1998 spun-off to Alleghany stockholders shares of a newly-formed holding company for Chicago Title and Trust Company, and accordingly its operations are shown as discontinued operations for all periods presented. See Note 2.

      Underwriters Reinsurance acquired Venton Holdings Ltd. and subsidiaries ("VHL") on October 23, 1998. The consolidated financial statements of Alleghany do not include the results of VHL for the period following its acquisition, except that Alleghany's consolidated balance sheet as of December 31, 1998 includes VHL's accounts as of September 30, 1998, which date is being used as the opening balance sheet date. VHL's accounts will be included in the consolidated financial statements of Alleghany on a one quarter lag. VHL is accounted for under the purchase accounting method.

      The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Company. All significant intercompany items have been eliminated in consolidation.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions associated with property and casualty loss reserves include inherent uncertainties primarily due to the long- term nature of most reinsurance business, the diversity of development patterns among different lines of business and types of reinsurance, and the necessary reliance on the ceding company for information regarding claims. Actual results could differ from those estimates.

b. INVESTMENTS.

Marketable investment securities at December 31, 1998 and 1997 consist of U.S. Treasury securities, obligations of U.S. government agencies, municipal obligations, mortgage- backed securities, corporate debt securities, certificates of deposit, and equity securities. The Company classifies its debt and marketable equity securities into one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are those fixed maturity securities which the Company has the ability and intent to hold until maturity. Securities held for indefinite periods of time which may not be held to maturity are classified as available for sale. Money market instruments are included in the bonds, notes and other category in
Note 3.

      At December 31, 1998 and 1997, securities are classified as available for sale securities and recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported in comprehensive income and as a separate component of stockholders' equity until realized. A decline in the fair value of an available for sale security below its cost that is deemed other than temporary is charged to earnings.

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

e. REVENUE RECOGNITION.

Trust fees are recognized principally when billed.

      Property and casualty premiums are reflected in income generally on a daily pro rata basis for facultative business and as reported by the ceding company for treaty business.

f. DERIVATIVE FINANCIAL INSTRUMENTS.

The Company has only limited involvement with derivative financial instruments and does not use them for trading

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

ALLEGHANY CORPORATION AND SUBSIDIARIES

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

      Earnings per share of common stock are based on the average number of shares of Alleghany common stock outstanding during the years ended December 31, 1998, 1997, and 1996, respectively, as adjusted for stock dividends. The average number of shares of common stock outstanding, as adjusted for stock dividends, was 7,251,238 in 1998, 7,287,459 in 1997, and 7,360,584 in 1996.

m. IMPAIRMENT OF LONG-LIVED ASSETS.

The Company follows Statement of Financial Accounting Standards No. 121 (SFAS
121) "Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to Be Disposed Of." As guidance for recognition and measurement of impairment of long-lived assets, certain identifiable intangibles and goodwill related both to assets to be held and used and assets to be disposed of.

n. STOCK OPTION PLANS.

The Company follows Statement of Financial Accounting Standards No. 123 (SFAS
123) "Accounting for Stock-Based Compensation." SFAS 123 establishes accounting and reporting standards for stock-based employee compensation plans. This statement allows companies to choose between the "fair value based method of accounting" as defined in this statement and the "intrinsic value based method of accounting" as prescribed by Accounting Principles Board Opinion No. 25 (APB
25), "Accounting for Stock Issued to Employees." The Company has elected to continue to follow the accounting guidance provided by APB 25, as permitted.

o. RECENT ACCOUNTING PRONOUNCEMENTS.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 (SFAS 130) "Reporting Comprehensive Income." SFAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. All items that are required to be recognized under accounting standards as components of comprehensive income are to be reported in a financial statement that is displayed with the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

ALLEGHANY CORPORATION AND SUBSIDIARIES


same prominence as other financial statements. The Company implemented this statement in 1998. This statement relates to presentation of information and had no impact on the consolidated statement of earnings or consolidated balance sheets.

      In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 (SFAS 131) "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that selected information about those operating segments be reported in interim financial statements. The Company implemented this statement in 1998. The Company's reportable operating segments did not change as a result of the adoption of SFAS 131.

      In June 1998, the Financial Accounting Standards Board issued Statement 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. The statement requires all derivatives to be recorded on the balance sheet at fair value and establishes special accounting for the following three different types of hedges: (1) hedges of changes in the fair value of assets, liabilities or firm commitments (referred to as fair value hedges); (2) hedges of the variable cash flows of forecasted transactions (cash flow hedges); and (3) hedges of foreign currency exposures of net investments in foreign operations. Though the accounting treatment and criteria for each of the three types of hedges is unique, they all result in recognizing offsetting changes in value or cash flow of both the hedge and the hedged item in earnings in the same period. Changes in the fair value of derivatives that do not meet the criteria of one of these three categories of hedges are included in earnings in the period of the change with no related offset. SFAS 133 is effective for years beginning after June 15, 1999, but companies may adopt it early. The Company expects to adopt SFAS 133 effective January 1, 2000. Management is assessing the impact of SFAS 133 on the Company and does not anticipate the impact to be significant.

p. RECLASSIFICATION.

Certain prior year amounts have
been reclassified to conform to the 1998 presentation.

2. SPIN-OFF OF CHICAGO TITLE

As a result of the spin-off, the Company has classified the operation spun-off as a "discontinued operation" in its financial statements. Historical financial information relating to the discontinued operations is as follows (in thousands):

-----------------------------------------------------------------------------
ASSETS                                                             1997
-----------------------------------------------------------------------------
Investments:
         Fixed                                                  $1,032,089
         Equities                                                   34,490
-----------------------------------------------------------------------------
                                                                 1,066,579
-----------------------------------------------------------------------------
Cash                                                                21,219
Cash pledged                                                       100,207
Funds held, accounts receivable                                     69,519
Title records                                                      150,546
Property and equipment, net                                         97,223
Net deferred tax asset                                              75,197
Other assets                                                       102,821
-----------------------------------------------------------------------------
                                                                $1,683,311
=============================================================================

LIABILITIES AND EQUITY
-----------------------------------------------------------------------------
Title losses and claims                                         $  564,453
Other liabilities                                                  233,411
Long-term debt                                                      32,443
Trust and escrow deposits                                          467,553
-----------------------------------------------------------------------------
                                                                 1,297,860
-----------------------------------------------------------------------------
Stockholder's equity                                               385,451
-----------------------------------------------------------------------------
                                                                $1,683,311
=============================================================================

-----------------------------------------------------------------------------------
REVENUES                                    1998*           1997           1996
-----------------------------------------------------------------------------------
Title premiums,
      escrow and trust fees             $  777,882      $1,395,865     $1,265,461
Interest, dividend and
      other income                          28,025          67,897         60,787
Net gain on investment transactions            487           1,469          1,436
-----------------------------------------------------------------------------------
      Total revenues                       806,394       1,465,231      1,327,684
-----------------------------------------------------------------------------------
COSTS AND EXPENSES
-----------------------------------------------------------------------------------
Commissions and
      brokerage expenses                   260,797         526,324        484,352
Salaries, administrative and
      other operating expenses             440,260         749,624        684,548
Provision for title losses
and other claims                            51,910         103,251         83,526
Interest expense                             2,259           4,644          5,566
-----------------------------------------------------------------------------------
      Total costs and expenses             755,226       1,383,843      1,257,992
-----------------------------------------------------------------------------------
      Earnings before income taxes          51,168          81,388         69,692
Income taxes                                18,443          27,121         23,114
-----------------------------------------------------------------------------------
      NET EARNINGS                      $   32,725      $   54,267     $   46,578
===================================================================================

*     For the period 1/1/98 thru 6/17/98.

The financial information excludes the effects of certain inter-company securities transactions that Chicago Title and the Company entered into. In addition, the operations of Alleghany Asset Management are shown as a discontinued operation in Chicago Title's stand alone financial statements. Alleghany Asset Management is included in the continuing operations of the Company. Accordingly, the financial information shown above will not agree to Chicago Title's financial statements prepared on a stand alone basis.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

ALLEGHANY CORPORATION AND SUBSIDIARIES


3. INVESTMENTS

Available for sale securities at December 31, 1998 and 1997 are summarized as follows (in thousands):

-------------------------------------------------------------------------------------------------
1998
-------------------------------------------------------------------------------------------------
                                Amortized                                Gross              Gross
                                     Cost       Unrealized          Unrealized               Fair
CONSOLIDATED                      or Cost            Gains              Losses              Value
-------------------------------------------------------------------------------------------------
Fixed maturities:
   U.S. Government,
   government agency
   and municipal
   obligations                 $  699,409        $  22,100         $      (325)        $  721,184
Certificates of deposit             1,333               --                  --              1,333
Commercial paper                   49,462               --                  --             49,462
Bonds, notes and other            520,075           11,301              (1,648)           529,728
-------------------------------------------------------------------------------------------------
                                1,270,279           33,401              (1,973)         1,301,707
Equity securities                 317,216          507,110                --              824,326
-------------------------------------------------------------------------------------------------
                               $1,587,495        $ 540,511         $    (1,973)        $2,126,033
=================================================================================================

INDUSTRY SEGMENT
-------------------------------------------------------------------------------------------------
Asset management               $   40,591        $     441         $        --         $   41,032
Property and casualty
   insurance                    1,317,398          213,321              (1,973)         1,528,746
Mining and filtration                 416               --                  --                416
Corporate activities              229,090          326,749                  --            555,839
-------------------------------------------------------------------------------------------------
                               $1,587,495        $ 540,511         $    (1,973)        $2,126,033
=================================================================================================


1997
---------------------------------------------------------------------------------------------------
                                  Amortized                                Gross              Gross
                                       Cost       Unrealized          Unrealized               Fair
CONSOLIDATED                        or Cost            Gains              Losses              Value
---------------------------------------------------------------------------------------------------
FIXED MATURITIES:
  U.S. Government,
    government agency
    and municipal
    obligations                  $  687,377        $  16,638         $    (1,169)        $  702,846
  Certificates of deposit             2,500               --                  --              2,500
  Commercial paper                   46,507               --                  --             46,507
  Bonds, notes and other            518,697            8,393              (1,377)           525,713
---------------------------------------------------------------------------------------------------
                                  1,255,081           25,081              (2,546)         1,277,566
EQUITY SECURITIES                   339,888          443,545                --              783,433
---------------------------------------------------------------------------------------------------
                                 $1,594,969        $ 468,576         $    (2,546)        $2,060,999
===================================================================================================

INDUSTRY SEGMENT
---------------------------------------------------------------------------------------------------
Asset management                 $   18,205        $     150         $       (25)        $   18,330
Property and casualty
         insurance                1,328,273          186,426              (2,521)         1,512,178
Mining and filtration                 1,022             --                  --                1,022
Corporate activities                247,469          282,000                --              529,469
---------------------------------------------------------------------------------------------------
                                 $1,594,969        $ 468,576         $    (2,546)        $2,060,999
===================================================================================================

The amortized cost and estimated fair value of fixed maturities at December 31, 1998, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

------------------------------------------------------------------------------
                                                 Amortized              Fair
                                                      Cost             Value
------------------------------------------------------------------------------
Fixed maturities:
  Due in one year or less                       $  215,118        $  215,473
  Due after one year through five years            337,676           344,615
  Due after five years through ten years           320,335           331,017
  Due after ten years                              120,931           125,528
  Mortgage-backed securities                       276,219           285,074
------------------------------------------------------------------------------
                                                $1,270,279        $1,301,707
==============================================================================


      The net unrealized appreciation for 1997 as reported in the Consolidated Statement of Changes in Common Stockholders' Equity does not agree to the amounts shown above due to the exclusion of Chicago Title's discontinued operations and the income tax effect.

      The proceeds from sales of available for sale securities were $317 million, $225 million, and $124 million, which included the proceeds from sales of fixed maturities of $145 million, $137 million, and $111 million, in 1998, 1997, and 1996, respectively.

      Gross realized gains and gross realized losses of available for sale securities were $8.9 million and $1.2 million, $2.4 million and $1.6 million, $4.5 million and $.2 million, respectively, in 1998, 1997, and 1996. These amounts include gross realized gains and gross realized losses on sales of fixed maturities of $1.7 million and $.9 million, $.5 million and $1.3 million, and $.1 million and $.2 million, respectively, in 1998, 1997, and 1996.

      During 1997, Alleghany had fixed maturity and equity investments that were trading below cost. The Company determined that these declines were other than temporary and, accordingly, recorded a loss provision of approximately $11.2 million, for these investments.

      At December 31, 1998 and 1997, investments, carried at fair value, totalling approximately $142 million and $35 million, respectively, were on deposit with various states or governmental departments to comply with property and casualty insurance laws.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

ALLEGHANY CORPORATION AND SUBSIDIARIES


      Assets pledged to secure trust deposits at December 31, 1998 and 1997, carried at fair value, were as follows (in thousands):

------------------------------------------------------------------------
                                                  1998          1997
------------------------------------------------------------------------
Cash                                             $56,907        $1,336
U.S. Government and municipal obligations          1,751         4,794
Certificates of deposit                               --         2,000
Money Market Fund                                  2,036            --
------------------------------------------------------------------------
                                                 $60,694        $8,130
========================================================================

4. REINSURANCE

In the ordinary course of business, Underwriters Reinsurance cedes reinsurance for purposes of risk diversification and limiting maximum loss exposure to catastrophic events. If such assuming reinsurers are unable to meet the obligations assumed under these agreements, Underwriters Reinsurance would remain liable. Reinsurance receivable at December 31, 1998 and 1997 consists of the following (in thousands):

-------------------------------------------------------------------------
                                                1998            1997
-------------------------------------------------------------------------
Reinsurance recoverable on paid losses        $ 17,273        $ 12,808
Ceded outstanding losses
  and loss adjustment expenses                $554,416        $374,801
-------------------------------------------------------------------------

      The reinsurance receivable balance as of December 31, 1998 and 1997 includes $65.7 million and $87.8 million, respectively, from Continental Reinsurance under reinsurance contracts entered into prior to 1993.

      For the years ended December 31, 1998, 1997, and 1996, Underwriters Reinsurance ceded losses and loss adjustment expenses of $158.9 million, $58.1million, and $86.5 million, respectively.

      The following table indicates property and casualty premiums written and earned for the years ended December 31, 1998, 1997, and 1996 (in thousands):

----------------------------------------------------------------------
1998                               Written                    Earned
----------------------------------------------------------------------
Premiums direct                   $149,930                  $144,812
Premiums assumed                  $399,038                  $386,374
Premiums ceded                    $110,806                  $110,377
======================================================================
1997
----------------------------------------------------------------------
Premiums direct                   $139,761                  $112,158
Premiums assumed                  $366,143                  $352,930
Premiums ceded                    $ 91,713                  $ 88,416
======================================================================
1996
----------------------------------------------------------------------
Premiums direct                   $105,053                  $ 85,437
Premiums assumed                  $328,604                  $327,308
Premiums ceded                    $ 73,352                  $ 65,968
======================================================================

      As of December 31, 1998 and 1997, loss reserves ceded are secured by deposits in a trust fund totalling $123.3 million and $.1 million, respectively, and letters of credit totalling $102 million and $290.3 million, respectively.

5. LIABILITY FOR UNPAID CLAIMS AND CLAIM ADJUSTMENT EXPENSES

Activity in the liability for unpaid claims and claim adjustment expenses is summarized as follows (in thousands):

-------------------------------------------------------------------------------------------------
                                                 1998                1997               1996
-------------------------------------------------------------------------------------------------
PROPERTY AND CASUALTY LOSSES
   AND LOSS ADJUSTMENT EXPENSES
-------------------------------------------------------------------------------------------------
Balance at January 1                         $ 1,159,070         $ 1,110,020         $1,014,000
Less reinsurance recoverables                    374,801             377,564            385,580
-------------------------------------------------------------------------------------------------
Net balance at January 1                         784,269             732,456            628,420
Incurred related to:
Current year                                     290,513             267,530            242,332
Prior years                                       (2,254)             (5,702)             1,393
-------------------------------------------------------------------------------------------------
Total incurred                                   288,259             261,828            243,725
-------------------------------------------------------------------------------------------------
Paid related to:
Current year                                      57,788              35,033             23,341
Prior years                                      134,243             174,982            116,348
-------------------------------------------------------------------------------------------------
Total paid                                       192,031             210,015            139,689
-------------------------------------------------------------------------------------------------
VHL's unpaid claim and
  claim adjustment expenses                      119,905                  --                 --
-------------------------------------------------------------------------------------------------
Net balance at December 31                     1,000,402             784,269            732,456
Plus reinsurance recoverables                    554,416             374,801            377,564
-------------------------------------------------------------------------------------------------
Balance at December 31                       $ 1,554,818         $ 1,159,070         $1,110,020
=================================================================================================

      Underwriters Reinsurance's reserve for unpaid losses and loss adjustment expenses includes $66.9 million, $64.5 million, and $87.6 million gross reserves and $47.0 million, $45.1 million, and $67.5 million net reserves at December 31, 1998, 1997, and 1996, respectively, for various liability coverages related to asbestos and environmental impairment claims that arose from general liability and certain commercial multiple-peril coverages. Restrictive asbestos and environmental impairment exclusions were introduced in late 1986 on both insurance and reinsurance contracts, significantly reducing these exposures for accidents occurring after 1986. Reserves for asbestos and environmental impairment claims cannot be estimated with traditional loss reserving techniques because of uncertainties that are greater than those associated with other types of claims. Factors contributing to those uncertainties include a lack of historical data, the significant periods of time that often elapse between the occurrence of an insured loss and the reporting of that loss to the ceding company and the reinsurer, uncertainty as to the number and identity of insureds with potential exposure to such risks, unresolved legal issues regarding policy coverage, and the extent and timing of any

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

ALLEGHANY CORPORATION AND SUBSIDIARIES


such contractual liability. Such uncertainties are not likely to be resolved in the near future and, therefore, management believes it is not possible at this time to determine the ultimate losses in this area or develop a meaningful range of such losses.

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

6. LONG-TERM DEBT

Long-term debt at December 31, 1998 and 1997 is summarized as follows (in thousands):

--------------------------------------------------------------------------------
                                                        1998            1997
--------------------------------------------------------------------------------
ALLEGHANY
Revolving credit                                      $ 18,200        $ 16,000
API
Senior notes at 8.6%, due through 2000                  20,000          30,000
Senior notes at 6.83%, due through 2004                 40,000              --
AFC
Notes payable at 6.2% to 6.7% due 2007                  80,000          80,000
Underwriters Re Group
Senior notes at 7.9%, due 2006                         197,658         197,384
WORLD MINERALS
Notes payable at 6.0% to 7.0%,
  due through 1999                                      71,000          64,000
Other loans at 7.4% to 11.2%, due 1998                   2,652           2,257
HEADS AND THREADS
Notes payable at 6.1% to 6.4% due through 1999           2,450              --
Secured credit lines at 5.58% to 7.48%                   7,690              --
Capital lease obligations                                  145              --
--------------------------------------------------------------------------------
                                                      $439,795        $389,641
================================================================================

     Under the terms of a revolving credit loan agreement dated June 14, 1995, as amended April 8, 1998, with a bank, Alleghany may borrow up to $200 million until July 2000. At Alleghany's option, borrowings bear interest at a rate based on the purchase of negotiable certificates of deposit, prevailing rates for dollar deposits in the London interbank market or the greatest of the Federal funds rate, the bank's prime rate or a specified certificate of deposit rate. $18.2 million and $16 million were outstanding under this agreement at December 31, 1998 and 1997, respectively. A commitment fee of 1/4 of 1% per annum of the unused commitment is charged. The revolving credit agreement, among other things, requires Alleghany to maintain tangible net worth not less than $750 million, limits the amount of certain other indebtedness and contains restrictions with respect to mortgaging or pledging any of Alleghany's assets and consolidation or merger with any other corporation.

      In February 1995, API issued $50 million of senior notes. Proceeds were used to repay short-term borrowings and to make a dividend to Alleghany. The senior notes are being repaid in five equal annual installments which began in 1996. In December 1998, API issued $40 million of additional senior notes. Proceeds were used to make a dividend to Alleghany and to pay for the issuance expenses. The notes are being repaid in five equal annual installments beginning in 2000.

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

      On June 25, 1996, Underwriters Re Group issued, without recourse to Alleghany, $200 million principal amount of 7.875% Senior Notes due 2006. Of the net proceeds of the offering, $120 million was contributed to the capital of Underwriters Reinsurance, $50 million was used to repay indebtedness under Underwriters Re Group's credit agreement and the remainder is being used for general corporate purposes. On December 20, 1991, World Minerals entered into a bank loan agreement, providing for borrowings of up to $70 million, pursuant to which it borrowed $50 million, without recourse to Alleghany. On March 10, 1995, the bank loan agreement was renegotiated to provide borrowing up to $117 million. During 1995, World Minerals borrowed an additional $31 million to fund a number of small acquisitions and joint ventures. World Minerals is currently renegotiating its long term credit facility. In January 1992, World Minerals entered into two interest rate swap agreements each with a notional

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

ALLEGHANY CORPORATION AND SUBSIDIARIES


amount of $30 million. One swap matured on January 15, 1997 and was not renewed. The other swap matures on January 15, 1999 and was not renewed. These swaps were entered into for the purpose of converting variable interest rate exposure to a fixed rate. One such swap was entered into as a condition of a related variable rate loan agreement which required that hedging or interest rate protection agreements be maintained with respect to not less than 50% of the variable rate borrowing commitment. World Minerals is exposed to credit risk in the unlikely event of nonperformance by the swap counter party.

      Regarding the Company's interest rate swaps, there were no deferred gains or losses related to terminated interest rate swap contracts as of the end of each of the last three fiscal years. The impact of Alleghany's hedging activities has been to increase its weighted average borrowing rates by 0.07%, 0.31%, and 0.55% and to increase reported interest expense by $0.3 million, $1.2 million, and $1.9 million for the years ended 1998, 1997, and 1996, respectively.

      In June and August 1996, World Minerals repurchased from the minority interest shareholders in its subsidiary, Harborlite, all of the redeemable preferred stock for a total of $7.8 million.

      Scheduled aggregate annual maturities of long-term debt for each of the next five years and thereafter are as follows (in thousands):

------------------------------------------------------------
1999                                              $ 112,029
2000                                                 18,039
2001                                                  8,042
2002                                                  8,027
2003                                                  8,000
Thereafter                                          285,658
------------------------------------------------------------
                                                  $ 439,795
============================================================

7. INCOME TAXES

Income tax expense (benefit) from continuing operations consists of the following (in thousands):

----------------------------------------------------------------------------
                 Federal          State           Foreign           Total
----------------------------------------------------------------------------
1998
----------------------------------------------------------------------------
Current         $ 22,933         $ 4,979         $  8,123         $ 36,035
Deferred          (7,628)            (19)            (753)          (8,400)
----------------------------------------------------------------------------
                $ 15,305         $ 4,960         $  7,370         $ 27,635
============================================================================
1997
----------------------------------------------------------------------------
Current         $  7,345         $ 4,184         $  6,736         $ 18,265
Deferred          (4,758)             11              312           (4,435)
----------------------------------------------------------------------------
                $  2,587         $ 4,195         $  7,048         $ 13,830
============================================================================
1996
----------------------------------------------------------------------------
Current         $  8,823         $ 2,481         $  6,415         $ 17,719
Deferred            (440)           (286)             (73)            (799)
----------------------------------------------------------------------------
                $  8,383         $ 2,195         $  6,342         $ 16,920
============================================================================

      Earnings from continuing operations, before income taxes includes $16.5 million, $15.4 million, and $15.7 million from foreign operations in 1998, 1997, and 1996, respectively.

      The difference between the federal income tax rate and the effective income tax rate on continuing operations is as follows:

---------------------------------------------------------------------------------------
                                                 1998            1997            1996
---------------------------------------------------------------------------------------
Federal income tax rate                          35.0%           35.0%           35.0%
Goodwill amortization                             1.4             2.3             2.4
Income subject to
dividends-received deduction                     (3.1)           (4.3)           (4.3)
State taxes, net of federal tax benefit           2.2             2.7             3.6
Tax-exempt interest income (6.2)                 (7.6)           (7.6)           (7.0)
Other, net                                        1.2            (6.9)           (0.2)
---------------------------------------------------------------------------------------
                                                 30.5%           21.2%           29.5%
=======================================================================================

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are as follows (in thousands):

-------------------------------------------------------------------------
                                                1998              1997
-------------------------------------------------------------------------
DEFERRED TAX ASSETS
  Property and casualty loss reserves        $  61,137         $  55,610
  Reserves for impaired assets                  11,333            21,253
  Expenses deducted for
  tax purposes when paid                        27,892            21,964
  Unearned premium reserves                      8,769             7,556
  Other                                          9,031             9,668
-------------------------------------------------------------------------
                                               118,162           116,051
-------------------------------------------------------------------------
  Valuation allowance                            2,909             4,398
-------------------------------------------------------------------------
  Total deferred tax assets                  $ 115,253         $ 111,653
-------------------------------------------------------------------------
DEFERRED TAX LIABILITIES
  Deferred revenues and gains                $(211,733)        $(196,810)
  Tax over book depreciation                   (26,522)          (31,382)
  Other                                        (27,216)          (16,702)
-------------------------------------------------------------------------
  Total deferred tax liabilities              (265,471)         (244,894)
-------------------------------------------------------------------------
  Net deferred tax liability                 $(150,218)        $(133,241)
=========================================================================

      A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. At December 31, 1998 and 1997, the Company has established a valuation allowance of $2.9 million and $4.4 million, respectively, for certain deferred state tax assets which it believes may not be realized.

      The Internal Revenue Service has closed its examination of Alleghany's federal income tax returns for 1991 and 1992. The deficiencies were settled for an amount which was not material. The IRS is currently examining the tax returns for the years 1993 through 1995.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

ALLEGHANY CORPORATION AND SUBSIDIARIES


8. STOCKHOLDERS' EQUITY

The total number of shares of all classes of capital stock which Alleghany has authority to issue is 30,000,000, of which 8,000,000 shares are preferred stock, par value of $1.00, and 22,000,000 shares are common stock, par value of $1.00.

      Stockholder's equity and surplus of Underwriters Re Group is not restricted as relates to payment of dividends. However, Underwriters Re Group's availability of funds for dividends is restricted by limitations imposed by statutes to which its subsidiaries are subject. Underwriters Reinsurance statutory surplus at December 31, 1998 and 1997 was $602.6 million and $659 million, respectively, and statutory net income for the years ended December 31, 1998 and 1997 was $41 million and $36 million, respectively.

      Stockholders' equity of World Minerals is restricted by a borrowing agreement as to payment of dividends. At December 31, 1998, substantially all of World Minerals stockholders' equity was restricted as to dividend payment to Alleghany.

      Additionally, payments of dividends (other than stock dividends) by Alleghany to its stockholders are limited by the terms of its revolving credit loan agreement which provides that Alleghany can pay dividends up to the sum of cumulative net earnings after 1994, less $158.5 million (Chicago Title's net earnings for the four year period), proceeds from the issuance of stock after 1994 and $50 million, provided that Alleghany maintains certain financial ratios as defined in the agreement. At December 31, 1998 approximately $285 million of capital was available for dividends.

      Alleghany provides, through its 1993 Long-Term Incentive Plan, for incentive compensation of the types commonly known as restricted stock, stock options, stock appreciation rights, performance shares, performance units, and phantom stock, as well as other types of incentive compensation. Awards may include, but are not limited to, cash and/or shares of Alleghany's common stock, rights to receive cash and/or shares of common stock and options to purchase shares of common stock including options intended to qualify as incentive stock options under the Internal Revenue Code and options not intended to qualify. The number of performance shares awarded under the incentive plan to employees of the Company were 19,395 in 1998, 13,603 in 1997, and 38,570 in 1996 (as adjusted for stock dividends).

      Under the incentive plan, participants are entitled, at the end of a four-year award period, to the fair value of the number of shares of Alleghany's common stock (adjusted for anti-dilution and the effect of the Chicago Title spin-off from date of award), equal to the number of performance shares issued to them based on market value on the payment date and normally payable half in cash and half in stock, provided defined levels of performance are achieved. As of December 31, 1998 (for all award periods through the award period 1998), approximately 153,000 performance shares were outstanding. The amounts charged to the Company's earnings with respect to the plan was $16.4 million in 1998, $10.9 million in 1997, and $6.9 million in 1996.

      Alleghany also provides, through its Directors' Stock Option Plan, for the automatic grant of non-qualified stock options to purchase 1,000 shares of common stock in each year after 1987 to each non-employee director. Options issued and subsequently adjusted for the Chicago Title spin-off to purchase 11,484 shares at the adjusted fair market value of $208.96 were granted in 1998. At December 31, 1998, 68,000 options were outstanding, of which 35,000 options were fully vested at an average option price of $76.

      In August 1997 options outstanding under the 1993 Stock Option Plan of the Underwriters Re Group, Inc. were converted into Alleghany options. The stock options are not exerciseable until one year from the date of grant when 25% are exercisable with an additional 25% becoming exercisable on each subsequent anniversary of the grant date. Options to purchase 97,500 shares at the then fair market value of $192.25 were granted in 1998. In connection with the Underwriters Re Group acquisition of VHL, 42,000 stock options under the URC plan were issued. At December 31, 1998, 397,000 were outstanding, of which 221,000 were fully vested at an average option price of $75.

      The Board of Directors has authorized the purchase from time to time of additional shares of common stock for the treasury. During 1998, 1997, and 1996, Alleghany repurchased 222,564 shares, 157,174 shares, and 92,700 shares of its common stock at a cost of $72.0 million, $33.1 million, and $17.9 million, respectively.

9. FIXED STOCK OPTION PLAN

The Company has two fixed option plans as described in Note 8. All options outstanding as of the Chicago Title spin-off date were subsequently adjusted for the effect of this transaction.

      The fair value of each option grant, including the converted Underwriters Re Group options, is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1998, 1997, and 1996, respectively; no cash dividend yield for all years; expected volatility ranged from 15 to 16 percent for all years; risk-free interest rates ranged from 3.7 to 4.8 percent; and expected lives of six and seven years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

ALLEGHANY CORPORATION AND SUBSIDIARIES


      A summary of the status of the Company's fixed option plan as of December 31, 1998, 1997, and 1996 and changes during the years ending on those dates is presented below:

-------------------------------------------------------------------------------------------------------
                                                 1998                     1997                     1996
                                             Weighted                 Weighted                 Weighted
                                              Average                  Average                  Average
                                 Shares         Grant     Shares         Grant     Shares         Grant
                                   (000)        Price       (000)        Price       (000)        Price
-------------------------------------------------------------------------------------------------------
Fixed Options
-------------------------------------------------------------------------------------------------------
Outstanding, beginning               390       $   82         405       $   78         373       $   73
Granted                              120          184          52          101          38          120
Exercised                            (41)          70         (62)          70          (6)          47
Forfeited                             (4)         119          (5)         103          --           --
-------------------------------------------------------------------------------------------------------
Outstanding, ending                  465       $  109         390       $   82         405       $   78
=======================================================================================================
Options exercisable
  at year-end                        286                      295                      266
Weighted-average
  fair value of
  options granted
  during the year                              $53.99                   $28.79                   $36.29
=======================================================================================================

                                                        Options Outstanding
----------------------------------------------------------------------------
                                                Weighted
                                                 Average
                                Number         Remaining           Weighted
                           Outstanding       Contractual            Average
                           at 12/31/98      Life (years)     Exercise Price
----------------------------------------------------------------------------
RANGE OF EXERCISE PRICES
----------------------------------------------------------------------------
$ 45 to 52                       7,000          1.6                  $   48
$ 68 to 91                     298,000          5.0                      76
$116 to 209                    160,000          9.0                     172
----------------------------------------------------------------------------
$45 to 209                     465,000          6.4                  $  109
===========================================================================

----------------------------------------------------------------------------
                                                         Options Exercisable
----------------------------------------------------------------------------
                                Number                              Weighted
                           Exercisable                               Average
                           at 12/31/98                        Exercise Price
----------------------------------------------------------------------------
RANGE OF EXERCISE PRICES
----------------------------------------------------------------------------
$ 45 to 52                       7,000                                 $  48
$ 68 to 91                     256,000                                    76
$116 to 209                     23,000                                   124
----------------------------------------------------------------------------
$116 to 209                    286,000                                 $  79
============================================================================

      The Company applies APB 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plan. The compensation cost that has been charged against income for its performance-based plan was $16.4, $10.9, and $6.9 million in 1998, 1997, and 1996, respectively. Had compensation cost for the company's two stock-based compensation plans been determined based on the fair value at the grant date for awards under those plans consistent with the method of SFAS 123, the Company's net earnings and earnings per share would have been increased to the pro forma amounts indicated below:

------------------------------------------------------------------------
                                         1998          1997         1996
------------------------------------------------------------------------
Net earnings      As reported       $  96,106    $  105,667     $ 87,048
                  Pro forma         $ 100,910    $  107,138     $ 87,721
Basic earnings
  per share       As reported       $   13.25    $    14.50     $  11.82
                  Pro forma         $   13.92    $    14.70     $  11.92
========================================================================

10. EMPLOYEE BENEFIT PLANS

The Company has several noncontributory defined benefit pension plans covering substantially all of its employees. The defined benefits are based on years of service and the employee's average annual base salary over a consecutive 3-year period during the last ten years of employment plus one half of the highest average annual bonus over a consecutive 5-year period during the last ten years of employment. The Company's funding policy is to contribute annually the amount necessary to satisfy the Internal Revenue Service's funding standards. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. Chicago Trust, a subsidiary of Alleghany Asset Management, Inc., is a qualified trust company and, as such, serves as trustee for the assets of certain of the pension plans.

      The following tables set forth the defined benefit plans' funded status at December 31, 1998 and 1997 (in millions, except percentages):

---------------------------------------------------------------------------------
                                                            1998            1997
---------------------------------------------------------------------------------
CHANGE IN PROJECTED BENEFIT OBLIGATIONS:
Projected benefit obligation at beginning of year        $  45.1         $  40.2
Service cost                                                 2.2             1.8
Interest cost                                                3.4             2.8
Amendments                                                   5.0              --
Actuarial loss                                               5.8             2.0
Benefits paid                                               (4.0)           (1.7)
Projected benefit obligation at end of year              $  57.5         $  45.1
=================================================================================
CHANGE IN PLAN ASSETS:
FAIR VALUE OF PLAN ASSETS AT BEGINNING OF YEAR           $  37.3         $  30.7
Actual return on plan assets                                 4.8             5.4
Company contributions                                        8.3             3.6
Benefits paid                                               (4.0)           (1.7)
Adjustment for split off due to AAM spinoff                 (1.5)             --
Other                                                         --            (0.7)
Fair value of plan assets at end of year                 $  44.9         $  37.3
=================================================================================
Funded status                                            $ (12.8)        $  (7.9)
Unrecognized net loss                                        2.3            (1.9)
Unrecognized prior service cost                              9.9             6.7
Pension liability included in other liabilities          $  (0.6)        $  (3.1)
=================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

ALLEGHANY CORPORATION AND SUBSIDIARIES


--------------------------------------------------------------------------------------
                                                  1998            1997            1996
--------------------------------------------------------------------------------------
Net pension cost included the
  following expense (income)
  components
Service cost -- benefits earned
  during the year                              $   2.2         $   1.8         $   1.8
Interest cost on projected
  benefit obligation                               3.4             2.8             3.0
Actual return on plan assets                      (2.9)           (2.5)           (3.4)
Net amortization and deferral                      1.8             1.8             2.4
--------------------------------------------------------------------------------------
Net periodic pension cost
  included in costs and expenses               $   4.5         $   3.9         $   3.8
======================================================================================


--------------------------------------------------------------------------
                                                1998                  1997
--------------------------------------------------------------------------
Assumptions used in computing
  the funded status of the plans
  are as follows
Range of rates for increases in
  compensation levels                     4.5%-5.5%              4.5%-5.5%
Range of weighted average
  discount rates                          6.0%-6.85%             6.5%-7.5%
Range of expected long-term
  rates of return                         4.0%-9.0%              4.0%-9.0%
==========================================================================

      The Company provides supplemental retirement benefits through deferred compensation programs and profit sharing plans for certain of its officers and employees for which earnings were charged $6.3 million in 1998, $6.2 million in 1997, and $5.8 million in 1996.

      The Company also provides certain healthcare and life insurance benefits for retired employees. The cost of these benefits is accrued during the period that employees render service. The accrued postretirement benefit obligation was $1.5 million and $1.7 million at December 31, 1998 and 1997, respectively. The postretirement healthcare and life insurance (income) costs recognized were $(.9) million, $.6 million, and $.7 million, for 1998, 1997, and 1996, respectively.

11. COMPREHENSIVE INCOME

In 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Comprehensive Income". This statement was implemented retroactively by the Company in 1998. The statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Accumulated other comprehensive income of the Company consists of net unrealized gains on investment securities and foreign exchange translation adjustments.

------------------------------------------------------------------------------------
                                            Before              Tax           Net of
                                               Tax          Expense       Tax Amount
------------------------------------------------------------------------------------
1998
Unrealized Gains on Investments:
Unrealized holding gains
  arising during period                   $ 80,227         $(28,080)        $ 52,147
Less: reclassification adjustments
  for gains realized in net income          (7,719)           2,702           (5,017)
------------------------------------------------------------------------------------
Other comprehensive income                $ 72,508         $(25,378)        $ 47,130
====================================================================================

1997
Unrealized Gains on Investments:
Unrealized holding gains
  arising during period                   $ 88,391         $(30,937)        $ 57,454
Less: reclassification adjustments
  for gains realized in net income            (853)             299             (554)
------------------------------------------------------------------------------------
Other comprehensive income                $ 87,538         $(30,638)        $ 56,900
====================================================================================

1996
Unrealized Gains on Investments:
Unrealized holding gains
  arising during period                   $ 47,389         $(16,586)        $ 30,803
Less: reclassification adjustments
  for gains realized in net income          (4,307)           1,507           (2,800)
------------------------------------------------------------------------------------
Other comprehensive income                $ 43,082         $(15,079)        $ 28,003
====================================================================================

12. EARNINGS PER SHARE

Earnings per share has been computed in accordance with the provisions of SFAS
128. The following is a reconciliation of the income and share data used in the basic and diluted earnings per share computations for the years ended December 31 (in thousands, except per share amounts):

----------------------------------------------------------------------------------------
                                                1998              1997              1996
----------------------------------------------------------------------------------------
Income from continuing
  operations                              $   63,381        $   51,400        $   40,470
Discontinued operations                       32,725            54,267            46,578
----------------------------------------------------------------------------------------
Income available to common
  stockholders for basic earnings
  per share                                   96,106           105,667            87,048
----------------------------------------------------------------------------------------
  Effect of dilutive securities                   --                --                --
----------------------------------------------------------------------------------------
Income available to common
  stockholders for diluted
  earnings per share                      $   96,106        $  105,667        $   87,048
========================================================================================
Weighted average common shares
  outstanding applicable to
  basic earnings per share                 7,251,238         7,287,459         7,360,584
  Effect of dilutive securities
  Options                                    130,126            72,512            12,456
----------------------------------------------------------------------------------------
Adjusted weighted average common
  shares outstanding applicable to
  diluted earnings per share               7,381,364         7,359,971         7,373,040
========================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

ALLEGHANY CORPORATION AND SUBSIDIARIES


      Contingently issuable shares of 76,648, 57,432, and 59,888 were potentially available during 1998, 1997, and 1996, respectively, but were not included in the computation of diluted earnings per share because the impact was anti-dilutive to the earnings per share calculation.

13. COMMITMENTS AND CONTINGENCIES

The Company leases certain facilities, furniture and equipment under long-term lease agreements. In addition, certain land, office space and equipment are leased under noncancelable operating leases which expire at various dates through 2013. Rent expense was $9.7 million, $7.9 million, and $6.5 million in 1998, 1997, and 1996, respectively.

      The aggregate minimum payments under operating leases with initial or remaining terms of more than one year are $9.8 million, $8.8 million, $7.6 million, $5.8 million, $4.3 million, and $22.8 million in 1999, 2000, 2001, 2002, 2003 and thereafter, respectively.

      The Company's subsidiaries and division are parties to pending litigation and claims in connection with the ordinary course of their businesses. Each such operating unit makes provisions for estimated losses to be incurred in such litigation and claims, including legal costs. In the opinion of management, based in part on advice of counsel, such provisions are adequate.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments are as follows (in thousands):

-----------------------------------------------------------------------------------------
                              1998                                1997
                        Calculated                          Calculated
                          Carrying              Fair          Carrying              Fair
                            Amount             Value            Amount             Value
-----------------------------------------------------------------------------------------
ASSETS
Investments             $2,126,033        $2,126,033        $2,060,999        $2,060,999
Notes receivable        $   91,536        $   91,536        $   91,536        $   91,536
Liabilities
Long-term debt          $  439,795        $  439,795        $  389,641        $  391,898
=========================================================================================

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

15. SEGMENTS OF BUSINESS

Information concerning the Company's continuing operations by industry segment as of and for the years ended December 31, 1998, 1997 and 1996, respectively, is summarized as follows (in thousands):

-------------------------------------------------------------------------------------
                                             1998              1997              1996
-------------------------------------------------------------------------------------
REVENUES
Asset management                       $  125,060        $   78,823        $   53,280
Property and casualty insurance           508,602           453,135           410,867
Mining and filtration                     201,137           203,295           198,518
Corporate activities                       84,194            61,401            71,817
-------------------------------------------------------------------------------------
  Total                                $  918,993        $  796,654        $  734,482
=====================================================================================
EARNINGS FROM CONTINUING
  OPERATIONS, BEFORE
  INCOME TAXES
Asset management                       $   35,733        $   19,876        $    9,726
Property and casualty insurance            68,392            60,405            46,755
Mining and filtration                      28,507            33,178            24,559
Corporate activities                       21,854             9,319            23,176
-------------------------------------------------------------------------------------
                                          154,486           122,778           104,216
Interest expense                           32,271            32,111            26,573
Corporate administration                   31,199            25,437            20,253
-------------------------------------------------------------------------------------
  Total                                $   91,016        $   65,230        $   57,390
=====================================================================================

-------------------------------------------------------------------------------------
IDENTIFIABLE ASSETS AT
  DECEMBER 31
Asset management                       $  118,458        $   42,516        $   50,757
Property and casualty insurance         3,064,155         2,240,549         2,053,101
Mining and filtration                     331,714           302,183           310,444
Corporate activities                      768,117           729,677           689,301
-------------------------------------------------------------------------------------
  Total                                $4,282,444        $3,314,925        $3,103,603
=====================================================================================
CAPITAL EXPENDITURES
Asset management                       $    1,520        $    1,100        $    1,190
Property and casualty insurance             8,412             2,472             1,270
Mining and filtration                      19,360            12,057            16,379
Corporate activities                        2,605               951               338
-------------------------------------------------------------------------------------
  Total                                $   31,897        $   16,580        $   19,177
=====================================================================================
DEPRECIATION AND
  AMORTIZATION
Asset management                       $    1,262        $    1,157        $      910
Property and casualty insurance             6,117             6,235             6,018
Mining and filtration                      16,812            16,143            16,307
Corporate activities                        1,128               643               780
-------------------------------------------------------------------------------------
  Total                                $   25,319        $   24,178        $   24,015
=====================================================================================

16. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

Selected quarterly financial data for 1998 and 1997 are presented below (in thousands, except per share amounts):

-------------------------------------------------------------------------------------------
                                                       QUARTERS ENDED
-------------------------------------------------------------------------------------------
                                    Mar. 31         Jun. 30         Sep. 30         Dec. 31
-------------------------------------------------------------------------------------------
1998
Revenues from continuing
  operations                       $206,792        $232,168        $244,613        $235,420
-------------------------------------------------------------------------------------------
Earnings from continuing
  operations                       $ 12,959        $ 17,228        $ 19,834        $ 13,360
-------------------------------------------------------------------------------------------
Earnings from discontinued
  operations, net of tax             21,241          11,484              --              --
-------------------------------------------------------------------------------------------
Net earnings                       $ 34,200        $ 28,712        $ 19,834        $ 13,360
-------------------------------------------------------------------------------------------
Basic earnings per share of
  common stock: *
-------------------------------------------------------------------------------------------
Continuing operations              $   1.76        $   2.38        $   2.76        $   1.85
-------------------------------------------------------------------------------------------
Discontinued operations                2.88            1.59              --              --
-------------------------------------------------------------------------------------------
Basic net earnings                 $   4.64        $   3.97        $   2.76        $   1.85
===========================================================================================

1997
-------------------------------------------------------------------------------------------
Revenues from continuing
  operations                       $194,346        $196,309        $204,974        $201,025
-------------------------------------------------------------------------------------------
Earnings from continuing
  operations                       $  6,980        $ 17,101        $ 13,973        $ 13,346
-------------------------------------------------------------------------------------------
Earnings from discontinued
  operations, net of tax              5,928          16,838          16,039          15,462
-------------------------------------------------------------------------------------------
Net earnings                       $ 12,908        $ 33,939        $ 30,012        $ 28,808
-------------------------------------------------------------------------------------------
Basic earnings per share
  of common stock: *
-------------------------------------------------------------------------------------------
Continuing operations              $    .96        $   2.36        $   1.91        $   1.82
-------------------------------------------------------------------------------------------
Discontinued operations                  81            2.33            2.19            2.11
-------------------------------------------------------------------------------------------
Basic net earnings                 $   1.77        $   4.69        $   4.10        $   3.93
===========================================================================================

* Adjusted to reflect subsequent stock dividends and the adoption of Financial Accounting Standards No.128, "Earnings per Share."

      Earnings per share by quarter may not equal the amount for the year due to the timing of share transactions and rounding.

17. OTHER INFORMATION

a. Other assets shown in the consolidated balance sheets at December 31, 1998 and 1997 includes goodwill, net of accumulated amortization. The amount of goodwill included in the balance sheet is as follows (in thousands):

----------------------------------------------------------------------
                                                          Amortization
                                 1998            1997           Period
----------------------------------------------------------------------
Underwriters Re Group        $202,237        $ 43,565         20 years
World Minerals                 43,375          29,790         40 years
Heads and Threads               2,876              --         15 years
----------------------------------------------------------------------
                             $248,488        $ 73,355
======================================================================

      In addition, other assets shown at December 31, 1998 and 1997 includes $93.4 million and $29.6 million, respectively, of deferred acquisition costs. Amortization of deferred acquisition costs included in the 1998, 1997, and 1996 statement of earnings were $113.2 million, $94.4 million, and $88.9 million, respectively.

      b. Other liabilities shown in the consolidated balance sheets include the following amounts at December 31, 1998 and 1997 (in millions):

--------------------------------------------------------
                                    1998           1997
--------------------------------------------------------
Accounts payable                 $  24.8        $  22.6
Unearned premiums                $ 389.6        $ 136.3
Reinsurance payable              $  69.4        $  30.9
Funds held for reinsurers        $ 143.8        $  99.3
=======================================================

      c. Property and equipment, net of accumulated depreciation and amortization at December 31, 1998 and 1997, are as follows (in thousands):

---------------------------------------------------------------------------------------
                                                                           Depreciation
                                             1998              1997              Period
---------------------------------------------------------------------------------------
Land                                    $  17,157         $  16,575                  --
Buildings and improvements years           58,348            47,656         30-40 years
Furniture and equipment years             173,712           158,151          3-20 years
Ore reserves                               32,810            32,082            30 years
Leasehold improvements                      4,868             2,924             Various
                                                            286,895             257,388
---------------------------------------------------------------------------------------
Less: Accumulated depreciation
  and amortization                        (78,197)          (64,084)
---------------------------------------------------------------------------------------
                                        $ 208,698         $ 193,304
=======================================================================================

INDEPENDENT AUDITORS' REPORT

Alleghany Corporation and Subsidiaries

[KPMG LOGO]

Certified Public Accountants
757 Third Avenue
New York, NY 10017


THE BOARD OF DIRECTORS AND STOCKHOLDERS ALLEGHANY CORPORATION:

We have audited the accompanying consolidated balance sheets of Alleghany Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, changes in common stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements, appearing on pages 30 through 45, are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alleghany Corporation and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

KPMG LLP

February 19, 1999

                                    APPENDIX

Page                Narrative Description of Graphic
5                  A photograph of John J. Burns, Jr., President and F.M. Kirby,
                   Chairman, appears in the paper format.

15 A map depicting World Minerals' world headquarters diatomite mines and plants, perlite mines and plants, and sales offices appears in the paper format.
