Form 10-K, Exhibit 13
period 1999-12-31
ALLEGHANY CORP /DE
filed 2000-03-22
CIK 775368

To Our Stockholders

The year 1999 was a challenging year under difficult conditions for most of Alleghany's operating units. Alleghany Asset Management recorded another year of outstanding performance, but operating results at Underwriters Re Group and World Minerals were disappointing. It was also a year of transition, with the announced agreement to sell Underwriters Re Group and the planned succession of new chief executive officers at Alleghany Asset Management and Heads & Threads.

      Our most significant development in 1999 was the signing of an agreement on December 30 to sell our Underwriters Re Group property and casualty reinsurance business to Swiss Re America Holding Corporation for $725 million in cash, subject to adjustment based upon the stockholder's equity of Underwriters Re Group at the closing date. We will retain Underwriters Re Group's London-based Lloyd's operations to be conducted through Alleghany Underwriting Holdings Ltd. (previously referred to as Venton Holdings Ltd.). The transaction is expected to close in April 2000.

      Recent years have seen a continued trend toward consolidation in the reinsurance industry, with size and scale becoming increasingly important competitive factors. While we have the utmost confidence in the future prospects of Underwriters Re Group, we recognized that support of its future capital needs would require an ever increasing share of our capital resources. With this transaction, Underwriters Re Group will have access to the capital and other resources of one of the world's largest reinsurers and Swiss Re will obtain the complementary strengths of a premier U.S. broker-market reinsurer. Retention of the Lloyd's operations should enable us to participate in future improvements in insurance and reinsurance markets with a smaller and more flexible capital commitment.

      Alleghany Underwriting Holdings Ltd. (AUL London), which we will continue to own, will operate, through its subsidiaries, as a single syndicate for the 2000 underwriting year with pound (sterling) 275 million of capacity (equivalent to maximum gross premiums written of approximately $600 million). Upon completion of the sale of Underwriters Re Group, we will assume or replace the $275 million letter of credit facility currently provided by Underwriters Re Group to support these Lloyd's underwriting activities.

      Our net earnings from continuing operations in 1999 were $100.1 million, or $13.66 per share, compared with $63.4 million, or $8.57 per share in 1998. Excluding gains on investment transactions, net earnings from continuing operations in 1999 were $50.6 million, or $6.91 per share, compared with $58.4 million, or $7.89 per share in 1998. Net earnings including discontinued operations were $96.1 million, or $12.99 per share in 1998. No discontinued operations were reported in 1999. Discontinued operations consist of the operations of Chicago Title Corporation, which was spun-off to Alleghany stockholders on June 17, 1998.

      Our 1999 results included net gains on investment transactions from continuing operations after taxes of $49.5 million, resulting primarily from the sale by Alleghany of a portion of its holdings in Burlington Northern Santa Fe Corporation. Net gains in 1998 were $5.0 million.

                                  [Blank page]

      The comparative contributions to Alleghany's earnings made by our operating units, parent-company operations and discontinued operations were as follows (in millions):


                                                    Year Ended               Quarter Ended
                                                    December 31                December 31
                                                -----------------------------------------------
                                                  1999        1998            1999       1998
                                                -----------------------------------------------
Underwriters Re Group                           $   17.4    $   52.4         $  (9.9)    $  9.9
Alleghany Asset Management                          54.2        35.7            12.5        7.8
World Minerals                                      24.0        23.6             7.3        8.7

Parent company and other
   Operations                                   $  (16.0)   $  (21.0)        $  (0.7)    $ (6.9)
   Security transactions                            82.3         0.3            (0.9)      --
                                                $   66.3    $  (20.7)        $  (1.6)    $ (6.9)

Earnings from continuing operations,
   before income taxes                          $  161.9    $   91.0         $   8.3     $ 19.5
-----------------------------------------------------------------------------------------------
Earnings from continuing
   operations, net                              $  100.1    $   63.4         $   6.6     $ 13.4
Earnings from discontinued
   operations, net (Chicago Title)                 --           32.7           --          --
-----------------------------------------------------------------------------------------------
   Net earnings                                 $  100.1    $   96.1         $   6.6     $ 13.4
-----------------------------------------------------------------------------------------------


      Underwriters Re Group, Inc. contributed pre-tax earnings of $17.4 million in 1999, a decrease of approximately 67 percent from 1998 pre-tax earnings, primarily reflecting adverse current accident year results at its primary companies and AUL London, reserve strengthening in the third quarter of 1999 in the amount of $12.0 million on prior accident years at its primary companies and reserve strengthening in the fourth quarter of 1999 in the amount of $19.5 million on prior accident years at AUL London. The reserve strengthening amounts are pre-tax.

      Underwriters Re Group's 1999 results include the results of AUL London for the period following its acquisition on October 23, 1998 through September 30, 1999. The results of AUL London are reported on a one quarter lag due to the complexity of converting Lloyd's accounting information to U.S. accounting principles. AUL London contributed pre-tax losses of $14.5 million on revenues of $245.0 million for such period. Underwriters Re Group's 1998 results do not include the results of AUL London.

      Alleghany Asset Management, Inc. and its subsidiaries, The Chicago Trust Company, Montag & Caldwell, Inc. and Chicago Deferred Exchange Corporation, contributed pre-tax earnings of $54.2 million in 1999, a 52 percent increase over 1998. The improved results of Alleghany Asset Management are due primarily to an increase in assets under management. Assets under management totalled $48.6 billion at year-end 1999, compared with $35.6 billion at year-end 1998.

      The increase in assets under management was largely driven by Montag & Caldwell, whose assets under management increased from $25.5 billion at year-end 1998 to $35.2 billion at year-end 1999. Montag & Caldwell's investment returns (net of fees) have exceeded the S&P 500 Index for eight of the past ten years. The Alleghany Funds, Alleghany Asset Management's family of twelve no-load mutual funds, also experienced a significant growth in assets under management from $3.4 billion at year-end 1998 to $5.3 billion at year-end 1999; $1.3 billion of such growth was recorded by the Alleghany Funds' two mutual funds managed by Montag & Caldwell.

      At the end of this year's first quarter, Stuart D. Bilton, currently President of Alleghany Asset Management, will succeed Richard P. Toft as Chief Executive Officer of Alleghany Asset Management. As Chairman and Chief Executive Officer since 1995, Dick Toft has helped Alleghany Asset Management achieve its outstanding performance. Dick will continue on as Chairman of Alleghany Asset Management.

      World Minerals Inc. contributed pre-tax earnings of $24.0 million, an increase of less than two percent over its 1998 pre-tax earnings. These results reflect increased sales worldwide, including in China, which resulted in lower losses reported by World Minerals' Chinese joint ventures. The increased sales were offset by continued competitive pressure, increased operating costs, and expenses incurred in connection with staff reductions intended to reduce future costs. World Minerals also recorded an exchange loss in 1999, largely due to the weakening of the Euro, compared with a small exchange gain in 1998. While we had expected better results, we recognize the competitive pressures that have reduced margins in the industrial minerals business worldwide.

      After the acquisition of Gardenbolt International in 1998, the operations of the Heads and Threads division of Alleghany and Gardenbolt International were combined as Heads & Threads International LLC, a wholly owned subsidiary of Alleghany. The results of Heads & Threads in 1999 continued to be affected by the competitive markets for fastener imports and expenses relating to the restructuring of its warehouses and sales offices. Heads & Threads has entered into an agreement to purchase Reynolds Fasteners, Inc., a distributor of fasteners headquartered in Edison, New Jersey. The transaction is expected to close in March 2000. With the acquisition of Reynolds, Heads & Threads will double in size.
      After over forty years of dedicated service at Heads & Threads, Lee Bookman retired as President and Chief Executive Officer of Heads & Threads as of year-end 1999. Steven R. Schonholtz succeeds Lee in these positions. Lee continues to serve as Chairman of Heads & Threads. We extend our sincere thanks to Lee for his contributions to Heads & Threads and Alleghany over the years.

      Alleghany Properties, Inc. continued to benefit from the improved real estate conditions in California, which resulted in increased property sales.

      As of March 1, 2000, Alleghany beneficially owned approximately 17.95 million shares, or 3.9 percent, of the outstanding common stock of Burlington Northern Santa Fe Corporation, which had an aggregate market value on that date of approximately $372.5 million, or $20.75 per share. The aggregate cost of such shares was approximately $201.3 million, or $11.21 per share. Burlington Northern has announced an agreement to combine with Canadian National Railway Company to create a 50,000 mile rail network offering single-line service to shippers throughout North America. In spite of considerably improved service levels and record 1999 earnings, negative reaction to the merger from investors and shippers has adversely affected the market value of Burlington Northern, as well as affected our own stockholders' equity. We are hopeful that over time the benefits of the transaction will be recognized by the investment community.

      Alleghany common stockholders' equity per share was $151.50 at year-end 1999, compared with $169.12 at year-end 1998, reflecting the decline in market prices of Alleghany's securities holdings, particularly our investment in Burlington Northern.

      After a year of transitions and restructurings, we are entering the new millenium with a revitalized focus.

Yours sincerely,



/s/ John J. Burns, Jr.                            F.M. Kirby
President                                         Chairman of the Board
March 21, 2000

Underwriters Re Group, Inc.

Underwriters Re Group, headquartered in Calabasas, California, provides reinsurance to property and casualty insurers and reinsurers through its principal subsidiary, Underwriters Reinsurance Company. Although it writes many lines of business, Underwriters Reinsurance concentrates on coverages requiring specialized underwriting expertise or a high degree of actuarial analysis. Underwriters Reinsurance operates throughout the United States, including Puerto Rico and the District of Columbia, and Canada, either as a licensed carrier or accredited reinsurer, and has branch offices in Chicago, New York and Calabasas. Underwriters Re Group also provides insurance through its primary insurance subsidiaries and underwriting centers and conducts a reinsurance and insurance business through its London-based Lloyd's operations.

      On December 30, 1999, Alleghany entered into an agreement to sell Underwriters Re Group to Swiss Re America Holding Corporation for $725 million in cash, subject to adjustment based upon the stockholder's equity of Underwriters Re Group at the closing date. Alleghany will retain Underwriters Re Group's London-based Lloyd's operations to be conducted through Alleghany Underwriting Holdings Ltd. (previously referred to as Venton Holdings Ltd.) The closing of the sale is expected to occur in April 2000.

      Alleghany Underwriting Holdings Ltd. (AUL London), through its subsidiaries, will operate as a single syndicate for the 2000 underwriting year with pound (sterling)275 million of capacity (equivalent to maximum gross premiums written of approximately $600 million). Upon completion of the transaction, Alleghany will assume or replace the $275 million letter of credit facility currently provided by Underwriters Re Group to support these Lloyd's underwriting activities.

      Underwriters Reinsurance acquired AUL London and certain related Bermuda operations on October 23, 1998 for approximately $181.1 million in cash and Alleghany common stock valued at approximately $8.9 million. Subsequent to its purchase, the Bermuda operations were transferred to Underwriters Reinsurance and operated as a branch of Underwriters Reinsurance.

      Underwriters Re Group contributed pre-tax earnings of $17.4 million on revenues of $825.0 million in 1999 compared with $52.4 million on revenues of $508.6 million in 1998 and $44.4 million on revenues of $453.1 million in 1997.

      Underwriters Re Group's 1999 results include the results of AUL London for the period following its acquisition on October 23, 1998 through September 30, 1999. The results of AUL London are reported on a one quarter lag due to the complexity of converting Lloyd's accounting information to U.S. accounting principles. AUL London contributed pre-tax losses of $14.5 million on revenues of $245.0 million for such period. Underwriters Re Group's 1998 results do not include the results of AUL London.

      Underwriters Re Group's 1999 results reflect unfavorable current accident year results at its primary companies and AUL London, reserve strengthening in the third quarter of 1999 in the amount of $12.0 million on prior accident years at its primary companies and reserve strengthening in the fourth quarter of 1999 in the amount of $19.5 million on prior accident years at AUL London. The reserve strengthening amounts are pre-tax.

      The losses at the primary companies and AUL London were due to soft market conditions and unfavorable loss development in respect of primary business written by one of Underwriters Re Group's underwriting centers and one of the three syndicates managed by AUL London. In response to such losses, Underwriters Re Group has shut down such underwriting center and restructured AUL London's operations to control more effectively underwriting of business previously written by such syndicate and to deploy capacity more efficiently. Also, AUL London continues to closely monitor its reserves in light of such unfavorable loss development.

      Reinsurance premiums in 1999 remained level with 1998 as reinsurance markets continued to be highly competitive. The increase in premium volumes of Underwriters Re Group from 1998 levels primarily reflect the acquisition of AUL London and the related Bermuda operations. Underwriters Re Group recorded net written premiums of $725.4 million in 1999, which included net written premiums of $254.4 million recorded by AUL London and $22.9 million transferred from the Bermuda operations. Net written premiums in 1998 were $438.2 million.

      Underwriters Re Group's 1998 results reflect growth in its primary insurance operations but level reinsurance premiums due to highly competitive reinsurance markets. Commissions and brokerage expenses increased primarily because of the change in the mix of treaty business having higher ceding commissions paid but lower assumed levels of risk. Other insurance expenses also increased during 1998 as increasing emphasis was placed on the growth of Underwriters Re Group's primary insurance business.

      Pre-tax investment income totalled $95.2 million in 1999, compared with $80.4 million in 1998 and $75.5 million in 1997, reflecting an increase in invested assets, including a $7.0 million dividend received in 1999 on a common stock investment which did not pay a dividend in 1998 and invested assets acquired with AUL London. Investment income in 1998 was also affected by lower interest rates during 1998 compared with the previous year's levels and the use in the fourth quarter of 1998 of $185.4 million in investment securities to acquire AUL London. Underwriters Re Group recorded a pre-tax loss of $300 thousand on investment transactions in 1999, compared with a pre-tax gain of $7.4 million in 1998 and a pre-tax gain of $930 thousand in 1997.

      The following sets forth certain financial data for Underwriters Re Group and AUL London on a stand alone and consolidated basis (in thousands):

                                      Year Ended December 31, 1999
----------------------------------------------------------------------------------------------------
                            Underwriters Re Group                                      Consolidated
                           (excluding AUL London)            AUL London       Underwriters Re Group
----------------------------------------------------------------------------------------------------
Operating Data
----------------------------------------------------------------------------------------------------
Revenues                               $  579,982             $ 245,018               $ 825,000
Earnings (loss) before income taxes    $   31,884             $ (14,503)              $  17,381
Net earnings (loss)                    $   26,957             $ (10,692)              $  16,265

----------------------------------------------------------------------------------------------------
Balance Sheet
----------------------------------------------------------------------------------------------------
Total assets                           $2,561,204             $ 900,654               $3,461,858
Long-term debt                         $  197,940             $     --                $ 197,940
Common stockholder's equity            $  439,690             $ 134,713               $ 574,403
----------------------------------------------------------------------------------------------------

Reinsurance

Underwriters Reinsurance carries an "A+ (Superior)" rating from A.M. Best Company, Inc. and a claims-paying ability rating of "AA-" from Standard & Poor's. As of December 31, 1999, the statutory surplus of Underwriters Reinsurance was $524.6 million, making Underwriters Reinsurance the tenth largest domestic professional reinsurer in terms of statutory surplus, according to the Reinsurance Association of America. Brokers are the principal source of the reinsurance business of Underwriters Reinsurance.

Primary Insurance

Underwriters Re Group conducts its primary insurance business through Commercial Underwriters Insurance Company, Underwriters Insurance Company and Newmarket Underwriters Insurance Company. These three property and casualty insurance companies are rated "A+ (Superior)" by Best's because Underwriters Reinsurance reinsures a significant share of their business. The Center Insurance Services, Inc., a subsidiary of Underwriters Re Group, has acted as agent and underwritten business on behalf of Commercial Underwriters, Underwriters Insurance and Newmarket Underwriters and, to a lesser extent, non-affiliated insurers.

International

Representative offices were established in Barbados at the end of 1995 and in London in 1996 to capitalize on international underwriting opportunities. In 1995, Underwriters Re Group also made an investment in a reinsurance company in Barbados.

AUL London

AUL London, through its subsidiaries, is a managing agent and provider of corporate capital for syndicates in the Lloyd's insurance market. Lloyd's is a market, not an insurance company, in which individual professional underwriters accept risks on behalf of competing businesses or syndicates formed by both individual and corporate members. The members' resources provide the security behind Lloyd's policies. Considered as a single franchise with common policyholder security, Lloyd's is, according to Standard & Poor's, the world's second largest commercial insurer and eighth largest reinsurer, operating in over 100 countries. Lloyd's carries an A (Excellent) rating from A.M. Best Company, Inc. and an A+ rating from Standard & Poor's.

      In 1999, AUL London managed three Lloyd's syndicates: Syndicate 376 (non-marine), Syndicate 1183 (marine) and Syndicate 1207 (non-marine), and provided pound (sterling)218 million, or 76 percent, of the capacity of such syndicates. In 1998, AUL London and two affiliated companies provided approximately pound (sterling)155 million, or 63 percent, of the total capacity of the three syndicates. The remainder of the capacity in 1999 and 1998 was provided by third-party members.

      In 1999, AUL London acquired the remaining third-party capacity for approximately $19.0 million and merged Syndicates 1207 and 1183 into Syndicate
376. Beginning with calendar year 2000, AUL London will manage a single syndicate and provide 100 percent of the capacity of such syndicate.

      Although AUL London is managing a single syndicate for the year 2000, it continues to manage the three syndicates for the prior open years of account. Lloyd's operates under a three year "year of account" accounting system. Typically, each "year of account" of a syndicate is treated as a separate entity in which risk is underwritten for one year followed by a two-year period of development. At the end of the three-year period, the "reinsurance to close" mechanism is triggered whereby the members forming the next year's underwriting syndicate reinsure the outstanding liabilities of the closing syndicate. After buying reinsurance to close for a syndicate, profits or losses are declared and settled.
      AUL London's insurance and reinsurance operations focus primarily on specialty commercial lines that it believes provide opportunities for strong profitability. Through the syndicates it manages, AUL London underwrites risks across diverse commercial classes, including property (marine and non-marine) and casualty (such as financial institutions and directors and officers liability insurance), at varying risk layers from primary coverage to high layer excess of loss. AUL London's risks are located around the world, with an emphasis on the United States. The United Kingdom, Western Europe, Canada and Australia also contribute substantial amounts of premium income.

Alleghany Asset Management, Inc.

Alleghany Asset Management conducts a financial services business through its subsidiaries, The Chicago Trust Company, a Chicago-based investment firm with trust powers; Montag & Caldwell, Inc., an Atlanta-based investment counseling firm; Chicago Deferred Exchange Corporation, which facilitates certain tax-deferred property exchanges; The Chicago Trust Company of California (formerly, Security Trust Company), a San Diego-based trust company; and Blairlogie Capital Management, an Edinburgh, Scotland-based international equity manager. Alleghany Asset Management also has a 40 percent interest in Veredus Asset Management LLC, a Louisville, Kentucky-based investment counseling firm.

      Alleghany Asset Management posted the following results (in millions):

----------------------------------------------------------------------------------------------------

                                                                 1999         1998        1997
-------------------------------------------------------------------------------------------------
Revenues                                                     $    168.3    $   125.1    $    78.8
Earnings before taxes                                        $     54.2    $    35.7    $    19.8
Assets under management                                      $   48,600    $  35,600    $  23,100
----------------------------------------------------------------------------------------------------

      Growth in profitability of Alleghany Asset Management is largely dependent on growth in assets under management, through market appreciation of existing assets and new business (new clients and additional investments from existing clients). Approximately 82 percent of Alleghany Asset Management's assets under management are institutional assets for which competition is intense and success is driven primarily by investment performance. Both Montag & Caldwell and Chicago Trust have recorded very strong investment results over the past three years and have received high ratings in various consultant and mutual fund data bases. There was a $13.0 billion growth in assets under management from 1998 to 1999, which included new business of approximately $5.3 billion, compared with $12.5 billion growth in assets under management from 1997 to 1998, which included new business of approximately $5.5 billion. Volatility in U.S. equity markets and reduced market valuations could adversely affect assets under management and the future results of Alleghany Asset Management.

      Alleghany Asset Management provides distribution and marketing services to its investment managers through the 401(k) services offered by Chicago Trust and the Alleghany Funds, a mutual fund family offering twelve no-load mutual funds. Chicago Trust's full service 401(k) administration group provides trustee, plan design, investment management and other administrative services. Such services are marketed through internal sales forces in Chicago and Atlanta as well as consultants and brokerage sources. The Alleghany Funds are marketed primarily through registered investment advisers, broker-dealers and direct sales to institutional clients, as well as through intermediary services, including Schwab and Fidelity.

Montag & Caldwell

Founded in 1945, Montag & Caldwell, one of the Southeast's oldest investment management firms, concentrates on managing large capitalization growth equity and balanced portfolios for institutional, mutual fund and high net worth clients. Montag & Caldwell believes that success in the institutional investment business is dependent upon a disciplined and consistently applied investment process, which has translated into outstanding investment results. Montag & Caldwell's equity results have placed the firm among the top money managers in its category. Montag & Caldwell's investment returns (net of fees) have exceeded the S&P 500 Index for eight of the past ten years.

      Montag & Caldwell's assets under management have increased significantly, driven by excellent equity returns and strong new business activity. At year-end 1999, Montag & Caldwell had assets under management of $35.2 billion, compared with $25.5 billion at year-end 1998 and $15.5 billion at year-end 1997.


      Montag & Caldwell targets separate accounts of $40 million and higher through pension consultants or direct calls to prospective clients. Its investment expertise is also available through the Alleghany Funds. Montag & Caldwell advises two of the Alleghany Funds' mutual funds, with approximately $3.6 billion in assets under management at year-end 1999.

Chicago Trust

Chicago Trust and its predecessors have managed assets for investors since 1887. Chicago Trust is an investment firm with full trust powers and is engaged in the businesses of institutional investment management, full service 401(k) administration, and personal trust and investment services. At year-end 1999, Chicago Trust had assets under management of $11.6 billion, compared with $10.1 billion at year-end 1998 and $7.7 billion at year-end 1997.

      Chicago Trust manages about $4.7 billion in institutional equity and fixed income accounts. Of this amount, approximately $1.5 billion represents the investment portfolio of Underwriters Re Group, which will no longer be managed by Chicago Trust after the sale of Underwriters Re Group. Chicago Trust specializes in fixed income, large capitalization growth equity and small capitalization value equity money management for institutional clients. Its fixed income results have consistently placed Chicago Trust among the top money managers in its category. The fixed income and equity products are marketed through pension consultants and directly to plan sponsors. Chicago Trust also advises seven mutual funds of the Alleghany Funds, with approximately $1.5 billion in assets under management at year-end 1999.

      Chicago Trust's personal trust and investment services business serves the investment and estate planning needs of individuals and families, mainly in the greater Chicago area, and had about $2.1 billion in assets under management at year-end 1999. Chicago Trust believes that the business is well-positioned to benefit from growth in family wealth and the demographics of an aging baby boom generation.

      Chicago Trust's full service 401(k) business administers about $4.0 billion of assets, approximately half of which is invested in the Alleghany Funds and collective funds managed by the subsidiaries of Alleghany Asset Management. The remainder is invested in third-party managed funds.

Blairlogie

During 1999, Alleghany Asset Management completed its acquisition of 83.25 percent of Blairlogie; the remaining interests in Blairlogie are held by Blairlogie management. Blairlogie manages approximately $1.4 billion in assets as of December 31, 1999. Blairlogie's two investment products include an international developed markets product and an international emerging markets product. Its clients are based mainly in the United States. Blairlogie manages two of the Alleghany Funds' mutual funds, with approximately $134 million in assets under management at year-end 1999.

Veredus

Alleghany Asset Management owns 40 percent of Veredus, which manages approximately $420 million in assets as of December 31, 1999. Veredus' investment products include an aggressive growth equity and a market neutral product. Its clients include individual and institutional investors. Veredus manages one of the Alleghany Funds' mutual funds, with approximately $90 million in assets under management at year-end 1999.

Alleghany Funds

The Alleghany Funds had approximately $5.3 billion in assets under management at December 31, 1999, compared with $3.4 billion at year-end 1998 and $1.9 billion at year-end 1997. Montag & Caldwell Growth Fund and The Chicago Trust Growth & Income Fund, two equity funds of the Alleghany Funds, experienced the greatest increase in assets under management from year-end 1998 to year-end 1999, adding a total of $1.3 billion. The no-load mutual funds of the Alleghany Funds consist of seven equity funds, two balanced funds, two fixed income funds and a money market fund. Current information with respect to the Alleghany Funds can be found on its website, www.alleghanyfunds.com.

Chicago Deferred Exchange and CT of California

Chicago Deferred Exchange was established in 1989 and facilitates, with the assistance of Chicago Trust, tax-deferred exchanges of like-kind property. In 1999, Chicago Deferred Exchange facilitated more than 2,500 exchanges. Chicago Deferred Exchange acts as a qualified intermediary, holding and investing the cash proceeds from the sale of property relinquished by a taxpayer in a qualified trust account, for which Chicago Trust acts as trustee, until replacement property is acquired. CT of California, directly and through its subsidiary, Chicago Deferred Exchange Corporation of California, provides tax-deferred property exchange, trust and investment services in California. Chicago Deferred Exchange and CT of California had total assets under management of about $1.0 billion at year-end 1999.

World Minerals Inc.

World Minerals, headquartered in Santa Barbara, California, conducts a worldwide industrial minerals business through its own operations and those of its subsidiaries, Celite Corporation and Harborlite Corporation.

      World Minerals contributed pre-tax earnings of $24.0 million on revenues of $208.6 million in 1999, compared with $23.6 million on revenues of $201.1 million in 1998, and $27.5 million on revenues of $203.3 million in 1997. The 1999 results reflect increased sales worldwide, including in China, which resulted in lower losses reported by Celite's Chinese joint ventures. The increased sales were offset by continued competitive pressure, rising operating costs, and expenses incurred in connection with staff reductions intended to reduce future costs. World Minerals also recorded an exchange loss in 1999, largely due to the weakening of the Euro, compared with a small exchange gain in 1998. The 1998 results reflect increased competitive pressure and rising operating costs, primarily at Celite's Lompoc, California diatomite operations. Lompoc's operations were affected in early 1998 by severe El Nino storms and rail car shortages on the Union Pacific Railroad. Additional spending was also incurred in 1998 for research, operations and engineering. Revenues and pre-tax earnings were up in 1997 from the prior year due to improved sales and profit margins achieved by Celite's non-Asian diatomite operations.

      The mid-1990's was marked by a period of resurgent economic activity in most world markets. During this period, World Minerals enhanced its position in both of its core businesses, diatomite and perlite, through acquisitions of and strategic investments in mining, processing, distribution and sales facilities. In 1996, World Minerals acquired the minority interests in Harborlite and in 1997, perlite reserves in Latin America. In 1998, it acquired additional diatomite reserves in Lompoc, California, and in 1999, it acquired two additional diatomite deposits in Latin America. World Minerals has also continued to invest in new product development, seeking ways to put the unique properties of its industrial minerals to work in new applications.

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

      World Minerals focuses on customer and technical service. World Minerals' Research and Development group uses state of the art analytical instrumentation and techniques to seek ways to put the unique properties of its industrial minerals to work in new applications, as well as to refine minerals processing methods to yield higher purity and more consistent finished products. The Technical Services group helps identify the best grade of industrial minerals for each customer application and assists in optimizing the customer's manufacturing process to achieve the highest possible value from World Minerals' products.

      World Minerals conducts its business on a worldwide basis, with mining or processing operations in eleven countries. While World Minerals believes that the international scope of its operations gives it some competitive advantages, international operations can be subject to additional risks, such as currency fluctuations, changes in foreign legal requirements and political instability. World Minerals minimizes its exposure to these risks by closely monitoring its methods of operating in each country and by adopting strategies responsive to changing economic and political environments.

      During 1999, one of Celite's largest customers began substituting perlite filtration systems for its existing diatomite filtration systems. If the installation of perlite filtration systems was to be made in all of the customer's operations, it would have an adverse impact on Celite's diatomite sales. Harborlite has supplied perlite to this customer; World Minerals expects that some of the reduction in diatomite sales would be recouped through perlite sales to this customer.

Heads & Threads International LLC

The Heads and Threads division, which had been owned by Alleghany since 1974, was reorganized in 1999 as Heads & Threads International LLC, after its acquisition of Gardenbolt International. Now headquartered in Sayreville, New Jersey, Heads & Threads is believed to be one of the nation's leading importers and distributors of steel fasteners. Nuts, bolts, screws, washers and other fasteners are imported and resold to distributors and fastener manufacturers through multiple distribution centers primarily providing same day or next day delivery. The strength of Heads & Threads lies in its long years of association with suppliers and customers, and its breadth of product line.

      With the acquisition of Gardenbolt International in 1998, Heads & Threads substantially increased its size and its presence in East Coast markets. Heads & Threads also completed in 1998 the installation and implementation of a new fully-integrated, enterprise-wide computer system which has enhanced the functionality of all areas of Heads & Threads' business operations, including order processing, sales and inventory management, transportation services and accounting and finance. In 1999, Heads & Threads entered into an agreement to purchase Reynolds Fasteners, Inc., which purchase is expected to close in March 2000. With the acquisition of Reynolds, Heads & Threads will double its current size.

      Results in 1999 were affected by competitive pressures in the markets for imported fasteners. Beginning in 1999 and continuing into 2000, Heads & Threads has pursued a cost reduction program. A major part of this program has been the closing of some of Heads & Threads' satellite sales offices and warehouses in order to operate out of larger state-of-the-art distribution centers, allowing Heads & Threads to consolidate inventory and provide higher service levels to its customers. Heads & Threads' 1999 and 1998 results were also affected by costs relating to the replacement of its computer systems.

      Since Heads & Threads imports virtually all of its fasteners, its costs are subject to fluctuations in foreign currency and import duties.

Alleghany Properties, Inc.

Headquartered in Sacramento, California, Alleghany Properties owns and manages 21 properties in California. Such properties include improved and unimproved commercial land and commercial and residential lots. A major portion of Alleghany Properties' real estate assets are located in North Natomas, the only large undeveloped area in the City of Sacramento. Development in the area was delayed until the resolution in 1998 of flood plain zoning and wildlife habitat issues. The area experienced considerable growth in its first season of development activity, including more than a dozen residential projects, office buildings and a fully-leased retail shopping center. Contributing to the growth, Alleghany Properties sold approximately 450 residential lots and a multi-family site accommodating more than 270 apartment units.

Selected Financial Data
Alleghany Corporation and Subsidiaries
(in thousands, except for share and per share amounts)


                                                                         Years Ended December 31
                                                 -------------------------------------------------------------------------
                                                 1999           1998            1997            1996            1995
                                                ----------     -----------      ----------      ----------      ----------
Operating Data
Revenues from continuing operations             $1,376,163      $  918,993      $  796,654      $  734,482      $  652,444
--------------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations             $  100,105      $   63,381      $   51,400      $   40,470      $   60,366
Earnings from discontinued operations                 --            32,725          54,267          46,578          24,934
--------------------------------------------------------------------------------------------------------------------------
Net earnings                                    $  100,105      $   96,106      $  105,667      $   87,048      $   85,300
--------------------------------------------------------------------------------------------------------------------------
Basic earnings per share of common stock:*
Continuing operations                           $    13.66      $     8.57      $     6.91      $     5.39            8.05
Discontinued operations                               --              4.42            7.30            6.20            3.32
--------------------------------------------------------------------------------------------------------------------------
Net earnings                                    $    13.66      $    12.99      $    14.21      $    11.59         $ 11.37
--------------------------------------------------------------------------------------------------------------------------
Average number of shares of common stock*        7,330,588       7,396,263       7,433,208       7,507,796       7,501,918
--------------------------------------------------------------------------------------------------------------------------


                                                                    December 31
                                     --------------------------------------------------------------------------
                                         1999            1998            1997            1996            1995
                                     ----------      ----------      ----------      ----------      ----------
Balance Sheet
Total assets                         $4,485,025      $4,282,444      $3,700,376      $3,448,433      $3,023,583
---------------------------------------------------------------------------------------------------------------
Debt                                 $  407,950      $  439,795      $  389,641      $  404,244      $  276,646
---------------------------------------------------------------------------------------------------------------
Common stockholders' equity          $1,107,897      $1,247,428      $1,570,935      $1,423,260      $1,320,643
---------------------------------------------------------------------------------------------------------------
Common stockholders' equity per
   share of common stock*            $   151.50      $   169.12      $   209.04      $   185.21      $   168.57
---------------------------------------------------------------------------------------------------------------


Alleghany spun off to its stockholders shares of Chicago Title on June 17, 1998; accordingly, Chicago Title has been classified as discontinued operations for each of the four years ended in 1998.

* Restated to reflect subsequent common stock dividends.

Dividends, Market Prices and Related Security Holder Matters

As of December 31, 1999, there were approximately 1,760 holders of record of Alleghany common stock. The following table indicates quarterly high and low prices of the common stock in 1999 and 1998 on the New York Stock Exchange. The prices have not been adjusted for the spin off. Alleghany's ticker symbol is Y.


Quarter Ended                          1999                      1998
-----------------------------------------------------------------------------
                                High         Low          High        Low
-----------------------------------------------------------------------------
March 31                    $185 29/32    $174 33/64      $350      $278 1/8
June 30                            200     175 1/2         378 1/2   220
September 30                       190     173 1/2         248       183
December 31                   $206 5/8    $176            $205      $172
-----------------------------------------------------------------------------

   In 1999 and 1997, Alleghany's Board of Directors declared, as Alleghany' s dividend on its common stock for that year, a stock dividend consisting of one share of Alleghany common stock for every fifty shares outstanding. The 1997 stock dividend was paid in April of that year. In light of the spin-off of Chicago Title on June 17, 1998, no stock dividend was declared for 1998. As part of the spin-off, Alleghany distributed three shares of Chicago Title common stock for each share of Alleghany common stock outstanding.

   Alleghany's ability to pay cash dividends is restricted by the terms of a revolving credit loan agreement. At December 31, 1999, this agreement permitted the payment of dividends aggregating approximately $387.7 million. At that date about $1.005 billion of Alleghany's consolidated common stockholders' equity of $1.108 billion was unavailable for dividends or advances to Alleghany from its subsidiaries, due to limitations imposed by statutes and agreements with lenders to which those subsidiaries are subject.

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

     On December 30, 1999, Alleghany entered into an agreement to sell Underwriters Re Group to Swiss Re America Holding Corporation for $725 million in cash, subject to adjustment based upon the stockholder's equity of Underwriters Re Group at the closing date. Alleghany will retain AUL London.

     On June 17, 1998, Alleghany completed the tax free spin-off of Chicago Title to Alleghany stockholders. Chicago Title and Trust Company paid cash dividends to Alleghany totalling $9 million in 1998 and $32 million in 1997. Since the spin-off, Chicago Title is no longer a source of dividends to Alleghany. Alleghany Asset Management, previously a subsidiary of Chicago Title, remained with Alleghany after the spin-off and has continued as a source of cash dividends to Alleghany.

     As of March 1, 2000, Alleghany and its subsidiaries owned about 17.95 million shares, or about 3.9 percent, of the outstanding common stock of BNSF having an aggregate market value as of such date of approximately $372.5 million, or $20.75 per share. The aggregate cost of such shares is approximately $201.3 million, or $11.21 per share. In 1999, Alleghany sold to BNSF approximately 4.3 million shares of BNSF for a total purchase price of $128.5 million, or $29.585 per share.

     Alleghany has declared stock dividends in lieu of cash dividends every year since 1987 except 1998, when Chicago Title was spun off to stockholders. These stock dividends have helped to conserve Alleghany's financial strength and, in particular, the liquid assets available to finance internal growth and operating company acquisitions and investments. On April 28, 2000, Alleghany will pay to stockholders of record on April 3, as its dividend on its common stock for 2000, a dividend of one share of Alleghany common stock for every 50 shares outstanding.

     In addition to its liquid assets, Alleghany has a revolving credit agreement with a bank which provides a commitment for revolving credit loans in an aggregate principal amount of $200 million. Borrowings have been repaid promptly in order to keep the facility available for future acquisitions. No amounts were outstanding under this facility at 1999 year-end; $18.2 million was outstanding at 1998 year-end. This agreement will mature in July 2000.

     Alleghany has announced that it may purchase shares of its common stock in open market transactions from time to time. In 1999, Alleghany purchased an aggregate of 124,824 shares of its common stock for about $22.3 million, at an average cost of about $178.59 per share. In 1998, Alleghany purchased an aggregate of 222,564 shares of its common stock for about $72.1 million, at an average cost of about $324.11 per share.

     At December 31, 1999, about $387.7 million of the equity of Alleghany's subsidiaries was available for dividends or advances to Alleghany. At that date about $1.005 billion of $1.108 billion of Alleghany's equity was unavailable for dividends or advances to Alleghany from its subsidiaries, due to limitations imposed by statutes and agreements with lenders to which those subsidiaries are subject. These limitations have not affected Alleghany's ability to meet its obligations.

     Financial strength is also a high priority of Alleghany's subsidiaries, whose assets stand behind their financial commitments to their customers and vendors.

Underwriters Re Group
On December 30, 1999, Alleghany entered into an agreement to sell Underwriters Re Group to Swiss Re America Holding Corporation for $725 million in cash, subject to adjustment based upon the stockholder's equity of Underwriters Re Group at the closing date. Alleghany will retain AUL London. The transaction is expected to close in April 2000.

     On October 23, 1998, Underwriters Re Group purchased AUL London and certain related Bermuda operations for approximately $181.1 million cash and Alleghany common stock valued at approximately $8.9 million. AUL London, through its subsidiaries, is a managing agent and provider of corporate capital for syndicates in the Lloyd's insurance market. The Bermuda operations were transferred to Underwriters Reinsurance and operated as a branch of Underwriters Reinsurance.

     On November 1, 1999, Underwriters Re Group entered into a credit agreement, which replaced a $225 million letter of credit facility and a credit agreement for borrowings of up to $43 million. The new credit agreement, which expires on October 31, 2000, subject to extensions, provides up to $275 million for letters of credit to support the underwriting activities of the Lloyd's syndicates managed by AUL London and up to $75 million for corporate purpose loans. About $266.5 million of letters of credit and no amounts of indebtedness were outstanding under the new credit agreement at year-end 1999. Upon completion of the sale of Underwriters Re Group, Alleghany will assume or replace the credit facility.

     In 1999, AUL London acquired additional third-party capacity for approximately $19.0 million and merged Syndicates 1207 and 1183 into Syndicate
376. Beginning with calendar year 2000, AUL London, through its subsidiaries, will manage a single syndicate and provide 100 percent of the capacity of such syndicate.

     In 1999, Underwriters Re Group paid cash dividends to Alleghany totalling $4.0 million for the year, compared with $3.8 million for 1998.

     At December 31, 1999, Underwriters Re Group's investment portfolio (excluding AUL London) had a fair value of $1.5 billion and consisted primarily of high quality fixed maturity securities with an average maturity of 4.9 years and an effective duration of 3.5 years. Effective duration measures a portfolio's sensitivity to change in interest rates; a change within a range of plus or minus 1 percent in interest rates would be expected to result in an inverse change of approximately 3.5 percent in the value of the portfolio of Underwriters Re Group. The overall fixed maturity portfolio quality is maintained at a Moody's rating of Aa2, with over 97 percent of all securities rated investment grade by Moody's as of December 31, 1999. Underwriters Re Group's investment portfolio also included about 7.4 million shares of BNSF common stock with a market value of $153.6 million at March 1, 2000 (which in accordance with the Swiss Re agreement, will be sold to Alleghany or into the market by the closing of the sale of Underwriters Re Group). Underwriters Re Group's portfolio contains no investments of a derivative nature.

     At September 30, 1999, AUL London's investment portfolio had a fair value of $183.2 million, of which $166.7 million comprised AUL London's share of its syndicates' premium trust funds held at Lloyd's. The investment portfolio consisted of cash and cash equivalents, bonds issued by governments or public authorities and high quality corporate bonds. The portfolio contains no investments of a derivative nature.

     On June 25, 1996, Underwriters Re Group issued $200 million principal amount of 7-7/8% Senior Notes due 2006. Of the net proceeds of the offering, $120 million was contributed to the capital of Underwriters Reinsurance, $50 million was used to repay indebtedness under Underwriters Re Group's credit agreement, and the remainder is being used for general corporate purposes. As of December 31, 1999, the statutory surplus of Underwriters Reinsurance was $524.6 million.

Alleghany Asset Management
The financial services business of Alleghany Asset Management is not a capital intensive business and adequate funds are generated internally to provide for the currently foreseeable needs of its business. Alleghany Asset Management paid cash dividends to Alleghany totalling $15.0 million in 1999, compared with $8.4 million in 1998.

World Minerals

In March 1999, World Minerals entered into a credit agreement with several banks providing for a commitment for revolving credit loans and/or letters of credit in an aggregate principal amount of $120 million. Outstanding letters of credit may not exceed $20 million. The credit agreement has a final maturity of March 2003. As of December 31, 1999, $64 million of indebtedness and $1.2 million of letters of credit were outstanding under World Minerals' credit facility and an additional $3.6 million of short-term debt was outstanding. The aggregate available long-term borrowing and letter of credit amount as of December 31, 1999 was $54.8 million.

     In 1999, World Minerals began to pay cash dividends to Alleghany, with dividends totalling $3.3 million for the year.

Heads & Threads
As of December 31, 1999, Heads & Threads had $12.3 million in short-term debt outstanding and aggregate available lines of credit totalling $7.7 million. In light of the purchase of Reynolds Fasteners, Inc., Heads & Threads expects to enter into a credit agreement with several banks providing for up to $55 million of revolving credit loans and a $5 million term loan.

Alleghany Properties

As part of Alleghany's sale of Sacramento Savings Bank in 1994, Alleghany, through its wholly owned subsidiary Alleghany Properties, purchased real estate and real estate-related assets of Sacramento Savings. Alleghany Properties is Alleghany's only subsidiary holding substantial real estate investments.

     As of December 31, 1999, Alleghany Properties held 23 loans and properties having a total book value of approximately $55.1 million, as compared to 28 loans and properties having a total book value of approximately $52.9 million as of December 31, 1998, and 89 loans and properties having a total book value of approximately $90.1 million as of October 31, 1994 (the date the assets were purchased by Alleghany Properties).

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

     On February 23, 1995, Alleghany Properties issued $50 million aggregate principal amount of 8.62 percent senior notes due 2000 (the "2000 Notes"). On February 23, 2000, Alleghany Properties made its fifth, and last, principal payment on the 2000 Notes, including interest accrued thereon, in the amount of $10.9 million.

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

     For fixed maturity securities, short-term liquidity needs and the potential liquidity needs of the business are key factors in managing the portfolio. The portfolio duration relative to the liabilities' duration is managed primarily through cash market transactions. For additional information regarding the fixed maturity portfolio, see the discussion of Underwriters Re Group under "Financial Condition."

     Alleghany and its subsidiaries invest in equities. Such investments include about 17.95 million shares of BNSF common stock, which had an aggregate market value as of March 1, 2000 of approximately $372.5 million, or $20.75 per share. The aggregate cost of such shares is approximately $201.3 million, or $11.21 per share. Equity securities are subject to declines in market values. Alleghany holds its equity investments as available for sale. Any changes in the market value in these investments, net of tax, would affect Alleghany's stockholders' equity and comprehensive income.

     The primary market risk for the long-term debt of Alleghany and its subsidiaries is interest rate risk at the time of refinancing. Alleghany and its subsidiaries monitor the interest rate environment to evaluate refinancing opportunities. For additional information regarding the long-term debt of Alleghany and its subsidiaries, see "Financial Condition."

     Other than an interest rate swap, Alleghany currently does not use derivatives to manage market and interest rate risks. In respect of the interest rate swap, Alleghany is exposed to a credit rise in the unlikely event of nonperformance by the swap counterparty.

     Alleghany, through World Minerals and AUL London, conducts certain business activities in foreign countries. World Minerals minimizes its exposure to the risk of foreign currency fluctuation by, among other things, causing its subsidiaries, whenever feasible, to declare and pay dividends and to invoice their export customers in United States dollars or other hard currencies. In addition, Heads & Threads imports virtually all of its fasteners, the costs of which are therefore subject to fluctuations in foreign currency and import duties. The operations of World Minerals, AUL London and Heads & Threads do not subject Alleghany to a material risk from foreign currency fluctuation.

     The table below presents a sensitivity analysis of Alleghany's financial instruments that are sensitive to changes in interest rates, including its fixed income portfolio, and debt obligations. Sensitivity analysis is defined as the measurement of potential change in future earnings, fair values or cash flows of market sensitive instruments resulting from one or more selected hypothetical changes in interest rates over a selected time. In this sensitivity analysis, Alleghany uses fair values to measure its potential change, and a range of - 200 to 200 basis point change in interest rates to measure the hypothetical change in fair value of the financial instruments included in the analysis.

     For the fixed income portfolio, duration modeling is used to calculate changes in fair values. Durations on the portfolio are adjusted for call, put and interest rate reset features. Fixed income portfolio durations are calculated on a market value weighted bases, including accrued investment income, using holdings as of December 31, 1999 and 1998.

      For long-term debt, the change in fair value is determined by calculating hypothetical December 31, 1999 and 1998 ending prices based on yields adjusted to reflect a range of -200 to 200 basis point change, comparing such hypothetical ending prices to actual ending prices, and multiplying the difference by the par outstanding.


Sensitivity Analysis
(dollars in millions)
------------------------------------------------------------------------------------------------------------------------------------
Interest Rate Shifts                                               -200          -100            0          100              200
------------------------------------------------------------------------------------------------------------------------------------
Assets
December 31, 1999
Estimated fixed income portfolio value                           $1,332.0     $1,297.0     $1,259.9     $  1,222.5         $ 1,185.9
Projected change in portfolio value                              $ 152.2      $ 117.2      $   80.1     $     42.7         $ 6.1

December 31, 1998
Estimated fixed income portfolio value                           $1,302.2     $1,264.2     $1,229.5     $  1,191.5         $ 1,150.4
Projected change in portfolio value                              $ 136.6      $  98.6      $   63.9     $     25.9         $ (15.2)

Liabilities
December 31, 1999
Estimated liability value                                        $ 446.2      $ 426.6      $  408.0     $    390.5         $ 373.9
Estimated change in liabilities                                  $  38.2      $  18.6      $      0     $    (17.5)        $ (34.1)

December 31, 1998
Estimated liability value                                        $ 487.9      $ 463.2      $  440.0     $    418.3         $ 397.9
Estimated change in liabilities                                  $  47.9      $  23.2      $      0     $    (21.7)        $  (42.1)
------------------------------------------------------------------------------------------------------------------------------------


Forward-looking Statements

This "Management's Discussion and Analysis of Financial Condition and Results of Operations" (pages 3, 5, 7-9, 11-13, 15-17, 19-20, 23, 28-30) and "Quantitative
and Qualitative Market Risk Disclosure" (pages 30-31) contain disclosures which are forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan" or "continue." These forward-looking statements are based upon Alleghany's current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and anticipated actions and Alleghany's future financial condition and results. The uncertainties and risks include, but are not limited to, those relating to conducting operations in a competitive environment, acquisition activities, the complexity of integrated computer systems, and general economic conditions. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of Alleghany.

Consolidated Balance Sheets
Alleghany Corporation and Subsidiaries

December 31, 1999 and 1998
------------------------------------------------------------------------------------------------------------------------------
(in thousands, except share amounts)                                                              1999                    1998
------------------------------------------------------------------------------------------------------------------------------
Assets
Available for sale securities:
   Fixed maturities (amortized cost: 1999 $1,204,122; 1998 $1,134,152)                      $1,179,845              $1,165,580
   Equity securities (cost: 1999 $240,623; 1998 $317,216)                                      470,104                 824,326
Short-term investments                                                                         277,798                 136,127
------------------------------------------------------------------------------------------------------------------------------
                                                                                             1,927,747               2,126,033
------------------------------------------------------------------------------------------------------------------------------
Cash                                                                                            26,786                  25,441
Cash pledged to secure trust deposits                                                           14,307                  56,907
Premium trust funds                                                                            170,508                 107,854
Notes receivable                                                                                91,536                  91,536
Funds held, accounts and other receivables                                                     529,786                 502,721
Property and equipment - at cost, less accumulated depreciation and amortization               207,617                 208,698
Reinsurance receivable                                                                         844,605                 571,689
Other assets                                                                                   672,133                 591,565
------------------------------------------------------------------------------------------------------------------------------
                                                                                            $4,485,025              $4,282,444
------------------------------------------------------------------------------------------------------------------------------
Liabilities and Common Stockholders' Equity
Property and casualty losses and loss adjustment expenses                                   $1,973,924              $1,554,818
Unearned premiums                                                                              419,608                 389,603
Other liabilities                                                                              501,453                 443,938
Parent company debt                                                                                --                   18,200
Subsidiaries' debt                                                                             407,950                 421,595
Net deferred tax liability                                                                      53,625                 150,218
Trust deposits secured by pledged assets                                                        20,568                  56,644
------------------------------------------------------------------------------------------------------------------------------
   Total liabilities                                                                         3,377,128               3,035,016
Commitments and contingent liabilities
Common stockholders' equity:
   (common shares authorized: 1999 and 1998 - 22,000,000;
   common shares issued and outstanding: 1999 - 7,312,701; 1998 - 7,375,848)                 1,107,897               1,247,428
------------------------------------------------------------------------------------------------------------------------------
                                                                                            $4,485,025              $4,282,444
------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Earnings
Alleghany Corporation and Subsidiaries


Years Ended December 31,
-----------------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)                           1999              1998           1997
-----------------------------------------------------------------------------------------------------------
Revenues
Investment management fees                                       $  165,673      $  122,913        $ 77,341
Net property and casualty premiums earned                           719,846         420,809         376,672
Interest, dividend and other income                                 200,135         166,737         149,724
Net mineral and filtration sales                                    208,480         200,815         203,264
Net gain (loss) on investment transactions                           82,029           7,719         (10,347)
------------------------------------------------------------------------------------------------------------
   Total revenues                                                 1,376,163         918,993         796,654
------------------------------------------------------------------------------------------------------------
Costs and expenses
Commissions and brokerage expenses                                  172,527         113,170          94,444
Salaries, administrative and other operating expenses               304,197         231,970         187,049
Property and casualty losses and loss adjustment expenses           548,459         288,259         261,828
Cost of mineral and filtration sales                                139,107         131,108         130,555
Interest expense                                                     32,337          32,271          32,111
Corporate administration                                             17,632          31,199          25,437
------------------------------------------------------------------------------------------------------------
   Total costs and expenses                                       1,214,259         827,977         731,424
------------------------------------------------------------------------------------------------------------
   Earnings from continuing operations, before income taxes         161,904          91,016          65,230
Income taxes                                                         61,799          27,635          13,830
------------------------------------------------------------------------------------------------------------
   Earnings from continuing operations                              100,105          63,381          51,400
Discontinued operations
Earnings from discontinued operations, net of tax                        --          32,725          54,267
------------------------------------------------------------------------------------------------------------
   Net earnings                                                  $  100,105      $   96,106        $105,667
------------------------------------------------------------------------------------------------------------
Basic earnings per share of common stock:*
   Continuing operations                                         $    13.66      $     8.57        $   6.91
   Discontinued operations                                               --            4.42            7.30
------------------------------------------------------------------------------------------------------------
Basic net earnings per share                                     $    13.66      $    12.99        $  14.21
------------------------------------------------------------------------------------------------------------
Diluted earnings per share of common stock:*
   Continuing operations                                         $    13.46      $     8.42        $   6.84
   Discontinued operations                                               --            4.34            7.23
------------------------------------------------------------------------------------------------------------
Diluted net earnings per share                                   $    13.46      $    12.76        $  14.07
------------------------------------------------------------------------------------------------------------


*Adjusted to reflect subsequent common stock dividends.

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Changes in Common Stockholders' Equity
Alleghany Corporation and Subsidiaries

Three Years Ended December 31, 1999

                                           Accumulated     Cumulative     Cumulative        Total
                                              Common       Contributed    Comprehensive     Treasury     Retained      Stockholders'
(in thousands, except share amounts)          Stock        Capital        Other Income      Stock         Earnings        Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996             $     7,303     $   494,936      $   245,262      $   (10,893)  $   686,652    $ 1,423,260
(7,598,109 shares of common
   stock issued; 64,050 in treasury)*
Add (deduct):
Net earnings                                    --              --               --               --         105,667        105,667
Other comprehensive income, net of tax:
   Cumulative translation loss                  --              --             (3,166)            --            --           (3,166)
   Change in unrealized appreciation
           of investments, net                  --              --             56,900             --            --           56,900
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                            --              --             53,734             --         105,667        159,401
------------------------------------------------------------------------------------------------------------------------------------
Common stock dividend                           --             1,181             --             28,486       (29,815)          (148)
Other, net                                       110          15,032             --            (26,720)         --          (11,578)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                   7,413         511,149          298,996           (9,127)      762,504      1,570,935
(7,561,403 shares of common
   stock issued; 46,501 in treasury)*
Add (deduct):
Net earnings                                    --              --               --               --          96,106         96,106
Other comprehensive income, net of tax:
   Cumulative translation gain                  --              --              1,022             --            --            1,022
   Change in unrealized appreciation
        of investments, net                     --              --             47,130             --            --           47,130
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                            --              --             48,152             --          96,106        144,258
------------------------------------------------------------------------------------------------------------------------------------
Spin-off of Chicago Title                       --              --            (10,663)            --        (403,104)      (413,767)
Other, net                                        19             152             --            (53,437)         (732)       (53,998)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                   7,432         511,301          336,485          (62,564)      454,774      1,247,428
(7,580,663 shares of common
   stock issued; 204,815 in treasury)
Add (deduct):
Net earnings                                    --              --               --               --         100,105        100,105
Other comprehensive income, net of tax:
   Cumulative translation loss                  --              --             (6,885)            --            --           (6,885)
   Change in unrealized appreciation
        of investments, net                     --              --           (217,266)            --            --         (217,266)
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                            --              --           (224,151)            --         100,105       (124,046)
------------------------------------------------------------------------------------------------------------------------------------
Common stock dividend                           --           (13,292)            --             38,991       (25,810)          (111)
Other, net                                        31          (1,952)            --            (13,453)         --          (15,374)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999             $     7,463     $   496,057      $   112,334      $   (37,026)  $   529,069    $ 1,107,897
(7,463,252 shares of common
      stock issued; 150,551 in treasury)
====================================================================================================================================


*Adjusted to reflect subsequent common stock dividends.

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows
Alleghany Corporation and Subsidiaries

Years Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                                      1999                 1998             1997
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Earnings from continuing operations                                           $   100,105           $  63,381        $  51,400
Adjustments to reconcile earnings from continuing operations to cash provided by continuing operations:
Depreciation and amortization                                                      32,810              25,319           24,178
Net (gain) loss on investment transactions                                        (82,029)             (7,719)          10,347
Other charges to continuing operations, net                                        21,689              (4,800)            (300)
Increase in funds held, accounts and other receivables                            (27,065)            (77,417)         (31,088)
(Increase) decrease in reinsurance receivable                                    (272,916)           (100,575)           4,601
Increase in property and casualty losses and loss adjustment expenses             419,106             192,337           49,050
Increase in unearned premium reserve                                               30,005              17,783           40,816
Increase in premium trust funds                                                   (62,654)                 --               --
Increase in other assets                                                          (91,885)            (43,571)          (3,175)
Increase in other liabilities                                                      57,515              77,628           22,579
Decrease (increase) in cash pledged to secure trust deposits                       42,600             (55,571)          17,338
(Decrease) increase in trust and escrow deposits                                  (36,076)             52,414          (17,599)
-----------------------------------------------------------------------------------------------------------------------------------
Net adjustments                                                                    31,100              75,828          116,747
-----------------------------------------------------------------------------------------------------------------------------------
Cash provided by operating activities                                             131,205             139,209          168,147
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities
Purchase of investments                                                          (317,557)           (227,158)        (427,093)
Maturities of investments                                                          52,584              53,367           58,121
Sales of investments                                                              352,440             225,398          178,982
Purchases of property and equipment                                               (27,257)            (29,769)         (16,580)
Net change in short-term investments                                             (141,671)             (5,767)          47,424
Acquisition of AUL London, net of cash received                                        --            (172,963)              --
Other, net                                                                         (1,067)             (1,768)           7,039
-----------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                             (82,528)           (158,660)        (152,107)
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities
Principal payments on long-term debt                                              (92,476)            (22,000)        (112,000)
Proceeds of long-term debt                                                         60,631              71,484           97,639
Cash provided by discontinued operations                                               --               3,903           18,805
Treasury stock acquisitions                                                       (22,292)            (72,135)         (33,080)
Other, net                                                                          6,805              17,868           21,486
-----------------------------------------------------------------------------------------------------------------------------------
   Net cash used in financing activities                                          (47,332)               (880)          (7,150)
-----------------------------------------------------------------------------------------------------------------------------------
   Net increase (decrease) in cash                                                  1,345             (20,331)           8,890
Cash at beginning of year                                                          25,441              45,772           36,882
-----------------------------------------------------------------------------------------------------------------------------------
Cash at end of year                                                           $    26,786           $  25,441        $  45,772
===================================================================================================================================
Supplemental disclosures of cash flow information
Cash paid during the year for:
   Interest                                                                   $    31,939           $  32,758        $  32,140
   Income taxes                                                               $    35,044           $  34,748        $  44,410
-----------------------------------------------------------------------------------------------------------------------------------
Non-cash item:
   Book value of spin-off of Chicago Title and Trust Company                  $        --           $ 413,767               --
===================================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements
Alleghany Corporation and Subsidiaries


1. Summary of Significant Accounting Principles

a. Principles of Financial Statement Presentation.

Alleghany Corporation, a Delaware corporation ("Alleghany", or together with its subsidiaries, the "Company"), owns Alleghany Asset Management, Inc.; Alleghany Funding Corporation ("AFC"); World Minerals Inc. ("World Minerals"); Underwriters Re Group, Inc. ("Underwriters Re Group"), whose principal subsidiaries are Underwriters Reinsurance Company ("Underwriters Reinsurance"), Commercial Underwriters Insurance Company ("CUIC"), Underwriters Insurance Company ("UIC") and Alleghany Underwriting Holdings, Ltd. ("AUL London"); Alleghany Properties Inc. ("API") and Heads & Threads International LLC ("H&T").

   The Company in 1998 spun-off to Alleghany stockholders shares of a newly-formed holding company for Chicago Title and Trust Company, and accordingly its operations are shown as discontinued operations for all periods presented. See Note 2.

   Underwriters Reinsurance acquired Alleghany Underwriting Holdings, Ltd. previously referred to as Venton Holdings Ltd., on October 23, 1998. AUL London's accounts are included in the consolidated financial statements of Alleghany on a one quarter lag. AUL London was accounted for under the purchase accounting method.

   On December 30, 1999, Alleghany entered into an agreement to sell Underwriters Re Group to Swiss Re America Holding Corporation for $725 million in cash, subject to adjustment based upon the stockholder's equity of Underwriters Re Group at the closing date. Alleghany will retain Underwriters Re Group's London-based Lloyd's operations to be conducted through AUL London. The closing of the sale is expected to occur in April 2000.

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

b. Investments.

Marketable investment securities at December 31, 1999 and 1998 consist of U.S. Treasury securities, obligations of U.S. government agencies, municipal obligations, mortgage-backed securities, corporate debt securities, and equity securities. The Company classifies its debt and marketable equity securities as available for sale. Short-term investments include commercial paper, certificates of deposit, money market instruments and any fixed maturity with an initial maturity of less than one year.

   At December 31, 1999 and 1998, securities are classified as available for sale and are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect applicable to available for sale securities, are excluded from earnings and are reported in comprehensive income and as a separate component of stockholders' equity until realized. A decline in the fair value of an available for sale security below its cost that is deemed other than temporary is charged to earnings.

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

e. Revenue Recognition.

Investment management fees are recognized principally when billed.

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

l. Net Earnings Per Share of Common Stock.

Earnings per share of common stock are based on the average number of shares of Alleghany common stock outstanding during the years ended December 31, 1999, 1998, and 1997, respectively, as adjusted for stock dividends. The average number of shares of common stock outstanding, as adjusted for stock dividends, was 7,330,588 in 1999, 7,396,263 in 1998, and 7,433,208 in 1997.

m. Impairment of Long-Lived Assets.

The Company follows Statement of Financial Accounting Standards No. 121 (SFAS
121) "Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to Be Disposed Of." SFAS 121 provides guidance for recognition and measurement of impairment of long-lived assets, certain identifiable intangibles and goodwill related both to assets to be held and used and assets to be disposed of.

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

o. Recent Accounting Pronouncements.

In June 1998, the Financial Accounting Standards Board issued Statement 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. The statement requires all derivatives to be recorded on the balance sheet at fair value and establishes special accounting for three different types of hedges. Though the accounting treatment and criteria for each of the three types of hedges is unique, they all result in recognizing offsetting changes in value or cash flow of both the hedge and the hedged item in earnings in the same period. Changes in the fair value of derivatives that do not meet the criteria of one of three categories of hedges are included in earnings in the period of the change with no related offset. The requirements for SFAS 133 were delayed by SFAS 137, "Deferral of the Effective Date of FASB Statement 133," and are now effective for financial statements for periods beginning after June 15, 2000. Management is assessing the impact of SFAS 133 on the Company and does not anticipate the impact to be significant.

p. Reclassification.

Certain prior year amounts have been reclassified to conform to the 1999 presentation.


2. Spin-off of Chicago Title

As a result of the spin-off, the Company has classified the operation spun-off as a "discontinued operation" in its financial statements. Historical financial information relating to the discontinued operations is as follows (in thousands):

-----------------------------------------------------------------------------------------------------------------------------------
Revenues                                                                                        1998*                        1997
===================================================================================================================================
Title premiums,
      escrow and trust fees                                                                 $  777,882                    $1,395,865
Interest, dividend and
   other income                                                                                 28,025                        67,897
Net gain on investment transactions                                                                487                         1,469
-----------------------------------------------------------------------------------------------------------------------------------
   Total revenues                                                                              806,394                     1,465,231
-----------------------------------------------------------------------------------------------------------------------------------
Costs and expenses
-----------------------------------------------------------------------------------------------------------------------------------
Commissions and
   brokerage expenses                                                                          260,797                       526,324
Salaries, administrative and
   other operating expenses                                                                    440,260                       749,624
Provision for title losses
   and other claims                                                                             51,910                       103,251
Interest expense                                                                                 2,259                         4,644
-----------------------------------------------------------------------------------------------------------------------------------
   Total costs and expenses                                                                    755,226                     1,383,843
-----------------------------------------------------------------------------------------------------------------------------------
   Earnings before income taxes                                                                 51,168                        81,388
Income taxes                                                                                    18,443                        27,121
-----------------------------------------------------------------------------------------------------------------------------------
   Net earnings                                                                             $   32,725                    $   54,267
===================================================================================================================================

* For the period 1/1/98 thru 6/17/98

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


3. Investments

Available for sale securities at December 31, 1999 and 1998 are summarized as follows (in thousands):

------------------------------------------------------------------------------------------------------------------------------------
1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         Gross                 Gross
                                                      Amortized                Unrealized              Unrealized              Fair
Consolidated                                        Cost or Cost                 Gains                   Losses                Value
------------------------------------------------------------------------------------------------------------------------------------
Fixed maturities:
   U.S. Government,
       government agency
       and municipal
       obligations                                   $   707,250           $     2,606            $   (14,138)           $   695,718
   Bonds, notes and other                                496,872                 1,405                (14,150)               484,127
Short-term investments                                   277,798                    --                     --                277,798
------------------------------------------------------------------------------------------------------------------------------------
                                                       1,481,920                 4,011                (28,288)             1,457,643
Equity securities                                        240,623               233,349                 (3,868)               470,104
------------------------------------------------------------------------------------------------------------------------------------
                                                     $ 1,722,543           $   237,360            $   (32,156)           $ 1,927,747
====================================================================================================================================

Industry Segment
------------------------------------------------------------------------------------------------------------------------------------
Asset management                                     $    46,605           $        10            $      (298)           $    46,317
Property and casualty
   insurance                                           1,417,507               109,877                (31,858)             1,495,526
Mining and filtration                                      1,211                    --                     --                  1,211
Corporate activities                                     257,220               127,473                     --                384,693
------------------------------------------------------------------------------------------------------------------------------------
                                                     $ 1,722,543           $   237,360            $   (32,156)           $ 1,927,747
====================================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------
1998
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Gross                Gross
                                                       Amortized           Unrealized              Unrealized             Fair
Consolidated                                         Cost or Cost             Gains                  Losses               Value
------------------------------------------------------------------------------------------------------------------------------------
Fixed maturities:
   U.S. Government,
       government agency
       and municipal
       obligations                                   $   688,949           $    22,106            $      (325)           $   710,730
   Bonds, notes and other                                445,203                11,295                 (1,648)               454,850
Short-term investments                                   136,127                    --                     --                136,127
------------------------------------------------------------------------------------------------------------------------------------
                                                       1,270,279                33,401                 (1,973)             1,301,707
Equity securities                                        317,216               507,110                     --                824,326
------------------------------------------------------------------------------------------------------------------------------------
                                                     $ 1,587,495           $   540,511            $    (1,973)           $ 2,126,033
====================================================================================================================================

Industry Segment
------------------------------------------------------------------------------------------------------------------------------------
Asset management                                     $    40,591           $       441            $        --            $    41,032
 Property and casualty
   insurance                                           1,317,398               213,321                 (1,973)             1,528,746
Mining and filtration                                        416                    --                     --                    416
Corporate activities                                     229,090               326,749                     --                555,839
------------------------------------------------------------------------------------------------------------------------------------
                                                     $ 1,587,495           $   540,511            $    (1,973)           $ 2,126,033
====================================================================================================================================

   The amortized cost and estimated fair value of fixed maturities at December 31, 1999 by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

--------------------------------------------------------------------------------
                                                       Amortized          Fair
                                                         Cost            Value
--------------------------------------------------------------------------------
Fixed maturities:
   Due in one year or less                           $  347,440       $  347,125
   Due after one year through five years                404,152          398,800
   Due after five years through ten years               362,386          351,697
   Due after ten years                                  107,820          104,463
   Mortgage-backed securities                           260,122          255,558
--------------------------------------------------------------------------------
                                                     $1,481,920       $1,457,643
================================================================================

   The proceeds from sales of available for sale securities were $352 million, $225 million, and $179 million, which included the proceeds from sales of fixed maturities of $162 million, $145 million, and $137 million, in 1999, 1998, and 1997, respectively.

   Gross realized gains and gross realized losses of available for sale securities were $86.8 million and $1.9 million, $8.9 million and $1.2 million, and $2.4 million and $1.6 million, respectively, in 1999, 1998, and 1997. These amounts include gross realized gains and gross realized losses on sales of fixed maturities of $1.6 million and $1.9 million, $1.7 million and $.9 million, $.5 million and $1.3 million, respectively, in 1999, 1998, and 1997.

   During 1999 and 1997, Alleghany had fixed maturity and equity investments that were trading below cost. The Company determined that these declines were other than temporary and, accordingly, recorded a loss provision of approximately $2.9 million and $11.2 million, respectively for these investments.

   At December 31, 1999 and 1998, investments, carried at fair value, totalling approximately $203 million and $142 million, respectively, were on deposit with various states or governmental departments to comply with property and casualty insurance laws.

   Assets pledged to secure trust deposits at December 31, 1999 and 1998, carried at fair value, were as follows (in thousands):

--------------------------------------------------------------------------------
                                                            1999          1998
--------------------------------------------------------------------------------
Cash                                                      $14,307        $56,907
U.S. Government and municipal obligations                   1,673          1,751
Money market fund                                           6,257          2,036
--------------------------------------------------------------------------------
                                                          $22,237        $60,694
================================================================================

4. Reinsurance

In the ordinary course of business, Underwriters Reinsurance cedes reinsurance for purposes of risk diversification and limiting maximum loss exposure to catastrophic events. If such assuming reinsurers are unable to meet the obligations assumed under these agreements, Underwriters Reinsurance would remain liable. Reinsurance receivable at December 31, 1999 and 1998 consists of the following (in thousands):

--------------------------------------------------------------------------------
                                                          1999           1998
--------------------------------------------------------------------------------
Reinsurance recoverable on paid losses                  $ 49,771        $ 24,707
Ceded outstanding losses
   and loss adjustment expenses                         $794,834        $546,982
================================================================================

   The reinsurance receivable balance as of December 31, 1999 and 1998 includes $39.1 million and $65.7 million, respectively, from Continental Reinsurance under reinsurance contracts entered into prior to 1993.

   For the years ended December 31, 1999, 1998, and 1997, Underwriters Reinsurance ceded losses and loss adjustment expenses of $367.5 million, $158.9 million, and $58.1 million, respectively.

   The following table indicates property and casualty premiums written and earned for the years ended December 31, 1999, 1998, and 1997 (in thousands):

--------------------------------------------------------------------------------
1999                                               Written               Earned
--------------------------------------------------------------------------------
Premiums direct                                   $353,194              $312,839
Premiums assumed                                  $579,340              $589,690
Premiums ceded                                    $207,098              $182,683
--------------------------------------------------------------------------------
1998
--------------------------------------------------------------------------------
Premiums direct                                   $149,930              $144,812
Premiums assumed                                  $399,038              $386,374
Premiums ceded                                    $110,806              $110,377
--------------------------------------------------------------------------------
1997
--------------------------------------------------------------------------------
Premiums direct                                   $139,761              $112,158
Premiums assumed                                  $366,143              $352,930
Premiums ceded                                    $ 91,713              $ 88,416
--------------------------------------------------------------------------------

   As of December 31, 1999 and 1998, loss reserves ceded are secured by deposits in a trust fund totalling $118.8 million and $123.3 million, respectively, and letters of credit totalling $184.4 million and $102 million, respectively.

5. Liability for Unpaid Claims and Claim

Adjustment Expenses

Activity in the liability for unpaid claims and claim adjustment expenses is summarized as follows (in thousands):

------------------------------------------------------------------------------------
                                           1999            1998              1997
------------------------------------------------------------------------------------
Property and Casualty Losses
   and Loss Adjustment Expenses
------------------------------------------------------------------------------------
Balance at January 1                   $1,554,818      $ 1,159,070       $ 1,110,020
Less reinsurance recoverables             546,982          374,801           377,564
------------------------------------------------------------------------------------
Net balance at January 1                1,007,836          784,269           732,456
Incurred related to:
Current year                              516,704          290,513           267,530
Prior years                                31,755           (2,254)           (5,702)
------------------------------------------------------------------------------------
Total incurred                            548,459          288,259           261,828
------------------------------------------------------------------------------------
Paid related to:
Current year                               78,628           57,788            35,033
Prior years                               316,407          134,243           174,982
------------------------------------------------------------------------------------
Total paid                                395,035          192,031           210,015
------------------------------------------------------------------------------------
AUL's unpaid claim and
      claim  adjustment expenses*          17,830          127,339                --
------------------------------------------------------------------------------------
Net balance at December 31              1,179,090        1,007,836           784,269
Plus reinsurance recoverables             794,834          546,982           374,801
------------------------------------------------------------------------------------
Balance at December 31                 $1,973,924      $ 1,554,818       $ 1,159,070
------------------------------------------------------------------------------------

* Represents reinsurance to close adjustment and acquisition date balances, respectively.

   The increase in prior year incurred losses is due to reserve strengthenings of $12.0 million at its primary companies and $19.5 million at AUL London.

   Underwriters Reinsurance's reserve for unpaid losses and loss adjustment expenses includes $67.4 million, $66.9 million, and $64.5 million gross reserves and $50.1 million, $47.0 million, and $45.1 million net reserves at December 31, 1999, 1998, and 1997, respectively, for various liability coverages related to asbestos and environmental impairment claims that arose from general liability and certain commercial multiple-peril coverages. Restrictive asbestos and environmental impairment exclusions were introduced in late 1986 on both insurance and reinsurance contracts, significantly reducing these exposures for accidents occurring after 1986. Reserves for asbestos and environmental impairment claims cannot be estimated with traditional loss reserving techniques because of uncertainties that are greater than those associated with other types of claims. Factors contributing to those uncertainties include a lack of historical data, the significant periods of time that often elapse between the occurrence of an insured loss and the reporting of that loss to the ceding company and the reinsurer, uncertainty as to the number and identity of insureds with potential exposure to such risks, unresolved legal issues regarding policy coverage, and the extent and timing of any such contractual liability. Such uncertainties are not likely to be resolved in the near future and, therefore, management believes it is not possible at this time to determine the ultimate losses in this area or develop a meaningful range of such losses.

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

6. Debt

Total debt at December 31, 1999 and 1998 is summarized as follows (in thousands):

--------------------------------------------------------------------------------
                                                              1999          1998
--------------------------------------------------------------------------------
Long-Term Debt:
Alleghany
Revolving credit                                          $     --      $ 18,200
API
Senior notes at 8.6%, due through 2000                      10,000        20,000
Senior notes at 6.83%, due through 2004                     40,000        40,000
AFC
Notes payable at 5.3% to 6.6% due 2007                      80,000        80,000
Underwriters Re Group
Senior notes at 7.9%, due 2006                             197,940       197,658
World Minerals
Notes payable at 7.0% to 7.63%, due through 2003            64,000        71,000
Other loans at 6.45% to 10.8%, due 2000                      3,624         2,652
Heads & Threads
Capital lease obligations                                      108           145
--------------------------------------------------------------------------------
                                                           395,672       429,655
--------------------------------------------------------------------------------
Short-Term Debt:
Heads & Threads
Notes payable at 6.35% to 7.00% due through 2000            12,278            --
Notes payable at 6.1% to 6.4% due through 1999                  --         2,450
Secured credit lines at 5.58% to 7.48%                          --         7,690
--------------------------------------------------------------------------------
                                                            12,278        10,140
--------------------------------------------------------------------------------
                                                          $407,950      $439,795
================================================================================

   Under the terms of a revolving credit loan agreement dated June 14, 1995, as amended April 8, 1998, with a bank, Alleghany may borrow up to $200 million until July 2000.

   At Alleghany's option, borrowings bear interest at a rate based on the purchase of negotiable certificates of deposit, prevailing rates for dollar deposits in the London interbank market or the greatest of the Federal funds rate, the bank's prime rate or a specified certificate of deposit rate. No amounts were outstanding at 1999 year-end; $18.2 million was outstanding under this agreement at 1998 year-end. A commitment fee of 1/4 of 1% per annum of the unused commitment is charged. The revolving credit agreement, among other things, requires Alleghany to maintain tangible net worth not less than $750 million, limits the amount of certain other indebtedness and contains restrictions with respect to mortgaging or pledging any of Alleghany's assets and consolidation or merger with any other corporation.

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

   In March 1999, World Minerals entered into a credit agreement with several banks providing for a commitment for revolving credit loans and/or letters of credit in an aggregate principal amount of $120 million. Outstanding letters of credit may not exceed $20 million. The credit agreement has a final maturity of March 2003. As of December 31, 1999, $64 million of indebtedness and $1.2 million of letters of credit were outstanding under World Minerals' credit facility and an additional $3.6 million of short-term debt was outstanding. The aggregate available long-term borrowing and letter of credit amount as of December 31, 1999 was $54.8 million.

   Heads & Threads obtained a $20 million revolving line of credit with a bank. Availability under the line of credit is reduced by Standby Letters of Credit and Bankers Acceptances. This line of credit matures on May 31, 2000. Bankers Acceptances are priced at the bank's prevailing discount rate plus 115 basis points and direct borrowings under the line of credit are priced at the bank's prime rate or LIBOR plus 150 basis points. The notes outstanding at December 31, 1999 totalled $12.3 million and have due dates ranging from January through June 2000.

   Heads & Threads had lines of credit with banks totalling $13 million, of which $7.7 million was outstanding at December 31, 1998. The lines of credit were secured by inventory and accounts receivable. The lines of credit were terminated on or before April 30, 1999.

   Regarding the Company's interest rate swaps, there were no deferred gains or losses related to terminated interest rate swap contracts as of the end of each of the last three fiscal years. The impact of Alleghany's hedging activities has been to (decrease) increase its weighted average borrowing rates by (0.02)%, 0.07% and 0.31% and to (decrease) increase reported interest expense by $(0.1) million, $0.3 million, and $1.2 million for the years ended 1999, 1998 and 1997, respectively.

   Scheduled aggregate annual maturities of debt for each of the next five years and thereafter are as follows (in thousands):

--------------------------------------------------------------------------------
2000                                                $ 33,941
2001                                                   8,042
2002                                                   8,027
2003                                                  72,000
2004                                                   8,000
Thereafter                                           277,940
--------------------------------------------------------------------------------
                                                    $407,950
================================================================================

7. Income Taxes

Income tax expense (benefit) from continuing operations consists of the following (in thousands):

--------------------------------------------------------------------------------
                          Federal        State          Foreign         Total
-------------------------------------------------------------------------------
1999
-------------------------------------------------------------------------------
Current                 $ 19,794        $ 7,038        $  8,023        $ 34,855
Deferred                  27,441            (47)           (450)         26,944
-------------------------------------------------------------------------------
                        $ 47,235        $ 6,991        $  7,573        $ 61,799
===============================================================================
1998
-------------------------------------------------------------------------------
Current                 $ 22,933        $ 4,979        $  8,123        $ 36,035
Deferred                  (7,628)           (19)           (753)         (8,400)
-------------------------------------------------------------------------------
                        $ 15,305        $ 4,960        $  7,370        $ 27,635
===============================================================================
1997
-------------------------------------------------------------------------------
Current                 $  7,345        $ 4,184        $  6,736        $ 18,265
Deferred                  (4,758)            11             312          (4,435)
-------------------------------------------------------------------------------
                        $  2,587        $ 4,195        $  7,048        $ 13,830
===============================================================================

   Earnings from continuing operations, before income taxes includes $2.2 million, $16.5 million, and $15.4 million from foreign operations in 1999, 1998, and 1997, respectively.

   The difference between the federal income tax rate and the effective income tax rate on continuing operations is as follows:

------------------------------------------------------------------------------
                                                  1999        1998        1997
------------------------------------------------------------------------------
Federal income tax rate                           35.0%       35.0%       35.0%
Goodwill amortization                              1.9         1.4         2.3
Income subject to
   dividends-received deduction                   (0.6)       (3.1)       (4.3)
State taxes, net of federal tax benefit            2.1         2.2         2.7
Tax-exempt interest income                        (3.8)       (6.2)       (7.6)
Other, net                                         3.6         1.1        (6.9)
------------------------------------------------------------------------------
                                                  38.2%       30.4%       21.2%
================================================================================

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are as follows (in thousands):

--------------------------------------------------------------------------------
                                                       1999             1998
--------------------------------------------------------------------------------
Deferred tax assets
Property and casualty loss reserves                 $  71,097         $  61,137
Reserves for impaired assets                            9,817            11,333
Expenses deducted for
   tax purposes when paid                              19,048            27,892
Unearned premium reserves                              21,810             8,769
Other                                                  20,998             9,031
-------------------------------------------------------------------------------
                                                      142,770           118,162
-------------------------------------------------------------------------------
Valuation allowance                                    (1,769)           (2,909)
-------------------------------------------------------------------------------
Total deferred tax assets                           $ 141,001         $ 115,253
-------------------------------------------------------------------------------
Deferred tax liabilities
Unrealized gain on investments                      $  62,472         $ 177,641
Tax over book depreciation                             26,909            26,522
Deferred acquisition costs                             34,158            11,915
Deferred income on installment note                    31,974            31,974
Deferred tax gain on security                          14,881                --
Other                                                  24,232            17,419
-------------------------------------------------------------------------------
Total deferred tax liabilities                        194,626           265,471
-------------------------------------------------------------------------------
Net deferred tax liability                          $  53,625         $ 150,218
===============================================================================

   A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. At December 31, 1999 and 1998, the Company has established a valuation allowance of $1.8 million and $2.9 million, respectively, for certain deferred state tax assets which it believes may not be realized.

   The Internal Revenue Service has closed its examination of Alleghany's federal income tax returns for 1993, 1994 and 1995. The deficiencies were settled for an amount which was not material. The IRS is currently examining the tax returns for the years 1996 and 1997.

8. Stockholders' Equity

The total number of shares of all classes of capital stock which Alleghany has authority to issue is 30,000,000, of which 8,000,000 shares are preferred stock, par value of $1.00, and 22,000,000 shares are common stock, par value of $1.00.

   Stockholder's equity and surplus of Underwriters Re Group is not restricted as relates to payment of dividends. However, Underwriters Re Group's availability of funds for dividends is restricted by limitations imposed by statutes to which its subsidiaries are subject. Underwriters Reinsurance statutory surplus at December 31, 1999 and 1998 was $524.6 million and $602.6 million, respectively, and statutory net income for the years ended December 31, 1999 and 1998 was $38.8 million and $41 million, respectively.

   Stockholders' equity of World Minerals is restricted by a borrowing agreement as to payment of dividends. At December 31, 1999, $188.5 million of World Minerals stockholders' equity was restricted as to dividend payment to Alleghany.

   Additionally, payments of dividends (other than stock dividends) by Alleghany to its stockholders are limited by the terms of its revolving credit loan agreement which provides that Alleghany can pay dividends up to the sum of cumulative net earnings after 1994, less $158.5 million (Chicago Title's net earnings for the four year period), proceeds from the issuance of stock after 1994 and $50 million, provided that Alleghany maintains certain financial ratios as defined in the agreement. At December 31, 1999 approximately $387.7 million of capital was available for dividends.

   Alleghany provides, through its 1993 Long-Term Incentive Plan, for incentive compensation of the types commonly known as restricted stock, stock options, stock appreciation rights, performance shares, performance units, and phantom stock, as well as other types of incentive compensation. Awards may include, but are not limited to, cash and/or shares of Alleghany's common stock, rights to receive cash and/or shares of common stock and options to purchase shares of common stock including options intended to qualify as incentive stock options under the Internal Revenue Code and options not intended to qualify. The number of performance shares awarded under the incentive plan to employees of the Company were 47,974 in 1999, 19,783 in 1998, and 13,875 in 1997 (as adjusted for stock dividends). In 1999, a special award of 30,000 shares was awarded and will be fully earned upon the meeting of certain goals within a three year period.

   Under the incentive plan, participants are entitled, at the end of a four-year award period, to the fair value of the number of shares of Alleghany's common stock (adjusted for anti-dilution and the effect of the Chicago Title spin-off from date of award), equal to the number of performance shares issued to them based on market value on the payment date and normally payable half in cash and half in stock, provided defined levels of performance are achieved. As of December 31, 1999 (for all award periods through the award period 1999), approximately 161,317 performance shares were outstanding. The amounts charged to the Company's earnings with respect to the plan was $3.4 million in 1999, $16.4 million in 1998, and $10.9 million in 1997.

   Alleghany also provides, through its Directors' Stock Option Plan, for the automatic grant of non-qualified stock options to purchase 1,000 shares of common stock in each year after 1987 to each non-employee director. Options to purchase 11,487 shares at the then fair market value of $187.50 were granted in 1999. At December 31, 1999, 72,053 options were outstanding, of which 48,852 options were vested at an average option price of $102.98. Additionally, 9,180 shares were outstanding to subsidiary directors of which 3,060 were vested at an average option price of $230.88.

   In August 1997 options outstanding under the 1993 Stock Option Plan of the Underwriters Re Group, Inc. were converted into Alleghany options. The stock options are not exerciseable until one year from the date of grant when 25% are exercisable with an additional 25% becoming exercisable on each subsequent anniversary of the grant date. No options were issued in 1999. At December 31, 1999, 347,820 were outstanding, of which 201,801 were vested at an average option price of $78.35.

   The Board of Directors has authorized the purchase from time to time of additional shares of common stock for the treasury. During 1999, 1998, and 1997, Alleghany repurchased 124,824 shares, 222,564 shares, and 157,174 shares of its common stock at a cost of $22.3 million, $72.1 million, and $33.1 million, respectively.

9. Fixed Stock Option Plan

The Company has two fixed option plans as described in Note 8. All options outstanding as of the Chicago Title spin-off date were subsequently adjusted for the effect of this transaction.

   The fair value of each option grant, including the converted Underwriters Re Group options, is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1999, 1998, and 1997, respectively; no cash dividend yield for all years; expected volatility ranged from 14 to 15 percent for all years; risk-free interest rates ranged from 3.9 to 6.1 percent; and expected lives of six and seven years.

   A summary of the status of the Company's fixed option plan as of December 31, 1999, 1998, and 1997 and changes during the years ending on those dates is presented below:

-------------------------------------------------------------------------------------
                                 1999                  1998                1997
-------------------------------------------------------------------------------------
                               Weighted              Weighted            Weighted
                                Average               Average             Average
                            Shares    Grant      Shares     Grant     Shares    Grant
                            (000)     Price      (000)      Price     (000)     Price
-------------------------------------------------------------------------------------
Fixed Options
-------------------------------------------------------------------------------------
Outstanding, beginning       483       $109       398       $ 80       413       $ 76
Granted                       12        188       131        184        53         99
Exercised                    (62)        74       (41)        67       (63)        69
Forfeited                     (4)       188        (5)       117        (5)       101
-------------------------------------------------------------------------------------
Outstanding, ending          429       $116       483       $109       398       $ 80
=====================================================================================
Options exercisable
       at year-end           253         --       292         --       295         --
Weighted-average
   fair value of
   options granted
   during the year            --    $187.50        --     $55.60        --     $30.65
=====================================================================================

Options Outstanding
------------------------------------------------------------------------------------
                                                            Weighted
                                                             Average
                                           Number          Remaining        Weighted
                                      Outstanding        Contractual         Average
                                      at 12/31/99       Life (years)  Exercise Price
------------------------------------------------------------------------------------
Range of Exercise Prices
------------------------------------------------------------------------------------
$ 44 to 51                                  4,000                 .8            $ 48
$ 67 to 89                                247,000                4.0              75
$114 to 231                               178,000                8.3             173
------------------------------------------------------------------------------------
$44 to 231                                429,000                5.8            $116
====================================================================================

Options Exercisable
--------------------------------------------------------------------------------
                                                      Number            Weighted
                                                 Exercisable             Average
                                                 at 12/31/99      Exercise Price
--------------------------------------------------------------------------------
Range of Exercise Prices
--------------------------------------------------------------------------------
$ 44 to 51                                             4,000                $ 48
$ 67 to 89                                           206,000                  75
$114 to 231                                           43,000                 137
--------------------------------------------------------------------------------
$44 to 231                                           253,000                $ 85
================================================================================

   The Company applies APB 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plan. The compensation cost that has been charged against income for its performance-based plan was $3.4, $16.4, and $10.9 million in 1999, 1998, and 1997, respectively. Had compensation cost for the company's two stock-based compensation plans been determined based on the fair value at the grant date for awards under those plans consistent with the method of SFAS 123, the Company's net earnings and earnings per share would have changed to the pro forma amounts indicated below:

--------------------------------------------------------------------
                                   1999          1998         1997
--------------------------------------------------------------------
Net earnings   As reported      $100,105      $ 96,106      $105,667
               Pro forma        $ 97,593      $102,191      $107,138
Basic earnings
   per share   As reported      $  13.66      $  12.99      $  14.21
               Pro forma        $  13.31      $  13.82      $  14.41
====================================================================

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

   The following tables set forth the defined benefit plans' funded status at December 31, 1999 and 1998 (in millions, except percentages):

--------------------------------------------------------------------------------
                                                              1999        1998
--------------------------------------------------------------------------------
Change in projected benefit obligations:
Projected benefit obligation at beginning of year            $57.6        $45.2
Service cost                                                   2.9          2.2
Interest cost                                                  3.5          3.4
Amendments                                                     0.1          5.0
Actuarial (gain) loss                                        (10.1)         5.8
Benefits paid                                                 (1.8)        (4.0)
Projected benefit obligation at end of year                  $52.2        $57.6
================================================================================

Change in plan assets:
Fair value of plan assets at beginning of year               $44.8        $37.2
Actual return on plan assets                                   5.1          4.8
Company contributions                                          2.7          8.3
Benefits paid                                                 (1.8)        (4.0)
Adjustment for split off due to AAM spinoff                     --         (1.5)
Fair value of plan assets at end of year                     $50.8        $44.8
================================================================================

Funded status                                                $(1.4)       $(12.8)
Unrecognized net loss                                          3.1          2.3
Unrecognized prior service cost                               (4.9)         9.9
Pension liability included in other liabilities              $(3.2)       $(0.6)
================================================================================

--------------------------------------------------------------------------------
                                                 1999         1998        1997
--------------------------------------------------------------------------------
Net pension cost included the
   following expense (income)
   components:
Service cost -- benefits earned
   during the year                               $2.9         $2.2         $1.8
Interest cost on projected
   benefit obligation                             3.5          3.4          2.8
Actual return on plan assets                     (2.0)        (2.9)        (2.5)
Net amortization and deferral                     1.8          1.8          1.8
Recognized net actuarial loss                     0.2           --           --
--------------------------------------------------------------------------------
Net periodic pension cost
   included in costs and expenses                $6.4         $4.5         $3.9
================================================================================

--------------------------------------------------------------------------------
                                                      1999                1998
--------------------------------------------------------------------------------
Assumptions used in computing
   the funded status of the plans
   are as follows:
Range of rates for increases in
   compensation levels                              4.5%-5.0%          4.5%-5.5%
Range of weighted average
   discount rates                                  7.0%-7.75%         6.0%-6.85%
Range of expected long-term
   rates of return                                  4.0%-9.0%          4.0%-9.0%
================================================================================

   The Company provides supplemental retirement benefits through deferred compensation programs and profit sharing plans for certain of its officers and employees for which earnings were charged $7.9 million in 1999, $6.3 million in 1998, and $6.2 million in 1997.

   The Company also provides certain healthcare and life insurance benefits for retired employees. The cost of these benefits is accrued during the period that employees render service. The accrued postretirement benefit obligation was $1.6 million and $1.5 million at December 31, 1999 and 1998, respectively. The postretirement healthcare and life insurance costs (income) recognized were $.2 million, $(.09) million, and $.6 million for 1999, 1998, and 1997, respectively.

11. Comprehensive Income

Comprehensive income requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Accumulated other comprehensive income of the Company consists of net unrealized gains on investment securities and foreign exchange translation adjustments.

------------------------------------------------------------------------------------------------------------------------------------
                                                                            Before                  Tax                 Net of Tax
                                                                              Tax                  Expense                Amount
------------------------------------------------------------------------------------------------------------------------------------
1999
Unrealized holding losses
   arising during period                                                  $(249,327)              $ 87,265                $(162,062)
Less: reclassification adjustments
   for gains realized in net income                                         (84,929)                 29,725                 (55,204)
------------------------------------------------------------------------------------------------------------------------------------
Change in unrealized loss on investments                                  $(334,256)              $ 116,990               $(217,266)
====================================================================================================================================

1998
Unrealized holding gains
   arising during period                                                  $  80,227               $ (28,080)              $  52,147
Less: reclassification adjustments
   for gains realized in net income                                          (7,719)                  2,702                  (5,017)
------------------------------------------------------------------------------------------------------------------------------------
Change in unrealized gain on investments                                  $  72,508               $ (25,378)              $  47,130
====================================================================================================================================

1997
Unrealized holding gains
   arising during period                                                  $  88,391               $ (30,937)              $  57,454
Less: reclassification adjustments
   for gains realized in net income                                            (853)                    299                    (554)
------------------------------------------------------------------------------------------------------------------------------------
Change in unrealized gain on investments                                  $  87,538               $ (30,638)              $  56,900
====================================================================================================================================

12. Earnings per share

Earnings per share has been computed in accordance with the provisions of SFAS
128. The following is a reconciliation of the income and share data used in the basic and diluted earnings per share computations for the years ended December 31 (in thousands, except share amounts):

------------------------------------------------------------------------------------------------------------------------------------
                                                                            1999                     1998                    1997
------------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                       $  100,105               $   63,381               $   51,400
Discontinued operations                                                         --                   32,725                   54,267
------------------------------------------------------------------------------------------------------------------------------------
Income available to common
   stockholders for basic earnings
   per share                                                               100,105                   96,106                  105,667
------------------------------------------------------------------------------------------------------------------------------------
   Effect of dilutive securities                                                --                       --                       --
------------------------------------------------------------------------------------------------------------------------------------
Income available to common
   stockholders for diluted
   earnings per share                                                   $  100,105               $   96,106               $  105,667
====================================================================================================================================

Weighted average common shares
   outstanding applicable to
   basic earnings per share                                              7,330,588                7,396,263                7,433,208
   Effect of dilutive securities:
      Options                                                              108,980                  132,729                   73,962
------------------------------------------------------------------------------------------------------------------------------------
Adjusted weighted average common
   shares outstanding applicable to
   diluted earnings per share                                            7,439,568                7,528,992                7,507,170
====================================================================================================================================

   Contingently issuable shares of 80,657, 78,181, and 58,581 were potentially available during 1999, 1998, and 1997, respectively, but were not included in the computation of diluted earnings per share because the impact was anti-dilutive to the earnings per share calculation.

13. Commitments and Contingencies

The Company leases certain facilities, furniture and equipment under long-term lease agreements. In addition, certain land, office space and equipment are leased under noncancelable operating leases which expire at various dates through 2013. Rent expense was $10.2 million, $9.7 million, and $7.9 million in 1999, 1998, and 1997, respectively.

   The aggregate minimum payments under operating leases with initial or remaining terms of more than one year are $10.2 million, $9.0 million, $7.4 million, $6.0 million, $4.6 million, and $20.8 million in 2000, 2001, 2002, 2003, 2004 and thereafter, respectively.

   The Company's subsidiaries are parties to pending litigation and claims in connection with the ordinary course of their businesses. Each such operating unit makes provisions for estimated losses to be incurred in such litigation and claims, including legal costs. In the opinion of management, based in part on advice of counsel, such provisions are adequate.

14. Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments are as follows (in thousands):

------------------------------------------------------------------------------------------------------------------------------------
                                                                   1999                                       1998
------------------------------------------------------------------------------------------------------------------------------------
                                                  Calculated              Calculated           Carrying Fair          Carrying Fair
                                                      Amount                   Value                  Amount                  Value
------------------------------------------------------------------------------------------------------------------------------------
Assets
Investments                                       $1,927,747              $1,927,747              $2,126,033              $2,126,033
Notes receivable                                  $   91,536              $   91,536              $   91,536              $   91,536
Liabilities
Debt                                              $  407,950              $  407,950              $  439,795              $  448,137
====================================================================================================================================

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

         Debt: The fair value of the Company's debt is estimated based on the quoted market prices for the same or similar issues or on current rates offered to the Company for debt of the same remaining maturities.

15. Segments of Business

Information concerning the Company's continuing operations by industry segment as of and for the years ended December 31, 1999, 1998 and 1997, respectively, is summarized as follows (in thousands):

------------------------------------------------------------------------------------------------------------------------------------
                                                                            1999                     1998                    1997
------------------------------------------------------------------------------------------------------------------------------------
Revenues from continuing operations
Asset management                                                        $  168,306               $  125,060               $   78,823
Property and casualty insurance                                            825,000                  508,602                  453,135
Mining and filtration                                                      208,554                  201,137                  203,295
Corporate activities                                                       174,303                   84,194                   61,401
------------------------------------------------------------------------------------------------------------------------------------
   Total                                                                $1,376,163               $  918,993               $  796,654
====================================================================================================================================
Earnings from continuing operations, before income taxes
Asset management                                                        $   54,234               $   35,733               $   19,876
Property and casualty insurance                                             33,412                   68,392                   60,405
Mining and filtration                                                       28,645                   28,507                   33,178
Corporate activities                                                        95,582                   21,854                    9,319
------------------------------------------------------------------------------------------------------------------------------------
                                                                           211,873                  154,486                  122,778
Interest expense                                                            32,337                   32,271                   32,111
Corporate administration                                                    17,632                   31,199                   25,437
------------------------------------------------------------------------------------------------------------------------------------
   Total                                                                $  161,904               $   91,016               $   65,230
====================================================================================================================================
Identifiable assets at December 31
Asset management                                                        $  103,838               $  118,458               $   42,516
Property and casualty insurance                                          3,461,858                3,064,155                2,240,549
Mining and filtration                                                      332,300                  331,714                  302,183
Corporate activities                                                       587,029                  768,117                  729,677
------------------------------------------------------------------------------------------------------------------------------------
   Total                                                                $4,485,025               $4,282,444               $3,314,925
====================================================================================================================================
Capital expenditures
Asset management                                                        $    6,125               $    1,520               $    1,100
Property and casualty insurance                                              5,989                    6,284                    2,472
Mining and filtration                                                       13,567                   19,360                   12,057
Corporate activities                                                         1,576                    2,605                      951
------------------------------------------------------------------------------------------------------------------------------------
   Total                                                                $   27,257               $   29,769               $   16,580
====================================================================================================================================
Depreciation and amortization
Asset management                                                        $    2,080               $    1,262               $    1,157
Property and casualty insurance                                             12,936                    6,117                    6,235
Mining and filtration                                                       16,077                   16,812                   16,143
Corporate activities                                                         1,717                    1,128                      643
------------------------------------------------------------------------------------------------------------------------------------
   Total                                                                $   32,810               $   25,319               $   24,178
====================================================================================================================================

16. Quarterly Results of Operations (unaudited)

Selected quarterly financial data for 1999 and 1998 are presented below (in thousands, except per share amounts):

------------------------------------------------------------------------------------------------------------------------------------
                                                                                         Quarters Ended
------------------------------------------------------------------------------------------------------------------------------------
                                                             Mar. 31              Jun. 30              Sep. 30              Dec. 31
------------------------------------------------------------------------------------------------------------------------------------
1999
------------------------------------------------------------------------------------------------------------------------------------
Revenues from continuing operations                          $276,062             $339,310             $407,248             $353,543
------------------------------------------------------------------------------------------------------------------------------------
Net earnings                                                 $ 15,954             $ 20,887             $ 56,669             $  6,595
------------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share of common stock: *
------------------------------------------------------------------------------------------------------------------------------------
Basic net earnings                                           $   2.17             $   2.85             $   7.73             $    .91
------------------------------------------------------------------------------------------------------------------------------------
1998
------------------------------------------------------------------------------------------------------------------------------------
Revenues from continuing operations                          $206,792             $232,168             $244,613             $235,420
------------------------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations                          $ 12,959             $ 17,228             $ 19,834             $ 13,360
------------------------------------------------------------------------------------------------------------------------------------
Earnings from discontinued
operations, net of tax                                         21,241               11,484                   --                   --
------------------------------------------------------------------------------------------------------------------------------------
Net earnings                                                 $ 34,200             $ 28,712             $ 19,834             $ 13,360
------------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share of common stock: *
------------------------------------------------------------------------------------------------------------------------------------
Continuing operations                                        $   1.73             $   2.34             $   2.70             $   1.81
------------------------------------------------------------------------------------------------------------------------------------
Discontinued operations                                          2.82                 1.56                   --                   --
------------------------------------------------------------------------------------------------------------------------------------
Basic net earnings                                           $   4.55             $   3.90             $   2.70             $   1.81
====================================================================================================================================

* Adjusted to reflect subsequent stock dividends.

   Earnings per share by quarter may not equal the amount for the year due to the timing of share transactions and rounding.

17. Other Information

a. Other assets shown in the consolidated balance sheets at December 31, 1999 and 1998 includes goodwill, net of accumulated amortization. The amount of goodwill included in the balance sheet is as follows (in thousands):

--------------------------------------------------------------------------------
                                                                    Amortization
                                          1999             1998           Period
--------------------------------------------------------------------------------
Underwriters Re Group                   $227,877        $202,237        30 years
World Minerals                            40,480          43,375        40 years
Alleghany Asset Management                 7,045              --        30 years
Heads and Threads                          2,680           2,876        15 years
--------------------------------------------------------------------------------
                                        $278,082        $248,488
================================================================================

   In addition, other assets shown at December 31, 1999 and 1998 includes $97.6 million and $93.4 million, respectively, of deferred acquisition costs. Amortization of deferred acquisition costs included in the 1999, 1998, and 1997 statement of earnings were $172.5 million, $113.2 million, and $94.4 million, respectively.

   b. Other liabilities shown in the consolidated balance sheets include the following amounts at December 31, 1999 and 1998 (in millions):

--------------------------------------------------------------------------------
                                                         1999              1998
--------------------------------------------------------------------------------
Accounts payable                                        $ 26.5            $ 24.8
Reinsurance payable                                     $ 95.6            $ 69.4
Funds held for reinsurers                               $181.1            $143.8
================================================================================

   c. Property and equipment, net of accumulated depreciation and amortization at December 31, 1999 and 1998, are as follows (in thousands):

--------------------------------------------------------------------------------
                                                                    Depreciation
                                        1999            1998              Period
--------------------------------------------------------------------------------
Land                                 $  14,647       $  17,157             --
Buildings and improvements              49,255          58,348       30-40 years
Furniture and equipment                165,376         148,628        3-20 years
Ore reserves                            33,803          32,810          30 years
Leasehold improvements                  10,887           4,868           Various
Other                                   29,329          25,084
--------------------------------------------------------------------------------
                                       303,297         286,895
Less: Accumulated depreciation
      and amortization                 (95,680)        (78,197)
--------------------------------------------------------------------------------
                                     $ 207,617     $   208,698
================================================================================

Independent Auditors' Report
Alleghany Corporation and Subsidiaries


KPMG LLP
Certified Public Accountants
757 Third Avenue
New York, NY 10017


The Board of Directors and Stockholders Alleghany Corporation:

We have audited the accompanying consolidated balance sheets of Alleghany Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, changes in common stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements, appearing on pages 32 through 47, are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alleghany Corporation and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ KPMG LLP
KPMG LLP

February 28, 2000