Form 10-K, Exhibit 13
period 2000-12-31
ALLEGHANY CORP /DE
filed 2001-03-20
CIK 775368

TO OUR STOCKHOLDERS

The year 2000 proved to be a most eventful one for Alleghany Corporation. We entered the year owning among our assets a major U.S.-domiciled reinsurer as well as a money management company managing assets in excess of $40 billion. These businesses had been owned by Alleghany for some years and had been financed, nurtured and grown by us from modest size to enterprises of significant importance in their respective industries.

     We ended the year having completed the sale of Underwriters Re Group for about $649.0 million in cash and with an agreement for the acquisition by ABN AMRO North America Holding Company of Alleghany Asset Management for $825.0 million in cash, which subsequently closed on February 1, 2001.

     At Underwriters Re Group, we were faced with continuing industry consolidation, and a continuous ratcheting up of the amount of capital required to be a successful competitor in an industry becoming increasingly global in nature. In mid-1999, we received an offer from one of the world's largest reinsurers at a price significantly above our book value. After considerable thought and a long process, we closed the sale to Swiss Re America Holding Corporation on May 10, 2000, recording an after-tax gain on the sale of $129.6 million.

     As Underwriters Re Group's London-based Lloyd's operations conducted through Alleghany Underwriting Holdings Ltd did not fit with Swiss Re's interests, we retained this subsidiary. After considerable strengthening of its loss reserves and realigning and refocusing its business, we are giving renewed attention to the business and its future.

     With our Alleghany Asset Management subsidiary, it was somewhat the same story as with Underwriters Re Group. Continuing industry consolidation has had the effect over the last few years of raising the size of the critical mass necessary for competitive diversification and distribution. We had unsuccessfully attempted several acquisitions, but transaction prices were at levels deemed unattractive. In the fall of 2000, we received offers from two large financial institutions. We accepted ABN AMRO's offer for $825.0 million in cash, which, upon the closing of the transaction, resulted in an after-tax gain of about $473.3 million.

     From its beginning as a unit of Chicago Title's financial services group through this transaction, Alleghany Asset Management achieved a remarkable record of growth and established itself as a premier institutional equity and fixed-income manager. With its union with ABN AMRO, Alleghany Asset Management will have access to the global distribution and other resources of one of the world's largest financial institutions. We would like to express our gratitude to the management of Alleghany Asset Management for their contributions to Alleghany Asset Management and Alleghany over the years.

                                       3


     For the year 2000, our net earnings including discontinued operations (Alleghany Asset Management) were $68.9 million, or $9.42 per share, compared with $100.1 million, or $13.39 per share, in 1999. Much of the shortfall from the earnings reported for the nine months ended September 30, 2000 and for the full-year 1999 resulted from reserve strengthening at Alleghany Underwriting.

     Our net earnings from continuing operations in 2000 were $34.0 million, or $4.65 per share, compared with $67.9 million, or $9.08 per share, in 1999. Excluding gains on investment transactions and the gain on the sale of Underwriters Re Group, net losses from continuing operations in 2000 were $101.2 million, or $13.84 per share, compared with net earnings of $18.4 million, or $2.47 per share, in 1999.

     In addition to the gain on the sale of Underwriters Re Group, our 2000 results included net gains on investment transactions from continuing operations after taxes of $5.6 million, compared with $49.5 million in 1999. The 1999 gains resulted primarily from the sale by Alleghany of a portion of its holdings in Burlington Northern Santa Fe Corporation.

     The comparative contributions to Alleghany's earnings made by our operating units, parent-company operations and discontinued operations were as follows (in millions):

                                            Year Ended         Quarter Ended
                                           December 31           December 31
                                       2000       1999       2000       1999
--------------------------------------------------------------------------------
Underwriters Re Group               $ (56.1)   $  31.9    $    --    $  11.4
Alleghany Underwriting               (119.7)     (14.5)     (72.0)     (21.3)
World Minerals                          2.7       24.0        7.1        7.3
Heads & Threads                         5.8       (4.3)         0       (1.5)

Parent company and other
  Operations                        $  10.5    $ (11.7)   $   3.2    $   0.9
  Gain on sale of
    Underwriters Re Group             136.7         --      (21.9)        --
  Security transactions                 8.0       82.3        8.0       (0.9)
                                    $ 155.2    $  70.6    $ (10.7)   $     0

(Losses) earnings from continuing
  operations, before income taxes   $ (12.1)   $ 107.7    $ (75.6)   $  (4.1)
--------------------------------------------------------------------------------
Earnings (losses) from continuing
  operations, net                   $  34.0    $  67.9    $ (49.2)   $  (1.0)
Earnings from discontinued
  operations, net (Alleghany
  Asset Management)                 $  34.9       32.2        9.9        7.6
--------------------------------------------------------------------------------
  Net earnings (losses)             $  68.9    $ 100.1    $ (39.3)   $   6.6
================================================================================

                                       4


The gain on the sale of Underwriters Re Group does not reflect the results of operations of Underwriters Re Group for the first six months of 2000 (through the date of sale). Underwriters Re Group recorded a pre-tax loss of $56.1 million on revenues of $126.0 million during that period, compared with pre-tax earnings of $16.2 million on revenues of $277.6 million in the first six months of 1999. The 2000 losses reflect primarily costs relating to the closing of the sale of Underwriters Re Group, including an after-tax charge of $19.2 million for the purchase of an adverse development cover and $11.4 million after tax for the payment of special bonuses to employees of Underwriters Re Group.

     Please see pages 11 through 21 for further discussion of the results of operations of our operating units.

     After almost a decade of dedicated service at World Minerals, Bill Woods retired as President and Chief Executive Officer as of May 1, 2000; he continues to serve as Chairman. We thank Bill for his contributions at World Minerals and Alleghany. John Oskam, who had previously worked for World Minerals, succeeds Bill as President and Chief Executive Officer. John comes to us with 33 years of experience in the management of industrial mineral companies throughout the world.

     As of March 1, 2001, Alleghany beneficially owned approximately 17.95 million shares, or 4.6 percent, of the outstanding common stock of Burlington Northern Santa Fe Corporation, which had an aggregate market value on that date of approximately $531.0 million, or $29.58 per share. The aggregate cost of such shares was approximately $201.3 million, or $11.21 per share.

     Alleghany had previously announced that it may purchase shares of its common stock in open market transactions from time to time. In 2000, Alleghany purchased an aggregate of 484,697 shares of its common stock for about $86.3 million, at an average cost of about $178.09 per share. As of December 31, 2000, Alleghany had 7,070,412 shares of its common stock outstanding.

     Alleghany common stockholders' equity per share was $164.78 at year-end 2000, compared with $148.53 at year-end 1999, reflecting the increase in market prices of Alleghany's securities holdings, particularly our investment in Burlington Northern, and the repurchases of shares of our common stock. Additionally, among the effects of the Underwriters Re Group and Alleghany Asset Management transactions has been a substantial increase in our stockholders' equity per share, from $148.53 at year-end 1999 to an estimated year-end 2000 figure (pro forma for the Alleghany Asset Management transaction) of $230 per share, an increase of 55 percent.

                                       6


     In sum, with the completion of the Underwriters Re Group sale and the Alleghany Asset Management merger, we start the year 2001 with the following configuration:

     - About $1.4 billion in liquid assets, including our 17.95 million shares of Burlington Northern valued at $531.0 million, much of this invested or used as reserve assets for our insurance operations.

     -    Four operating businesses:
            World Minerals
            Alleghany Underwriting
            Heads & Threads
            Alleghany Properties

     With modest debt outstanding relative to our net worth, we are in a good position to invest our substantial resources to continue to build long-term value for our stockholders. While past performance is no assurance of future results, Alleghany has previously been in this position, as illustrated on pages 8 and 9 of this report. We look forward to reporting our progress to you next year.

Yours sincerely,

/s/ John J. Burns, Jr.                   /s/ F.M. Kirby

President                                Chairman of the Board
March 20, 2001

WORLD MINERALS INC.

World Minerals, headquartered in Santa Barbara, California, conducts a worldwide industrial minerals business through its own operations and those of its subsidiaries, Celite Corporation and Harborlite Corporation.

     World Minerals contributed pre-tax earnings of $2.7 million on revenues of $206.3 million in 2000, compared with $24.0 million on revenues of $208.6 million in 1999, and $23.6 million on revenues of $201.1 million in 1998. The 2000 results reflect primarily non-recurring charges in the amount of $20.2 million pre-tax for the write-off of certain investments and assets no longer used in production, including $11.2 million pre-tax in respect of certain of World Minerals' interests in its Chinese joint ventures, and expenses relating to changes in World Minerals' senior management. Excluding the non-recurring charges, World Minerals would have contributed pre-tax earnings of $22.9 million, similar to results in 1999 and 1998, despite high energy costs, the weak Euro relative to the U.S. dollar affecting results in Europe and exports from the United States priced in U.S. dollars, and a decrease in volume shipped due to continued competitive pressures.

     Increased energy costs, including unprecedented increases in the cost of natural gas, and temporary shutdowns as a result of electricity shortages experienced in California negatively impacted World Minerals' 2000 pre-tax earnings by approximately $5.0 million, compared with 1999 levels. To mitigate the impact of higher natural gas prices, World Minerals has switched from natural gas to oil at its Lompoc, California plant. The Lompoc plant's contract with its electricity provider allows the provider to interrupt service with little prior notice, for up to 100 hours during 2001. Pursuant to the terms of such contract, service has been interrupted for 67 hours through March 1, 2001. World Minerals expects the electricity shortages and high energy costs to continue until the energy crisis in California is resolved.

     World Minerals' 2000 results were also negatively impacted by the relative value of the Euro as compared with the U.S. dollar. The average exchange rate of the Euro was weaker by approximately 13 percent in 2000 compared with 1999. In addition, World Minerals' consolidated sales in 2000 were one percent lower than in 1999. The improved pricing achieved at many of its locations was more than offset by a decrease in volume shipped due to continued competitive pressures from diatomite and perlite competitors as well as from producers of alternative filtration technologies.

     World Minerals' 1999 results reflect increased sales worldwide, including in China, which resulted in lower losses reported by Celite's Chinese joint ventures. Such increase, however, was offset by continued competitive pressures, rising operating costs and expenses incurred in connection with staff reductions

                                       11

intended to reduce future costs. World Minerals also recorded an exchange loss in 1999, largely due to the weakening of the Euro, compared with a small exchange gain in 1998. The 1998 results reflect competitive pressures and rising operating costs, primarily at Celite's Lompoc, California diatomite operations. Lompoc's operations were affected in early 1998 by severe El Nino storms and rail car shortages on the Union Pacific Railroad. Additional spending was also incurred in 1998 for research, operations and engineering.

     The mid-1990's was marked by a period of resurgent economic activity in most world markets. During this period, World Minerals enhanced its position in both of its core businesses, diatomite and perlite, through acquisitions of and strategic investments in mining, processing, distribution and sales facilities. World Minerals acquired the minority interests in Harborlite in 1996, perlite reserves in Latin America in 1997, additional diatomite reserves in Lompoc, California in 1998, and two additional diatomite deposits in Latin America in 1999. World Minerals has also continued to invest in new product development, seeking ways to put the unique properties of its industrial minerals to work in new applications.

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

                                       12

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

     World Minerals conducts its business on a worldwide basis, with mining or processing operations in eleven countries. While World Minerals believes that the international scope of its operations gives it some competitive advantages, international operations can be subject to additional risks, such as currency fluctuations, changes in foreign legal requirements and political instability. World Minerals minimizes its exposure to the risk of foreign currency fluctuations by closely monitoring its methods of operating in each country and by adopting strategies responsive to changing economic and political environments.

     During 1999, one of Celite's largest customers substituted perlite filtration systems for certain of its then existing diatomite filtration systems. If perlite filtration systems were installed in all of the customer's operations, it would have an adverse impact on Celite's diatomite sales; however, no additional substitutions were made by this customer in 2000. Since Harborlite has supplied perlite to this customer, World Minerals expects that some of the reduction in diatomite sales would be recouped through perlite sales to the customer. At the end of 2001, an exclusive ten-year supply contract with one of Harborlite's largest customers is due to expire, which World Minerals expects may result in the repricing and reduction in volume of future shipments to such customer.

Revenues (dollars in millions)

                          96      97      98      99      00
                       198.5   203.3   201.1   208.6   206.3

Pre-Tax Earnings (dollars in millions)

                          96      97      98      99      00
                        18.0    27.5    23.6    24.0     2.7

ALLEGHANY UNDERWRITING HOLDINGS LTD

Headquartered in London, England, Alleghany Underwriting, through its subsidiaries, is a managing agent and provider of corporate capital for syndicates in the Lloyd's insurance market. Originally purchased by Underwriters Re Group in 1998, Alleghany Underwriting was retained by Alleghany upon Alleghany's sale of Underwriters Re Group in 2000.

     Alleghany Underwriting recorded pre-tax losses of $119.7 million on revenues of $288.2 million in 2000, compared with pre-tax losses of $14.5 million on revenues of $245.0 million in 1999. Alleghany's 1998 results do not include the results of Alleghany Underwriting.

     Due to the complexity of converting Lloyd's accounting information to accounting principles generally accepted in the U.S., the results of Alleghany Underwriting were reported on a one-quarter lag for a transitional period (until September 2000). The one-quarter lag has been eliminated in Alleghany's results for the year-ended December 31, 2000. Alleghany Underwriting's results for the period October 1, 1999 to December 31, 1999 are reported in Alleghany's Consolidated Statements of Changes in Common Stockholders' Equity as a retained earnings adjustment, and its results for the period January 1, 2000 through December 31, 2000 are reported in Alleghany's Consolidated Statement of Earnings. In addition, Alleghany's results for the first three quarters of 2000 have been restated to include Alleghany Underwriting's corresponding quarters.

     The 2000 results of Alleghany Underwriting reflect the strengthening of its loss reserves in the amount of $90.0 million pre-tax for the 1999 and prior years of account following the completion of a reserve study, and continued difficult market conditions during 2000. A significant portion of the strengthened loss reserves is to cover losses in respect of business written by one of Alleghany Underwriting's three syndicates, which syndicate has since ceased writing business. Reserve strengthening consisted of about $7.2 million for the 1997 year of account and prior years, $46.6 million for the 1998 year of account and $36.2 million for the 1999 year of account. Reserves for the 1998 year of account include a significant claim arising from a property contract which the syndicate is seeking to void on the basis of misrepresentation. Underwriting losses for the 2000 year of account were about $21.5 million, of which about $8.0 million arose from a single program which has since been entirely restructured. The 1999 results of Alleghany Underwriting reflect unfavorable 1999 year of account results and reserve strengthening in the amount of $19.5 million pre-tax on prior years of account.

     In response to such losses and in connection with the acquisition of 100 percent of syndicate capacity as discussed below, Alleghany Underwriting has reevaluated its operations and reorganized its underwriting structure on a more return-oriented basis. Alleghany Underwriting reviewed all of its inforce business and, upon renewal, reduced or ceased the writing of unprofitable lines and wrote other business at higher attachment levels, which customarily has lower levels of risk. During the most recent renewal season, Alleghany Underwriting has experienced some rate improvements, particularly in respect of its reinsurance operations, allowing it to be cautiously optimistic for future profitable market conditions.

     Beginning in 2000, Alleghany Underwriting, through its subsidiaries, operated as a single syndicate, Syndicate 376, providing 100 percent of its L275 million of capacity (equivalent to maximum gross premiums written of approximately $600 million). For 2001, Alleghany Underwriting will continue to manage Syndicate 376 and provide 100 percent of its L272.8 million of capacity. Alleghany Underwriting's underwriting activities are supported by a secured $260 million letter of credit facility guaranteed by Alleghany.

     In 1998, Alleghany Underwriting and two affiliated companies provided approximately L155 million, or 63 percent, of the total capacity of three Lloyd's syndicates managed by Alleghany Underwriting: Syndicate 376 (non-marine), Syndicate 1183 (marine) and Syndicate 1207 (non-marine). In 1999, Alleghany Underwriting provided L218 million, or 76 percent, of the capacity of such syndicates. The remainder of the capacity in 1998 and 1999 was provided by third-party members. In 1999, Alleghany Underwriting acquired the remaining third-party capacity for approximately $19.0 million and merged Syndicates 1207 and 1183 into Syndicate 376.

     Although Alleghany Underwriting is managing a single syndicate beginning with the 2000 year of account, it continues to manage the three syndicates for the prior open years of account. Lloyd's operates under a three-year "year of account" accounting system. Typically, each "year of account" of a syndicate is treated as a separate entity in which risk is underwritten for one year followed by a two-year period of development. At the end of the three-year period, the "reinsurance to close" mechanism is triggered whereby the members forming the next year's underwriting syndicate reinsure the outstanding liabilities of the closing syndicate. After buying reinsurance to close for a syndicate, profits or losses are declared and settled.

     Lloyd's is a market in which individual professional underwriters accept risks on behalf of competing businesses or syndicates formed by both individual and corporate members. The members' resources provide the security behind Lloyd's policies. Considered as a single franchise with common policyholder security, Lloyd's is, according to Standard & Poor's, the world's fifth-largest commercial insurer and sixth-largest reinsurer, operating in over 100 countries. Lloyd's carries an A (Excellent) rating from A.M. Best Company, Inc., which applies to the business written by active underwriting syndicates that have common policyholder security and to all policies written since the 1993 year of account. Lloyd's also carries an A+ rating from Standard & Poor's.

     Alleghany Underwriting's insurance and reinsurance operations focus primarily on specialty commercial lines that it believes provide opportunities for strong profitability. Through the syndicates it manages, Alleghany Underwriting underwrites risks across diverse commercial classes, including property (marine and non-marine) and casualty (such as financial institutions and directors and officers liability insurance) at varying risk layers from primary coverage to high layer excess of loss. Alleghany Underwriting's risks are located around the world, with an emphasis on the United States. The United Kingdom, Western Europe, Canada and Australia also contribute substantial amounts of premium income.

HEADS & THREADS INTERNATIONAL LLC

Heads & Threads, headquartered in Sayreville, New Jersey, is believed to be one of the nation's leading importers and distributors of steel fasteners. The Heads and Threads division (owned by Alleghany since 1974) was reorganized in 1999 as Heads & Threads International LLC.

     Heads & Threads contributed pre-tax earnings of $5.9 million on revenues of $135.1 million in 2000, compared with pre-tax losses of $4.3 million on revenues of $73.7 million in 1999, and pre-tax earnings of $1.2 million on revenues of $61.9 million in 1998. The results in 2000 largely reflect increased sales, without a commensurate increase in operating costs, due to the completion by Heads & Threads of two major acquisitions as described below, and the gain on the sale of two properties. Heads & Threads now leases all of its properties. 2000 results were negatively impacted by costs relating to the integration of the new businesses, including the conversion of computer systems, the closure of duplicate facilities and staff reductions. Results in 1999 were affected by competitive pressures in the markets for imported fasteners. 1999 and 1998 results were also affected by costs relating to the replacement of computer systems.

     In 1998, Heads & Threads acquired Gardenbolt International Corp, substantially increasing its size and presence in East Coast markets and adding a complementary direct from mill/stock for release business to its existing stock business. In April 2000, Heads & Threads acquired the assets of Reynolds Fasteners Inc., effectively doubling its size. Reynolds, a wholesale distributor of fasteners headquartered in Edison, New Jersey, conducted a stock business through twelve sales offices and warehouses nationwide. In November 2000, Heads & Threads acquired the assets of the Atlas Screw & Specialty Division of Pawtucket Fasteners Inc. Atlas, headquartered in New Bedford, Massachusetts, was a relatively small wholesale distributor of fasteners, selling product in small package quantities primarily in the eastern United States.

     As a result of these three acquisitions, Heads & Threads underwent a significant restructuring of corporate staff, systems, and operations. Centralized functions, including purchasing, accounting, quality control and traffic, were moved from its former headquarters in the Chicago area to Sayreville, New Jersey. The acquired companies' computer systems are being converted to the Heads & Threads SAP enterprise resource planning system, which was installed in 1998. Multiple sales offices and warehouses were consolidated into a single facility in each market served. New state of the art distribution centers were opened in the Chicago, Atlanta, and Los Angeles markets. Significant staff cuts were made to eliminate redundancies. The restructuring is expected to be substantially completed in the first quarter of 2001.

     Heads & Threads imports and sells commercial fasteners - nuts, bolts, screws, washers, sockets, and anchors - for resale through distributors and packagers serving original equipment manufacturers, maintenance and repair operators, construction and retail customers. Heads & Threads has five distribution centers, one packaging operation, and twelve warehouses serving major metropolitan areas with same day or next day delivery. The strength of Heads & Threads lies in its product coverage, logistics services, and long time customer and supplier relationships.

     Heads & Threads' operations are divided into three businesses - stock, direct from mill/stock for release, and packaged. Through its stock business, product is purchased by Heads & Threads in anticipation of demand and warehoused in its facilities throughout the United States. Customer purchases tend to be of relatively small quantities for same day or next day delivery. The direct from mill/stock for release business involves large quantities of standard or specialty product purchased by Heads & Threads specifically for a customer order, which is shipped directly from the manufacturer to the customer (direct from mill) or warehoused in a Heads & Threads facility and shipped to the customer over time, with a definitive end date (stock for release). The packaged business, which was acquired in the Atlas transaction, comprises small pack quantities sold to distributors and mill supply houses.

Revenues (dollars in millions)

                         96      97      98      99       00
                       51.2    53.6    61.9    73.7    135.1

ALLEGHANY PROPERTIES, INC.

Headquartered in Sacramento, California, Alleghany Properties owns and manages 20 properties in California. Such properties include improved and unimproved commercial land and commercial and residential lots. A major portion of Alleghany Properties' real estate assets are located in North Natomas, the only large undeveloped area in the City of Sacramento. Development in the area had been delayed by flood plain zoning and wildlife habitat issues; however, the area experienced considerable growth in its first season of development activity beginning in 1998, including more than a dozen residential projects, office buildings and a fully-leased retail shopping center. Contributing to the growth, Alleghany Properties sold approximately 450 residential lots and a multi-family site accommodating more than 270 apartment units. Further development on some of the properties in the North Natomas area may be delayed until a new Environmental Impact Statement is prepared and approved in response to a recent adverse decision regarding endangered species permits for the area.

SELECTED FINANCIAL DATA
Alleghany Corporation and Subsidiaries
(in thousands, except for share and per share amounts)

                                                                    Years Ended December 31
                                                   2000         1999         1998         1997         1996
-----------------------------------------------------------------------------------------------------------
Operating Data
Revenues from continuing operations          $  945,208   $1,207,857   $  793,933   $  717,831   $  681,050
-----------------------------------------------------------------------------------------------------------
Earnings from continuing operations          $   33,975   $   67,923   $   41,783   $   39,239   $   35,007
Earnings from discontinued operations            34,882       32,182       54,323       66,428       52,041

Net earnings                                 $   68,857   $  100,105   $   96,106   $  105,667   $   87,048
-----------------------------------------------------------------------------------------------------------

Basic earnings per share of common stock:*
Continuing operations                        $     4.65   $     9.08   $     5.54   $     5.18   $     4.57
Discontinued operations                            4.77         4.31         7.20         8.76         6.80
Net earnings                                 $     9.42   $    13.39   $    12.74   $    13.94   $    11.37
Average number of shares of common stock*     7,310,155    7,477,200    7,544,188    7,581,872    7,657,952

                                                                          December 31
                                                   2000         1999         1998         1997         1996
-----------------------------------------------------------------------------------------------------------
Balance Sheet
Total assets                                 $2,707,616   $4,423,786   $4,189,865   $3,675,956   $3,412,254
Debt                                         $  228,343   $  407,950   $  439,795   $  389,641   $  404,244
Common stockholders' equity                  $1,165,074   $1,107,897   $1,247,428   $1,570,935   $1,423,260
Common stockholders' equity per
    share of common stock*                   $   164.78   $   148.53   $   165.81   $   204.94   $   181.58
-----------------------------------------------------------------------------------------------------------

Alleghany spun off to its stockholders shares of Chicago Title on June 17, 1998; accordingly, Chicago Title has been classified as discontinued operations for each of the three years ended in 1998. Alleghany sold Alleghany Asset Management in February 2001, Alleghany Asset Management has also been classified as discontinued operations for each of the five years ended in 2000.

* Restated to reflect subsequent common stock dividends.

DIVIDENDS, MARKET PRICES AND
RELATED SECURITY HOLDER MATTERS

As of December 31, 2000, there were approximately 1,625 holders of record of Alleghany common stock.

The following table indicates quarterly high and low prices of the common stock in 2000 and 1999 on the New York Stock Exchange. Alleghany's ticker symbol is Y.

Quarter Ended                2000                         1999
                        High         Low           High          Low
---------------------------------------------------------------------
March 31            $ 190.00     $ 172.61        $185.91     $ 174.52
June 30               199.00       161.94         200.00       175.50
September 30          196.00       171.00         190.00       173.50
December 31         $ 205.50     $ 181.19        $206.63     $ 176.00

In 2000 and 1999, Alleghany's Board of Directors declared, as Alleghany's dividend on its common stock for that year, a stock dividend consisting of one share of Alleghany common stock for every fifty shares outstanding. In light of the spin-off of Chicago Title on June 17, 1998, no stock dividend was declared for 1998. As part of the spin-off, Alleghany distributed three shares of Chicago Title common stock for each share of Alleghany common stock outstanding.

     Alleghany's ability to pay cash dividends is restricted by the terms of a revolving credit loan agreement.

At December 31, 2000, this agreement permitted the payment of dividends aggregating approximately $12.0 million. At that date about $200.3 million of Alleghany's consolidated common stockholders' equity of $1.165 billion was unavailable for dividends or advances to Alleghany from its subsidiaries, due to limitations imposed by statutes and agreements with lenders to which those subsidiaries are subject.

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

     On February 1, 2001, Alleghany Asset Management merged into a wholly owned subsidiary of ABN AMRO North America Holding Company. Alleghany received cash proceeds of $825.0 million and expects to record an after-tax gain of about $473.3 million, or approximately $65 per share, excluding certain expenses relating to the closing of the sale. Alleghany expects to receive an additional $17.0 million in cash from ABN AMRO as a post-closing purchase price adjustment based on the stockholder's equity of Alleghany Asset Management on the closing date. Alleghany Asset Management paid cash dividends to Alleghany totalling $26.0 million in 2000, $15.0 million in 1999 and $8.4 million in 1998. In light of the merger, Alleghany Asset Management is no longer a source of dividends to Alleghany.

     On May 10, 2000, Alleghany completed the sale of Underwriters Re Group to Swiss Re America Holding Corporation. Alleghany recorded pre-tax proceeds of about $649.0 million in cash and, in connection with the sale, paid approximately $187.9 million in cash (or $25.3125 per share) for the purchase from Underwriters Re Group of 7.425 million shares of Burlington Northern Santa Fe. Alleghany's pre-tax gain on the sale was approximately $136.7 million. The tax on the gain is approximately $7.1 million, resulting in an after-tax gain on the sale of $129.6 million. Alleghany retained Alleghany Underwriting. Underwriters Re Group paid cash dividends to Alleghany totalling $4.0 million in 1999 and $3.8 million in 1998. In light of the sale, Underwriters Re Group is no longer a source of dividends to Alleghany.

     On June 17, 1998, Alleghany completed the tax free spin-off of Chicago Title Corporation to Alleghany stockholders. Chicago Title's subsidiary Chicago Title and Trust Company paid cash dividends to Alleghany totalling $9.0 million in 1998. Since the spin-off, Chicago Title is no longer a source of dividends to Alleghany.

     As of March 1, 2001, Alleghany and its subsidiaries owned about 17.95 million shares, or about 4.6 percent, of the outstanding common stock of BNSF having an aggregate market value as of such date of approximately $531.0 million, or $29.58 per share. The aggregate cost of such shares is approximately $201.3 million, or $11.21 per share. In 1999, Alleghany sold to BNSF approximately 4.3 million shares of BNSF for a total purchase price of $128.5 million, or $29.585 per share.

     Alleghany has declared stock dividends in lieu of cash dividends every year since 1987 except 1998 when Chicago Title was spun off to stockholders. These stock dividends have helped to conserve Alleghany's financial strength and, in particular, the liquid assets available to finance internal growth and operating company acquisitions and investments. On April 27, 2001, Alleghany will pay to stockholders of record on April 2, as its dividend on its common stock for 2001, a dividend of one share of Alleghany common stock for every 50 shares outstanding.

     In addition to its liquid assets, in November 2000, Alleghany entered into a five-year and a 364-day revolving credit agreement with a bank which provides commitments for revolving credit loans in an aggregate principal amount of $200 million. It has been Alleghany's practice under past revolving credit agreements to repay borrowings promptly in order to keep the facility available for future acquisitions. No borrowings were outstanding under the new facilities at 2000 year-end.

     Alleghany at times may make additional capital contributions to its subsidiaries when favorable third-party financing may not be available. Alleghany is providing working capital to Alleghany Underwriting and is guaranteeing and providing the security for Alleghany Underwriting's credit agreement. For additional information regarding the above, see the discussion of Alleghany Underwriting under this "Financial Condition."

     Alleghany has announced that it may purchase shares of its common stock in open market transactions from time to time. In 2000, Alleghany purchased an aggregate of 484,697 shares of its common stock for about $86.3 million, at an average cost of about $178.09 per share. In 1999, Alleghany purchased an aggregate of 124,824 shares of its common stock for about $22.3 million, at an average cost of about $178.59 per share.

     At December 31, 2000, about $266 million of the equity of Alleghany's subsidiaries, including Alleghany Asset Management, was available for dividends or advances to Alleghany. At that date about $200.3 million of $1.165 billion of Alleghany's equity was unavailable for dividends or advances to Alleghany from its subsidiaries, due to limitations imposed by statutes and agreements with lenders to which those subsidiaries are subject. These limitations have not affected Alleghany's ability to meet its obligations.

     Financial strength is also a high priority of Alleghany's subsidiaries, whose assets stand behind their financial commitments to their customers and vendors.


Alleghany Underwriting

Alleghany Underwriting was retained by Alleghany upon Alleghany's sale of Underwriters Re Group on May 10, 2000.

     On October 23, 1998, Underwriters Re Group purchased Alleghany Underwriting and certain related Bermuda operations for approximately $181.1 million cash and Alleghany common stock valued at approximately $8.9 million. Alleghany Underwriting, through its subsidiaries, is a managing agent and provider of corporate capital for syndicates in the Lloyd's insurance market. The Bermuda operations were transferred to, and operated as a branch of, Underwriters Re Group.

     On August 14, 2000, Alleghany Underwriting entered into a credit agreement, which replaced a credit facility entered into by Underwriters Re Group providing for up to $275 million of letters of credit and up to $75 million in borrowings. The new credit agreement, secured by the common stock of Alleghany Asset Management and guaranteed by Alleghany, provided up to $275 million for letters of credit to support the underwriting activities of the Lloyd's syndicates managed by Alleghany Underwriting and up to $50 million for working capital loans. About $252.7 million of letters of credit were outstanding under the new credit agreement at year-end 2000.

     Upon the merger of Alleghany Asset Management on February 1, 2001, the credit agreement was amended to provide for the substitution by Alleghany of other collateral equal to 111 percent of the aggregate commitments in exchange for the release of the Alleghany Asset Management stock, and the reduction of the banks' aggregate commitments to $260 million. In light of the reduced credit agreement, Alleghany will provide working capital to Alleghany Underwriting. As of March 1, 2001, Alleghany has provided $90.0 million to Alleghany Underwriting for working capital purposes.

     In 1999, Alleghany Underwriting acquired additional third-party capacity for approximately $19.0 million and merged Syndicates 1207 and 1183 into Syndicate 376. Beginning with calendar year 2000, Alleghany Underwriting, through its subsidiaries, manages a single syndicate and provides 100 percent of the capacity of such syndicate.

     At December 31, 2000, Alleghany Underwriting's investment portfolio had a fair value of $315.7 million, of which $312.6 million comprised Alleghany Underwriting's share of its syndicates' premium trust funds. The investment portfolio consisted of cash and cash equivalents, bonds issued by governments or public authorities and high quality corporate bonds. The portfolio contains no investments of a derivative nature.


World Minerals

In March 1999, World Minerals entered into a credit agreement with several banks providing for a commitment for revolving credit loans and/or letters of credit in an aggregate principal amount of $120 million. The credit agreement has a final maturity of March 2003. As of December 31, 2000, $50 million of indebtedness and $0.8 million of letters of credit were outstanding under the credit facility, leaving $69.2 million unused and available for borrowing and/or letters of credit. An additional $4.6 million of short-term debt and $0.3 million of long-term debt was outstanding.

     World Minerals paid cash dividends to Alleghany totalling $3.3 million in each of the years 2000 and 1999.


Heads & Threads

On April 3, 2000, Heads & Threads entered into a credit agreement with several banks providing for, as amended, up to $60 million of revolving credit loans and a $5 million term loan. As of December 31, 2000, $59.5 million of indebtedness was outstanding under Heads & Threads' credit facility and an additional $0.5 million of letters of credit were outstanding.

     In 2000, Heads & Threads began to pay cash dividends to Alleghany, with dividends totalling $0.7 million for the year.


Alleghany Properties

As part of Alleghany's sale of Sacramento Savings Bank in 1994, Alleghany, through its wholly owned subsidiary Alleghany Properties, purchased the real estate and real estate-related assets of Sacramento Savings. Alleghany Properties is Alleghany's only subsidiary holding substantial real estate investments.

     As of December 31, 2000, Alleghany Properties held 20 loans and properties having a total book value of approximately $52.7 million, as compared with 23 loans and properties having a total book value of approximately $55.1 million as of December 31, 1999, and 89 loans and properties having a total book value of approximately $90.1 million as of October 31, 1994 (the date the assets were purchased by Alleghany Properties).

     On December 11, 1998, Alleghany Properties issued $40 million aggregate principal amount of 6.83 percent senior notes due 2004. The notes will be repaid in five equal annual principal amortization payments beginning on the second anniversary of their issuance. On December 11, 2000, Alleghany Properties made its first principal payment on the notes, including accrued interest thereon, in the amount of $9.4 million, reducing the outstanding principal to $32.0 million. The proceeds from the sale of the notes were used to pay a dividend of $39.5 million to Alleghany and to cover the expenses of the issuance.

     On February 23, 1995, Alleghany Properties issued $50 million aggregate principal amount of 8.62 percent senior notes due 2000. On February 23, 2000, Alleghany Properties made its fifth, and last, principal payment on such notes, including interest accrued thereon, in the amount of $10.9 million.

     The capital needs of Alleghany Properties consist primarily of various development costs relating to its owned properties. Adequate funds are expected to be generated by sales and reimbursements of tax benefits and if needed, capital contributions by Alleghany to provide for the currently foreseeable needs of its business.

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

     Alleghany and its subsidiaries invest in equities. Such investments include about 17.95 million shares of BNSF common stock, which had an aggregate market value as of March 1, 2001 of approximately $531.0 million, or $29.58 per share. The aggregate cost of such shares is approximately $201.3 million, or $11.21 per share. Equity securities are subject to fluctuations in market value. Alleghany holds its equity investments as available for sale. Any changes in the market value in these investments, net of tax, would affect Alleghany's stockholders' equity and comprehensive income.

     The primary market risk for the long-term debt of Alleghany and its subsidiaries is interest rate risk at the time of refinancing. Alleghany and its subsidiaries monitor the interest rate environment to evaluate refinancing opportunities. For additional information regarding the long-term debt of Alleghany and its subsidiaries, see "Financial Condition."

     Other than one interest rate swap, Alleghany currently does not use derivatives to manage market and interest rate risks. In respect of the interest rate swap, Alleghany is exposed to a credit risk in the unlikely event of nonperformance by the swap counterparty.

     Alleghany, through World Minerals and Alleghany Underwriting, conducts certain business activities in foreign countries. World Minerals minimizes its exposure to the risk of foreign currency fluctuation by, among other things, causing its subsidiaries, whenever feasible, to declare and pay dividends and to invoice their export customers in U.S. dollars or other hard currencies. Alleghany is subject to U.S. dollar/pound sterling exchange fluctuations in respect of outstanding letters of credit under Alleghany Underwriting's credit agreement. In addition, Heads & Threads imports virtually all of its fasteners, the costs of which are therefore subject to fluctuations in foreign currency and import duties. Alleghany does not believe that the operations of World Minerals, Alleghany Underwriting and Heads & Threads subject Alleghany to a material risk from foreign currency fluctuation.

     The table below presents a sensitivity analysis of Alleghany's debt obligations that are sensitive to changes in interest rates. Sensitivity analysis is defined as the measurement of potential change in future earnings, fair values or cash flows of market sensitive instruments resulting from one or more selected hypothetical changes in interest rates over a selected time. In this sensitivity analysis model, Alleghany uses fair values to measure its potential change, and a range of -200 to 200 basis point change in interest rates to measure the hypothetical change in fair value of the financial instruments included in the analysis.

     For long-term debt, the change in fair value is determined by calculating hypothetical December 31, 2000 ending prices based on yields adjusted to reflect a range of -200 to 200 basis point change, comparing such hypothetical ending prices to actual ending prices, and multiplying the difference by the par outstanding.

Sensitivity Analysis
(dollars in millions)

Interest Rate Shifts                         -200         -100            0          100           200
-------------------------------------------------------------------------------------------------------
Liabilities
December 31, 2000
Estimated liability value                $235,291     $231,759     $228,343     $225,038      $221,842
Estimated change in liabilities          $  6,948     $  3,416     $    --      $ (3,305)     $ (6,501)
=======================================================================================================


Forward-looking Statements

"Management's Discussion and Analysis of Financial Condition and Results of Operations" (pages 3-4, 6-7, 11-13, 15-17, 19-21, 26-28) and "Quantitative and
Qualitative Market Risk Disclosure" (pages 28-29) contain disclosures which are forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan" or "continue." These forward-looking statements are based upon Alleghany's current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and Alleghany's future financial condition and results. The uncertainties and risks include, but are not limited to, those relating to conducting operations in a competitive environment; acquisition and disposition activities; and general economic conditions. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of Alleghany.

CONSOLIDATED BALANCE SHEETS
Alleghany Corporation and Subsidiaries
December 31, 2000 and 1999

(in thousands, except share amounts)                                                       2000           1999
--------------------------------------------------------------------------------------------------------------
Assets
Available for sale securities:
    Fixed maturities (amortized cost: 2000 $8,882; 1999 $1,190,159)                  $    8,882     $1,166,170
    Equity securities (cost: 2000 $222,101; 1999 $240,623)                              535,377        470,104
Short-term investments                                                                  342,341        245,156
                                                                                        886,600      1,881,430
--------------------------------------------------------------------------------------------------------------
Cash                                                                                     10,247         25,001
Premium trust funds                                                                     312,610        170,508
Notes receivable                                                                         92,156         91,536
Funds held, accounts and other receivables                                              190,221        506,873
Property and equipment - at cost, less accumulated depreciation and amortization        165,819        201,047
Reinsurance receivable                                                                  462,387        844,605
Other assets                                                                            525,791        660,187
Net assets from discontinued operations                                                  61,785         42,599
                                                                                     $2,707,616     $4,423,786
--------------------------------------------------------------------------------------------------------------

Liabilities and Common Stockholders' Equity
Property and casualty losses and loss adjustment expenses                            $  855,905     $1,973,924
Unearned premiums                                                                       217,754        419,608
Other liabilities                                                                       188,458        458,435
Parent company debt                                                                          --             --
Subsidiaries' debt                                                                      228,343        407,950
Net deferred tax liability                                                               52,082         55,972
--------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                 1,542,542      3,315,889
Commitments and contingent liabilities
Common stockholders' equity:
    (common shares authorized: 2000 and 1999 - 22,000,000;
    common shares issued and outstanding: 2000 - 7,070,412; 1999 - 7,458,955)         1,165,074      1,107,897
                                                                                     $2,707,616     $4,423,786
--------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF EARNINGS
Alleghany Corporation and Subsidiaries
Years Ended December 31,

(in thousands, except per share amounts)                               2000            1999           1998
----------------------------------------------------------------------------------------------------------
Revenues
Net property and casualty premiums earned                        $  365,568      $  719,846     $  420,809
Interest, dividend and other income                                 228,721         197,502        164,602
Net mineral and filtration sales                                    205,596         208,480        200,815
Net gain on sale of subsidiary                                      136,734              --             --
Net gain on investment transactions                                   8,589          82,029          7,707
    Total revenues                                                  945,208       1,207,857        793,933
----------------------------------------------------------------------------------------------------------
Costs and expenses
Commissions and brokerage expenses                                  109,126         172,527        113,170
Salaries, administrative and other operating expenses               266,521         190,125        142,643
Property and casualty losses and loss adjustment expenses           392,006         548,459        288,259

Cost of mineral and filtration sales                                142,519         139,107        131,108
Interest expense                                                     23,960          32,337         32,271
Corporate administration                                             23,220          17,632         31,199
    Total costs and expenses                                        957,352       1,100,187        738,650
----------------------------------------------------------------------------------------------------------
    Earnings from continuing operations, before income taxes        (12,144)        107,670         55,283
Income taxes                                                        (46,119)         39,747         13,500
----------------------------------------------------------------------------------------------------------
    Earnings from continuing operations                              33,975          67,923         41,783
Discontinued operations

Earnings from discontinued operations, net of tax                    34,882          32,182         54,323
    Net earnings                                                 $   68,857      $  100,105     $   96,106
----------------------------------------------------------------------------------------------------------
Basic earnings per share of common stock:*
    Continuing operations                                        $     4.65      $     9.08     $     5.54
    Discontinued operations                                            4.77            4.31           7.20
Basic net earnings per share                                     $     9.42      $    13.39     $    12.74
----------------------------------------------------------------------------------------------------------
Diluted earnings per share of common stock:*
    Continuing operations                                        $     4.60      $     8.95     $     5.44
    Discontinued operations                                            4.72            4.24           7.07
Diluted net earnings per share                                   $     9.32      $    13.19     $    12.51
----------------------------------------------------------------------------------------------------------

*Adjusted to reflect subsequent common stock dividends.
See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY
Alleghany Corporation and Subsidiaries
Three Years Ended December 31, 2000


                                          Accumulated    Cumulative       Cumulative        Total
                                               Common   Contributed    Comprehensive     Treasury     Retained    Stockholders'
(in thousands, except share amounts)            Stock       Capital     Other Income        Stock     Earnings           Equity
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                  $ 7,413     $ 511,149        $ 298,996    $  (9,127)   $ 762,504      $ 1,570,935
(7,712,631 shares of common
   stock issued; 47,431 in treasury)*
Add (deduct):
Net earnings                                       --            --               --           --       96,106           96,106
Other comprehensive income, net of tax:
   Cumulative translation gain                     --            --            1,022           --           --            1,022
   Change in unrealized appreciation
     of investments, net                           --            --           47,130           --           --           47,130
Comprehensive income                               --            --           48,152           --       96,106          144,258
--------------------------------------------------------------------------------------------------------------------------------
Spin-off of Chicago Title                          --            --          (10,663)          --     (403,104)        (413,767)
Other, net                                         19           152               --      (53,437)        (732)         (53,998)
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                    7,432       511,301          336,485      (62,564)     454,774        1,247,428
(7,732,276 shares of common
    stock issued; 208,911 in treasury)*
Add (deduct):
Net earnings                                       --            --               --           --      100,105          100,105
Other comprehensive income, net of tax:
   Cumulative translation loss                     --            --           (6,885)          --           --           (6,885)

   Change in unrealized appreciation
     of investments, net                           --            --         (217,266)          --           --         (217,266)
Comprehensive income                               --            --         (224,151)          --      100,105         (124,046)
--------------------------------------------------------------------------------------------------------------------------------
Common stock dividend                              --       (13,292)              --       38,991      (25,810)            (111)
Other, net                                         31        (1,952)              --      (13,453)          --          (15,374)
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                    7,463       496,057          112,334      (37,026)     529,069        1,107,897
(7,612,517 shares of common
   stock issued; 153,562 in treasury)*
Add (deduct):
Net earnings                                       --            --               --           --       68,857           68,857
Other comprehensive income, net of tax:
   Cumulative translation loss                     --            --           (4,799)          --           --           (4,799)
   Minimum pension liability                       --            --              238           --           --              238
   Change in unrealized appreciation
     of investments, net                           --            --           73,871           --           --           73,871
Comprehensive income                               --            --           69,310           --       68,857          138,167
--------------------------------------------------------------------------------------------------------------------------------
Common stock dividend                              --        (5,554)              --       31,752      (26,299)            (101)
Other, net                                         34          (856)              --      (72,936)          --          (73,758)
Alleghany Underwriting lag adjustment              --            --           (1,163)          --       (5,968)          (7,131)
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                  $ 7,497     $ 489,647        $ 180,481    $ (78,210)   $ 565,659      $ 1,165,074
(7,497,722 shares of common
   stock issued; 427,310 in treasury)
--------------------------------------------------------------------------------------------------------------------------------

*Adjusted to reflect subsequent common stock dividends.

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Alleghany Corporation and Subsidiaries
Years Ended December 31,

(in thousands)                                                                 2000           1999           1998
------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Earnings from continuing operations                                       $  33,975      $  67,923      $  41,783
Adjustments to reconcile earnings from continuing operations to cash provided by continuing operations:
Depreciation and amortization                                                18,994         30,774         17,255
Net (gain) on investment transactions                                      (145,323)       (82,029)        (7,707)
Tax benefit on stock options exercised                                        3,127          2,241          2,473
Other charges to continuing operations, net                                 (44,805)        17,476         (1,699)
Decrease (increase) in funds held, accounts and other receivables             2,760        (19,246)       (74,042)
Increase in reinsurance receivable                                         (307,002)      (272,916)      (100,575)
Increase in property and casualty losses and loss adjustment expenses       507,105        419,106        192,337
(Decrease) increase in unearned premium reserve                             (61,983)        30,005         17,783
Increase in premium trust funds                                            (148,902)       (62,654)            --
Increase in other assets                                                    (66,170)       (82,873)       (34,689)
Increase in other liabilities                                                91,311         56,378         58,854
Net adjustments                                                            (150,888)        36,262         69,990
Cash (used in) provided by operating activities                            (116,913)       104,185        111,773
------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities
Purchase of investments                                                    (115,703)      (317,198)      (156,076)
Maturities of investments                                                    18,554         50,848         49,641
Sales of investments                                                         98,967        352,307        180,023

Purchases of property and equipment                                         (15,424)       (21,132)       (28,249)
Net change in short-term investments                                       (225,973)      (134,249)        (1,547)
Acquisition of Alleghany Underwriting, net of cash received                      --             --       (172,963)
Proceeds from the sale of Underwriters Re Group, net of cash disposed       385,744             --             --
Other, net                                                                    8,499           (966)        (5,570)
Net cash provided by (used in) investing activities                         154,664        (70,390)      (134,741)
------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities
Principal payments on long-term debt                                        (72,518)       (92,476)       (22,000)
Proceeds of long-term debt                                                   86,710         60,631         71,484
Cash provided by discontinued operations                                     16,255         15,000         17,898
Treasury stock acquisitions                                                 (86,245)       (22,292)       (72,135)
Other, net                                                                    3,293          4,564         15,395
    Net cash (used in) provided by financing activities                     (52,505)       (34,573)        10,642
------------------------------------------------------------------------------------------------------------------
    Net decrease in cash                                                    (14,754)          (778)       (12,326)
Cash at beginning of year                                                    25,001         25,779         38,105
Cash at end of year                                                       $  10,247      $  25,001      $  25,779
------------------------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information
Cash paid during the year for:
    Interest                                                              $  16,724      $  31,939      $  32,758
    Income taxes                                                          $  52,205      $  31,366      $  42,732
------------------------------------------------------------------------------------------------------------------
Non-cash item:
    Book value of spin-off of Chicago Title and Trust Company             $      --      $      --      $ 413,767
==================================================================================================================

See accompanying Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Alleghany Corporation and Subsidiaries

1. Summary of Significant Accounting Principles

a. Principles of Financial Statement Presentation.

Alleghany Corporation, a Delaware corporation ("Alleghany", or together with its subsidiaries, the "Company"), owns Alleghany Funding Corporation ("AFC"); World Minerals Inc. ("World Minerals"); Alleghany Underwriting Holdings Ltd ("Alleghany Underwriting"); Alleghany Properties Inc. ("API") and Heads & Threads International LLC ("H&T"). Alleghany also owned Alleghany Asset Management, Inc. ("Alleghany Asset Management") until February 1, 2001, and Underwriters Re Group, Inc. and its principal subsidiary Underwriters Reinsurance Company ("Underwriters Reinsurance") until May 10, 2000.

     In 1998 the Company spun-off to Alleghany stockholders shares of a newly-formed holding company for Chicago Title and Trust Company, and accordingly its operations are shown as discontinued operations for the year ended 1998.

     On May 10, 2000, Alleghany completed the sale of Underwriters Re Group to Swiss Re America Holding Corporation. Alleghany recorded pre-tax proceeds of about $649.0 million in cash and, in connection with the sale, paid approximately $187.9 million in cash (or $25.3125 per share) for the purchase from Underwriters Re Group of 7.425 million shares of Burlington Northern Santa Fe. Alleghany's pre-tax gain on the sale was approximately $136.7 million. The tax on the gain is approximately $7.1 million, resulting in an after-tax gain on the sale of $129.6 million. Alleghany retained Alleghany Underwriting.

     On February 1, 2001, Alleghany Asset Management merged into a wholly owned subsidiary of ABN AMRO North America Holding Company. Alleghany Asset Management is recorded as discontinued operations for all periods presented. As of December 31, 2000, Alleghany Asset Management's net assets as recorded in the Consolidated Balance Sheets of the Company consist primarily of available for sale securities, cash and cash pledged, accounts receivables, fixed assets, accrued expenses and a trust liability.

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

b. Investments.

At December 31, 2000 marketable investment securities consist of equity securities and other investment securities. At December 31, 1999 marketable investment securities consist of U.S. Treasury securities, obligations of U.S. government agencies, municipal obligations, mortgage-backed securities, corporate debt securities, and equity securities. The Company classifies its debt and marketable equity securities as available for sale. Short-term investments include commercial paper, certificates of deposit, money market instruments and any fixed maturity with an initial maturity of less than one year.

     At December 31, 2000 and 1999, securities are classified as available for sale and are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect applicable to available for sale securities, are excluded from earnings and are reported in comprehensive income and as a separate component of stockholders' equity until realized. A decline in the fair value of an available for sale security below its cost that is deemed other than temporary is charged to earnings.

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

l. Net Earnings Per Share of Common Stock.

Earnings per share of common stock are based on the average number of shares of Alleghany common stock outstanding during the years ended December 31, 2000, 1999, and 1998, respectively, as adjusted for stock dividends. The average number of shares of common stock outstanding, as adjusted for stock dividends, was 7,310,155 in 2000, 7,477,200 in 1999, and 7,544,188 in 1998.

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

o. Recent Accounting Pronouncements.

In June 1998, the Financial Accounting Standards Board issued Statement 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133, as amended by SFAS 138 and related implementation guidance (collectively "the standard") establishes accounting and reporting standards for derivative instruments and hedging activities. The standard requires all derivatives to be recorded on the balance sheet at fair value and establishes special accounting for three different types of hedges. Though the accounting treatment and criteria for each of the three types of hedges is unique, they all result in recognizing offsetting changes in value or cash flow of both the hedge and the hedged item in earnings in the same period. Changes in the fair value of derivatives that do not meet the criteria of one of three categories of hedges are included in earnings in the period of the change with no related offset. The Company adopted the standard on January 1, 2001. The adoption will not have a material effect on the Consolidated Financial Statements.

     In September 2000, the Financial Accounting Standards Board issued SFAS Statement 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (a replacement of SFAS 125)" ("SFAS 140"). SFAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. The statement requires the Company to reclassify certain financial assets pledged as collateral and to disclose certain information about its collateral activities. The Company has implemented SFAS 140 as of December 31, 2000. There was no impact on the financial results of the Company.

p. Reclassification.

Certain prior year amounts have been reclassified to conform to the 2000 presentation.

2. Alleghany Underwriting Lag Adjustment

The results of Alleghany Underwriting were reported on a one-quarter lag through September 30, 2000. The one-quarter lag has been eliminated in Alleghany's results for the year-ended December 31, 2000. Alleghany Underwriting's results for the period September 30, 1999 through December 31, 1999, previously recorded in Alleghany's Consolidated Statement of Earnings during the March 31, 2000 quarter, have been reclassified as a direct charge to retained earnings in the Consolidated Statements of Changes in Common Stockholders' Equity. Alleghany Underwriting's results for the period January 1, 2000 through December 31, 2000 are reported in the Consolidated Statement of Earnings. The lag adjustment of $(5,968) recorded in retained earnings is comprised of the following items:

------------------------------------------------------------------------
Revenues
------------------------------------------------------------------------
Net premiums earned                                           $ 64,983
Interest, dividend and other                                     2,336
Realized gains                                                      65
------------------------------------------------------------------------
    Total revenues                                              67,384
------------------------------------------------------------------------
Expenses
------------------------------------------------------------------------
Property and casualty loss and loss adjustment expenses         46,287
Salary, administrative and other operating expenses             29,709
    Total expenses                                              75,996
Loss before income taxes                                        (8,612)
Income taxes                                                     2,644
------------------------------------------------------------------------
    Net loss                                                  $ (5,968)
========================================================================

     The change in unrealized losses for the lag quarter was $(1,163) and is excluded from other comprehensive income in 2000.

3. Investments

Available for sale securities at December 31, 2000 and 1999 are summarized as follows (in thousands):

2000
--------------------------------------------------------------------------------
                            Amortized                       Gross         Gross
                                 Cost    Unrealized    Unrealized          Fair
Consolidated                  or Cost         Gains        Losses         Value
--------------------------------------------------------------------------------
Fixed maturities:
  U.S. Government,
    government agency
    and municipal
    obligations             $      --     $      --     $      --     $      --
  Bonds, notes and other        8,882            --            --         8,882
Short-term investments        342,341            --            --       342,341
--------------------------------------------------------------------------------
                              351,223            --            --       351,223
Equity securities             222,101       313,458          (182)      535,377
--------------------------------------------------------------------------------
                            $ 573,324     $ 313,458     $    (182)    $ 886,600

Industry Segment
================================================================================
Property and casualty
  insurance                 $   3,098     $      --     $      --     $   3,098
Mining and filtration           1,216            --            --         1,216
Industrial fasteners               --            --            --            --
Corporate activities          569,010       313,458          (182)      882,286
--------------------------------------------------------------------------------
                            $ 573,324     $ 313,458     $    (182)    $ 886,600

1999
================================================================================
                             Amortized                      Gross          Gross
                                  Cost   Unrealized    Unrealized           Fair
Consolidated                   or Cost        Gains        Losses          Value
--------------------------------------------------------------------------------
Fixed maturities:
  U.S. Government,
    government agency
    and municipal
    obligations             $  693,287   $    2,596    $  (13,840)   $   682,043
  Bonds, notes and other       496,872        1,405       (14,150)       484,127
Short-term investments         245,156           --            --        245,156
--------------------------------------------------------------------------------
                             1,435,315        4,001       (27,990)     1,411,326
Equity securities              240,623      233,349        (3,868)       470,104
--------------------------------------------------------------------------------
                            $1,675,938   $  237,350    $  (31,858)   $ 1,881,430

Industry Segment
================================================================================
Property and casualty
  insurance                 $1,417,507   $  109,877    $  (31,858)   $ 1,495,526
Mining and filtration            1,211           --            --          1,211
Industrial fasteners                --           --            --             --
Corporate activities           257,220      127,473            --        384,693
--------------------------------------------------------------------------------
                            $1,675,938   $  237,350    $  (31,858)   $ 1,881,430
================================================================================


     The amortized cost and estimated fair value of fixed maturities at December 31, 2000 by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                              Amortized         Fair
                                                   Cost        Value
---------------------------------------------------------------------
Fixed maturities:
    Due in one year or less                    $351,223     $351,223
    Due after one year through five years            --           --
    Due after five years through ten years           --           --
    Due after ten years                              --           --
    Mortgage-backed securities                       --           --
---------------------------------------------------------------------
                                               $351,223     $351,223
=====================================================================

     The proceeds from sales of available for sale securities were $99 million, $352 million, and $180 million, which included the proceeds from sales of fixed maturities of $39 million, $162 million, and $140 million, in 2000, 1999, and 1998, respectively.

     Gross realized gains and gross realized losses of available for sale securities were $10.8 million and $0.1 million, $86.8 million and $1.9 million, and $8.9 million and $1.2 million respectively, in 2000, 1999, and 1998. These amounts include gross realized gains and gross realized losses on sales of fixed maturities of $0.4 million and $0 million, $1.6 million and $1.9 million, and $1.7 million and $0.9 million, respectively, in 2000, 1999, and 1998.

     During 2000 and 1999, Alleghany had fixed maturity and equity investments that were trading below cost. The Company determined that these declines were other than temporary and, accordingly, recorded a loss provision of approximately $2.1 million and $2.9 million, respectively for these investments.

     At December 31, 1999, investments, carried at fair value, totalling approximately $203 million, were on deposit with various states or governmental departments to comply with property and casualty insurance laws.

4. Reinsurance

In the ordinary course of business, Alleghany Underwriting and Underwriters Reinsurance cedes reinsurance for purposes of risk diversification and limiting maximum loss exposure to catastrophic events. If such assuming reinsurers are unable to meet the obligations assumed under these agreements, Alleghany Underwriting and Underwriters Reinsurance would remain liable. Reinsurance receivables at December 31, 2000 and 1999 consists of the following (in thousands):

                                               2000         1999
-----------------------------------------------------------------
Reinsurance recoverable on paid losses     $ 38,005     $ 49,771
Ceded outstanding losses
    and loss adjustment expenses           $424,382     $794,834
=================================================================

     For the years ended December 31, 2000, 1999, and 1998, Alleghany Underwriting and Underwriters Reinsurance ceded losses and loss adjustment expenses of $386.8 million, $367.5 million, and $158.9 million, respectively.

     The following table indicates property and casualty premiums written and earned for the years ended December 31, 2000, 1999, and 1998 (in thousands):

2000                                          Written         Earned
----------------------------------------------------------------------
Premiums direct                              $315,076       $287,566
Premiums assumed                             $325,343       $345,594
Premiums ceded                               $276,279       $267,592
======================================================================
1999
----------------------------------------------------------------------
Premiums direct                              $353,194       $312,839
Premiums assumed                             $579,340       $589,690
Premiums ceded                               $207,098       $182,683
======================================================================
1998
----------------------------------------------------------------------
Premiums direct                              $149,930       $144,812
Premiums assumed                             $399,038       $386,374
Premiums ceded                               $110,806       $110,377
----------------------------------------------------------------------

     As of December 31, 2000 and 1999, loss reserves ceded are secured by deposits in a trust fund totalling $0 million and $118.8 million, respectively, and letters of credit totalling $0 million and $184.4 million, respectively.

5. Liability for Unpaid Claims and Claim Adjustment Expenses

Activity in the liability for unpaid claims and claim adjustment expenses is summarized as follows (in thousands):

                                          2000             1999            1998
Property and Casualty Losses
  and Loss Adjustment Expenses
--------------------------------------------------------------------------------
Balance at January 1               $ 1,973,924      $ 1,554,818     $ 1,159,070
Less reinsurance recoverables          794,834          546,982         374,801
--------------------------------------------------------------------------------
Net balance at January 1             1,179,090        1,007,836         784,269
Incurred related to:
Current year                           314,722          516,704         290,513
Prior years                             77,284           31,755          (2,254)
Total incurred                         392,066          548,459         288,259
--------------------------------------------------------------------------------
Paid related to:
Current year                             5,429           78,628          57,788
Prior years                            158,510          316,407         134,243
Total paid                             163,939          395,035         192,031
Disposition of Underwriters Re      (1,053,954)              --              --
--------------------------------------------------------------------------------

Alleghany Underwriting
  unpaid claim and
  claim  adjustment expenses*           78,320           17,830         127,339
--------------------------------------------------------------------------------
Net balance at December 31             431,523        1,179,090       1,007,836
Plus reinsurance recoverables          424,382          794,834         546,982
--------------------------------------------------------------------------------
Balance at December 31             $   855,905      $ 1,973,924     $ 1,554,818
================================================================================

* Represents reinsurance to close for all periods presented.

2000 year also includes quarter lag adjustment. 1998 year also includes acquisition date balances

     The increase in prior year incurred losses is due to reserve strengthenings of $90.0 million at Alleghany Underwriting.

6. Debt

Total debt at December 31, 2000 and 1999 is summarized as follows (in thousands):

                                                     2000         1999
-----------------------------------------------------------------------
Long-Term Debt:
Alleghany
364 day revolving agreement                      $     --     $     --
5 year revolving agreement                             --           --
API
Senior notes at 8.6%, due through 2000                 --       10,000
Senior notes at 6.83%, due through 2004            32,000       40,000
AFC
Notes payable at 5.3% to 6.6% due 2007             80,000       80,000
Underwriters Re Group
Senior notes at 7.9%, due 2006                         --      197,940
Alleghany Underwriting
Capital lease obligations                             165           --
World Minerals
Notes payable at 7.59% to 7.75%,
  due through 2003                                 50,000       64,000
Other loans at 5.21% to 7.02%, due 2001-2004        4,943        3,624
Heads & Threads
Revolving loan agreement                            5,724           --
Notes payable at 8.48% due 2005                     4,250           --
Capital lease obligations                           1,760          108
                                                  178,842      395,672
-----------------------------------------------------------------------
Short-Term Debt:
Heads & Threads
Notes payable at 6.35% to 7.00%
  due through 2000                                     --       12,278
Revolving loan agreement at
  7.94% to 8.12% due through 2001                  25,000           --
Bankers acceptance at 7.37% to 8.15%
  due through 2001                                 24,501           --
-----------------------------------------------------------------------
                                                   49,501       12,278
                                                 $228,343     $407,950
=======================================================================

     In November 2000, Alleghany entered into a five-year and a 364-day revolving credit agreement with a bank which provides commitments for revolving credit loans in an aggregate principal amount of $200 million. It has been Alleghany's practice under past revolving credit agreements to repay borrowings promptly in order to keep the facility available for future acquisitions. No borrowings were outstanding under the new facilities at 2000 year-end.

     At Alleghany's option, borrowings bear interest at a rate based on the prevailing rates for dollar deposits in the London interbank market or the greater of the Federal funds rate and the bank's prime rate. No amounts were outstanding at 2000 and 1999 year-end. A commitment fee of 1/4 of 1% per annum of the unused commitment is charged. The revolving credit agreement, among other things, requires Alleghany to maintain tangible net worth not less than $900 million, limits the amount of certain other indebtedness, contains restrictions with respect to mortgaging or pledging any of Alleghany's assets, the consolidation or merger with any other corporation and requires certain levels of unrestricted liquid assets to be maintained.

     On December 11, 1998, Alleghany Properties issued $40 million aggregate principal amount of 6.83 percent senior notes due 2004. The notes will be repaid in five equal annual principal amortization payments beginning on the second anniversary of their issuance. On December 11, 2000, Alleghany Properties made its first principal payment on the notes, including accrued interest thereon, in the amount of $9.4 million, reducing the outstanding principal to $32.0 million. The proceeds from the sale of the notes were used to pay a dividend of $39.5 million to Alleghany and to cover the expenses of the issuance.

     On February 23, 1995, Alleghany Properties issued $50 million aggregate principal amount of 8.62 percent senior notes due 2000. On February 23, 2000, Alleghany Properties made its fifth, and last, principal payment on such notes, including interest accrued thereon, in the amount of $10.9 million.

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

     On August 14, 2000, Alleghany Underwriting entered into a credit agreement, which replaced a credit facility entered into by Underwriters Re Group providing for up to $275 million of letters of credit and up to $75 million in borrowings. The new credit agreement, secured by the common stock of Alleghany Asset Management and guaranteed by Alleghany, provided up to $275 million for letters of credit to support the underwriting activities of the Lloyd's syndicates managed by Alleghany Underwriting and up to $50 million for working capital loans. About $252.7 million of letters of credit were outstanding under the new credit agreement at year-end 2000.

     Upon the merger of Alleghany Asset Management on February 1, 2001, the credit agreement was amended to provide for the substitution by Alleghany of other collateral equal to 111 percent of the aggregate commitments in exchange for the release of the Alleghany Asset Management stock, and the reduction of the banks' aggregate commitments to $260 million. In light of the reduced credit agreement, Alleghany will provide working capital to Alleghany Underwriting. As of March 1, 2001, Alleghany has provided $90.0 million to Alleghany Underwriting for working capital purposes.

     In March 1999, World Minerals entered into a credit agreement with several banks providing for a commitment for revolving credit loans and/or letters of credit in an aggregate principal amount of $120 million. Outstanding letters of credit may not exceed $20 million. The credit agreement has a final maturity of March 2003. As of December 31, 2000, $50.0 million of indebtedness and $0.8 million of letters of credit were outstanding under World Minerals' credit facility and an additional $4.9 million of short-term debt was outstanding. The aggregate available long-term borrowing and letter of credit amount as of December 31, 2000 was $69.2 million.

     On April 3, 2000, Heads & Threads entered into a credit agreement with several banks providing for, as amended, up to $60.0 million of revolving credit loans and a $5 million term loan. As of December 31, 2000, $59.5 million of indebtedness was outstanding under Heads & Threads' credit facilities and an additional $1.8 million of capital lease obligations were outstanding.

     Regarding the Company's interest rate swaps, there were no deferred gains or losses related to terminated interest rate swap contracts as of the end of each of the last three fiscal years. The impact of Alleghany's hedging activities has been to (decrease) increase its weighted average borrowing rates by 0.03%, (0.02)%, and 0.07% and to (decrease) increase reported interest expense by $0.1 million, $(0.1) million, and $0.3 million for the years ended 2000, 1999, and 1998, respectively.

     Scheduled aggregate annual maturities of debt for each of the next five years and thereafter are as follows (in thousands):

--------------------------------------------------------------------------
2001                                                        $  63,522
2002                                                            9,246
2003                                                           64,939
2004                                                            9,190
2005                                                              403
Thereafter                                                     81,043
--------------------------------------------------------------------------
                                                            $ 228,343
==========================================================================

7. Income Taxes

Income tax expense (benefit) from continuing operations consists of the following (in thousands):

                     Federal        State      Foreign         Total
2000
-----------------------------------------------------------------------
Current            $    (969)      $ 2,531    $  5,266       $  6,828
Deferred             (12,509)         (974)    (39,464)       (52,947)
-----------------------------------------------------------------------
                   $ (13,478)      $ 1,557    $(34,198)      $(46,119)
=======================================================================
1999
-----------------------------------------------------------------------
Current            $   4,908       $ 3,829    $  7,915       $ 16,652
Deferred              23,592           (47)       (450)        23,095
-----------------------------------------------------------------------
                   $  28,500       $ 3,782    $  7,465       $ 39,747
=======================================================================
1998
-----------------------------------------------------------------------
Current            $   8,349       $ 2,394    $  8,123       $ 18,866
Deferred              (4,594)          (19)       (753)        (5,366)
-----------------------------------------------------------------------
                   $   3,755       $ 2,375    $  7,370       $ 13,500
=======================================================================

     (Losses), earnings from continuing operations, before income taxes includes $(116.5) million, $2.2 million, and $16.5 million from foreign operations in 2000, 1999, 1998, respectively.

     The difference between the federal income tax rate and the effective income tax rate on continuing operations is as follows:

                                                2000         1999         1998
--------------------------------------------------------------------------------
Federal income tax rate                        (35.0)%       35.0%        35.0%
Goodwill amortization                           20.6          2.8          2.3
Income subject to
  dividends-received deduction                 (20.0)        (0.9)        (5.1)
State taxes, net of federal tax benefit         10.0          1.2          0.6
Tax-exempt interest income                     (13.1)        (5.5)       (10.0)
Book tax basis adjustment                     (340.3)          --           --
Other, net                                      (2.0)         4.3          1.6
--------------------------------------------------------------------------------
                                              (379.8)%       36.9%        24.4%
================================================================================

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 are as follows (in thousands):

                                             2000           1999
-------------------------------------------------------------------
Deferred tax assets
Property and casualty loss reserves     $  27,546      $  71,097
Net operating loss carry forward
    and foreign tax credit                 45,313         17,640
Reserves for impaired assets                6,391          9,817
Expenses deducted for
    tax purposes when paid                 19,999         16,930
Unearned premium reserves                  11,455         21,810
Deferred tax loss on security              39,801             --
Other                                       4,251          3,144
                                          154,756        140,438
Valuation allowance                        (2,116)        (1,769)
Total deferred tax assets               $ 152,640      $ 138,669
-------------------------------------------------------------------
Deferred tax liabilities
Unrealized gain on investments          $ 110,611      $  62,572
Tax over book depreciation                 25,710         26,829

Deferred acquisition costs                 17,081         34,158
Deferred income on installment note        31,974         31,974
Deferred tax gain on security              14,881         14,881
Other                                       4,465         24,227
Total deferred tax liabilities            204,722        194,641
-------------------------------------------------------------------
Net deferred tax liability              $  52,082      $  55,972
===================================================================

     A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. At December 31, 2000 and 1999, the Company has established a valuation allowance of $2.1 million and $1.8 million, respectively, for certain deferred state tax assets which it believes may not be realized.

     The Internal Revenue Service has closed its examination of Alleghany's federal income tax returns for 1996 and 1997. The deficiencies were settled for an amount which was not material.

8. Stockholders' Equity

The total number of shares of all classes of capital stock which Alleghany has authority to issue is 30,000,000, of which 8,000,000 shares are preferred stock, par value of $1.00, and 22,000,000 shares are common stock, par value of $1.00.

     Stockholders' equity of World Minerals is restricted by a borrowing agreement as to payment of dividends. At December 31, 2000, $185.4 million of World Minerals stockholders' equity was restricted as to dividend payment to Alleghany.

     Additionally, payments of dividends (other than stock dividends) by Alleghany to its stockholders are limited by the terms of its revolving credit loan agreement which provides that Alleghany can pay dividends up to the sum of cumulative net earnings after September 30, 2000, proceeds from the issuance of stock after September 30, 2000 and $50 million, provided that Alleghany maintains certain financial ratios as defined in the agreement. At December 31, 2000 approximately $12.0 million of capital was available for dividends.

     Alleghany provides, through its 1993 Long-Term Incentive Plan, for incentive compensation of the types commonly known as restricted stock, stock options, stock appreciation rights, performance shares, performance units, and phantom stock, as well as other types of incentive compensation. Awards may include, but are not limited to, cash and/or shares of Alleghany's common stock, rights to receive cash and/or shares of common stock and options to purchase shares of common stock including options intended to qualify as incentive stock options under the Internal Revenue Code and options not intended to qualify. The number of performance shares awarded under the incentive plan to employees of the Company were 19,431 in 2000, 48,934 in 1999, and 20,179 in 1998 (as adjusted for stock dividends). In 1999, a special award of 30,000 shares was awarded and will be fully earned upon the meeting of certain goals within a three year period.

     Under the incentive plan, participants are entitled, at the end of a four-year award period, to the fair value of the number of shares of Alleghany's common stock (adjusted for anti-dilution and the effect of the Chicago Title spin-off from date of award), equal to the number of performance shares issued to them based on market value on the payment date and normally payable half in cash and half in stock, provided defined levels of performance are achieved. As of December 31, 2000 (for all award periods through the award period 2000), approximately 154,920 performance shares were outstanding. Expense is recognized over the performance period on a pro rata basis. The amounts charged to the Company's earnings with respect to the plan was $5.7 in 2000, $3.4 million in 1999, and $16.4 million in 1998.

     Alleghany also provides, through its Directors' Stock Option Plan, for the automatic grant of non-qualified stock options to purchase 1,000 shares of common stock in each year after 1987 to each non-employee director. Options to purchase 7,000 shares at the then fair market value of $168.00 were granted in 2000. At December 31, 2000 71,602 options were outstanding, of which 53,372 options were vested at an average option price of $115.42.

     Options to purchase 8,000 shares at the then fair market value of $175.00 were granted to subsidiary directors in 2000. At December 31, 2000, 17,634 options were outstanding to subsidiary directors of which 6,243 options were vested at an average option price of $226.00

     In October 1997 options outstanding under the 1993 Stock Option Plan of the Underwriters Re Group, Inc. were exchanged for Alleghany options under the Underwriters Re Group 1997 Stock Option Plan, which is still in effect. The stock options are not exercisable until one year from the date of grant when
25% are exercisable with an additional 25% becoming exercisable on each subsequent anniversary of the grant date. No options were issued in 2000. At December 31, 2000, 237,472 options were outstanding, of which 138,283 were vested at an average option price of $80.66.

     In connection with its purchase of Alleghany Underwriting in October 1998, Underwriters Re Group granted Alleghany options under the Underwriters Re Group 1998 Stock Option Plan in exchange for outstanding options and warrants to purchase shares of Alleghany Underwriting stock. No options were issued in 2000. At December 31, 2000, 11,556 options were outstanding of which 11,556 were vested at an average option price of $74.00.

     The Board of Directors has authorized the purchase from time to time of additional shares of common stock for the treasury. During 2000, 1999, and 1998, Alleghany repurchased 484,697 shares, 124,824 shares, and 222,564 shares of its common stock at a cost of $86.3 million, $22.3 million, and $72.0 million, respectively.

9. Fixed Stock Option Plan

The Company has fixed option plans as described in Note 8. All options outstanding as of the Chicago Title spin-off date were subsequently adjusted for the effect of this transaction.

     The fair value of each option grant, including the converted Underwriters Re Group options, is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2000, 1999, and 1998, respectively; no cash dividend yield for all years; expected volatility ranged from 14 to 17 percent for all years; risk-free interest rates ranged from 3.7 to 7.2 percent; and expected lives of six and seven years.

     A summary of the status of the Company's fixed option plan as of December 31, 2000, 1999, and 1998, and changes during the years ending on those dates is presented below:

                                     2000               1999               1998
                                 Weighted           Weighted           Weighted
                                  Average            Average            Average
                        Shares      Grant  Shares      Grant  Shares      Grant
                         (000)      Price   (000)      Price   (000)      Price

--------------------------------------------------------------------------------
Fixed Options
Outstanding, beginning     437     $  113     493    $   107     406     $   78
Granted                     15        172      12        184     134        180
Exercised                 (112)        76     (64)        73     (42)        66
Forfeited                   (2)       197      (4)       184      (5)       114
--------------------------------------------------------------------------------
Outstanding, ending        338     $  128     437    $   113     493     $  107
================================================================================

Options exercisable
  at year-end              209         --     258         --     298         --
Weighted-average
  fair value of
  options granted
  during the year           --     $54.72      --    $183.82      --     $54.51
================================================================================


Options Outstanding

                                                Weighted
                                                 Average
                                   Number      Remaining         Weighted
                              Outstanding    Contractual          Average
                              at 12/31/00   Life (years)   Exercise Price
Range of Exercise Prices
--------------------------------------------------------------------------------
$ 50 to 87                        151,000            3.0             $ 73
$ 112 to 226                      187,000            7.5              171
--------------------------------------------------------------------------------
$ 50 to 226                       338,000            5.5             $128

Options Exercisable

                                   Number           Weighted
                              Exercisable            Average
                              at 12/31/00     Exercise Price
Range of Exercise Prices
-------------------------------------------------------------
$ 50 to 87                        151,000              $  73
$ 112 to 226                       58,000                146
$ 50 to 226                       209,000              $  93
-------------------------------------------------------------

     The Company applies APB 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plan. The compensation cost that has been charged against income for its performance-based plan was $5.7 million, $3.4 million, and $16.4 million in 2000, 1999, and 1998, respectively. Had compensation cost for the company's stock-based compensation plans been determined based on the fair value at the grant date for awards under those plans consistent with the method of SFAS 123, the Company's net earnings and earnings per share would have changed to the pro forma amounts indicated below:

                                     2000        1999        1998
-------------------------------------------------------------------
Net earnings      As reported    $ 68,857    $100,105    $ 96,106
                  Pro forma      $ 68,019    $ 97,593    $102,191
Basic earnings
    per share     As reported    $   9.42    $  13.39    $  12.74
                  Pro forma      $   9.31    $  13.05    $  13.55
===================================================================

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

     The following tables set forth the defined benefit plans' funded status at December 31, 2000 and 1999 (in millions, except percentages):

                                                         2000         1999
----------------------------------------------------------------------------
Change in projected benefit obligations:
Projected benefit obligation at beginning of year     $  48.1      $  53.2
Service cost                                              2.3          2.6
Interest cost                                             3.5          3.2
Amendments                                                0.1          0.1
Actuarial loss (gain)                                     4.0         (9.4)
Benefits paid                                            (2.1)        (1.6)
Projected benefit obligation at end of year           $  55.9      $  48.1
============================================================================

Change in plan assets:
Fair value of plan assets at beginning of year        $  47.4      $  42.6
Actual return on plan assets                              0.9          4.1
Company contributions                                     3.0          2.3
Benefits paid                                            (2.1)        (1.6)
Fair value of plan assets at end of year              $  49.2      $  47.4
============================================================================

Funded status                                         $  (6.7)     $  (0.6)
Unrecognized net (gain) loss                             (2.2)         3.7
Unrecognized prior service cost                           6.6         (4.9)
Pension liability included in other liabilities       $  (2.3)     $  (1.8)
============================================================================

                                        2000          1999          1998
-------------------------------------------------------------------------
Net pension cost included the
  following expense (income)
  components:
Service cost -- benefits earned
  during the year                    $   2.4       $   2.6       $   1.9
Interest cost on projected
  benefit obligation                     3.6           3.2           3.0
Actual return on plan assets            (3.4)         (3.1)         (2.5)
Net amortization and deferral            1.0           1.8           1.7
Recognized net actuarial loss             --           0.2            --
-------------------------------------------------------------------------
Net periodic pension cost
  included in costs and expenses     $   3.6       $   4.7       $   4.1
=========================================================================

                                        2000          1999
------------------------------------------------------------
Assumptions used in computing
  the funded status of the plans
  are as follows:
Rates for increases in
  compensation levels                    5.0%          5.0%
Range of weighted average
    discount rates                       7.0%     7.0%-7.5%
Range of expected long-term
    rates of return                 4.0%-8.0%     4.0%-8.0%
============================================================

     The Company provides supplemental retirement benefits through deferred compensation programs and profit sharing plans for certain of its officers and employees for which earnings were charged $4.5 million in 2000, $5.3 million in 1999, and $4.6 million in 1998.

     The Company also provides certain healthcare and life insurance benefits for retired employees. The cost of these benefits is accrued during the period that employees render service. The accrued postretirement benefit obligation was $0.3 million and $0.3 million at December 31, 2000 and 1999, respectively. The postretirement healthcare and life insurance costs (income) recognized were $0.3 million, $0.2 million, and $(0.2) million for 2000, 1999, and 1998, respectively.

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

                                        Before           Tax         Net of Tax
                                          Tax          Expense         Amount
--------------------------------------------------------------------------------
2000
Unrealized holding gains
  arising during period                $ 120,131      $ (42,046)     $  78,085
Less: reclassification adjustments
  for gains realized in net income        (6,483)         2,269         (4,214)
--------------------------------------------------------------------------------
Change in unrealized loss
  on investments                       $ 113,648      $ (39,777)     $  73,871
================================================================================

1999
Unrealized holding losses
  arising during period                $(249,327)     $  87,265      $(162,062)
Less: reclassification adjustments
  for gains realized in net income       (84,929)        29,725        (55,204)
--------------------------------------------------------------------------------

Change in unrealized gain
  on investments                       $(334,256)     $ 116,990      $(217,266)
================================================================================

1998
Unrealized holding gains
  arising during period                $  80,227      $ (28,080)     $  52,147
Less: reclassification adjustments
  for gains realized in net income        (7,719)         2,702         (5,017)
--------------------------------------------------------------------------------
Change in unrealized gain
  on investments                       $  72,508      $ (25,378)     $  47,130
================================================================================


12. Earnings per share

Earnings per share has been computed in accordance with the provisions of SFAS
128. The following is a reconciliation of the income and share data used in the basic and diluted earnings per share computations for the years ended December 31 (in thousands, except share amounts):

                                             2000           1999           1998
--------------------------------------------------------------------------------
Income from continuing
  operations                           $   33,975     $   67,923     $   41,783
Discontinued operations                    34,882         32,182         54,323
--------------------------------------------------------------------------------
Income available to common
  stockholders for basic earnings
  per share                                68,857        100,105         96,106
================================================================================
  Effect of dilutive securities                --             --             --
--------------------------------------------------------------------------------
Income available to common
  stockholders for diluted
  earnings per share                   $   68,857     $  100,105     $   96,106
================================================================================

Weighted average common shares
  outstanding applicable to
  basic earnings per share              7,310,155      7,477,200      7,544,188
  Effect of dilutive securities:
     Options                               77,222        111,160        135,384
--------------------------------------------------------------------------------
Adjusted weighted average common
  shares outstanding applicable to
  diluted earnings per share            7,387,377      7,588,360      7,679,572
================================================================================

     Contingently issuable shares of 45,233, 52,460, and 29,134, were potentially available during 2000, 1999, and 1998, respectively, but were not included in the computation of diluted earnings per share because the impact was anti-dilutive to the earnings per share calculation.

13. Commitments and Contingencies

The Company leases certain facilities, furniture and equipment under long-term lease agreements. In addition, certain land, office space and equipment are leased under noncancelable operating leases which expire at various dates through 2011. Rent expense was $8.7 million, $7.9 million, and $8.2 million in 2000, 1999, and 1998, respectively.

     The aggregate minimum payments under operating leases with initial or remaining terms of more than one year are $8.1 million, $6.2 million, $5.1 million, $3.6 million, $2.3 million, and $9.1 million in 2001, 2002, 2003, 2004,
2005 and thereafter, respectively.

     The Company's subsidiaries and division are parties to pending litigation and claims in connection with the ordinary course of their businesses. Each such operating unit makes provisions for estimated losses to be incurred in such litigation and claims, including legal costs. In the opinion of management, based in part on advice of counsel, such provisions are adequate.

14. Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments are as follows (in thousands):

                         2000                              1999
                    Calculated                       Calculated
                      Carrying             Fair        Carrying             Fair
                        Amount            Value          Amount            Value
--------------------------------------------------------------------------------
Assets
Investments           $886,600        $ 886,600       $1,881,430      $1,881,430
Notes receivable      $ 92,156        $  92,156       $   91,536      $   91,536
Liabilities
Debt                  $228,343        $ 230,500       $  407,950      $  407,950
================================================================================

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value:

     Investments: The fair value of fixed maturities and equity securities are based upon quoted market prices. The fair value of short-term investments approximates amortized cost.

     Notes receivable: The carrying amount approximates fair value because interest rates approximate market rates.

     Debt: The fair value of the Company's debt is estimated based on the quoted market prices for the same or similar issues or on current rates offered to the Company for debt of the same remaining maturities.

15. Segments of Business

Information concerning the Company's continuing operations by industry segment as of and for the years ended December 31, 2000, 1999, and 1998, respectively, is summarized as follows (in thousands):


                                             2000         1999           1998
--------------------------------------------------------------------------------
Revenues from continuing operations
Property and casualty insurance          $   414,232    $  825,000    $  508,602
Mining and filtration                        206,328       208,554       201,137
Industrial Fasteners                         135,073        73,674        61,910
Corporate activities                         189,575       100,629        22,284
--------------------------------------------------------------------------------
   Total                                 $   945,208    $1,207,857    $  793,933
================================================================================
Earnings from continuing
   operations, before
   income taxes
Property and casualty insurance          $  (169,586)   $   33,412    $   68,392
Mining and filtration                          7,534        28,645        28,507
Industrial fasteners                           9,160        (3,461)        1,175
Corporate activities                         187,928        99,043        20,679
--------------------------------------------------------------------------------
                                              35,036       157,639       118,753
Interest expense                              23,960        32,337        32,271
Corporate administration                      23,220        17,632        31,199
--------------------------------------------------------------------------------
   Total                                 $   (12,144)   $  107,670    $   55,283
================================================================================
Identifiable assets at
   December 31
Property and casualty insurance          $ 1,193,459    $3,461,858    $3,064,155
Mining and filtration                        301,390       332,300       331,714
Industrial fasteners                         117,639        53,926        55,298
Corporate activities                       1,033,343       533,103       712,819
--------------------------------------------------------------------------------
   Total                                 $ 2,645,831    $4,381,187    $4,163,986
================================================================================
Capital expenditures
Property and casualty insurance          $       396    $    5,989    $    6,284
Mining and filtration                          9,622        13,567        19,360
Industrial fasteners                           5,367         1,562         2,603
Corporate activities                              39            14             2
--------------------------------------------------------------------------------
   Total                                 $    15,424    $   21,132    $   28,249
================================================================================
Depreciation and
   amortization
Property and casualty insurance          $     2,141    $   12,950    $    3,214
Mining and filtration                         15,009        16,077        13,245
Industrial fasteners                           1,789         1,472           725
Corporate activities                              55           245            71
--------------------------------------------------------------------------------
   Total                                 $    18,994    $   30,774    $   17,255
================================================================================

16. Quarterly Results of Operations (unaudited)

Selected quarterly financial data for 2000 and 1999 are presented below (in thousands, except per share amounts):


                                                Quarters Ended
                                 Mar. 31       Jun. 30    Sep. 30      Dec. 31
2000
--------------------------------------------------------------------------------
Revenues from continuing
   operations                  $ 258,945     $ 342,702  $ 177,042    $ 166,519
================================================================================

Earnings from continuing
   operations, net of tax      $ (33,332)    $ 108,000  $   8,529    $ (49,222)
Earnings from discontinued
   operations, net of tax          8,626         8,057      8,321        9,878
Net earnings                   $ (24,706)    $ 116,057  $  16,850    $ (39,344)
Basic earnings per share of
   common stock: *
Continuing operations          $   (4.48)    $   14.61  $    1.18    $   (6.87)
Discontinued operations             1.16          1.09       1.15         1.38
Basic net earnings             $   (3.32)    $   15.70  $    2.32    $   (5.49)
================================================================================
1999
--------------------------------------------------------------------------------
Revenues from continuing
   operations                  $ 236,125     $ 298,182  $ 364,742    $ 308,808
Earnings from continuing
   operations, net of tax      $   7,148     $  13,233  $  48,520    $    (978)
Earnings from discontinued
   operations, net of tax          8,806         7,654      8,149        7,573
Net earnings                   $  15,954     $  20,887  $  56,669    $   6,595
Basic earnings per share of
   common stock:*
Continuing operations          $     .95     $    1.77  $    6.50    $    (.13)
Discontinued operations             1.18          1.02       1.09         1.02
Basic net earnings             $    2.13     $    2.79  $    7.59    $     .89
================================================================================

* Adjusted to reflect subsequent stock dividends.

   Earnings per share by quarter may not equal the amount for the year due to the timing of share transactions and rounding. The 2000 quarters have been restated to reflect the Alleghany Underwriting quarter lag adjustment.

17. Other Information

a. Other assets shown in the consolidated balance sheets at December 31, 2000 and 1999 includes goodwill, net of accumulated amortization of $20.5 million and $29.4 million, respectively. The amount of goodwill included in the balance sheet is as follows (in thousands):


                                                              Amortization
                                       2000        1999             Period
--------------------------------------------------------------------------------
Alleghany Underwriting             $141,714    $227,877           30 years
World Minerals                       40,744      40,480           40 years
Heads & Threads                       7,446       2,680           15 years
--------------------------------------------------------------------------------
                                   $189,904    $271,037
================================================================================

     The Alleghany Underwriting goodwill for 2000 represents the remaining components of Alleghany Underwriting after the sale of Underwriting Re Group.

     In addition, other assets shown at December 31, 2000 and 1999 includes $48.8 million and $97.6 million, respectively, of deferred acquisition costs. Amortization of deferred acquisition costs included in the 2000, 1999, and 1998 statement of earnings were $109.1 million, $172.5 million, and $113.2 million, respectively.

     b. Other liabilities shown in the consolidated balance sheets include the following amounts at December 31, 2000 and 1999 (in millions):


                                               2000                 1999
--------------------------------------------------------------------------------
Accounts payable                             $   17.0            $   23.8
Reinsurance payable                          $   57.6            $   95.6
Funds held for reinsurers                    $     --            $  181.1
--------------------------------------------------------------------------------

     c. Property and equipment, net of accumulated depreciation and amortization at December 31, 2000 and 1999, are as follows (in thousands):


--------------------------------------------------------------------------------
                                                             Depreciation
                                     2000            1999          Period
--------------------------------------------------------------------------------
Land                              $ 13,938       $ 14,647          --
Buildings and improvements          42,808         49,255          30-40 years
Furniture and equipment            146,837        161,941           3-20 years
Ore reserves                        27,950         33,803             30 years
Leasehold improvements               1,130          4,756         Various
Other                               28,108         27,737
--------------------------------------------------------------------------------
                                   260,771        292,139
================================================================================
Less: Accumulated depreciation
   and amortization                (94,952)       (91,092)
                                  $165,819       $201,047
--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT
Alleghany Corporation and Subsidiaries

KPMG LLP

Certified Public Accountants
757 Third Avenue

New York, NY 10017

The Board of Directors and Stockholders
Alleghany Corporation:

We have audited the accompanying consolidated balance sheets of Alleghany Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, changes in common stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements, appearing on pages 30 through 45, are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alleghany Corporation and subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
KPMG LLP
March 8, 2001