Form 10-K, Exhibit 13
period 2002-12-31
ALLEGHANY CORP /DE
filed 2003-03-20
CIK 775368

                                                                      EXHIBIT 13

TO OUR STOCKHOLDERS

We believe that 2002 was a year of progress for Alleghany and each of its operating units. World Minerals and Heads & Threads recorded improved earnings and positioned themselves for increased profitability in 2003. Alleghany Properties had an exceptional year, with 2002 sales and cash generated to the parent being the highest in its history. Results at Alleghany Insurance Holdings were below expectations, due primarily to our increasing the loss reserves of Capitol Transamerica for periods prior to its acquisition by Alleghany and an overall restructuring of its investment portfolio. With a solid balance sheet and experienced new management now in place, we feel this company is well situated to participate in the strong insurance market currently existing in its geographic area.

      World Minerals' results improved considerably in 2002, primarily due to a continuing focus on cost controls at its plants and operations and substantial reductions in energy costs at its U.S. and Latin American plants from 2001 levels. 2002 net sales were up only slightly from 2001, as World Minerals continued to face slow industrial demand and pricing pressures, both in the U.S. and in the European and Asian export markets for its U.S.-produced products. We were encouraged by the increase in tonnage volume shipped from World Minerals' operations in Europe, Latin America and Asia in 2002 from 2001 levels. In addition, World Minerals' Celite China joint ventures recorded positive cash flow for the first time.

      Heads & Threads contributed to our pre-tax profits in 2002 compared with losses incurred in 2001, despite a decline in net sales primarily due to slow general economic conditions in its industrial markets. Heads & Threads' operating expenses came down significantly in 2002 after substantial completion of the integration and restructuring of its operations in 2001. We expect more from Heads & Threads in the future.

      As mentioned earlier, Alleghany Insurance Holdings, the holding company for Alleghany's insurance operations, reported a loss in 2002, a substantial portion of which was due to reserve strengthening at Capitol Transamerica for periods prior to its acquisition by Alleghany. Immediately upon Alleghany's acquisition, Capitol Transamerica implemented Alleghany's traditional and more conservative practice of establishing loss and loss adjustment expense case reserves for claims on the basis of estimated ultimate losses expected through resolution of the claim. Capitol Transamerica commenced a review of each claim file open as of December 31, 2001, and adjusted reserves for those claims to their estimated ultimate cost of resolution where appropriate. For 2002,

 Capitol Transamerica's reserves for losses were increased by $17.3 million pre-tax, of which $13.6 million related to the claims review.

      Other actions were also taken to improve Capitol Transamerica's operations and strengthen its balance sheet. Capitol Transamerica revised its investment policies and restructured its investment portfolio by selling many of the small, more speculative, holdings inherited in the acquisition and moving into what we believe are securities offering higher quality and greater liquidity. Following a comprehensive review, Capitol Transamerica exited certain property and casualty product lines that were unprofitable, re-underwrote other lines and effected changes in its agency network. Its senior management team was strengthened by hiring experienced executives in the positions of Chief Operating Officer, Chief Financial Officer, Chief Technology Officer, Vice President-Commercial Surety, Vice President-Contract Surety and Vice President of Human Resources. Capitol Transamerica enters 2003 with a strong and capable management team and a broad and more competitive product line, and is well-positioned to deliver the positive results achieved by the company in past years.

      In October 2002, Alleghany added to its own senior management team with the appointment of Weston Hicks as Executive Vice President. Weston brings to Alleghany extensive experience as a senior executive in the insurance and investment industries. Prior to joining Alleghany, Weston was Executive Vice President and CFO for The Chubb Corporation.

      Alleghany common stockholders' equity per share was $189.89 at year-end 2002, compared with $189.20 at year-end 2001.

      In a most difficult year for financial and stock markets generally, we were able to strengthen and increase the overall financial flexibility of Alleghany and each of its operating units. We remain committed to the task, very difficult in the current environment, of finding opportunities in which to invest our resources that offer low risk and high reward. We are hopeful that the year 2003 will bring us success.

Yours sincerely,


/s/ John J. Burns, Jr.                  /s/ F.M. Kirby
----------------------                  --------------
John J. Burns, Jr.                      F.M. Kirby
President                               Chairman

March 18, 2003

CONSOLIDATED RESULTS OF OPERATIONS

FINANCIAL RESULTS

For the year 2002, our net earnings from continuing operations were $54.8 million, or $7.51 per share, compared with $430.5 million, or $58.41 per share, in 2001. Our net earnings, including the discontinued operations of Alleghany Asset Management (sold in February 2001) and Alleghany Underwriting (sold in November 2001), were $54.8 million, or $7.51 per share, in 2002, compared with $224.2 million, or $30.42 per share, in 2001.

      Our 2002 results include net gains on investment transactions after taxes of approximately $23.6 million, or $3.24 per share, primarily resulting from a $23.3 million gain on the disposition of 1.9 million shares of common stock of Burlington Northern Santa Fe Corporation. In addition, 2002 results include a net credit of $18.1 million in the provision for income taxes reflecting an adjustment of Alleghany's estimated state and federal tax liabilities. Alleghany periodically reviews and reconciles the provisions for taxes on its books with the tax returns it files with various taxing authorities. Adjustments are recognized in the income statement in the period in which they are identified, along with a corresponding balance sheet adjustment to current taxes payable.

      The 2001 results include an after-tax gain from the disposition of Alleghany Asset Management of approximately $474.8 million, or $64.40 per share, excluding certain expenses relating to the closing of the transaction, and an after-tax loss of $50.5 million on the disposition of Alleghany Underwriting. Our 2001 results also include net gains on investment transactions from continuing operations after taxes of $7.8 million.

      The comparative contributions to Alleghany's pre-tax earnings made by our operating units, parent-company operations and discontinued operations were as follows (in millions):

                                            Year Ended December 31              Quarter Ended December 31
                                            2002              2001              2002                 2001
                                            ----              ----              ----                 ----
Alleghany Insurance Holdings              $ (20.1)          $(227.3)          $  (8.8)            $   3.0
World Minerals                               23.5              19.7               5.5                 6.3
Heads & Threads                               2.4             (20.2)              1.0                (6.1)

Parent company and other
  Operations                                  4.3             (12.0)              4.6                 0.6
  Gain on sale of Alleghany
Asset Management--                          775.9                --                --                  --
           Security transactions             47.3              (1.7)             (2.7)               (2.4)
                                          -------           -------           -------             -------
Earnings (losses) from
  continuing operations,
  before income taxes                        57.4             534.4              (0.4)                1.4
                                          -------           -------           -------             -------
Earnings (losses) from
  continuing operations, net                 54.8             430.5              (1.6)               (1.4)
Loss from discontinued
  operations, net (Alleghany
  Asset Management and
  Alleg hany Underwriting)                     --            (206.3)               --                 0.3
                                          -------           -------           -------             -------
Net earnings (loss)                       $  54.8           $ 224.2           $  (1.6)            $  (1.1)

      The results of operations of our operating units are discussed in more detail on the following pages.

      As of March 3, 2003, Alleghany beneficially owned approximately 16.0 million shares, or 4.3 percent, of the outstanding common stock of Burlington Northern Santa Fe, which had an aggregate market value on that date of approximately $398.1 million, or $24.88 per share. The aggregate cost of such shares was approximately $181.8 million, or $11.36 per share.

      Alleghany had previously announced that it may purchase shares of its common stock in open market transactions from time to time. In 2002, Alleghany purchased an aggregate of 155,613 shares of its common stock for approximately $28.7 million, at an average cost of $184.64 per share. As of December 31, 2002, Alleghany had 7,264,002 shares of its common stock outstanding.

CRITICAL ACCOUNTING POLICIES

In applying certain accounting policies, Alleghany's management is required to make estimates and judgments regarding transactions that have occurred and ultimately will be settled several years in the future. Amounts recognized in the financial statements from such estimates are necessarily based on assumptions about numerous factors involving varying, and possibly significant, degrees of judgment and uncertainty. Accordingly, the amounts currently recorded in the financial statements may prove, with the benefit of hindsight, to be inaccurate. The loss and loss adjustment expenses and reinsurance receivables of Alleghany's insurance operations are subject to such estimates and assumptions and are considered to be Alleghany's critical accounting policies.

      Alleghany's insurance operations establish reserves for unpaid losses and loss adjustment expenses under their property and casualty insurance and fidelity and surety contracts based upon estimates of the ultimate losses and expenses payable under such contracts on or prior to a particular balance sheet date. As of any balance sheet date, there are claims that have not yet been reported, and some claims may not be reported for many years after a loss. As a result, the liability for unpaid losses and expenses includes significant estimates for claims incurred but not yet reported. Additionally, reported claims are in various stages of the settlement process. Each claim is settled individually based upon its merits, and certain claims may take years to settle, especially if legal action is involved.

      Alleghany's insurance operations use a variety of techniques that employ significant judgments and assumptions to establish the liabilities for unpaid claims recorded at the balance sheet date. Techniques include detailed statistical analysis of past claim reporting, settlement activity, claim frequency, internal loss experience and severity data when sufficient information exists to lend statistical credibility to the analysis. More subjective techniques are used when statistical data is insufficient or unavailable. Liabilities also reflect implicit or explicit assumptions regarding the potential effects of future inflation, judicial decisions, law changes and recent trends in such factors. Alleghany's insurance operations continually evaluate the potential for changes in loss estimates, both positive and negative, and use the results of these evaluations both to adjust recorded provisions and to adjust underwriting criteria. In addition, it is their practice to engage an outside actuary to evaluate on a quarterly basis the adequacy of the loss reserves established.

      Receivables recorded with respect to insurance losses ceded to other reinsurers under reinsurance contracts and the related reserves are estimated in a manner similar to liabilities for insurance losses and, therefore, are also subject to estimation error. In addition to the factors cited above, reinsurance receivables may prove uncollectable if the reinsurer is unable to perform under the contract. Reinsurance contracts do not relieve the ceding company of its obligations to indemnify its own policyholders.

      Alleghany's Consolidated Balance Sheet includes estimated liabilities for unpaid losses and loss adjustment expenses from property and casualty insurance and fidelity and surety contracts of $258.5 million and reinsurance receivables of $147.5 million at December 31, 2002. Included in such reinsurance receivables amount is $142.5 million of liabilities of Platte River Insurance Company which existed at the time of its acquisition by Alleghany Insurance Holdings but were contractually retained by the seller of Platte River.

      Due to the inherent uncertainties in the process of establishing these amounts, the actual ultimate claims amounts will differ from the currently recorded amounts. A small percentage change in an estimate can result in a material effect on reported earnings.

For instance, a 10 percent increase in the December 31, 2002 loss and loss adjustment expense reserves would produce a $11.6 million charge to pre-tax earnings. The effects of future adjustments in these reserves will be recorded as an expense in the Statement of Earnings in the period they are adjusted.

      Information regarding Alleghany's other accounting policies is described in Note 1 to the Consolidated Financial Statements. In addition to the accounting policies described above, the accounting policies described in Note 1 require Alleghany to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, Alleghany evaluates its estimates, including those related to the value of goodwill and intangible assets, long-lived assets, inventories, bad debts, pension benefits, income taxes, and contingencies and litigation. Alleghany's estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

ALLEGHANY INSURANCE HOLDINGS LLC

Alleghany Insurance Holdings is a holding company for Alleghany's insurance operations, which are conducted primarily through its wholly owned subsidiary, Capitol Transamerica Corporation, headquartered in Madison, Wisconsin. Capitol Transamerica was acquired by Alleghany on January 4, 2002, for a purchase price of approximately $182.0 million. Capitol Transamerica writes specialty lines of property and casualty insurance as well as fidelity and surety coverages primarily through its wholly owned subsidiary, Capitol Indemnity Corporation. Property and casualty business operations accounted for approximately 77 percent of gross written premium in 2002, while the fidelity and surety operations accounted for the remainder.

      Alleghany Insurance Holdings recorded a pre-tax loss of $20.1 million on revenues of $128.1 million in 2002, compared with a pre-tax loss of $227.3 million from continuing operations in 2001, primarily reflecting the disposition of Alleghany Underwriting. The 2002 results reflect a $17.3 million strengthening of Capitol Transamerica's loss reserves for 2001 and prior years following independent actuarial reviews, and $10.0 million in realized investment loss recognized as part of Capitol Transamerica's restructuring of its investment portfolio. With respect to the prior year reserve strengthening, $13.6 million reflects the results of the 2002 claims review project discussed below and $3.7 million reflects adverse development on fidelity and surety lines of business for 2001 and prior years. On an accident year basis, in 2002, Alleghany Insurance Holdings recorded underwriting losses of $2.3 million, comprised of $3.5 million in underwriting losses generated by fidelity and surety and $1.2 million in underwriting profit generated by property and casualty. For 2002, Alleghany Insurance Holdings' insurance operations had a combined ratio (the percentage of each premium dollar an insurance company has to spend on claims and expenses) of 116.1 percent. Alleghany Insurance Holdings recorded gross written premiums of approximately $148.5 million and net earned premiums of approximately $125.6 million in 2002.

      In 2002, Capitol Transamerica, under Alleghany's direction, undertook several initiatives to strengthen its balance sheet and operations. Those initiatives included, among other things, reviewing Capitol Transamerica's claim file reserving methodology, restructuring its investment policies and portfolio, changing its mix of insurance products, strengthening its underwriting guidelines and controls and recruiting new members for its senior management team.

      Capitol Transamerica's most significant initiative was the review and revision of its claim file reserving methodology. Immediately upon its acquisition by Alleghany in January 2002, Capitol Transamerica implemented the practice of establishing case reserves for newly reported claims on the basis of its estimate of such costs through the expected resolution of the claim. Capitol Transamerica commenced a review of each claim file that was open as of December 31, 2001 to adjust, where appropriate, the case reserves for such claim to the claim's estimated ultimate cost of resolution. With respect to initiatives related to its investment portfolio and policies, Capitol Transamerica undertook, and substantially completed, a restructuring of its investment portfolio in 2002, reallocating its portfolio to higher quality and more liquid securities.

      Capitol Transamerica's operational initiatives included changes in the mix of its insurance products and underwriting guidelines and recruitment of senior management team members. With respect to its insurance products and underwriting guidelines, Capitol Transamerica completely exited certain lines of business, such as community-based-residential-facilities coverage, and re-underwrote its contract surety product lines and certain property and casualty product lines, such as restaurants and taverns, by tightening its underwriting standards and raising premium levels. Capitol Transamerica expects to continue re-underwriting additional property and casualty product lines in 2003. Also in 2002, Capitol Transamerica strengthened its senior management team by hiring a Chief Operating Officer, Chief Financial Officer, Chief Technology Officer, Vice President-Commercial Surety, Vice President-Contract Surety and Vice President of Human Resources.

      Capitol Transamerica, primarily through its wholly owned subsidiary Capitol Indemnity Corporation, operates in 37 states with a geographic concentration in the Midwestern and Plains states. Capitol Indemnity conducts its business through independent and general insurance agents and writes primarily property and casualty insurance for certain types of businesses or activities, including barber and beauty shops, bowling alleys, contractors and/or manufacturers, restaurants and taverns. It also writes fidelity and surety bonds and specialty insurance coverage, including contractors' performance and payment bonds, license/permit bonds, fiduciary bonds, judicial bonds and commercial fidelity bonds. As of December 31, 2002, Capitol Indemnity's statutory surplus was $126.6 million.

      Contemporaneous with the acquisition of Capitol Transamerica, Alleghany acquired Platte River Insurance Company, a Nebraska-domiciled property and casualty insurance company, for approximately $40.0 million. The seller contractually retained the obligation to pay all of the loss and loss adjustment expenses liabilities of Platte River that existed at the time of the sale. At December 31, 2002, Alleghany Insurance Holdings' loss reserves reflected $142.5 million of such liabilities and its balance sheet reflected a reinsurance receivable in an identical amount. Platte River is licensed in 50 states and operates in conjunction with Capitol Transamerica. As of December 31, 2002, Platte River's statutory surplus was $27.9 million.

      In January 2002, Capitol Indemnity and Platte River entered into a pooling agreement whereby Capitol Indemnity and Platte River agreed to share their aggregate insurance risks. Under this agreement, Capitol Indemnity is liable for 90 percent of the shared risks and Platte River is liable for 10 percent.

      Capitol Transamerica and Platte River are rated A+ (Superior) by A.M. Best Company, Inc., an independent organization that analyzes the insurance industry.

Photo Description/Caption: Madison, Wisconsin headquarters of Capital Transamerica Corporation.

WORLD MINERALS INC.

World Minerals, headquartered in Santa Barbara, California, conducts a worldwide industrial minerals business through its own operations and those of its subsidiaries, Celite Corporation and Harborlite Corporation.

      World Minerals recorded pre-tax earnings of $23.5 million on revenues of $251.2 million in 2002, compared with $19.7 million on revenues of $248.5 million in 2001 and $2.7 million on revenues of $240.0 million in 2000. The 2002 results reflect the impact of businesses acquired in 2001 and 2002, higher profit margins due to net reductions of approximately $5.0 million in energy costs, primarily natural gas, at U.S. and Latin American plants, cost control efforts, and net reductions of $1.7 million in interest expense and $1.7 million in amortization expense. The 2002 results were also favorably impacted by increases in net sales from World Minerals' operations in Europe, Latin America and Asia, including China. In Europe, increased sales reflected the impact of higher prices and favorable exchange rates due to a strengthening of the Euro against the U.S. dollar, while in Latin America they were primarily due to acquisitions made in January and November 2002. Increased sales from Asia reflected higher domestic and export volume.

      Such positive factors more than offset a decline in net sales due to continued sluggish demand and competitive pressures in both the U.S. and in the European and Asian export markets for World Minerals' U.S.-produced products. On an aggregate basis, tonnage volume shipped from World Minerals' plants decreased slightly in 2002 from 2001 and 2000 levels. World Minerals' 2002 results were also negatively impacted by charges of approximately $2.6 million, primarily reflecting a write-down taken with respect to its United Kingdom operations, a write-off of certain product development costs and expenses incurred in connection with staff reductions. World Minerals periodically reviews its business processes, overhead costs, sales strategies and plant operations, and expects to continue to do so in 2003. Any such review may include, among other things, considering the reallocation of certain production among its various plants and other strategic cost control measures.

      World Minerals' 2001 results reflect an increase in net sales, primarily from its European operations, and an energy surcharge in place for much of the year in the United States, offset by high North American energy costs, particularly in California, and a lower level of production due to the softening U.S. economy. High North American energy costs, including unprecedented increases in the cost of natural gas and electricity, and temporary shutdowns as a result of electricity shortages experienced in California adversely affected World Minerals' 2001 operating costs by approximately $7.5 million, which, net of fuel surcharges on certain sales, negatively impacted pre-tax earnings by approximately $4.1 million.

      World Minerals' 2000 results reflect primarily non-recurring charges in the amount of $20.2 million pre-tax for the write-off of certain investments and assets no longer used in production, including $11.2 million pre-tax in respect of certain of its interests in its Chinese joint ventures, and expenses relating to changes in World Minerals' senior management.

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

      Harborlite is believed to be the world's largest producer of perlite filter aids and, as a seller of perlite ore, is one of the world's largest merchant producers of perlite ore. Perlite ore is a volcanic rock containing a small amount of water that causes the ore to "pop" when heated, expanding it up to twenty times its original volume. Harborlite sells perlite ore to companies that expand it for use primarily in the manufacture of roofing board, formed pipe insulation, acoustical ceiling tile and filter aids. Harborlite also expands perlite in its own expansion plants in the United States, Europe and Latin America. Most of this expanded perlite is sold as a filter aid to companies in the brewing, food, wine, sweetener, pharmaceutical, chemical and lubricant industries, or as a filler and insulating medium to companies in the construction industry.

      World Minerals has enhanced its position in both of its core businesses, diatomite and perlite, through acquisitions of and strategic investments in mining, processing, distribution and sales facilities. World Minerals acquired two small European perlite businesses in 2000, a diatomite plant and mining properties in Fernley, Nevada and additional perlite reserves in Turkey in 2001 and a perlite mine and two perlite plants in Latin America in 2002.

      World Minerals focuses on customer and technical service. Its Research and Development group uses state-of-the-art analytical instrumentation and techniques to put its industrial minerals' unique properties to work in new applications, and refine minerals processing methods to yield higher purity and more consistent finished products. The Technical Services group helps identify the best grade of industrial minerals for customer applications and assists in optimizing customer manufacturing processes to achieve the highest possible value from World Minerals' products.

      World Minerals conducts its business on a worldwide basis, with mining or processing operations in 11 countries. Although World Minerals believes that the international scope of its operations gives it some competitive advantages, international operations can be subject to additional risks, such as currency fluctuations, changes in foreign legal requirements and political instability. World Minerals seeks to minimize its exposure to these risks by closely monitoring its methods of operating in each country and by adopting strategies responsive to changing economic and political environments.

      World Minerals minimizes its exposure to the risk of foreign currency fluctuations by, among other things, requiring its non-European subsidiaries to invoice their export customers in U.S. dollars and causing all of its subsidiaries to declare and pay dividends whenever feasible. In 2002, the strengthening of the Euro against the U.S. dollar had a positive impact on World Minerals' results as revenues from its European operations were higher when converted into U.S. dollars and exports of World Minerals' U.S.-produced products to Europe were more price competitive with products produced in Europe.

Revenues (dollars in millions)
02         251.2
01         248.5


00         240.0
99         241.8
98         234.1

Pre-Tax Earnings (dollars in millions)
02         23.5
01         19.7
00          2.7
99         24.0
98         23.6

Photo Description/Caption: World Minerals' surface-mining operation at Lompoc, California is the world's largest diatomite mine.

HEADS & THREADS INTERNATIONAL LLC

Heads & Threads, headquartered in Sayreville, New Jersey, is believed to be one of the nation's leading importers and distributors of steel fasteners. The Heads & Threads division (owned by Alleghany since 1974) was reorganized in 1999 as Heads & Threads International LLC.

      Heads & Threads recorded pre-tax earnings of $2.4 million on revenues of $110.4 million, compared with pre-tax losses of $20.2 million on revenues of $119.4 million in 2001 and pre-tax earnings of $5.9 million on revenues of $135.1 million in 2000. Heads & Threads' 2002 results reflect net reductions of $4.4 million in operating expenses primarily due to lower overhead as a result of its restructuring efforts, a net reduction of $2.7 million in interest expense, and higher profit margins. These factors offset a write-down in the value of goodwill of $0.8 million and a decline in net sales due to reduced demand in the U.S. economy and reduced sales of certain product lines as a result of the application of minimum profit margin pricing requirements for such products.

      The 2002 results also reflect $2.1 million in favorable inventory adjustments, substantially all of which were due to a reduction in Heads & Threads' LIFO (last-in-first-out) inventory reserve as a result of lower average inventory costs measured as of December 31, 2002. However, Heads & Threads currently expects that average inventory costs will increase in 2003 due to increases in the price of steel from China, and therefore a reverse impact on its LIFO inventory reserve, and an increase in cost of sales, may result during 2003.

      Heads & Threads' 2001 results reflect a material slowdown in the markets for its products resulting in a decrease in net sales and relatively higher cost of sales, $11.1 million of pre-tax charges for write-offs relating to its computer system and the closure of certain branches and sales offices, expenses relating to changes in its senior management and the strengthening of its inventory reserves.

      The results in 2000 largely reflect increased sales due to the completion by Heads & Threads of two major acquisitions in 1998 and 2000, as described below, and a $4.7 million pre-tax gain on the sale of two properties, offset by costs relating to the integration of the new businesses, including the conversion of computer systems, the closure of duplicate facilities and staff reductions.

      In 1998, Heads & Threads acquired Gardenbolt International, Corp., substantially increasing its size and presence in East Coast markets and adding a complementary direct from mill/stock for release business to its existing stock business. In April 2000, Heads & Threads acquired the assets of Reynolds Fasteners, Inc., effectively doubling the size of Heads & Threads. Reynolds, a wholesale distributor of fasteners headquartered in Edison, New Jersey, conducted a stock business through twelve sales offices and warehouses nationwide. In addition to these two major acquisitions, Heads & Threads acquired the assets of a relatively small wholesale distributor of fasteners, selling product in small package quantities primarily in the eastern United States.

      As a result of these acquisitions, Heads & Threads underwent a significant restructuring of corporate staff, systems and operations. Centralized functions, including purchasing, accounting, quality control and traffic were moved from its former headquarters in the Chicago area to Sayreville, New Jersey. Multiple sales offices and warehouses were consolidated into a single facility in each market served. New state-of-the-art distribution centers were opened in the Chicago, Atlanta and Los Angeles markets. Significant staff cuts were made to eliminate redundancies.

      During 2002, debt was further reduced, from $24.6 million at year-end 2001 to $12.3 million at year-end 2002. A portion of the debt was repaid with the proceeds of a capital contribution from Alleghany in the amount of $1.5 million. In anticipation of higher sales in 2003, net inventory levels were increased in the fourth quarter of 2002 and totalled $52.0 million at December 31, 2002.

      Heads & Threads imports and sells commercial fasteners - nuts, bolts, screws, washers, sockets, and anchors - for resale through distributors and packagers serving original equipment manufacturers, maintenance and repair operators, and construction and retail customers. Heads & Threads has four distribution centers and eight warehouses serving major metropolitan areas with same day or next day delivery. Heads & Threads also has a packaging operation that distributes small packages through its packaged business division. The strength of Heads & Threads lies in its product coverage, logistics capabilities (procurement, storage and distribution of product), and long-standing customer and supplier relationships.

      Heads & Threads' operations are divided into three businesses - stock, direct from mill/stock for release, and packaged. Through its stock business, product is purchased by Heads & Threads in anticipation of demand and warehoused in its facilities throughout the United States. Customer purchases tend to be of relatively small quantities for same day or next day delivery. The direct from mill/stock for release business involves large quantities of standard or specialty product purchased by Heads & Threads specifically for a customer order, which is shipped directly from the manufacturer to the customer (direct from mill) or warehoused in a Heads & Threads facility and shipped to the customer over time, with a definitive end date (stock for release). The packaged business comprises small packaged quantities sold to distributors and mill supply houses.

Revenues (dollars in millions)
02         110.4
01         119.4
00         135.1
99         73.7
98         61.9

Photo Description/Caption: Interior portion of Carol Stream, Illinois warehouse facility

ALLEGHANY PROPERTIES, INC.

Headquartered in Sacramento, California, Alleghany Properties owns and manages properties in the Sacramento region of California. Such properties include improved and unimproved commercial land and commercial and residential lots. The majority of these properties is located in North Natomas, the only large undeveloped area in the City of Sacramento. Since development in the area commenced in 1998, a considerable amount of development activity has occurred, including the construction of more than 6,500 single family homes, 2,600 apartment units, office buildings and several fully-leased regional retail shopping centers. Participating in this growth, Alleghany Properties sold over 300 acres of residential land and several parcels of commercial property. Further development on some of the properties in the North Natomas area may be delayed until a new Environmental Impact Statement is prepared and approved in response to an adverse decision regarding endangered species permits for the area. However, Alleghany Properties believes it has sufficient land inventory not affected by this delay to continue development and sales for several years.

SELECTED FINANCIAL DATA

Alleghany Corporation and Subsidiaries

(in thousands, except for share and per share amounts)

                                                                   Years Ended December 31,
                                         2002                 2001                  2000                 1999                1998
                                     ----------          -----------           -----------           ----------          ----------
OPERATING DATA
Revenues from
  continuing operations**            $  576,857          $   958,851           $   564,675           $  416,149          $  318,332
                                     ==========          ===========           ===========           ==========          ==========
Earnings from
  continuing operations              $   54,813          $   430,563           $   147,052           $   51,658          $    2,147
(Losses) earnings
  from discontinued
  operations                                 --             (206,333)              (78,195)              48,447              93,959
                                     ----------          -----------           -----------           ----------          ----------
Net earnings                         $   54,813          $   224,230           $    68,857           $  100,105          $   96,106
                                     ==========          ===========           ===========           ==========          ==========
Basic earnings per
  share of common stock:*
    Continuing operations            $     7.51          $     58.41           $     19.33           $     6.65          $     0.27
    Discontinued operations                  --               (27.99)               (10.28)                6.22               11.97
    Net earnings                     $     7.51          $     30.42           $      9.05           $    12.87          $    12.24
Average number of                    ----------          -----------           -----------           ----------          ----------
shares of common
stock*                                7,302,018            7,371,600             7,605,485            7,779,279           7,848,973
                                     ==========          ===========           ===========           ==========          ==========

                                                                        December 31,
                                         2002                 2001                  2000                 1999                1998
                                     ----------          -----------           -----------           ----------          ----------
BALANCE SHEET
Total assets                         $2,134,382          $ 1,875,005           $ 1,615,483           $1,536,331          $1,761,855
                                     ==========          ===========           ===========           ==========          ==========
Debt                                 $  152,507          $   181,856           $   228,178           $  210,010          $  242,136
                                     ==========          ===========           ===========           ==========          ==========
Common stockholders'
equity                               $1,379,342          $ 1,390,582           $ 1,165,074           $1,107,897          $1,247,428
                                     ==========          ===========           ===========           ==========          ==========
Common stockholders'
equity per share
of common stock*                     $   189.89          $    189.20           $    158.38           $   142.76          $   159.37
                                     ==========          ===========           ===========           ==========          ==========

Alleghany spun off to its stockholders shares of Chicago Title on June 17, 1998; accordingly, Chicago Title has been classified as discontinued operations for the year ended 1998. Alleghany sold Alleghany Asset Management in February 2001. Alleghany Asset Management has been classified as discontinued operations for each of the four years ended in 2001. Alleghany sold Underwriters Re Group in May 2000. Underwriters Re Group has been classified as discontinued operations for each of the three years ended in 2000. Alleghany sold Alleghany Underwriting in November 2001. Alleghany Underwriting has been classified as discontinued operations for the two years ended in 2001.

*Adjusted to reflect subsequent common stock dividends.

**Adjusted for reclassification relating to World Minerals. See Note 1 to the Consolidated Financial Statements.

DIVIDENDS, MARKET PRICES AND RELATED SECURITY HOLDER MATTERS

As of December 31, 2002, there were approximately 1,470 holders of record of Alleghany common stock. The following table indicates quarterly high and low prices of the common stock in 2002 and 2001 on the New York Stock Exchange. Alleghany's ticker symbol is Y.

QUARTER ENDED                   2002                               2001
-------------                   ----                               ----
                       HIGH              LOW             High              Low
                      -------          -------          -------          -------
March 31              $191.18          $178.32          $198.30          $191.75
June 30                191.00           182.95           205.69           194.13
September 30           192.50           181.96           219.61           180.26
December 31           $190.72          $173.25          $196.08          $179.37
                      -------          -------          -------          -------

In 2003, 2002, and 2001, Alleghany's Board of Directors declared, as Alleghany's dividend on its common stock for that year, a stock dividend consisting of one share of Alleghany common stock for every fifty shares outstanding. In light of the spin-off of Chicago Title on June 17, 1998, no stock dividend was declared for 1998. As part of the spin-off, Alleghany distributed three shares of Chicago Title common stock for each share of Alleghany common stock outstanding.

      Alleghany's ability to pay cash dividends is restricted by the terms of its loan agreements. At December 31, 2002, these agreements permitted the payment of dividends aggregating approximately $107.3 million. At that date, about $363.5 million of Alleghany's consolidated common stockholders' equity of $1.38 billion was unavailable for dividends or advances to Alleghany from its subsidiaries, due to limitations imposed by statutes and agreements with lenders to which those subsidiaries are subject.

FINANCIAL CONDITION

In recent years, Alleghany has followed a policy of maintaining a relatively liquid financial condition in the form of cash, marketable securities, available credit lines and minimal amounts of debt at the parent company. This has permitted Alleghany to expand its operations through internal growth at its subsidiaries and through acquisitions of, or substantial investments in, operating companies.

      On January 4, 2002, Alleghany completed the acquisition of Capitol Transamerica Corporation ("Capitol Transamerica"). The total purchase price was approximately $182.0 million. Contemporaneous with the acquisition of Capitol Transamerica, Alleghany purchased Platte River Insurance Company ("Platte River"), a Nebraska-domiciled insurance company, for approximately $40.0 million. The seller contractually retained the obligation to pay all of the loss and loss adjustment expenses liabilities of Platte River that existed at the time of the sale. These acquisitions were funded from internal cash resources.

      On November 5, 2001, Alleghany Insurance Holdings LLC ("AIHL") completed the disposition of Alleghany Underwriting to Talbot Holdings Ltd., a new Bermuda holding company formed by certain principals of the Black Diamond Group and the senior management of Alleghany Underwriting. AIHL recorded an after-tax loss of $50.5 million on the disposition of this Lloyd's of London insurance operation. Consideration for the sale included a warrant which will entitle AIHL to recover a portion of any residual capital of Alleghany Underwriting as determined upon the closure of the 2001 Lloyd's year of account. A nominal value was ascribed to the warrant in computing the loss on the sale of Alleghany Underwriting. In connection with the sale, AIHL provided a $25.0 million letter of credit to support business written by a new Talbot syndicate for the 2002 Lloyd's year of account while Talbot sought new capital. In December 2002, AIHL agreed that the capital provided by its letter of credit would support business written by the syndicate for the 2003 Lloyd's year of account, in exchange for a reduction of the letter of credit to $15.0 million, which took place in January 2003. Pursuant to AIHL's agreement with the syndicate, the syndicate will use its best efforts to extinguish AIHL's commitment under the reduced letter of credit no later than June 30, 2005.

      On February 1, 2001, Alleghany's wholly owned subsidiary Alleghany Asset Management merged into a wholly owned subsidiary of ABN AMRO North America Holding Company. Alleghany received cash proceeds of $825.0 million and recorded an after-tax gain of about $474.8 million, or approximately $64.40 per share, excluding certain expenses relating to the closing of the sale. Alleghany Asset Management paid cash dividends to Alleghany totalling $26.0 million in 2000. In light of the merger, Alleghany Asset Management is no longer a source of dividends to Alleghany.

      On May 10, 2000, Alleghany completed the sale of Underwriters Re Group to Swiss Re America Holding Corporation. Alleghany recorded pre-tax proceeds of about $649.0 million in cash and, in connection with the sale, paid approximately $187.9 million in cash (or $25.3125 per share) for the purchase from Underwriters Re Group of 7.425 million shares of Burlington Northern Santa Fe Corporation ("BNSF"). Alleghany's pre-tax gain on the sale of Underwriters Re Group was approximately $136.7 million. The tax on the gain was approximately $7.1 million, resulting in an after-tax gain on the sale of $129.6 million. In light of the sale, Underwriters Re Group is no longer a source of dividends to Alleghany. In connection with the sale of Underwriters Re Group, Alleghany retained Alleghany Underwriting, which was subsequently sold on November 5, 2001, as described above.

      As of March 3, 2003, Alleghany and its subsidiaries owned 16.0 million shares, or approximately 4.3 percent, of the outstanding common stock of BNSF, having an aggregate market value as of such date of approximately $398.1 million, or $24.88 per share. The aggregate cost of such shares is approximately $181.8 million, or $11.36 per share. In January 2002, Alleghany sold approximately 1.9 million shares of BNSF for a total sales price of $55.3 million, or $28.38 per share, resulting in an after-tax gain of $23.3 million.

      Alleghany has declared stock dividends in lieu of cash dividends every year since 1987 except 1998 when Chicago Title Corporation was spun off to Alleghany stockholders. These stock dividends have helped to conserve Alleghany's financial strength and, in particular, the liquid assets available to finance internal growth and operating company acquisitions and investments. On April 25, 2003, as its dividend on its common stock for 2003, Alleghany will pay to stockholders of record on April 1 a dividend of one share of Alleghany common stock for every 50 shares outstanding.

      In addition to its liquid assets, Alleghany entered into an three-year credit agreement and a 364-day revolving credit agreement with a bank syndicate in June 2002 in replacement of a five-year credit agreement and a 364-day revolving credit agreement entered into in November 2000, which were cancelled.

The new credit facilities provide commitments for revolving credit loans in an aggregate principal amount of $200.0 million (identical to the commitments under the cancelled credit facilities). It has been Alleghany's practice under past revolving credit agreements to repay borrowings promptly in order to keep the facility available for future acquisitions. No borrowings were outstanding under either of Alleghany's credit facilities at 2002 year-end.

      From time to time, Alleghany made, and may continue to make, capital contributions to its subsidiaries when third-party financing may not be attractive or available. In 2002, Alleghany made capital contributions of approximately $232.7 million to AIHL for, among other things, acquisition purposes, business expansion and reserve strengthening. Also in 2002, Alleghany made a capital contribution of approximately $1.5 million to Heads & Threads for the purpose of reducing amounts outstanding under Heads & Threads' credit agreement. Alleghany expects that it will continue to make capital contributions to its subsidiaries in the future for similar or other purposes.

      Alleghany has announced that it may purchase shares of its common stock in open market transactions from time to time. In 2002, Alleghany purchased an aggregate of 155,613 shares of its common stock for approximately $28.7 million, at an average cost of $184.64 per share. In 2001, Alleghany purchased an aggregate of 66,692 shares of its common stock for approximately $12.7 million, at an average cost of $190.01 per share. In 2000, Alleghany purchased an aggregate of 484,697 shares of its common stock for approximately $86.3 million, at an average cost of $178.09 per share.

      At December 31, 2002, about $260.2 million of the equity of Alleghany's subsidiaries was available for dividends or advances to Alleghany. At that date, approximately $363.5 million of $1.38 billion of Alleghany's equity was unavailable for dividends or advances to Alleghany from its subsidiaries, due to limitations imposed by statutes and agreements with lenders to which those subsidiaries are subject. These limitations have not affected Alleghany's ability to meet its obligations.

      Financial strength is also a high priority of Alleghany's subsidiaries, whose assets stand behind their financial commitments to their customers and vendors.

ALLEGHANY INSURANCE HOLDINGS LLC

The obligations and cash outflow of AIHL's insurance operations include claim settlements, administrative expenses and investment purchases. In addition to satisfying obligations and cash outflow through premium collections, cash inflow is obtained from interest and dividend income and maturities and sales of investments. Because cash inflow from premiums is received in advance of cash outflow required to settle claims, AIHL's insurance operations accumulate funds which they invest pending liquidity requirements. Investments represent over half (54.9 percent in 2002) of AIHL's insurance operations' assets.

      As an insurance company's cash needs can be unpredictable due to the uncertainty of the claims settlement process, the portfolios of AIHL's insurance operations are composed primarily of short-term investments to ensure the availability of funds and avoid a forced sale of fixed maturity securities.

      The investment portfolios of AIHL and its subsidiaries contain no investments of a derivative nature.

WORLD MINERALS INC.

In March 2003, World Minerals entered into a credit agreement (the "New Credit Agreement") with several banks providing for a commitment for revolving credit loans and/or letters of credit in an aggregate principal amount of $100.0 million. World Minerals used amounts available to it under the New Credit Agreement to pay in full indebtedness existing under its former credit agreement. As of March 14, 2003, $39.0 million of indebtedness and $0.4 million of letters of credit were outstanding under this credit agreement, leaving $60.6 million unused and available for borrowing and/or letters of credit. An additional $3.9 million of short-term debt and $1.3 million of long-term debt, including amounts due within one year, were outstanding from local foreign loans permitted under the credit agreement.

      World Minerals paid cash dividends to Alleghany of $2.6 million in 2002 and $3.3 million in 2000.

HEADS & THREADS INTERNATIONAL LLC

On April 3, 2000, Heads & Threads entered into a credit agreement (amended and restructured in 2001) with two banks providing for up to $28.0 million of revolving credit loans. In 2002, Heads & Threads reduced its outstanding debt by $12.3 million, from $24.6 million at year-end 2001 to $12.3 million at year-end 2002. A portion of the debt was repaid with the proceeds of a capital contribution from Alleghany in the amount of $1.5 million. As of December 31, 2002, $12.3 million of indebtedness was outstanding under Heads & Threads' credit agreement.

      Heads & Threads paid cash dividends to Alleghany totalling $0.7 million in 2000.

ALLEGHANY PROPERTIES, INC.

As part of Alleghany's sale of Sacramento Savings Bank in 1994, Alleghany, through its wholly owned subsidiary Alleghany Properties, purchased the real estate and real estate-related assets of Sacramento Savings. Alleghany Properties is Alleghany's only subsidiary holding substantial real estate investments.

      As of December 31, 2002, Alleghany Properties held 11 loans and properties having a total book value of approximately $36.3 million, as compared with 18 loans and properties having a total book value of approximately $47.2 million as of December 31, 2001, and 89 loans and properties having a total book value of approximately $90.1 million as of October 31, 1994 (the date the assets were purchased by Alleghany Properties).

      On December 11, 1998, Alleghany Properties issued $40.0 million aggregate principal amount of 6.83 percent senior notes due 2004. The notes are being repaid in five equal annual principal amortization payments beginning on the second anniversary of their issuance. The proceeds from the sale of the notes were used to pay a dividend of $39.5 million to Alleghany in 1998 and to cover the expenses of the issuance. On December 11, 2002, Alleghany Properties made its third principal payment on the notes, including accrued interest thereon, in the amount of $8.8 million, reducing the outstanding principal to $16.0 million.

      The capital needs of Alleghany Properties consist primarily of various development costs relating to its owned properties. Adequate funds are expected to be generated by sales and, if needed, capital contributions by Alleghany, to provide for the currently foreseeable needs of its business.

      Alleghany Properties paid cash dividends to Alleghany totalling $5.0 million in February 2003.

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

      Alleghany and its subsidiaries invest in equities. Such investments include approximately 16.0 million shares of BNSF common stock, which had an aggregate market value as of March 3, 2003 of approximately $398.1 million, or $24.88 per share. The aggregate cost of such shares is approximately $181.8 million, or $11.36 per share. Equity securities are subject to fluctuations in market value.

      In connection with Alleghany's purchase of Capitol Transamerica and Platte River, as well as Alleghany's purchase of debt securities with fixed maturities, Alleghany has invested in a portfolio of debt securities that exposes it to risk related to adverse changes in interest rates.

      Alleghany holds its equity investments and debt securities as available for sale. Any changes in the fair value of these investments, net of tax, would be reflected in Alleghany's comprehensive income as a component of stockholders' equity.

      The primary market risk for the long-term debt of Alleghany and its subsidiaries is interest rate risk at the time of refinancing. Alleghany and its subsidiaries monitor the interest rate environment to evaluate refinancing opportunities. For additional information regarding the long-term debt of Alleghany and its subsidiaries, see "Financial Condition".

      Other than one interest rate swap, Alleghany currently does not use derivatives to manage market and interest rate risks. In respect of the interest rate swap, Alleghany is exposed to a credit risk in the unlikely event of nonperformance by the swap counterparty.

      Alleghany, through World Minerals, conducts certain business activities in foreign countries. World Minerals minimizes its exposure to the risk of foreign currency fluctuation by, among other things, requiring their non-European subsidiaries to invoice their export customers in U.S. dollars and causing its subsidiaries, whenever feasible, to declare and pay dividends to repatriate profits back to the U.S. in U.S. dollars.

In addition, Heads & Threads imports virtually all of its fasteners, the costs of which are therefore subject to fluctuations in foreign currency and import duties. Alleghany does not believe that the operations of World Minerals and Heads & Threads subject Alleghany to a material risk from foreign currency fluctuation.

      The table below presents a sensitivity analysis of Alleghany's debt securities and subsidiary debt that are sensitive to changes in interest rates. Sensitivity analysis is defined as the measurement of potential change in future earnings, fair values or cash flows of market sensitive instruments resulting from one or more selected hypothetical changes in interest rates over a selected time. In this sensitivity analysis model, Alleghany uses fair values to measure its potential change, and a +/- 300 basis point range of change in interest rates to measure the hypothetical change in fair value of the financial instruments included in the analysis.

      The change in fair value is determined by calculating hypothetical December 31, 2002 ending prices based on yields adjusted to reflect a +/- 300 basis point range of change in interest rates, comparing such hypothetical ending prices to actual ending prices, and multiplying the difference by the par outstanding.

SENSITIVITY ANALYSIS

December 31, 2002
(in millions)

Interest Rate Shifts               -300        -200        -100           0        100          200          300
                                  ------      ------      ------      ------     -------       ------       ------
ASSETS
Debt securities                   $627.3      $613.5      $600.3      $580.6      $572.8       $557.1       $541.9
Estimated change in value         $ 46.7      $ 32.9      $ 19.7      $   --      $ (7.8)      $(23.5)      $(38.7)

LIABILITIES
Subsidiaries' debt                $155.7      $153.7      $152.7      $152.5      $152.3       $152.1       $151.8
Estimated change in value         $  3.2      $  1.2      $  0.2      $   --      $ (0.2)      $ (0.4)      $ (0.7)
                                  ======      ======      ======      ======     =======       ======       ======

FORWARD-LOOKING STATEMENTS

"Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk" contain disclosures which are forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan" or "continue". These forward-looking statements are based upon Alleghany's current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and Alleghany's future financial condition and results. These statements are not guarantees of future performance, and Alleghany has no specific intention to update these statements. The uncertainties and risks include, but are not limited to, those relating to conducting operations in a competitive environment and conducting operations in foreign countries, effects of acquisition and disposition activities, adverse loss development for events insured by Alleghany's insurance operations in either the current or prior years, general economic and political conditions, including the effects of a prolonged U.S. or global economic downturn or recession, changes in costs, including changes in labor costs, energy costs and raw material prices, variations in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, changes in market prices of Alleghany's significant equity investments, tax, legal and regulatory changes, extended labor disruptions, significant weather-related or other natural or human-made disasters, especially with respect to their impact on losses at Alleghany's insurance subsidiaries, civil unrest or other external factors over which Alleghany has no control, and changes in Alleghany's plans, strategies, objectives, expectations or intentions, which may happen at any time at Alleghany's discretion. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of Alleghany.

CONSOLIDATED BALANCE SHEETS

Alleghany Corporation and Subsidiaries

December 31, 2002 and 2001
(in thousands, except share amounts)                                                   2002            2001
                                                                                    ----------      ----------
ASSETS
Available for sale securities:
  Equity securities (cost: 2002, $239,669; 2001, $226,226)                          $  486,353      $  550,826
  Debt securities (cost: 2002, $570,973)                                               580,606              --
Short-term investments                                                                 237,698         796,511
                                                                                    ----------      ----------
                                                                                     1,304,657       1,347,337
                                                                                    ----------      ----------
Cash                                                                                    27,423          15,717
Notes receivable                                                                        92,358          91,536
Accounts receivable                                                                     85,710          57,161
Reinsurance receivables                                                                147,479              --
Deferred acquisition costs                                                              22,547              --
Property and equipment at cost, less accumulated depreciation and amortization         173,539         169,622
Inventory                                                                               81,978          71,169
Goodwill and other intangibles, net of amortization                                    112,858          49,708
Other assets                                                                            85,833          72,755
                                                                                    ----------      ----------
                                                                                    $2,134,382      $1,875,005
                                                                                    ==========      ==========
LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Current taxes payable                                                               $   28,372      $   90,209
Losses and loss adjustment expenses                                                    258,471              --
Other liabilities                                                                      147,411         103,595
Unearned premiums                                                                       64,115              --
Subsidiaries' debt                                                                     152,507         181,856
Net deferred tax liability                                                             104,164         108,763
                                                                                    ----------      ----------
      Total liabilities                                                                755,040         484,423
Preferred stock
      (preferred shares authorized: 2002 and 2001 - 8,000,000;
      preferred shares issued and outstanding none)                                         --              --
Common stockholders' equity:
      (common shares authorized: 2002 and 2001 - 22,000,000;
      common shares issued and outstanding 2002 - 7,264,002; 2001 - 7,350,006)       1,379,342       1,390,582
                                                                                    ----------      ----------
                                                                                    $2,134,382      $1,875,005
                                                                                    ==========      ==========

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF EARNINGS
Alleghany Corporation and Subsidiaries

Years ended December 31,
(in thousands, except per share amounts)                                2002           2001            2000
                                                                    --------      ---------       ---------
REVENUES
Net fastener sales                                                  $110,408      $ 119,038       $ 135,073
Interest, dividend and other income                                   53,064         58,098          45,634
Net insurance premiums earned                                        125,649             --              --
Net mineral and filtration sales                                     251,361        247,329         239,295
Net gain on sale of subsidiaries                                          --        522,422         136,734
Net gain on investment transactions                                   36,375         11,964           7,939
                                                                    --------      ---------       ---------
      Total revenues                                                 576,857        958,851         564,675
                                                                    --------      ---------       ---------
COSTS AND EXPENSES
Commissions and brokerage expenses                                    29,100             --              --
Salaries, administrative and other operating expenses                 90,753         80,197          57,922
Loss and loss adjustment expenses                                    100,508             --              --
Costs of goods sold-fasteners                                         82,162         96,472         125,913
Cost of mineral and filtration sales                                 184,685        187,022         176,218
Interest expense                                                       6,545         13,790          17,714
Corporate administration                                              25,700         46,991          23,220
                                                                    --------      ---------       ---------
      Total costs and expenses                                       519,453        424,472         400,987
                                                                    --------      ---------       ---------
      Earnings from continuing operations, before income taxes        57,404        534,379         163,688
Income taxes                                                           2,591        103,816          16,636
                                                                    --------      ---------       ---------
      Earnings from continuing operations                             54,813        430,563         147,052
DISCONTINUED OPERATIONS
(Losses) from discontinued operations, net of tax                         --       (206,333)        (78,195)
                                                                    --------      ---------       ---------
      Net earnings                                                  $ 54,813      $ 224,230       $  68,857
                                                                    ========      =========       =========
BASIC EARNINGS PER SHARE OF COMMON STOCK:*
      Continuing operations                                         $   7.51      $   58.41       $   19.33
      Discontinued operations                                             --         (27.99)         (10.28)
                                                                    --------      ---------       ---------
Basic net earnings per share                                        $   7.51      $   30.42       $    9.05
                                                                    ========      =========       =========
DILUTED EARNINGS PER SHARE OF COMMON STOCK:*
      Continuing operations                                         $   7.45      $   57.86       $   19.13
      Discontinued operations                                             --         (27.73)         (10.17)
                                                                    --------      ---------       ---------
Diluted net earnings per share                                      $   7.45      $   30.13       $    8.96
                                                                    ========      =========       =========

*Adjusted to reflect subsequent common stock dividends.

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY
Alleghany Corporation and Subsidiaries
Three Years Ended December 31, 2002

                                                                         Accumulated
                                                                         Other                                    Total
                                                 Common     Contributed  Comprehensive   Treasury    Retained     Stockholders'
(in thousands, except share amounts)             Stock      Capital      Income          Stock       Earnings     Equity
                                                 -------    -----------  -------------   --------    ---------    -------------
BALANCE AT DECEMBER 31, 1999                     $ 7,463    $ 496,057    $ 112,334       $(37,026)   $ 529,069    $ 1,107,897
(7,920,062 shares of common
stock issued; 159,766 in treasury)*
ADD (DEDUCT):
Net earnings                                          --           --           --             --       68,857         68,857
Other comprehensive income, net of tax:
            Translation loss                          --           --       (4,799)            --           --         (4,799)
            Minimum pension liability                 --           --          238             --           --            238
Change in unrealized appreciation
            of investments, net                       --           --       73,871             --           --         73,871
                                                 ----------------------------------------------------------------------------
Comprehensive income                                  --           --       69,310             --       68,857        138,167
                                                 ----------------------------------------------------------------------------
Common stock dividend                                 --       (5,554)          --         31,752      (26,299)          (101)
Other, net                                            34         (856)          --        (72,936)          --        (73,758)
Alleghany Underwriting lag adjustment                 --           --       (1,163)            --       (5,968)        (7,131)
                                                 ----------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000                       7,497      489,647      180,481        (78,210)     565,659      1,165,074
(7,800,630 shares of common
      stock issued; 444,573 in treasury)*
ADD (DEDUCT):
Net earnings                                          --           --           --             --      224,330        224,330
Other comprehensive income, net of tax:
            Translation loss                          --           --       (2,437)            --           --         (2,437)
            Minimum pension liability                 --           --         (105)            --           --           (105)
            Change in unrealized appreciation
                 of investments, net                  --           --        5,777             --           --          5,777
                                                 ----------------------------------------------------------------------------
Comprehensive income                                  --           --        3,235             --      224,330        227,565
                                                 ----------------------------------------------------------------------------
Common stock dividend                                 --        2,479           --         26,036      (28,618)          (103)
Other, net                                            17        3,211           --         (5,182)          --         (1,954)
                                                 ----------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2001                       7,514      495,337      183,716        (57,356)     761,371      1,390,582
(7,663,921 shares of common
      stock issued; 313,915 in treasury)
ADD (DEDUCT):
Net earnings                                          --           --           --             --       54,813         54,813
Other comprehensive income, net of tax:
            Translation gain                          --           --        5,790             --           --          5,790
            Minimum pension liability                 --           --       (3,888)                                    (3,888)
            Change in unrealized appreciation
                of investments, net                   --           --      (44,384)            --           --        (44,384)
                                                 ----------------------------------------------------------------------------
Comprehensive income                                  --           --      (42,482)            --       54,813         12,331
                                                 ----------------------------------------------------------------------------
Common stock dividend                                 --          238           --         26,355      (26,685)           (92)
Other, net                                            --       (1,520)          --        (21,959)          --        (23,479)
                                                 ----------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2002                     $ 7,514    $ 494,055    $ 141,234       $(52,960)   $ 789,499    $ 1,379,342
 (7,513,648 shares of common
            stock issued; 249,646 in treasury)

*Adjusted to reflect subsequent common stock dividends.

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Alleghany Corporation and Subsidiaries

Years Ended December 31
(in thousands)                                                       2002         2001         2000
                                                                ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Earnings from continuing operations                             $  54,813    $ 430,563    $ 147,052
Adjustments to reconcile net earnings
            to cash provided by (used in) operations:
Depreciation and amortization                                      18,545       19,742       19,426
Net gain on investment transactions and sales of subsidiaries     (36,375)    (234,284)    (144,673)
Tax benefit on stock options exercised                              1,188          816        3,127
Other charges, net                                                 22,240       (4,869)      (1,572)
(Increase) decrease in account receivable                         (28,549)      12,137       (9,786)
Decrease (increase) in inventories                                 10,809       31,235      (45,973)
(Increase) decrease in other assets including goodwill             (4,912)       7,198       (4,499)
Increase in reinsurance receivable                                 34,727           --           --
Increase (decrease) in other liabilities and current taxes        (31,537)      78,804       (2,942)
Increase in unearned premium reserve                                6,141           --           --
Increase in losses and loss adjustment expenses                    (8,215)          --           --
                                                                -----------------------------------
Net adjustments                                                   (15,938)     (89,221)    (186,892)
                                                                -----------------------------------
Cash provided by (used in) operations                              38,875      341,342      (39,840)
                                                                -----------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments                                          (885,410)     (93,784)     (69,443)
Sales of investments                                              503,652      110,303       56,255
Purchases of property and equipment                               (13,851)     (12,034)     (15,028)
Net change in short-term investments                              581,315     (448,385)    (216,605)
Other, net                                                         65,811       (6,941)          --
Acquisition of insurance companies, net of cash acquired         (221,056)          --           --
Proceeds from the sale of subsidiaries, net of cash disposed           --      529,116      385,744
                                                                -----------------------------------
Net cash provided by investing activities                          30,461       78,275      140,923
                                                                -----------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on long-term debt                              (43,124)     (77,296)     (58,153)
Proceeds of long-term debt                                         13,775       29,723       72,156
Treasury stock acquisitions                                       (28,731)     (12,576)     (86,245)
Net cash provided to discontinued operations                           --     (344,915)     (33,744)
Other, net                                                            450       (9,083)       3,293
                                                                -----------------------------------
            Net cash used in financing activities                 (57,630)    (414,147)    (102,693)
                                                                -----------------------------------
            Net increase (decrease) in cash                        11,706        5,470       (1,610)
Cash at beginning of year                                          15,717       10,247       11,857
                                                                -----------------------------------
Cash at end of year                                             $  27,423    $  15,717    $  10,247
                                                                ===================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
            Interest                                            $   3,914    $  13,920    $  16,025
            Income taxes                                        $  46,529    $   5,343    $  64,954
                                                                ===================================

See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Alleghany Corporation and Subsidiaries

1. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

A. PRINCIPLES OF FINANCIAL STATEMENT PRESENTATION.

Alleghany Corporation, a Delaware corporation ("Alleghany", or together with its subsidiaries, the "Company"), owns Alleghany Funding Corporation ("AFC"); World Minerals Inc. ("World Minerals"); Alleghany Properties Inc. ("API"); Alleghany Insurance Holdings LLC ("AIHL") and Heads & Threads International LLC ("H&T"). Alleghany also owned Alleghany Asset Management, Inc. ("Alleghany Asset Management") until February 1, 2001, Alleghany Underwriting Holdings Ltd ("Alleghany Underwriting") until November 5, 2001 and Underwriters Re Group, Inc. and its principal subsidiary Underwriters Reinsurance Company ("Underwriters Reinsurance") until May 10, 2000.

      On May 10, 2000, Alleghany completed the sale of Underwriters Re Group to Swiss Re America Holding Corporation. AIHL retained Alleghany Underwriting at the time of the sale of Underwriters Re Group. On November 5, 2001, AIHL completed the sale of Alleghany Underwriting to Talbot Holdings Ltd. Underwriters Re Group and Alleghany Underwriting are recorded as discontinued operations for all periods presented.

      On February 1, 2001, Alleghany Asset Management merged into a wholly owned subsidiary of ABN AMRO North America Holding Company. Alleghany Asset Management is recorded as discontinued operations for all periods presented.

      On January 4, 2002, Alleghany completed the acquisition of Capitol Transamerica Corporation ("Capitol Transamerica") for a total purchase price of approximately $182 million, of which $49.6 million was allocated to goodwill and intangibles. Contemporaneous with the acquisition of Capitol Transamerica, Alleghany purchased Platte River Insurance Company ("Platte River") a Nebraska-domiciled insurance company for a total purchase price of approximately $40 million, of which $8.3 million was allocated to goodwill and intangibles.

      The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company. All significant inter-company items have been eliminated in consolidation.

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

B. INVESTMENTS.

Investment securities consist of equity securities, debt securities and short-term investments. The Company classifies its marketable equity securities and debt securities as available for sale. Debt securities consist of securities with an original term from the time they were issued of more than one year. Such securities include U.S. Treasury, Federal National Mortgage and Federal Home Loan Mortgage notes. Short-term investments include commercial paper, certificates of deposit, money market instruments and any fixed maturity with an initial maturity of less than one year.

      At December 31, 2002 and 2001, available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect applicable to available for sale securities, are excluded from earnings and are reported in comprehensive income and as a separate component of stockholders' equity until realized. A decline in the fair value of an available for sale security below its cost that is deemed other than temporary is charged to earnings.

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

E. DEFERRED ACQUISITION COSTS.

Acquisition costs, related to unearned premiums, that vary with, and are directly related to, the production of such premiums (principally commissions, premium taxes, compensation and certain underwriting expenses) are deferred. Deferred acquisition costs are amortized to expense as the related premiums are earned.

Deferred acquisition costs are periodically reviewed to determine their recoverability from future income, including investment income, and if any such costs are determined not recoverable they are charged to expense. Deferred acquisition costs amortized to expense in 2002 were $6.2 million.

F. PREMIUMS.

Premiums are recognized as revenue on a pro-rata basis over the term of a contract. Unearned premiums represent the portion of premiums written which are applicable to the unexpired terms of insurance policies in force.

G. LOSS RESERVES.

The reserves for losses and loss adjustment expenses represent management's best estimate of the ultimate cost of all reported and unreported losses incurred through the balance sheet date and include: (i) the accumulation of individual estimates for claims reported on direct business prior to the close of the accounting period; (ii) estimates received from reinsurers with respect to reinsurance assumed; (iii) estimates for incurred but not reported claims based on past experience modified for current trends; and (iv) estimates of expenses for investigating and settling claims based on past experience. The liabilities recorded are based on estimates resulting from the continuing review process, and differences between estimates and ultimate payments are reflected as an expense in the statement of earnings in the period in which the estimates are revised.

H. REINSURANCE.

The Company follows the customary practice of reinsuring with other companies the loss exposures on business it has written. This practice allows the Company to diversify its business and write larger policies, while limiting the extent of its primary maximum net loss. Reinsurance ceded contracts do not relieve the Company from its obligations to policyholders. The Company remains liable to its policyholders for the portion reinsured to the extent that any reinsurer does not meet the obligations assumed under the reinsurance agreements. To minimize its exposure to losses from reinsurer insolvencies, the Company continually evaluates the financial condition of its reinsurers.

In connection with the Company's acquisition of Platte River on January 4, 2002, the seller contractually retained through a reinsurance agreement the obligation to pay all of the loss and loss adjustment expenses liabilities of the Platte River in existence at the date of acquisition. Accordingly, AIHL recorded both a reinsurance receivable and a loss reserve liability in the amount of $181.3 million. Such reinsurance receivable and loss reserve amounts may change when losses are reported but are expected to decline over time as losses are paid. At December 31, 2002, such amounts were $142.5 million.

I. INCOME TAXES.

The Company files a consolidated federal income tax return with its domestic subsidiaries. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

J. ACCOUNTS RECEIVABLE.

Accounts receivable consist of receivables, net of allowances.

K. INVENTORY.

Inventories are stated at the lower of cost or market. Cost is computed using either last in, first out (LIFO) method, first in, first out (FIFO) method or average cost.

L. REVENUE RECOGNITION.

Revenue is recognized either upon shipment or upon receipt of goods by the customer depending upon whether the contractual sales terms are Freight-on-board ("FOB") shipping point or FOB destination, respectively.

M. CASH.

For purposes of the consolidated statements of cash flows, cash includes only funds on deposit which are available for immediate withdrawal.

N. NET EARNINGS PER SHARE OF COMMON STOCK.

Earnings per share of common stock are based on the average number of shares of Alleghany common stock outstanding during the years ended December 31, 2002, 2001, and 2000, respectively, as adjusted for stock dividends. The average number of shares of common stock outstanding, as adjusted for stock dividends, was 7,302,018 in 2002, 7,371,600 in 2001, and 7,605,485 in 2000.

O. STOCK OPTION PLANS.

The Company follows Statement of Financial Accounting Standards No. 123 (SFAS
123) "Accounting for Stock-Based Compensation Transition and Disclosure." SFAS 123 establishes accounting and reporting standards for stock-based employee compensation plans. This statement allows companies to choose between the "fair value based method of accounting" as defined in this Statement and the "intrinsic value based method of accounting" as prescribed by Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stocks Issued to Employees." The Company has elected to continue to continue to follow the "intrinsic value based method of accounting" and as such no expense is recognized on stock option grants.

P. RECENT ACCOUNTING PRONOUNCEMENTS.

On January 1, 2002 the Company adopted SFASNo. 142 "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 142 no longer requires the amortization of goodwill and as a result the Company ceased its amortization of goodwill on December 31, 2001. Goodwill is now required to be periodically reviewed for other than temporary declines in value.

      The proforma impact for the years ended 2001 and 2000 is as follows: (in thousands, except per share amounts):

                                                              2001          2000
Net earnings                                           $   224,230   $    68,857
Amortization of goodwill (net of tax)                        6,825         5,395
                                                       -----------   -----------
Adjusted net earnings                                  $   231,055   $    74,252
                                                       ===========   ===========

Basic EPS as reported                                  $     30.42   $      9.05
                                                       -------------------------
Basic EPS pro forma                                    $     31.34   $      9.76
                                                       -------------------------
Diluted EPS as reported                                $     30.13   $      8.96
                                                       -------------------------
Diluted EPS pro forma                                  $     31.05   $      9.66
                                                       -------------------------

      The Company applies APB 25 and related interpretations in accounting for its fixed option plans. Accordingly, no compensation cost has been recognized for its fixed option plans. The compensation cost that has been charged against income for its performance-based plan was $0.2 million, $8.1 million, and $5.7 million in 2002, 2001, and 2000, respectively. Had compensation cost for the Company's two stock-based compensation plans been determined based on the fair value at the grant date for awards under those plans consistent with the method of SFAS 123, the Company's net earnings and earnings per share would have changed to the pro forma amounts indicated as follows:

                                        2002          2001          2000
                                    --------      --------      --------
Net earnings      As reported       $ 54,813      $224,230      $ 68,857
                  Pro forma         $ 53,109      $225,927      $ 68,019
Basic earnings
      per share   As reported       $   7.51      $  30.42      $   9.05
                  Pro forma         $   7.27      $  30.65      $   8.94

      In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation Transition and Disclosure" (SFAS 148). SFAS 148 amended FASB Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) to provide alternative methods of transition for enterprises that elect to change to the SFAS 123 fair value method of accounting for stock-based employee compensation. SFAS 148 also amended the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements. Alleghany will adopt the fair value based method of accounting for stock-based compensation, using the prospective transition method, on January 1, 2003.

Q. RECLASSIFICATION.

Certain prior year amounts have been reclassified to conform to the 2002 presentation. Sales revenue and the cost of goods sold for World Minerals have been reclassified for gross freight charges billed to customers.

2. ALLEGHANY UNDERWRITING LAG ADJUSTMENT

The results of Alleghany Underwriting were reported on a one-quarter lag through September 30, 2000. The one-quarter lag was eliminated in Alleghany's results for the year-ended December 31, 2000. The lag adjustment of $(5,968) was recorded in retained earnings. The change in unrealized losses for the lag quarter was $(1,163).

3. INVESTMENTS

Available for sale securities at December 31, 2002 and 2001 are summarized as follows (in thousands):

2002
                          Amortized         Gross          Gross
                               Cost    Unrealized     Unrealized          Fair
CONSOLIDATED                or Cost         Gains         Losses         Value
                         ----------    ----------    -----------    ----------
Equity securities        $  239,669     $ 249,328    $    (2,644)   $  486,353
Debt securities             570,973        10,468           (835)      580,606
Short-term
           investments      237,698            --             --       237,698
                         ----------     ---------    -----------    ----------
                         $1,048,340     $ 259,796    $    (3,479)   $1,304,657
                         ==========     =========    ===========    ==========

INDUSTRY SEGMENT
Property and
  casualty insurance     $  306,715     $  55,327    $    (3,393)   $  358,649
Mining and filtration         1,345            --             --         1,345
Corporate activities        740,280       204,469            (86)      944,663
                         ----------     ---------    -----------    ----------
                         $1,048,340     $ 259,796    $    (3,479)   $1,304,657
                         ==========     =========    ===========    ==========

2001
                          Amortized         Gross          Gross
                               Cost    Unrealized     Unrealized          Fair
CONSOLIDATED                or Cost         Gains         Losses         Value
                         ----------    ----------    -----------    ----------
Equity securities        $  226,226     $ 324,813    $      (213)   $  550,826
Short-term
           investments      796,511            --             --       796,511
                         ----------     ---------    -----------    ----------
                         $1,022,737     $ 324,813    $      (213)   $1,347,337
                         ==========     =========    ===========    ==========

Industry Segment
Mining and filtration    $      648     $      --    $        --    $      648
Corporate activities      1,022,089       324,813           (213)    1,346,689
                         ----------     ---------    -----------    ----------
                         $1,022,737     $ 324,813    $      (213)   $1,347,337
                         ==========     =========    ===========    ==========

      The amortized cost and estimated fair value of debt securities at December 31, 2002 by contractual maturity are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Amortized         Fair
                                              Cost        Value
                                        ----------   ----------
Short-term investments
           due in one year or less      $  237,698   $  237,698
                                        ----------   ----------
Mortgage-backed securities                   3,353        3,407
                                        ----------   ----------
Debt securities
           due within one year               3,155        3,166
           due one through five years      455,558      462,244
           due five through ten years       21,075       21,398
           due after ten years              87,832       90,391
Equity securities                          239,669      486,353
                                        ----------   ----------
                                        $1,048,340   $1,304,657
                                        ==========   ==========

      The proceeds from sales of available for sale securities were $503.7 million, $110.3 million, and $56.3 million in 2002, 2001, and 2000, respectively. Gross realized gains and gross realized losses of available for sale securities were $48.1 million and $11.7 million, $14.6 million and $2.6 million, and $10.0 million and $2.1 million, in 2002, 2001, and 2000, respectively.

      Interest, dividend and other income is comprised as follows (in thousands):

               2002      2001      2000
            -------   -------   -------
Interest    $24,691   $43,511   $28,860
Dividends   $10,944   $ 8,968   $ 8,375
Other       $17,429   $ 5,619   $ 8,399
            -------   -------   -------
Other       $53,064   $58,098   $45,634
            =======   =======   =======

      During 2002, 2001, and 2000 Alleghany had available for sale securities that were trading below cost. The Company determined that these declines were other than temporary and, accordingly, recorded a loss provision of approximately $1.5 million, $2.6 million, and $2.1 millions respectively, for these investments.

4. NOTES RECEIVABLE

Notes receivable are primarily comprised of a $91.5 million note due January 2007 bearing interest at the rate of 30 day commercial paper rate plus 11/16 of one percent.
5. INVENTORY

Inventories at December 31, 2002 and 2001 are summarized as follows (in thousands):

                                                        2002                2001
                                                     -------             -------
Finished goods                                       $64,719             $56,356
Work in process                                        4,638               3,813
Raw material                                          12,621              11,000
                                                     -------             -------
                                                     $81,978             $71,169
                                                     =======             =======

6. REINSURANCE

In the ordinary course of business, AIHL, which includes Capitol Transamerica and Platte River, cedes reinsurance for purposes of risk diversification and limiting maximum loss exposure to catastrophic events. If the assuming reinsurers are unable to meet the obligations assumed under these agreements, AIHL would remain liable. Reinsurance receivables at December 31, 2002 consists of the following (in thousands):

                                                                            2002
                                                                        --------
Reinsurance recoverable on paid losses                                  $  2,713
Ceded outstanding losses
           and loss adjustment expenses                                 $144,766

      The following table indicates property and casualty premiums written and earned for the year ended December 31, 2002 (in thousands):

2002                           Written               Earned
----                          --------             --------
Premiums direct               $145,497             $140,340
Premiums assumed              $  3,009             $  2,025
Premiums ceded                $ 16,982             $ 16,716

7. LIABILITY FOR LOSS AND LOSS ADJUSTMENT EXPENSES

Activity in the liability for loss and loss adjustment expenses is summarized as follows (in thousands):

                                                                            2002
                                                                        --------
Balance at January 1                                                    $     --
Reserves acquired                                                        266,688
Less reinsurance recoverables acquired                                   179,512
                                                                        --------
Net reserves acquired                                                     87,176
Incurred related to:
  Current year                                                            82,639
  Prior years                                                             17,869
                                                                        --------
Total incurred                                                           100,508
                                                                        --------
Paid related to:
  Current year                                                            28,562
  Prior years                                                             45,417
                                                                        --------
Total paid                                                                73,979
                                                                        --------
Net balance at December 31                                               113,705
Plus reinsurance recoverables                                            144,766
                                                                        --------
Balance at December 31                                                  $258,471
                                                                        ========

8. DEBT

Total debt at December 31, 2002 and 2001 is summarized as follows (in thousands):

                                                               2002         2001
                                                           --------     --------
LONG-TERM DEBT
ALLEGHANY PROPERTIES
Senior notes at 6.83%, due through 2004                    $ 16,000     $ 24,000
ALLEGHANY FUNDING
Notes payable at 2.1% to 2.8% due 2007                       80,000       80,000
WORLD MINERALS
Revolving credit line at
           LIBOR + 1% to 1.25% due through 2003              39,000       48,000
Other loans at 4.80% to 7.0%,
           due 2004 through 2011                              1,305        1,264
HEADS & THREADS
Bankers acceptance at 7.37% to 8.15%
           due through 2003                                  12,253       23,000
Capital lease obligations                                         8        1,599
                                                           --------     --------
                                                            148,566      177,863
                                                           --------     --------
SHORT-TERM DEBT
WORLD MINERALS
Bank of China term loan at 6.37% due 2003                     2,356        2,356
Other loans due through 2003                                    317          347
Industrial & Commercial
           Bank of China 6.37% due 2003                       1,268        1,269
HEADS & THREADS
Capital lease obligations                                        --           21
                                                           --------     --------
                                                              3,941        3,993
                                                           --------     --------
                                                           $152,507     $181,856
                                                           ========     ========

      In June 2002, Alleghany entered into three-year and 364-day revolving credit agreements with a bank syndicate which provide commitments for revolving credit loans in an aggregate principal amount of $200 million, upon cancellation of its five-year and 364-day revolving credit agreements with a bank entered into in November 2000.

      At Alleghany's option, borrowings bear interest at a rate based on the prevailing rates for dollar deposits in the London interbank market or the greater of the federal funds rate and the bank's prime rate plus applicable margins. No amounts were outstanding at 2002 and 2001 year-end. A commitment fee of up to 1/4 of 1 percent per annum of the unused commitment is charged. The revolving credit agreements require, among other things, Alleghany to maintain tangible net worth not less than $1.05 billion, limits the amount of certain other indebtedness, contains restrictions with respect to mortgaging or pledging any of its assets, the consolidation or merger with any other corporation, and requires certain levels of unrestricted liquid assets to be maintained.

      On December 11, 1998, Alleghany Properties issued $40 million of 6.83 percent senior notes due through 2004. The notes one being repaid in five equal annual principal amortization payments.

      AFC notes are primarily secured by a $91.5 million installment note receivable. AFC has entered into a related interest rate swap agreement with a notional amount of $86 million for the purpose of matching interest expense with interest income. This swap is pay variable, receive variable. Alleghany pays a variable rate equal to the one month commercial paper rate plus 0.0625 percent and receives a variable rate equal to the three month LIBOR rate plus 0.375 percent. The swap matures on January 22, 2007. AFC is exposed to credit risk in the unlikely event of nonperformance by the swap counterparty.

      In March 1999, World Minerals entered into a credit agreement with several banks providing, as amended, for a commitment for revolving credit loans and/or letters of credit in an aggregate principal amount of $120 million. Outstanding letters of credit may not exceed $20 million. The credit agreement has a final maturity in March 2003. As of December 31, 2002, $39.0 million of indebtedness and $0.4 million of letters of credit were outstanding under World Minerals' credit facility as well as an additional $5.2 million of short-term debt. The aggregate available long-term borrowing and letter of credit amount as of December 31, 2002 was $80.6 million.

      On April 3, 2000, Heads & Threads entered into a credit agreement with several banks providing for up to $60.0 million of revolving credit loans and a $5 million term loan. In December 2001, the credit agreement was amended such that the bank lines were decreased to $28 million of revolving credit loans. At December 31, 2002, $12.3 million of revolving credit loans and capital leases were outstanding under this facility. At December 31, 2001, $23.0 million of revolving credit loans and $1.6 million of capital leases were outstanding.

      Regarding the Company's interest rate swaps, the impact of Alleghany's hedging activities has been to increase (decrease) its weighted average borrowing rates by (4.3) percent, (5.0) percent, and (0.2) percent, and to increase (decrease) reported interest expense by $(2.1) million, $(1.9) million, and $(0.1) million for the years ended 2002, 2001, and 2000, respectively.

      Scheduled aggregate annual maturities of debt for each of the next five years and thereafter are as follows (in thousands):

2003                                                                    $ 63,393
2004                                                                       8,166
2005                                                                         121
2006                                                                         129
2007                                                                      80,137
Thereafter                                                                   561
                                                                        --------
                                                                        $152,507
                                                                        ========

9. INCOME TAXES

Income tax expense (benefit) from continuing operations consists of the following (in thousands):

                        Federal          State          Foreign          Total
                        --------       --------       ---------       ---------
2002
Current                 $(18,229)      $ (3,538)      $   9,259       $ (12,508)
Deferred                  13,647          1,715            (263)         15,099
                        --------       --------       ---------       ---------
                        $ (4,582)      $ (1,823)      $   8,996       $   2,591
                        ========       ========       =========       =========
2001
Current                 $ 30,130       $ 50,434       $   7,640       $  88,204
Deferred                  17,236         (1,421)           (203)         15,612
                        --------       --------       ---------       ---------
                        $ 47,366       $ 49,013       $   7,437       $ 103,816
                        ========       ========       =========       =========
2000
Current                 $ 16,109       $  2,525       $   6,566       $  25,200
Deferred                  (7,177)          (974)           (413)         (8,564)
                        --------       --------       ---------       ---------
                        $  8,932       $  1,551       $   6,153       $  16,636
                        ========       ========       =========       =========


      Earnings from continuing operations, before income taxes, includes $23.0 million, $21.9 million, and $3.6 million from foreign operations in 2002, 2001, and 2000, respectively.

      The difference between the federal income tax rate and the effective income tax rate on continuing operations is as follows:

                                                    2002       2001       2000
                                                  ------     ------     ------
Federal income tax rate                             35.0%      35.0%      35.0%
Goodwill amortization                                 --        0.1        0.2
Income subject to
           dividends-received deduction             (4.2)      (0.4)      (1.3)
State taxes, net of federal tax benefit              1.6)       5.9        0.8
Book tax basis adjustment                             --      (22.0)     (25.3)
Adjustment of estimated tax liabilities            (26.8)        --         --
Other, net                                           2.1        0.4        0.6
                                                  ------     ------     ------
                                                     4.5%      19.0%      10.0%
                                                  ======     ======     ======

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2002 and 2001 are as follows (in thousands):

                                                          2002             2001
                                                     ---------        ---------
DEFERRED TAX ASSETS
Net operating loss carryforward
           and foreign tax credit                    $   9,236        $  10,412
Reserves for impaired assets                             3,844            6,378
Expenses deducted for
           tax purposes when paid                        4,881            1,263
Securities valuation                                     1,144            1,370
Property and casualty
           loss reserves                                 6,477               --
Unearned premium reserves                                5,879               --
Basis difference on BNSF shares                         29,352           39,801
Performance shares                                       4,996            6,370
Compensation accruals                                   12,664            9,696
Other                                                    5,341            5,935
                                                     ---------        ---------
Deferred tax assets                                     83,814           81,225
                                                     ---------        ---------
Valuation allowance                                     (2,161)          (2,314)
                                                     ---------        ---------
Total deferred tax asset                                81,653           78,911
                                                     ---------        ---------

DEFERRED TAX LIABILITIES
Unrealized gain on investments                          89,692          113,610
Tax over book depreciation                              27,126           25,599
Deferred income on installment note                     31,974           31,974
BNSF redemption                                         14,881           14,881
Deferred acquisition costs                              10,744               --
Purchase accounting adjustments                         10,191               --
Other                                                    1,209            1,610
                                                     ---------        ---------
Total deferred tax liabilities                         185,817          187,674
                                                     ---------        ---------
Net deferred tax liability                           $(104,164)       $(108,763)
                                                     =========        =========

      A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. At December 31, 2002 and 2001, the Company established a valuation allowance of $2.2 million and $2.3 million, respectively, for certain deferred state tax assets which it believes may not be realized.


10. STOCKHOLDERS' EQUITY

The total number of shares of all classes of capital stock which Alleghany has authority to issue is 30,000,000, of which 8,000,000 shares are preferred stock, par value of $1.00, and 22,000,000 shares are common stock, par value of $1.00.

      At December 31, 2002, $203.2 million of World Minerals stockholders' equity was restricted as to dividend payments to Alleghany by a borrowing agreement.

      Additionally, payments of dividends (other than stock dividends) by Alleghany to its stockholders are limited by the terms of its revolving credit loan agreement which provide that Alleghany can pay dividends up to the sum of cumulative net earnings after December 31, 2001, proceeds from the issuance of stock after December 31, 2001, and $50 million, provided that Alleghany maintains certain financial ratios as defined in the agreement. At December 31, 2002, approximately $107.3 million of stockholders' equity was available for dividends by Alleghany to its stockholders.

      Alleghany provides, through its 1993 Long-Term Incentive Plan, for incentive compensation of the types commonly known as restricted stock, stock options, stock appreciation rights, performance shares, performance units and phantom stock, as well as other types of incentive compensation. Awards may include, but are not limited to, cash and/or shares of Alleghany's common stock, rights to receive cash and/or shares of common stock and options to purchase shares of common stock including options intended to qualify as incentive stock options under the Internal Revenue Code and options not intended to qualify. The number of performance shares awarded under the incentive plan to employees of the Company were 30,058 in 2002, 20,479 in 2001, and 20,216 in 2000 (as adjusted for stock dividends).

      Under the incentive plan, participants are entitled, at the end of a four-year award period, to the fair value of the number of shares of Alleghany's common stock equal to the number of performance shares issued to them based on market value on the payment date and normally payable half in cash and half in common stock, provided defined levels of performance are achieved. As of December 31, 2002 (for all award periods through the award period 2002), 130,599 performance shares were outstanding. Expense is recognized over the performance period on a pro rata basis.

      Alleghany also provides, through its Directors' Stock Option Plan, for the automatic grant of non-qualified stock options to purchase 1,000 shares of common stock in each year after 1987 to each non-employee director. Options to purchase 7,000 shares at the then fair market value of $187.00 were granted in 2002. At December 31, 2002, 80,869 options were outstanding, of which 57,810 options were vested at an average option price of $128.91.

      No options were granted to subsidiary directors in 2002. At December 31, 2002, 10,614 options were outstanding to subsidiary directors of which 7,146 options were vested at an average option price of $205.87

      In October 1997 options outstanding under the 1993 Stock Option Plan of Underwriters Re Group, Inc. were exchanged for Alleghany options under the Underwriters Re Group 1997 Stock Option Plan, which is still in effect. The stock options are not exercisable until one year from the date of grant when 25 percent are exercisable with an additional 25 percent becoming exercisable on each subsequent anniversary of the grant date. No options were issued in 2002. At December 31, 2002, 101,976 options were outstanding and vested at an average option price of $76.53.

      In connection with its purchase of Alleghany Underwriting in October 1998, Underwriters Re Group granted Alleghany options under the Underwriters Re Group 1998 Stock Option Plan in exchange for outstanding options and warrants to purchase shares of Alleghany Underwriting stock. No options were issued in 2002. At December 31, 2002, 12,023 options were outstanding and vested at an average option price of $71.00.

      The Board of Directors has authorized the purchase from time to time of additional shares of common stock for the treasury. During 2002, 2001, and 2000, Alleghany repurchased 155,613, 66,692, and 484,697 shares of its common stock at a cost of $28.7 million, $12.7 million, and $86.3 million, respectively.

11. FIXED OPTION PLANS

The Company has the fixed option plans as described in Note 9. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: no cash dividend yield for all years; expected volatility was 17 percent for all years; risk-free interest rates ranged from 2.52 to 3.66 percent; and expected lives of seven years.

      A summary of the status of the Company's fixed option plans as of December 31, 2002, 2001, and 2000 and changes during the years ending on those dates is presented as follows:

                                          2002                       2001                       2000
                                      WEIGHTED                   Weighted                   Weighted
                                       AVERAGE                    Average                    Average
                          SHARES         GRANT       Shares         Grant       Shares         Grant
                          (000)          PRICE        (000)         Price       (000)          Price
                          ------        ------       ------        ------       ------        ------
FIXED OPTIONS
Outstanding,
      beginning              235        $  104          354        $  122          457        $  108
Granted                        7           187            7           197           16           165
Exercised                    (35)           94          (20)           83         (117)           73
Forfeited                     (1)          218         (106)          175           (2)          189
                          ------        ------       ------        ------       ------        ------
Outstanding, ending          206        $  109          235        $  104          354        $  122
                          ======        ======       ======        ======       ======        ======

Options exercisable
  at year-end                190            --          215            --          218            --
                          ------        ------       ------        ------       ------        ------
Weighted-average
  fair value of
  options granted
  during the year             --        $55.84           --        $56.50           --        $45.08
                          ======        ======       ======        ======       ======        ======

OPTIONS OUTSTANDING

                                               WEIGHTED
                                                AVERAGE
                                                 NUMBER   Remaining           Weighted
                                            OUTSTANDING   Contractual          Average
                                            AT 12/31/02   Life (years)  Exercise Price
                                            -----------   ------------  --------------
RANGE OF EXERCISE PRICES
$ 69 to 84                                      116,000         1.1         $ 71
$ 107 to 218                                     89,000         5.7          158
$ 69 to 218                                     206,000         3.1         $109
                                                =======     =======         ====


Options Exercisable
                                                  NUMBER                       Weighted
                                             EXERCISABLE                        Average
                                             AT 12/31/02                 Exercise Price
                                             -----------                 --------------
RANGE OF EXERCISE PRICES
$ 69 to 84                                       116,000                            $ 71
$ 107 to 218                                      74,000                             152
$ 69 to 218                                      190,000                            $103
                                                 =======                            ====

12. EMPLOYEE BENEFIT PLANS

The Company has several noncontributory defined benefit pension plans covering substantially all of its employees. The defined benefits are based on years of service and the employee's average annual base salary over a consecutive 3-year period during the last ten years of employment plus one half of the highest average annual bonus over a consecutive 5-year period during the last ten years of employment. The Company's funding policy is to contribute annually the amount necessary to satisfy the Internal Revenue Service's funding requirements. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

      The following tables set forth the defined benefit plans' funded status at December 31, 2002 and 2001 (in millions, except percentages):

                                                         2002           2001
                                                      -------        -------
CHANGE IN PROJECTED BENEFIT OBLIGATIONS
Projected benefit obligation
           at beginning of year                       $  53.9        $  55.9
Service cost                                              2.3            2.9
Interest cost                                             3.7            3.4
Amendments                                                0.1            2.6
Actuarial (gain) loss                                     3.9           (0.7)
Benefits paid                                            (3.0)         (10.2)
                                                      -------        -------
Projected benefit obligation at end of year           $  60.9        $  53.9
                                                      =======        =======

CHANGE IN PLAN ASSETS
Fair value of plan assets
           at beginning of year                       $  41.6        $  49.3
Actual return on plan assets                             (2.8)          (0.8)
Company contributions                                     4.9            3.3
Benefits paid                                            (3.0)         (10.2)
                                                      -------        -------
Fair value of plan assets at end of year              $  40.7        $  41.6
                                                      =======        =======

Funded status                                         $ (20.2)       $ (12.3)
Unrecognized net loss                                     2.1            5.6
Unrecognized prior service cost                          13.5            2.0
                                                      -------        -------
Pension liability included in other liabilities       $  (4.6)       $  (4.7)
                                                      =======        =======


                                                         2002           2001           2000
                                                      -------        -------        -------
NET PENSION COST INCLUDED THE FOLLOWING
           EXPENSE (INCOME) COMPONENTS
Service cost -- benefits earned
           during the year                            $   2.4        $   2.8        $   2.4
Interest cost on projected
           benefit obligation                             3.6            3.4        $   3.6
Expected return on plan assets                           (3.1)          (3.2)          (3.4)
Net amortization and deferral                             1.7            1.9            1.0
                                                      -------        -------        -------
Net periodic pension cost
           included in salaries, administration
           and other operating expenses               $   4.6        $   4.9        $   3.6
                                                      =======        =======        =======

                                                          2002          2001           2000
                                                    ----------       -------        -------
ASSUMPTIONS USED IN COMPUTING THE FUNDED
     STATUS OF THE PLANS ARE AS FOLLOWS
Rates for increases in compensation levels                4-5%          5.00%          5.00%
Range of weighted average discount rates            6.50-6.75%          7.00%          7.00%
Range of expected long-term rates of return               4-8%           4-8%           4-8%
                                                    ==========       =======        =======

      The Company provides supplemental retirement benefits through deferred compensation programs and profit sharing plans for certain of its officers and employees for which earnings were charged $3.3 million in 2002, $2.9 million in 2001, and $3.1 million in 2000.

      The Company also provides certain healthcare and life insurance benefits for retired employees. The cost of these benefits is accrued during the period that employees render service. The accrued postretirement benefit obligation was $0.2 million and $0.3 million at December 31, 2002 and 2001, respectively. The postretirement healthcare and life insurance costs recognized were $0.1 million, $0.1 million, and $0.1 million for 2002, 2001, and 2000, respectively.

13. COMPREHENSIVE INCOME

Comprehensive income requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately in the equity section of the balance sheet. Accumulated other comprehensive income of the Company consists of net unrealized gains on investment securities and foreign exchange translation adjustments and minimum pension liability.

                                            Before              Tax     Net of Tax
                                               Tax          Expense         Amount
                                              (000)            (000)          (000)
                                         ---------        --------      ----------
2002
Unrealized holding gains (losses)
  arising during year                    $(104,658)       $ 36,630        $(68,028)
Less: reclassification adjustments
  for gains realized in net income          36,375         (12,731)         23,644
                                         ---------        --------        --------
Change in unrealized gain
  on investments                         $ (68,283)       $ 23,899        $(44,384)
                                         =========        ========        ========

2001
Unrealized holding gains (losses)
  arising during year                    $  18,251        $ (6,387)       $ 11,864
Less: reclassification adjustments
  for gains realized in net income          (9,364)          3,277          (6,087)
                                         ---------        --------        --------
Change in unrealized loss
  on investments                         $   8,887        $ (3,110)       $  5,777
                                         =========        ========        ========


2000
Unrealized holding gains (losses)
  arising during year                    $ 120,131        $(42,046)       $ 78,085
Less: reclassification adjustments
  for gains realized in net income          (6,483)          2,269          (4,214)
                                         ---------        --------        --------
Change in unrealized loss
  on investments                         $ 113,648        $(39,777)       $ 73,871
                                         =========        ========        ========

      The components of accumulated other comprehensive income are as follows (in thousands):

                                                                     Accumulated
                                                             Other Comprehensive
                                                                    Income as at
                                                               December 31, 2002
                                                             -------------------
Unrealized appreciation on investments                                $ 166,606
Minimum pension liability                                                (3,755)
Translation adjustment                                                  (21,617)
                                                                      ---------
                                                                      $ 141,234
                                                                      =========

14. EARNINGS PER SHARE

The following is a reconciliation of the income and share data used in the basic and diluted earnings per share computations for the years ended December 31 (in thousands, except share amounts):

                                             2002          2001           2000
                                       ----------   -----------    -----------
Income from continuing operations      $   54,813   $   430,563    $   147,052
Discontinued operations                        --      (206,333)       (78,195)
                                       ----------   -----------    -----------
Income available to
     common stockholders
     for basic earnings per share          54,813       224,230         68,857
                                       ----------   -----------    -----------
Effect of dilutive securities                  --            --             --
                                       ----------   -----------    -----------
Income available to
     common stockholders
     for diluted earnings per share$       54,813   $   224,230    $    68,857
                                       ==========   ===========    ===========

Weighted average shares
     outstanding applicable to
     basic earnings per share           7,302,018     7,371,600      7,605,485
Effect of dilutive securities:
     Options                               55,323        69,286         80,342
                                       ----------   -----------    -----------
Adjusted weighted average
     shares outstanding
     applicable to diluted
     earnings per share                 7,357,341     7,440,886      7,685,827
                                       ==========   ===========    ===========

      Contingently issuable shares of 37,015, 43,853, and 47,133, were potentially available during 2002, 2001, and 2000, respectively, but were not included in the computation of diluted earnings per share because the impact was anti-dilutive to the earnings per share calculation.

15. COMMITMENTS AND CONTINGENCIES

The Company leases certain facilities, furniture and equipment under long-term lease agreements. In addition, certain land, office space and equipment are leased under noncancelable operating leases which expire at various dates through 2011. Rent expense was $8.0 million, $7.9 million, $7.6 million in 2002, 2001, and 2000, respectively.

      The aggregate minimum payments under operating leases with initial or remaining terms of more than one year as of December 31, 2002 are $8.0 million, $6.0 million, $4.6 million, $4.1 million, $3.3 million, and $7.7 million in 2003, 2004, 2005, 2006, 2007 and thereafter, respectively.

      The Company's subsidiaries are parties to pending litigation and claims in connection with the ordinary course of their businesses. Each such operating unit makes provisions for estimated losses to be incurred in such litigation and claims, including legal costs. In the opinion of management, based in part on advice of counsel, such provisions are adequate.

      Talbot Holdings Ltd., the new owners of Alleghany Underwriting raised new capital in the Lloyd's insurance market. Alleghany has agreed to provide a $15 million letter of credit to support the business written by a new syndicate of Talbot Holdings during 2002 and 2003.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments are as follows (in thousands):

                               2002            2002            2001            2001
                           CARRYING            FAIR        Carrying            Fair
                             AMOUNT           VALUE          Amount           Value
                         ----------      ----------      ----------      ----------
ASSETS
Investments              $1,304,657      $1,304,657      $1,347,337      $1,347,337
Notes receivable         $   92,358      $   92,358      $   91,536      $   91,536
Accounts receivable      $   85,710      $   85,710      $   57,161      $   57,161
Swap-hedging
  purposes               $      990      $      990      $      429      $      429
LIABILITIES
Other liabilities        $  147,411      $  147,411      $  103,595      $  103,595
Subsidiaries'debt        $  152,507      $  152,886      $  181,856      $  185,239
                         ==========      ==========      ==========      ==========

      The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate fair value:

INVESTMENTS: The fair value of equity securities and debt securities are based upon quoted market prices. The fair value of short-term investments approximates amortized cost.

NOTES RECEIVABLE: The carrying amount approximates fair value because interest rates approximate market rates.

ACCOUNTS RECEIVABLE: The carrying amount approximates fair value.

SWAP: The fair value of the swap is based on a valuation model.

OTHER LIABILITIES: The carrying amount approximates fair value.

SUBSIDIARIES' DEBT: The fair value of the Company's debt is estimated based on the quoted market prices for the same or similar issues or on current rates offered to the Company for debt of the same remaining maturities.

17. SEGMENTS OF BUSINESS

Information concerning the Company's continuing operations by industry segment as of and for the years ended December 31, 2002, 2001, and 2000 is summarized as follows (in thousands):

                                                 2002              2001             2000
                                          -----------       -----------       ----------
REVENUES FROM CONTINUING OPERATIONS*
Property and casualty insurance           $   128,091       $        --       $       --
Mining and filtration                         251,173           248,501          240,027
Industrial fasteners                          110,408           119,396          135,073
Corporate activities                           87,185           590,954          189,575
                                          -----------       -----------       ----------
           Total                          $   576,857       $   958,851       $  564,675
                                          ===========       ===========       ==========
EARNINGS FROM CONTINUING OPERATIONS,
           BEFORE INCOME TAXES
Property and casualty insurance           $   (20,123)      $        --       $       --
Mining and filtration                          25,428            23,373            7,534
Industrial fasteners                            3,195           (16,740)           9,160
Corporate activities                           81,149           588,527          187,928
                                          -----------       -----------       ----------
                                               89,649           595,160          204,622
Interest expense                                6,545            13,790           17,714
Corporate administration                       25,700            46,991           23,220
                                          -----------       -----------       ----------
           Total                          $    57,404       $   534,379       $  163,688
                                          ===========       ===========       ==========
IDENTIFIABLE ASSETS AT DECEMBER 31
Property and casualty insurance           $   666,764       $        --       $       --
Mining and filtration                         320,867           310,129          301,390
Industrial fasteners                           78,717            78,053          117,639
Corporate activities                        1,068,034         1,486,823        1,196,454
                                          -----------       -----------       ----------
           Total                          $ 2,134,382       $ 1,875,005       $1,615,483
                                          ===========       ===========       ==========
CAPITAL EXPENDITURES
Property and casualty insurance           $     3,252       $        --       $       --
Mining and filtration                           9,797            11,153            9,622
Industrial fasteners                              689               763            5,367
Corporate activities                              113               118               39
                                          -----------       -----------       ----------
           Total                          $    13,851       $    12,034       $   15,028
                                          ===========       ===========       ==========
DEPRECIATION AND AMORTIZATION
Property and casualty insurance           $     1,680       $        --       $       --
Mining and filtration                          15,627            17,342           16,819
Industrial fasteners                            1,180             2,064            2,242
Corporate activities                               58               336              365
                                          -----------       -----------       ----------
           Total                          $    18,545       $    19,742       $   19,426
                                          ===========       ===========       ==========

* Adjusted for reclassification relating to World Minerals.

18. OTHER INFORMATION

a. The amount of goodwill and other intangibles included in the balance sheets at December 31, 2002 and 2001 is as follows (in thousands):

                         2002         2001
                     --------      -------
AIHL                 $ 57,292      $    --
World Minerals         49,422       42,772
Heads & Threads         6,144        6,936
                     --------      -------
                     $112,858      $49,708
                     ========      =======

b. Other assets shown in the consolidated balance sheets include the following amounts at December 31, 2002 and 2001 (in thousands):

                                      2002         2001
                                   -------      -------
Real estate properties             $46,154      $46,703
Prepaid expenses                     7,824        4,002
Current income tax receivable       11,623           --
Other                               20,232       22,050
                                   -------      -------
                                   $85,833      $72,755
                                   =======      =======

c. Property and equipment, net of accumulated depreciation and amortization, at December 31, 2002 and 2001 are as follows (in thousands):

                                                                   Depreciation
                                         2002            2001            Period
                                    ---------       ---------      ------------
Land                                $  15,095       $  13,998                --
Buildings and improvements             41,855          45,243       30-40 years
Furniture and equipment               156,960         143,649        3-20 years
Ore reserves                           38,597          36,739          30 years
Mining equipment                       27,636          27,309         5-7 years
Leasehold improvements                  1,215           1,108           Various
Other                                  21,427           4,584                --
                                    ---------       ---------       -----------
                                      302,785         272,630
                                    ---------       ---------
Less: accumulated depreciation
           and amortization          (129,246)       (103,008)
                                    ---------       ---------
                                    $ 173,539       $ 169,622
                                    =========       =========

d. Other liabilities shown in the consolidated balance sheets include the following amounts at December 31, 2002 and 2001 (in thousands):

                                      2002          2001
                                  --------      --------
Accounts payable                  $ 28,474      $  8,235
Performance shares                $ 15,000      $ 19,000
Pension, retirement &
           incentive plans        $ 13,074      $ 11,602
Minority interest ownership
           in World Minerals      $ 11,828      $ 10,877
Accrued salaries and wages        $  9,844      $  5,726
Deferred compensation             $ 12,723      $ 15,546
Accrued expenses                  $ 14,356      $ 12,117
Deferred revenue                  $  7,919      $     --
Other                             $ 34,193      $ 20,492
                                  --------      --------
                                  $147,411      $103,595
                                  ========      ========

19. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

Selected quarterly financial data for 2002 and 2001 are presented below (in thousands, except per share amounts):

                                                             Quarters ended
                                  March 31        June 30      September 30     December 31
                                 ---------       ---------     ------------     -----------
2002
Revenues from
     continuing
     operations**                $ 157,998       $ 141,774       $ 143,431       $ 133,654
                                 ---------       ---------       ---------       ---------
Net earnings (loss)              $  25,809       $   8,895       $  21,720       $  (1,611)
                                 ---------       ---------       ---------       ---------
Basic earnings (loss)
     per share of
     common stock: *
                                 ---------       ---------       ---------       ---------
Continuing operations            $    3.51       $    1.21       $    2.99       $   (0.22)
Discontinued operations                 --              --              --              --
                                 ---------       ---------       ---------       ---------
Basic net earnings(loss)         $    3.51       $    1.21       $    2.99       $   (0.22)
                                 =========       =========       =========       =========

2001
Revenues from
     continuing
     operations**                $ 884,007       $ 112,889       $(132,046)      $  94,001
                                 ---------       ---------       ---------       ---------
Earnings (loss) from
     continuing
     operations,
     net of tax                  $ 466,197       $   2,547       $ (36,808)      $  (1,373)
                                 ---------       ---------       ---------       ---------
(Loss) earnings  from
     discontinued
     operations, net of tax        (10,788)        (11,865)       (184,010)            330
                                 ---------       ---------       ---------       ---------
Net earnings (loss)              $ 455,409       $  (9,318)      $(220,818)      $  (1,043)
                                 ---------       ---------       ---------       ---------
Basic earnings (loss)
     per share of
     common stock: *
Continuing operations            $   63.21       $    0.34       $   (4.99)      $   (0.19)
Discontinued operations              (1.46)          (1.60)         (24.94)           0.05
                                 ---------       ---------       ---------       ---------
Basic net earnings(loss)         $   61.75       $   (1.26)      $  (29.93)      $   (0.14)
                                 =========       =========       =========       =========

* Adjusted to reflect subsequent stock dividends.

** Adjusted for reclassification relating to World Minerals.

      Earnings per share by quarter may not equal the amount for the year due to the timing of share transactions and rounding.

INDEPENDENT AUDITORS' REPORT

Alleghany Corporation and Subsidiaries

KPMG
Certified Public Accountants
757 Third Avenue
New York, NY 10017

THE BOARD OF DIRECTORS AND STOCKHOLDERS OF ALLEGHANY CORPORATION:

We have audited the accompanying consolidated balance sheets of Alleghany Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of earnings, changes in common stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alleghany Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


KPMG LLP
February 25, 2003