Form 10-K, Exhibit 13
period 2004-12-31
ALLEGHANY CORP /DE
filed 2005-03-08
CIK 775368

                                                                      Exhibit 13

CONSOLIDATED RESULTS OF OPERATIONS

     Alleghany is primarily engaged in the property and casualty and fidelity and surety insurance businesses through its subsidiary Alleghany Insurance Holdings LLC ("AIHL") and its principal subsidiaries RSUI Group, Inc. ("RSUI"), Capitol Transamerica Corporation ("CATA") and Darwin Professional Underwriters, Inc. ("Darwin"), and in the industrial minerals business through its subsidiary World Minerals Inc. ("World Minerals").

     The following table summarizes the significant sources of Alleghany's consolidated revenues and costs and expenses (in millions):

                                                            Years Ended December 31,
                                                           --------------------------
                                                             2004      2003     2002
                                                           --------   ------   ------
Revenues
   Net premiums earned                                     $  805.4   $430.9   $125.6
   Net mineral and filtration sales                           285.6    266.1    251.4
   Interest, dividend and other income                         63.0     56.1     53.1
   Net gain on investment transactions                         86.9    151.8     36.4
                                                           --------------------------
      Total revenues                                       $1,240.9   $904.9   $466.5
                                                           ==========================
Costs and expenses

   Loss and loss adjustment expenses                       $  540.6   $250.2   $100.5
   Commissions and brokerage expenses                         190.7    113.7     29.1
   Cost of mineral and filtration sales                       217.5    199.1    184.7
   Salaries, administrative and other operating expenses       75.9     57.2     65.7
   Corporate administration                                    41.3     34.7     25.7
   Interest expense                                             4.8      4.7      5.8
                                                           --------------------------
      Total costs and expenses                             $1,070.8   $659.6   $411.5
                                                           ==========================

     The substantial increase in Alleghany's revenues for the three-year period ended December 31, 2004 was primarily due to the growth in net premiums earned resulting from the expansion of its insurance operations at AIHL, most notably the acquisition of RSUI in July 2003. RSUI's operations accounted for $293.8 million of the $430.9 million in net premiums earned in 2003 and $609.3 million of the $805.4 million in net premiums earned in 2004. Net mineral and filtration sales of World Minerals reflected a steady, if modest, increase over the period primarily due to the favorable impact of the strengthening of the euro against the U.S. dollar in 2003 (had foreign exchange rates remained constant with those of 2002, World Minerals' revenues would have been approximately flat) and in 2004, primarily due to increased demand, particularly with respect to the diatomite business, as well as the favorable impact of the continued strengthening of the euro against the U.S. dollar. Net gain on investment transactions in 2004 primarily reflected the sale of 2.6 million shares of common stock of CIGNA Corporation, which generated $58.6 million of the $86.9 million gain recorded in that year.

     Net gain on investment transactions in 2003 primarily reflected the sale of
8.0 million shares of common stock of Burlington Northern Santa Fe Corporation ("Burlington Northern"), which generated $137.7 million of the $151.8 million gain recorded in that year. Net gain on investment transactions in 2002 primarily reflected the sale of 1.9 million shares of common stock of Burlington Northern, which generated $23.3 million of the $23.6 million gain recorded in that year.

     The increase in costs and expenses over the three-year period ended December 31, 2004 primarily reflected the growth of business, with commissions and brokerage expenses keeping pace with the increases in net premiums earned, as well as the costs incurred in building Darwin's organization and transitioning RSUI from a managing agency to an integrated insurance company. The significant increase in loss and loss adjustment expenses in 2004 is attributable to the $157.2 million of pre-tax catastrophe losses (including reinsurance reinstatement premiums of $10.5 million), net of reinsurance, incurred at RSUI as a result of 2004 third quarter hurricane activity. In addition, during each of the three year periods ended December 31, 2004, adverse development at CATA was responsible for an aggregate $49.5 million increase in loss and loss adjustment expenses. Corporate administration expenses increased
34.9 percent from 2002 to 2003, and another 20.0 percent from 2003 to 2004, which was primarily attributable to increased expense for stock-based incentive compensation due to a significant increase in the market price of Alleghany's common stock from $170.60 at December 31, 2002 to $285.25 at December 31, 2004 and a restricted stock award granted in connection with the employment of a senior officer.

     The comparative contributions to earnings from continuing operations before income taxes made by AIHL, World Minerals, "corporate activities" and discontinued operations of Heads & Threads International LLC ("Heads & Threads," Alleghany's steel fastener importing business sold in December 2004), were as follows (in millions):

                                                             Years Ended December 31,
                                                             ------------------------
                                                              2004     2003     2002
                                                             ------   ------   ------
AIHL                                                         $173.4   $134.8   $(20.1)
World Minerals                                                 21.2     25.7     23.5
Corporate activities*                                         (24.5)    84.8     51.6
                                                             ------------------------
Earnings from continuing operations, before income taxes      170.1    245.3     55.0
Income taxes                                                   52.2     79.1      1.6
                                                             ------   ------   ------
Earnings from continuing operations                           117.9    166.2     53.4
(Loss) earnings from operations of discontinued operations
   (including loss on disposal of $2.0 million in 2004)        (1.0)    (4.9)     2.4
Income taxes (benefit)                                         (0.8)    (1.1)     1.0
                                                             ------   ------   ------
(Loss) earnings on discontinued operations                     (0.2)    (3.8)     1.4
                                                             ------   ------   ------
Net earnings                                                  117.7    162.4     54.8
                                                             ======   ======   ======

Basic earnings (loss) per share of common stock**
   Continuing operations                                     $15.38   $21.87   $ 7.03
   Discontinued operations                                    (0.03)   (0.50)    0.19
                                                             ------   ------   ------
Basic net earnings per share**                               $15.35   $21.37   $ 7.22
                                                             ======   ======   ======

Diluted earnings (loss) per share of common stock**
   Continuing operations                                     $15.34   $21.79   $ 6.97
   Discontinued operations                                    (0.03)   (0.50)    0.19
                                                             ------   ------   ------
Diluted net earnings per share**                             $15.31   $21.29   $ 7.16
                                                             ======   ======   ======

* Corporate activities consists of Alleghany Properties LLC, which owns and manages properties in California, and corporate activities at the parent level, including strategic equity investments which are available to support the internal growth of subsidiaries and for acquisitions of, or substantial investments in, operating companies.

**   Amounts reflect subsequent common stock dividends.

     Earnings from continuing operations before income taxes declined to $170.1 million in 2004 from $245.3 million in 2003 due to a number of factors. The 2004 results reflect a significant increase in the contribution made by AIHL, which benefited from RSUI's first full year of operations as part of the AIHL group of companies. RSUI posted strong underwriting results and a substantial increase in net gains on investment transactions in 2004. These benefits were partially offset by the catastrophe losses incurred at RSUI caused by the 2004 third quarter hurricane activity. The contributions of AIHL's insurance operations, however, were not sufficient to make up for the loss from the continuing operations before income taxes of corporate activities, caused by the near absence of net gains on investment transactions at the parent company level in 2004. By comparison, 3.7 million shares of common stock of Burlington Northern were sold by the parent company in 2003 which, along with other investment transactions, generated $62.3 million of pre-tax net gains on investment transactions at the parent company in that year. World Minerals' contribution to earnings from continuing operations declined in 2004 compared with 2003 due to competitive pricing pressures and increased energy and operational costs, which resulted in lower margins in the more recent year.

     Earnings from continuing operations before income taxes of $245.3 million in 2003 reflects a more than four-fold increase from the $55.0 million recorded in 2002, with the insurance operations of AIHL accounting for a substantial portion of this significant improvement. In late 2001, Alleghany began assembling the group of companies that currently comprise the AIHL insurance segment. CATA and Platte River Insurance Company ("Platte River") were acquired in early 2002, and upon completion of such acquisitions, a number of initiatives were undertaken to strengthen operations, resulting in a loss from continuing operations before income taxes for AIHL of $20.1 million in 2002. This loss reflects a $17.9 million strengthening of CATA's loss reserves for 2001 and prior years and a $10.0 million realized investment loss recognized as part of the restructuring of the investment portfolio acquired in connection with CATA. The addition of RSUI in mid-2003 accounted for a substantial increase in AIHL's earnings for that year, partially offset by additional loss reserve strengthening at CATA. More detail regarding the reserve strengthenings at CATA can be found on pages 33 through 35 of this Report. Corporate activities also showed a significant increase in 2003 from 2002. The sale of 3.7 million shares of common stock of Burlington Northern in 2003 discussed above compares with the sale of 1.9 million shares of common stock of Burlington Northern in 2002, which resulted in pre-tax net gains on investment transactions at the parent company of $35.8 million. World Minerals posted an increase in earnings from continuing operations before income taxes in 2003 from 2002 due to the favorable impact of changes in foreign currency rates. With the strengthening of the euro against the U.S. dollar in 2003, the results of World Minerals' European operations were stronger when translated into U.S. dollars for financial statement purposes.

     The effective tax rate on earnings from continuing operations before income taxes was 30.7 percent in 2004 and 32.1 percent in 2003. The effective tax rate in 2002 was 2.9 percent, reflecting a net credit of $18.1 million in the provision for income taxes as a result of an adjustment of Alleghany's estimated state and federal tax liabilities.

     On December 31, 2004, Alleghany completed the disposition of Heads & Threads. Prior to its disposition, Heads & Threads was included in corporate activities; it is now recorded as discontinued operations for all periods presented herein.

     Alleghany had previously announced that it may purchase shares of its common stock in open market transactions from time to time. In 2004, Alleghany did not purchase any shares of its common stock. As of December 31, 2004, Alleghany had 7,676,197 shares of its common stock outstanding.

     The foregoing summary constitutes only a part of management's discussion and analysis of our results of operations. The results of operations of AIHL and World Minerals are discussed in detail beginning on page 21 of this Report.

CRITICAL ACCOUNTING POLICIES

     Loss and Loss Adjustment Expenses. Alleghany's insurance operations establish reserves on their balance sheets for unpaid losses and loss adjustment expenses related to their property and casualty insurance and fidelity and surety contracts. As of any balance sheet date, historically there have been claims that have not yet been reported, and some claims may not be reported for many years after the date a loss occurs. As a result of this historical pattern, the liability for unpaid losses and loss adjustment expenses includes significant estimates for claims incurred but not yet reported, known as "IBNR." Additionally, reported claims are in various stages of the settlement process. Each claim is settled individually based upon its merits, and certain claims may take years to settle, especially if legal action is involved. As a result, the liabilities for unpaid losses and loss adjustment expenses include significant judgments, assumptions and estimates made by management relating to the ultimate losses that will arise from the claims. Due to the inherent uncertainties in the process of establishing these liabilities, the actual ultimate loss from a claim is likely to differ, perhaps materially, from the liability initially recorded and could be material to the results of Alleghany's operations. The accounting policies used in connection with the establishment of these liabilities are considered to be critical accounting policies.

     Alleghany's insurance operations use a variety of techniques that employ significant judgments and assumptions to establish the liabilities for unpaid losses and loss adjustment expenses recorded at the balance sheet date. These techniques include detailed statistical analyses of past claim reporting, settlement activity, claim frequency, internal loss experience, changes in pricing or coverages and severity data when sufficient information exists to lend statistical credibility to the analysis. More subjective techniques are used when statistical data is insufficient or unavailable. These liabilities also reflect implicit or explicit assumptions regarding the potential effects of future inflation, judicial decisions, changes in laws and recent trends in such factors as well as a number of actuarial assumptions that vary across Alleghany's insurance operations and across lines of business. This data is analyzed by line of business, coverage and accident year, as appropriate.

     As noted above, as of any balance sheet date, all claims that have occurred have not yet been reported to Alleghany's insurance operations, and if reported may not have been settled. The time period between the occurrence of a loss and the time it is settled by the insurer is referred to as the "claim tail." Property claims usually have a fairly short claim tail and, absent claim litigation, are reported and settled within no more than a few years of the balance sheet date. For short tail lines, the process of recording quarterly and annual liabilities for unpaid losses and loss adjustment expenses is primarily focused on maintaining an appropriate reserve level for reported claims and IBNR, rather than determining an expected loss ratio for the current business. In conformity with generally accepted accounting principles ("GAAP"), Alleghany's insurance operations are not permitted to establish IBNR reserves for catastrophe losses that have not occurred. Therefore, losses related to a significant catastrophe or accumulation of catastrophes in any reporting period could have a material, negative impact on Alleghany's results during such period. Casualty claims can have a very long claim tail, occasionally extending for decades. In addition, casualty claims are more susceptible to litigation and the legal environment and can be significantly affected by changing contract interpretations, all of which contribute to extending the claim tail. For long tail casualty lines of business, estimation of ultimate liabilities for unpaid losses and loss adjustment expenses is a more complex process and depends on a number of factors, including the line and volume of the business involved.

     The loss reserve review processes of Alleghany's insurance operations use actuarial methods and underlying assumptions that vary by company and line of business and produce ranges from which the operations select the carried reserve for each class of business. The actuarial methods used by Alleghany's insurance operations include the Incurred Development method, Paid Development method, Bornhuetter-Ferguson method for both paid and incurred, Balanced Incurred method and Ultimate Incurred times Ultimate Claims method. Each of Alleghany's insurance operations establish their best estimates for liabilities for unpaid losses and loss adjustment expenses. Because of the high level of uncertainty regarding the setting of liabilities for unpaid losses and loss adjustment expenses, it is the practice of each of Alleghany's insurance operations to engage, at least annually, an outside actuary to evaluate, and opine on, the reasonableness of these liabilities. Although Alleghany is unable at this time to determine whether additional reserves, which could have a material impact upon its financial condition, results of operations and cash flows, may be necessary in the future, Alleghany believes that the reserves for unpaid losses and loss adjustment expenses established by its insurance operations are adequate as of December 31, 2004.

     Alleghany's reserve for unpaid losses and loss adjustment expenses includes $26.5 million and $28.1 million of gross and net reserves at December 31, 2004 and 2003, respectively, for various liability coverages related to asbestos and environmental impairment claims that arose from reinsurance assumed by a subsidiary of CATA between 1969 and 1976. The subsidiary exited this business in 1976. Reserves for asbestos and environmental impairment claims cannot be estimated with traditional loss reserving techniques because of uncertainties that are greater than those associated with other types of claims. Factors contributing to those uncertainties include a lack of historical data, the significant periods of time that often elapse between the occurrence of an insured loss and the reporting of that loss to the ceding company and the reinsurer, uncertainty as to the number and identity of insureds with potential exposure to such risks, unresolved legal issues regarding policy coverage, and the extent and timing of any such contractual liability. Loss reserve estimates for such environmental and asbestos exposures include case reserves, which also reflect reserves for legal and other loss adjustment expenses and IBNR reserves. IBNR reserves are determined based upon CATA's historic general liability exposure base and policy language, previous environmental loss experience and the assessment of current trends of environmental law, environmental cleanup costs, asbestos liability law and judgmental settlements of asbestos liabilities.

     For both asbestos and environmental excess of loss reinsurance claims, CATA establishes case reserves by applying reinsurance contract terms to losses reported by ceding companies, analyzing from the first dollar of loss incurred by the primary insurer. In establishing the liability for claims for asbestos related liability and for environmental impairment claims, management considers facts currently known and the current state of the law and coverage litigation. Additionally, ceding companies often report potential losses on a precautionary basis to protect their rights under the reinsurance arrangement, which generally calls for prompt notice to the reinsurer. Ceding companies, at the time they report such potential losses, advise CATA of the ceding companies' current estimate of the extent of such loss. CATA's claims department reviews each of the precautionary claims notices and, based upon current information, assesses the likelihood of loss to CATA. Such assessment is one of the factors used in determining the adequacy of the recorded asbestos and environmental reserves. Although Alleghany is unable at this time to determine whether additional reserves, which could have a material impact upon its results of operations, may be necessary in the future, Alleghany believes that CATA's asbestos and environmental reserves are adequate as of December 31, 2004.

     Alleghany's insurance operations continually evaluate the potential for changes, both positive and negative, in their estimates of such liabilities and use the results of these evaluations to adjust both recorded liabilities and underwriting criteria. With respect to liabilities for unpaid losses and loss adjustment expenses established in prior years, such liabilities are periodically analyzed and their expected ultimate cost adjusted, where necessary, to reflect positive or negative development in loss experience and new information, including, for certain catastrophic events, revised industry estimates of the magnitude of a catastrophe. Adjustments to previously recorded liabilities for unpaid losses and loss adjustment expenses, both positive and negative, are reflected in Alleghany's financial results in the periods in which such adjustments are made and are referred to as prior year reserve development. Additional information regarding prior year loss reserve development during the three-year period ended December 31, 2004 is included on pages 24 through 27 of this Report.

     Receivables recorded with respect to claims ceded by Alleghany's insurance operations to reinsurers under reinsurance contracts are estimated in a manner similar to liabilities for unpaid losses and, therefore, are also subject to a significant degree of uncertainty. In addition to the factors cited above, reinsurance receivables may prove uncollectible if the reinsurer is unable to perform under the contract. Reinsurance contracts purchased by Alleghany's insurance operations do not relieve them of their obligations to their own policyholders.

     Investments. Alleghany holds it equity and debt securities as available for sale, and as such, these securities are recorded at fair value based on quoted market prices or dealer quotes. Alleghany completes a detailed analysis each quarter to assess whether the decline in the fair value of any investment below cost is other than temporary. All securities with an unrealized loss are reviewed. Considerations of the detailed analysis include the persistence and magnitude of the decline of the issuer, issuer specific financial conditions rather than general market or industry conditions and extraordinary events including negative news releases and rating agency downgrades. A decline in value that is considered to be other than temporary is charged to earnings based on the fair value of the security at the time of assessment, resulting in a new cost basis for the security. Risks and uncertainties are inherent in Alleghany's other than temporary decline in value assessment methodology. Risks and uncertainties could include, but are not limited to, incorrect or overly optimistic assumptions about financial condition or liquidity, incorrect or overly optimistic assumptions about future prospects, inadequacy of any underlying collateral, unfavorable changes in economic or social conditions and unfavorable changes in interest rates or credit ratings.

     Goodwill and other Intangible Assets. Alleghany's consolidated balance sheet as of December 31, 2004 includes goodwill and other intangible assets, net of amortization, of approximately $223.7 million. This amount has been recorded as a result of prior business acquisitions accounted for under the purchase method of accounting. Prior to 2002, goodwill from each acquisition was generally amortized as a charge to earnings. Under Financial Accounting Standards Board Statement (Statement) No. 142, "Goodwill and Other Intangible Assets," which was adopted by Alleghany as of January 1, 2002, goodwill is tested for impairment at least annually in lieu of amortization. Alleghany completed the annual test for impairment during the fourth quarter of 2004 based upon results of operations through September 30, 2004 and determined that there was no indication of impairment. A significant amount of judgment is required in performing goodwill impairment tests. Such tests include estimating the fair value of Alleghany's operating units. As required by Statement No. 142, Alleghany compares the estimated fair value of its operating units with their respective carrying amounts including goodwill. Under Statement No. 142, fair value refers to the amount for which the entire operating unit may be bought or sold. Alleghany's methods for estimating operating unit values include asset and liability fair values and other valuation techniques, such as discounted cash flows and multiples of earnings or revenues. All of these methods involve significant estimates and assumptions.

     Deferred Taxes. Alleghany files a consolidated federal income tax return with its domestic subsidiaries. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. At December 31, 2004 a net deferred tax asset of $104.6 million was recorded, including a valuation allowance of $11.4 million for certain foreign tax credits and deferred state tax assets which Alleghany believes may not be realized. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax liabilities at December 31, 2004 were $224.8 million.

     In addition to the critical accounting policies described above, Alleghany's other accounting policies are described in Note 1 to the Consolidated Financial Statements. The accounting policies described in Note 1 require Alleghany to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities but do not meet the level of materiality required for a determination that the accounting policy is a critical accounting policy. On an ongoing basis, Alleghany evaluates its estimates, including those related to the value of long-lived assets, inventories, bad debts, pension benefits, and contingencies and litigation. Alleghany's estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

                       AIHL Operating Unit Pre-Tax Results

                                       RSUI(1)     CATA(2)   Darwin(3)     AIHL
                                      --------     -------   ---------   --------
(in millions, except for ratios)
2004
Gross premiums written (4)            $1,223.8     $174.0     $100.5     $1,498.3
Net premiums written (4)                 630.6      156.1       70.5        857.2

Net premiums earned                      609.3      150.0       46.1        805.4
Loss and loss adjustment expenses        423.6       87.6       29.4        540.6
Underwriting expenses                    102.5       71.3       16.8        190.6
                                      --------     ------     ------     --------
Underwriting profit(loss) (5)         $   83.2     $ (8.9)    $ (0.1)    $   74.2
                                      ========     ======     ======     --------
Interest, dividend and other income                                          43.2
Net gain on investment transactions                                          84.5
Other expenses                                                               28.5
                                                                         --------
Earnings before income taxes                                             $  173.4
                                                                         ========

Loss ratio (6)                            69.5%      58.4%      63.6%        67.1%
Expense ratio (7)                         16.8%      47.5%      36.5%        23.7%
Combined ratio (8)                        86.3%     105.9%     100.1%        90.8%

2003

Gross premiums written (4)            $  931.3(9)  $162.7     $ 24.2     $1,118.2
Net premiums written (4)                 622.9      141.4       18.2        782.5

Net premiums earned                      293.8      133.0        4.1        430.9
Loss and loss adjustment expenses        150.1       97.6        2.5        250.2
Underwriting expenses                     52.0       56.8        4.9        113.7
                                      --------     ------     ------     --------
Underwriting profit (loss) (5)        $   91.8     $(21.4)    $ (3.3)    $   67.0
                                      ========     ======     ======     --------
Interest, dividend and other income                                          25.7
Net gain on investment transactions                                          54.9
Other expenses                                                               12.8
                                                                         --------
Earnings before income taxes                                             $  134.8
                                                                         ========

Loss ratio (6)                            51.1%      73.4%      60.8%        58.1%
Expense ratio (7)                         17.7%      42.7%     120.1%        26.4%
Combined ratio (8)                        68.8%     116.1%     180.9%        84.5%

2002

Gross premiums written (4)                  --     $148.5         --     $  148.5
Net premiums written (4)                    --      131.5         --        131.5

Net premiums earned                         --      125.6         --        125.6
Loss and loss adjustment expenses           --      100.5         --        100.5
Underwriting expenses                       --       45.3         --         45.3
                                                                         --------
Underwriting loss (5)                       --     $(20.2)        --     $  (20.2)
                                                                         --------
Interest, dividend and other income
                                                                             13.4
Net gain on investment transactions                                         (11.0)
Other expenses                                                                2.3
                                                                         --------
Loss before income taxes                                                 $  (20.1)
                                                                         ========

Loss ratio (6)                              --       80.0%        --         80.0%
Expense ratio (7)                           --       36.1%        --         36.1%
Combined ratio (8)                          --      116.1%        --        116.1%

(1)  Since July 1, 2003.

(2) Includes the results of Platte River, which was acquired contemporaneously with CATA in January 2002 and operates in conjunction with CATA.

(3) Although Darwin is an underwriting manager for Platte River and certain subsidiaries of CATA, Darwin is managed on an operating unit basis and therefore, the results of business generated by Darwin have been separated from CATA's results for purposes of this table.

(4)  Amounts do not reflect the impact of an inter-company pooling agreement.

(5) Represents net premiums earned less loss and loss adjustment expenses and underwriting expenses, all as determined in accordance with GAAP, and does not include interest, dividend and other income or net gains on investment transactions. Underwriting profit (loss) does not replace net income (loss) determined in accordance with GAAP as a measure of profitability; rather, Alleghany believes that underwriting profit (loss), which does not include interest, dividend and other income or net gains on investments transactions, enhances the understanding of AIHL's insurance operating units' operating results by highlighting net income attributable to their underwriting performance. With the addition of interest, dividend and other income and net gains on investment transactions, reported pre-tax net income (a GAAP measure) may show a profit despite an underlying underwriting loss. Where such underwriting losses persist over extended periods, an insurance company's ability to continue as an ongoing concern may be at risk. Therefore, Alleghany views underwriting (loss) profit as an important measure in the overall evaluation of performance.

(6) Loss and loss adjustment expenses divided by net premiums earned, all as determined in accordance with GAAP.

(7) Underwriting expenses divided by net premiums earned, all as determined in accordance with GAAP.

(8) The sum of the Loss Ratio and Expense Ratio, all as determined in accordance with GAAP, representing the percentage of each premium dollar an insurance company has to spend on losses (including loss adjustment expenses) and underwriting expenses.

(9) Includes $320.8 million of unearned premiums which were acquired with RSUI in July 2003 and $169. 9 million of premiums assumed on a net basis.

ALLEGHANY INSURANCE HOLDINGS LLC

     OVERVIEW. AIHL is a holding company for Alleghany's insurance operations, which are conducted primarily through its subsidiaries RSUI, headquartered in Atlanta, Georgia, CATA, headquartered in Madison, Wisconsin and Darwin, headquartered in Farmington, Connecticut.

     AIHL completed the acquisition of Resurgens Specialty Underwriting, Inc. ("Resurgens Specialty") from Royal Group, Inc., a subsidiary of Royal & SunAlliance Insurance Group plc ("R&SA") on July 1, 2003 for cash consideration of approximately $116.0 million. Resurgens Specialty became a subsidiary of RSUI. In connection with the acquisition of Resurgens Specialty, on June 30, 2003, RSUI acquired RSUI Indemnity Company ("RIC") to write admitted business underwritten by Resurgens Specialty, from Swiss Re America Holding Corporation for cash consideration of approximately $19.7 million, $13.2 million of which represented consideration for RIC's investment portfolio and the balance of which represented consideration for licenses. On September 2, 2003, RIC purchased Landmark American Insurance Company ("Landmark") to write non-admitted business underwritten by Resurgens Specialty, from R&SA for cash consideration of $33.9 million, $30.4 million of which represented consideration for Landmark's investment portfolio and the balance of which represented consideration for licenses. R&SA provided loss reserve guarantees for all of the loss and loss adjustment expenses liabilities of Landmark that existed at the time of the sale. Such guarantees are described in more detail in Note 6 to the Consolidated Financial Statements included in this Report. RIC and Landmark were further capitalized by Alleghany in an aggregate amount of approximately $520.0 million.

     On January 4, 2002, Alleghany completed the acquisition of CATA. The total purchase price paid by Alleghany was approximately $182.0 million. Contemporaneous with the acquisition of CATA, Alleghany purchased Platte River for approximately $40.0 million, $31.0 million of which represented consideration for Platte River's investment portfolio and the balance of which represented consideration for licenses. The seller provided loss reserve guarantees for all of the loss and loss adjustment expenses liabilities of Platte River that existed at the time of the sale. Such guarantees are described in more detail in Note 6 to the Consolidated Financial Statements included in this Report.

     During 2003, Alleghany also established Darwin. Darwin is 80.0 percent owned by AIHL and 20.0 percent owned by certain members of Darwin's management. In 2004, AIHL acquired Darwin National Assurance Company (formerly U.S. AEGIS Energy Insurance Company), an admitted insurance company domiciled in Delaware, for cash consideration of approximately $20.4 million, $17.1 million of which represented consideration for AEGIS's investment portfolio and the balance of which represented consideration for licenses.

     RESERVE REVIEW PROCESS. AIHL's operating units continually evaluate the potential for changes, both positive and negative, in their estimates of such liabilities and use the results of these evaluations to adjust both recorded liabilities and underwriting criteria. With respect to liabilities for unpaid losses and loss adjustment expenses established in prior years, such liabilities are periodically analyzed and their expected ultimate cost adjusted, where necessary, to reflect positive or negative development in loss experience and new information, including, for certain catastrophic events, revised industry estimates of the magnitude of a catastrophe. Adjustments to previously recorded liabilities for unpaid losses and loss adjustment expenses, both positive and negative, are reflected in Alleghany's financial results in the periods in which such adjustments are made and are referred to as prior year reserve development. The following table presents the components of reserves established in connection with the loss and loss adjustment expense liabilities of Alleghany's insurance operating units for each of the three years ended December 31, 2004. Such loss reserve amounts represent the accumulation of estimates of ultimate losses (including IBNR) and loss adjustment expenses, before reinsurance protection.

                LOSSES AND LAE   LOSSES AND LAE   LOSSES AND LAE
                  RESERVES AT      RESERVES AT      RESERVES AT
                 DEC. 31, 2004    DEC. 31, 2003    DEC. 31, 2002
                --------------   --------------   --------------
(in millions)
Property           $  449.7          $ 58.0           $  0.3
Casualty              563.2           136.3             23.3
CMP*                   82.6            70.1             69.6
Surety                 15.8            17.6             14.2
All Other             121.0           156.0            151.1
                   --------          ------           ------
Total              $1,232.3          $438.0           $258.5
                   ========          ======           ======

     The increase in total loss and loss adjustment expense reserves at December 31, 2004 from the year ended December 31, 2003 primarily reflects an increase in business generated by AIHL's operating units and losses incurred in connection with the 2004 third quarter hurricanes. The increase in total losses and loss adjustment expense reserves at December 31, 2003 from the year ended December 31, 2002 primarily reflects increased business generated from RSUI, acquired in July 2003 and Darwin, which commenced operations in May 2003.

     With respect to property lines of business, the increase in loss and loss adjustment expense reserves in 2004 primarily reflects unpaid losses of $341.8 million on AIHL's gross property catastrophe losses of $401.8 million from the 2004 third quarter hurricanes. The increase in loss and loss adjustment expense reserves for casualty lines of business (which include, among others, excess and umbrella liability, directors and officers liability, professional liability, general liability and workers compensation) in 2004 primarily reflects increased business generated by RSUI, acquired in July 2003 and Darwin, which commenced operations in May 2003. With respect to the CMP line of business, the increase in loss and loss adjustment expense reserves in 2004 primarily reflects strengthening of prior year loss reserves related to higher than expected CMP claims settlements.

     With respect to property and casualty lines of business, the increase in loss and loss adjustment expense reserves in 2003 primarily reflects increased business generated by RSUI, acquired in July 2003, and Darwin, which commenced operations in May 2003. With respect to the CMP line of business, the increase in loss and loss adjustment expense reserves in 2003 primarily reflects adverse development on prior year loss reserves related to higher than expected CMP claims settlements. With respect to surety lines of business, the increase in loss and loss adjustment expense reserves in 2003 primarily reflects growth in CATA's commercial surety lines.

     The "All Other" lines primarily consist of loss reserves from lines of business discontinued in 2004 and prior years and loss reserves acquired in connection with the acquisition of companies in which the seller provided loss reserve guarantees. Loss reserves acquired in connection with the acquisition of companies include $181.3 million of liabilities of Platte River which existed at the time of its acquisition by AIHL on January 4, 2002 and $16.0 million of liabilities of Landmark which existed at the time of its acquisition by RIC on September 2, 2003. Additional details regarding such loss reserve guarantees can be found in Note 6 to Consolidated Financial Statements included in this Report.

     The decrease in loss and loss adjustment expense reserve in connection with "All Other" lines of business in 2004 reflects a $1.7 million decrease in reserves related to assumed reinsurance written by CATA during the years 1969-1976 as a result of settlement of losses, a $13.5 million decrease in liabilities for which the seller of Landmark provided loss reserve guarantees and a $20.0 million decrease in the liabilities for which the seller of Platte River provided loss reserve guarantees. In 2003, the increase in loss and loss adjustment expense reserve in connection with such lines of business reflects a $18.3 million increase in reserves related to assumed reinsurance written by CATA during the years 1969-1976 and a $37.3 million increase in liabilities for which the seller of Landmark provided loss reserve guarantees, partially offset by a $50.5 million decrease in the liabilities for which the seller of Platte River provided loss reserve guarantees.

     During 2002, after Alleghany completed the acquisition of CATA and Platte River in January of that year, CATA's loss reserves for 2001 and prior years were strengthened in the amount of $17.9 million following independent actuarial reviews. Alleghany had no loss and loss adjustment expenses at December 31, 2001. Additional information regarding CATA's reserve strengthening can be found on page 33 through 35 of this Report.

     CATASTROPHE RISK MANAGEMENT. AIHL's operating units, particularly RSUI, expose AIHL to losses on claims arising out of natural or man-made catastrophes. Catastrophes can be caused by various events, but losses are principally driven by hurricanes, earthquakes, windstorms and floods. The incidence and severity of catastrophes are inherently unpredictable and may materially reduce AIHL's profitability or produce losses in a given period. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the affected area and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes, earthquakes, windstorms and floods may produce significant damage, especially in areas that are heavily populated. The geographic distribution of AIHL's insurance operations subjects them to catastrophe exposure principally from hurricanes in Florida and the Mid-Atlantic, Northeast, and Gulf coast regions, earthquakes in California, the Pacific Northwest region and along the New Madrid fault line in the Midwest region, and windstorms in the Midwest and Southern regions.

     AIHL's operating units use underwriting controls and systems, including catastrophe modeling, in an effort to attempt to ensure that the aggregate amount of catastrophe exposures conform to established risk tolerances and fit within the existing exposure portfolio. In addition, RSUI relies on reinsurance to limit its exposure to catastrophes. Actual results may vary from the expectations developed in catastrophe modeling, and such variances could negatively impact Alleghany's results of operations.

     Information regarding RSUI's 2004 catastrophe losses can be found on page 31 of this Report.

     REINSURANCE. AIHL's operating units reinsure a portion of the risks they underwrite in order to mitigate their exposure to losses, manage capacity, stabilize earnings and protect capital resources. In general, the operating units obtain reinsurance on a treaty and facultative basis. Treaty reinsurance is based on a contract between a primary insurer or "cedent" and a reinsurer and covers certain class of risk specified in such treaty. Under most treaties, the cedent is obligated to offer, and the reinsurer is obligated to accept, a specified portion of a class of risk underwritten by the cedent. Alternatively, facultative reinsurance is the reinsurance of individual risks, whereby a reinsurer separately rates and underwrites each risk and is free to accept or reject each risk offered by the cedent. Facultative reinsurance is normally purchased for risks not otherwise covered or covered only in part by reinsurance treaties, and for unusual risks. Treaty and facultative insurance can be written on both a quota share or excess of loss basis. Under a quota share reinsurance treaty, the cedent and reinsurer share the premiums as well as the losses and expenses of any single risk, or an entire group of risks. Under excess of loss reinsurance contracts, a reinsurer agrees to reimburse the cedent for all or part of any losses in excess of a predetermined amount (commonly referred to as the cedent's "retention"), generally up to a predetermined limit, at which point the risk of loss is assumed by another reinsurer or reverts to the cedent.

     RSUI uses reinsurance on an extensive basis in order to build stable capacity and to provide protection against the accumulation of catastrophe risk. In 2004, RSUI ceded 48.5 percent of its gross premiums written to reinsurers. While the net amount of loss exposure retained by RSUI varies by line of business, as of December 31, 2004, RSUI retained a maximum net exposure for any single property or casualty risk of $7.5 million, with the exception of losses arising from acts of foreign terrorism. To protect against multiple losses due to catastrophes, RSUI maintains excess of loss reinsurance coverage in an amount estimated to be its loss exposure from a one-in-250 year catastrophic event. RSUI applies extensive risk control techniques to ensure that catastrophe exposures remain within specified parameters. On a monthly basis, RSUI models estimated losses from a 250-year event and sets its maximum risk level exposures based on this estimate. Underwriting guidelines are implemented and adjusted to maintain the estimated maximum exposure within the pre-established limits. The modeled exposure estimates are also used to structure various quota share reinsurance and catastrophe excess of loss reinsurance covers to protect RSUI's surplus from unexpected catastrophic events. In addition, RSUI uses facultative reinsurance in instances when RSUI wants greater coverage than provided by its treaties.

     With respect to potential losses at RSUI arising from acts of foreign terrorism, the Terrorism Risk Insurance Act of 2002 (the "Terrorism Act") established a program under which the federal government will reimburse insurers for losses arising from certain acts of foreign terrorism. The Terrorism Act requires that all licensed insurers must offer terrorism coverage on most commercial lines of business. Under the program, an act must be certified by the U.S. Secretary of the Treasury for it to constitute an act of terrorism. The definition of terrorism excludes domestic acts of terrorism or acts of terrorism committed in the course of a war declared by Congress. Losses arising out of the act of terrorism must exceed $5.0 million. If an event is certified as an act of terrorism, the federal government will reimburse the industry for losses up to an aggregate limit of $100.0 billion in any year. Each insurer is responsible for a deductible based on a percentage of direct earned premiums in the previous calendar year. For losses in excess of the deductible, the federal government will reimburse 90.0 percent of the insurer's loss, up to the insurer's proportionate share of the $100.0 billion.

     In 2005, AIHL's deductible will be 15.0 percent of its direct earned premiums in 2004, or approximately $193.7 million. AIHL's terrorism exposure is substantially attributable to RSUI. In general, RSUI's casualty reinsurance programs provide coverage for domestic and foreign acts of terrorism, while RSUI's property reinsurance programs do not provide coverage for foreign acts of terrorism. The cost of property reinsurance in the marketplace has increased significantly in recent years and reinsurance capacity for terrorism exposures is limited and expensive. As a result, RSUI retains such exposures on a net basis, subject to the Terrorism Act coverage, for property policies containing foreign terrorism coverage. Approximately 10.0 percent of all policies, and approximately 17.0 percent of all property policies, written by RSUI in 2004 contained coverage for domestic and foreign acts of terrorism. RSUI uses various underwriting strategies to mitigate its exposure to terrorism losses.

     CATA uses reinsurance to protect against severity losses. In the first eleven months of 2004, CATA reinsured individual property and casualty and contract surety risks in excess of $1.25 million with various reinsurers. The commercial surety line was reinsured for individual losses above $1.0 million with a 16.0 percent quota share reinsurance agreement. The quota share reinsurance agreement had a sliding scale ceded commission based upon the loss ratio of the commercial surety business. In addition, CATA purchases facultative reinsurance coverage for risks in excess of $6.0 million on property and casualty, $7.0 million on contract surety and $10.0 million on commercial surety. On December1, 2004, CATA renegotiated its reinsurance treaties, lowering the overall cost for such treaties by increasing CATA's retention. For the property and casualty and contract surety treaties, the net retention was raised to $1.5 million and on the commercial surety treaty, the retention was raised to $1.25 million. The commercial surety quota share treaty was also eliminated.

     Through December 31, 2004, business underwritten by Darwin was generally reinsured on a treaty basis for individual losses in excess of $3.0 million for directors and officers liability and managed care errors and omissions liability. Darwin reinsures on a treaty basis for individual losses in excess of $0.5 million for medical professional liability insurance for physicians, and in excess of $1.0 million (with a 15.0 percent participation on losses in excess of $2.0 million) for medical professional liability for medical facilities. The medical professional liability program also provides $2.0 million of "clash" protection reinsurance (offering protection in the event that multiple policies written by Darwin are involved in the same loss occurrence) for losses in excess of $1.0 million. In addition, Darwin reinsures on a 50 percent quota share basis for individual psychiatrists professional liability. Certain of the above reinsurance treaties contain swing-rated premiums that will vary, within a range, depending upon the profitability of the underlying premium subject to the treaty. In addition, Darwin obtains facultative reinsurance for certain business.

     At December 31, 2004, Alleghany had reinsurance recoverables of $591.4 million on gross unpaid loss and loss adjustment expenses of $1,232.3 million. The reinsurance purchased by AIHL's operating units does not relieve them from their obligations to their policyholders, and therefore, the financial strength of their reinsurers is important. Approximately 96.0 percent of AIHL's reinsurance recoverables balance at December 31, 2004 was due from reinsurance companies having financial strength ratings of A or higher by A.M. Best Company, Inc. ("A.M. Best") an independent organization that analyzes the insurance industry. AIHL had no allowance for uncollectible reinsurance as of December 31, 2004. AIHL's Reinsurance Security Committee, which includes certain Alleghany officers and the chief financial officers of each of AIHL's operating units, meets to track, analyze and manage the use of reinsurance by AIHL's operating units. The Reinsurance Security Committee considers the limits on the maximum amount of unsecured reinsurance recoverables that can be outstanding from any particular reinsurer, the lines of business that can be ceded to a particular reinsurer and, where applicable, the types of collateral that should be posted by reinsurers. Information related to concentration of reinsurance recoverables can be found in Note 6 to the Consolidated Financial Statements.

RSUI GROUP, INC.

     RSUI, which includes the operations of Resurgens Specialty, RIC and Landmark, underwrites specialty insurance coverages in the property, umbrella/excess, general liability, directors and officers liability and professional liability lines. RSUI reported an underwriting profit of $83.2 million in 2004, despite recording $157.2 million of pre-tax catastrophe losses (including reinsurance reinstatement premiums of $10.5 million), net of reinsurance, related to 2004 third quarter hurricane activity. Of RSUI's $401.8 million of estimated gross losses from the third quarter hurricanes, $255.1 million were ceded to RSUI's reinsurers under all of RSUI's reinsurance programs. Ceded losses as a result of the 2004 third quarter hurricanes represented 43.3 percent of RSUI's reinsurance receivables as of December 31, 2004. RSUI's reported 2004 hurricane losses represent management's current best estimate and are based on management's assessment of information from actual claim reports, catastrophe computer modeling and industry loss estimates. Due to the unusual frequency and strength of the third quarter hurricanes, the ultimate, actual amount of RSUI losses attributable to 2004 third quarter hurricane activity could vary from current estimated losses. At December 31, 2004, RSUI had gross paid losses of $63.2 million related to the 2004 third quarter hurricanes. RSUI's underwriting profit of $91.8 million for the period July 1, 2003 through year-end 2003 reflected strong markets in its lines of business and aggregate pre-tax catastrophe losses of $18.7 million.

     RSUI reported $1,223.8 million of gross premiums written in 2004, reflecting strong markets in all lines of business except property, with the increase in underwriting expenses in 2004 primarily reflecting costs incurred in transitioning from a managing agency to an integrated insurance company and the increase in the growth of the business. The $931.3 million of gross premiums written by RSUI during the last half of 2003 include $320.8 million of unearned premiums which were acquired with RSUI in July 2003, $115.7 million of net premiums assumed pursuant to arrangements entered into in connection with the acquisition of RSUI, as well as $494.8 million of direct premiums written. Alleghany acquired RIC to write business underwritten by RSUI on an admitted basis. As RIC did not possess all necessary licenses to be able to write business on an admitted basis in most states at the time of acquisition, R&SA agreed to provide policy issuing services to RIC through June 2004. Under this arrangement and in respect of the unearned premiums acquired with RSUI, RIC assumed the policies and the related premiums (net of reinsurance paid by R&SA), from R&SA by reinsuring the obligations of the R&SA carrier under the policy.

     RSUI's underwriting expense is reduced by commissions that it receives under its reinsurance treaties for ceding premiums to the reinsurers. Such payments recognize and offset expenses incurred by RSUI in underwriting and administering the ceded business. RSUI's property surplus share treaties provide for profit sharing payments by the reinsurers based upon underwriting results of the ceded business. In 2004 and 2003, such profit sharing accruals reduced underwriting expense by $10.2 million and $19.0 million, respectively. In view of the 2004 catastrophe losses, RSUI does not expect to have the benefit in 2005 of any profit sharing under the property surplus share treaties. Underwriting expense in 2004 and 2003 also reflects amortization of the cost of the unearned premium acquired with RSUI in the amount of $2.7 million and $12.3 million, respectively.The significant increase in loss and loss adjustment expenses in 2004 reflects gross property catastrophe losses of $401.8 million from the 2004 third quarter hurricanes as well as a full year of operations in 2004. This increase was partially offset by an $18.1 million decrease in property loss reserves due to better than expected loss emergence in the 2003 accident year.

     Rates at RSUI in 2004 as compared with the second half of 2003 continued to reflect overall industry trends, with flat or marginally increased rates in RSUI's casualty lines of business (except for professional liability which experienced more significant increases in rates) and decreased rates in its property lines of business primarily due to increased competition. The continuation of the rate trends discussed above may result in lower levels of gross premiums written by RSUI during 2005, since RSUI is expected to write less business when it considers prices inadequate to support acceptable profit margins. Starting in the 2004 second quarter, RSUI increased the amount of net premiums and losses retained in its property, general liability, directors and officers and professional liability lines. Such increase in retentions will allow RSUI to retain larger amounts of net written premiums which may partially offset the effect of potentially lower volume of gross written premiums during 2005.

     RIC is rated A (Excellent) by A.M. Best. Landmark is rated A (Excellent) on a reinsured basis by A.M. Best.

CAPITOL TRANSAMERICA CORPORATION

     CATA, primarily through its wholly owned subsidiaries Capitol Indemnity Corporation ("Capitol Indemnity") and Capitol Specialty Insurance Corporation ("CSIC"), operates in 49 states and the District of Columbia with a geographic concentration in the Midwestern and Plains states. Platte River is licensed in 50 states and the District of Columbia and operates in conjunction with Capitol Indemnity. Capital Indemnity and CSIC write primarily property and casualty insurance for certain types of businesses or activities, including barber and beauty shops, bowling alleys, contractors, restaurants and taverns. Capitol Indemnity conducts its business on an admitted basis, and CSIC conducts its business on an approved, non-admitted basis, through independent and general insurance agents. As a non-admitted company, CSIC is not subject to state form and rate regulations and thus has more flexibility in its rates and coverages for specialized or hard-to-place property and casualty risks than Capitol Indemnity. Capitol Indemnity also writes fidelity and surety bonds and specialty insurance coverage, including contractors' performance and payment bonds, license/permit bonds, fiduciary bonds, judicial bonds and commercial fidelity bonds.

     CATA's 2004 underwriting loss of $8.9 million primarily reflects $10.9 million of prior year reserve strengthening upon completion of a reserve analysis during the 2004 fourth quarter which showed higher than expected emergence for construction defect claims, as well as higher underwriting expenses, partially offset by better underwriting margins on the current accident year. With respect to the prior year reserve strengthening, $9.7 million related to commercial multiple peril lines, principally construction defect claims.

     CATA's 2003 underwriting loss of $21.4 million reflects $21.9 million of loss reserve strengthening related to assumed reinsurance treaties written by Capitol Indemnity between 1969 and 1976. Such assumed reinsurance treaties primarily relate to asbestos and environmental exposures. Promptly after its acquisition by Alleghany in January 2002, CATA's management commenced a program to settle, or position for commutation, Capitol Indemnity's assumed reinsurance treaties and make appropriate payments on a timely basis when deemed necessary. Since January 2002, Capitol Indemnity has experienced an increase in paid losses on its assumed reinsurance, which was initially attributed to a change in CATA's settlement philosophy. Upon completion in 2003 of an actuarial study undertaken by management, it was determined that the increase in paid losses related to the treaties reflected developments in the underlying claims environment, particularly with respect to asbestos related claims, and, accordingly,

CATA strengthened its reserves related to such assumed reinsurance coverages in the amount of $21.9 million.

     CATA's 2002 underwriting loss of $20.2 million reflects a $17.9 million strengthening of CATA's loss reserves for 2001 and prior years following independent actuarial reviews, and $10.0 million in realized investment loss recognized as part of CATA's restructuring of its investment portfolio. The prior year reserve strengthening primarily reflects $13.6 million due to the results of the 2002 claims review project and $3.7 million due to adverse development on fidelity and surety lines of business for 2001 and prior years. With respect to the claims review project, upon acquisition by Alleghany, CATA revised its claim file reserving methodology and implemented the practice of establishing case reserves for newly reported claims on the basis of its estimate of such costs through the expected resolution of the claim. CATA commenced a review of each claim file that was open as of December 31, 2001 to adjust, where appropriate, the case reserves for such claim to the claim's estimated ultimate cost of resolution. With respect to initiatives related to its investment portfolio and policies, CATA undertook, and substantially completed, a restructuring of its investment portfolio in 2002, reallocating its portfolio to higher quality and more liquid securities.

     The increase in gross premiums written during the three-year period ended December 31, 2004 primarily reflects the expansion of CATA's business into the excess and surplus markets. Underwriting expenses have increased during the same three-year period, primarily reflecting the growth of the business, information technology initiatives and personnel costs. Rates at CATA for 2004 as compared with 2003 reflect lower levels of rate increases in its casualty lines of business and rate decreases in its property lines of business, primarily due to increased competition. Rates in 2003 were generally in line with the prior year's rate increases except for a notable reduction in rate increases in CATA's property lines of business. In both 2004 and 2003, the most significant rate reductions and lowest levels of rate increases were on CATA's largest accounts due to increased competition.

     CATA continuously evaluates its lines of business and adjusts its products as appropriate. In January 2005, CATA decided to exit the construction segment of the contract surety line of business upon completion of a strategic review. Therefore, commencing in the 2005 first quarter, CATA will not be issuing additional contract surety bonds in the construction segment, except to the extent required under applicable law or in certain other limited circumstances. CATA will continue to manage the run-off from this business line and is still obligated to pay losses incurred on the construction segment of the contract surety business written by it prior to exit.

     Capitol Indemnity and Platte River are rated A (Excellent) on a pooled basis by A.M. Best, and CSIC is rated A (Excellent) on a reinsured basis by A.M. Best.

DARWIN PROFESSIONAL UNDERWRITERS, INC.

     Darwin underwrites specialty liability insurance coverages in the directors and officers liability, errors and omissions liability and medical professional liability areas as an underwriting manager for Platte River and certain subsidiaries of CATA. In May 2004, AIHL acquired U.S. AEGIS Energy Insurance Company (subsequently renamed Darwin National Assurance Company), an admitted insurance company domiciled in Delaware, for cash consideration of approximately $20.4 million, $17.1 million of which represented consideration for AEGIS's investment portfolio and the balance of which represented consideration for licenses.

     Darwin's underwriting loss of $36,000 in 2004 and $3.3 million in 2003 reflects organizational build-up expenses incurred to support premium levels, as well as increased competition across all of its lines of business. Darwin generated approximately $100.5 million of gross premiums written in 2004, its first full year of operations, compared with $24.2 million during the period from May 2003 to 2003 year-end. Of such $100.5 million of gross premiums written, approximately $39.0 million was attributable to errors and omissions liability business, $39.0 million was attributable to medical professional liability business and $22.0 million was attributable to directors and officers liability business. As Darwin commenced operations in May 2003, it does not have any meaningful claims experience on which to base its reserves. In the absence of such history, Darwin's management and outside actuaries have used industry data related to the lines of business underwritten by Darwin to establish reserves until sufficient claims experience exists.

     On October 14, 2004, the New York State Attorney General brought a lawsuit against Marsh & McLennan Companies, Inc. and Marsh Inc. challenging certain insurance broker contingent commission compensation practices, and containing allegations of bid-rigging and price-fixing. Currently, neither Alleghany nor any of its subsidiaries has been subpoenaed by the New York State Attorney General regarding any matters related to insurance broker contingent commission compensation practices, bid-rigging or price-fixing. Darwin has in place two broker contingent commission agreements of the type covered the New York State Attorney General's lawsuit. After a review, Alleghany does not believe that Darwin has participated in any activities involving bid-rigging or price-fixing. In 2004, Darwin paid approximately $1.0 million in contingent commissions and accrued an additional $0.3 million under such contingent commission agreements. Such contingent commission agreements have been suspended.

     Darwin National Assurance is rated A (Excellent) on a reinsured basis by A.M. Best.

AIHL INVESTMENTS

     GENERAL. AIHL and its operating units invest in debt and equity securities to support their operations. Following is information relating to AIHL's investments.

                                                            Years Ended
                                                           December 31,
                                                   ----------------------------
                                                     2004      2003      2002
                                                   -------   -------   --------
(in thousands)
Interest, dividend and other income                $43,200   $25,672   $ 13,395
Net gain (loss) on investment transactions         $84,478   $54,945   $(10,953)

     The increase in interest, dividend and other income at AIHL during the three-year period ended December 31, 2004 primarily reflects a larger invested asset base principally due to capital contributions by Alleghany and the acquisition of RSUI in 2003.

     AIHL's 2004 net gain on investment transactions primarily reflects the sale of 2.6 million shares of common stock of CIGNA Corporation, for aggregate cash proceeds of

$169.9 million, while its 2003 pre-tax net gain on investment transactions primarily reflects the disposition of 4.3 million shares of common stock of Burlington Northern for aggregate cash proceeds of $118.6 million for the purpose of diversifying the investment portfolios of its operating units. AIHL's 2002 pre-tax net loss on investment transactions primarily reflects $10.0 million in realized investment loss recognized as part of CATA's restructuring of its investment portfolio.

     INVESTMENT STRATEGY. AIHL's investment strategy seeks to preserve principal and maintain liquidity while trying to maximize its risk-adjusted, after-tax rate of return. Investment decisions are guided mainly by the nature and timing of expected liability payouts, management's forecast of cash flows and the possibility of unexpected cash demands, for example, to satisfy claims due to catastrophic losses. AIHL's investment portfolio currently consists mainly of highly rated and liquid debt securities and equity securities listed on national securities exchanges. AIHL's debt securities portfolio has been designed to enable management to react to investment opportunities created by changing interest rates, prepayments, tax and credit considerations or other factors, or to circumstances that could result in a mismatch between the duration of such portfolio assets and the duration of liabilities, and, as such, is classified as available for sale.

     Despite significant catastrophe losses in 2004, AIHL produced positive cash flow from continuing operations each quarter during the year ended December 31, 2004. AIHL's positive cash flow from continuing operations decreases any need to liquidate portions of its debt securities portfolio to pay for current claims. Such positive cash flow also permits AIHL, as attractive investment opportunities arise, to make investments in debt securities that have a longer duration than AIHL liabilities. Such a strategy, when used, is designed to grow AIHL's capital resources. When attractive investment opportunities do not arise, AIHL may maintain higher proportions of shorter duration securities to preserve its capital resources. In this regard, as of December 31, 2004 AIHL held approximately $479.6 million, or 41.0 percent, of its debt securities portfolio in securities with maturities of five years or less and approximately $287.8 million of short-term investments. Approximately $152.7 million of AIHL's debt securities with maturities over ten years, however, are redeemable at par in less than one year, providing additional liquidity to AIHL. In the event the current investment environment improves, AIHL anticipates modestly increasing the proportion of its debt securities portfolio held in securities with maturities of more than five years. AIHL does not believe that such a strategy would reduce AIHL's ability to meet ongoing claim payments or respond to further significant catastrophe losses.

     In the event paid losses accelerate beyond the ability of AIHL's insurance operating units to fund such paid losses from current cash balances, current operating cash flow, coupon receipts and security maturities, AIHL would need to liquidate a portion of its investment portfolio, receive capital contributions from Alleghany at the parent level and/or arrange for financing. Potential events causing such a liquidity strain could be the result of several significant catastrophic events occurring in a relatively short period of time. Additional strain on liquidity could occur if the investments sold to fund such paid losses were sold into a depressed marketplace and/or reinsurance recoverable on such paid losses became uncollectible or collateral supporting such reinsurance recoverable significantly decreased. While the majority of AIHL's investment holdings are denominated in U.S. dollars, investments may be made in other currency denominations depending upon investment opportunities in those currencies, or the currencies in which loss reserves are maintained, or as may be required by regulation or law. AIHL's investment guidelines require compliance with applicable local regulations and laws.

     INVESTMENT POSITION SUMMARY. The following table summarizes the investments of AIHL and its subsidiaries on a consolidated basis, excluding cash, as of December 31, 2004, with all investments carried at fair value (in thousands, except for percentages):

                                               Amortized Cost or Cost          Fair Value
                                              -----------------------   -----------------------
                                                Amount     Percentage     Amount     Percentage
                                              ----------   ----------   ----------   ----------
Investments
Short-term investments ....................   $  287,841      17.9%     $  287,841      17.4%
Corporate bonds ...........................      257,532      16.1         257,076      15.5
United States government and government
   agency bonds ...........................       93,469       5.8          92,760       5.6
Mortgage- and asset-backed securities .....      237,883      14.8         237,799      14.4
Municipal bonds ...........................      573,779      35.8         575,236      34.8
Foreign bonds .............................        3,689       0.2           3,709       0.2
Equity securities .........................      150,252       9.4         198,829      12.0
                                              ----------     -----      ----------     -----
   Total ..................................   $1,604,445     100.0%     $1,653,250     100.0%
                                              ==========     =====      ==========     =====

     AIHL continually monitors the difference between cost and the estimated fair value of its investments, which involves uncertainty as to whether declines in value are temporary in nature. If AIHL believes a decline in the value of a particular investment is temporary, it records the decline as an unrealized loss in common stockholders' equity. If the decline is believed to be other than temporary, it is written down to the carrying value of the investment and a realized loss is recorded on AIHL's statement of operations. Management's assessment of a decline in value includes, among other things, its current judgment as to the financial position and future prospects of the entity that issued the investment security. If that judgment changes in the future, AIHL may ultimately record a realized loss after having originally concluded that the decline in value was temporary.

     The following table summarizes, for all securities in an unrealized loss position at December 31, 2004, the aggregate fair value and gross unrealized loss by length of time those securities have been continuously in an unrealized loss position (in thousands):

                    Securities in an Unrealized Loss Position

                                      Gross Unrealized
                         Fair Value         Loss
                         ----------   ----------------
Debt securities:
0 - 6 months .........    $212,918         $1,262
Over 6 months ........     387,086          5,198
                          --------         ------
   Total .............    $600,004         $6,460
                          ========         ======

Equity Securities:
0 - 6 months .........    $  1,180         $   45
Over 6 months ........       9,221            618
                          --------         ------
   Total .............    $ 10,401         $  663
                          ========         ======

     DEBT SECURITIES PORTFOLIO. The following table reflects investment results for the debt securities portfolio of AIHL and its subsidiaries, on a consolidated basis, for the years ended December 31, 2004, 2003 and 2002 (in thousands, except for percentages):

Investment Results for the Debt Securities Portfolio

                                          Net           Net       Pre-Tax
                                        Pre-Tax      After-Tax   Realized
                        Average        Investment   Investment     Gains    Effective   After-Tax
   Year Ended:      Investments (1)    Income (2)   Income (3)   (Losses)   Yield (4)   Yield (5)
-----------------   ---------------   -----------   ----------   --------   ---------   ---------
Dec. 31, 2004          $1,043,396       $33,837       $25,701     $  49       3.24%       2.46%
December 31, 2003      $  486,894       $13,609       $ 9,877     $ (28)      2.80%       2.03%
December 31, 2002      $  155,857       $ 7,619       $ 5,905     $(470)      4.89%       3.79%

(1) Average of amortized cost of fixed maturity portfolio at beginning and end of period.

(2) After investment expenses, excluding realized gains or losses from sale of investments.

(3)  Net pre-tax investment income less appropriate income taxes.

(4) Net pre-tax investment income for the period divided by average investments for the same period.

(5) Net after-tax investment income for the period divided by average investments for the same period.

The following table indicates the composition of the long-term debt securities portfolio by rating as of December 31, 2004 (in thousands, except for percentages):

Debt Securities Portfolio by Rating*

                                 Fair Value   Percentage
                                 ----------   ----------
Aaa/AAA ......................   $  738,372      63.3%
Aa/AA ........................      192,233      16.5
A/A ..........................      120,303      10.3
Baa/BBB ......................      100,825       8.6
Non-rated or below Baa/BBB ...       14,847       1.3
                                 ----------     -----
   Total .....................   $1,166,580     100.0%
                                 ==========     =====

*    Rating category used is the lower of Moody's or Standard & Poors rating.

     The following table indicates the composition of the long-term debt securities portfolio by years until contractual maturity as of December 31, 2004 (in thousands, except for percentages):

Debt Securities Portfolio by Years Until Maturity

                                            Amortized Cost   Fair Value   Percentage
                                            --------------   ----------   ----------
One year or less ........................     $   99,003         98,787       8.5%
Over one through five years .............        382,340        380,848      32.6
Over five through ten years .............        214,680        215,615      18.5
Over ten years* .........................        232,446        233,531      20.0
Mortgage- and asset-backed securities ...        237,883        237,799      20.4
                                              ----------     ----------     -----
   Total ................................     $1,166,352     $1,166,580     100.0%
                                              ==========     ==========     =====

* Includes $152.7 million of securities that are redeemable within one year at par.

     EQUITY SECURITIES PORTFOLIO. As of December 31, 2004, the equity securities portfolio of AIHL and its subsidiaries, on a consolidated basis, was carried at a fair value of approximately $198.8 million with an original cost of approximately $150.3 million. In 2004, AIHL had dividend income on its portfolio of $5.3 million, compared with $7.8 million in 2003 and $4.4 million in 2002. AIHL and its subsidiaries may, from time to time, make significant investments in the common stock of a public company, subject to limitations imposed by applicable regulations.

     REGULATION. Investments of AIHL's subsidiaries must comply with the insurance laws of the states in which they are domiciled which include Wisconsin, Delaware, New Hampshire, Oklahoma and Nebraska, as well as the insurance laws of other states in which they are licensed. These laws prescribe the kind, quality and concentration of investments which may be made by insurance companies. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, and real estate mortgages.

WORLD MINERALS INC.

     World Minerals, headquartered in Santa Barbara, California, conducts a worldwide industrial minerals business through its own operations and those of its various subsidiaries, including Celite Corporation and Harborlite Corporation. World Minerals, through its Celite subsidiaries, is believed to be the world's largest producer of filter-aid grade diatomite, a silica-based mineral consisting of the fossilized remains of microscopic freshwater or marine plants. Diatomite is used as a filter aid in the production of beer, fruit juice, wine, water, sweeteners, fats and oils, pharmaceuticals, chemicals, lubricants and petroleum; it is also used as a filler, mainly in paints, and as an anti-block agent in plastic film. The company is also a producer of calcium and magnesium silicate products, which are used to convert liquid, semi-solid and sticky ingredients into dry, free-flowing powders in the production of rubber, sweeteners, flavorings and pesticides.

     World Minerals, through its Harborlite and Europerlite subsidiaries, is believed to be the world's largest producer of perlite filter aids and, as a seller of perlite ore, is one of the world's largest merchant producers of perlite ore. Perlite ore is a volcanic rock containing a small amount of water that causes the ore to "pop" when heated, expanding it up to twenty times its original volume. Harborlite and Europerlite sell perlite ore to companies that expand it for use primarily in the manufacture of roofing board, formed pipe insulation, acoustical ceiling tile and filter aids. Harborlite and Europerlite also expand perlite in their own expansion plants in the United States, Europe and Latin America. Most of this expanded perlite is sold as a filter aid to companies in the brewing, food, wine, sweetener, pharmaceutical, chemical and lubricant industries or as a filler and insulating medium to companies in the construction industry.

     World Minerals recorded pre-tax earnings of $21.2 million on revenues of $285.4 million in 2004, compared with pre-tax earnings of $25.7 million on revenues of $266.3 million in 2003 and $23.5 million on revenues of $251.2 million in 2002. Revenues in 2004 reflect a 7.3 percent increase in net sales over 2003, primarily due to increased demand, particularly with respect to the diatomite business, as well as the favorable impact of the strengthening of the euro against the dollar (had the euro to dollar exchange rate remained constant with that of 2003, World Minerals' revenues would have increased by approximately four percent). The 17.5 percent decrease in pre-tax earnings in 2004 from 2003 primarily reflects lower operating margins due to competitive pricing pressures, and rising energy and operational costs, increased selling, general and administrative expenses, a $1.5 million write-down of certain assets in World Minerals' Quincy, Florida plant, higher interest expense and foreign exchange translation losses with respect to World Minerals' Latin American operations.

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

     World Minerals' 2002 results reflect the impact of businesses acquired in 2001 and 2002, increases in net sales from World Minerals' operations in Europe, Latin America and Asia, including China, higher profit margins due to net reductions of approximately $5.0 million in energy costs, primarily natural gas, at U.S. and Latin American plants, cost control efforts, and net reductions of $1.7 million in interest expense and $1.7 million in amortization expense. Such positive factors more than offset a decline in net sales in the United States and in the European and Asian export markets for World Minerals' U.S.-produced products due to sluggish demand and competitive pressures, and charges of approximately $2.6 million, primarily reflecting impairment charges taken with respect to United Kingdom operations, a write-off of certain product development costs and expenses incurred in connection with staff reductions.

     World Minerals conducts its business on a worldwide basis, with mining or processing operations in ten countries. Although World Minerals believes that the international scope of its operations gives it some competitive advantages, international operations can be subject to additional risks, such as currency fluctuations, changes in foreign legal requirements and political instability. World Minerals seeks to minimize its exposure to these risks by closely monitoring its methods of operating in each country and by adopting strategies responsive to changing economic and political environments. World Minerals attempts to minimize its exposure to the risk of foreign currency fluctuations by, among other things, requiring its non-European subsidiaries to invoice their export customers in U.S. dollars and causing all of its subsidiaries to declare and pay dividends whenever feasible.

     The strengthening of the euro against the U.S. dollar in 2004 and 2003 has had a positive impact on World Minerals' results as revenues from its European operations are higher when converted into U.S. dollars and exports of World Minerals' U.S.-produced products to Europe are more price competitive with products produced in Europe. Currency fluctuations in 2004, particularly in Latin America, resulted in foreign exchange transaction losses of $246,000 in 2004 compared with gains of $204,000 in 2003 and gains of $416,000 in 2002. Transaction gains and losses, which are reflected in pre-tax earnings, arise from the settlement or translation of monetary assets and liabilities that are denominated in a currency other than the functional currency when the exchange rates between those currencies change.

ALLEGHANY PROPERTIES LLC

     Headquartered in Sacramento, California, Alleghany Properties owns and manages properties in the Sacramento region of California. Such properties include improved and unimproved commercial land and commercial and residential lots. The majority of these properties are located in the City of Sacramento in the planned community of North Natomas. A considerable amount of activity from developers has occurred in the North Natomas area since 1998, including the construction of more than 10,000 single family homes, 3,100 apartment units, office buildings and several fully-leased regional retail shopping centers. Participating in this growth, Alleghany Properties has sold over 372 acres of residential land and 55 acres of commercial property.

SELECTED FINANCIAL DATA
ALLEGHANY CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL DATA

Alleghany Corporation and Subsidiaries
(in thousands, except for share and per share amounts)

                                                           Years Ended December 31,
                                        --------------------------------------------------------------
                                           2004         2003         2002        2001 **      2000
                                        ----------   ----------   ----------   ----------   ----------
OPERATING DATA
Revenues from continuing operations     $1,240,927   $  904,956   $  466,449   $  317,033   $  429,602
                                        ==========   ==========   ==========   ==========   ==========
Earnings from continuing operations     $  117,948   $  166,188   $   53,385   $   18,208   $  143,735
(Losses) earnings from discontinued
   operations                                 (252)      (3,810)       1,428      206,022      (74,878)
                                        ----------   ----------   ----------   ----------   ----------
Net earnings                            $  117,696   $  162,378   $   54,813   $  224,230   $   68,857
                                        ==========   ==========   ==========   ==========   ==========
Basic earnings (losses) per share of
   common stock:*
      Continuing operations             $    15.38   $    21.87   $     7.03   $     2.37   $    18.16
      Discontinued operations                (0.03)       (0.50)        0.19        26.87        (9.46)
                                        ----------   ----------   ----------   ----------   ----------
      Net earnings                      $    15.35   $    21.37   $     7.22   $    29.24   $     8.70
                                        ==========   ==========   ==========   ==========   ==========
Average number of shares of common
   stock*                                7,667,811    7,599,638    7,597,019    7,669,413    7,912,747
                                        ==========   ==========   ==========   ==========   ==========

                                            Years Ended December 31,
                         --------------------------------------------------------------
                            2004         2003         2002         2001         2000
                         ----------   ----------   ----------   ----------   ----------
BALANCE SHEET
Total assets             $4,427,725   $3,518,498   $2,216,035   $1,953,916   $1,694,113
                         ==========   ==========   ==========   ==========   ==========
Debt                     $  138,258   $  148,998   $  140,246   $  157,236   $  166,943
                         ==========   ==========   ==========   ==========   ==========
Common stockholders'
   Equity                $1,756,100   $1,562,822   $1,379,342   $1,390,582   $1,165,074
                         ==========   ==========   ==========   ==========   ==========
Common stockholders'
   equity per share of
   common stock*         $   228.77   $   204.44   $   182.51   $   181.85   $   152.24
                         ==========   ==========   ==========   ==========   ==========

Alleghany sold Underwriters Re Group in May 2000. Underwriters Re Group has been classified as discontinued operations for the year ended 2000. Alleghany sold Alleghany Asset Management in February 2001 and Alleghany Underwriting in November 2001. Both Alleghany Asset Management and Alleghany Underwriting have been classified as discontinued operations for each of the two years ended in 2001. AIHL purchased CATA and Platte River in January 2002. In March 2003, AIHL established Darwin and acquired RSUI in July 2003. On July 1, 2003, AIHL completed the acquisition of Resurgens Specialty which became a subsidiary of RSUI. In connection with the acquisition of Resurgens Specialty, on June 30, 2003, RSUI acquired RIC. On September 2, 2003, RIC purchased Landmark. In 2004, AIHL acquired Darwin National Assurance Company. Alleghany sold Heads & Threads in December 2004. Heads & Threads has been classified as discontinued operations for all five years presented.

*    Amounts have been adjusted for subsequent common stock dividends.

** Operating results for 2001 have been restated to correctly classify the net gain on sale of subsidiaries as part of discontinued operations. The 2001 financial statements included in Alleghany's 2003 Annual Report to Stockholders incorrectly classified the net gain on sale of subsidiaries as part of revenues from continuing operations. Previously the Company reported revenues from continuing operations of $958,851, earnings from continuing operations of $430,563 and losses from discontinued operations of $206,333. The error in classification of the net gain on sale of subsidiaries in 2001 had no impact on net earnings or any balance sheet item.

Dividends, Market Prices and Related Security Holder Matters

     As of December 31, 2004, there were 1,296 holders of record of Alleghany common stock. The following table indicates quarterly high and low prices of the common stock in 2004 and 2003 on the New York Stock Exchange. Alleghany's ticker symbol is Y.

                       2004                2003
                -----------------   -----------------
Quarter Ended     High      Low       High      Low
-------------   -------   -------   -------   -------
March 31        $249.75   $215.43   $172.05   $149.94
June 30          292.50    246.81    202.21    160.29
September 30     300.77    251.01    197.90    185.97
December 31     $291.90   $268.00   $219.85   $191.91

     In 2005, 2004, and 2003, Alleghany's Board of Directors declared, as Alleghany's dividend on its common stock for that year, a stock dividend consisting of one share of Alleghany common stock for every fifty shares outstanding.

     Alleghany's ability to pay cash dividends is restricted by the terms of its loan agreements. At December 31, 2004, these agreements permitted the payment of cash dividends aggregating approximately $169.5 million.

FINANCIAL CONDITION

     In recent years, Alleghany has followed a policy of maintaining a relatively liquid financial condition at the parent company in the form of cash, marketable securities, available credit lines and minimal amounts of debt. This has permitted Alleghany to expand its operations through internal growth at its subsidiaries and through acquisitions of, or substantial investments in, operating companies. At December 31, 2004 Alleghany held approximately $540.5 million of marketable securities and cash at the parent company and had no debt outstanding under its credit facilities.

     On May 3, 2004, AIHL acquired U.S. AEGIS Energy Insurance Company (subsequently renamed Darwin National Assurance Company), an admitted insurance company domiciled in Delaware, for cash consideration of approximately $20.4 million, $17.1 million of which represented consideration for AEGIS's investment portfolio and the balance of which represented consideration for licenses.

     On July 1, 2003, AIHL completed the acquisition of Resurgens Specialty, a wholesale specialty underwriting agency, from Royal Group, Inc., a subsidiary of R&SA, for cash consideration, including capitalized expenditures, of approximately $116.0 million. Resurgens Specialty became a subsidiary of RSUI. In connection with the acquisition of Resurgens Specialty, on June 30, 2003, RSUI acquired RIC, to write admitted business underwritten by Resurgens Specialty, from Swiss Re America Holding Corporation for consideration of approximately $19.7 million, $13.2 million of which represented consideration for RIC's investment portfolio and the balance of which represented consideration for licenses. On September 2, 2003, RIC purchased Landmark, a non-admitted insurance company, to write non-admitted business underwritten by Resurgens Specialty, from R&SA for cash consideration of $33.9 million, $30.4 million of which represented consideration for Landmark's investment portfolio and the balance of which represented consideration for licenses. The seller of Landmark provided loss reserve guarantees for all of the loss and loss adjustment expenses liabilities of Landmark that existed at the time of the sale. RIC and Landmark were capitalized by Alleghany in an aggregate amount of approximately $520.0 million.

     On January 4, 2002, AIHL completed the acquisition of Capitol Transamerica. The total purchase price was approximately $182.0 million. Contemporaneous with the acquisition of Capitol Transamerica, AIHL purchased Platte River, a Nebraska-domiciled insurance company, for approximately $40.0 million, $31.0 million of which represented consideration for Platte River's investment portfolio and the balance of which represented consideration for licenses. The seller provided loss reserve guarantees for all of the loss and loss adjustment expenses liabilities of Platte River that existed at the time of the sale.

     The above acquisitions were funded from internal cash resources.

     Alleghany has declared stock dividends in lieu of cash dividends every year since 1987 except 1998 when Chicago Title Corporation was spun off to Alleghany stockholders. These stock dividends have helped to conserve Alleghany's financial strength and, in particular, the liquid assets available to finance internal growth and operating company acquisitions and investments. On April 22, 2005, as its dividend on its common stock for 2005, Alleghany will pay to stockholders of record on April 1, 2005 a dividend of one share of Alleghany common stock for every 50 shares outstanding.

     In addition to its liquid assets, in July 2004, Alleghany entered into a three-year unsecured credit agreement with a bank syndicate (the "Credit Agreement"). The Credit Agreement provides commitments for revolving credit loans in an aggregate principal amount of up to $200.0 million. The Credit Agreement replaced a prior 364-day credit agreement which expired on June 14, 2004 and a three-year credit agreement which was scheduled to expire on June 14, 2005, each of which provided for revolving credit loans in an aggregate principal amount of up to $100.0 million. Wachovia Bank, National Association, serves as administrative agent for the banks under the Credit Agreement. At Alleghany's option, borrowings under the Credit Agreement will bear interest at either (x) the higher of (i) the administrative agent's prime commercial lending rate or (ii) the federal funds rate plus 0.5 percent or (y) the London Interbank Overnight Rate plus a margin (currently 80 basis points) based on Alleghany's Standard & Poors and/or Moody's rating. Borrowings under the Credit Agreement will be available for working capital and general corporate purposes. Alleghany's practice is to repay borrowings under its credit agreements promptly in order to keep the facilities available for future acquisitions. No borrowings under the Credit Agreement were made during the year ended December 31, 2004.

     From time to time, Alleghany makes capital contributions to its subsidiaries when third-party financing may not be attractive or available. In 2004, Alleghany made capital contributions of $20.0 million to AIHL for Darwin's acquisition of Darwin National Assurance Company and to fund business expansion. In 2003, Alleghany made capital contributions of approximately $636.0 million to AIHL to acquire and capitalize Resurgens Specialty, RIC and Landmark, to allow Capitol Transamerica to strengthen reserves and to provide for acquisitions. In 2002, Alleghany made capital contributions of approximately $232.7 million to AIHL for, among other things, acquisition purposes, business expansion and reserve strengthening. Alleghany expects that it will continue to make such capital contributions to its subsidiaries in the future for similar or other purposes.

     Alleghany has announced that it may purchase shares of its common stock in open market transactions from time to time. In 2004, Alleghany did not purchase any shares of its common stock. In 2003, Alleghany purchased an aggregate of 1,326 shares of its common stock for approximately $0.3 million, at an average cost of $222.24 per share. In 2002, Allegany purchased an aggregate of 155,613 shares of its common stock for approximately $28.7 million, at an average cost of approximately $184.64 per share.

     At December 31, 2004, about $193.8 million of the equity of Alleghany's subsidiaries was available for dividends or advances to Alleghany. At that date, approximately $1.6 billion of $1.8 billion of Alleghany's equity was unavailable for dividends or advances to Alleghany from its subsidiaries, due to limitations imposed by statutes and agreements with lenders to which those subsidiaries are subject. In particular, Alleghany's insurance subsidiaries are subject to various regulatory restrictions that limit the maximum amount of dividends available to be paid to their parent without prior approval of insurance regulatory authorities. A maximum of $67.9 million was available for dividends without prior approval of the applicable insurance regulatory authorities at 2004 year-end. These limitations have not affected Alleghany's ability to meet its obligations.

     Alleghany and its subsidiaries have certain obligations to make future payments under contracts and credit-related financial instruments and commitments. At December

31, 2004, certain long-term aggregate contractual obligations and credit-related financial commitments were as follows (in thousands):

                                                                              MORE THAN    MORE THAN      MORE
                                                                   WITHIN    1 YEAR BUT   3 YEARS BUT    THAN 5
              CONTRACTUAL OBLIGATIONS                   TOTAL      1 YEAR     WITHIN 3      WITHIN 5      YEARS
              -----------------------                ----------   --------   ----------   -----------   --------
Long-Term Debt Obligations                           $  138,258   $  5,232    $132,354      $    398    $    274
Operating Lease Obligations                              53,981      9,665      17,500        14,543      12,273
Other Long-Term Liabilities Reflected on Alleghany
Consolidated Balance Sheet under GAAP*
                                                         31,518      2,981       7,342         7,212      13,983
Losses and loss adjustment expenses                   1,232,337    266,806     459,073       273,870     232,588
                                                     ----------   --------    --------      --------    --------
Total                                                $1,456,094   $284,684    $616,269      $296,023    $259,118
                                                     ==========   ========    ========      ========    ========

* Other long-term liabilities primarily reflect pension and long-term incentive obligations.

     Alleghany's insurance operations have obligations to make certain payments for losses and loss adjustment expenses pursuant to insurance policies they issue. These future payments are reflected as reserves on Alleghany's financial statements. With respect to loss and loss adjustment expenses, there is typically no minimum contractual commitment associated with insurance contracts and the timing and ultimate amount of actual claims related to these reserves is uncertain. Additional information regarding reserves for loss and loss adjustment expenses, including information regarding the timing of payments of such expenses, can be found on pages 14 through 18 and pages 24 through 27 of this Report.

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

ALLEGHANY INSURANCE HOLDINGS LLC

     The obligations and cash outflow of AIHL's operating units include claim settlements, administrative expenses and purchases of investments. In addition to premium collections, cash inflow is obtained from interest and dividend income and maturities and sales of investments. Because cash inflow from premiums is received in advance of cash outflow required to settle claims, AIHL's operating units accumulate funds which they invest pending the need for liquidity. As an insurance company's cash needs can be unpredictable due to the uncertainty of the claims settlement process, AIHL's portfolio (which includes those of its operating units) is composed primarily of short-term investments and debt securities to ensure the availability of funds and maintain a sufficient amount of liquid securities. As of December 31, 2004, investments represented 49.0 percent of the assets of AIHL and its operating units.

     AIHL's investment strategy seeks to preserve principal and maintain liquidity while trying to maximize its risk-adjusted, after-tax rate of return. Investment decisions are guided mainly by the nature and timing of expected liability payouts, management's forecast of cash flows and the possibility of unexpected cash demands, for example, to satisfy claims due to catastrophic losses. AIHL's investment portfolio currently consists mainly of highly rated and liquid debt securities and equity securities listed on national securities exchanges. AIHL's debt securities portfolio has been designed to enable management to react to investment opportunities created by changing interest rates, prepayments, tax and credit considerations or other factors, or to circumstances that could result in a mismatch between the duration of such portfolio assets and the duration of liabilities, and, as such, is classified as available for sale.

     At December 31, 2004, Alleghany's had total unpaid losses and adjustment expenses of $1,232.3 million, which included unpaid losses of $341.8 million on AIHL's gross property catastrophe losses from 2004 third quarter hurricane activity, and reinsurance recoverables on such total unpaid losses and loss adjustment expenses of $591.4 million. As of December 31, 2004, AIHL's investment portfolio had a fair market value of $1.65 billion and consisted primarily of high quality debt securities with an average life of 3.7 years and an effective duration of 2.7 years. Effective duration measures a portfolio's sensitivity to change in interest rates; a change within a range of plus or minus 1 percent in interest rates would be expected to result in an inverse change of approximately 2.7 percent in the fair market value of the portfolio of AIHL. The overall debt securities portfolio credit quality is measured using the lower of either Standard & Poors or Moody's rating. The weighted average rating at December 31, 2004 was AA/Aa, with over 98.7 percent of all securities rated investment grade. AIHL's investment portfolio also included 404,300 shares of CIGNA common stock with a fair market value of $33.0 million as of December 31, 2004. AIHL's investment portfolio contains no investments of a derivative nature.

     Although Alleghany believes that AIHL's liquid assets and its net cash provided by operations will enable it to meet any foreseeable cash requirements, if losses to be paid accelerated beyond the ability of AIHL's operating units to fund such losses from current operating cash flows, AIHL would need to liquidate a portion of its investment portfolio and/or arrange for financing. Potential events causing such a liquidity strain could be the result of several significant catastrophic events occurring in a relatively short period of time. Additional strain on liquidity could occur if the investments sold to fund such paid losses were sold into a depressed marketplace and/or reinsurance recoverables on such paid losses became uncollectible or collateral supporting such reinsurance recoverables significantly decreased.

     Additional detail regarding AIHL's investment portfolio and investment strategy can be found on pages 37 through 41 of this Report.

WORLD MINERALS INC.

     The obligations and cash outflow of World Minerals include payments for supplies used in making products for sale to customers, capital expenditures, labor and other costs related to production, transportation expenses, administrative expenses and dividends. Cash inflow is obtained from profits made on the sale of products and collection of receivables, and proceeds from borrowings.

     In March 2003, World Minerals entered into a credit agreement with several banks providing for a commitment for revolving credit loans and/or letters of credit in an aggregate principal amount of $100.0 million which expires in 2007. World Minerals used amounts available to it under such credit agreement to pay all outstanding indebtedness under its former credit agreement. As of December 31, 2004, $52.0 million of indebtedness and no letters of credit were outstanding under the credit agreement, leaving $48.0 million unused and available for borrowing and/or letters of credit. An additional $5.1 million of short-term debt and $1.2 million of long-term debt from local foreign loans and $0.5 million of letters of credit which are permitted under World Minerals' credit agreement were outstanding as of December 31, 2004.

     World Minerals paid cash dividends to Alleghany of $6.8 million in 2004, $35.4 million in 2003 and $2.6 million in 2002.

ALLEGHANY PROPERTIES LLC

     As part of Alleghany's sale of Sacramento Savings Bank in 1994, Alleghany, through its wholly owned subsidiary Alleghany Properties, purchased the real estate and real estate-related assets of Sacramento Savings. Alleghany Properties is Alleghany's only subsidiary holding substantial real estate investments.

     As of December 31, 2004, Alleghany Properties held properties having a total book value of approximately $30.1 million, as compared with approximately $32.7 million as of December 31, 2003 and approximately $36.3 million as of December 31, 2002. Such properties and loans had a total book value of approximately $90.1 million as of October 31, 1994 (the date the assets were purchased by Alleghany Properties).

     On December 11, 1998, Alleghany Properties issued $40.0 million aggregate principal amount of 6.83 percent senior notes due 2004, the proceeds from which were used to pay a dividend of $39.5 million to Alleghany in 1998 and to cover the expenses of the issuance.

     On December 11, 2004, Alleghany Properties made its final principal payment on the notes, including accrued interest thereon, in the amount of $8.3 million.

     The capital needs of Alleghany Properties consist primarily of various development costs relating to its owned properties and corporate administration. Adequate funds to provide for the currently foreseeable needs of its business are expected to be generated by sales and, if needed, capital contributions by Alleghany.

     Alleghany Properties paid an aggregate of $10.0 million of cash dividends to Alleghany in 2003.

MATERIAL OFF-BALANCE SHEET ARRANGEMENTS

     Alleghany did not enter into any material off-balance sheet arrangements during 2004, 2003 or 2002, nor did it have any material off-balance sheet arrangements outstanding at December 31, 2004, 2003 or 2002.

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

     Alleghany holds its equity securities and debt securities as available for sale. Any changes in the fair value in these securities, net of tax, would be reflected in Alleghany's accumulated other comprehensive income as a component of stockholders' equity. The table below summarizes Alleghany's equity price risk and shows the effect of a hypothetical increase or decrease in market prices as of December 31, 2004 and 2003 on the estimated fair value of Alleghany's consolidated equity portfolio. The selected hypothetical changes do not indicate what could be the potential best or worst case scenarios (dollars in millions):

                                               Estimated Fair Value   Hypothetical Percentage
    AS OF      Estimated Fair   Hypothetical    after Hypothetical     Increase (Decrease) in
DECEMBER 31,        Value       Price Change     Change in Prices       Stockholders' Equity
------------   --------------   ------------   --------------------   -----------------------
     2004          $645.2       20% Increase          $774.2                    4.8%
                                20% Decrease          $516.1                   (4.8)%
     2003          $620.8       20% Increase          $744.9                    5.1%
                                20% Decrease          $496.6                   (5.1)%

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

     Alleghany, through World Minerals, conducts certain business activities in foreign countries. World Minerals minimizes its exposure to the risk of foreign currency fluctuation by, among other things, requiring its non-European subsidiaries to invoice their export customers in U.S. dollars and causing its subsidiaries, whenever feasible, to declare and pay dividends to repatriate profits back to the U.S. in U.S. dollars. Alleghany does not believe that the operations of World Minerals subject Alleghany to a material risk from foreign currency fluctuation.

     The tables below present a sensitivity analysis of Alleghany's consolidated debt securities and subsidiaries' debt, as of December 31, 2004 and 2003, that are sensitive to changes in interest rates. Sensitivity analysis is defined as the measurement of potential change in future earnings, fair values or cash flows of market sensitive instruments resulting from one or more selected hypothetical changes in interest rates over a selected time. In this sensitivity analysis model, Alleghany uses fair values to measure its potential change, and a +/- 200 basis point range of change in interest rates to measure the hypothetical change in fair value of the financial instruments included in the analysis. The change in fair value is determined by calculating hypothetical December 31, 2004 and 2003 ending prices based on yields adjusted to reflect a +/- 200 basis point range of change in interest rates, comparing such hypothetical ending prices to actual ending prices, and multiplying the difference by the par outstanding.

At December 31, 2004 (dollars in millions)

INTEREST RATE SHIFTS               -200       -100         0         100        200
--------------------             --------   --------   --------   --------   --------
ASSETS
Debt securities, fair value      $1,242.4   $1,211.1   $1,179.2   $1,146.8   $1,114.4
Estimated change in fair value   $   63.2   $   31.9   $      0   $  (32.4)  $  (64.8)

LIABILITIES
Subsidiaries' debt, fair value   $  140.4   $  141.5   $  142.6   $  143.7   $  144.9
Estimated change in fair value   $   (2.2)  $   (1.1)  $      0   $    1.1   $    2.3

At December 31, 2003 (dollars in millions)

INTEREST RATE SHIFTS              -200     -100       0       100      200
--------------------             ------   ------   ------   ------   ------
ASSETS
Debt securities, fair value      $979.2   $948.0   $917.3   $887.1   $857.9
Estimated change in fair value   $ 61.9   $ 30.7   $    0   $(30.2)  $(59.4)

LIABILITIES
Subsidiaries' debt, fair value   $149.9   $151.2   $152.6   $153.9   $152.2
Estimated change in fair value   $ (2.6)  $ (1.3)  $    0   $  1.3   $  2.6

     These sensitivity analyses provide only a limited, point-in-time view of the market risk of the financial instruments discussed above. The actual impact of changes in equity prices and market interest rates on the financial instruments may differ significantly from those shown in the above sensitivity analyses. The sensitivity analyses are further limited because they do not consider any actions Alleghany could take in response to actual and/or anticipated changes in equity prices and in interest rates.

FORWARD-LOOKING STATEMENTS

"Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk" contain disclosures which are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan," "believe," "potential," "should," "continue" or the negative versions of those words or other comparable words. These forward-looking statements are based upon the Company's current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and Alleghany's future financial condition and results. These statements are not guarantees of future performance, and Alleghany has no specific intention to update these statements. The uncertainties and risks include, but are not limited to: risks relating to Alleghany's insurance subsidiaries such as

     -    the cyclical nature of the property casualty industry;

     - the long-tail and potentially volatile nature of certain casualty lines of business written by such subsidiaries;

     -    the availability of reinsurance;

     -    exposure to terrorist acts;

     - the willingness and ability of such subsidiaries' reinsurers to pay reinsurance recoverables owed to such subsidiaries;

     -    changes in the ratings assigned to such subsidiaries;

     -    claims development and the process of estimating reserves;

     -    legal and regulatory changes;

     -    the uncertain nature of damage theories and loss amounts;

     -    increases in the levels of risk retention by such subsidiaries;

     - adverse loss development for events insured by such subsidiaries in either the current year or prior years; and

     - significant weather-related or other natural or human-made catastrophes and disasters.

Additional risks and uncertainties include general economic and political conditions, including the effects of a prolonged U.S. or global economic downturn or recession, changes in costs, including changes in labor costs, energy costs and raw material prices, variations in political, economic or other factors such as currency exchange rates, risks relating to conducting operations in a competitive environment and conducting operations in foreign countries, effects of acquisition and disposition activities, inflation rates or recessionary or expansive trends, changes in market prices of Alleghany's significant equity investments, tax, extended labor disruptions, civil unrest or other external factors over which Alleghany has no control, and changes in Alleghany's plans, strategies, objectives, expectations or intentions, which may happen at any time at its discretion. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of Alleghany.

REPORTS AND CERTIFICATIONS

Management's Report on Internal Control Over Financial Reporting

     Alleghany's management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Alleghany's internal control system was designed to provide reasonable assurance to its management and Board of Directors regarding the preparation and fair presentation of financial statements for external purposes.

     Alleghany carried out an evaluation, under the supervision and with the participation of its management, including the chief executive officer and chief financial officer, of the effectiveness of its internal control over financial reporting based on the framework in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on that evaluation, Alleghany management, including the chief executive officer and chief financial officer, concluded that, as of December 31, 2004, Alleghany's internal control over financial reporting was effective. Alleghany's independent registered public accounting firm, KPMG LLP, has issued an attestation report on the effectiveness of Alleghany's internal control over financial reporting and Alleghany management's assessment of such effectiveness which appears on page 79 of this Report. It should be noted that all internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Certifications

     The certifications of Alleghany's President and chief executive officer and its chief financial officer required by Section 302 of the Sarbanes-Oxley Act of 2002 were included as exhibits to Alleghany's Annual Report on Form 10-K for the year ended December 31, 2004, which was filed with the Securities and Exchange Commission in March 2005.

     On May 21, 2004, the annual certification of Alleghany's President and chief executive officer, certifying that, other than non-compliance resulting from Alleghany not yet having a website, he was not aware of any violation by Alleghany of the New York Stock Exchange's corporate governance listing standards, was filed with the New York Stock Exchange. Alleghany established its website, www.alleghany.com, in June 2004.

CONSOLIDATED BALANCE SHEETS

Alleghany Corporation and Subsidiaries

December 31,

                                                                 2004         2003
                                                              ----------   ----------
(in thousands, except share amounts)
ASSETS
Available for sale securities at fair value:
   Equity securities (cost: 2004, $290,597;2003, $370,982)    $  645,184   $  620,754
   Debt securities (cost: 2004, $1,178,982; 2003, $910,307)    1,179,210      917,270
Short-term investments                                           378,452      135,079
                                                              ----------   ----------
                                                               2,202,846    1,673,103
                                                              ----------   ----------
Cash                                                             288,436      230,929
Notes receivable                                                  91,665       92,082
Accounts receivable, net                                          70,547       99,697
Premium balances receivable                                      203,141      279,682
Reinsurance recoverables                                         623,325      174,099
Ceded unearned premium reserves                                  286,451      231,166
Deferred acquisition costs                                        56,165       47,282
Property and equipment at cost,
   net of accumulated depreciation and amortization              168,316      174,097
Inventory                                                         41,521       35,164
Goodwill and other intangibles, net of amortization              223,706      227,595
Deferred tax assets                                              104,563       77,640
Other assets                                                      67,043       90,809
Assets of discontinued operations                                     --       85,153
                                                              ----------   ----------
                                                              $4,427,725   $3,518,498
                                                              ==========   ==========

LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Losses and loss adjustment expenses                           $1,232,337   $  437,994
Unearned premiums                                                751,131      644,068
Reinsurance payable                                              112,479      255,117
Deferred tax liabilities                                         224,847      190,402
Subsidiaries' debt                                               138,258      148,998
Current taxes payable                                             17,433       49,605
Other liabilities                                                195,140      193,204
Liabilities of discontinued operations                                --       36,288
                                                              ----------   ----------
   Total liabilities                                           2,671,625    1,955,676
Preferred stock
   (preferred shares authorized: 2004 and 2003 -
      8,000,000; preferred shares issued and
      outstanding: none)                                              --           --
Common stockholders' equity:
   (common shares authorized: 2004 and 2003 -
      22,000,000; common shares issued and outstanding
      2004 - 7,676,197; 2003 - 7,644,232)                      1,756,100    1,562,822
                                                              ----------   ----------
                                                              $4,427,725   $3,518,498
                                                              ==========   ==========

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF EARNINGS

Alleghany Corporation and Subsidiaries

Years ended December 31,

                                                         2004        2003       2002
                                                      ----------   --------   --------
(in thousands, except per share amounts)
REVENUES
Net premiums earned                                   $  805,417   $430,914   $125,649
Net mineral and filtration sales                         285,587    266,136    251,361
Interest, dividend and other income                       63,053     56,064     53,064
Net gain on investment transactions                       86,870    151,842     36,375
                                                      ----------   --------   --------
   Total revenues                                      1,240,927    904,956    466,449
                                                      ----------   --------   --------
COSTS AND EXPENSES
Loss and loss adjustment expenses                        540,569    250,202    100,508
Commissions and brokerage expenses                       190,657    113,688     29,100
Cost of mineral and filtration sales                     217,546    199,148    184,685
Salaries, administrative and
   other operating expenses                               75,950     57,214     65,702
Corporate administration                                  41,278     34,678     25,700
Interest expense                                           4,800      4,726      5,786
                                                      ----------   --------   --------
   Total costs and expenses                            1,070,800    659,656    411,481
                                                      ----------   --------   --------
   Earnings from continuing operations,
      before income taxes                                170,127    245,300     54,968
Income taxes                                              52,179     79,112      1,583
                                                      ----------   --------   --------
   Earnings from continuing operations                   117,948    166,188     53,385
DISCONTINUED OPERATIONS
(Loss) earnings from operations of
      discontinued operations, (including
      loss on disposal of $1,950 in 2004)                 (1,033)    (4,933)     2,436
Income taxes (benefit)                                      (781)    (1,123)     1,008
                                                      ----------   --------   --------
Losses from discontinued operations, net of
      tax benefit                                           (252)    (3,810)     1,428
                                                      ----------   --------   --------
      Net earnings                                    $  117,696   $162,378   $ 54,813
                                                      ==========   ========   ========
BASIC EARNINGS (LOSS) PER SHARE OF COMMON STOCK: *
      Continuing operations                           $    15.38   $  21.87   $   7.03
      Discontinued operations                              (0.03)     (0.50)      0.19
                                                      ----------   --------   --------
Basic net earnings per share                          $    15.35   $  21.37   $   7.22
                                                      ==========   ========   ========
DILUTED EARNINGS (LOSS) PER SHARE OF COMMON STOCK:*
      Continuing operations                           $    15.34   $  21.79   $   6.97
      Discontinued operations                              (0.03)     (0.50)      0.19
                                                      ----------   --------   --------
Diluted net earnings per share                        $    15.31   $  21.29   $   7.16
                                                      ==========   ========   ========

*    Amounts reflect subsequent common stock dividends.

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY

Alleghany Corporation and Subsidiaries

Three Years Ended December 31, 2004

                                                                     Accumulated
                                                                        Other                                   Total
                                             Common   Contributed   Comprehensive   Treasury    Retained    Stockholders'
                                             Stock      Capital         Income        Stock     Earnings        Equity
                                            -------   -----------   -------------   --------   ----------   -------------
(in thousands, except share amounts)
BALANCE AT DECEMBER 31, 2001                 $7,514     $495,204      $183,849      $(57,356)  $  761,371    $1,390,582
   (7,973,543 shares of common
      stock issued; 326,597 in treasury)*
ADD (DEDUCT):
Net earnings                                     --           --            --            --       54,813        54,813
Other comprehensive income, net of tax:
   Translation loss                              --           --         5,790            --           --         5,790
   Minimum pension liability                     --           --        (3,888)           --           --        (3,888)
   Change in unrealized appreciation
      of investments, net                        --           --       (44,384)           --           --       (44,384)
                                             ------     --------      --------      --------   ----------    ----------
Comprehensive income                             --           --       (42,482)           --       54,813        12,331
                                             ------     --------      --------      --------   ----------    ----------
Common stock dividend                            --          238            --        26,355      (26,685)          (92)
Other, net                                       --       (1,520)           --       (21,959)          --       (23,479)
                                             ------     --------      --------      --------   ----------    ----------
BALANCE AT DECEMBER 31, 2002                  7,514      493,922       141,367       (52,960)     789,499     1,379,342
   (7,817,199 shares of common
      stock issued; 259,732 in treasury)
ADD (DEDUCT):
Net earnings                                     --           --            --            --      162,378       162,378
Other comprehensive loss,
   net of tax:
      Translation gain                           --           --        12,679            --           --        12,679
      Minimum pension liability                  --           --          (108)           --           --          (108)
      Change in unrealized appreciation
         of investments, net                     --           --          (628)           --           --          (628)
                                             ------     --------      --------      --------   ----------    ----------
Comprehensive income                             --           --        11,943            --      162,378       174,321
                                             ------     --------      --------      --------   ----------    ----------
Common stock dividend                            --       (2,125)           --        26,685      (24,639)          (79)
Other, net                                       --       (6,366)           --        15,604           --         9,238
                                             ------     --------      --------      --------   ----------    ----------
BALANCE AT DECEMBER 31, 2003                  7,514      485,431       153,310       (10,671)     927,238     1,562,822
   (7,663,921 shares of common
      stock issued; 19,689 in treasury)
ADD (DEDUCT):
Net earnings                                     --           --            --            --      117,948       117,948
Loss from discontinued operations                --           --            --            --         (252)         (252)
   Other comprehensive income,
      net of tax:
      Translation gain                           --           --         6,088            --           --         6,088
      Minimum pension liability                  --           --          (697)           --           --          (697)
      Change in unrealized appreciation
         of investments, net                     --           --        65,188            --           --        65,188
                                             ------     --------      --------      --------   ----------    ----------
Comprehensive income                                                    70,579                    117,696       188,275
                                             ------     --------      --------      --------   ----------    ----------
Common stock dividend                           150       39,779            --                    (40,046)         (117)
Other, net                                       13        1,683            --         3,424                      5,120
                                             ------     --------      --------      --------   ----------    ----------
BALANCE AT DECEMBER 31, 2004                 $7,677     $526,893      $223,889      $ (7,247)  $1,004,888    $1,756,100
   (7,677,137 shares of common
      stock issued; 940 in treasury)
                                             ======     ========      ========      ========   ==========    ==========

*    Amounts reflect subsequent common stock dividends.

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Alleghany Corporation and Subsidiaries

Years Ended December 31

                                                        2004          2003         2002
                                                    -----------   -----------   ----------
(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings from continuing operations             $   117,948   $   166,188   $  53,385
Adjustments to reconcile net earnings
   to cash provided by operations:
Depreciation and amortization                            45,801        28,755      17,401
Net gain on investment transactions
   and sales of subsidiary                              (86,870)     (151,842)    (36,375)
Tax benefit on stock options exercised                    1,317         4,267       1,188
Decrease (increase) in other assets                      23,107       (46,068)     15,898
(Increase) decrease in accounts
   and notes receivable                                  31,485         2,626     (31,346)
(Increase) decrease in inventory                         (6,113)       (2,659)     19,779
(Increase) decrease in reinsurance
   receivable, net of reinsurance payable              (591,864)       76,264      34,727
(Increase) decrease in premium
   balances receivable                                   76,541      (271,008)         --
(Increase) decrease in ceded unearned
   premium reserves                                     (55,285)     (305,843)        266
Increase in deferred acquisition costs                   (8,883)      (30,601)         --
Increase (decrease) in other liabilities
   and current taxes                                    (38,355)      104,144     (41,486)
Increase in unearned premiums                           107,063       657,406       6,141
Increase (decrease)in losses and loss adjustment
   expenses                                             794,343       199,987      (8,215)
                                                    -----------   -----------   ---------
Net adjustments                                         292,287       265,428     (22,022)
                                                    -----------   -----------   ---------
Net cash provided by operating activities               410,235       431,616      31,363
                                                    -----------   -----------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments                              (1,039,690)   (1,451,746)   (885,410)
Sales of investments                                    940,419       756,517     503,652
Sale of subsidiary                                       53,403            --          --
Purchases of property and equipment                     (16,489)      (13,313)    (13,173)
Net change in short-term investments                   (242,845)      493,321     581,315
Other, net                                              (19,988)       94,189      65,811
Acquisition of insurance companies,
   net of cash acquired                                 (17,918)     (109,244)   (221,056)
                                                    -----------   -----------   ---------
Net cash provided by (used in)
   investing activities                                (343,108)     (230,276)     31,139
                                                    -----------   -----------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on long-term debt                    (26,382)      (49,104)    (30,647)
Proceeds of long-term debt                               15,642        58,152      13,775
Treasury stock acquisitions                                  --          (287)    (28,731)
Net cash used in discontinued operations                 (2,230)           --      (1,548)
Other, net                                                3,350        (5,623)        450
                                                    -----------   -----------   ---------
   Net cash provided by (used in)
      financing activities                               (9,620)        3,138     (46,701)
                                                    -----------   -----------   ---------
   Net increase in cash                                  57,507       204,478      15,801
Cash at beginning of year                               230,929        26,451      10,650
                                                    -----------   -----------   ---------
Cash at end of year                                 $   288,436   $   230,929   $  26,451
                                                    ===========   ===========   =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
   Interest                                         $     3,613   $     3,599   $  13,158
   Income taxes                                     $   117,410   $    41,569   $   5,307
                                                    ===========   ===========   =========

See accompanying Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     ALLEGHANY CORPORATION AND SUBSIDIARIES

1. Summary of Significant Accounting Principles

a. Principles of Financial Statement Presentation.

     Alleghany Corporation, a Delaware corporation ("Alleghany," or together with its subsidiaries, the "Company"), owns Alleghany Funding Corporation ("Alleghany Funding"); World Minerals Inc. ("World Minerals"); Alleghany Properties LLC ("API"); and Alleghany Insurance Holdings LLC ("AIHL"). The Company owns 100% of these subsidiaries, except for World Minerals in which its ownership interest is 99.9%. Alleghany also owned Heads & Threads International LLC ("H&T") until December 31, 2004. Accordingly, the operations of H&T have been reclassified as discontinued operations for all periods presented. See Note 2.

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

     On July 1, 2003, AIHL completed the acquisition of Resurgens Specialty Underwriting, Inc. ("Resurgens Specialty"), a specialty wholesale underwriting agency, from Royal Group, Inc., a subsidiary of Royal & Sun Alliance Insurance Group plc ("R&SA"), for cash consideration, including capitalized expenditures, of approximately $116.0 million. Resurgens Specialty became a subsidiary of RSUI Group, Inc. ("RSUI"). In connection with the acquisition of Resurgens Specialty, on June 30, 2003, RSUI Group, Inc. acquired RSUI Indemnity Company ("RIC") to write admitted business underwritten by Resurgens Specialty, from Swiss Re America Holding Corporation for cash consideration of approximately $19.7 million. On September 2, 2003, RIC purchased Landmark American Insurance Company ("Landmark") to write non-admitted business underwritten by Resurgens Specialty, for cash consideration of $33.9 million. As a result of these acquisitions, AIHL allocated $21.9 million to goodwill and $102.9 million to intangible assets. AIHL's results of operations include Resurgens Specialty's results from July 1, 2003.

     In March 2003, AIHL established a new specialty liability insurance underwriting company, Darwin Professional Underwriters, Inc. ("Darwin"). AIHL owns 80 percent of the currently outstanding shares of common stock of Darwin. The remaining 20 percent of the shares of common stock of Darwin were awarded to members of Darwin's management under a restricted stock plan. In 2004 and 2003, certain conditions were not achieved and as a result, no minority interest was recorded in 2004 or 2003.

     The accompanying consolidated financial statements include the results of Alleghany and its majority-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America. All significant inter-company balances and transactions have been eliminated in consolidation.

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

     At December 31, 2004 and 2003, available for sale securities are recorded at fair value based on quoted market prices or dealer quotes. Unrealized gains and losses during the year, net of the related tax effect applicable to available-for-sale securities, are excluded from earnings and reflected in comprehensive income and the cumulative effect is reported as a separate component of common stockholders' equity until realized. A decline in the fair value of an available-for-sale security below its cost that is deemed other than temporary is charged to earnings.

     Realized gains and losses on investments are determined on the specific identification method.

     At December 31, 2004 and 2003, the Company had a concentration of market risk in its holdings of the equity securities of Burlington Northern Santa Fe Corporation of $378.5 million and $258.8 million, respectively. The cost of these securities is $96.6 million.

c. Derivative Financial Instruments.

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

d. Cash.

     For purposes of the consolidated statements of cash flows, cash includes only funds which are available for immediate withdrawal.

e. Accounts Receivable.

     Accounts receivable consist of receivables, net of allowances.

f. Premiums and Unearned Premiums.

     Premiums are recognized as revenue on a pro-rata basis over the term of an insurance policy. This recognition is based on the short term (twelve months or less) nature of the lines of business written by AIHL's operating units, which consist of property and casualty and fidelity and surety lines. Unearned premiums represent the portion of premiums written which are applicable to the unexpired terms of insurance policies in force.

     Premium balances receivable are reported net of an allowance for estimated uncollectible premium amounts. Ceded premiums are charged to income over the applicable terms of the various reinsurance contracts with third party reinsurers.

g. Reinsurance Recoverables.

     AIHL follows the customary practice of reinsuring with other companies the loss exposures on business its insurance operations have written. This practice allows AIHL's insurance operations to diversify their business and write larger policies, while limiting the extent of their primary maximum net loss. Reinsuring loss exposures does not relieve AIHL's insurance operations from their obligations to policyholders. AIHL's insurance operations remains liable to their policyholders for the portion reinsured to the extent that any reinsurer does not meet the obligations assumed under the reinsurance agreements. To minimize their exposure to losses from a reinsurer's inability to pay, AIHL's insurance operations periodically evaluate the financial condition of their reinsurers.

     Reinsurance recoverables (including amounts related to claims incurred but not reported) and prepaid reinsurance premiums are reported as assets. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured business. Ceded premiums are charged to income over the applicable terms of the various reinsurance contracts with third party reinsurers. Reinsurance contracts that do not result in a reasonable possibility that the reinsurer may realize a significant loss from the insurance risk assumed and that do not provide for the transfer of significant insurance risk generally do not meet the conditions for reinsurance accounting and are accounted for as deposits.

h. Deferred Acquisition Costs.

     Acquisition costs related to unearned premiums that vary with, and are directly related to, the production of such premiums (principally commissions, premium taxes, compensation and certain underwriting expenses) are deferred. Deferred acquisition costs are amortized to expense as the related premiums are earned. Deferred acquisition costs are periodically reviewed to determine their recoverability from future income, including investment income, and if any such costs are determined to be not recoverable they are charged to expense. Deferred acquisition costs amortized to expense in 2004 and 2003 were $62.2 and $43.0 million, respectively.

i. Property and Equipment.

     Depreciation of buildings and equipment and amortization of leasehold improvements are principally calculated using the straight-line method over the estimated useful life of the respective assets or the life of the lease, whichever is less.

j. Inventory.

     Inventories are stated at the lower of cost or market. Cost is computed using either the last in, first out (LIFO) method, the first in, first out
(FIFO) method or the average cost.

k. Goodwill and Other Intangible Assets.

     Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 141 (SFAS 141), "Business Combinations," and No. 142 (SFAS 142), "Goodwill and Other Intangible Assets." Upon adoption, the Company stopped amortizing goodwill and certain intangible assets with an indefinite useful life created by business combinations accounted for using the purchase method of accounting. Instead, goodwill and certain intangible assets deemed to have an indefinite useful life are subject to an annual review for impairment. Other intangible assets that are not deemed to have an indefinite useful life will continue to be amortized over their useful lives.

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

m. Loss Reserves.

     The reserves for losses and loss adjustment expenses represent management's best estimate of the ultimate cost of all reported and unreported losses incurred through the balance sheet date and include but are not limited to: (i) the accumulation of individual estimates for claims reported on direct business prior to the close of an accounting period; (ii) estimates received from reinsurers with respect to reported claims which have been reinsured; (iii) estimates for incurred but not reported claims based on past experience modified for current trends; and (iv) estimates of expenses for investigating and settling claims based on past experience. The reserves recorded are based on estimates resulting from the review process, and differences between estimates and ultimate payments are reflected as an expense in the statement of earnings in the period in which the estimates are revised.

n. Revenue Recognition for Non-Insurance Operations.

     The Company recognizes revenue when products are shipped or delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed and determinable. Allowances for estimated returns and discounts are provided when the related revenue is recognized.

     Revenue and profits from land sales are recognized using the full accrual method when title has passed to the buyer, the collectibility of the sales price is reasonably assured, the required minimum cash down payment has been received, and the Company has no continuing involvement with the property. The Company has recorded sales under the full accrual method as all requirements have been met.

o. Net Earnings Per Share of Common Stock.

     Net earnings per share of common stock are based on the average number of shares of Alleghany common stock outstanding during the years ended December 31, 2004, 2003, and 2002, respectively, as adjusted for stock dividends. The average number of shares of common stock outstanding, as adjusted for stock dividends, was 7,667,811 in 2004, 7,599,638 in 2003, and 7,597,019 in 2002.

p. Stock Option Plans.

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

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: no cash dividend yield for all years; expected volatility of 18 percent for all years; risk-free interest rates ranging from 3.56 to 4.13 percent; and expected lives of eight years.

     The compensation cost that has been charged against income for the Company's stock-based plans was $16.7 million, $7.7 million, and $0.2 million in 2004, 2003, and 2002, respectively. Had compensation cost for the Company's two stock-based compensation plans been determined based on the fair value at the grant date for awards under those plans consistent with the method of SFAS 123, the Company's net earnings and earnings per share would have changed to the pro forma amounts indicated as follows:

                                           2004       2003       2002
                                         --------   --------   -------
Net earnings               As reported   $117,696   $162,378   $54,813
                           Pro forma     $118,934   $161,905   $53,109

Basic earnings per share   As reported   $  15.35   $  21.37   $  7.22
                           Pro forma     $  15.51   $  21.30   $  6.99

q. Reclassification.

     Certain prior year amounts have been reclassified to conform to the 2004 presentation.

r. Reclamation Costs.

     On January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143 (SFAS 143), "Accounting for Asset Retirement Obligations." SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and amortized over its useful life. In addition, the retirement obligation is discounted and accretion expense is recognized. In this regard, a provision has been established with respect to the Company's World Minerals subsidiary for the present value of estimated future costs of site reclamation relating to final reclamation at each site. The provision is based on engineering estimates of the anticipated method and extent of site reclamation required to meet regulatory requirements. The provision for reclamation costs is subject to review by management on a regular basis and is revised periodically to reflect changes in future estimated costs and/or regulatory requirements. The adoption of SFAS 143 did not have a material impact on the Company's consolidated financial condition or results of operations.

s. Recently Adopted Accounting Standards.

     Effective December 31, 2003, the Company adopted EITF Issue 03-01 (EITF 03-01), "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF 03-01 requires that certain quantitative and qualitative disclosures be made for debt and marketable equity securities classified as available for sale that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The Company has added the applicable disclosure information in Note 3.

     During 2004, the Company performed the impairment tests using the fair value approach required by SFAS 142. Based on these tests, there was no impairment to goodwill or intangible asset values during 2004.

     In November 2004 FASB Statement 151, "Inventory Costs," was issued. The Statement clarifies that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be recognized as current period charges. The Statement requires that the allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. Adoption of the Statement is required for inventory costs incurred during fiscal periods beginning after June 15, 2005. The Company's financial statements for all years presented reflect the adoption of the Statement's provisions.

     In December 2004 FASB Statement 123 (revised), "Share-Based Payment," was issued. The Statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements, establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires the application of a fair value based measurement method in accounting for share-based payment transactions with employees. The Statement is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Company's present method of accounting for share-based payments is described in Note 1.p. Stock Option Plans. The proforma effects of adoption of the Statement are also described in
Note 1.p. The Company plans to adopt the Statement in the third quarter of 2005.

t. Statutory Accounting Practices.

     The Company's insurance subsidiaries, domiciled principally in the States of New Hampshire, Delaware, Wisconsin, Nebraska and Oklahoma, prepare statutory financial statements in accordance with the accounting practices prescribed or permitted by the insurance departments of the states of domicile. Prescribed statutory accounting practices are those practices that are incorporated directly or by reference in state laws, regulations, and general administrative rules applicable to all insurance enterprises domiciled in a particular state. Permitted statutory accounting practices include practices not prescribed by the domiciliary state, but allowed by the domiciliary state regulatory authority. The impact of any permitted accounting practices on statutory surplus of the Company is not material.

u. Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of.

     Statement of Financial Accounting Standards No. 144 (SFAS 144), "Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," provides a single accounting model for long-lived assets to be disposed of. SFAS 144 also changes the criteria for classifying an asset as held for sale, broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company adopted SFAS 144 on January 1, 2002. As a result of the Company's analysis, certain assets were written down by $0.9 million in 2004, $0.9 million in 2003 and $1.2 million in 2002 to their fair value.

v. Correction of Error.

     The Consolidated Balance Sheet at December 31, 2003 has been restated to reflect the correction of an accounting error made at one of the Company's insurance operations. The asset and liability accounts affected by the correction, the amount previously reported, the amount of the correction and the restated amount are as follows:

                           Amount Previously    Amount of   December 31, 2003
                                Reported       Correction    Restated Amount
                           -----------------   ----------   -----------------
(in millions)
Assets
Reinsurance recoverables        $  190.8         $(16.7)         $  174.1
Ceded unearned
   premium reserves             $  264.0          (32.8)         $  231.2
                                                 ------
Total assets                    $3,568.0         $(49.5)         $3,518.5
                                --------         ------          --------
Liabilities
Losses and loss
   adjustment expenses          $  454.7         $(16.7)         $  438.0
Unearned premiums               $  676.9          (32.8)         $  644.1
                                                 ------
Total liabilities               $2,005.2         $(49.5)         $1,955.7
                                --------         ======          --------


     The correction recorded in the 2004 third quarter was identified by management during a financial statement review and relates to certain inter-company reinsurance balances that had not been eliminated on the Consolidated Balance Sheet. The correction had no impact on the Consolidated Statements of Earnings or stockholders' equity. The Consolidated Statements of Cash Flow have been adjusted for the correction. There was no impact on cash flows from operating activities, investing activities or financing activities.

2. Sale of H&T

     In December 2004, the Company entered into an agreement to sell H&T. The sale closed on December 31, 2004. The Company has classified the operation as a "discontinued operation" in its financial statements for all periods presented. Under the terms of the transaction, Alleghany received consideration of approximately $54 million in cash, subject to adjustment based upon net book value at closing. The sale generated a pre-tax loss on disposal of $1.95 million and a $1.2 million loss after taxes. The loss on sale is included in discontinued operations in 2004.

     Historical information relating to the discontinued operation is as follows (in thousands):

                                                                           2003
                                                                         -------
Assets
Cash                                                                     $   654
Accounts receivable, net                                                  13,111
Inventory                                                                 49,448
Property and equipment at cost, net                                        3,611
Goodwill                                                                   6,144
Deferred tax assets                                                       10,967
Other assets                                                               4,089
                                                                         -------
                                                                         $88,024
                                                                         =======

Liabilities and Stockholder's Equity
Bank debt                                                                $18,052
Other liabilities                                                         17,796
Deferred tax liabilities                                                     440
                                                                         -------
                                                                          36,288
Common stockholder's equity                                               51,736
                                                                         -------
                                                                         $88,024
                                                                         =======

     The balance sheet accounts shown above are before an inter-company elimination of $2,871 for deferred taxes made in the preparation of the Company's 2003 Consolidated Balance Sheet.

     The results of operations for each of the three years ending in 2004 are shown below:

                                                      2004       2003       2002
                                                    --------   --------   --------
Revenues
Net fastener sales                                  $158,244   $113,277   $110,408
                                                    --------   --------   --------
Costs and Expenses

Salaries, administration and other expenses           35,711     29,259     25,051
Cost of goods sold-- fasteners                       120,920     88,163     82,162
Interest expense                                         696        788        759
                                                    --------   --------   --------
   Total costs and expenses                          157,327    118,210    107,972
                                                    --------   --------   --------
Earnings (loss)                                          917     (4,933)     2,436
Income taxes (benefit)                                   (34)     1,123      1,008
                                                    --------   --------   --------
Net earnings (loss)  from discontinued operations   $    951   $ (3,810)  $  1,428
                                                    ========   ========   ========

3. Investments

     Available for sale securities at December 31, 2004 and 2003 are summarized as follows (in thousands):

2004

                                Amortized      Gross        Gross
                                  Cost      Unrealized   Unrealized      Fair
Consolidated                     or Cost       Gains       Losses        Value
----------------------         ----------   ----------   ----------   ----------
Equity securities              $  290,057    $355,250     $  (663)    $  645,184
Debt securities                 1,178,982       6,688      (6,460)     1,179,210
Short-term investments            378,452          --          --        378,452
                               ----------    --------     -------     ----------
                               $1,848,031    $361,938     $(7,123)    $2,202,846
                               ==========    ========     =======     ==========

INDUSTRY SEGMENT
AIHL insurance group           $1,604,445    $ 55,928     $(7,123)    $1,653,250
World Minerals                      4,061          --          --          4,061
Corporate activities              239,525     306,010          --        545,535
                               ----------    --------     -------     ----------
                               $1,848,031    $361,938     $(7,123)    $2,202,846
                               ==========    ========     =======     ==========

2003

                                Amortized      Gross        Gross
                                  Cost      Unrealized   Unrealized      Fair
CONSOLIDATED                     or Cost       Gains       Losses        Value
----------------------         ----------   ----------   ----------   ----------
Equity securities              $  370,982    $249,785     $   (13)    $  620,754
Debt securities                   910,307       9,808      (2,845)       917,270
Short-term investments            135,079          --          --        135,079
                               ----------    --------     -------     ----------
                               $1,416,368    $259,593     $(2,858)    $1,673,103
                               ==========    ========     =======     ==========

INDUSTRY SEGMENT
AIHL insurance group           $1,186,052    $ 87,983     $(2,845)    $1,271,190
Mining and filtration               1,234          --          --          1,234
Corporate activities              229,082     171,610         (13)       400,679
                               ----------    --------     -------     ----------
                               $1,416,368    $259,593     $(2,858)    $1,673,103
                               ==========    ========     =======     ==========

     The amortized cost and estimated fair value of debt securities at December 31, 2004 by contractual maturity are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Debt securities due after ten years include $152.7 million of securities, at amortized cost and fair value, that are redeemable at par within one year.

                                                     Amortized Cost   Fair Value
                                                     --------------   ----------
Short-term investments
   due in one year or less                             $  378,452     $  378,452
                                                       ----------     ----------
Mortgage-backed securities                                237,883        237,799
                                                       ----------     ----------
Debt securities
   due within one year                                     99,003         98,787
   due one through five years                             394,970        393,478
   due five through ten years                             214,680        215,615
   due after ten years                                    232,446        233,531
                                                       ----------     ----------
Equity securities                                         290,597        645,184
                                                       ----------     ----------
                                                       $1,848,031     $2,202,846
                                                       ==========     ==========

     The proceeds from sales of available-for-sale securities were $940.4 million, $756.5 million, and $503.7 million in 2004, 2003, and 2002, respectively. Gross realized gains and gross realized losses of available-for-sale securities were $ 90.8 million and

$3.9 million, $159.4 million and $7.5 million, and $48.1 million and $11.7 million in 2004, 2003, and 2002, respectively.

     Interest, dividend and other income is comprised as follows (in thousands):

                                                       2004      2003      2002
                                                     -------   -------   -------
Interest income                                      $41,462   $22,549   $24,691
Dividend income                                       10,387    14,522    10,944
Other income                                          11,204    18,993    17,429
                                                     -------   -------   -------
                                                     $63,053   $56,064   $53,064
                                                     =======   =======   =======

     During 2004, 2003, and 2002, Alleghany had available-for-sale securities that were trading below cost. The Company determined that these declines were other-than-temporary and, accordingly, recorded a loss provision of approximately $0.3 million, $0.4 million, and $1.5 million, respectively, for these investments.

     An investment in a debt or equity security is impaired if its fair value falls below its book value and the decline is considered to be other than temporary. Factors considered in determining whether a decline is other-than-temporary include the duration of time and the magnitude to which fair value has been below cost; the financial condition and near-term prospects of the issuer; extraordinary events including negative news releases and rating agency downgrades; and the Company's ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery. A debt security is impaired if it is probable that the Company will not be able to collect all amounts due under the security's contractual terms. Equity investments are impaired when it becomes apparent that the Company will not recover its cost over the expected holding period. Further, for securities expected to be sold, an other-than-temporary impairment charge is recognized if the Company does not expect the fair value of a security to recover the cost prior to the expected date of sale.

     The gross unrealized investment losses and related fair value for fixed maturities and equity securities at December 31, 2004 were as follows:

                                                                         Gross
                                                             Fair     unrealized
                                                             value       loss
                                                           --------   ----------
Fixed maturities
US GOVERNMENT OBLIGATIONS
Less than 6 months                                         $ 37,556     $  319
More than 6 months                                         $ 41,088     $  598
MORTGAGE-BACKED SECURITIES
Less than 6 months                                         $ 21,729     $   78
More than 6 months                                         $ 84,806     $1,093
STATE, MUNICIPALS AND
   POLITICAL SUBDIVISIONS
Less than 6 months                                         $ 50,964     $  158
More than 6 months                                         $197,942     $2,456
CORPORATE BONDS AND OTHER
Less than 6 months                                         $102,669     $  707
More than 6 months                                         $ 63,250     $1,051
                                                           --------     ------
TOTAL DEBT SECURITIES
Less than 6 months                                         $212,918     $1,262
More than 6 months                                         $387,086     $5,198
                                                           --------     ------

EQUITY SECURITIES
Less than 6 months                                         $  1,180     $   45
More than 6 months                                         $  9,221     $  618
                                                           --------     ------
TOTAL TEMPORARILY IMPAIRED
   SECURITIES
Less than 6 months                                         $214,098     $1,307
More than 6 months                                         $396,307     $5,816
                                                           --------     ------
Total                                                      $610,405     $7,123
                                                           ========     ======

4. Notes Receivable

     Notes receivable are primarily comprised of a $91.5 million note due January 2007 bearing interest at a rate equal to the 30-day commercial paper rate plus 0.0625 percent. At December 31, 2004 such rate was 2.32 percent.

5. Inventory

     Inventories at December 31, 2004 and 2003 are summarized as follows (in thousands):

                                                                 2004      2003
                                                               -------   -------
Finished goods                                                 $20,580   $16,489
Work in process                                                  5,941     5,509
Raw material                                                    15,000    13,166
                                                               -------   -------
                                                               $41,521   $35,164
                                                               =======   =======

6.   Reinsurance

     In the ordinary course of business, AIHL cedes reinsurance for purposes of risk diversification and limiting maximum loss exposure to catastrophic events. If the assuming reinsurers are unable to meet the obligations assumed under these agreements, AIHL would remain liable. Reinsurance recoverables at December 31, 2004, 2003 and 2002 consist of the following (in thousands):

                                                    2004       2003       2002
                                                  --------   --------   --------
Reinsurance recoverables
   on paid losses                                 $ 31,908   $ 12,067   $  2,713
Ceded outstanding losses
   and loss adjustment expenses                    591,417    162,032    144,766
                                                  --------   --------   --------
Reinsurance recoverables                          $623,325   $174,099   $147,479
                                                  ========   ========   ========

     The largest concentration of reinsurance recoverables at December 31, 2004 was due from Swiss Re for $86.1 million, or 13.8% of the total. A.M. Best rates Swiss Re A+ for its financial strength. In addition, AIHL has a recoverable from Employers Re of $74.6 million, or 12% of the total. A.M. Best rates Employers Re A for its financial strength. Approximately 96.0% of AIHL's reinsurance recoverables are with reinsurers with an A.M. Best rating of A or higher for their financial strength. AIHL had no allowance for uncollectible reinsurance as of December 31, 2004.

     In connection with the acquisitions of Platte River and Landmark, the sellers contractually retained all of the loss and loss adjustment expense liabilities. These contractual provisions constituted loss reserve guarantees as contemplated under Emerging Issues Task Force ("EITF") D-54. "Accounting by the Purchasers for a

Seller's Guaranty of the Adequacy of Liabilities for Losses and Loss Adjustment Expenses of an Insurance Enterprise Acquired in a Purchase Business Combination." The relevant terms of these conditions are described below.

     On January 3, 2002, Alleghany acquired Platte River from Swiss Reinsurance American Corporation ("Swiss Re") pursuant to a Stock Purchase Agreement dated as of December 5, 2001, and transferred Platte River to AIHL pursuant to a Contribution Agreement dated January 3, 2002. The Stock Purchase Agreement provides that Swiss Re shall indemnify and hold harmless Alleghany, AIHL and Platte River and their respective directors, officers and employees from and against any and all liabilities arising out of binders, policies and contracts of insurance issued by Platte River to the date of closing under the Stock Purchase Agreement.

     AIHL recorded a reinsurance recoverables and a corresponding loss reserve liability in the amount of $181.3 million at the time it acquired Platte River. Such reinsurance recoverables and loss reserve liability may change as losses are reported. Such amounts were $72.0 million, $92.0 million, and $142.5 million for Platte River at December 31, 2004, 2003, and 2002, respectively.

     On September 2, 2003, RIC acquired Landmark from Guaranty National Insurance Company ("Guaranty National") pursuant to a Stock Purchase Agreement dated as of June 6, 2003. In contemplation of the sale of Landmark to RIC, Landmark and Royal Indemnity Company, an affiliate of Guaranty National ("Royal Indemnity"), entered into a 100% Quota Share Reinsurance Agreement and an Assumption of Liabilities Agreement, each dated as of September 2, 2003. Pursuant to these two agreements Royal Indemnity assumed all of Landmark's liabilities of any nature arising out of or relating to all policies, binders, and contracts of insurance issued in Landmark's name prior to the closing under the Stock Purchase Agreement, and all other liabilities of Landmark. The reinsurance recoverable and loss reserve liability recorded was $37.3 million at December 31, 2003. Such amount has decreased to $23.7 million at December 31, 2004.

     The following table indicates property and casualty premiums written and earned for the years ended December 31, 2004, 2003 and 2002 (in thousands):

2004                                                       Written      Earned
----                                                     ----------   ----------
Premiums direct                                          $1,506,161   $1,291,242
Premiums assumed                                         $   (7,863)  $   99,993
Premiums ceded                                           $  641,103   $  585,818
                                                         ==========   ==========

2003                                                          Written    Earned
----                                                         --------   --------
Premiums direct                                              $742,436   $262,045
Premiums assumed                                             $375,768   $264,168
Premiums ceded                                               $335,729   $ 95,299
                                                             ========   ========

2002                                                          Written    Earned
----                                                         --------   --------
Premiums direct                                              $145,497   $140,340
Premiums assumed                                             $  3,009   $  2,025
Premiums ceded                                               $ 16,982   $ 16,716
                                                             ========   ========

     The 2003 premiums attributable to reinsurance assumed are due to arrangements established in connection with two acquisitions made by AIHL, where the sellers issued policies at the request of the acquired company and the acquired company reinsured the risk of the seller under those policies net of certain reinsurance.

     Written premiums assumed were $375.8 million in 2003. Of this amount, about $374.7 arose in connection with AIHL's acquisition on July 1, 2003 of Resurgens Specialty, a wholesale underwriting agency, from a subsidiary of R&SA. Resurgens Specialty became a subsidiary of RSUI, and on June 30, 2003, RSUI acquired RIC to issue the insurance policies underwritten by Resurgens Specialty. At the time of its acquisition by RSUI, RIC was licensed in several states but was not licensed in all states in which Resurgens Specialty operated, and it was anticipated that it would take several months for RIC to obtain licenses in all of such states. Consequently, and in connection with the acquisition of Resurgens Specialty, RSA agreed to provide policy issuing services to RIC through June 2004 to cover this regulatory transition period. Thus, in a typical transaction in a state in which RIC was not yet licensed, Resurgens Specialty, as the underwriting agency, would underwrite the coverage, and one of R&SA's carriers would issue the policy to the insured. RIC then assumed the obligations of the R&SA carrier under the policy. RIC ceased using this R&SA policy issuing arrangement in the fourth quarter of 2003.

     AIHL's operating units reinsure a portion of the risks they underwrite in order to control their exposure to losses, manage capacity, stabilize earnings and protect capital resources. RSUI uses reinsurance on an extensive basis in order to build stable capacity and to provide protection against the accumulation of catastrophe risk. In 2004, RSUI ceded 48.5 percent of its gross premiums written to reinsurers. While the net amount of loss exposure retained by RSUI varies by line of business, as of December 31, 2004, RSUI retained a maximum net exposure for any single property or casualty risk of $7.5 million, with the exception of losses arising from acts of foreign terrorism. To protect against multiple losses due to catastrophes, RSUI maintains excess of loss reinsurance coverage in an amount estimated to be its loss exposure from a one-in-250 year catastrophic event. On a monthly basis, RSUI models estimated losses from a 250-year event and the modeled exposure estimates are used to structure various quota share reinsurance and catastrophe excess of loss reinsurance covers to protect RSUI's surplus from unexpected catastrophic events. In addition, RSUI uses facultative reinsurance in instances when RSUI wants greater coverage than provided by its treaties.

     Capitol Transamerica uses reinsurance to protect against severity losses. In the first eleven months of 2004, Capitol Transamerica reinsured individual property and casualty and contract surety risks in excess of $1.25 million with various reinsurers. The commercial surety line was reinsured for individual losses above $1.0 million with a 16.0 percent quota share reinsurance agreement. The quota share reinsurance agreement had a sliding scale ceded commission based upon the loss ratio of the commercial surety business. On December 1, 2004, Capitol Transamerica renegotiated its reinsurance treaties, lowering the overall cost for such treaties by increasing Capitol Transamerica's retention. For the property and casualty and contract surety treaties, the net retention was raised to $1.5 million and on the commercial surety treaty, the retention was raised to $1.25 million. The commercial surety quota share treaty was also eliminated.

     Through December, 31, 2004, business underwritten by Darwin was generally reinsured on a treaty basis for individual losses in excess of $3.0 million for directors and officers liability and managed care errors and omissions liability. Darwin reinsures on a treaty basis for individual losses in excess of $0.5 million for medical professional liability insurance for physicians, and in excess of $1.0 million (with a 15.0 percent participation on losses in excess of $2.0 million) for medical professional liability for medical facilities. The medical professional liability program also provides $2.0 million of "clash" protection (offering protection in the event that multiple policies written by Darwin are involved in the same loss occurrence) for losses in excess of $1.0 million. In addition, Darwin reinsures on a 50 percent quota share basis for individual psychiatrists professional liability. Certain of these reinsurance treaties contain swing-rated premiums that will vary, within a range, depending upon the profitability of the underlying premium subject to the treaty. In addition, Darwin obtains facultative reinsurance for certain business.

     Ceded loss recoveries for AIHL included in the Consolidated Statement of Earnings are approximately $567.1 million, $107.2 million and $8.6 million for the three years ended December 31, 2004.

7. Liability for Loss and Loss Adjustment Expenses

     Activity in liability for losses and loss adjustment expenses in 2004, 2003 and 2002 is summarized as follows (in thousands):

                                   2004        2003       2002
                                ----------   --------   --------
Balance at January 1            $  437,994   $258,471   $     --
Reserves acquired                       --     14,573    266,688
Less reinsurance recoverables      162,032    159,766    179,512
                                ----------   --------   --------
Net balance                        275,962    113,278     87,176
Incurred related to:
   Current year                    547,868    229,519     82,639
   Prior years                      (7,299)    20,683     17,869
                                ==========   ========   ========
Total incurred                     540,569    250,202    100,508
                                ----------   --------   --------
Paid related to:
   Current year                    103,033     40,122     28,562
   Prior years                      72,578     47,396     45,417
                                ----------   --------   --------
Total paid                         175,611     87,518     73,979
                                ----------   --------   --------
Net balance at December 31         640,920    275,962    113,705
Plus reinsurance recoverables      591,417    162,032    144,766
                                ----------   --------   --------
Balance at December 31          $1,232,337   $437,994   $258,471
                                ==========   ========   ========

     The increase in liability for loss and loss adjustment expenses in 2004 from 2003 reflects the first full year of operations of Resurgens Specialty, RIC, Landmark and Darwin and the losses incurred in connection with the 2004 third quarter hurricanes. Of the $1,232.3 million in liability for loss and loss adjustment expenses as of December 31, 2004, losses in property lines accounted for $449.7 million, or 36.5% (of which $341.8 million, or 27.7%, resulted from the 2004 third quarter hurricane activity); losses in casualty lines (including primarily excess and umbrella liability, directors and officers liability, professional liability and general liability) accounted for $563.2 million, or 45.7%; and losses from discontinued lines of business and losses contractually retained by the sellers of Platte River and Landmark pursuant to loss reserve guarantees accounted for $121.0 million, or 9.8%. During 2004, the losses covered by loss reserve guarantees decreased by $33.5 million as a result of claims settlements. The approximate $7.3 million of net favorable loss development during 2004 reflects a decrease of approximately $18.1 million in RSUI property loss reserves due to better than expected loss emergence in the 2003 accident year offset by $10.9 million of prior year loss reserve strengthening by Capitol Transamerica primarily due to higher than expected claims emergence related to commercial multiple peril lines, principally construction defect claims.

     The increase in liability for losses and loss adjustment expenses in 2003 from 2002 is primarily due to the expansion of the insurance operations of AIHL during the year through the acquisition of Resurgens Specialty, RIC and Landmark and the formation of Darwin. Of the $438.0 million in liability for losses and loss adjustment expenses as of December 31, 2003, losses in property lines accounted for $58.0 million, or 13.2%; losses in casualty lines accounted for $136.3 million, or 31.1%; and losses from discontinued lines of business and losses contractually retained by the sellers of Platte River and Landmark pursuant to loss guarantees accounted for $156.0 million, or 35.6%. During 2003, there was a net adverse loss reserve development of $20.7 million primarily due to the strengthening of Capitol Transamerica's reserves in respect of assumed reinsurance treaty business written by one of its subsidiaries between 1969 and 1976. Such reserves primarily related to asbestos and environmental exposures. During 2002 and 2003, Capitol Transamerica experienced an increase in paid losses on this assumed reinsurance, which was initially attributed to the implementation of a more aggressive settlement policy. Upon completion in December 2003 of an actuarial study, management determined that the increase in paid losses reflected developments in the underlying claims environment, particularly with respect to asbestos related claims and, accordingly, Capitol Transamerica strengthened its reserves related to such assumed reinsurance coverages in the amount of $18.3 million.

     The liability for loss and loss adjustment expenses at 2002 year-end reflects the business of Capitol Transamerica and Platte River, both of which were acquired in January of that year. This liability includes losses contractually retained by the seller of Platte River pursuant to loss reserve guarantees of $142.5 million, or 55.1% of the total liability of $258.5 million as of December 31, 2002. During 2002, there was a net adverse loss reserve development of $17.9 million due to the strengthening of Capitol Transamerica's reserves as a result of the implementation of a change in reserving methodology after the acquisition of Capitol Transamerica and to cover adverse development in fidelity and surety lines of business for 2001 and prior years.

8. Debt

     Total debt at December 31, 2004 and 2003 is summarized as follows (in thousands):

                                                                 2004     2003
                                                                ------   -------
SHORT-TERM DEBT
API
Senior notes at 6.83%, due through 2004                         $   --   $ 8,000
World Minerals
Bank of China term loan at 5.84% due 2005                        2,355     2,356
Other loans due through 2005                                     1,579        93
Industrial & Commercial
   Bank of China term loan at 6.58% due 2005                     1,136     1,262
                                                                ------   -------
                                                                 5,070    11,711
                                                                ======   =======

                                                               2004       2003
                                                             --------   --------
LONG-TERM DEBT
Alleghany Funding
Notes payable at 2.1% to 2.8% due 2007                         80,000     80,000
World Minerals
Revolving credit line at
   LIBOR + 1.5% to 2.0% due through 2007                       52,000     56,000
Other loans at 3.0% to 7.0%,
   due through 2011                                             1,188      1,287
                                                             --------   --------
                                                              133,188    137,287
                                                             --------   --------
                                                             $138,258   $148,998
                                                             ========   ========

     On December 11, 1998, API issued $40 million of 6.83 percent senior notes due through 2004. The notes were repaid in five equal annual principal amortization payments.

     In March 1999, World Minerals entered into a credit agreement with several banks which, as amended, provided for a commitment for revolving credit loans and/or letters of credit in an aggregate principal amount of $120 million. Such credit agreement matured in March 2003 and was replaced by a new credit agreement providing $100 million of credit. As of December 31, 2004, $52.0 million of long-term indebtedness was outstanding under World Minerals' credit facility. World Minerals also had $0.5 million of letters of credit outstanding at December 31, 2004. The aggregate available long-term borrowing and letter of credit amount was $47.5 million as of December 31, 2004.

     Alleghany Funding's notes of $80 million are primarily secured by a $91.5 million installment note receivable. Alleghany Funding has entered into a related interest rate swap agreement with a notional amount of $86.2 million for the purpose of matching interest expense with interest income. This swap is pay variable, receive variable. Alleghany Funding pays a variable rate equal to the one month commercial paper rate plus 0.0625 percent and receives a variable rate equal to the three month LIBOR rate plus 0.375 percent. The swap matures on January 22, 2007. Alleghany Funding is exposed to credit risk in the unlikely event of nonperformance by the swap counter-party. The Company monitors the credit rating of the swap counter-party.

     Upon cancellation in June 2002 of its five-year and 364-day revolving credit agreements with a bank, Alleghany entered into three-year and 364-day revolving credit agreements with a bank syndicate which provided commitments for revolving credit loans in an aggregate principal amount of $200.0 million. In June 2003, the 364-day revolving credit agreement was amended and renewed and the three-year credit agreement was renewed.

     In June 2004, the 364-day revolving credit facility expired and was not renewed. In July 2004, the three-year revolving credit facility was cancelled and replaced by a new three-year revolving credit facility in the amount of $200.0 million.

     At Alleghany's option, borrowings under the revolving credit agreement bear interest at a rate based on the prevailing rates for dollar deposits in the London interbank market or the greater of the federal funds rate and the administrative agent bank's prime rate plus applicable margins. No amounts were outstanding at 2004 and 2003 year end. A commitment fee of 1/4 of 1 percent per annum of the unused commitment is charged. The revolving credit agreement requires Alleghany, among other things, to maintain tangible net worth of not less than $1.13 billion, limit the amount of certain other indebtedness, and maintain certain levels of unrestricted liquid assets. Such agreement also contains restrictions with respect to mortgaging or pledging any of Alleghany's assets and the consolidation or merger with any other corporation. At

December 31, 2004, the Company was in full compliance with these requirements and restrictions.

     Regarding the Company's interest rate swaps, the impact of Alleghany's hedging activities has been to increase (decrease) its weighted average borrowing rates by 0.05 percent, (0.7) percent, and (4.3) percent, and to increase (decrease) reported interest expense by $0.1 million, $(0.5) million, and $(2.1) million for the years ended 2004, 2003 and 2002, respectively.

     Scheduled aggregate annual maturities of debt for each of the next five years and thereafter are as follows (in thousands):

2005         $  5,232
2006              172
2007          132,182
2008              193
2009              205
Thereafter        274
             --------
             $138,258
             ========

9. Income Taxes

     Income tax expense (benefit) from continuing operations consists of the following (in thousands):

            Federal    State    Foreign     Total
           --------   -------   -------   --------
2004

Current    $ 59,819   $ 4,879   $ 8,828   $ 73,527
Deferred    (20,978)      447      (817)   (21,348)
           --------   -------   -------   --------
           $ 38,841   $ 5,326   $ 8,012   $ 52,179
           ========   =======   =======   ========
2003

Current    $ 78,983   $(3,047)  $10,730   $ 86,666
Deferred     (5,711)   (1,542)     (301)    (7,554)
           --------   -------   -------   --------
           $ 73,272   $(4,589)  $10,429   $ 79,112
           ========   =======   =======   ========
2002

Current    $(18,079)  $(3,573)  $ 9,259   $(12,393)
Deferred     12,647     1,594      (263)    13,978
           --------   -------   -------   --------
           $ (5,432)  $(1,979)  $ 8,996   $  1,585
           ========   =======   =======   ========

     Earnings from continuing operations, before income taxes, include $23.5 million, $25.6 million, and $23.0 million from foreign operations in 2004, 2003 and 2002, respectively.

     The difference between the federal income tax rate and the effective income tax rate on continuing operations is as follows:

                                          2004   2003    2002
                                          ----   ----   -----
Federal income tax rate                   35.0%  35.0%   35.0%
Income subject to
   dividends-received deduction           (1.4)  (1.2)   (4.5)
Tax-exempt interest                       (2.4)    --      --
State taxes, net of federal tax benefit    2.0   (1.3)   (2.0)
Adjustment of estimated tax liabilities     --     --   (28.6)
Other, net                                (2.5)  (0.4)    3.0
                                          ----   ----   -----
                                          30.7%  32.1%    2.9%
                                          ====   ====   =====

     The 2002 adjustment of estimated tax liabilities reduced the effective tax rate by 28.6%. The components were approximately $15 million due to adjustment of the estimated tax basis of Underwriters Re Group to actual tax basis and $3 million due to adjustment of state income taxes on the sale of Alleghany Asset Management. The adjustments were identified following a reconciliation of the 2000 and 2001 tax returns to Alleghany's tax accounts in September 2002 and reported in that quarter.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003 are as follows (in thousands):

                                         2004        2003
                                      ---------   ---------
DEFERRED TAX ASSETS
Net operating loss carry forward
   and foreign tax credit             $  11,771   $   6,028
Reserves for impaired assets              1,347       2,183
Expenses deducted for
   tax purposes when paid                   354       3,113
Securities valuation                        441         507
Property and casualty
   loss reserves                         25,160      12,539
Unearned premium reserves                33,670      29,250
Performance shares                        9,069       5,817
Compensation accruals                    24,433      13,116
Other                                     9,755       6,581
                                      ---------   ---------
Deferred tax assets                     116,000      79,134
                                      ---------   ---------
Valuation allowance                     (11,437)     (1,494)
                                      ---------   ---------
Total deferred tax asset              $ 104,563   $  77,640
                                      =========   =========
DEFERRED TAX LIABILITIES
Unrealized gain on investments        $ 126,128   $  90,215
Tax over book depreciation               21,239      26,207
Deferred income on installment note      31,974      31,974
Burlington Northern redemption           11,311      11,311
Deferred acquisition costs               27,530      19,095
Purchase accounting adjustments           6,958       7,490
Other                                      (293)      4,110
                                      ---------   ---------
Total deferred tax liabilities          224,847     190,402
                                      ---------   ---------
Net deferred tax liability            $(120,284)  $(112,762)
                                      =========   =========

     A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In the opinion of the Company's management, realization of the recognized deferred tax asset of $104,563 is more likely than not based on expectations as to the Company's future taxable income.

     The American Jobs Creation Act of 2004 introduced a special one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer provided that certain criteria are met. These provisions apply to World Minerals which has the only foreign subsidiaries in the Company group. Management has begun its evaluation of the potential effects of the repatriation provision and expects to complete this evaluation in the fourth quarter of 2005. Since no decisions have yet been made, there have been no effects on income tax expense or benefit. The range of reasonably possible amounts of unremitted earnings that is being considered for repatriation as a result of the repatriation provision is $13.2 million to $40.8 million, and the related potential range of income tax effects of such repatriation is from $0.7 million to $2.1 million. Pro forma financial data for any effect of the repatriation provision is not available since the Company did not decide on a plan for reinvestment or repatriation prior to the issuance of its financial statements.

10. Stockholders' Equity

     The total number of shares of all classes of capital stock which Alleghany has authority to issue is 30,000,000, of which 8,000,000 shares are preferred stock, par value of $1.00, and 22,000,000 shares are common stock, par value of $1.00.

     At December 31, 2004, $192.5 million of World Minerals stockholders' equity was restricted as to dividend payments to Alleghany by a borrowing agreement.

     AIHL's insurance subsidiaries are subject to various regulatory restrictions that limit the maximum amount of dividends available to be paid without prior approval of insurance regulatory authorities. In 2004, a maximum amount of $64.7 million and $1.0 million will be available without prior approval of the New Hampshire and Wisconsin insurance departments, respectively.

     Additionally, payments of dividends (other than stock dividends) by Alleghany to its stockholders are limited by the terms of its revolving credit facility which provide that Alleghany can pay dividends up to the sum of cumulative net earnings after December 31, 2003, proceeds from the issuance of stock after December 31, 2003, and $50.0 million, provided that Alleghany maintains certain financial ratios as defined in the agreement. At December 31, 2004, approximately $169.5 million of common stockholders' equity was available for dividends by Alleghany to its stockholders.

     Alleghany provides, through its 1993 Long-Term Incentive Plan (under which awards were granted through 2001 year-end) and its 2002 Long-Term Incentive Plan, incentive compensation of the types commonly known as restricted stock, stock options, stock appreciation rights, performance shares, performance units and phantom stock, as well as other types of incentive compensation. Awards may include, but are not limited to, cash and/or shares of Alleghany's common stock, rights to receive cash and/or shares of common stock and options to purchase shares of common stock including options intended to qualify as incentive stock options under the Internal Revenue Code and options not intended to so qualify. The number of performance shares awarded under the incentive plans to current employees of the Company were 28,994, 30,766, 26,906 and for the four-year award periods beginning in 2004, 2003 and 2002, respectively (as adjusted for stock dividends).

     Under the incentive plans, participants are entitled, at the end of a four-year award period, to a maximum amount equal to the value of one and one-half shares of Alleghany's common stock for each performance share issued to them based on market value on the payment date and normally payable half in cash and half in common stock, provided defined levels of performance are achieved. As of December 31, 2004 (for all award periods through the award period ending December 31, 2004), 133,155 performance shares were outstanding. Expense is recognized over the performance period on a pro rata basis.

     Alleghany also provided, through its Amended and Restated Directors' Stock Option Plan (under which options were granted through May 1999) and its 2000 Directors' Stock Option Plan (which terminated on December 31, 2004), for the automatic grant of non-qualified stock options to purchase 1,000 shares of common stock in each year after 1987 to each non-employee director. Options to purchase 7,000 shares at the then fair market value of $265.00 were granted in 2004. At December 31, 2004, 86,469 options were outstanding, of which 72,281 options were vested at an average option price of $148.78.

     No options were granted to subsidiary directors in 2004. At December 31, 2004, 7,752 options issued to subsidiary directors were outstanding and fully vested at an average option price of $189.28.

     Compensation cost that has been charged against income for the Company's incentive and stock-based plans was $16.7 million, $7.7 million, and $0.2 million in 2004, 2003 and 2002, respectively.

     In October 1997, options outstanding under the 1993 Stock Option Plan of Underwriters Re Group were exchanged for Alleghany options under the Underwriters Re Group 1997 Stock Option Plan, which is still in effect. No options were issued in 2004. At December 31, 2004, options to purchase 15,707 shares were outstanding and vested at an average option price of $113.75.

     The Board of Directors has authorized the purchase from time to time of shares of common stock for the treasury. During 2004 no shares were repurchased by Alleghany. In 2003 and 2002, Alleghany repurchased 1,326 and 155,613 shares of its common stock at a cost of $0.3 million and $28.7 million, respectively.

     Statutory net income of the Company's insurance subsidiaries was $99.5 million and $9.8 million for the years ended December 31, 2004 and 2003, respectively. Statutory capital and surplus of the Company's insurance subsidiaries was $854.0 million and $737.0 million at December 31, 2004 and 2003, respectively.

11. Fixed Option Plans

     A summary of the status of the Company's fixed option plans as of December 31, 2004, 2003 and 2002 and changes during the years ending on those dates is presented as follows:

                                 2004                2003                2002
                               WEIGHTED            Weighted            Weighted
                                AVERAGE             Average             Average
                      SHARES     GRANT    Shares     Grant    Shares     Grant
                       (000)     PRICE     (000)     Price     (000)     Price
                      ------   --------   ------   --------   ------   --------
FIXED OPTIONS
Outstanding,
   beginning            126     $  138     214      $  105     245      $  100
Granted                   7        265       7         167       7         180
Exercised               (23)       (86)    (95)        (67)    (37)         90
Forfeited                --         --      --          --      (1)        210
                        ---     ------     ---      ------     ---      ------
Outstanding, ending     110     $  156     126      $  138     214      $  105
                        ===     ======     ===      ======     ===      ======
Options exercisable
   at year end           96         --     111          --     197          --
                        ---     ------     ---       -----     ---      ------
Weighted-average
   fair value of
   options granted
   during the year       --     $92.59      --      $57.40      --      $60.03
                        ===     ======     ===      ======     ===      ======

OPTIONS OUTSTANDING

                             WEIGHTED
                             AVERAGE
                              NUMBER
                           OUTSTANDING    Remaining       Weighted
                           AT 12/31/04   Contractual       Average
                              (000)      Life(years)   Exercise Price
                           -----------   -----------   --------------
Range of Exercise Prices
$80 to $265                    110           4.2            $156
                               ===           ===            ====

OPTIONS EXERCISABLE

                           NUMBER
                            (000)   Exercise Price
                           ------   --------------
Range of Exercise Prices
$80 to $265                  96          $146
                             ==          ====

12.  Employee Benefit Plans

     The Company has several noncontributory defined benefit pension plans including plans in place at World Minerals. The defined benefits are based on years of service and the employee's average annual base salary over a consecutive three-year period during the last ten years of employment plus one half of the highest average annual bonus over a consecutive five-year period during the last ten years of employment. The Company's funding policy is to contribute annually the amount necessary to satisfy the Internal Revenue Service's funding requirements. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

     During 2004, the parent company executive plan was amended and changed from a funded to an unfunded plan. Such amendment resulted in the distribution of all accrued benefits to vested participants.

     The following tables set forth the defined benefit plans' funded status at December 31, 2004 and 2003 and total cost for each of the three years ended December 31, 2004 (in millions, except percentages):

                                                                      2004     2003
                                                                     ------   ------
CHANGE IN PROJECTED BENEFIT OBLIGATIONS
Projected benefit obligation at beginning of year                    $ 73.7   $ 60.9
Additional projected benefit obligation for non-U.S. plans           $  4.0   $   --
Service cost                                                            3.5      3.3
Interest cost                                                           4.6      4.1
Plan amendments                                                         0.6      1.8
Actuarial loss                                                          6.8      6.9
Benefits paid                                                          (9.2)    (3.3)
Curtailments                                                           (0.6)      --
Currency adjustment                                                     0.3       --
                                                                     ------   ------
Projected benefit obligation at end of year                          $ 83.7   $ 73.7
                                                                     ------   ------
Accumulated benefit obligation at end of year                        $ 70.8   $ 63.8
                                                                     ======   ======
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year                       $ 51.2   $ 40.7
Additional assets for non-U.S. plans                                    3.0       --
Actual return on plan assets, net of expenses                           4.1      6.9
Company contributions                                                   5.6      6.9
Benefits paid                                                          (9.2)    (3.3)
Currency adjustment                                                     0.1       --
                                                                     ------   ------
Fair value of plan assets at end of year                             $ 54.8   $ 51.2
                                                                     ======   ======
Funded status                                                        $(28.8)  $(22.5)
Unrecognized net actuarial loss                                        16.6     12.6
Unrecognized prior service cost                                         4.1      5.4
                                                                     ------   ------
Net amount recognized                                                  (8.1)  $ (4.5)
                                                                     ======   ======
AMOUNTS RECOGNIZED IN STATEMENT OF FINANCIAL POSITION CONSISTS OF:
Prepaid benefit cost                                                 $  1.1   $  1.2
Accrued benefit liability                                            $(18.7)  $(14.3)
Intangible asset                                                        2.3      2.5
Accumulated other comprehensive income                                  7.2      6.1
                                                                     ------   ------
Net amount recognized                                                $ (8.1)  $ (4.5)
                                                                     ======   ======
Increase in minimum liability included
   in other comprehensive income                                     $  1.1   $ (0.4)
                                                                     ======   ======
WEIGHTED AVERAGE ASSET ALLOCATIONS
Equity securities                                                        51%      47%
Debt securities                                                          46%      53%
Cash accumulation policy                                                  3%      --
                                                                     ------   ------
Total                                                                   100%     100%
                                                                     ======   ======

                                                  2004    2003    2002
                                                 -----   -----   -----
NET PENSION COST INCLUDED THE FOLLOWING
   EXPENSE (INCOME) COMPONENTS
Service cost-- benefits earned during the year   $ 3.5   $ 3.3   $ 2.4
Interest cost on projected benefit obligation      4.6     4.1     3.6
Expected return on plan assets                    (3.9)   (3.1)   (3.1)
                                                 -----   -----   -----
Net amortization and deferral                      2.5     2.6     1.7
Net periodic pension cost
   included in salaries, administration
   and other operating expenses                  $ 6.7   $ 6.9   $ 4.6
SFAS .88 settlement charge                         1.1      --      --
Other charges                                      0.9      --      --
                                                 -----   -----   -----
Total cost                                       $ 8.7   $ 6.9   $ 4.6
                                                 =====   =====   =====


                                                2004     2003      2002
                                              --------   ----   ---------
ASSUMPTIONS USED IN COMPUTING THE FUNDED
   STATUS OF THE PLANS ARE AS FOLLOWS
Rates for increases in compensation levels       3.5-6%   4-5%        4-5%
Range of weighted average discount rates      5.3-8.68%  6.00%  6.50-6.75%
Range of expected long-term rates of return        4-9%   4-8%        4-8%

     The Company's investment policy with respect to its defined benefit plans is to provide long-term growth combined with a steady income stream. The target allocation of 51 percent in equity security includes 37 percent in a low-cost S&P index fund, 5 percent in an aggressive growth fund of funds and 9 percent in an international fund of funds. The 46 percent for debt securities includes 28 percent in an intermediate bond fund and 18 percent in a stable value, mortgage-backed securities fund. Three percent is invested in a cash accumulation policy with an insurance company. All funds are rebalanced periodically. This mix of investments is intended to provide stability and an income stream sufficient to meet current obligations without the need to sell longer-term investments. The overall long-term, rate-of-return-on-assets assumptions are based on historical investments.

     Contributions of $4.7 million are expected to be made to the plans during 2005.

Estimated Future Benefit Payments

     The following benefit payments, which reflect expected future service, as appropriate, are expected to be made:

     2005   $ 3.8
     2006     3.5
     2007     4.1
     2008     3.8
     2009     4.1
2010-2014    26.1
            -----

     The measurement date used to determine pension and other postretirement benefit plans is December 31, 2004.

     The Company provides supplemental retirement benefits through deferred compensation programs and profit sharing plans for certain of its officers and employees for which earnings were charged $8.6 million in 2004, $4.6 million in 2003, and $4.1 million in 2002.

     The Company also provides certain healthcare and life insurance benefits for retired employees. The cost of these benefits is accrued during the period that employees render service. The accrued postretirement benefit obligation was $0.2 million both at December 31, 2004 and 2003. The postretirement healthcare and life insurance costs recognized were $30 thousand, $70 thousand, and $80 thousand for 2004, 2003 and 2002, respectively.

13.  Comprehensive Income

     Comprehensive income requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately in the equity section of the balance sheet. Accumulated other comprehensive income of the Company consists of unrealized gains on investment securities, foreign exchange translation adjustments and minimum pension liability (in thousands):

                                                 Before       Tax     Net of Tax
                                                  Tax       Expense     Amount
                                               ---------   --------   ----------
2004
Unrealized gains (losses)
   arising during year                         $ 187,159   $(65,506)  $ 121,653
Less: reclassification adjustments
   for gains realized in net income               86,870    (30,405)     56,465
                                               ---------   --------   ---------
Change in unrealized gain
   on investments                              $ 100,289   $(35,101)  $ (65,188)
                                               =========   ========   =========
2003
Unrealized gains (losses)
   arising during year                         $(152,808)  $ 53,483   $ (99,325)
Less: reclassification adjustments
   for gains realized in net income              151,842    (53,145)     98,697
                                               ---------   --------   ---------
Change in unrealized gain
   on investments                              $    (966)  $    338   $    (628)
                                               =========   ========   =========
2002
Unrealized gains (losses)
   arising during year                         $(104,658)  $ 36,630   $ (68,028)
Less: reclassification adjustments
   for gains realized in net income               36,375    (12,731)     23,644
                                               ---------   --------   ---------
Change in unrealized gain
   on investments                              $ (68,283)  $ 23,899   $ (44,384)
                                               =========   ========   =========

     The components of accumulated other comprehensive income at December 31 are as follows (in thousands):

                                                 2004        2003        2002
                                              ---------   ---------   ---------
Unrealized appreciation on investments        $ 231,446   $ 166,258   $ 166,886
                                              ---------   ---------   ---------
Minimum pension liability                        (4,380)     (3,683)     (3,575)
                                              ---------   ---------   ---------
Translation adjustment                           (3,177)     (9,265)    (21,944)
                                              ---------   ---------   ---------
                                              $ 223,889   $ 153,310   $ 141,367
                                              =========   =========   =========

14. Earnings per share

     The following is a reconciliation of the income and share data used in the basic and diluted earnings per share computations for the years ended December 31

                                           2004         2003         2002
                                        ----------   ----------   ----------
(in thousands, except share amounts):
Income from continuing operations       $  117,948   $  166,188   $   53,385
Discontinued operations                       (252)      (3,810)       1,428
                                        ----------   ----------   ----------
Income available to
   common stockholders for
   basic earnings per share                117,696      162,378       54,813

Effect of dilutive securities                  182          245           --
                                        ----------   ----------   ----------
Income available to
   common stockholders for
   diluted earnings per share           $  117,878   $  162,623   $   54,813
                                        ==========   ==========   ==========
Weighted average shares
   outstanding applicable to
   basic earnings per share              7,667,811    7,599,638    7,597,019
Effect of dilutive securities:
   Options                                  32,170       39,821       57,558
                                        ----------   ----------   ----------
Adjusted weighted average
   shares outstanding
   applicable to diluted
   earnings per share                    7,699,981    7,639,459    7,654,577
                                        ==========   ==========   ==========

     Contingently issuable shares of 51,761, 28,112, and 25,723 were potentially available during 2004, 2003 and 2002, respectively, but were not included in the computations of diluted earnings per share because the impact was anti-dilutive to the earnings per share calculation.

15. Commitments and Contingencies

     The Company leases certain facilities, furniture and equipment under long-term lease agreements. In addition, certain land, office space and equipment are leased under noncancelable operating leases which expire at various dates through 2016. Rent expense was $9.7 million, $6.6 million and $4.3 million, in 2004, 2003 and 2002, respectively.

     The aggregate minimum payments under operating leases with initial or remaining terms of more than one year as of December 31, 2004 are $9.7 million, $9.3 million, $8.2 million, $7.4 million, $7.1 million and $12.2 million in 2005, 2006, 2007, 2008, 2009 and thereafter, respectively.

     Alleghany's subsidiaries are parties to pending litigation and claims in connection with the ordinary course of their businesses. Each such subsidiary makes provisions for estimated losses to be incurred in such litigation and claims, including legal costs. In the opinion of management, based in part on advice of counsel, such provisions are adequate.

     Talbot Holdings Ltd., the new owners of Alleghany Underwriting, raised new capital in the Lloyd's insurance market. In January 2003, Alleghany agreed to provide a $15.0 million letter of credit to support the business written by a new syndicate of Talbot Holdings Ltd. during 2003 and 2004. Such letter of credit was reduced to $10.0 million in December 2003. The letter of credit was $10.0 million at December 31, 2004.

     AIHL's reserve for unpaid losses and loss adjustment expenses includes $26.5 million and $28.1 million of gross and net reserves at December 31, 2004 and 2003, respectively, for various liability coverages related to asbestos and environmental impairment claims that arose from reinsurance of certain general liability and commercial multiple-peril coverages assumed by a subsidiary of Capitol Transamerica between 1969 and 1976. This subsidiary exited this business in 1976. Restrictive asbestos and environmental impairment exclusions were introduced in late 1986 on both insurance and reinsurance contracts, significantly reducing these exposures for incidents occurring after 1986. Reserves for asbestos and environmental impairment claims cannot be estimated with traditional loss reserving techniques because of uncertainties that are greater than those associated with other types of claims. Factors contributing to those uncertainties include a lack of historical data, the significant periods of time that often elapse between the occurrence of an insured loss and the reporting of that loss to the ceding company and the reinsurer, uncertainty as to the number and identity of insureds with potential exposure to such risks, unresolved legal issues regarding policy coverage, and the extent and timing of any such contractual liability. Loss reserve estimates for such environmental and asbestos exposures include case reserves, which also reflect reserves for legal and other loss adjustment expenses and IBNR reserves. IBNR reserves are determined based upon historic general liability exposure base and policy language, previous environmental loss experience and the assessment of current trends of environmental law, environmental cleanup costs, asbestos liability law and judgmental settlements of asbestos liabilities.

     For both asbestos and environmental excess of loss reinsurance claims, Capitol Transamerica establishes case reserves by applying reinsurance contract terms to losses reported by ceding companies, analyzing from the first dollar of loss incurred by the primary insurer. In establishing the liability for claims for asbestos related liability and for environmental impairment claims, management considers facts currently known and the current state of the law and coverage litigation. Additionally, ceding companies often report potential losses on a precautionary basis to protect their rights under the reinsurance arrangement, which generally calls for prompt notice to the reinsurer. Ceding companies, at the time they report such potential losses, advise Capitol Transamerica of the ceding companies' current estimate of the extent of such loss. Capitol Transamerica's claims department reviews each of the precautionary claims notices and, based upon current information, assesses the likelihood of loss to Capitol Transamerica. Such assessment is one of the factors used in determining the adequacy of the recorded asbestos and environmental reserves. Although Alleghany is unable at this time to determine whether additional reserves, which could have a material impact upon its results of operations, may be necessary in the future, Alleghany believes that Capitol Transamerica's asbestos and environmental reserves are adequate at December 31, 2004.

16. Fair Value of Financial Instruments

     The estimated carrying values and fair values of the Company's financial instruments are as follows (in thousands):

                                  2004         2004         2003         2003
                                CARRYING       FAIR       Carrying       Fair
                                 AMOUNT        VALUE       Amount        Value
                               ----------   ----------   ----------   ----------
ASSETS
Investments                    $2,202,846   $2,202,846   $1,673,103   $1,673,103
Notes receivable               $   91,665   $   91,665   $   92,082   $   92,082
Accounts receivable            $   70,547   $   70,547   $   99,697   $   99,697
Premium balances receivable    $  203,141   $  203,141   $  279,682   $  279,682
Swap-hedging purposes          $      510   $      510   $      771   $      771
LIABILITIES
Other liabilities              $  195,140   $  195,140   $  193,204   $  193,204
Reinsurance payable            $  112,479   $  112,479   $  255,117   $  255,117
Subsidiaries' debt             $  138,258   $  142,579   $  148,998   $  152,564
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

     Accounts receivable, premium balances receivable and reinsurance payable:
The carrying amount approximates fair value.

     Swap: The fair value of the swap is based on a valuation model.

     Other liabilities: The carrying amount approximates fair value.

     Subsidiaries' debt: The fair value of the subsidiaries' debt is estimated based on the quoted market prices for the same or similar issues or on current rates offered for debt with the same remaining maturities.

17.  Segments of Business

     Information related to Alleghany's reportable business operating segments is shown in the tables below (in thousands). Alleghany's reportable segments are reported in a manner consistent with the way management evaluates the businesses. As such, insurance underwriting activities are evaluated separately from investment activities. Realized investment gains are not considered relevant in evaluating investment performance on an annual basis.

                                                              2004         2003         2002
                                                           ----------   ----------   ----------
REVENUES FROM CONTINUING OPERATIONS
AIHL insurance group
   Net premiums earned
      RSUI                                                 $  609,360   $ 293,380     $     --
      CATA                                                    149,964     132,960      125,649
      Darwin                                                   46,093       4,115           --
                                                           ----------   ---------     --------
                                                              805,417     430,914      139,044
   Interest, dividend and other income                         43,200      25,672       13,395
                                                           ----------   ---------     --------
   Total insurance group                                      848,617     456,586      125,649
                                                           ----------   ---------     --------
World Minerals                                                285,352     266,270      251,173
                                                           ----------   ---------     --------
Corporate activities                                           20,088      30,258       39,857
Net gain (loss) on investments                                 86,870     151,842       36,375
                                                           ----------   ---------     --------
   Total                                                   $1,240,927   $ 904,956     $446,449
                                                           ==========   =========     ========

EARNINGS FROM CONTINUING OPERATIONS, BEFORE INCOME TAXES
AIHL insurance group
   Underwriting profit (loss)
      RSUI                                                 $   83,198   $  91,778     $     --
      CATA                                                     (8,971)    (21,424)     (20,208)
      Darwin                                                      (36)     (3,330)          --
                                                           ----------   ---------     --------
                                                               74,191      67,024      (20,208)
                                                           ----------   ---------     --------
Interest, dividend and other income                            43,200      25,672       13,395
Net gain (loss) on investments                                 84,478      54,945      (10,953)
Other expenses                                                 28,492      12,847        2,357
                                                           ----------   ---------     --------
                                                              173,377     134,794      (20,123)
                                                           ----------   ---------     --------
World Minerals                                                 23,612      27,494       25,428
Corporate activities                                           19,216     122,416       81,149
                                                           ----------   ---------     --------
                                                              216,205     284,704       86,454

Interest expense                                                4,800        4,726        5,786
Corporate administration                                       41,278       34,678       25,700
                                                           ----------   ----------   ----------
   Total                                                   $  170,127   $  245,300   $   54,968
                                                           ==========   ==========   ==========

IDENTIFIABLE ASSETS AT DECEMBER 31
AIHL insurance group                                       $3,388,709   $2,557,413   $  682,693
World Minerals                                                336,584      331,305      327,887
Corporate activities                                          702,432      629,780    1,205,455
                                                           ----------   ----------   ----------
   Total                                                   $4,427,725   $3,518,498   $2,216,035
                                                           ==========   ==========   ==========

CAPITAL EXPENDITURES
AIHL insurance group                                       $    6,675   $    5,310   $    3,252
World Minerals                                                  9,728        7,953        9,797
Corporate activities                                               86           43          113
                                                           ----------   ----------   ----------
   Total                                                   $   16,489   $   13,306   $   13,162
                                                           ==========   ==========   ==========

DEPRECIATION AND AMORTIZATION
AIHL insurance group                                       $   27,840   $   11,819   $    1,680
World Minerals                                                 16,701       16,067       15,627
Corporate activities                                            1,260          869           56
                                                           ----------   ----------   ----------
   Total                                                   $   45,801   $   28,755   $   17,365
                                                           ==========   ==========   ==========

18.  Other Information

     a. The amount of goodwill included in the Consolidated Balance Sheets at December 31, 2004 and 2003 is as follows (in thousands):

                                                                 2004      2003
                                                               -------   -------
AIHL insurance group                                           $45,161   $45,161
World Minerals                                                  43,513    42,134
                                                               -------   -------
                                                               $88,674   $87,295
                                                               =======   =======

     b. The amount of other intangible assets, net of amortization, included in the Consolidated Balance Sheets at December 31, 2004 and 2003 is as follows (in thousands):

                                                               2004       2003
                                                             --------   --------
AIHL insurance group
   Agency relationships                                      $ 13,288   $ 13,892
   State insurance licenses                                    28,827     25,121
   Trade name                                                  35,500     35,500
   Brokerage and reinsurance relationships                     30,420     32,674
   Renewals rights                                             17,382     21,727
   Other                                                        2,129      3,614
                                                             --------   --------
                                                             $127,546   $132,528
                                                             --------   --------
World Minerals                                                  7,486      7,772
                                                             --------   --------
                                                             $135,032   $140,300
                                                             ========   ========

     The economical useful lives of intangible assets are as follows: agency relationships (15 years) state insurance licenses (indefinite), trade name (indefinite), broker and reinsurance relationships (15 years) and renewal rights (5.5 years).

     c. Other assets shown in the Consolidated Balance Sheets include the following amounts at December 31, 2004 and 2003 (in thousands):

                                                                 2004      2003
                                                               -------   -------
Real estate properties                                         $29,879   $32,243
Prepaid expenses                                                 5,757     4,927
Reinsurance deposit premiums                                     2,899    15,046
Interest receivable                                              9,393     8,379
Other                                                           19,115    30,214
                                                               -------   -------
                                                               $67,043   $90,809
                                                               =======   =======

     d. Property and equipment, net of accumulated depreciation and amortization, at December 31, 2004 and 2003 are as follows (in thousands):

                                                                    Depreciation
                                               2004        2003        Period
                                            ---------   ---------   ------------
Land                                        $  16,428   $  16,665             --
Buildings and improvements                     43,428      43,513    30-40 years
Furniture and equipment                       167,327     161,348     3-20 years
Ore reserves                                   41,882      41,093       30 years
Leasehold improvements                          2,269       2,075        Various
Mining equipment                               29,468      28,992      5-7 years
Other                                          29,327      20,150             --
                                            ---------   ---------
                                              330,129     313,836
                                            ---------   ---------
Less: accumulated depreciation
         and amortization                    (161,813)   (139,739)
                                            ---------   ---------
                                            $ 168,316   $ 174,097
                                            =========   =========

     e. Other liabilities shown in the Consolidated Balance Sheets include the following amounts at December 31, 2004 and 2003 (in thousands):

                                                               2004       2003
                                                             --------   --------
Accounts payable                                             $ 21,425   $ 62,402
Performance shares                                             25,913     17,501
Pension, retirement and
   incentive plans                                             71,033     41,285
Minority interest ownership
   in World Minerals                                                7      1,841
Accrued salaries and wages                                     15,578     11,050
Deferred compensation                                           5,435      4,544
Accrued expenses                                                6,396      8,366
Deferred revenue                                                1,421      9,810
Other                                                          47,932     36,405
                                                             --------   --------
                                                             $195,140   $193,204
                                                             ========   ========

19.  Quarterly Results of Operations (unaudited)

     Selected quarterly financial data for 2004 and 2003 are presented below (in thousands, except per share amounts):

                                               Quarters ended
                              ------------------------------------------------
                              March 31    June 30   September 30   December 31
                              --------   --------   ------------   -----------
2004

Revenues                      $306,284   $290,480     $296,726      $347,437
                              ========   ========     ========      ========
Earnings (loss) from:
Continuing operations         $ 60,696   $ 47,085     $(47,448)     $ 57,615
Discontinued operations          1,368      1,638          444        (3,702)
                              --------   --------     --------      --------
Net earnings                  $ 62,064   $ 48,723     $(47,004)     $ 53,913
                              ========   ========     ========      ========
Basic earnings (loss) per
   share of common stock: *
   Continuing operations      $   7.93   $   6.14     $  (6.18)     $   7.50
   Discontinued operations        0.18       0.21         0.06         (0.48)
                              --------   --------     --------      --------
   Total                      $   8.11   $   6.35     $  (6.12)     $   7.02
                              ========   ========     ========      ========

2003

Revenues                      $110,707   $117,074     $324,291      $352,884
                              ========   ========     ========      ========
Earnings (loss) from:
Continuing operations         $  7,652   $  7,099     $ 74,728      $ 76,709
Discontinued operations             72     (1,103)         142        (2,921)
                              --------   --------     --------      --------
Net earnings                  $  7,724   $  5,996     $ 74,870      $ 73,788
Basic earnings per
   share of common stock: *
   Continuing operations      $   1.01   $   0.94     $   9.81      $  10.04
   Discontinued operations        0.01      (0.15)        0.02         (0.38)
                              --------   --------     --------      --------
   Total                      $   1.02   $   0.79     $   9.83      $   9.66
                              ========   ========     ========      ========

*    Adjusted to reflect subsequent stock dividends.

     Earnings per share by quarter may not equal the amount for the year due to the timing of share transactions and rounding.

20. Related Party Transactions

     During 2003, the Company made an investment of $10.0 million in Broadfield Capital, L.P., an investment fund formed and managed by a limited liability company owned by Jefferson W. Kirby. This fund invests in small and mid-cap public equities, private equities and distressed debt. Such investment was valued at $11.1 million at December 31, 2004 and $10.3 million at December 31, 2003. Mr. Kirby was a Vice President of Alleghany until June 30, 2003, and is a son of F.M. Kirby, Chairman of the Board of Alleghany.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders Alleghany Corporation:

     We have audited the accompanying consolidated balance sheets of Alleghany Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, changes in common stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alleghany Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Alleghany Corporation's internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 8, 2005 expressed an unqualified opinion on management's assessment of, and the effective operation of, internal control over financial reporting.


/s/ KPMG LLP
---------------------------
New York, New York
March 8, 2005

            Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders Alleghany Corporation:

     We have audited management's assessment, included in the accompanying Managements Report on Internal Control over Financial Reporting, that Alleghany Corporation maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Alleghany Corporation's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

     A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     In our opinion, management's assessment that Alleghany Corporation maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Alleghany Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control--Integrated

Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Alleghany Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, changes in common stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated March 8, 2005 expressed an unqualified opinion on those consolidated financial statements.


/s/ KPMG LLP
---------------------------
New York, New York
March 8, 2005